Exhibit 99.2

SUPPLEMENT TO PROXY STATEMENT/PROSPECTUS FOR

THE SPECIAL MEETING OF SHAREHOLDERS

HELD ON JUNE 22, 2021 AND

ADJOURNED TO JULY 19, 2021

AND EXPECTED TO BE FURTHER ADJOURNED TO JULY 26, 2021

These definitive additional materials (the “Supplement”) amend and supplement the definitive proxy statement/prospectus on Form 424B3 filed by MDC Partners Inc. (“MDC” or the “Company”) with the Securities and Exchange Commission (the “SEC”) on May 10, 2021 (the “Proxy Statement/Prospectus”), initially mailed to stockholders on or about May 17, 2021, for the special meeting of shareholders of MDC held virtually via the Internet on June 22, 2021 and adjourned, without conducting any other business, until July 19, 2021, at 11:00 a.m. Eastern Time, and as is expected to be further adjourned until July 26, 2021 at 11:00 a.m. Eastern Time (the “MDC Special Meeting”). Capitalized terms used but not defined herein shall have the meanings given to them in the Proxy Statement/Prospectus.

As previously described in the Proxy Statement/Prospectus, on December 21, 2020, MDC entered into the transaction agreement (the “Transaction Agreement”) by and among MDC, Stagwell Media LP (“Stagwell”), New MDC LLC and Midas Merger Sub 1 LLC (“Merger Sub”), providing for among other things, the combination of MDC with certain subsidiaries of Stagwell (the “Business Combination”).

As further described in the Supplement, MDC is making the following supplemental disclosures to the Proxy Statement/Prospectus:

(A) on June 4, 2021, the Company, Stagwell, New MDC LLC and Merger Sub entered into Amendment No. 1 to the Transaction Agreement (“Amendment No. 1”) and on July 8, 2021, the Company, Stagwell, New MDC LLC and Merger Sub entered into Amendment No. 2 to the Transaction Agreement (“Amendment No. 2” and together with Amendment No. 1, the “Transaction Agreement Amendments”), pursuant to which the Company, Stagwell, New MDC LLC and Merger Sub have agreed to modify certain provisions of the Transaction Agreement to reflect, among other things, that: (i) the number of common membership interests of OpCo and the number of shares of a new Class C of voting-only common stock of New MDC to be issued to Stagwell in exchange for the Stagwell OpCo Contribution and the Stagwell New MDC Contribution, respectively, were reduced, in each case from 216,250,000 to 180,000,000, (ii) the maximum aggregate amount of net debt of the Stagwell Subject Entities permitted to be contributed to OpCo in connection with the Stagwell Net Debt Condition was increased from $260 million to $285 million, and (iii) certain changes to the governance of the Combined Company following the closing of the Business Combination including (collectively, the “Post-Closing Governance Changes”): (a) from and after the closing of the Business Combination until such time as Stagwell and its affiliates collectively beneficially own 10% or less of the then-issued and outstanding voting securities of the Combined Company (the “Post-Closing Governance Period”), at least seven (7) out of the nine (9) directors constituting the Combined Company Board shall be (x) independent with respect to the Combined Company in accordance with SEC and NASDAQ independence rules applicable to a NASDAQ-listed company that is not a controlled company pursuant to NASDAQ rules (“SEC/NASDAQ Independence Rules”) and (y) independent with respect to Stagwell pursuant to SEC/NASDAQ Independence Rules as if Stagwell had equity securities that were traded on NASDAQ and was subject to such SEC/NASDAQ Independence Rules (such independent directors, the “Independent Directors”), (b) during the Post-Closing Governance Period, the Combined Company shall cause all of the members of the Combined Company’s Audit Committee, Compensation Committee and Nominating & Corporate Governance Committee to be independent in accordance with SEC/ NASDAQ Independence Rules applicable to such committees, (c) during the Post-Closing Governance Period, the Combined Company shall cause the Nominating & Corporate Governance Committee to be comprised of two of the current independent MDC directors who will serve on the Combined Company Board and one additional new Independent Director to be selected by such current independent MDC directors, (d) from the closing of the Business Combination through the first two annual meetings of the shareholders of the Combined Company for the election of directors, in the event that any Independent Director (1) is unwilling or unable to continue serving as a director of the Combined Company for any reason, (2) ceases to be independent with respect to the Combined Company in accordance with SEC/NASDAQ Independence Rules or with respect to Stagwell pursuant to SEC/NASDAQ Independence Rules as if Stagwell had equity securities that were traded on NASDAQ and subject to such SEC/NASDAQ Independence Rules, or (3) resigns, dies, becomes disabled or is otherwise removed from the Combined Company Board, the Nominating & Corporate Governance Committee shall consult with Stagwell in advance and select a replacement nominee or director, provided that, solely with respect to any Independent Director who is not currently a director of MDC, any such replacement shall be approved by Stagwell in its sole discretion; (e) for so long as Stagwell and its affiliates collectively beneficially own 30% or more of the then-issued and outstanding voting securities of the Combined Company, Stagwell and the Combined Company shall cause each director of the Combined Company, as a condition to his or her nomination to the Combined Company Board, to agree to tender his or her resignation to the Combined Company Board if such director receives more “withhold” votes than “for” votes from shareholders other than Stagwell and its affiliates in an uncontested election in which Stagwell and its affiliates collectively beneficially own 30% or more of the then-issued and outstanding voting securities of the Combined Company, which resignation shall be effective sixty days after the date of the election unless the Combined Company Board elects to reject such resignation (the “Resignation Procedures”), and (f) during the Post-Closing Governance Period, unless otherwise approved by the Nominating and Corporate Governance Committee, the Combined Company Board shall consist of nine members with each member entitled to one vote;

(B) on July 8, 2021, Moelis delivered an oral opinion to the MDC Special Committee, which was subsequently confirmed by delivery of a written opinion on the same date, that, as of the date of the opinion and based upon and subject to the assumptions made, procedures followed, matters considered and other limitations set forth in the Second Moelis Opinion, the Post-Transaction Ownership Percentage of the Combined Company to be held by the holders of MDC Canada Common Shares upon completion of the Proposed Transactions (after giving effect to the Transaction Agreement Amendments) was fair, from a financial point of view, to the holders of MDC Canada Common Shares (other than the Interested Shareholders);

(C) on July 8, 2021, the Company and BSPI entered into a letter agreement (which was delivered on July 9, 2021) amending the Second Goldman Letter Agreement, which, among other things, reduced the accretion rate on the base liquidation preference of the Combined Company Series 8 Shares to zero percent per annum from and after the issuance date of such Combined Company Series 8 Shares (the “Combined Company Series 8 Issuance Date”) until the one year anniversary thereof (the “Third Goldman Letter Agreement”);

(D) on July 8, 2021, the Company and Stagwell entered into a letter agreement amending the Stagwell Letter Agreement, which, among other things, reduced the accretion rate on the base liquidation preference of the Combined Company Series 6 Shares to zero percent per annum from and after the date that is two business days following the closing of the Proposed Transactions (the “Combined Company Series 6 Amendment Date”) until the one year anniversary thereof (the “Second Stagwell Letter Agreement”);

(E) updated unaudited pro forma condensed consolidated financial information reflecting the changes set forth in Amendment No. 2 and the Company’s and Stagwell’s financial information as of the three months ended March 31, 2021;

(F) updated Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Stagwell Subject Entities to reflect Stagwell’s financial information as of the three months ended March 31, 2020;

(G) following the MDC Merger, the Surviving Corporation will be named “MDC Stagwell OpCo Inc.”;

(H) following the Surviving Corporation’s conversion into a Delaware limited liability company, it will be named “Midas OpCo Holdings LLC”;

(I) the Combined Company will be named “Stagwell Inc.” and the Combined Company Class A Common Shares will trade on NASDAQ under the ticker “STGW”;

(J) the following persons are expected to serve as executive officers of the Combined Company:

(i) Mark Penn as Chief Executive Officer

(ii) Jay Leveton as President

(iii) Frank Lanuto as Chief Financial Officer

(iv) Ryan Greene as Chief Operating Officer

(v) Vincenzo DiMaggio as Chief Accounting Officer

The Proxy Statement for the 2021 Annual Meeting of MDC Canada Shareholders on Schedule 14A, dated May 10, 2021 (the “AGM Proxy”) includes biographical information concerning Mr. Penn, Mr. Lanuto and Mr. DiMaggio. The Proxy Statement/Prospectus includes biographical information concerning Mr. Leveton, and the Supplement includes biographical information concerning Mr. Greene;

(K) the following persons are expected to serve as directors on the Combined Company Board:

(i) Mark Penn (as Chairman of the Board)

(ii) Ambassador Charlene Barshefsky

(iii) Brad Gross

(iv) Secretary Rodney Slater

(v) Brandt Vaughn

(vi) Wade Oosterman

(vii) Desirée Rogers

(viii)  Irwin D. Simon

(ix) One additional independent director to be identified by the MDC Special Committee and mutually agreed upon with Stagwell prior to the Closing

The AGM Proxy includes biographical information concerning Mr. Penn, Ambassador Barshefsky, Mr. Gross, Mr. Oosterman, Ms. Rogers and Mr. Simon and the Supplement includes biographical information concerning Mr. Slater and Mr. Vaughn;

(L) the Combined Company Certificate of Incorporation, attached as Annex A to the Proxy Statement/Prospectus, is being modified to (i) include the authorized share counts, (ii) specify that holders of particular series of Combined Company Preferred Stock are entitled to vote on amendments to the Designation of such series of Combined Company Preferred Stock while holders of Combined Company Common Stock and holders of other series of Combined Company Preferred Stock will not be entitled to such vote, (iii) reflect “MDC Stagwell Holdings Inc.” as the name of New MDC following the MDC Merger and (iv) include as exhibits thereto the forms of certificates of designations (the “Designations”) for the Combined Company Series 4 Shares, the Combined Company Series 5 Shares, the Combined Company Series 6 Shares and the Combined Company Series 7 Shares (the “Charter Modification”);

(M) the Combined Company Bylaws, attached as Annex B of the Proxy Statement/Prospectus, are being modified to (i) reflect “MDC Stagwell Holdings Inc.” as the name of New MDC following the MDC Merger, (ii) reflect certain aspects of the Resignation Procedures, (iii) provide that the Resignation Procedures as set forth in the Combined Company Bylaws may only be amended with the approval of a majority of the independent directors then-serving on the Combined Company Board and (iv) provide that the Combined Company Board may not take action inconsistent with Sections 7.15 and 7.16 of the Transaction Agreement (the “Bylaws Modification”);

(N) the form of A&R OpCo LLC Agreement, attached as Annex L of the Proxy Statement/Prospectus, is being modified to remove references to Series 10 Preferred Stock (the “OpCo LLCA Modification”);

(O) the MDC Delaware Certificate of Incorporation, attached as Annex Q of the Proxy Statement/Prospectus, is being modified to (i) include the authorized share counts and (ii) include as exhibits thereto the forms of Designations for the MDC Delaware Series 4 Shares, the MDC Delaware Series 5 Shares, the MDC Delaware Series 6 Shares (which is also attached hereto as Annex S) and the MDC Delaware Series 7 Shares (the “MDC Delaware Charter Modification”);

(P) the Designation for MDC Delaware Series 6 Shares, attached as Annex S to the Proxy Statement Prospectus, is being modified to specify that each outstanding share of Series 6 Convertible Preferred Stock shall (only with respect to a Holdco-Sub Merger) carry 2,000 votes (the “MDC Delaware COD Modification”) and the description of such amendment is being modified to clarify that such provision is not included in the Combined Company Series 6 Shares; and

(Q) to reflect certain modifications to the Designation of the Combined Company Series 6 Shares, which modifications include (i) the addition of certain minority shareholder rights guaranteed under Canadian law to which the Series 6 Shares are currently entitled and (ii) update the definition of Fundamental Change to reflect the differences between the current MDC structure and that of the Combined Company (the “Series 6 Modification”).

If any shareholders have not already submitted a proxy for use at the MDC Special Meeting, they are urged to do so promptly. No action in connection with this Supplement is required by any shareholder who has previously delivered a proxy and who does not wish to revoke or change that proxy. Any shareholders who have already submitted a proxy for use at the MDC Special Meeting may revoke or change such proxy by 11:00 a.m. Eastern Time on July 19, 2021.

If you have any questions about this Supplement, the Proxy Statement/Prospectus or the MDC Special Meeting, or you would like an additional copy of this Supplement or the Proxy Statement/Prospectus or you need help submitting your proxy, please contact: MDC’s strategic shareholder advisor and proxy solicitation agent, Kingsdale Advisors, as follows:

130 King Street West, Suite 2950, P.O. Box 361

Toronto, Ontario M5X 1E2

Call Toll-Free (within North America):

1-877-659-1821

Call Collect (outside North America):

1-416-867-2272

E-Mail:

contactus@kingsdaleadvisors.com

The information contained herein speaks only as of July 12, 2021 unless the information specifically indicates that another date applies.

SUPPLEMENTAL DISCLOSURES TO PROXY STATEMENT/PROSPECTUS

This Supplement supplements, amends and, to the extent inconsistent with, supersedes corresponding information in the Proxy Statement/Prospectus. This Supplement should be read in conjunction with the Proxy Statement/Prospectus, which should be read in its entirety. Defined terms used but not defined herein have the meanings set forth in the Proxy Statement/Prospectus.

•	All references to a special meeting date of “June 22, 2021” and “12:00 p.m. Eastern Time” are amended to refer, where applicable, to “July 26, 2021” and “11:00 a.m. Eastern Time,” respectively, on account of the adjournment announced by MDC on July 9, 2021 in its Current Report on Form 8-K filed with the SEC on July 9, 2021 and expected to be made effective at the special meeting to be reconvened on July 19, 2021 (the “Adjournment”) or such later time if subsequently further adjourned;

•	All references to “12:00 p.m. ET on June 18, 2021” are amended to refer, where applicable, to “11:00 a.m. ET on July 22, 2021,” as such date relates to the deadline by which votes must be received by Internet, telephone or fax or completed form of proxy must be received by AST Canada in order to be counted on account of the Adjournment;

•	All references to “(the “Transaction Agreement”)” are amended to refer, where applicable, to “(as it may be amended from time to time, the “Transaction Agreement”)”;

•	All references to “The Combined Company Class A Common Shares will be listed on NASDAQ” are amended to refer, where applicable, to “The Combined Company Class A Common Shares will be listed on NASDAQ under the ticker “STGW”.”;

•	All references to “216,250,000” as such number pertains to the number of OpCo Common Units to be issued to Stagwell in exchange for the Stagwell OpCo Contribution are amended to refer, where applicable, to “180,000,000” after giving effect to Amendment No. 2;

•	All references to “216,250,000” as such number pertains to the number of Combined Company Class C Common Shares to be issued to Stagwell in exchange for the Stagwell New MDC Contribution are amended to refer, where applicable, to “180,000,000“ after giving effect to Amendment No. 2;

•	All references to “$260 million” as such number pertains to the Stagwell Net Debt Condition are amended to refer, where applicable, to “$285 million” after giving effect to Amendment No. 2;

•	All references to “26%” as such percentage pertains to the approximate percentage ownership of the common equity of the Combined Company represented by the Combined Company Class A Common Shares and Combined Company Class B Common Shares to be issued to the existing holders of MDC Canada Class A Common Shares and MDC Canada Class B Common Shares are amended to refer, where applicable, to “31%” after giving effect to Amendment No. 2;

•	All references to “74%” as such percentage pertains to the approximate percentage voting rights of the Combined Company represented by the amount of Combined Company Class C Common Shares to be issued to Stagwell are amended to refer, where applicable, to “69%” after giving effect to Amendment No. 2;

•	All references to “21.78%” as such percentage pertains to the approximate percentage of the common equity of the Combined Company to be held by holders of MDC Canada Class A Common Shares and MDC Class B Common Shares as of May 10, 2021, excluding Stagwell are amended to refer, where applicable, to “24.83%” after giving effect to the Amendment No. 2;

•	All references to “78.22%” as such percentage pertains to the approximate percentage of the common equity of the Combined Company to be held by Stagwell are amended to refer, where applicable to “75.17%” after giving effect to Amendment No. 2;

•	All references to “19,644,435” as such number pertains to the number of Stagwell FAF Units to be issued pursuant to the Stagwell FAF Unit Issuance are amended to refer, where applicable, to “19,100,518” after giving effect to Amendment No. 2;

•	All references to “11,703,771” as such number pertains to the number of Stagwell FAF Units to be issued in connection with Stagwell Incentive Award Exchanges or Stagwell FAF Unit Recognition Awards are amended to “12,172,132” after giving effect to Amendment No. 2; and

•	All references to “7,940,664” as such number pertains to the number of Stagwell FAF Units to be issued in connection with Stagwell Minority Interest Acquisitions are amended to “6,928,386” after giving effect to Amendment No. 2.

SUMMARY

Except as set forth below, the information presented in “Summary” in the Proxy Statement/Prospectus remains unchanged. However, the sections set forth below supplement or supersede and replace the equivalent sections in the Proxy Statement/Prospectus.

Reasons for the Proposed Transactions

The section of the Proxy Statement/Prospectus titled “Summary—Reasons for the Proposed Transactions” is hereby supplemented as follows:

In evaluating the Transaction Agreement Amendments and the Proposed Transactions (after giving effect to the Transaction Agreement Amendments, the Goldman Letter Agreement and the Stagwell Letter Agreement) and in reaching its determinations and making its recommendations to the MDC Board, the MDC Special Committee consulted with the Disinterested Senior Executives and its legal and financial advisors and gave careful consideration to the current and expected future financial position of MDC and all terms of the Transaction Agreement Amendments.

The MDC Special Committee considered a number of factors including, among others, the following:

•	Post-Transaction Ownership Percentage. After giving effect to the Transaction Agreement Amendments, the Post-Transaction Ownership Percentage of the Combined Company to be held by the holders of MDC Canada Common Shares upon completion of the Proposed Transactions would increase from approximately 26% to approximately 31%.

•	Value Creation and Growth Opportunities. The Proposed Transactions provide MDC shareholders with the best opportunity for value creation and growth through a meaningful ownership stake in the Combined Company, which will be larger and well positioned in the marketing and advertising communication sectors that are growing most quickly. Further, the Business Combination provides opportunities for cost savings and revenue synergies that will create additional value for MDC shareholders.

•	Increased Opportunity for Liquidity. With increased market capitalization, revenue and cash flow and participation in the growing sectors of the market, there is an improved chance for greater liquidity in the trading of the Combined Company's shares and coverage from sell-side analysts, which may improve the valuation of the shares.

•	Post-Transaction Governance Protections. The Post-Closing Governance Protections provide meaningful protection of the interests of holders of MDC Canada Common Shares (other than the Interested Shareholders) following the closing of the Proposed Transactions, including the ability for minority shareholders to have meaningful influence over the composition of the Combined Company Board of Directors.

•	Combined Company’s Financial Profile. The Combined Company will have lower leverage and more scale that MDC currently has, which will provide greater financial flexibility.

•	Second Moelis Opinion. Moelis delivered an oral opinion to the MDC Special Committee, which was subsequently confirmed by delivery of a written opinion dated July 8, 2021, that, from a financial point of view, as of the date of the opinion and based upon and subject to the assumptions made, procedures followed, matters considered and other limitations set forth in the Second Moelis Opinion, the Post-Transaction Ownership Percentage of the Combined Company to be held by the holders of MDC Canada Common Shares upon completion of the Proposed Transactions (after giving effect to the Transaction Agreement Amendments) was fair to the holders of MDC Canada Common Shares (other than the Interested Shareholders).

•	Strategic Alternatives. After a comprehensive review of MDC’s strategic alternatives, there is no better alternative available to MDC (including MDC’s stand-alone plan) for creating value, gaining scale, reducing leverage, increasing trading liquidity, reducing costs and positioning the MDC in the growth sectors of the market.

Opinion of Moelis

The section of the Proxy Statement/Prospectus titled “Summary—Opinion of Moelis” is hereby supplemented as follows.

At the meeting of the MDC Special Committee on July 8, 2021 to evaluate and consider whether to approve the Amendment No. 2 and the Proposed Transactions (after giving effect to the Transaction Agreement Amendments), Moelis delivered an oral opinion to the MDC Special Committee, which was subsequently confirmed by delivery of a written opinion dated July 8, 2021, that, from a financial point of view, as of the date of the opinion and based upon and subject to the assumptions made, procedures followed, matters considered and other limitations set forth in the opinion, the Post-Transaction Ownership Percentage of the Combined Company to be held by the holders of MDC Canada Common Shares upon completion of the Proposed Transactions (after giving effect to the Transaction Agreement Amendments) was fair to the holders of MDC Canada Common Shares (other than the Interested Shareholders). The Second Moelis Opinion was limited solely to the fairness to the holders of MDC Canada Common Shares (other than the Interested Shareholders), from a financial point of view, of the Post-Transaction Ownership Percentage of the Combined Company to be held by the holders of MDC Canada Common Shares upon completion of the Proposed Transactions (after giving effect to the Transaction Agreement Amendments), and does not address MDC’s underlying business decision to effect the Proposed Transactions or the relative merits of the Proposed Transactions as compared to any alternative business strategies or transactions that might be available to MDC. The full text of the written opinion, dated July 8, 2021, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Annex T. The Second Moelis Opinion was provided for the use and benefit of the MDC Special Committee (solely in its capacity as such) in its evaluation of the Proposed Transactions (after giving effect to the Transaction Agreement Amendments). The Second Moelis Opinion does not constitute a recommendation as to how any holder of securities of MDC should vote or act with respect to the Proposed Transactions or any other matter.

Voting Agreements

Goldman Letter Agreement

The section of the Proxy Statement/prospectus titled “Summary—Voting Agreements—Goldman Letter Agreement” is hereby superseded and replaced with the following:

On December 21, 2020, MDC and BSPI entered into the Initial Goldman Letter Agreement, pursuant to which BSPI consented to the Proposed Transactions and agreed to vote its MDC Canada Series 4 Shares in favor of the Transaction Proposals, subject to entry with MDC into a definitive agreement reflecting revised terms of MDC’s issued and outstanding Series 4 convertible preference shares. On April 21, 2021, MDC and BSPI entered into the Second Goldman Letter Agreement in order to effect the terms of the Initial Goldman Letter Agreement, except that the revised terms of the MDC Canada Series 4 Shares as contemplated by the Initial Goldman Letter Agreement will be set forth in new Series 8 convertible preferred shares of the Combined Company (the “Combined Company Series 8 Shares”). On July 8, 2021, MDC and BSPI entered into a letter agreement (which was delivered on July 9, 2021) amending the Second Goldman Letter Agreement to reduce the accretion rate on the base liquidation preference of the Combined Company Series 8 Shares to zero percent per annum for one year following the issuance date (the “Combined Company Series 8 Issuance Date”) of such Combined Company Series 8 Shares (the “Third Goldman Letter Agreement”). Pursuant to the Second Goldman Letter Agreement, as amended, subject to Closing, (A) the Combined Company will redeem from BSPI $30 million of BSPI’s Series 4 Shares (which at the time of the redemption will be Combined Company Series 4 Shares) (the “Series 4 Redemption”) in exchange for either (i) $25 million in cash or (ii) a $25 million subordinated loan with a 3-year maturity (i.e., exchange at an approximately 17% discount to face value) (the “Goldman Loan”) and (B) the remainder of the Combined Company Series 4 Shares will be converted into Combined Company Series 8 Shares. The Combined Company Series 8 Shares will (i) have a reduced conversion price of $5.00 compared to $7.42 under the MDC Canada Series 4 Shares, (ii) have an accretion rate on the base liquidation preference of zero percent until the one year anniversary of the Combined Company Series 8 Issuance Date, (iii) have an extended accretion rate on the base liquidation preference at a reduced rate of 6.0% per annum thereafter until March 14, 2024 and (iv) include certain rights the MDC Canada Series 4 Shares have under the CBCA. The $25 million Goldman Loan would accrue interest at 8.0% per annum and would be pre-payable at any time at par without penalty. The foregoing description is qualified in its entirety by reference to the Second Goldman Letter Agreement which is attached hereto as Annex E and the Third Goldman Letter Agreement which is filed as Exhibit 2.2 to the Current Report on Form 8-K filed by MDC with the SEC on July 9, 2021 and is incorporated by reference herein.

Stagwell Letter Agreement

The section of the Proxy Statement/prospectus titled “Summary—Voting Agreements—Stagwell Letter Agreement” is hereby supplemented as follows:

On July 8, 2021, MDC and Stagwell entered into a letter agreement amending certain terms of the Stagwell Letter Agreement to reduce the accretion rate on the base liquidation preference of the Combined Company Series 6 Shares to zero percent per annum for one year following the Combined Company Series 6 Amendment Date (the “Second Stagwell Letter Agreement”). The Combined Company Series 6 Shares will have (i) an accretion rate on the base liquidation preference of zero percent per annum from the Combined Company Series 6 Amendment Date until the one year anniversary thereof and (ii) include certain rights MDC Canada Series 6 Shares have under the CBCA. The foregoing description is qualified in its entirety by the Second Stagwell Letter Agreement which is filed as Exhibit 2.3 to the Current Report on Form 8-K filed by MDC with the SEC on July 9, 2021 and is incorporated by reference herein.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The section of the Proxy Statement/Prospectus titled “Unaudited Pro Forma Condensed Combined Financial Information” is hereby supplemented as follows:

Introduction

On December 21, 2020, MDC and Stagwell entered into the Transaction Agreement, as amended on June 4, 2021 and as of July 8, 2021, contemplating, among other things, the Proposed Transactions. The Stagwell Subject Entities comprise Stagwell Marketing and its direct and indirect subsidiaries. In this section, the Stagwell Subject Entities are referred to as “Stagwell”.

In respect of the Proposed Transactions, the acquired assets and assumed liabilities, together with acquired processes and employees, represent a business as defined in the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”). The unaudited pro forma condensed combined financial information assumes that the Proposed Transactions are accounted for as a reverse acquisition using the acquisition method of accounting, pursuant to FASB Topic 805-10, Business Combinations, with MDC treated as the legal acquirer and Stagwell treated as the accounting acquirer. In identifying Stagwell as the acquiring entity for accounting purposes, MDC and Stagwell took into account a number of factors as of the date of this Supplement, including the relative voting rights and the intended corporate governance structure of New MDC. Stagwell is considered the accounting acquirer since it will control the board of directors of the Combined Company and will have an indirect ownership interest in the Combined Company’s only operating subsidiary through its approximately 69% ownership of the common units in OpCo (as may be adjusted in connection with the Stagwell Restructuring). However, no single factor was the sole determinant in the overall conclusion that Stagwell is the acquirer for accounting purposes; rather all factors were considered in arriving at such conclusion. Under the acquisition method of accounting, the assets and liabilities of MDC, as the accounting acquiree, will be recorded at their respective fair value as of the date the Proposed Transactions are completed.

The following unaudited pro forma condensed combined financial information gives effect to the Proposed Transactions. The unaudited Pro Forma Condensed Combined Balance Sheet is presented as if the Proposed Transactions had occurred on March 31, 2021. The unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2020 and quarter ended March 31, 2021 are presented as if the Proposed Transactions had occurred on January 1, 2020, the beginning of the earliest period presented. The unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements of Stagwell and MDC, and the assumptions and adjustments set forth in the accompanying explanatory notes. This unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting where Stagwell is considered the acquirer of MDC for accounting purposes. See “Note 2 — Basis of Pro Forma Presentation” below on page 84 of the Proxy Statement/Prospectus.

The unaudited pro forma condensed combined financial information for the Proposed Transactions has been developed from Stagwell’s and MDC’s historical financial statements. MDC’s audited financial statements are contained in MDC’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on March 16, 2021, as amended on April 27, 2021, and MDC’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 filed with the SEC on May 10, 2021, which are incorporated by reference into this Proxy Statement/Prospectus. The acquisition of MDC will be accounted for as a business combination and will reflect the application of acquisition accounting in accordance with ASC 805. The pro forma adjustments are based on preliminary estimates of the fair value of the assets acquired and liabilities assumed and information available as of the date of this Proxy Statement/Prospectus. Certain valuations and assessments, including valuations of property, plant and equipment, contingent consideration, other intangible assets as well as the assessment of the tax positions and tax rates of the combined business, are in process and will not be completed until subsequent to the close of the Proposed Transactions. The estimated fair values assigned in this unaudited pro forma condensed combined financial information are preliminary and represent the current best estimate of fair value and are subject to revision.

At the Closing, an aggregate of 180,000,000 Combined Company Class C Common Shares will be issued to Stagwell in exchange for the Stagwell New MDC Contribution. The Combined Company Class C Common Shares do not participate in the earnings of the Combined Company. Additionally, an aggregate of 180,000,000 OpCo Common Units will be issued to Stagwell in exchange for the Stagwell OpCo Contribution.

The fair value of the purchase consideration, or the purchase price, in the unaudited pro forma condensed combined financial information is estimated to be approximately $409.4 million. The purchase consideration consists of approximately 83 million shares of Class A and B common stock and common stock equivalents based on a per share price of $5.00, which represents the closing price of the MDC Canada Class A Common Shares on June 4, 2021.

Accounting Treatment for the Proposed Transactions and Related Pro Forma Adjustments

As previously noted, the Proposed Transactions are being accounted for as a reverse acquisition using the acquisition method of accounting, pursuant to ASC 805, with MDC treated as the legal acquirer and Stagwell treated as the accounting acquirer. ASC 805 requires the allocation of the purchase price consideration to the fair value of the identified assets acquired and liabilities assumed upon consummation of a business combination. As explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial statements, the total purchase price to acquire MDC has been allocated to the assets acquired and assumed liabilities of MDC based upon preliminary estimated fair values at the date of acquisition, as if the acquisition had occurred on March 31, 2021. The fair value of the acquired assets and assumed liabilities as of the date of acquisition are based on preliminary estimates assisted, in part, by a third-party valuation expert. The estimates are subject to change upon the finalization of appraisals and other valuation analyses, which are expected to be completed no later than one year from the date of acquisition. Although the completion of the valuation activities may result in asset and liability fair values that are different from the preliminary estimates included herein, it is not expected that those differences would alter the understanding of the impact of this transaction on the consolidated financial position and results of operations of Stagwell or the Combined Company.

In connection with the Proposed Transactions, Stagwell and MDC will enter into the Tax Receivables Agreement, pursuant to which the Combined Company will agree to pay Stagwell 85% of the cash savings, if any, with respect to U.S. federal, state, and local income tax or franchise tax that we actually realize as a result of (a) the increases in tax basis attributable to exchanges by Stagwell and (b) tax benefits related to imputed interest deemed to be paid by us as a result of the Tax Receivables Agreement. The Combined Company expects to benefit from the remaining 15% of cash savings, if any, that are realized. Due to the uncertainty in the amount and timing of future Paired Interest Exchanges, the unaudited pro forma consolidated financial information assumes that no exchanges of Paired Interests have occurred and therefore no increases in tax basis in the Combined Company’s assets or other tax benefits that may be realized thereunder have been assumed in the unaudited pro forma consolidated financial information. However, if all of the Paired Interests were exchanged, the Combined Company would recognize a deferred tax asset of approximately $82 million and a liability of approximately $70 million, assuming (i) all Paired Interest Exchanges occurred on the same day at $5.00 per share; (ii) a constant corporate tax rate of 28%, (iii) the Combined Company will have sufficient taxable income to fully utilize the tax benefits in the year the related tax deduction arises; and (iv) no material changes in tax law. The actual amount of deferred tax assets and related liabilities that the Combined Company will recognize will differ based on, among other things, the timing of the Paired Interest Exchanges, the price of Combined Company Class A Common Shares at the time of the exchange, and the tax rates then in effect.

Unaudited Pro Forma Condensed Combined

Balance Sheet As of March 31, 2021

(In thousands)

	Stagwell Marketing Group LLC Historical		MDC Partners Inc. Historical	Transaction Adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$53,784		$113,340	$(62,117)	(5a)	$105,007
Accounts receivable, less allowance for doubtful accounts	166,492		377,670	-		544,162
Expenditures billable to clients	16,445		22,824	-		39,269
Other current assets	37,890		31,687	-		69,577
Total current assets	274,611		545,521	(62,117)		758,015
Fixed assets, at cost, less accumulated depreciation	36,677		85,085	-		121,762
Right of use assets – operating leases	52,642		207,418	91,902	(5b)	351,962
Goodwill	351,571		669,060	479,133	(5c)	1,499,764
Other intangible assets, net	178,0896		30,784	751,016	(5d)	959,896
Deferred tax assets	-		-	-	(5e)	-
Other assets	5,224	(4a)	22,845	-		28,069
Total assets	898,821		1,560,713	1,259,934		3,719,468

Liabilities, Redeemable Non-Controlling Interests and Shareholders’ Deficit
Current liabilities:
Accounts payable	79,479		209,679	-		289,158
Accruals and other current liabilities	87,145	(4b)	242,667	50,656	(5f)	380,468
Advance billings	67,444		170,159	-		237,603
Current portion of lease liabilities – operating leases	19,299		41,229	2,439	(5b)	62,967
Current portion of deferred acquisition consideration	5,610		52,156	-		57,766
Total current liabilities	258,977		715,890	53,095		1,027,962
Long-term debt	183,698		864,850	102,124	(5g)	1,150,672
Long-term portion of deferred acquisition consideration	9,075		41,244	17,164	(5h)	67,483
Long-term lease liabilities – operating leases	48,134		241,375	14,277	(5b)	303,786
Other liabilities	23,676	(4c)	77,585	39,240	(5i)	140,501
Total liabilities	523,560		1,940,944	225,900		2,690,404
Redeemable Noncontrolling Interests	89		25,352	94,606	(5j)	120,047
Commitments, contingencies and guarantees			-	-
Shareholders’ deficit:			-	-
Convertible preference shares	-		152,746	9,812	(5k)	162,558
Common shares and other paid-in capital	343,923	(4d)	106,193	(257,876)	(5k)	192,240
Accumulated deficit	-		(704,741)	658,506	(5l)	(46,235)
Accumulated other comprehensive (loss) income	1,199	(4d)	183	(183)	(5l)	1,199
Shareholders’ Capital (Deficit)	345,122		(445,619)	410,258		309,761
Noncontrolling interests	30,050		40,036	529,170	(5k)	599,256
Total Shareholders’ Deficit	375,172		(405,583)	938,428		909,017
Total Liabilities, Redeemable Noncontrolling Interests and Shareholders	$898,821		$1,560,713	$1,259,934		$3,719,468

See the accompanying notes to the unaudited pro forma condensed combined financial statements

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Three Months Ended March 31, 2021

(In thousands, except share and per share amounts)

	Stagwell Marketing Group LLC Historical	MDC Partners Inc. Historical	Transaction Adjustments		Pro Forma Combined
Revenue
Services	$181,242	$307,585	$-		$488,827
Operating expenses:	-	-	-
Cost of services sold	111,999	186,921	-	(6a)	298,920
Office and general expenses	52,278	83,946	3,767	(6b)	139,991
Depreciation and amortization	10,950	8,176	16,012	(6c)	35,138
Impairment and other losses	-	875	-		875
	175,227	279,918	19,779		474,924
Operating income	6,015	27,667	(19,779)		13,903
Other income (expenses)	-	-	-		-
Interest expense and finance charges, net	(1,351)	(19,065)	(1,715)	(6d)	(22,131)
Foreign exchange gain (loss)	-	2,080	(2,729)	(6e)	(649)
Other, net	608	614	-		1,222
	(743)	(16,371)	(4,445)		(21,559)
Income before income taxes and equity in earnings of non-consolidated affiliates	5,272	11,296	(24,224)		(7,656)
Income tax expense	673	1,302	(1,808)	(6f)	167
Income before equity in earnings of non-consolidated affiliates	4,599	9,994	(22,415)		(7,822)
Equity in earnings (losses) of non-consolidated affiliates	4	(493)	-		(489)
Net income	4,603	9,501	(22,415)		(8,311)
Net income attributable to the noncontrolling interest	(238)	(4,491)	13,032	(6g)	8,303
Net income (loss) attributable to Company	4,365	5,010	(9,383)		(8)
Accretion on and net income allocated to convertible preference shares	-	(4,089)	-		(4,089)
Net income (loss) attributable to Company common shareholders	$4,365	$921	$(9,383)		$(4,097)

Earnings per share:
Net income per share:
Basic		0.01			(0.06)	(6h)
Diluted		0.01			(0.06)	(6h)

Weighted average number of common shares outstanding:
Basic:		73,392,824	-	(6i)	73,392,824
Diluted		75,439,066	-	(6i)	75,439,066

See the accompanying notes to the unaudited pro forma condensed combined financial statements

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Twelve Months Ended December 31, 2020

(In thousands, except share and per share amounts)

	Stagwell Marketing Group LLC Historical	MDC Partners Inc. Historical	Transaction Adjustments		Pro Forma Combined
Revenue
Services	$888,032	$1,199,011	$-		$2,087,043
Operating expenses:	-	-	-
Cost of services sold	571,588	769,899	60,266	(6a)	1,401,753
Office and general expenses	191,679	341,565	33,562	(6b)	566,806
Depreciation and amortization	41,025	36,905	61,233	(6c)	139,163
Impairment and other losses	-	96,399	-		96,399
	804,292	1,244,768	155,060		2,204,120
Operating income	83,740	(45,757)	(155,060)		(117,077)
Other income (expenses)	-	-	-		-
Interest expense and finance charges, net	(6,223)	(62,163)	(20,656)	(6d)	(89,042)
Foreign exchange gain (loss)	-	(982)	(3,421)	(6e)	(4,403)
Other, net	(177)	20,500	-		20,323
	(6,400)	(42,645)	(24,077)		(73,122)
Income before income taxes and equity in earnings of non-consolidated affiliates	77,340	(88,402)	(179,138)		(190,200)
Income tax expense	5,937	116,555	(69,642)	(6f)	52,850
Income before equity in earnings of non-consolidated affiliates	71,403	(204,957)	(109,495)		(243,059)
Equity in earnings (losses) of non-consolidated affiliates	58	(2,240)	-		(2,182)
Net income	71,461	(207,197)	(109,495)		(245,231)
Net income attributable to the noncontrolling interest	(15,105)	(21,774)	219,879	(6g)	183,000
Net income (loss) attributable to Company	56,356	(228,971)	110,384		(62,231)
Accretion on and net income allocated to convertible preference shares	-	(14,179)	-		(14,179)
Net income (loss) attributable to Company common shareholders	$56,356	$(243,150)	$110,384		$(76,410)

Earnings per share:
Net income per share:
Basic		(3.34)			(1.05)	(6h)
Diluted		(3.34)			(1.05)	(6h)

Weighted average number of common shares outstanding:
Basic:		72,862,178	-	(6i)	72,862,178
Diluted		72,862,178	-	(6i)	72,862,178

See the accompanying notes to the unaudited pro forma condensed combined financial statements

1. Description of the Transaction

As part of the MDC Reorganization, (i) OpCo will convert into a limited liability company that will hold MDC’s operating assets. Following the MDC Reorganization, (i) and to which Stagwell will contribute to OpCo the equity interests of the Stagwell Subject Entities in exchange for 180,000,000 common membership interests of OpCo, and (ii) Stagwell will contribute to New MDC an aggregate amount of cash equal to $100 in exchange for Combined Company Class C Common Shares. Stagwell was deemed to be the accounting acquirer under ASC 805 and thus MDC’s net assets are measured at their fair value.

The purchase price allocation has been derived from estimates of the fair value of the tangible and intangible assets and liabilities of MDC, using established valuation techniques. The judgments used to determine the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives, can materially affect New MDC’s results of operations. The total purchase price has been allocated on a preliminary basis to identifiable assets acquired and liabilities assumed, based upon valuation procedures performed to date. As of the date of this Supplement, the valuation studies performed to determine the fair value of the assets acquired and liabilities assumed and the related allocations of purchase price are preliminary. The final determination of the fair values of the identifiable tangible and intangible assets acquired and liabilities assumed may differ from the amounts reflected in the pro forma purchase price allocation, and any differences may be material. The purchase price allocation will be finalized as soon as practicable within the measurement period, but in no event later than one year following the acquisition date.

2. Basis of Pro Forma Presentation

Basis of Preparation of the Pro Forma Information

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11, as amended by SEC Final Rule Release No. 33-10786, Amendments to Financial Disclosures About Acquired and Disposed Businesses. In accordance with Release No. 33-10786, the unaudited condensed combined pro forma balance sheet and statements of operations reflect transaction accounting adjustments, as well as other adjustments deemed to be directly related to the Proposed Transactions, irrespective of whether or not such adjustment is deemed to be recurring.

The unaudited pro forma condensed combined financial information is presented to illustrate the estimated effects of the Proposed Transactions. The unaudited Pro Forma Condensed Combined Balance Sheet is presented as if the Proposed Transactions had occurred on March 31, 2021. The unaudited Pro Forma Condensed Combined Statement of Operations for the quarter ended March 31, 2021 and year ended December 31, 2020 are presented as if the Proposed Transactions had occurred on January 1, 2020. This pro forma information is provided for informational purposes only and is based on available information and reasonable assumptions. The pro forma information does not purport to represent what the actual consolidated results of operations or the consolidated financial position of New MDC would have been if the Proposed Transactions had occurred on the dates indicated, nor is it necessarily indicative of the future consolidated results of operations or consolidated financial position of New MDC. The actual financial position and results of operations of New MDC will likely differ, perhaps significantly, from the pro forma amounts reflected herein due to a variety of factors, including access to additional information, changes in value not currently identified, and changes in operating results following the dates of the Proposed Transactions and the pro forma financial information.

Accounting for the Transaction

The accompanying unaudited pro forma condensed combined financial statements give effect to the Proposed Transactions. The unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements of Stagwell and MDC, as well as the assumptions and adjustments set forth in these notes. Adjustments reflected in the unaudited pro forma condensed combined financial statements include the balance sheet and statement operations impacts of the application of acquisition method of accounting in accordance with ASC 805. Adjustments also reflect the impact that discrete transactions directly related to the Proposed Transactions have had or will have on the results of operations and financial condition of New MDC.

ASC 805 requires the allocation of purchase consideration to the fair value of the identified assets acquired and liabilities assumed upon consummation of a business combination. For this purpose, fair value shall be determined in accordance with the fair value concepts defined in ASC 820, “Fair Value Measurements and Disclosures,” (“ASC 820”). Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Fair value measurements can be highly subjective and can involve a high degree of estimation.

The determination of the fair value of the identifiable assets acquired and liabilities assumed upon consummation of the Proposed Transactions, as well as the allocation of the estimated consideration to these identifiable assets and liabilities, is preliminary as of the date that the unaudited pro forma condensed combined financial information has been prepared. Accordingly, the fair values of the identifiable assets acquired and liabilities assumed may be revised as additional information becomes available and is evaluated. Since the unaudited pro forma condensed combined financial information has been prepared based upon preliminary estimates of consideration and the fair values of the identifiable assets acquired and liabilities assumed from MDC, the actual amounts eventually recorded in connection with acquisition accounting, including the identifiable intangibles and goodwill, could differ materially from the information presented. However, Stagwell’s management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Proposed Transactions, including the application of the acquisition method of accounting, based on information available at the time. Management further believes that the pro forma adjustments give appropriate effect to the assumptions that have been made and those assumptions have been properly applied.

3. Calculation of purchase Price and Preliminary Allocation of Estimated Fair Value of Assets Acquired and Liabilities Assumed

The total preliminary acquisition purchase price has been calculated as follows:

Fair value of equity consideration	$409,383
Fair value of consideration transferred	$409,383

The equity portion of the purchase price is based on an MDC share price of $5.00. The value of the purchase price consideration will change based on fluctuations in the market price of the MDC Canada Common Shares. The equity portion of the purchase price will vary based on the market price of the MDC Canada Common Shares upon consummation of the acquisition. MDC believes that a 10% fluctuation in the market price of the MDC Canada Common Shares is reasonably possible based on historical volatility, and the potential estimated effect on purchase price would be:

	Company’s Share price	Purchase price (equity portion)
As presented	$5.00	$409,383
10% increase	$5.50	$450,000
10% decrease	$4.50	$368,000

The purchase price is allocated to the underlying assets acquired and liabilities assumed based on their respective fair values, with any excess purchase price allocated to goodwill. The purchase price was allocated as follows:

Fair value of consideration transferred		$409,383
Cash and cash equivalents acquired	$104,637
Net identifiable tangible assets acquired	540,111
Right of use assets acquired	299,320
Net identifiable intangible assets acquired	781,800
Estimated Fair value of total assets acquired (net of Goodwill)	$1,725,868
Accrued expenses and other current liabilities	673,161
Operating lease liability – current and non-current	299,320
Debt	881,147
Deferred acquisition consideration	110,564
Other long-term liabilities	166,258
Redeemable non-controlling interests	30,960
Series 4&6 preferred shares	162,558
Non-controlling interests	140,710
Estimated Fair value of total liabilities assumed	$2,464,678
Estimated Fair value of net assets acquired		$(738,810)
Goodwill		$1,148,193

4. Condensing of Stagwell’s Historical Balance Sheet information impacting the pro forma Balance sheet of the Combined Company

Stagwell Balance Sheet Reclassification Adjustments:

Certain balances within Stagwell’s historical balance sheet were combined to align with presentation of MDC. The following is a summary of the condensing adjustments included in the unaudited pro forma condensed combined balance sheet (in thousands):

(a)	Combines investments of $2,456 and other noncurrent assets of $2,768 historically recorded separately on Stagwell’s balance sheet.

(b)	Combines $745 of current maturities of long-term debt with $86,400 of accruals and other liabilities historically recorded separately on Stagwell’s balance sheet.

(c)	Combines the historical deferred tax liability balance of $15,901 and other noncurrent liabilities of $7,775 historically reported separately on Stagwell’s balance sheet.

(d)	Separates the historical balance of Stagwell’s accumulated other comprehensive income of $1,199.

5. Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The following summarizes and provides explanations for the pro forma adjustments included in the unaudited pro forma condensed combined balance sheet presented as of March 31, 2021:

(a)	The adjustment of $62,117 reflects the payment of $8,703 to holders of the Senior Notes, calculated as 1% of their principal amount of the bonds, in return for the bondholders’ required consent to complete the Proposed Transactions and a net reduction in Stagwell’s cash of $53,414, reflecting the proceeds received from the issuance of a $90,000 term loan (net of $4,173 in debt financing fees), more than offset by a $139,241 dividend distribution to Stagwell shareholders immediately prior to the closing of the Proposed Transactions. The term loan matures 36 months from the date of its origination on November 13, 2020. Interest on the loan which is paid quarterly accrues at a variable rate starting at 3.25% and adjusted as required under the Term Loan Credit Agreement.

(b)	Adjustments reflect the net effects of remeasuring MDC’s right-of-use assets and lease liabilities in connection with the application of acquisition accounting. The following table summarizes the net impact of the adjustment:

	Historical MDC Balance(i)	Opening Balance Sheet Amount(ii)	Pro forma Purchase Accounting Adjustment
Operating right-of-use asset(iii)	$207,418	$299,320	$91,902
Operating lease liability, current(iii)	$41,229	$43,668	$2,439
Operating lease liability, net of current portion(iii)	$241,375	$255,652	$14,277

(i)	Amounts reported as historical MDC balances.

(ii)	Refer to Note 3 for a preliminary allocation of acquisition accounting, inclusive of the amounts at which MDC’s leases will be recorded to the opening balance sheet.

(iii)	Adjustments to record the right-of-use asset and lease liability balances based upon amounts determined upon the application of acquisition accounting (see note 6b below for additional information).

(c)	Adjustment recorded to reflect the preliminary amount of goodwill resulting from the excess of purchase consideration paid over the fair value of the net assets acquired, as if the acquisition occurred as of March 31, 2021. Refer to Note 3 for details regarding the allocation of purchase consideration and the calculation of Goodwill resulting from the Proposed Transactions. The amount of Goodwill ultimately recognized in acquisition price accounting at the acquisition closing date will differ from amount shown in the unaudited pro forma condensed combined financial statements due to changes to certain of MDC’s reported current asset and liability balances and changes in the value of the equity consideration subsequent to the date of the unaudited pro forma condensed combined balance sheet. Goodwill resulting from the acquisition is not amortized and will be assessed for impairment at least annually.

	Historical MDC Balance	Opening Balance Sheet Amount	Pro forma Purchase Accounting Adjustment
Goodwill	$669,060	$1,148,193	$479,133

(d)	Adjustment recorded to reflect acquired identifiable intangible assets, consisting of tradenames and customer relationships, at their fair values in connection with the application of acquisition accounting. Management has performed a preliminary valuation analysis to determine the fair value of each of the identifiable intangible assets using the “income approach.” Application of the income approach requires management to forecast the expected future cash flows attributable to the intangible assets, which are then discounted to their present value.

The following table summarizes the estimated fair values of the identifiable intangible assets acquired upon consummation of the Proposed Transactions, the estimated useful lives of the identifiable intangible assets, and the amount by which MDC’s historical intangible asset balance was adjusted on a pro forma basis to reflect the identifiable intangible assets at their fair value:

	Estimated fair value	Estimated useful life in years
Trade Names	$90,600	10
Customer Relationships	691,200	2 – 17(i)
Total Acquired Intangible Assets	$781,800
MDC’s historical intangible asset balances	(30,784)
Pro forma Adjustment	$751,016

Customer relationship useful lives vary based on specific customer data at the reporting unit level. MDC has assigned useful lives to the individual intangible assets based on the underlying cash flows expected from each reporting unit’s customer base.

The preliminary estimates of fair value and estimated useful lives could differ from the amounts ultimately determined upon completion of the valuation analysis, and the difference could have a material effect on the accompanying unaudited pro forma condensed combined financial statements. A change in the valuation of the acquired identifiable intangible assets would result in an offsetting change of the same amount to the amount of goodwill recorded in connection with the Proposed Transactions.

(e)	No change to historical deferred tax asset balance. See adjustment 5(i) for additional information.

(f)	The adjustment of $50,656 includes:

•	Transaction costs of $11,325 incurred by MDC

•	Tax liability of $44,222 for Canadian Capital Gains tax and Exit tax related to the Redomiciliation

•	Fair value adjustment to reduce noncontrolling interest liabilities of $4,891

(g)	The adjustment of $102,124 reflects Stagwell’s issuance of a $90,000 term loan net of $4,173 in debt financing fees, an increase of $25,000 in MDC’s debt in connection with the issuance of a subordinated note in settlement of $30,000 of Series 4 preference shares, partially offset by the capitalization of $8,703 related to fees paid to the holders of MDC’s Senior Notes in order to receive consent from MDC bondholders to complete the Proposed Transactions.

(h)	The adjustment of $17,164 is to reflect the preliminary fair value of deferred acquisition consideration associated with MDC’s legacy acquisitions. The Monte Carlo simulation (the “MC Simulation”) method was utilized to calculate the fair value of the deferred acquisition consideration. The basis of a MC Simulation involves assigning multiple values to the base case projected cash flows by applying a volatility factor to the cash flows based on market inputs and company specific transactions to achieve multiple results and then to average the results to obtain an estimate. Multiple scenarios were modeled under the MC Simulation method to estimate the payment(s) in connection with the contractual deferred acquisition consideration formula and discounted at a rate of 5.1% to estimate the fair value of the obligation. The discount rate utilized was derived from the risk-free rate increased by the base credit spread of the Senior Notes plus a premium for the subordinated position of the obligation.

(i)	The adjustment of $39,240 to reflect the deferred tax liability impact of the Proposed Transactions. The deferred tax liability impact associated with the Proposed Transactions was determined by multiplying the temporary difference associated with New MDC’s investment in OpCo and other tax attributes retained by New MDC at the applicable combined statutory rates (including the state statutory rate net of U.S. federal benefit), taking into consideration the changes to the book carrying value of MDC’s applicable assets and liabilities as part of acquisition accounting and the related impact of the Stagwell OpCo Contribution.

(j)	The adjustment of $94,606 represents $88,998 for the fair value of redeemable noncontrolling interest in connection with minority holders’ put option requiring Stagwell to acquire the noncontrolling interest in a subsidiary not previously owned and $5,608 to reflect the preliminary fair value of redeemable noncontrolling interest where the noncontrolling interest holder has the right to sell its interest to the Company at a prescribed contractual formula. The MC Simulation method in combination with Scenario Based Analysis (“SBA”) was utilized to calculate the fair value of the redeemable non-controlling interest liability. The MC Simulation method involves assigning multiple values to the base case projected cash flows by applying a volatility factor to the cash flows based on market inputs and company specific transactions to achieve multiple results and then to average the results to obtain an estimate. The SBA is used to measure the fair value under various exercise periods to select the optimal scenario which yielded the highest fair value. The highest average expected value was discounted at a rate of 5.1% to estimate the final fair value. The discount rate utilized was derived from the risk-free rate increased by the base credit spread of the Senior Notes plus a premium for the subordinated position of the obligation.

(k)	The adjustments to convertible preference shares, common shares and other paid-in capital and Noncontrolling interests is equal to the sum of the following components:

	5(k)i	5(k)ii	5(k)iii	5(k)iv	5(k)v	5(k)vi	Total Adjustments
Convertible preference shares	$9,812	$—	$—	$—	$—	$—	$9,812	5(k)
Common shares and other paid-in capital	$303,190	$(139,241)	$10,978	($35,659)	$49,433	$(446,578)	$(257,876)	5(k)
Noncontrolling interests	$82,593	$—	$—	$—	$—	$446,578	$529,170	5(k)

5(k) i

•	The adjustment to the Convertible preference shares of $9,812 is to recognize the MDC Canada Preferred Shares at their estimated fair value of $162,558. The fair value of the shares was estimated at their respective liquidation preference values after reflecting the settlement of $30,000 Series 4 preference shares for $25,000 as described in note 5(g) above. The liquidation preference value is equal to the stated initial investment value, increased by the annual accretion rate of 8% compounded quarterly through the valuation date.

•	The adjustment to Common shares and other paid-in capital of $303,190 is to recognize the MDC Common shares at their estimated fair value of $409,383. The fair value of the shares was estimated as the common shares and common share equivalents outstanding utilizing a share price of $5.00.

•	The adjustment of $82,593 represents an increase of $100,674 to noncontrolling interests to recognize noncontrolling interest at their estimated fair value of $140,710, partially offset by the reduction of $18,082 of noncontrolling interest carrying value in connection with Stagwell’s acquisition of noncontrolling interest in certain subsidiaries it did not previously own. The fair value of noncontrolling interests begins with the determination of the fair value of each respective entity that has a minority interest holder. The fair value of each entity was determined using both a discounted cash flow analysis and the guideline public company method. The discount rates utilized for the discounted cash flow analysis of each entity ranged from approximately 11% to 20%. Once the fair value of each entity was determined, the fair value of the noncontrolling interest was determined by multiplying the fair value of the respective entity by the minority interest percent of ownership.

5(k) ii

•	The adjustment of $139,241 is to reflect a dividend distribution to be made to Stagwell Media immediately prior to the closing of the Proposed Transactions.

5(k) iii

•	The adjustment of $10,978 is to reflect a capital contribution by Stagwell Media to Stagwell Marketing Group, LLC for the payment of transaction costs on its behalf.

5(k) iv

•	The adjustment of $35,659 represents an increase of $35,257 for stock compensation for awards granted to Stagwell Marketing Group’s employees associated with the Proposed Transactions. See note 6(a) for additional information for the adjustment to cost of services sold. (see note 6a below), more than offset by a decline of $70,916 associated with Stagwell’s acquisition of noncontrolling interest in certain subsidiaries it did not previously own.

5(k) v

•	The adjustment of $49,433 is to reflect the decrease in New MDC’s deferred tax liability in connection with the formation of OpCo as a partnership, recorded at the blended federal and state statutory tax rate of 27.7%.

5(k) vi

•	The adjustment of $446,578 is to reflect a decrease in Common Share and other paid-in capital and an increase in noncontrolling interest to recognize the opening noncontrolling interest balance of Stagwell, as defined in the A&R OpCo LLC Agreement. The adjustment is as follows:

Stagwell’s historical equity	$345,122
Proforma adjustment – 5(k)ii	(139,241)
Proforma adjustment – 5(k)iv	(35,659)
Proforma adjustment – 5(l)	(35,257)
Stagwell’s proforma equity		$134,965
MDC’s historical shareholders’ deficit	$(445,619)
Proforma adjustment – 5(k)i	9,812
Proforma adjustment – 5(k)i	303,190
Proforma adjustment – 5(k)v	49,433
Proforma adjustment – 5(l) .	704,741
Proforma adjustment – 5(l)	(183)
MDC’s total equity		621,374
Opco net assets		$756,339
Tax attributes retained by the Combined Company		50,035
MDC Canada Series 4 Preferred Shares – Cumulative liquidation preference		(102,935)
MDC Canada Series 6 Preferred Shares – Cumulative liquidation preference		(59,623)
		643,816
Stagwell’s estimated ownership percentage of the OpCo Common Units		69.4%
Stagwell – Noncontrolling interest		$446,578

The net tax attributes of $50,035 retained by the Combined Company consist of deferred tax assets relating to U.S. corporate tax losses and tax credits retained by New MDC of $40,780 and deferred tax liabilities attributable to New MDC’s investment in OpCo of $90,815. The liquidation preference of the MDC Canada Series 4 Shares and MDC Canada Series 6 Shares accrete at 8.0% per annum, compounded quarterly.

(l)	The adjustment of $658,323 is to remove MDC’s historical shareholders’ deficit of $704,741 and historical accumulated comprehensive income of $(183) in connection with acquisition accounting and a reduction of $35,257 to reflect compensation expense associated with stock awards granted to Stagwell Marketing Group’s employees and $10,978 to reflect the expense associated with Stagwell’s transaction costs.

6. Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The following analysis summarizes and provides explanations for the pro forma adjustments included in the unaudited pro forma condensed combined statements of operations presented for the three months ended March 31, 2021 and twelve months ended December 31, 2020.

(a)	The adjustment of $60,266 for the twelve months ended December 31, 2020 is to recognize non-recurring compensation expense for new and/or modified awards to brand employees of Stagwell that will be issued at the closing of the Proposed Transactions. There is no adjustment for the three months ended March 31, 2021.

The awards previously issued were a combination of equity awards subject to ASC 718 and profit sharing/ performance bonus awards subject to ASC 710. In both cases the awards were not considered probable of vesting and no prior compensation expense was recognized.

A total of approximately 12 million FAF units will be issued, which will be exchangeable for Class A shares of New MDC. Approximately 7 million units will vest immediately upon the closing of the Proposed Transactions and approximately 5 million will vest over a six-month service period.

The compensation expense is calculated as the number of units multiplied by New MDC’s Class A Common share price of $5.00, which is considered the grant date fair value of all the awards and in accordance with the accounting treatment for modified and/or new awards under ASC 718 and ASC 710.

(b)	The adjustment of $3,767 for the three months ended March 31, 2021 is related to an increase in rent expense to $20,894 from $17,127 as reported in MDC’s historical statement of operations. The adjustment of $33,562 for the twelve months ended December 31, 2020 is a result of the recognition of non-recurring transaction costs of $11,325 for MDC and $10,978 for Stagwell as well as an increase in rent expense of $11,259 to $82,516 from $71,257 as reported in MDC’s historical statement of operations. The increase in rent expense results from the remeasurement of MDC’s leases as the accounting acquiree, as required by ASC 842, Leases. The lease liabilities are measured at the present value of the remaining lease payments reflecting the current discount rate, as if the lease were a new lease at the acquisition date. The remaining lease payments are those expected over the balance of the lease term with the commencement date being the acquisition date. The right-of-use assets were measured at the same amount as the lease liability and was not adjusted to reflect any favorable or unfavorable current market terms as compared to the existing contractual lease agreements as such amount was immaterial. The weighted average remaining lease term of the leases is approximately 7 years. The weighted average discount rate used in connection with the remeasurement of the lease liabilities was 8.4%, which was derived based on the incremental borrowing rate applicable to the lessee. The incremental borrowing rate is determined by adjusting the lessee’s unsecured borrowing rate associated with the term of the lease for full collateralization as well as the impact of certain economic environments, if necessary.

(c)	The adjustments of $16,012 and $61,233 for the three months ended March 31, 2021 and twelve months ended December 31, 2020 reflect the net effect impact on depreciation and amortization in connection with acquisition accounting. The adjustment results from removing the intangible asset amortization expense recorded in MDC’s historical statement of operations of $2,111 and $11,260 for the three months ended March 31, 2021 and twelve months ended December 31, 2020 and recording the new amortization expense of $18,123 and $72,493 for the three months ended March 31, 2021 and twelve months ended December 31, 2020 for the tradenames and customer relationship intangible assets.

Pro forma amortization expense has been recorded based upon the following preliminary fair values and estimated useful lives assigned to the tradenames and acquired customer relationship intangible assets:

	Estimated Fair Value	Estimated Useful Life (Years)	Amortization Expense March 31, 2020	Amortization Expense December 31, 2020
Trade names and Trademarks	$90,600	10	$2,265	$9,060
Customer Relationships	691,200	2-17	15,858	63,433
	$781,800		$18,123	$72,493

(d)	The adjustments of $1,715 and $20,656 for the three months ended March 31, 2021 and twelve months ended December 31, 2020, respectively, consist of incremental interest expense of $637 for MDC and $1,078 for Stagwell in the quarter and $16,341 for MDC and $4,315 for Stagwell for the year. The interest expense for MDC is in connection with the Consent Solicitation Consideration and a 100 basis point increase in the interest rate of the Senior Notes. The interest expense for Stagwell is related to the Term Loan Credit Agreement (see note 5(a) for additional information). The Consent Solicitation Consideration of $26,108 is amortized on a straight-line basis through May 2024, the maturity date of the Senior Notes. The $90 million term loan matures on November 13, 2023, with certain exceptions if the Proposed Transactions are not consummated and bears interest at a variable interest rate starting at 3.25% and adjusted as required under the Term Loan Credit Agreement.

(e)	The adjustments of $2,729 and $3,421 for the three months ended March 31, 2021 and twelve months ended December 31, 2020, respectively reflect the reversal of a foreign exchange gain in connection with MDC’s domestication to the United States from Canada. The adjustment gives effect to the change in functional currency of MDC from the Canadian Dollar to the U.S. Dollar.

(f)	The adjustments of $1,808 and $69,643 for the three months ended March 31, 2021 and twelve months ended December 31, 2020, respectively, reflect the tax impact of acquisition accounting and other proforma adjustments and is the sum of the following components:

	6(f)i	6(f)ii	6(f)iii	6(f)iv	Total
Income Tax Expense – March 31, 2021	$(5,439)	$(472)	$3,626	$477	$(1,808)
Income Tax Expense – December 31, 2020	$(150,991)	$(13,978)	$54,392	$40,935	$(69,642)

6(f) i

•	The adjustments of $5,439 and $150,991 for the three months ended March 31, 2021 and twelve months ended December 31, 2020, respectively, represent the tax impact of acquisition accounting adjustments recorded at the blended federal and state statutory tax rate of 27.5% and 27.7% as follows:

o	a tax benefit of $0 and $130,911 for the reversal of the valuation allowance for deferred tax assets that are expected to be realizable for the Combined Company

o	a tax benefit of $4,403 and $16,962 for the additional book amortization expense from recording of MDC intangible assets at fair value

o	a tax benefit of $1,036 and $3,118 for the additional rent expense from remeasurement of MDC leases.

6(f) ii

•	The adjustments of $472 and $13,978 for the three months ended March 31, 2021 and twelve months ended December 31, 2020, respectively, consist of the tax benefits for the following Transaction related expenses recorded at the blended federal and state statutory tax rate of 27.5% and 27.7% as follows:

o	a tax benefit of $0 and $6,927 for stock-based compensation awards vesting to Stagwell employees post-merger (see note 6(a) for additional information regarding the stock compensation charge)

o	a tax benefit of $472 and $5,721 for additional interest expense related to consent fees of $637 and $7,641, additional 1% interest coupon paid to holders of MDC’s Senior Notes of $870 million, and additional interest expense related to Stagwell’s Term Loan Credit Agreement of $1,079 and $4,315 (see note 6(d) for additional information regarding the additional interest expense)

o	a tax benefit of $0 and $3,137 for transaction related professional fees

o	a tax expense of $1,808 for the change in net income attributable to noncontrolling interest of $6,527.

6(f) iii

•	The adjustments of $3,626 and $54,392 for the three months ended March 31, 2021 and twelve months ended December 31, 2020, respectively, represent additional tax expense resulting from the allocation of profits and losses in proportion to the Stagwell/MDC ownership interests in Opco as follows:

o	the reversal of an income tax expense of $3,981 and income tax benefit $48,287 calculated as 69.4% (Stagwell’s ownership interest in OpCo) of $20,871 profit and $251,308 loss consisting of the total profit and losses of MDC’s historical financial results plus proforma adjustments for the passthrough entities attributable to common units multiplied by the blended statutory tax rate of 27.5% and 27.7%.

o	income tax expense of $355 and $6,105 for the three months ended March 31, 2021 and twelve months ended December 31, 2020 calculated as 30.6% (MDC’s ownership interest in OpCo) of $4,210 and $71,943 of profits in Stagwell’s historical passthrough entities multiplied by the blended statutory tax rate of 27.5% and 27.7%.

6(f) iv

•	The adjustment of $477 for the three months ended March 31, 2021 represents the tax impact of the change in tax expense attributable to combining the Stagwell historic, MDC historic, and proforma adjustments at the blended statutory tax rate of 27.5% to determine the combined annual effective income tax rate and its impact on the determination of the tax expense for the period

•	The adjustment of $40,935 for the twelve months ended December 31, 2020 represents the net tax impact of MDC’s Redomiciliation into the U.S. from Canada as follows:

o	tax expense of $44,222 attributable to Canadian capital gains tax and exit tax

o	a tax benefit of $947 due to the reversal of foreign exchange gains recorded at the blended federal and state statutory tax rate of 27.7%

o	a tax benefit of $4,697 due to the elimination of U.S. Base Erosion and Avoidance Tax (“BEAT”) related to intercompany interest payments

o	additional U.S. tax expense of $2,357 for Global Intangible Low-Taxed Income (“GILTI”) related to former Canadian Controlled Foreign Corporations transferred to the U.S. in the Redomiciliation.

(g)	The adjustments of $13,032 for the three months ended March 31, 2021 and $219,879 for the twelve months ended December 31, 2020, respectively, are to recognize the noncontrolling interest of Stagwell calculated as follows:

	March 31, 2021	December 31, 2020
MDC historical net income/(loss)	$5,010	$(228,971)
Stagwell historical net income/(loss)	4,365	56,356
Combined historical net income/(loss)	9,735	(172,615)
Proforma adjustments	(22,415)	(109,495)
OpCo. net income/(loss) – Proforma	(13,040)	(282,810)
Adjustments (see below):
Preferred Shares – Accretion	(4,089)	(14,179)
Reversal of tax benefit of OpCo. Passthrough loss allocated to New MDC	(989)	(11,294)
OpCo. net income/loss attributable to common units – Proforma	(18,118)	(307,583)
Stagwell ownership %	69.4%	69.4%
Noncontrolling Interest – Stagwell	$(12,567)	$(213,353)
Proforma adjustment – purchase of noncontrolling interest	(465)	(6,527)
Proforma adjustment – 6(g)	$(13,032)	$(219,879)

Preferred Shares – Accretion
Series 4 Preferred Units – Accretion	$2,823	$9,789
Series 6 Preferred Units – Accretion	1,266	4,390
Total	$4,089	$14,179

Reversal of tax benefit of OpCo. passthrough loss allocated to New MDC
OpCo. – pre-tax loss of passthroughs	$3,596	$40,773
Tax rate	27.5%	27.7%
Total	$989	$11,294

(h)	Amount reflects pro forma basic and diluted loss per share calculated using the Combined Company’s pro forma loss and pro forma weighted average number of shares outstanding.

(i)	Adjustments reflect pro forma basic and diluted weighted average shares outstanding calculated as follows:

	Basic shares March 31, 2021	Diluted shares March 31, 2021
MDC – as previously reported	73,392,824	75,439,066
Issuance of equity consideration shares(i)	—	—
Stagwell – adjusted for pro forma presentation	73,392,824	75,439,066

	Basic shares December 31, 2020	Diluted shares December 31, 2020
MDC – as previously reported	72,862,178	72,862,178
Issuance of equity consideration shares (i)	—	—
Stagwell - adjusted for pro forma presentation	72,862,178	72,862,178

Shares exchanged for Stagwell net assets upon completion of the Proposed Transactions do not participate in the earnings of the Combined Company. As such, basic EPS is not affected for the Stagwell Class C Shares issued in connection with the Stagwell New MDC Contribution. This assumption is consistent with the assumption that the Proposed Transactions was consummated as of January 1, 2020 for purposes of preparing the unaudited pro forma combined statements of operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE STAGWELL SUBJECT ENTITIES

The section of the Proxy Statement/Prospectus titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Stagwell Subject Entities” is hereby superseded and replaced as follows:

The following discussion and analysis are based on and should be read in conjunction with the Stagwell Consolidated Financial Statements and the notes related thereto included elsewhere in this document, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and derived from the financial statements of Stagwell Marketing Group LLC. This Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Stagwell Subject Entities (MD&A) contains forward-looking statements and should be read in conjunction with the disclosures and information contained and referenced under the caption “Cautionary Statement Concerning Forward-Looking Statements” in this document. Amounts reported in this section are in U.S. dollars unless otherwise indicated.

In this section, the Stagwell Subject Entities are referred to as “Stagwell”, “the Company,” “we,” “our,” or “us”.

Executive Summary

On December 21, 2020, MDC and Stagwell Media entered into the Transaction Agreement, as amended on June 4, 2021 and July 8, 2021, providing for the combination of MDC with the Stagwell Subject Entities.

The Stagwell Subject Entities comprise Stagwell Marketing and its direct and indirect subsidiaries. Stagwell Marketing is a Delaware limited liability company that was formed on March 9, 2017 and is governed by the terms and conditions of a limited liability agreement effective as of the same date. Stagwell Media owns all of the equity interests of Stagwell Marketing through Stagwell Marketing Group Holdings LLC. Stagwell Media is managed by The Stagwell Group LLC, a registered investment adviser. Stagwell Marketing was formed to hold the previously existing interests of Stagwell Media in its portfolio of marketing services companies and the contribution by Stagwell Media to Stagwell Marketing of all of those interests on March 9, 2017 was accounted for by Stagwell Media at historical cost as a transaction under common control.

Stagwell is an independent, full service, technology-driven marketing consultancy working at the crossroads of the art and science of creativity. We excel at offering clients simplicity and speed of execution. The Stagwell Subject Entities have over 3,700 employees operating in more than 20 countries around the world. For more information about the Stagwell business, see the section of this Proxy Statement/Prospectus entitled “The Parties to the Business Combination: Stagwell”.

Stagwell conducts its business through its operating companies (referred to as “Brands”), each of which is included in one of six reportable segments, which include the following: (i) Digital Transformation and Performance Marketing (“Digital — Marketing”), (ii) Digital Content (“Digital — Content”), (iii) Research for Technology and Entertainment (“Research — Technology”), (iv) Research for Corporate (“Research — Corporate”), (v) Communications, Public Affairs and Advocacy (“Communications, Public Affairs and Advocacy”), and (vi) All Other Brands (“All Other”). The All Other reportable segment reports the operating results of Brands not included in our other segments and that generally have dissimilar economic characteristics. As a result, the All Other reportable segment may report different margin profiles than other segments, due to the following: (i) this segment includes Stagwell’s emerging SAAS products that are receiving significant paid marketing support out of the operating expense of the business for customer acquisition and (ii) this segment includes Stagwell’s pharmaceutical marketing line of business which can be more short-term-project-based in nature due to the irregular nature of when pharma product launches occur and when approval is given for them by governmental authorities. In addition, Stagwell reports its corporate office expenses incurred in connection with the strategic resources provided to the operating companies, as well as certain other centrally managed expenses that are not fully allocated to the operating segments as Corporate. Corporate provides client and business development support to the operating segments as well as certain strategic resources, including accounting, administrative, financial, real estate, human resource and legal functions. See Note 18 of the Notes to the Stagwell Consolidated Financial Statements for the years ended December 31, 2020, 2019 and 2018 included herein for a description of each of our reportable segments.

Recent Developments

Beginning in December 2019, an outbreak of coronavirus (“COVID-19”) emerged in China and has spread to other parts of the world, including locations where the Company conducts business. On March 11, 2020, the World Health Organization announced COVID-19 had been declared a pandemic, and on March 13, 2020 the U.S. President announced a National Emergency relating to the disease. The spread of COVID-19 has caused significant volatility in the United States and international markets and, in many industries, including some in which our clients operate, business activity has virtually shut down entirely. The COVID-19 pandemic has negatively impacted the Company’s results of operations, statement of financial position and cash flows due to its impact on certain of our Brands, particularly those that serve the travel and entertainment industries. In particular, the travel vertical in our Digital Content segment, which primarily delivers content in airports, on airplanes and in hotels, was severely impacted, as marketers who regularly advertise in such spaces canceled orders or deferred placements. In addition, multiple airline partners ceased their airline publications, and airport concessionaires closed due to lack of passenger traffic. These developments resulted in a negative Adjusted EBITDA impact on the Digital Content segment in 2020 of $24 million relative to budget. Additionally, our Research segment’s Entertainment and Technology sector, which specializes in entertainment testing and forecasting, was negatively impacted by theatrical movie delays and theater closings. Adjustments and suspensions by clients to their subscriptions to the Research segment’s syndicated box office forecasting offering resulted in a $9 million decline in revenue (which was partially offset by a $6 million increase in custom work related to streaming offers) and a $3 million decline in Adjusted EBITDA for 2020. We have taken actions in response to the pandemic’s impact to our businesses, including working closely with our clients to address their evolving service requirements and transitioning to a remote work environment, rationalizing our compensation and general and administrative expenses, and monitoring liquidity. The impact of the pandemic and the corresponding actions we have taken are reflected in our judgments, assumptions and estimates in the preparation of the financial statements. The full extent to which COVID-19 impacts our business will depend on future developments, which are highly uncertain and cannot be predicted, including additional actions taken to contain COVID-19 or treat its impact, among others. Our business and financial results could be materially and adversely impacted.

Financing

On March 18, 2020, we increased the commitments under our existing credit agreement with a syndicate of banks led by JPMorgan Chase Bank, N.A (the “New JPM Syndicated Facility”) by $60 million from $265 million to $325 million. On November 13, 2020, we amended certain terms of our New JPM Syndicated Facility in contemplation of the Proposed Transactions and entered into a term loan agreement (“JPM Credit Agreement”) that provided us with a Delayed Draw Term Loan A in an aggregate principal amount of $90.0 million. For additional information about the terms of our debt obligations see “Liquidity and Capital Resources — Total Debt.”

Significant Factors Affecting our Business and Results of Operations

The most significant factors affecting our business and results of operations include national, regional, and local economic conditions, our clients’ profitability, mergers and acquisitions of our clients, changes in top management of our clients and our ability to retain and attract key employees. New business wins and client losses occur due to a variety of factors. The two most significant factors are (i) our clients’ desire to change marketing communication firms, and (ii) the digital and data-driven products and services that our Brands offer. A client may choose to change marketing communication firms for several reasons, such as a change in leadership where new management wants to retain an agency that it may have previously worked with. In addition, if the client is merged or acquired by another company, the marketing communication firm is often changed. Clients also change firms as a result of the firm’s failure to meet marketing performance targets or other expectations in client service delivery.

Seasonality

Historically, we typically generate the highest quarterly revenue during the fourth quarter in each year with a significant increase during the even years. The highest volumes of retail related consumer marketing increase with the back-to-school season through the end of the holiday season. The even years benefit from the U.S. election cycles.

Non-GAAP Measures:

Stagwell reports its financial results in accordance with GAAP. Additionally, we have included certain non-GAAP financial measures that we use to operate the business. We believe these measures provide useful supplemental information to both management and readers of this report when evaluating our financial performance and financial condition. These measures do not have a standardized meaning prescribed by GAAP and should not be construed as an alternative to other titled measures determined in accordance with GAAP.

The key metrics that we use to evaluate our financial performance are (1) organic and inorganic revenue (as defined below), and (2) Adjusted EBITDA.

We use two non-GAAP measures — organic revenue and inorganic revenue (as defined below) when evaluating growth or decline in our revenues. These measures permit us to isolate the changes in revenue of our existing businesses from period to period, which are defined as the businesses that were owned for the entirety of both periods being compared.

“Inorganic revenue” consists of (i) for acquisitions during the current year, the revenue effect from such acquisitions as if the acquisition had been owned during the equivalent period in the prior year and (ii) for acquisitions during the previous year, the revenue effect from such acquisitions as if they had been owned during that entire year (or same period as the current reportable period), taking into account their respective pre-acquisition revenue for the applicable periods.

“Organic revenue” is calculated by subtracting both the foreign exchange and acquisition (disposition) components from total revenue. “Organic revenue growth” and “organic revenue decline” refers to the positive or negative changes in revenue that were not attributable to the effects of foreign exchange or acquired run rate revenue from acquisitions. The organic revenue growth (decline) component reflects the constant currency impact of (a) the change in revenue of the Company’s Brands that have been held throughout each of the comparable periods presented, and (b) inorganic revenue.

We use the term “existing brands” or “existing businesses” to mean businesses that were owned for the entirety of both years being compared. We use the term “acquired brands” or “acquired businesses” to refer to businesses that were acquired during the periods being compared.

We exclude the effect of acquisitions and dispositions when evaluating period-to-period organic revenue because the nature, size, timing and number of acquisitions and divestitures can vary dramatically from period-to-period, obscuring underlying business trends and making comparisons of long-term performance difficult. We exclude the effect of currency translation from organic revenue because currency translation is not under management’s control, is subject to volatility and can obscure underlying business trends.

We believe comparing organic revenue from period to period illustrates the underlying financial performance of our businesses including the impact of management’s oversight and decisions, the impact of our investments and resource allocation decisions on our business, and is indicative of the market conditions our businesses operate in.

We completed acquisitions during the periods reported for certain segments, for which we describe inorganic revenue below, as well as the corresponding organic revenue growth (decline). In 2020, these segments were Digital – Marketing, Digital – Content, and Communications, Public Affairs and Advocacy. In 2019, these segments were Digital – Marketing, Digital – Content, Communications, Public Affairs and Advocacy, and All Other.

“Adjusted EBITDA” is defined as net income adjusted for (a) interest expense, (b) provision for income taxes, (c) depreciation and amortization expense, (d) other income (expenses), (e) equity in earnings (losses) of unconsolidated affiliates, (f) deferred acquisition consideration adjustments, and (g) other items, net. Other items, net includes items such as acquisition-related expenses, other non-recurring items and other restructuring costs.

We believe Adjusted EBITDA is a useful measure for investors to evaluate the performance of our business. Adjusted EBITDA should be viewed as supplemental to, and not as an alternative for net income calculated in accordance with GAAP or operating income calculated in accordance with GAAP.

This section includes a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures, as presented in the tables below.

THREE MONTHS ENDED MARCH 31, 2021 COMPARED TO THREE MONTHS ENDED MARCH 31, 2020

The following table presents a summary of our consolidated financial results for the three months ended March 31, 2021 and 2020.

(Amounts reported in thousands)	Three Months Ended March 31,				Change
	2021	% of Revenue	2020	% of Revenue	$	%
Revenue	$181,242		$184,543		$(3,301)	-1.8%
Operating expenses:
Cost of services sold	111,999	61.8%	120,758	65.4%	(8,759)	-7.3%
Office and general expenses	52,278	28.8%	43,272	23.4%	9,006	20.8%
Depreciation and amortization	10,950	6.0%	9,756	5.3%	1,194	12.2%
Total operating expenses	175,227	96.7%	173,786	94.2%	1,441	0.8%
Operating income	6,015	3.3%	10,757	5.8%	(4,742)	-44.1%
Other expenses, net
Interest expense, net	(1,351)	-0.7%	(911)	-0.5%	(440)	48.3%
Other (expense) income, net	608	0.3%	3,027	1.6%	(2,419)	-79.9%
Income before taxes and equity in earnings of unconsolidated affiliates	5,272	2.9%	12,873	7.0%	(7,601)	-59.0%
Provision for income taxes	(673)	-0.4%	(459)	-0.2%	(214)	46.6%
Equity in earnings of unconsolidated affiliates	4	0.0%	79	0.0%	(75)	-94.9%
Net income	4,603	2.5%	12,493	6.8%	(7,890)	-63.1%
Less: Net income attributable to noncontrolling interest	1,153	0.6%	1,138	0.6%	15	1.3%
Less: Net loss attributable to redeemable noncontrolling interest	(915)	-0.5%	(692)	-0.4%	(223)	32.2%
Net Income attributable to Stagwell Media	$4,365	2.4%	$12,047	6.5%	$(7,682)	-63.8%

Net income	$4,603	2.5%	$12,493	6.8%	$(7,890)	-63.2%
Interest expense, net	1,351	0.7%	911	0.5%	440	48.3%
Provision for income taxes	673	0.4%	459	0.2%	214	46.6%
Depreciation and amortization	10,950	6.0%	9,756	5.3%	1,194	12.2%
Other expense, net	(608)	-0.3%	(3,027)	-1.6%	2,419	-79.9%
Equity in earnings of unconsolidated affiliates	(4)	0.0%	(79)	0.0%	75	-94.9%
Acquisition-related expenses	2,646	1.5%	657	0.4%	1,989	302.7%
Deferred acquisition consideration expenses	3,936	2.2%	-	0.0%	3,936	n/m
Other non-recurring items	295	0.2%	-	0.0%	295	n/m
Other restructuring costs	-	0.0%	461	0.3%	(461)	-100.0%
Adjusted EBITDA	$23,842	13.2%	$21,631	11.7%	$2,211	10.2%

Consolidated Results of Operations

Revenue

Revenue for the three months ended March 31, 2021 was $181.2 million compared to $184.5 million for the three months ended March 31, 2020. The decrease of $3.3 million, or 1.8%, included organic revenue decline of $12.8 million, or 6.9%, which was offset by inorganic revenue of $9.7 million, and a decrease of $0.1 million due to the impact of changes in foreign exchange rates. The organic revenue decline was primarily attributable to a $23.6 million decrease in organic revenue from the Communications, Public Affairs and Advocacy segment, which usually declines in non-election years, and the Digital – Content segment’s travel marketing business that remained impacted by travel restrictions put in place in response to Covid-19. This was offset by increases in our Digital – Marketing and Research - Corporate segments of $12.9 million, which reported increased customer marketing spend as the pandemic began easing. All remaining segments reported organic revenue declines of $2.0 million. Inorganic revenue included $7.5 million from an acquisition that expanded our digital transformation and platform management systems offerings, and $2.2 million from an acquisition that expanded our strategic corporate communications offering.

Our revenue includes third-party direct costs, which are expenses incurred with third-party vendors when we act as the principal when performing services for our clients. Third-party direct costs for the three months ended March 31, 2021 were $23.2 million compared to $33.7 million for the three months ended March 31, 2020. The decrease of $10.6 million, or 31.3%, was principally due to reduced spend on certain media and production purchases, and fees paid to third-party vendors for services rendered in the comparative prior period.

The components of the changes in revenue by reportable segment for the three months ended March 31, 2021 compared to the three months ended March 31, 2020 were as follows:

	Three Months Ended March 31,
Segment	2021	Foreign Currency	Organic	Inorganic	2020
(Amounts reported in thousands)
Digital – Marketing	$66,631	$23	$8,583	$7,477	$50,548
Digital – Content	28,015	(170)	(12,516)	-	40,701
Research – Technology	15,339	-	(972)	-	16,310
Research – Corporate	16,575	-	4,261	-	12,314
Communications, Public Affairs and Advocacy	43,300	-	(11,122)	2,183	52,239
All Other	11,382	-	(1,049)	-	12,431
Total	$181,242	$(147)	$(12,814)	$9,660	$184,543

Operating Expenses

Operating expenses for the three months ended March 31, 2021 were $175.2 million compared to $173.8 million for the three months ended March 31, 2020. The increase of $1.4 million, or 0.8%, was related to additional operating expenses incurred from our acquired businesses of $13.0 million, partially offset by $11.6 million of cost reduction initiatives at our existing businesses related to the revenue declines described above.

Our existing brands reported a decrease in operating expenses of $11.6 million, or 6.8%, which were mainly driven by several cost reduction initiatives totaling $18.5 million as a result of revenue declines at our Communications, Public Affairs and Advocacy and Digital – Content segments. These decreases were partially offset by increases in operating expenses at our Digital – Marketing and Research – Corporate segments of $6.2 million to support revenue growth. All remaining segments and Corporate reported a decrease in operating expenses of $0.6 million.

Operating Income

Operating income for the three months ended March 31, 2021 was $6.0 million compared to $10.8 million for the three months ended March 31, 2020. The decrease of $4.8 million, or 44.1%, was primarily due to operating income decreases from our existing brands of $4.9 million as a result of the declines in revenue described above.

Interest Expense, Net

Interest expense, net, for the three months ended March 31, 2021 was $1.4 million compared to $0.9 million for the three months ended March 31, 2020. The increase of $0.5 million, or 48.3%, was primarily due to a 0.2% increase in the weighted average interest rate on our New JPM Syndicated Facility.

Other (Expense) Income, net

Other (expense) income, net, for the three months ended March 31, 2021 was net income of $0.6 million compared to net other income of $3.0 million for the three months ended March 31, 2020. The decrease of $2.4 million, or 79.9%, was primarily due to a period to period decrease of $3.9 million associated with foreign denominated debt that was partially offset by a $1.2 million gain on redemption of preferred stock executed in the current period.

Provision for Income Taxes

Income tax expense for the three months ended March 31, 2021 was $0.7 million, which resulted in an effective tax rate of 12.8% on income before taxes and equity in earnings of unconsolidated affiliates of $5.3 million. Comparatively, income tax expense for the three months ended March 31, 2020 was $0.5 million, which resulted in an effective tax rate of 3.6% on income before taxes and equity in earnings (losses) of unconsolidated affiliates of $12.9 million. The increase in the provision for income taxes is primarily due to an increase in taxable income at certain Brands that are classified as regarded entities, which includes controlled foreign corporations as well as domestic corporations.

Equity in Earnings of Unconsolidated Affiliates

Equity in earnings of unconsolidated affiliates was immaterial for the three months ended March 31, 2021 and 2020.

Net Income Attributable to Noncontrolling Interest

Net Income Attributable to Noncontrolling Interest for the three months ended March 31, 2021 was $1.2 million compared to $1.1 million for the three months ended March 31, 2020. See Note 11 of the Notes to the Stagwell Condensed Consolidated Financial Statements for the three months ended March 31, 2021 included herein for details of our noncontrolling interest.

Net Loss Attributable to Redeemable Noncontrolling Interest

Net Loss Attributable to Redeemable Noncontrolling Interest for the three months ended March 31, 2021 was $0.9 million compared to $0.7 million for the three months ended March 31, 2020. The decrease of $0.2 million, or 32.2%, was principally due to a decrease in the operating results of certain Brands that were directly impacted by COVID-19.

Net Income Attributable to Stagwell Media

Net Income Attributable to Stagwell Media for the three months ended March 31, 2021 was $4.4 million, compared to $12.0 million for the three months ended March 31, 2020. The decrease of $7.7 million, or 63.8%, was principally due to the decreases in our revenue, which is discussed above, that resulted in an operating income decrease of $4.8 million as well as Other (expense) income, net decreases of $2.4 million, and increases in interest expense, net of $0.5 million and provision for income taxes of $0.2 million, which are all described above.

REPORTABLE SEGMENTS RESULTS OF OPERATIONS

The following discussion provides additional detailed disclosures for each of our reportable segments.

Digital — Marketing: Three Months Ended March 31, 2021 Compared to Three Months Ended March 31, 2020

The Digital-Marketing reportable segment includes Brands that support the delivery of content, commerce, service, and sales using digital channels. These Brands create websites, back-end systems and other digital environments allowing consumers to engage with Brands using search engine optimization, bots, search engine marketing, influencer & affiliate marketing, email marketing, customer relationship management and programmatic advertising. Brands include Code and Theory, Forward PMX Group, MMI Agency and Stagwell Technologies.

Digital-Marketing’s operating results, including revenue, operating income, net income, and Adjusted EBITDA for the three months ended March 31, 2021 compared to the three months ended March 31, 2020 were as follows:

	Three Months Ended March 31,				Change
(Amounts reported in thousands)	2021	% of Revenue	2020	% of Revenue	$	%
Revenue	$66,631		$50,548		16,083	31.8%
Operating Income	3,740	5.6%	2,415	4.8%	1,325	54.9%
Net Income	2,859	4.3%	1,497	3.0%	1,361	90.9%
Adjusted EBITDA	11,384	17.1%	5,971	11.8%	5,413	90.7%

Digital-Marketing’s revenue for the three months ended March 31, 2021 was $66.6 million compared to $50.5 million for the three months ended March 31, 2020. The increase of $16.1 million, or 31.8%, was primarily due to organic revenue increases totaling $8.6 million as digital marketing budgets increased with the pandemic easing. This was realized across nearly all areas reported in this segment. Additionally, this segment reported inorganic revenue of $7.5 million as we continue to expand our content and platform management systems offering as well as an increase of $0.1 million from the impact of changes in foreign exchange rates.

Digital-Marketing’s operating income for the three months ended March 31, 2021 was $3.7 million compared to $2.4 million for the three months ended March 31, 2020. The increase of $1.3 million, or 54.9%, was primarily due to the revenue increases of $16.1 million noted above, that were partially offset by an increase in operating expenses totaling $14.8 million. This included additional operating expenses related to acquired businesses totaling $11.3 million, which included fair value adjustments to deferred acquisition consideration, compensation, real estate and other general and administrative costs, and additional operating expenses related to existing businesses of $3.4 million in response to the revenue increases noted above.

Digital-Marketing’s Adjusted EBITDA for the three months ended March 31, 2021 was $11.4 million compared to $6.0 million for the three months ended March 31, 2020. The increase of $5.4 million, or 90.7%, is primarily due to the increase to operating income of $1.3 million noted above as well as the changes to deferred acquisition consideration expenses of $3.6 million and depreciation and amortization expense of $0.5 million.

Digital — Content: Three Months Ended March 31, 2021 Compared to Three Months Ended March 31, 2020

The Digital-Content reportable segment includes Brands that create online and offline content supported by ad sales to help clients target niche B2B audiences and general consumers. Brands include MultiView, Ink and Observatory.

Digital-Content’s operating results, including revenue, operating (loss), net (loss), and Adjusted EBITDA for the three months ended March 31, 2021 compared to the three months ended March 31, 2020 were as follows:

	Three Months Ended March 31,				Change
(Amounts reported in thousands)	2021	% of Revenue	2020	% of Revenue	$	%
Revenue	$28,015		$40,701		(12,686)	-31.2%
Operating (Loss)	(5,181)	-18.5%	(2,853)	-7.0%	(2,328)	81.6%
Net (Loss)	(5,081)	-18.1%	(2,550)	-6.3%	(2,530)	99.2%
Adjusted EBITDA (loss)	(1,797)	-6.4%	988	2.4%	(2,786)	-281.8%

Digital-Content’s revenue for the three months ended March 31, 2021 was $28.0 million compared to $40.7 million for the three months ended March 31, 2020. The decrease of $12.7 million, or 31.2%, was primarily due to revenue declines from our existing travel marketing business totaling $11.4 million, which was directly impacted by global travel restrictions put in place after the comparative period reporting date in response to COVID-19, and $2.0 million from our creative production business. This decline was offset by an increase in revenue from our B2B marketing offering totaling $0.8 million. Additionally, this segment reported a decrease of $0.2 million from the impact of changes in foreign exchange rates.

Digital-Content’s operating loss for the three months ended March 31, 2021 was $5.2 million compared to an operating loss of $2.9 million for the three months ended March 31, 2020. The additional operating loss of $2.3 million, or 81.6%, was primarily due to the revenue declines of $12.7 million noted above, partially offset by a decrease in operating expenses totaling $10.4 million. The decrease in operating expenses was primarily related to cost reduction initiatives at our travel marketing business as we aimed at lowering compensation expenses and revenue share payments with our travel partners in response to revenue declines of $11.4 million noted above.

Digital-Content’s Adjusted EBITDA for the three months ended March 31, 2021 was a loss of $1.8 million compared to an income of $1.0 million for the three months ended March 31, 2020. The decrease of $2.8 million, or 281.8%, is primarily due to additional operating loss of $2.3 million noted above, plus the net impact of changes to acquisition-related expenses and other restructuring costs totaling $0.8 million.

Research — Technology: Three Months Ended March 31, 2021 Compared to Three Months Ended March 31, 2020

The Research — Technology reportable segment consists of a single Brand, National Research Group, which conducts qualitative and quantitative research among consumers on behalf of theatrical, television, streaming content creators, gaming companies and technology companies to attract and engage consumers.

Research — Technology’s operating results, including revenue, operating income, net income, and Adjusted EBITDA for the three months ended March 31, 2021 compared to the three months ended March 31, 2020 were as follows:

	Three Months Ended March 31,				Change
(Amounts reported in thousands)	2021	% of Revenue	2020	% of Revenue	$	%
Revenue	$15,339		$16,310		(972)	-6.0%
Operating Income	3,041	19.8%	3,301	20.2%	(260)	-7.9%
Net Income	2,444	15.9%	2,429	14.9%	15	0.6%
Adjusted EBITDA	3,673	23.9%	3,788	23.2%	(115)	-3.0%

Research — Technology’s revenue for the three months ended March 31, 2021 was $15.3 million compared to $16.3 million for the three months ended March 31, 2020. The decrease of $1.0 million, or 6.0%, was primarily due to certain clients directly impacted by COVID-19. Due to travel restrictions, movie theatre closings around the world and forced production pauses, clients elected to pause or cancel new and ongoing syndicated and custom research studies for television and theatrical content release totaling $4.5 million. However, most of the decline was recovered by growth in the streaming, gaming and technology verticals totaling $3.5 million.

Research — Technology’s operating income for the three months ended March 31, 2021 was $3.0 million compared to $3.3 million for the three months ended March 31, 2020. The decrease of $0.3 million, or 7.9%, was primarily due to the revenue declines of $1.0 million noted above, partially offset by cost reduction initiatives of $0.7 million.

Research — Technology’s Adjusted EBITDA for the three months ended March 31, 2021 was $3.7 million compared to $3.8 million for the three months ended March 31, 2020. The decrease of $0.1 million, or 3.0%, was principally due to the operating income declines of $0.3 million noted above.

Research — Corporate: Three Months Ended March 31, 2021 Compared to Three Months Ended March 31, 2020

The Research — Corporate reportable segment includes Brands that conduct qualitative and quantitative research among consumers and B2B audiences to help companies understand their purchase intent habits and trends to aid in marketing decisions and product development, views of brand and corporate reputation and the use of research for public release. Brands include Harris Insights and Analytics and HarrisX.

Research — Corporate’s operating results, including revenue, operating income, net income, and Adjusted EBITDA for the three months ended March 31, 2021 compared to the three months ended March 31, 2020 were as follows:

	Three Months Ended March 31,				Change
(Amounts reported in thousands)	2021	% of Revenue	2020	% of Revenue	$	%
Revenue	$16,575		$12,314		4,261	34.6%
Operating Income	2,048	12.4%	610	5.0%	1,439	235.9%
Net Income	1,931	11.6%	577	4.7%	1,353	234.3%
Adjusted EBITDA	2,589	15.6%	1,180	9.6%	1,409	119.4%

Research — Corporate’s revenue for the three months ended March 31, 2021 was $16.6 million compared to $12.3 million for the three months ended March 31, 2020. The increase of $4.3 million, or 34.6%, was primarily due to growth in the enterprise technology research offering.

Research — Corporate’s operating income for the three months ended March 31, 2021 was $2.0 million compared to $0.6 million for the three months ended March 31, 2020. The increase of $1.4 million was primarily due to the revenue increase of $4.3 million noted above, partially offset by an increase in operating expenses totaling $2.8 million related to our enterprise technology research offering and increased data acquisition costs.

Research — Corporate’s Adjusted EBITDA for the three months ended March 31, 2021 was $2.6 million compared to $1.2 million for the three months ended March 31, 2020. The increase of $1.4 million, or 119.4%, was principally due to the operating income increase of $1.4 million noted above.

Communications, Public Affairs and Advocacy: Three Months Ended March 31, 2021 Compared to Three Months Ended March 31, 2020

The Communications, Public Affairs and Advocacy reportable segment includes Brands that provide strategic communications through media relations, social media and in-person engagements, as well as utilizing digital channels to mobilize and raise funds from supporters and constituents to support political candidates and issue organizations in the public arena. Brands include SKDK, Targeted Victory and Wye Communications.

Communications, Public Affairs and Advocacy’s operating results, including revenue, operating income, net income, and Adjusted EBITDA for the three months ended March 31, 2021 compared to the three months ended March 31, 2020 were as follows:

	Three Months Ended March 31,				Change
(Amounts reported in thousands)	2021	% of Revenue	2020	% of Revenue	$	%
Revenue	$43,300		$52,239		(8,939)	-17.1%
Operating Income	6,426	14.8%	8,911	17.1%	(2,485)	-27.9%
Net Income	6,399	14.8%	8,789	16.8%	(2,390)	-27.2%
Adjusted EBITDA	8,009	18.5%	10,095	19.3%	(2,086)	-20.7%

Communications, Public Affairs and Advocacy’s revenue for the three months ended March 31, 2021 was $43.3 million compared to $52.2 million for the three months ended March 31, 2020. The decrease of $8.9 million, or 17.1%, which included a decrease of $11.3 million of third-party direct costs, was primarily due to our existing businesses reporting more revenue during the U.S. 2020 election cycle as they worked on a number of issue advocacy programs, fundraising activities and campaign strategy. The decrease in revenue from our existing businesses was partially offset by $2.8 million of revenue from our acquired businesses, which included organic revenue growth of $0.6 million, where we expanded our strategic corporate communications.

Communications, Public Affairs and Advocacy’s operating income for the three months ended March 31, 2021 was $6.4 million compared to $8.9 million for the three months ended March 31, 2020. The decrease of $2.5 million, or 27.9%, was primarily due to the revenue declines of $8.9 million noted above, partially offset by a decrease in operating expenses of $6.5 million. The decrease in operating expenses is primarily from our existing brands decreasing $8.1 million, which included a decrease of $11.3 million in third-party direct costs, partially offset by $3.2 million of additional general and administrative expense.

Communications, Public Affairs and Advocacy’s Adjusted EBITDA for the three months ended March 31, 2021 was $8.0 million compared to $10.1 million for the three months ended March 31, 2020. The decrease of $2.1 million, or 20.7%, is primarily due to the operating income decrease of $2.5 million noted above, partially offset by an increase in depreciation and amortization of $0.4 million attributable to both our existing businesses and acquisitions during the period.

All Other: Three Months Ended March 31, 2021 Compared to Three Months Ended March 31, 2020

The All Other reportable segment includes Brands that create, produce, and promote advertising through traditional and digital channels, and provide public relations, healthcare, online reputation and digital privacy solutions for individuals and businesses. Brands include Scout, Reputation Defender and Collect, Understand and Engage (“CUE”).

All Other’s operating results, including revenue, operating (loss), net (loss), and Adjusted EBITDA (loss) for the three months ended March 31, 2021 compared to the three months ended March 31, 2020 were as follows:

	Three Months Ended March 31,				Change
(Amounts reported in thousands)	2021	% of Revenue	2020	% of Revenue	$	%
Revenue	$11,382		$12,431		(1,049)	-8.4%
Operating (Loss)	(545)	-4.8%	(941)	-7.6%	396	-42.1%
Net (Loss)	(564)	-5.0%	(1,002)	-8.1%	438	-43.7%
Adjusted EBITDA (loss)	576	5.1%	(184)	-1.5%	760	-413.3%

All Other’s revenue for the three months ended March 31, 2021 was $11.4 million compared to $12.4 million for the three months ended March 31, 2020. The decrease of $1.0 million, or 8.4%, was primarily due to our healthcare offering completing fewer marking programs for drug candidates entering the market resulting in a decrease in revenue of $1.5 million, partially offset by an increase in our online reputation management offering increasing by $0.4 million.

All Other’s operating loss for the three months ended March 31, 2021 was $0.5 million compared to $0.9 million for the three months ended March 31, 2020. The increase of $0.4 million was primarily due to a decline in operating expenses of $1.5 million from our healthcare offering, partially offset by the revenue decline of $1.0 million from the same offering noted above.

All Other’s Adjusted EBITDA for the three months ended March 31, 2021 was $0.6 million compared to a loss of $0.2 million for the three months ended March 31, 2020. The increase of $0.8 million is primarily due to the operating income increase noted above, and an increase to deferred acquisition consideration expenses of $0.3 million.

Corporate: Three Months Ended March 31, 2021 Compared to Three Months Ended March 31, 2020

Corporate includes expenses incurred by our corporate function. These costs primarily consist of office and general expenses, salaries and employee-related expenses that are not fully allocated to the operating segments. These costs include salaries, long-term incentives, bonuses and other miscellaneous benefits for corporate office employees, corporate office expenses, professional fees related to financial statement audits and legal, information technology and other consulting services that are engaged through our corporate office, and depreciation incurred on our corporate office. The Corporate operating loss was $3.4 million and $0.7 million for the three months ended March 31, 2021 and 2020, respectively.

Year Ended December 31, 2020 Compared to Year Ended December 31, 2019

The following table presents a summary of our consolidated financial results for the years ended December 31, 2020 and 2019.

(Amounts reported in thousands)	Year Ended December 31,				Change
	2020	% of Revenue	2019	% of Revenue	$	%
Revenue	$888,032		$628,666		$259,366	41.3%
Operating expenses:
Cost of services sold	571,588	64.7%	376,280	59.9%	195,308	51.9%
Office and general expenses	191,679	21.4%	175,962	28.0%	15,717	8.9%
Depreciation and amortization	41,025	4.6%	35,729	5.7%	5,296	14.8%
Total operating expenses	804,292	90.7%	587,971	93.5%	216,321	36.8%
Operating income	83,740	9.3%	40,695	6.5%	43,045	105.8%
Other expenses, net
Interest expense, net	(6,223)	-0.7%	(8,659)	-1.4%	2,436	-28.1%
Other expense, net	(177)	0.0%	(1,144)	-0.2%	967	-84.5%
Income before taxes and equity in earnings (losses) of unconsolidated affiliates	77,340	8.6%	30,892	4.9%	46,448	150.4%
Provision for income taxes	(5,937)	-0.7%	(10,004)	-1.6%	4,067	-40.7%
Equity in earnings (losses) of unconsolidated affiliates	58	0.0%	(158)	0.0%	216	-136.7%
Net income	71,461	8.0%	20,730	3.3%	50,731	244.7%
Less: Net income attributable to noncontrolling interest	18,231	2.0%	2,326	0.4%	15,905	683.8%
Less: Net (loss) income attributable to redeemable noncontrolling interest	(3,126)	-0.3%	1,263	0.2%	(4,389)	-347.5%
Net Income attributable to Stagwell Media	$56,356	6.3%	$17,141	2.7%	$39,215	228.8%

Net income	$71,461	8.0%	$20,730	3.3%	$50,731	244.7%
Interest expense, net	6,223	0.7%	8,659	1.4%	(2,436)	-28.1%
Provision for income taxes	5,937	0.7%	10,004	1.6%	(4,067)	-40.7%
Depreciation and amortization	41,025	4.6%	35,729	5.7%	5,296	14.8%
Other expense, net	177	0.0%	1,144	0.2%	(967)	-84.5%
Equity in earnings (losses) of unconsolidated affiliates	(58)	0.0%	158	0.0%	(216)	-136.7%
Acquisition-related expenses	10,988	1.2%	6,453	1.0%	4,535	70.3%
Deferred acquisition consideration expenses	4,497	0.5%	15,652	2.5%	(11,155)	-71.3%
Other non-recurring items	-	0.0%	(241)	0.0%	241	-100.0%
Other restructuring costs	2,918	0.3%	555	0.1%	2,363	425.9%
Adjusted EBITDA	$143,168	16.0%	$98,843	15.7%	$44,325	44.8%

Consolidated Results of Operations

Revenue

Revenue for year ended December 31, 2020 was $888.0 million compared to $628.7 million for the year ended December 31, 2019. The increase of $259.4 million, or 41.3%, included organic revenue growth of $182.7 million, or 29.1%, inorganic revenue of $76.1 million, and a foreign exchange gain of $0.6 million. Organic revenue growth was primarily attributable to a $258.7 million increase in organic revenues from our Communications, Public Affairs and Advocacy segment. This was offset by declines in our Digital – Marketing segment of $20.1 million, or 9.6%, and Digital – Content segment of $66.0 million, or 41.9%. All remaining segments reported organic revenue growth of $10.1 million, or 6.7%. Inorganic revenue included $33.2 million from an acquisition that expanded our B2B programmatic advertising offering, $28.7 million from acquisitions that expanded our digital transformation and platform management systems offerings, and $14.3 million from an acquisition that expanded our strategic corporate communications offering.

Our revenue includes third-party direct costs, which are expenses incurred with third-party vendors when we act as the principal when performing services for our clients. Third-party direct costs for the year ended December 31, 2020 were $254.8 million compared to $65.8 million for the year ended December 31, 2019. The increase of $189.0 million, or 287.2%, was principally due to certain media and production purchases, and fees paid to third-party vendors for services rendered.

The components of the changes in revenue by reportable segment for the year ended December 31, 2020 compared to the year ended December 31, 2019 were as follows:

	Year Ended December 31,
Segment	2020	Foreign Currency	Organic	Inorganic	2019
(Amounts reported in thousands)
Digital – Marketing	$217,091	$104	$(20,060)	$28,704	$208,343
Digital – Content	125,152	475	(66,036)	33,167	157,546
Research – Technology	55,487	-	(2,866)	-	58,353
Research – Corporate	54,062	-	2,094	-	51,968
Communications, Public Affairs and Advocacy	385,319	-	258,679	14,252	112,388
All Other	50,921	-	10,853	-	40,068
Total	$888,032	$579	$182,664	$76,123	628,666

Operating Expenses

Operating expenses for the year ended December 31, 2020 were $804.3 million compared to $588.0 million for the year ended December 31, 2019. The increase of $216.3 million, or 36.8%, was related to $154.3 million of additional costs in our existing businesses and $62.0 million of operational costs from acquired businesses.

Our existing brands reported an increase in operating expenses of $154.3 million, or 26.2%, which were mainly driven by operating expenses increases totaling $197.0 million that supported revenue growth at our Communications, Public Affairs and Advocacy and our All Other segments. These increases were partially offset by several cost reduction initiatives at our Digital – Content and Digital – Marketing segments that were adversely impact by COVID-19 totaling $59.4 million. All remaining segments and Corporate reported an increase in operating expenses of $16.8 million, or 2.9%.

Operating Income

Operating income for the year ended December 31, 2020 was $83.7 million compared to $40.7 million for the year ended December 31, 2019. The increase of $43.0 million, or 105.8%, was primarily due to operating income increases from our existing brands contributing $28.5 million and from acquired businesses during the period contributing $14.5 million.

Interest Expense, Net

Interest expense, net, for the year ended December 31, 2020 was $6.2 million compared to $8.7 million for the year ended December 31, 2019. The decrease of $2.4 million, or 28.1%, was primarily due to a 3.4% reduction in the weighted average interest rate, partially offset by an increase in our average borrowings under the New JPM Syndicated Facility.

Other Expense, net

Other expense, net, for the year ended December 31, 2020 was $0.2 million compared to $1.1 million for the year ended December 31, 2019.

Provision for Income Taxes

Income tax expense for the year ended December 31, 2020 was $5.9 million, which resulted in an effective tax rate of 7.6% on income before taxes and equity in earnings (losses) of unconsolidated affiliates of $77.3 million. Comparatively, income tax expense for the year ended December 31, 2019 was $10.0 million, which resulted in an effective tax rate of 32.4% on income before taxes and equity in earnings (losses) of unconsolidated affiliates of $30.9 million. The decrease in the provision for income taxes is primarily due to a reduction in taxable income at certain Brands that are classified as regarded entities, which includes controlled foreign corporations as well as domestic corporations, and increases in taxable income at certain Brands that are classified as pass through entities for U.S. tax purposes.

Equity in Earnings (Losses) of Unconsolidated Affiliates

Equity in earnings (losses) of unconsolidated affiliates for the year ended December 31, 2020 was earnings of $0.1 million compared to a loss of $0.2 million for the year ended December 31, 2019. The increase of $0.2 million, or 136.7%, was due to an increase in the operating results of the Company’s equity investment.

Net Income Attributable to Noncontrolling Interest

Net Income Attributable to Noncontrolling Interest for the year ended December 31, 2020 was $18.2 million compared to $2.3 million for the year ended December 31, 2019. The increase of $15.9 million, or 683.8%, was principally due to the increase in operating results of the Company’s digital advocacy and fundraising business. See Note 14 of the Notes to the Stagwell Consolidated Financial Statements for the year ended December 31, 2020 included herein for details of our noncontrolling interest.

Net (Loss) Income Attributable to Redeemable Noncontrolling Interest

Net (Loss) Income Attributable to Redeemable Noncontrolling Interest for the year ended December 31, 2020 was a loss of $3.1 million compared to income of $1.3 million for the year ended December 31, 2019. The decrease of $4.4 million, or 347.5%, was principally due to a decrease in the operating results of certain Brands that were directly impacted by COVID-19.

Net Income Attributable to Stagwell Media

Net Income Attributable to Stagwell Media for the year ended December 31, 2020 was $56.4 million, compared to $17.1 million for the year ended December 31, 2019. The increase of $39.2 million, or 228.8%, was principally due to the increases in our revenue and operating expenses, which are discussed above, that resulted in an operating income increase of $43.0 million. The increase is also due to a reduction in interest expense of $2.4 million and provision for income taxes of $4.1 million, offset by net income attributable to noncontrolling interest of $15.9 million, which are all described above.

REPORTABLE SEGMENTS RESULTS OF OPERATIONS

The following discussion provides additional detailed disclosures for each of our reportable segments.

Digital — Marketing: Year Ended December 31, 2020 Compared to Year Ended December 31, 2019

The Digital-Marketing reportable segment includes Brands that support the delivery of content, commerce, service, and sales using digital channels. These Brands create websites, back-end systems and other digital environments allowing consumers to engage with Brands using search engine optimization, bots, search engine marketing, influencer & affiliate marketing, email marketing, customer relationship management and programmatic advertising. Brands include Code and Theory, Forward PMX Group, MMI Agency and Stagwell Technologies.

Digital-Marketing’s operating results, including revenue, operating income, net income, and Adjusted EBITDA for the year ended December 31, 2020 compared to the year ended December 31, 2019 were as follows:

	Year Ended December 31,				Change
(Amounts reported in thousands)	2020	% of Revenue	2019	% of Revenue	$	%
Revenue	$217,091		$208,343		8,748	4.2%
Operating Income	27,810	12.8%	23,977	11.5%	3,833	16.0%
Net Income	21,775	10.0%	16,922	8.1%	4,853	28.7%
Adjusted EBITDA	44,866	20.7%	36,511	17.5%	8,355	22.9%

Digital-Marketing’s revenue for the year ended December 31, 2020 was $217.1 million compared to $208.3 million for the year ended December 31, 2019. The increase of $8.7 million, or 4.2%, was primarily due to revenue from acquired businesses of $28.7 million, which included $0.1 million of organic revenue growth. These acquired businesses expanded our content and platform management systems as well as our performance marketing offerings. The increase in revenue was offset by revenue declines of $20.1 million from our existing digital transformation, performance marketing and social media businesses when certain clients paused active programs or realized a delay in expected new business wins. Additionally, this segment reported a foreign exchange gain of $0.1 million.

Digital-Marketing’s operating income for the year ended December 31, 2020 was $27.8 million compared to $24.0 million for the year ended December 31, 2019. The increase of $3.8 million, or 16.0%, was primarily due to the revenue increases of $8.7 million noted above that were partially offset by an increase in operating expenses totaling $4.9 million. This included additional operating expenses related to acquired businesses totaling $23.4 million, which included compensation, real estate and other general and administrative costs. These additions were partially offset by $18.4 million in cost reduction initiatives at our existing brands that were primarily aimed at lowering third-party direct costs and compensation expenses in response to their revenue declines of $20.1 million noted above.

Digital-Marketing’s Adjusted EBITDA for the year ended December 31, 2020 was $44.9 million compared to $36.5 million for the year ended December 31, 2019. The increase of $8.4 million, or 22.9%, is primarily due to the increase to operating income of $3.8 million noted above, increases to deferred acquisition consideration expenses of $1.8 million, depreciation and amortization of $1.6 million, and tax provision of $1.2 million, partially offset by acquisition-related expenses and purchase accounting adjustments totaling $0.2 million.

Digital — Content: Year Ended December 31, 2020 Compared to Year Ended December 31, 2019

The Digital-Content reportable segment includes Brands that create online and offline content supported by ad sales to help clients target niche B2B audiences and general consumers. Brands include MultiView, Ink and Observatory.

Digital-Content’s operating results, including revenue, operating (loss) income, net (loss) income, and Adjusted EBITDA for the year ended December 31, 2020 compared to the year ended December 31, 2019 were as follows:

	Year Ended December 31,				Change
(Amounts reported in thousands)	2020	% of Revenue	2019	% of Revenue	$	%
Revenue	$125,152		$157,546		(32,394)	-20.6%
Operating (Loss) Income	(13,989)	-11.2%	5,543	3.5%	(19,532)	-352.4%
Net (Loss) Income	(13,995)	-11.2%	1,395	0.9%	(15,390)	-1103.2%
Adjusted EBITDA	(46)	-0.0%	22,475	14.3%	(22,521)	-100.2%

Digital-Content’s revenue for the year ended December 31, 2020 was $125.2 million compared to $157.5 million for the year ended December 31, 2019. The decrease of $32.4 million, or 20.6%, was primarily due to revenue declines from our existing travel marketing business totaling $62.3 million, which was directly impacted by global travel restrictions put in place in response to COVID-19, and $5.0 million from our creative production business. This decline was offset by additional revenue from acquired businesses that expanded our B2B marketing offering totaling $34.4 million, which included $1.3 million of organic revenue growth. Additionally, this segment reported a foreign exchange gain of $0.5 million.

Digital-Content’s operating loss for the year ended December 31, 2020 was $14.0 million compared to operating income of $5.5 million for the year ended December 31, 2019. The decline of $19.5 million, or 352.4%, was primarily due to the revenue declines of $32.4 million noted above, partially offset by a decrease in operating expenses totaling $12.9 million. This included $37.9 million in cost reduction initiatives at our existing brands that were primarily aimed at lowering third-party direct costs, compensation expenses and revenue share payments with our travel partner in response to revenue declines of $61.9 million noted above. These declines were partially offset by operating expenses related to acquired businesses totaling $28.1 million, which included third-party direct costs, compensation, real estate and other general and administrative costs.

Digital-Content’s Adjusted EBITDA for the year ended December 31, 2020 was a loss of $0.1 million compared to an income of $22.5 million for the year ended December 31, 2019. The decrease of $22.5 million, or 100.2%, is primarily due to the decline in operating loss of $19.5 million noted above, plus the net impact of changes to acquisition-related expenses and other restructuring costs totaling $3.5 million.

Research — Technology: Year Ended December 31, 2020 Compared to Year Ended December 31, 2019

The Research — Technology reportable segment consists of a single Brand, National Research Group, which conducts qualitative and quantitative research among consumers on behalf of theatrical, television, streaming content creators, gaming companies and technology companies to attract and engage consumers.

Research — Technology’s operating results, including revenue, operating income, net income, and Adjusted EBITDA for the year ended December 31, 2020 compared to the year ended December 31, 2019 were as follows:

	Year Ended December 31,				Change
(Amounts reported in thousands)	2020	% of Revenue	2019	% of Revenue	$	%
Revenue	$55,487		$58,353		(2,866)	-4.9%
Operating Income	9,367	16.9%	12,738	21.8%	(3,371)	-26.5%
Net Income	6,513	11.7%	8,765	15.0%	(2,252)	-25.7%
Adjusted EBITDA	11,796	21.3%	14,553	24.9%	(2,757)	-18.9%

Research — Technology’s revenue for the year ended December 31, 2020 was $55.5 million compared to $58.4 million for the year ended December 31, 2019. The decrease of $2.9 million, or 4.9%, was primarily due to certain clients directly impacted by COVID-19. Due to travel restrictions, movie theatre closings around the world and forced production pauses, clients elected to pause or cancel new and ongoing syndicated and custom research studies for television and theatrical content release totaling $17.2 million. However, most of the decline was recovered by growth in the streaming, gaming and technology verticals totaling $14.0 million.

Research — Technology’s operating income for the year ended December 31, 2020 was $9.4 million compared to $12.7 million for the year ended December 31, 2019. The decrease of $3.4 million, or 26.5%, was primarily due to the revenue declines of $2.9 million noted above and increased custom data acquisition costs of $0.5 million.

Research — Technology’s Adjusted EBITDA for the year ended December 31, 2020 was $11.8 million compared to $14.6 million for the year ended December 31, 2019. The decrease of $2.8 million, or 18.9%, was principally due to revenue declines of $2.9 million noted above.

Research — Corporate: Year Ended December 31, 2020 Compared to Year Ended December 31, 2019

The Research — Corporate reportable segment includes Brands that conduct qualitative and quantitative research among consumers and B2B audiences to help companies understand their purchase intent habits and trends to aid in marketing decisions and product development, views of brand and corporate reputation and the use of research for public release. Brands include Harris Insights and Analytics and HarrisX.

Research — Corporate’s operating results, including revenue, operating income, net income, and Adjusted EBITDA for the year ended December 31, 2020 compared to the year ended December 31, 2019 were as follows:

	Year Ended December 31,				Change
(Amounts reported in thousands)	2020	% of Revenue	2019	% of Revenue	$	%
Revenue	$54,062		$51,968		2,094	4.0%
Operating Income	3,828	7.1%	6,064	11.7%	(2,237)	-36.9%
Net Income	3,340	6.2%	5,214	10.0%	(1,875)	-36.0%
Adjusted EBITDA	6,653	12.3%	8,739	16.8%	(2,086)	-23.9%

Research — Corporate’s revenue for the year ended December 31, 2020 was $54.1 million compared to $52.0 million for the year ended December 31, 2019. The increase of $2.1 million, or 4.0%, was primarily due to growth in the enterprise technology research vertical.

Research — Corporate’s operating income for the year ended December 31, 2020 was $3.8 million compared to $6.1 million for the year ended December 31, 2019. The decrease of $2.2 million was primarily due to the revenue increase of $2.1 million noted above that was offset by an increase in operating expenses totaling $4.3 million related to the establishment of our enterprise technology research offering and increased data acquisition costs.

Research — Corporate’s Adjusted EBITDA for the year ended December 31, 2020 was $6.7 million compared to $8.7 million for the year ended December 31, 2019. The decrease of $2.1 million, or 23.9%, was principally due to the operating income decline of $2.2 million noted above.

Communications, Public Affairs and Advocacy: Year Ended December 31, 2020 Compared to Year Ended December 31, 2019

The Communications, Public Affairs and Advocacy reportable segment includes Brands that provide strategic communications through media relations, social media and in-person engagements, as well as utilizing digital channels to mobilize and raise funds from supporters and constituents to support political candidates and issue organizations in the public arena. Brands include SKDK, Targeted Victory and Wye Communications.

Communications, Public Affairs and Advocacy’s operating results, including revenue, operating income (loss), net income (loss), and Adjusted EBITDA for the year ended December 31, 2020 compared to the year ended December 31, 2019 were as follows:

	Year Ended December 31,				Change
(Amounts reported in thousands)	2020	% of Revenue	2019	% of Revenue	$	%
Revenue	$385,319		$112,388		272,931	242.8%
Operating Income (Loss)	70,404	17.9%	(1,395)	-1.2%	71,799	5146.9%
Net Income (Loss)	69,521	17.7%	(2,518)	-2.2%	72,039	2861.0%
Adjusted EBITDA	78,913	20.0%	18,213	16.2%	60,700	333.3%

Communications, Public Affairs and Advocacy’s revenue for the year ended December 31, 2020 was $385.3 million compared to $112.4 million for the year ended December 31, 2019. The increase of $272.9 million, or 242.8%, which included $178.7 million of third-party direct costs, was primarily due to revenue growth from our existing businesses that worked on a number of issue advocacy programs, fundraising activities and campaign strategy during the U.S. 2020 election cycle. Additionally, revenue from acquired businesses where we expanded our strategic corporate communications was $13.3 million, which included a decline in organic revenue of $1.0 million.

Communications, Public Affairs and Advocacy’s operating income for the year ended December 31, 2020 was $70.4 million compared to an operating loss of $1.4 million for the year ended December 31, 2019. The increase of $71.8 million, or 5,146.9%, was primarily due to the revenue growth of $272.9 million noted above, partially offset by an increase in operating expenses of $201.1 million. The increase in operating expenses is primarily from our existing brands increasing $190.6 million, which included $178.5 million of third-party direct costs, and $27.6 million of additional compensation and other general and administrative expense to support the revenue growth, partially offset by a net decrease in deferred acquisition consideration expenses of $15.5 million. Further, operating expenses related to acquired businesses were $10.6 million, which included compensation, real estate and other general and administrative costs.

Communications, Public Affairs and Advocacy’s Adjusted EBITDA for the year ended December 31, 2020 was $78.9 million compared to $18.2 million for the year ended December 31, 2019. The increase of $60.7 million, or 333.3%, is primarily due to the operating income increase of $71.8 million noted above, plus an increase in depreciation and amortization of $1.8 million attributable to both our existing businesses and acquisitions during the period, partially offset by the change to deferred acquisition consideration expenses of $13.2 million.

All Other: Year Ended December 31, 2020 Compared to Year Ended December 31, 2019

The All Other reportable segment includes Brands that create, produce, and promote advertising through traditional and digital channels, and provide public relations, healthcare, online reputation and digital privacy solutions for individuals and businesses. Brands include Scout, Reputation Defender and Collect, Understand and Engage (“CUE”).

All Other’s operating results, including revenue, operating income (loss), net income (loss), and Adjusted EBITDA for the year ended December 31, 2020 compared to the year ended December 31, 2019 were as follows:

	Year Ended December 31,				Change
(Amounts reported in thousands)	2020	% of Revenue	2019	% of Revenue	$	%
Revenue	$50,921		$40,068		10,853	27.1%
Operating Income (Loss)	1,383	2.7%	(3,113)	-7.8%	4,496	-144.4%
Net Income (Loss)	1,371	2.7%	(3,413)	-8.5%	4,784	-140.2%
Adjusted EBITDA	4,566	9.0%	88	0.2%	4,478	5088.6%

All Other’s revenue for the year ended December 31, 2020 was $50.9 million compared to $40.1 million for the year ended December 31, 2019. The increase of $10.9 million, or 27.1%, was primarily due to our healthcare practice benefiting from multiple drug candidates entering the market and growth in our online reputation and executive privacy digital products, which contributed $8.9 million and $2.0 million, respectively.

All Other’s operating income for the year ended December 31, 2020 was $1.4 million compared to an operating loss of $3.1 million for the year ended December 31, 2019. The increase of $4.5 million was primarily due to the revenue increase of $10.9 million noted above, which was partially offset by increases in compensation as well as other general and administrative costs totaling $3.8 million and third-party direct costs totaling $1.6 million.

All Other’s Adjusted EBITDA for the year ended December 31, 2020 was $4.6 million compared to $0.1 million for the year ended December 31, 2019. The increase of $4.5 million is primarily due to the operating income increase noted above.

Corporate: Year Ended December 31, 2020 Compared to Year Ended December 31, 2019

Corporate includes expenses incurred by our corporate function. These costs primarily consist of office and general expenses, salaries and employee-related expenses that are not fully allocated to the operating segments. These costs include salaries, long-term incentives, bonuses and other miscellaneous benefits for corporate office employees, corporate office expenses, professional fees related to financial statement audits and legal, information technology and other consulting services that are engaged through our corporate office, and depreciation incurred on our corporate office. The Corporate operating loss was $15.1 million and $3.1 million for the years ended December 31, 2020 and 2019, respectively.

YEAR ENDED DECEMBER 31, 2019 COMPARED TO YEAR ENDED DECEMBER 31, 2018

The following table presents a summary of our consolidated financial results for the years ended December 31, 2019 and 2018.

(Amounts reported in thousands)	Year Ended December 31,				Change
	2019	% of Revenue	2018	% of Revenue	$	%
Revenue	$628,666		$426,432			$202,234	47.4%
Operating expenses:
Cost of services sold	376,280	59.9%	257,524	60.4%		118,756	46.1%
Office and general expenses	175,962	28.0%	131,171	30.8%		44,791	34.1%
Depreciation and amortization	35,729	5.7%	21,775	5.1%		13,954	64.1%
Total operating expenses	587,971	93.5%	410,470	96.3%		177,501	43.2%
Operating Income	40,695	6.5%	15,962	3.7%		24,733	154.9%
Other expenses, net
Interest expense, net	(8,659)	-1.4%	(6,406)	-1.5%		(2,253)	35.2%
Other (expense) income, net	(1,144)	-0.2%	11,443	2.7%		(12,587)	-110.0%
Income before taxes and equity in (losses) earnings of unconsolidated affiliates	30,892	4.9%	20,999	4.9%		9,893	47.1%
Provision for income taxes	(10,004)	-1.6%	(4,494)	-1.1%		(5,510)	122.6%
Equity in earnings of unconsolidated affiliates	(158)	0.0%	1,919	0.5%		(2,077)	-108.2%
Net Income	20,730	3.3%	18,424	4.3%		2,306	12.5%
Less: Net income attributable to noncontrolling interest	2,326	0.4%	2,328	0.5%		(2)	-0.1%
Less: Net income attributable to redeemable noncontrolling interest	1,263	0.2%	153	0.0%		1,110	725.5%
Net Income attributable to Stagwell Media	$17,141	2.7%	$15,943	3.7%		$1,198	7.5%

Net Income	$20,730	3.3%	$18,424	4.3%		$2,306	12.5%
Interest expense, net	8,659	1.4%	6,406	1.5%		2,253	35.2%
Provision for income taxes	10,004	1.6%	4,494	1.1%		5,510	122.6%
Depreciation and amortization	35,729	5.7%	21,775	5.1%		13,954	64.1%
Other (expense) income, net	1,144	0.2%	(11,443)	-2.7%		12,587	-110.0%
Equity in earnings of unconsolidated affiliates	158	0.0%	(1,919)	-0.5%		2,077	-108.2%
Acquisition-related expenses	6,453	1.0%	2,901	0.7%		3,552	122.4%
Deferred acquisition consideration expenses	15,652	2.5%	28,327	6.6%		(12,675)	-44.7%
Other non-recurring items	(241)	0.0%	-	0.0%		(241)	n/m
Other restructuring costs	555	0.1%	1,483	0.3%		(928)	-62.6%
Adjusted EBITDA	$98,843	15.7%	$70,448	16.5%		$28,395	40.3%

Consolidated Results of Operations

Revenue

Stagwell’s revenue for the year ended December 31, 2019 was $628.7 million compared to $426.4 million for the year ended December 31, 2018. The increase of $202.2 million, or 47.4%, included organic growth of $7.4 million or 1.7%, inorganic revenue of $194.0 million, and a foreign exchange gain of $0.8 million. Organic revenue growth was primarily attributable to Digital – Marketing growing $17.1 million, or 10.1%, and Digital – Content growing $10.2 million, or 29.9%. This was offset by declines in Communications, Public Affairs and Advocacy of $21.9 million, or 27.6%. All remaining segments reported organic revenue growth of $2.1 million, or 1.4%. Inorganic revenue was $194.0 million for the year ended December 31, 2019, which included $60.4 million from an acquisition that expanded our magazine and digital production, targeting and distribution offerings, $52.0 million from an acquisition that expanded our B2B programmatic advertising offering, $54.9 million from an acquisition that expanded our public affairs and corporate communications offerings, $22.4 million from acquisitions that expanded our digital transformation, social media and performance marketing offerings, and $4.4 million from an acquisition that expanded our online reputation and executive privacy offering.

Third-party direct costs for the year ended December 31, 2019 was $65.8 million compared to $30.9 million for the year ended December 31, 2018. The increase of $34.9 million, or 112.9%, was principally due to certain media and production purchases, and fees paid to third-party vendors for services rendered.

The components for the changes in revenue by reportable segment for the year ended December 31, 2019 compared to the year ended December 31, 2018 were as follows:

	Year Ended December 31,
Reportable Segment (US Dollars Reported in Thousands)	2019	Foreign Currency	Organic	Inorganic	2018
Digital – Marketing	$208,343	$64	$17,070	$22,350	$168,859
Digital – Content	157,546	705	10,222	112,398	34,221
Research – Technology	58,353	—	2,166	—	56,187
Research – Corporate	51,968	—	(420)	—	52,388
Communications, Public Affairs and Advocacy	112,388	—	(21,932)	54,923	79,397
All Other	40,068	—	320	4,368	35,380
Total	$628,666	$769	$7,426	$194,039	$426,432

Operating Expenses

Operating expenses for the year ended December 31, 2019 were $588.0 million compared to $410.5 million for the year ended December 31, 2018. The increase of $177.5 million, or 43.2%, was related to $201.2 million of operational costs from acquired businesses, offset by cost reductions at our existing businesses of $23.7 million.

Our existing brands reported a decrease in operating expenses of $23.7 million, or 6.8%, which were mainly driven by operating expenses decreases totaling cost reduction initiatives of $25.7 million at our Communications, Public Affairs and Advocacy segment as well as investments in our Digital – Marketing and Research – Corporate segments, with $3.3 million of cost reductions at Corporate. These decreases were partially offset by additional operating expenses totaling $5.3 million at our Digital - Content, Research – Technology and All Other segments to support revenue growth.

Operating Income

Stagwell’s operating income for the year ended December 31, 2019 was $40.7 million compared to $16.0 million for the year ended December 31, 2018. The increase of $24.7 million, or 154.9%, was principally due to operating income increases from our existing brands contributing $11.1 million and the businesses acquired during the period contributing $13.6 million.

Interest Expense, Net

Stagwell’s interest expense, net, for the year ended December 31, 2019 was $8.7 million compared to $6.4 million for the year ended December 31, 2018. The increase of $2.3 million, or 35.2%, was principally due to an increase in the average outstanding debt balance with proceeds use to partially fund acquisitions completed during the period.

Other (expense) income, net

Stagwell’s other (expense) income, net for the year ended December 31, 2019 was an expense of $1.1 million compared to income of $11.4 million for the year ended December 31, 2018. The decrease of $12.6 million, or 110.0%, was principally due to non-recurring gains that were realized on financial instruments in equity investments where we completed step-up acquisitions in 2018, which were part of our consolidated operating results in 2019.

Provision for Income Tax

Income tax expense for the year ended December 31, 2019 was $10.0 million, which resulted in an effective tax rate of 32.4% on income of $30.9 million. Comparatively, income tax expense for the year ended December 31, 2018 was $4.5 million, which resulted in an effective tax rate of 21.4% on income of $21.0 million. The increase in provision for income taxes was primarily due to an increase in the taxable income of certain Brands that are classified as regarded entities, including acquisitions of taxable entities with positive taxable income, restructuring of one entity with positive taxable income from non-taxable status to taxable, as well as a decrease in taxable income of certain Brands that are classified as pass through entities for U.S. tax purposes.

Equity in (Losses) Earnings of Unconsolidated Affiliate

Stagwell’s equity in (losses) earnings of unconsolidated affiliate represents the income or losses attributable to equity method investments. We recorded $0.2 million of loss for the year ended December 31, 2019 compared to $1.9 million of income for the year ended December 31, 2018. The decrease of $2.1 million, or 108.2%, was due to fewer equity investments since we completed several step-up acquisitions of those investments during 2018, which were part of our consolidated operating results in 2019.

Net Income Attributable to Noncontrolling Interests

Stagwell’s Net Income Attributable to Noncontrolling Interests for the year ended December 31, 2019 was $2.3 million which is consistent for the year ended December 31, 2018. See Note 14 of the Notes to the Stagwell Consolidated Financial Statements for the year ended December 31, 2019 included herein for details of our noncontrolling interest.

Net Income Attributable to Redeemable Noncontrolling Interest

Net Income Attributable to Redeemable Noncontrolling Interest for the year months ended December 31, 2019 was $1.3 million compared to $0.2 million for the year ended December 31, 2018. The increase of $1.1 million, or 725.5%, was due to the increase in operating results of the Company’s subsidiaries.

Net Income Attributable to Stagwell Media

Stagwell’s Net Income Attributable to Stagwell Media for the year ended December 31, 2019 was $17.1 million compared to $15.9 million for the year ended December 31, 2018. The increase of $1.2 million, or 7.5%, was principally due to the increases in our revenue and operating expenses, which are discussed above, that resulted in an operating income increase of $24.7 million. This increase was partially offset by increases to several non-operating expenses including interest expense, net of $2.3 million and our provision for income tax of $5.5 million as well as decreases to our other (expense) income, net of $12.5 million, equity in earnings of unconsolidated affiliate of $2.1 million and net income attributable to redeemable noncontrolling interest of $1.1 million, which are also described above.

REPORTABLE SEGMENTS RESULTS OF OPERATIONS

The following discussion provides additional detailed disclosures for each of our reportable segments.

Digital — Marketing: Year Ended December 31, 2019 Compared to Year Ended December 31, 2018

Digital — Marketing’s operating results, including revenue, operating income, net income, and Adjusted EBITDA for the year ended December 31, 2019 compared to the year ended December 31, 2018 were as follows:

	Year Ended December 31,				Change
(US Dollars Reported in Thousands)	2019	% of Revenue	2018	% of Revenue	$	%
Revenue	$208,343		$168,859		39,484	23.4%
Operating Income	23,977	11.5%	16,545	9.8%	7,432	44.9%
Net Income	16,922	8.1%	17,464	10.3%	(542)	-3.1%
Adjusted EBITDA	36,511	17.5%	24,550	14.5%	11,961	48.7%

Digital — Marketing’s revenue for the year ended December 31, 2019 was $208.3 million compared to $168.9 million for the year ended December 31, 2018. The increase of $39.5 million, or 23.4%, was primarily due to additional revenue from acquired businesses where we expanded our digital transformation, social media and performance marketing offerings totaling $39.3 million, which included organic revenue growth of $17.0 million. Organic revenue growth from our existing brands was $0.1 million, or 0.1%. Additionally, this segment reported a foreign exchange gain of $0.1 million, or 0.04%.

Digital-Marketing’s operating income for the year ended December 31, 2019 was $24.0 million compared to $16.6 million for the year ended December 31, 2018. The increase of $7.4 million, or 44.9%, was primarily due to the revenue increases of $39.5 million noted above, which was partially offset by additional costs related to acquisitions of $33.3 million including third-party direct costs, compensation expenses, real estate and consulting fees. Operating costs attributable to our existing brands declined $1.2 million.

Digital — Marketing’s Adjusted EBITDA for the year ended December 31, 2019 was $36.5 million compared to $24.6 million for the year ended December 31, 2018. The increase of $11.9 million, or 48.7%, is principally due to the increase to operating income of $7.4 million noted above plus the increase to our tax provision and other items totaling $1.6 million.

Digital — Content: Year Ended December 31, 2019 Compared to Year Ended December 31, 2018

Digital — Content’s operating results, including revenue, operating income (loss), net income (loss), and Adjusted EBITDA for the year ended December 31, 2019 compared to the year ended December 31, 2018 were as follows:

	Year Ended December 31,				Change
(US Dollars Reported in Thousands)	2019	% of Revenue	2018	% of Revenue	$	%
Revenue	$157,546		$34,221		123,325	360.4%
Operating Income (Loss)	5,543	3.5%	(169)	-0.5%	5,712	-3379.9%
Net Income (Loss)	1,395	0.9%	(1,285)	-3.8%	2,680	-208.6%
Adjusted EBITDA	22,475	14.3%	3,623	10.6%	18,852	520.3%

Digital — Content’s revenue for the year ended December 31, 2019 was $157.5 million compared to $34.2 million for the year ended December 31, 2018. The increase of $123.3 million, or 360.4%, was due to additional revenue from acquired businesses where we expanded our travel marketing and B2B offerings totaling $121.6 million, which included $8.5 million of organic revenue growth. Organic revenue growth from our existing brands was $1.7 million, or 5.0%. Additionally, this segment reported a foreign exchange gain of $0.7 million, or 0.2%.

Digital — Content’s operating income for the year ended December 31, 2019 was $5.5 million compared to an operating loss of $0.2 million for the year ended December 31, 2018. The increase of $5.7 million was due to the revenue increases of $123.3 million noted above, which was partially offset by additional costs related to acquisitions of $116.5 million, including third-party direct costs for our digital transformation, social media and performance marketing offerings, compensation expenses, real estate and consulting fees. Operating expenses attributable to our existing brands increased $1.1 million.

Digital — Content’s Adjusted EBITDA for the year ended December 31, 2019 was $22.5 million compared to $3.6 million for the year ended December 31, 2018. The increase of $18.9 million, or 520.3%, is due to the increase in operating income of $5.7 million noted above, depreciation and amortization of $7.8 million related to acquisitions completed during the period, and acquisition-related expenses of $5.4 million.

Research — Technology: Year Ended December 31, 2019 Compared to Year Ended December 31, 2018

Research — Technology’s operating results, including revenue, operating income, net income, and Adjusted EBITDA for the year ended December 31, 2019 compared to the year ended December 31, 2018 were as follows:

	Year Ended December 31,				Change
(US Dollars Reported in Thousands)	2019	% of Revenue	2018	% of Revenue	$	%
Revenue	$58,353		$56,187		2,166	3.9%
Operating Income	12,738	21.8%	12,185	21.7%	553	4.5%
Net Income	8,765	15.0%	7,290	13.0%	1,475	20.2%
Adjusted EBITDA	14,553	24.9%	13,950	24.8%	603	4.3%

Research — Technology’s revenue for the year ended December 31, 2019 was $58.4 million compared to $56.2 million for the year ended December 31, 2018. The increase of $2.2 million, or 3.9%, was driven by emerging work with streaming services, gaming platforms, and technology companies.

Research — Technology’s operating income for the year ended December 31, 2019 was $12.7 million compared to $12.2 million for the year ended December 31, 2018. The increase of $0.5 million, or 4.5%, was primarily due to the revenue increase of $2.2 million noted above, which was partially offset by increases to operating expenses of $1.7 million to support the revenue growth.

Research — Technology’s Adjusted EBITDA for the year ended December 31, 2019 was $14.6 million compared to $14.0 million for the year ended December 31, 2018. The increase of $0.6 million, or 4.3%, was driven by operating income growth of $0.5 million noted above.

Research — Corporate: Year Ended December 31, 2019 Compared to Year Ended December 31, 2018

Research — Corporate’s operating results, including revenue, operating income, net income, and Adjusted EBITDA for the year ended December 31, 2019 compared to the year ended December 31, 2018 were as follows:

	Year Ended December 31,				Change
(US Dollars Reported in Thousands)	2019	% of Revenue	2018	% of Revenue	$	%
Revenue	$51,968		$52,388		(420)	-0.8%
Operating Income	6,064	11.7%	5,136	9.8%	928	18.1%
Net Income	5,214	10.0%	4,175	8.0%	1,039	24.9%
Adjusted EBITDA	8,739	16.8%	7,379	14.1%	1,360	18.4%

Research — Corporate’s revenue for the year ended December 31, 2019 was $52.0 million compared to $52.4 million for the year ended December 31, 2018. The decrease of $0.4 million, or 0.8%, was principally due to the net impact of new business wins offsetting client losses or reduced spend for the period.

Research — Corporate’s operating income for the year ended December 31, 2019 was $6.1 million compared to $5.1 million for the year ended December 31, 2018. The increase of $1.0 million, or 18.1%, was primarily due to reductions in operating expenses of $1.4 million partially offset by the revenue decline of $0.4 million noted above.

Research — Corporate’s Adjusted EBITDA for the year ended December 31, 2019 was $8.7 million compared to $7.4 million for the year ended December 31, 2018. The increase of $1.3 million, or 18.4%, is due to the increase in operating income noted above, plus other restructuring costs totaling $0.3 million.

Communications, Public Affairs and Advocacy: Year Ended December 31, 2019 Compared to Year Ended December 31, 2018

Communications, Public Affairs and Advocacy’s operating results, including revenue, operating loss, net loss, and Adjusted EBITDA for the year ended December 31, 2019 compared to the year ended December 31, 2018 were as follows:

	Year Ended December 31,				Change
(US Dollars Reported in Thousands)	2019	% of Revenue	2018	% of Revenue	$	%
Revenue	$112,388		$79,397		32,991	41.6%
Operating Income (Loss)	(1,395)	-1.2%	(14,004)	-17.6%	12,609	-90.0%
Net Income (Loss)	(2,518)	-2.2%	(15,250)	-19.2%	12,732	-83.5%
Adjusted EBITDA	18,213	16.2%	20,540	25.9%	(2,327)	-11.3%

Communications, Public Affairs and Advocacy’s revenue for the year ended December 31, 2019 was $112.4 million compared to $79.4 million for the year ended December 31, 2018. The increase of $33.0 million, or 41.6%, was primarily due to additional revenue from acquired businesses where we expanded corporate communications, public affairs, and digital fundraising offerings that totaled $46.4 million, which included organic revenue decline of $8.5 million. Existing brands reported organic revenue declines of $13.4 million as these Brands reported more revenue during the U.S. 2018 election cycle.

Communications, Public Affairs and Advocacy’s operating loss for the year ended December 31, 2019 was $1.4 million compared to $14.0 million for the year ended December 31, 2018. The $12.6 million improvement was primarily due to revenue growth of $33.0 million noted above, partially offset by an increase in operating expenses totaling $20.4 million. Acquired businesses operating expenses were $43.4 million, which included $29.2 million of third-party direct costs. These costs were partially offset by decreased operating expenses in our existing brands totaling $23.0 million, which included $5.1 million in third-party direct costs. The remaining $24.1 million consisted of a decrease to deferred acquisition consideration expenses of $16.0 million and $8.1 million in several cost reduction initiatives.

Communications, Public Affairs and Advocacy’s Adjusted EBITDA for the year ended December 31, 2019 was $18.2 million compared to $20.5 million for the year ended December 31, 2018. The decrease of $2.3 million, or 11.3%, is due to the improvement in operating loss of $12.6 million noted above, offset by deferred acquisition consideration expenses of $16.0 million.

All Other: Year Ended December 31, 2019 Compared to Year Ended December 31, 2018

All Other’s operating results, including revenue, operating (loss) income, net (loss) income, and Adjusted EBITDA for the year ended December 31, 2019 compared to the year ended December 31, 2018 were as follows:

	Year Ended December 31,				Change
(US Dollars Reported in Thousands)	2019	% of Revenue	2018	% of Revenue	$	%
Revenue	$40,068		$35,380		4,688	13.3%
Operating Income (Loss)	(3,113)	-7.8%	2,685	7.6%	(5,798)	-215.9%
Net Income (Loss)	(3,413)	-8.5%	2,471	7.0%	(5,884)	-238.1%
Adjusted EBITDA	88	0.2%	3,827	10.8%	(3,739)	-97.7%

All Other’s revenue for the year ended December 31, 2019 was $40.1 million compared to $35.4 million for the year ended December 31, 2018. The increase of $4.7 million, or 13.3%, was primarily driven by additional revenue that expanded our online reputation and privacy offerings totaling $7.5 million, which included $3.1 million of organic revenue growth. Organic revenue declines from our existing brands were $2.8 million, which was related to delays in marketing spend for pharmaceutical candidates that did not enter the market.

All Other’s operating loss for the year ended December 31, 2019 was $3.1 million compared to operating income of $2.7 million for the year ended December 31, 2018. The decrease of $5.8 million was due to the increase in operating expenses of $10.5 million primarily relating to advertising and marketing cost and staff cost, partially offset by the revenue increase of $4.7 million noted above.

All Other’s Adjusted EBITDA for the year ended December 31, 2019 was $0.1 million compared to $3.8 million for the year ended December 31, 2018. The decrease of $3.7 million, or 97.7%, is due to the decrease in operating income of $5.8 million noted above, and acquisition-related expenses of $2.6 million, partially offset by an addback for deferred acquisition consideration expenses of $4.2 million.

Corporate: Year Ended December 31, 2019 Compared to Year Ended December 31, 2018

The Corporate operating loss was $3.1 million and $6.4 million for the year ended December 31, 2019 and December 31, 2018, respectively.

Liquidity and Capital Resources:

Liquidity

The following table provides summary information about the Company’s liquidity position:

	Three Months Ended March 31,		Year Ended December 31,
(US Dollars Reported in Thousands)	2021	2020	2020	2019	2018
Cash, cash equivalents and restricted cash	$53,784	$148,478	$92,457	$63,860	$51,777
Working capital surplus (deficit)	15,634	49,354	28,728	(44,461)	30,222
Cash provided by operating activities	5,771	7,968	138,080	64,846	60,858
Cash used in investing activities	(3,311)	(4,358)	(29,021)	(18,087)	(29,779)
Cash (used in) provided by financing activities	(41,142)	80,019	$(80,141)	$(35,019)	$(18,119)
Ratio of long-term debt to members equity	0.53	0.82	0.55	0.50	0.46

We expect to maintain sufficient cash and/or available borrowings to fund operations for the next twelve months. Historically, we have been able to maintain and expand our business using cash generated from operating activities and funds available under the revolving credit facility that is part of our New JPM Syndicated Facility.

On November 13, 2020, the Company, JPM as administrative agent, and a group of lenders entered into a term loan agreement (“JPM Credit Agreement”) that provided us with a Delayed Draw Term Loan A in an aggregate principal amount of $90.0 million (“DD Term Loan A”). Proceeds of the borrowing under the DD Term Loan A will be used to partially fund a distribution prior to the closing of the transaction with MDC. For additional detail see commentary on Total Debt below.

As of March 31, 2021, the borrowing capacity under our revolving credit facility was $325.0 million, with $187.3 million drawn and $137.7 million unfunded. We expect that any additional drawings from our revolving credit facility would fund future acquisitions and/or working capital requirements and general corporate purposes, in each case pursuant to the terms.

Obligations extending beyond the next twelve months primarily consist of contingent compensation payments, capital expenditures, scheduled lease obligation payments, and interest payments on borrowings. Based on the current outlook, we believe our current cash balance plus future cash flows from operations and unfunded commitments from our revolving credit facility will be sufficient to meet our anticipated cash needs for the next twelve months. Our ability to make scheduled deferred acquisition payments, principal, and interest payments, to refinance indebtedness or to fund planned capital expenditures will depend on future performance, which is subject to general economic conditions, the competitive environment, and other factors.

Working Capital

As of March 31, 2021, the Company had a working capital surplus of $15.6 million, compared to a surplus of $28.7 million on December 31, 2020, a deficit of $44.5 million on December 31, 2019, and a surplus of $30.2 million on December 31, 2018. The Company’s working capital is impacted by seasonality in media buying, amounts spent by clients, and timing of amounts received from clients and subsequently paid to suppliers. Media buying is impacted by the timing of certain events, such as major sporting competitions and national holidays, and there can be a quarter-to-quarter lag between the time amounts received from clients for the media buying are subsequently paid to suppliers. The Company intends to maintain sufficient cash or availability of funds under the JPM Credit Agreement at any time to adequately fund working capital should there be a need to do so from time to time.

Cash Flows

Operating Activities

Cash flows provided by operating activities for the three months ended March 31, 2021 was $5.8 million, primarily driven by cash flows from earnings with growth in digital transformation offerings and the ramp up of performance marketing efforts, partially offset by changes in working capital due to the seasonality of political campaigns.

Cash flows provided by operating activities for the three months ended March 31, 2020 was $8.0 million, primarily driven by cash flows from earnings, partially offset by changes in working capital.

Cash flows provided by operating activities for the year ended December 31, 2020 was $138.1 million, primarily driven by cash flows from earnings, and change in working capital due to seasonality with political and ramp up of marketing efforts that commence with back to school through the end of the holiday season.

Cash flows provided by operating activities for the year ended December 31, 2019 was $64.8 million, primarily resulting from the cash flows from earnings that were partially offset by working capital requirements resulting from an increase in accounts receivable related to the seasonal increase in revenue in the fourth quarter of 2019 less the increase in accounts payable and advance billings resulting from the media buying patterns.

Cash flows provided by operating activities for the year ended December 31, 2018 was $60.9 million, primarily driven by cash flows from earnings, and net inflows from working capital, partially offset by deferred acquisition consideration payments.

Investing Activities

During the three months ended March 31, 2021, cash flows used in investing activities was $3.3 million of capital expenditures.

During the year ended March 31, 2020, cash flows used in investing activities was $4.4 million, which primarily consisted of $2.9 million of capital expenditures and $1.7 million of acquisitions of intangible assets.

During the year ended December 31, 2020, cash flows used in investing activities was $29.0 million, which primarily consisted of $12.1 million of capital expenditures and $16.6 million paid for acquisitions.

During the year ended December 31, 2019, cash flows used in investing activities was $18.1 million, which primarily consisted of $12.5 million of capital expenditures and $5.6 million paid for acquisitions.

During the year ended December 31, 2018, cash flows used in investing activities was $29.8 million, primarily consisting of $19.4 million for acquisitions and $10.4 million for capital expenditures.

Financing Activities

During the three months ended March 31, 2021, cash flows used in financing activities was $41.1 million, primarily driven by $25.9 million in distribution payments, of which $10.9 million of distributions were to holders of noncontrolling interest, and $15.2 million in net payments of third-party debt.

During the three months ended March 31, 2020, cash flows provided by financing activities was $80.0 million, primarily driven by draws on our New JPM Syndicated Facility of $107.0 million, partially offset by $25.9 million in distribution payments.

During the year ended December 31, 2020, cash flows used in financing activities was $80.1 million, primarily driven by $115.5 million in distribution payments, of which $7.1 million of distributions were to holders of noncontrolling interest, $3.1 million in debt issuance costs incurred on amendments to our New JPM Syndicated Facility and Delayed Draw Term Loan A, partially offset by $40.0 million in net proceeds from third-party debt.

During the year ended December 31, 2019, cash flows used in financing activities was $35.0 million, primarily driven by $40.2 million in distribution payments and $2.5 million in acquisition related payments, partially offset by $5.4 million in net proceeds from third-party debt and $4.0 million in Stagwell Media contributions.

During the year ended December 31, 2018, cash flows used in financing activities was $18.1 million, primarily driven by $35.3 million in distribution payments and $12.4 million of acquisition related payments, partially offset by $16.5 million in net proceeds from third-party debt and $14.5 million in Stagwell Media contributions.

Total Debt

On November 13, 2020, we amended our New JPM Syndicated Facility in contemplation of the Proposed Transactions with MDC, where we amended the following terms, which are also applicable to our DD Term Loan A, as described below: (i) the definition of Adjusted LIBOR is the mathematical calculation of LIBOR for a period equal to 1 month, 3 month or 6 months, multiplied by a fraction of the federal funds effective rate, (ii) the definition Alternate Base Rate (“ABR”) is the greatest of (a) the prime rate of interest announced from time to time by the Wall Street Journal, (b) the federal funds effective rate plus half of 0.5% and (c) Adjusted LIBOR for a one-month period plus 1.0%, and in the event (a), (b) or (c) result in an interest rate of less than 1.5%, the interest rate for the period is set to 1.5%, and (iii) the maturity date of our revolving facility is November 18, 2024, subject to the refinancing or termination of debt facilities held by MDC ninety-one days prior to their respective maturity dates.

On November 13, 2020, the Company, JPM as administrative agent, and a group of lenders entered into the JPM Credit Agreement that provided the Company with the DD Term Loan A in an aggregate principal amount of $90.0 million. The DD Term Loan A will mature on November 13, 2023, provided that if the MDC Proposed Transactions is not consummated within thirty days of the draw of the DD Term Loan A, the maturity date will be thirty-one days after the draw. Proceeds of the borrowing under the DD Term Loan A will be used to partially fund a distribution by the Company prior to the closing of the Proposed MDC Transaction. The Company may elect that borrowings in respect of the DD Term Loan A bear interest at an annual rate equal to either ABR or Adjusted LIBOR, as defined in the JPM Credit Agreement, plus a margin of 2% or 3%, respectively. The DD Term Loan A is payable in quarterly installments of principal and interest. Interest is calculated on the first Business Day after a draw on the DD Term Loan A, with principal payments due at a rate of 0.625% per quarter until November 13, 2021, at a rate of 1.25% thereafter, with the remaining balance due upon maturity. As of March 31, 2021, the Company had not made any draws on its DD Term Loan A.

Debt, inclusive of amounts drawn under the credit facility, net of debt issuance costs, as of March 31, 2021 was $184.4 million as compared to $199.0 million as of December 31, 2020. The decrease of $14.6 million in debt was primarily as a result of net payments on our New JPM Syndicated Facility, and amortization of debt issuance costs.

A portion of the new revolver in an amount not to exceed $10 million is available for the issuance of standby letters of credit, of which $6.7 million are outstanding as of March 31, 2021.

December 31, 2020 was $199.0 million as compared to $159.5 million outstanding at December 31, 2019. The increase of $39.5 million in debt was primarily to fund distributions to Stagwell Media and to finance acquisitions in the second half of the year.

See Note 13 of the Notes to the Consolidated Financial Statements for information regarding the Company’s five-year revolving credit facility of $325.0 million with the right to be increased by an additional $90.0 million to $415.0 million provided additional commitments are obtained.

The Company is in compliance with all of the terms and conditions of the New JPM Syndicated Facility, and management believes, based on its current financial projections, that the Company will continue to be in compliance with its covenants over the next twelve months.

If the Company loses all or a substantial portion of its lines of credit under the New JPM Syndicated Facility, or if the Company uses the maximum available amount under the New JPM Syndicated Facility, it will be required to seek other sources of liquidity. If the Company were unable to find these sources of liquidity, for example through access to the capital markets or asset sales, the Company’s ability to fund its working capital needs and any contingent obligations with respect to acquisitions and redeemable noncontrolling interests would be adversely affected.

Pursuant to the New JPM Syndicated Facility, the Company must meet certain financial and nonfinancial covenants on an ongoing basis. The financial covenant requires us to not to exceed a total leverage ratio as set forth in the table below. The nonfinancial covenants include providing audited financial statements to the bank within 120 days from year-end (180 days from year-end for the year ending December 31, 2019). For the period ended March 31, 2021, December 31, 2020 and December 31, 2019, the Company’s calculation of each of these covenants, and the specific requirements under the JPM Credit Agreement, respectively, were calculated based on the trailing twelve months as follows:

	March 31, 2021	December 31, 2020	December 31, 2019
Total Leverage Ratio	1.27	1.30	1.99
Maximum per covenant	4.25	4.25	4.25
Minimum per covenant	1.00	1.00	1.00

These ratios and measures are not based on generally accepted accounting principles and are not presented as alternative measures of operating performance or liquidity. Some of these ratios and measures include, among other things, pro forma adjustments for acquisitions, one-time charges, and other items, as defined in the Credit Agreement. They are presented here to demonstrate compliance with the covenants in the Credit Agreement, as non-compliance with such covenants could have a material adverse effect on the Company

Contractual Obligations and Other Commercial Commitments

The following table provides a payment schedule of present and future obligations. Management anticipates that the obligations outstanding at March 31, 2021 will be repaid with new financing, equity offerings, asset sales and/or cash flow from operations:

	Payment due by period
Contractual Obligations (US Dollars Reported in Thousands)	Total	From April 1, 2021 to December 31, 2021	1 – 3 years	3 – 5 years	More than 5 years
	(in thousands)
Operating lease liabilities(1)	$75,262	$17,065	$44,993	$7,510	$5,694
JPM Syndicated Revolver – Principal(2)	187,314	-	187,314	-	-
JPM Syndicated Revolver – Variable Interest(2)	17,028	3,535	13,494	-	-
Unutilized borrowing fees on JPM Syndicated Revolver and DD Term Loan A	2,168	507	1,661	-	-
Deferred acquisition consideration(3)	14,685	5,610	9,075	-	-
Other liabilities(4)	11,850	4,274	7,576
Commitments(5)	50,520	12,258	38,262
Total	$358,827	$43,248	$302,375	$7,510	$5,694

(1) Operating lease liabilities payments exclude the effect of discounting of $7.8 million which is reflected in the operating lease liabilities present value of $67.4 million as presented on the Company’s Condensed Balance Sheet as of March 31, 2021.

(2) Reflects the projected interest rate obligations for the variable rate payments based on an applicable interest rate of 2.47%, on the outstanding debt of $187.3 million on the Company’s New JPM Syndicated Revolver as presented on the Company’s Balance Sheet as of March 31, 2021, and on the basis that the debt will remain consistent and outstanding through the maturity date of November 18, 2024.

(3) Deferred acquisition consideration payments reflect the Company’s obligations as of March 31, 2021.

(4) Other liabilities primarily represent the Company’s obligations related to the deferral of payroll taxes allowable under the CARES Act.

(5) Commitments reflect multi-year commitments to vendors.

Other-Balance Sheet Commitments

Deferred Acquisition Consideration

Certain of our acquisitions include an initial payment at closing and provide for future additional contingent payments. These payments are typically contingent upon the acquired businesses reaching certain profit and/or growth targets. In instances where such contingent payments require sellers’ continuous employment with the Company after the transaction, they are recorded as compensation expense in the Consolidated Statements of Operations and Comprehensive Income. The related liability is measured using management’s best estimate of such future payments and is recorded as deferred acquisition consideration liability in the Consolidated Balance Sheets. At each reporting date, we model each business’ future performance, including revenue growth and free cash flows, to estimate the value of each contingent compensation liability. Subsequent changes to the liability are recorded in results of operations. When contingent payment arrangements do not require continuous employment, they are initially recorded as purchase consideration at fair value and are subsequently remeasured at fair value at each reporting date with any changes recorded in results of operations. See Note 2 and 12 of the Notes to the Consolidated Financial Statements for additional information regarding contingent compensation liability.

Redeemable Noncontrolling Interest

The Company’s redeemable noncontrolling interests relates to its shareholding in Volanti Media (Holdings) Ltd (“INK”), through its consolidated subsidiary, Travel Content Ltd., and in Code and Theory, LLC (“Code and Theory”), through its consolidated subsidiary, Stagwell Performance Marketing & Digital Transformation, LLC. We enter into contractual arrangements under which noncontrolling shareholders may require us to purchase such noncontrolling shareholders’ incremental ownership interests under certain circumstances. The redemption date value under these contractual arrangements is not a fixed amount, but rather is dependent upon various valuation formulas, such as the average earnings of the relevant subsidiary through the date of exercise or the growth rate of the earnings of the relevant subsidiary during that period. These contractual arrangements are contingently redeemable, and each is presented in redeemable noncontrolling interest in the consolidated balance sheets at its acquisition date fair value, plus net income or loss attributable to the redeemable noncontrolling interest in accordance with ASC 810, Consolidation, which is based on the noncontrolling interests’ ownership percentage in the subsidiary. The options are only adjusted to their redemption date value at such point in time that the options are deemed to be currently redeemable by the Company, and if determined to be greater than the cumulative net income allocated to the noncontrolling interests in accordance with ASC 810, Consolidation. See Note 14 of the Notes to the Consolidated Financial Statements for further information.

Critical Accounting Policies and Estimates

Our Consolidated Financial Statements have been prepared in accordance with GAAP. Preparation of the Consolidated Financial Statements and related disclosures requires us to make judgments, assumptions and estimates that affect the amounts reported and disclosed in the accompanying financial statements and footnotes. Our significant accounting policies are discussed in Note 2 of the Consolidated Financial Statements. Our critical accounting policies are those that are considered by management to require significant judgment and use of estimates and that could have a significant impact on our financial statements. An understanding of our critical accounting policies is necessary to analyze our financial results.

Our critical accounting policies include our accounting for allocation of fair value of purchase consideration, deferred acquisition consideration, goodwill and intangible assets, and revenue recognition. The financial statements are evaluated on an ongoing basis and estimates are based on historical experience and other assumptions that we believe are reasonable under the circumstances. These estimates require the use of assumptions about future performance, which are uncertain at the time of estimation. To the extent actual results differ from the assumptions used, the Company’s financial position, results of operations and cash flows could be materially impacted.

Business Combinations. We account for our business combinations using the acquisition accounting method, which requires us to assign the purchase price paid to acquire assets or stock of a business to the identifiable net assets acquired and any noncontrolling interest based on their estimated fair values at the acquisition date.

For each acquisition, the Company undertakes a detailed review to identify other intangible assets and a valuation is performed for all such identified assets. The Company uses several market participant measurements to determine the estimated acquisition date fair value. This approach includes consideration of similar and recent transactions, information obtained during our pre-acquisition due diligence, as well as utilizing discounted expected cash flow methodologies. A substantial portion of the intangible assets value that the Company acquires is the specialized know-how of the workforce, which is treated as part of goodwill and is not required to be valued separately. The majority of the value of the identifiable intangible assets acquired is derived from customer relationships, including the related customer contracts, as well as tradenames and trademarks.

Acquisition-related costs, including advisory, legal, accounting, valuation and other costs are expensed as incurred.

Deferred acquisition consideration. Certain acquisitions include an initial payment at closing and provide for future additional contingent payments. These payments are typically contingent upon the acquired businesses reaching certain profit and/or growth targets. In instances where such contingent payments require sellers’ continuous employment with the Company after the transaction, they are recorded as compensation expense in the Consolidated Statements of Operations and Comprehensive Income. The related liability is measured using management’s best estimate of such future payments and is recorded as deferred acquisition consideration liability in the Consolidated Balance Sheets. At each reporting date, we model each business’ future performance, including revenue growth and free cash flows, to estimate the value of each contingent compensation liability. Subsequent changes to the liability are recorded in results of operations. When contingent payment arrangements do not require continuous employment, they are initially recorded as purchase consideration at fair value and are subsequently remeasured at fair value at each reporting date with any changes recorded in office and general expenses in the Consolidated Statements of Operations and Comprehensive Income.

Goodwill. Goodwill is the result of the excess of the consideration transferred over the fair value of tangible net assets and identifiable intangible assets of businesses acquired.

Goodwill is tested annually for impairment, as of October 1, and at any time upon the occurrence of certain events or substantive changes in circumstances that indicate the carrying amount of goodwill may not be recoverable. The Company has the option to perform a qualitative assessment to determine if an impairment is “more likely than not” to have occurred. If the Company can support the conclusion that the fair value of a reporting unit is greater than its carrying amount under the qualitative assessment, the Company would not need to perform the quantitative impairment test for that reporting unit. If the Company cannot support such a conclusion or the Company does not elect to perform the qualitative assessment, then the Company must perform the quantitative impairment test. The Company performs a one-step quantitative test and records the amount of goodwill impairment, if any, as the excess of a reporting unit’s carrying amount over its fair value, not to exceed the total amount of goodwill allocated to the reporting unit.

We determine the fair value of reporting units primarily using a weighted average approach of discounted cash flow analysis, which often includes the use of significant judgments and estimates, and the Guideline Public Company method. The significant estimates and assumptions include: a) the amount and timing of future cash flows, b) working capital requirements, c) estimation of a long-term growth rate, and d) the determination of an appropriate discount rate. The discount rate utilized in the analysis was based on the reporting unit’s weighted average cost of capital (“WACC”), which takes into account the weighting of each component of capital structure and represents the expected cost of new capital, adjusted as appropriate to consider the risk inherent in future cash flows of the reporting unit. Changes in these estimates and assumptions could materially affect the determination of fair value and/or conclusions on goodwill impairment.

Based on the goodwill impairment analysis performed by the Company, no impairment loss was recorded for the years ended December 31, 2020 and 2019.

The Company did not identify triggering events that would require it to perform an interim goodwill impairment analysis for the three months ended March 31, 2021, and accordingly no impairment loss was recorded.

See Notes to the Stagwell Consolidated Financial Statements for additional information.

Intangible Assets. Intangible assets, which are subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. These events or circumstances include a significant adverse change in the business climate, legal factors, operating performance indicators, competition, sale or disposition of a significant portion of the business or other factors. In performing this assessment, we consider operating results, trends and prospects, as well as the effects of obsolescence, demand, competition and other economic factors. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. We calculate the fair value of an asset using discounted future cash flows where observable fair values are not readily determinable. The discount rate applied to these cash flows is based on our WACC, risk adjusted where appropriate, or an alternate discount rate as we deem appropriate. As of March 31, 2021, no impairment was recognized on the Company’s intangible assets.

See Notes to the Stagwell Consolidated Financial Statements for additional information.

Revenue Recognition. The Company’s revenue recognition policies are established in accordance with the Revenue Recognition topics of ASC 606, and accordingly, we recognize revenue when we determine our customer obtains control of promised services, in an amount that reflects the consideration which we expect to receive in exchange for those services. The Company’s revenue recognition policies involve critical judgments around defining performance obligations and measuring progress of the performance obligations. See Notes to the Stagwell Consolidated Financial Statements for additional information.

New Accounting Pronouncements

Information regarding new accounting pronouncements can be found in Note 2 of the Notes to the Stagwell Consolidated Financial Statements included herein.

Material Weaknesses in Internal Control Over Financial Reporting

A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of a company’s annual or interim financial statements will not be prevented or detected on a timely basis. As a privately-held company, we were not required to evaluate our internal control over financial reporting in a manner that meets the standards of public companies required by Section 404(a) of the Sarbanes-Oxley Act.

In connection with the preparation of our consolidated financial statements as of December 31, 2020, 2019, and 2018, and for the year then ended, however, we identified material weaknesses in our internal controls over financial reporting, including not designing or maintaining an effective control environment that meets the Company’s accounting and reporting requirements. Specifically, the Company did not maintain a sufficient complement of personnel with an appropriate degree of internal controls and accounting knowledge, experience, and training commensurate with its accounting and reporting requirements. This material weakness contributed to the following additional material weaknesses:

•	The Company did not establish effective controls in response to the risks of material misstatement, including designing and maintaining formal accounting policies, procedures, and controls over journal entries, significant accounts and disclosures, in order to achieve complete and accurate financial accounting, reporting and disclosures;

•	The Company did not design and maintain effective controls over information technology (“IT”) general controls for information systems that are relevant to the preparation of its financial statements. Specifically, the Company did not design and maintain: (i) program change management controls for the financial systems to ensure that information technology program and data changes affecting financial IT applications and underlying accounting records are identified, tested, authorized and implemented appropriately; (ii) appropriate user access controls to ensure appropriate segregation of duties and that adequately restrict user and privileged access to financial applications, programs and data to appropriate Company personnel; (iii) computer operations controls to ensure critical data interfaces between systems are appropriately identified and monitored, and data backups are authorized and restorations monitored; and (iv) testing and approval controls for program development to ensure that new software development is aligned with business and IT requirements; and

•	The Company has not established a sufficient risk assessment process to identify risks of material misstatement due to fraud and/or error and implement controls against such risks.

We are evaluating the weaknesses identified by our auditors and intend to evaluate what remedial actions are necessary to strengthen our internal controls over financial reporting (“ICFR”) systems. Among other actions, we are evaluating (1) whether to hire outside consultants to determine whether we have sufficient depth and experience to design, implement and monitor the appropriate level of control procedures, (2) whether to add personnel with additional accounting expertise to the finance department, and (3) whether to upgrading existing or add new technological tools to strengthen our financial management and reporting infrastructure.

EXECUTIVE AND DIRECTOR COMPENSATION

The section of the Proxy Statement/Prospectus titled “Executive and Director Compensation” is hereby superseded and replaced in its entirety as follows:

This section discusses the material components of the executive compensation program for Stagwell service providers who, as of the date of this proxy statement/prospectus, are expected to be named executive officers of the Combined Company (“NEOs”) following the Proposed Transactions. As of the date of this proxy statement/prospectus, the Stagwell service providers listed below have been selected to serve as executive officers of the Combined Company:

• Mark Penn, Managing Partner of Stagwell prior to the Proposed Transactions and Chief Executive Officer of the Combined Company following the Proposed Transactions;

• Jay Leveton, Partner of Stagwell prior to the Proposed Transactions and Co-President of the Combined Company following the Proposed Transactions; and

• Ryan Greene, Chief Financial Officer of Stagwell prior to the Proposed Transactions and Chief Operating Officer of the Combined Company following the Proposed Transactions.

Jay Leveton, age 45, has served since July 2015 as Partner of Stagwell, where he is responsible for sourcing, integrating and scaling Stagwell’s portfolio of companies. Prior to joining Stagwell, Mr. Leveton served as the Executive Vice President, Worldwide at Burson-Marsteller, a global public relations firm, from November 2010 to July 2015. Mr. Leveton has more than 20 years of leadership experience in marketing communications services and extensive experience in high-level political and corporate market research. Mr. Leveton graduated cum laude from American University with a Bachelor’s Degree in Political Science. Mr. Leveton does not have any family relationship to any other person expected to serve as director or executive officer of the Combined Company.

Ryan Greene, age 43, has served since September 2015 as Stagwell’s Chief Financial Officer. Prior to joining Stagwell, Mr. Greene served as a Financial Management Consultant at MorganFranklin Consulting from October 2013 to September 2015, where he serviced clients across a variety of industries, including advertising technology, healthcare, financial services, and defense contractors, in connection with initial public offerings, mergers and acquisitions and business process reengineering. Prior to MorganFranklin, Mr. Greene worked in various financial leadership roles for several agencies of Omnicom Group Inc., including CLS Strategies and C2 Creative. Earlier in his career, Mr. Greene held corporate finance and operations roles with Ernst & Young LLP, B|Com3 (acquired by Publicis Groupe), and Arthur Andersen, where he was employed in the Technology, Media and Telecom group. Mr. Greene received a BBA degree from Pace University, a MBA from the Stern School of Business at New York University, and is a New York state licensed CPA

Summary Compensation Table

The following table sets forth information concerning the compensation received from Stagwell by the individuals who, as of the date of this proxy statement/prospectus, are expected to be NEOs of the Combined Company following the Proposed Transactions, for the year ended December 31, 2020. The table does not reflect any compensation received from MDC by Mr. Penn.

Name and Principal Position	Year	Salary ($)	Bonus ($)		All Other Compensation ($)	Total ($)
Mark Penn(1)	2020	—	—		—	—
Managing Partner of Stagwell prior to the Proposed Transactions and Chief Executive Officer of the Combined Company following the Proposed Transactions
Jay Leveton	2020	405,250	450,000	(2)	—	855,250
Partner of Stagwell prior to the Proposed Transactions and Co-President of the Combined Company following the Proposed Transactions
Ryan Greene	2020	302,500	200,000	(2)	—	502,500
Chief Financial Officer of Stagwell prior to the Proposed Transactions and Chief Operating Officer of the Combined Company following the Proposed Transactions

(1)            Mr. Penn did not receive any compensation in 2020 in respect of his services rendered for Stagwell.

(2)            Messrs. Leveton and Greene received a $450,000 and $200,000 discretionary bonus, respectively, to compensate them for services rendered to Stagwell in 2020.

Narrative to Summary Compensation Table

2020 Compensation Mr. Penn does not, and did not in 2020, receive a base salary, bonus or other cash compensation in respect of services rendered for Stagwell.

Mr. Leveton received $405,250 in salary payments and a $450,000 discretionary bonus to compensate him for services rendered to Stagwell in 2020. Mr. Greene received $302,500 in salary payments and a $200,000 discretionary bonus to compensation him for services rendered to Stagwell in 2020. The base salary and bonus payable to each of Messrs. Leveton and Greene were intended to reflect Messrs. Leveton’s and Greene’s skill set, experience, role and responsibilities. Messrs. Leveton and Greene participated in the health benefit plans that are made available to all employees of Stagwell.

None of the NEOs received any grants of equity compensation or any other material compensation or benefits in respect of services rendered to Stagwell in 2020.

Outstanding Equity Awards at Fiscal Year-End

None of the NEOs held an outstanding option award or unvested stock award as of December 31, 2020.

Employment Arrangements

Stagwell and Mr. Penn are not party to a formal written employment arrangement.

Stagwell and Mr. Leveton are party to an employment agreement, dated May 20, 2015. The employment agreement provides for Mr. Leveton to serve in the title of Partner, a base salary of $350,000 (which has subsequently been increased to $405,250) and eligibility to receive a discretionary bonus from time to time. Mr. Leveton’s employment with Stagwell is at-will and may be terminated by either party at any time and for any reason and under no circumstance would Mr. Leveton become entitled to any severance payments or benefits from Stagwell. In addition, Mr. Leveton is certain to customary restrictive covenants, including a non-compete covenant extending for six months following his termination of employment, customer and employee non-solicit covenants extending for one year following his termination of employment and a non-disparagement covenant extending for three years following his termination of employment.

Stagwell and Mr. Greene are party to an employment agreement, dated August 17, 2015. The employment agreement provides for Mr. Greene to serve in the title of Chief Financial Officer, a base salary of $225,000 (which has subsequently been increased to $302,500) and eligibility to receive a discretionary bonus from time to time. Mr. Greene’s employment with Stagwell is at-will and may be terminated by either party at any time and for any reason and under no circumstance would Mr. Greene become entitled to any severance payments or benefits from Stagwell. In addition, Mr. Greene is certain to customary restrictive covenants, customer and employee non-solicit covenants extending for one year following his termination of employment and a non-disparagement covenant extending for three years following his termination of employment.

Incentive Arrangements

Each of the NEOs holds, directly or indirectly, carried interest in Stagwell, which may entitle the NEOs to a portion of any payments received by Stagwell, which portion is dependent on the amount of such payments and the terms of the limited partnership agreement of Stagwell governing distributions. The carried interest held by Messrs. Penn, Leveton and Greene, expressed as a percentage of all carried interest in Stagwell, is equal to 75%, 7.5% and 5.3%, respectively. Messrs. Leveton’s and Greene’s interests are held through a management holding company, Stagwell Media Management HoldCo LLC.

Mr. Penn’s carried interests were fully vested at grant, and Messrs. Leveton’s and Greene’s carried interest awards vested over four years from their applicable start date (June 18, 2015 for Mr. Leveton and September 13, 2015 for Mr. Greene), with 10% vesting on the six-month anniversary of the start date, 15% vesting on the first anniversary of the start date and 25% vesting on each start date anniversary thereafter for three additional years, achieving full vesting on the fourth anniversary of the start date. Upon death or disability, Messrs. Leveton and Greene would be entitled to retain 100% of their vested carried interests. If Messrs. Leveton’s or Greene’s employment is terminated without cause or the applicable executive voluntarily resigns, he would be entitled to retain 50% of his vested interests and the remaining vested interests would be forfeited. The value of the retained vested interests will not appreciate after his separation date. Upon separation, Messrs. Leveton’s and Greene’s retained vested interests will be valued at the lesser of the value as of the separation date and the value realized upon an exit event. If Messrs. Leveton’s or Greene’s employment is terminated for cause, the applicable executive will forfeit all his interests. Messrs. Leveton’s and Greene’s award agreements include one-year post-termination non-compete covenants.

THE PROPOSALS

PROPOSAL 4: SUPERVOTING MDC DELAWARE SERIES 6 SHARES

Overview

The section of the Proxy Statement/Prospectus titled “The Proposals—Proposal 4: Supervoting MDC Delaware Series 6 Shares” is hereby supplemented as follows:

Granting the holders of the MDC Delaware Series 6 Shares such voting rights is necessary in order to avoid the need to convene a meeting of the MDC Delaware Shareholders following the Redomiciliation solely to approve the MDC Merger, which would delay the consummation of the Proposed Transactions. Effecting the MDC Merger is necessary in order to put in place the Up-C structure of the Combined Company, which is expected to produce benefits for the Combined Company, including the right to receive 15% of the tax benefits under the Tax Receivables Agreement. Pursuant to the MDC Merger, holders of MDC Delaware Series 6 Shares will receive the Combined Company Series 6 Shares which will not have any voting rights, except as required by law, and no MDC Delaware Series 6 Shares will remain outstanding following the MDC Merger. Therefore, as the MDC Merger will occur shortly following the Redomiciliation, holders of the MDC Delaware Series 6 Shares will be entitled to exercise such supervoting rights solely with respect to the MDC Merger. The supervoting rights are being granted solely to effectuate the Proposed Transactions.

THE PROPOSED TRANSACTIONS

Transaction Structure

Except as set forth below, the information presented in “The Proposed Transactions—Transaction Structure” in the Proxy Statement/Prospectus remains unchanged. However, the paragraphs set forth below supersede and replace the equivalent paragraphs in the Proxy Statement/Prospectus.

• Step 1: Redomiciliation: The Company shall change its jurisdiction of incorporation from the federal jurisdiction of Canada to the State of Delaware. The Company, following such Redomiciliation, is referred to herein as MDC Delaware. See “Questions and Answers about the Proposed Transactions and the Meeting — What are the Proposed Transactions? — Redomiciliation”.

• Step 2: New MDC Corporate Conversion: New MDC, a wholly-owned subsidiary of MDC Delaware, shall convert into a Delaware corporation. See “Questions and Answers about the Proposed Transactions and the Meeting — What ae the Proposed Transactions? — New MDC Corporate Conversion and MDC Merger”.

• Step 3: MDC Merger: Merger Sub, a wholly owned subsidiary of New MDC, shall merge with and into MDC Delaware with MDC Delaware surviving the merger (with the name “MDC Stagwell OpCo Inc.” and being referred to herein as the Surviving Corporation after the merger) and New MDC becoming the new publicly listed parent company, named “MDC Stagwell Holdings Inc.”. See “Questions and Answers about the Proposed Transactions and the Meeting — What are the Proposed Transactions? — New MDC Corporate Conversion and MDC Merger”.

• Step 4: MDC Delaware LLC Conversion: The Surviving Corporation, a wholly-owned subsidiary of New MDC, shall convert into a Delaware limited liability company named “Midas OpCo Holdings LLC” and referred to herein as OpCo. See “Questions and Answers about the Proposed Transactions and the Meeting — What are the Proposed Transactions? — MDC Delaware LLC Conversion”.

• Step 5: Stagwell Contributions: Stagwell shall make the Stagwell OpCo Contribution and the Stagwell New MDC Contribution in exchange for the Stagwell OpCo Units and the Stagwell Class C Shares, respectively. New MDC, following the Stagwell Contributions, will be named “Stagwell Inc.” and is referred to herein as the Combined Company. See “Questions and Answers about the Proposed Transactions and the Meeting — What are the Proposed Transactions? — Stagwell Contributions”.

Background of the Proposed Transactions

The section of the Proxy Statement/Prospectus titled “The Proposed Transactions—Background of the Proposed Transactions” is hereby supplemented as follows:

On the morning of January 31, 2021, the MDC Special Committee held a meeting with DLA Piper, Moelis and the Disinterested Senior Executives. Moelis, DLA Piper and the Disinterested Senior Executives provided an update on the Proposed Transactions. The group discussed the overall timeline associated with the Proposed Transactions.

From January through March, certain members of the MDC Special Committee and the Disinterested Senior Executives held a number of calls with shareholders of the Company to solicit their feedback on the Proposed Transactions.

On March 22, 2021, representatives of Indaba Capital Management, L.P. (“Indaba”) met with certain members of the MDC Special Committee and the Disinterested Senior Executives to provide their feedback on the Proposed Transactions That same day, Indaba distributed a presentation to members of MDC management and Mr. Penn, which presentation set forth certain of Indaba’s concerns with, and objections to, the Proposed Transactions. This presentation was shared with the MDC Special Committee.

On the morning of March 28, 2021, the MDC Special Committee held a meeting with DLA Piper, Moelis and the Disinterested Senior Executives. Moelis, DLA Piper and the Disinterested Senior Executives provided an update on the Proposed Transactions and the market reception of the Proposed Transactions was also discussed. The group also reviewed feedback received from various shareholders of the Company, including Indaba, regarding the Proposed Transactions and the overall timeline associated with the Proposed Transactions.

Between March 28, 2021 and May 13, 2021, the MDC Special Committee and its representatives engaged in numerous conversations with various shareholders of the Company, including Indaba, in order to solicit their feedback regarding the Proposed Transactions.

On April 20, 2021, Stagwell released comments by Mr. Penn regarding the benefits of the Proposed Transactions.

On April 22, 2021, representatives of Indaba reached out to Moelis, indicating that Indaba intended to go public with its lack of support for the Proposed Transactions.

On the evening of April 23, 2021, the MDC Special Committee held a meeting with DLA Piper, Moelis and the Disinterested Senior Executives to discuss the feedback Indaba had delivered to Moelis.

On April 25, 2021 and again on April 26, 2021, certain members of the MDC Special Committee and the Disinterested Senior Executives met with representatives of Indaba to directly receive and discuss Indaba’s feedback on the Proposed Transactions.

On May 5, 2021, both the Company and Stagwell released their respective first quarter earnings. On the Company’s earnings call that same day, Mr. Penn reaffirmed the 2021 pro forma guidance for the Combined Company, assuming completion of the Proposed Transactions, contained in the Company’s December 21, 2020 investor presentation.

On May 13, 2021, the MDC Special Committee held a meeting with DLA Piper, Moelis and the Disinterested Senior Executives. Moelis and the Disinterested Senior Executives provided an update on feedback received to date from certain shareholders of the Company, including Indaba, relating to the economic terms and certain governance-related matters associated with the Proposed Transactions. The group discussed the Company’s ongoing investor relations efforts and the overall timeline associated with the Proposed Transactions.

On May 23, 2021, the MDC Special Committee held a meeting with DLA Piper, Moelis and the Disinterested Senior Executives. Moelis and the Disinterested Senior Executives provided an update on feedback received to date from certain shareholders of the Company, including Indaba, relating to the economic terms and certain governance-related matters associated with the Proposed Transactions The group discussed the Company’s ongoing investor relations efforts and the overall timeline associated with the Proposed Transactions In light of the input and concerns expressed by shareholders of the Company, the MDC Special Committee authorized DLA Piper and Cleary to begin drafting a proposed Amendment No. 1 to address governance-related matters raised by such shareholders.

On May 26, 2021, Indaba publicly released a letter to the MDC Special Committee setting forth its objections to the terms of the Proposed Transactions (the “Indaba Letter”) and indicating its intention to vote against the Proposed Transactions. Later that same day, the MDC Special Committee released a brief statement regarding the Indaba Letter. That same day, at the direction of the MDC Special Committee, DLA Piper and Cleary provided an initial draft of Amendment No. 1, proposing amendments to the material corporate governance-related provisions of the Transaction Agreement to Freshfields. Between May 27 and June 4, 2021, the MDC Special Committee and DLA Piper, consistent with feedback received from various shareholders of the Company, engaged with Stagwell and Freshfields to negotiate greater minority shareholder protections for the Combined Company following the completion of the Proposed Transactions.

On the evening of June 1, 2021, the MDC Special Committee held a meeting with DLA Piper, Moelis and the Disinterested Senior Executives. The group discussed feedback received from certain shareholders of the Company regarding the then-current terms of the Proposed Transactions, including the market reaction to the Indaba Letter. The MDC Special Committee discussed a proposed, detailed response to the Indaba Letter and the key points that it desired to include therein. On the morning of June 2, 2021, the MDC Special Committee publicly released its response to the Indaba Letter (the “Committee’s Response”).

In the afternoon of June 4, 2021, the MDC Special Committee held a meeting with DLA Piper, Moelis and the Disinterested Senior Executives. Following a discussion of the market feedback regarding the Committee’s Response, Mr. Penn joined the meeting by invitation of the MDC Special Committee. Mr. Penn discussed Stagwell’s willingness to amend certain material corporate governance-related matters regarding the Combined Company, as reflected in the draft Amendment No. 1, but indicated an unwillingness to formally modify the proposed economics. The MDC Special Committee and Mr. Penn discussed various of the terms in the draft Amendment No. 1. Mr. Penn then left the meeting, and the MDC Special Committee discussed the proposed Amendment No. 1 in light of ongoing but unrelated inquiries from various shareholders of the Company regarding the then-current economic terms of the Proposed Transactions and certain post-closing governance-related matters. Following a lengthy discussion, the MDC Special Committee unanimously (i) resolved that it was in the best interests of the Company and the MDC Canada Shareholders (other than the Interested Shareholders), and declared it advisable, to recommend that the Company enter into Amendment No. 1; and (ii) unanimously recommended that the MDC Board approve the execution, delivery and performance by the Company of Amendment No. 1.

Thereafter, the MDC Board convened and, acting on the MDC Special Committee’s recommendation, the MDC Board unanimously (other than Mark Penn, Ambassador Charlene Barshefsky and Bradley Gross who abstained from voting on, or participating in any deliberations with respect to, Amendment No. 1) (i) determined that it was in the best interests of MDC and the MDC Canada Shareholders (other than the Interested Shareholders) to enter into Amendment No. 1 and (ii) approved the execution, delivery and performance by MDC of Amendment No. 1. Amendment No. 1 was executed and delivered on June 4, 2021.

On June 6, 2021, Stagwell delivered to the MDC Special Committee a “Non-Binding Proposal for Potential Modification of the Definitive Transaction Agreement” (the “June 6th Proposal”) which indicated, among other things, Stagwell’s willingness to amend the terms of the Proposed Transactions to (i) reduce the number of OpCo Common Units and Combined Company Class C Shares to be issued to Stagwell by 20 million from 216.25 million to 196.25 million in each case, (ii) provide for each of Stagwell, on the one hand, and Goldman Sachs and its affiliates, on the other hand, to forgo accretion of the principal amount of their respective Combined Company Preferred Shares for a period of one year, and (iii) increase the amount of net debt permitted to be held by Stagwell’s contributed businesses at the closing of the Proposed Transactions by $25 million, from $260 million to $285 million.

Later in the day on June 6, 2021, the MDC Special Committee held a meeting with DLA Piper, Moelis and the Disinterested Senior Executives to discuss the June 6th Proposal, as well as the proposed public release of and investor communications regarding the entry into Amendment No. 1.

On June 7, 2021, Stagwell publicly released comments announcing the proposed Stagwell nominees to the Combined Company Board, as well as stating Stagwell’s willingness to amend the economic terms of the Proposed Transactions in accordance with the June 6th Proposal. That same day, MDC filed a Current Report on Form 8-K filed by MDC with the SEC, which among other things, announced the entry into Amendment No. 1 and included the June 6th Proposal as Exhibit 99.1 thereto.

On June 8, 2021, Indaba publicly released a letter setting forth its objections to the June 6th Proposal (the “June 8th Indaba Letter”) and requesting that Stagwell engage with Indaba to discuss Indaba’s objections to the then-current terms of the Proposed Transactions and the June 6th Proposal.

On the morning of June 9, 2021, the MDC Special Committee held a meeting with DLA Piper, Moelis and the Disinterested Senior Executives. The MDC Special Committee discussed ongoing outreach from various shareholders, including the June 8th Indaba Letter. The MDC Special Committee and its advisors then discussed the benefits of receiving an updated fairness opinion from its financial advisors if the modifications contemplated by the June 6th Proposal were to be made to the then-current terms of the Proposed Transactions. Between June 9, 2021 and June 12, 2021, the MDC Special Committee and Stagwell engaged in various discussions regarding the proposed equity splits and related economic terms of the Proposed Transactions.

On June 12, 2021, Stagwell delivered to the MDC Special Committee a “Revised Proposal for Potential Amendment to the Transaction Agreement” (the “Final Stagwell Proposal”) which reaffirmed the proposed modifications to the terms of the Proposed Transactions set forth in the June 6th Proposal, but stated that Stagwell would agree to further reduce the number of OpCo Common Units and Combined Company Class C Shares that it would receive in the Proposed Transactions by a total of 31.25 million, such that it would receive, in each case, 185 million rather than the 216.25 million it was entitled to under the then-current terms of the Transaction Agreement. The Final Stagwell Proposal also stated that it was Stagwell’s “best and final offer”.

On the evening of June 12, 2021, the MDC Special Committee held a meeting with DLA Piper, Moelis and the Disinterested Senior Executives. The MDC Special Committee discussed the Final Stagwell Proposal, as well as ongoing outreach from various shareholders. The MDC Special Committee decided that, together with its advisors, it would begin its analysis and evaluation of the Final Stagwell Proposal. The members of the MDC Special Committee expressed a desire to receive an updated fairness opinion assuming that the modifications contemplated by the Final Stagwell Proposal were to be made to the then-current terms of the Proposed Transactions and authorized Moelis to begin the work necessary to provide an updated fairness opinion to the MDC Special Committee if required, including requesting the information from MDC and Stagwell that Moelis deemed necessary in order to form such an opinion.

On June 14, 2021, MDC issued a press release stating that the MDC Special Committee had received, and was evaluating, the Final Stagwell Proposal.

On June 14, 2021, MDC management provided Moelis with an updated 5-year financial forecast for the Company, which reflected lower EBITDA in future periods as compared to the values included in the MDC Management Forecasts, and answered certain of Moelis’ preliminary due diligence questions with respect thereto.

During the period between June 3, 2021 and June 16, 2021, the MDC Special Committee engaged in numerous conversations with several large shareholders of the Company to solicit feedback regarding Amendment No. 1, the June 6th Proposal and the Final Stagwell Proposal. Members of the MDC Special Committee also invited Mr. Penn to participate in certain of these discussions. During these discussions, certain of the large shareholders provided feedback on various matters, including the proposed economics and MDC management team, and discussed the prospects of the Company in the event that the Proposed Transactions were not consummated. Members of the MDC Special Committee continued to engage in conversations with Mr. Penn regarding the feedback received from such shareholders.

On June 16, 2021, in light of the feedback received from several shareholders of the Company and the MDC Special Committee’s continuing evaluation of the Final Stagwell Proposal, MDC issued a press release formally announcing its intention to adjourn, without conducting any other business, the MDC Special Meeting scheduled to take place on June 22, 2021.

Additionally on June 16, 2021, representatives of Indaba spoke with representatives of Moelis and expressed a willingness to engage in negotiations directly with Stagwell regarding the Proposed Transactions. Moelis subsequently relayed Indaba’s position to the MDC Special Committee which in turn relayed the position to Stagwell.

On June 17, 2021, Mr. Penn sent an email to a representative of Indaba expressing a willingness to speak with Indaba about the Proposed Transactions.

On June 18, 2021, Moelis and MDC management received Stagwell’s revised financial forecast for the Stagwell Subject Entities (the “Stagwell Updated Forecast”).

On June 21, 2021 Indaba delivered a letter to the MDC Special Committee via Moelis indicating that it would be willing to engage directly in negotiations with Stagwell regarding the Proposed Transactions. Indaba’s position was subsequently conveyed to Stagwell by representatives of the MDC Special Committee. Additionally, on June 21, 2021, Moelis held a diligence call with the Disinterested Senior Executives to discuss the Stagwell Updated Forecast and subsequently had a diligence call with members of the Stagwell management team.

At 12:00 p.m. Eastern Time on June 22, 2021, MDC convened the MDC Special Meeting. As the first order of business, MDC shareholders voted to approve the adjournment of the MDC Special Meeting until July 19, 2021 at 11:00 a.m. Eastern Time, and the meeting was so adjourned without any further business being considered.

Additionally, on June 22, 2021, Moelis and the Disinterested Senior Executives sent Stagwell, via its advisor JPM, a supplementary due diligence request list. Over the course of the following week, Stagwell provided the incremental requested information.

On June 24, 2021, representatives of Indaba spoke with representatives of Moelis and reiterated a willingness to engage directly in negotiations with Stagwell. This was subsequently conveyed to Stagwell.

On June 25, 2021 the Disinterested Senior Executives provided Moelis with a revised draft of its updated 5-year financial forecast of the Company and explained certain modifications to slightly increase forecasted revenue and EBITDA in future period as compared to the information delivered on June 14, 2021.

On the morning of June 27, 2021, the MDC Special Committee held a meeting with DLA Piper, Moelis and the Disinterested Senior Executives. During the meeting, Moelis and the Disinterested Senior Executives provided a detailed overview of the further revised financial forecast for MDC, prepared by the Disinterested Senior Executives (the “MDC Updated Forecast” and together with the Stagwell Updated Forecast, the “Updated Forecasts”), including benchmarks, methodology, assumptions and potential adjustments. Following a detailed discussion regarding the Updated Forecasts as well as proposed adjustments to the Stagwell Updated Forecast prepared by the Disinterested Senior Executives at the direction of the MDC Special Committee (the “Stagwell Revised Updated Forecast”), the Disinterested Senior Executives exited the meeting, and the MDC Special Committee continued to discuss the Updated Forecasts with Moelis. Following the conversation, the MDC Special Committee authorized the use by Moelis of the MDC Updated Forecast in its financial analysis.

On June 28, 2021, Indaba publicly released a letter indicating a willingness to engage directly in negotiations with Stagwell.

On the evening of June 29, 2021, the MDC Special Committee held a meeting with DLA Piper, Moelis and the Disinterested Senior Executives to evaluate the Stagwell Updated Forecast and its impact on the Proposed Transactions. Following a lengthy discussion, the Disinterested Senior Executives exited the meeting, and the MDC Special Committee proceeded to evaluate the Stagwell Revised Updated Forecast, the MDC Updated Forecast and the analysis conducted thereon by Moelis and the Disinterested Senior Executives. The MDC Special Committee agreed to reconvene once the members of the MDC Special Committee had the opportunity to further consider certain items discussed in the meeting.

On June 30, 2021, Mr. Penn spoke by telephone with a representative of Indaba regarding certain terms of the Proposed Transactions.

On the evening of June 30, 2021, the MDC Special Committee held a meeting with DLA Piper, Moelis and the Disinterested Senior Executives to discuss the items raised at the June 29 meeting regarding the Stagwell Updated Forecast and the implications on the Proposed Transactions. Members of the MDC Special Committee asked questions regarding the assumptions upon which the Stagwell Updated Forecasts were based and instructed Moelis to have further conversations with JPM regarding such assumptions and the impact on the relative valuations.

On the morning of July 2, 2021, Moelis and members of the MDC Special Committee had discussions with Mr. Penn regarding the Updated Forecasts and the implications for the implied relative valuations of MDC and Stagwell. Mr. Penn subsequently held discussions with certain Disinterested Senior Executives during which Mr. Penn asked several questions regarding the MDC Updated Forecast.

On the evening of July 2, 2021, the MDC Special Committee held a meeting with DLA Piper, Moelis and the certain of the Disinterested Senior Executives to discuss updates regarding the ongoing evaluation of the Stagwell Updated Forecasts, as well as follow-up questions regarding the MDC Updated Forecasts and the impact of such forecasts on the implied relative valuations of MDC and the Stagwell Subject Entities. The MDC Special Committee also discussed the scope of certain previously agreed upon post-closing corporate governance related matters and the advisability of amending the terms thereof.

During the period between July 3, 2021 and July 5, 2021, the MDC Board held three separate meetings with Cleary and DLA Piper, with certain Disinterested Senior Executives and Mr. Penn participating in certain of these meetings at the request of the MDC Board, to discuss, among other things, the MDC Updated Forecast and the appropriate process for its finalization and approval. For the avoidance of doubt, the MDC Updated Forecast was prepared without the input of Mr. Penn or Stagwell, was unchanged as a result of the questions Mr. Penn asked on July 2, 2021, and was not revised after having been authorized for use by Moelis by the MDC Special Committee on June 27, 2021.

In the evening of July 6, 2021, the MDC Special Committee held a meeting with DLA Piper, Moelis and the Disinterested Senior Executives. The MDC Special Committee requested that (i) Moelis work with the Disinterested Senior Executives to further analyze the Stagwell Updated Forecasts, and (ii) DLA Piper work to re-evaluate certain post-closing corporate governance related matters and prepare proposed amendments thereto based upon the comments and input of the MDC Special Committee.

Between July 6, 2021 and July 8, 2021, certain members of the MDC Special Committee and Mr. Penn had a series of conversations relating to the implied relative valuations of MDC and the Stagwell Subject Entities and certain post-closing corporate governance related matters. Following such conversations, such members of the MDC Special Committee had various conversations with representatives from Moelis and DLA Piper in order to formulate a proposed response to Stagwell regarding the implied relative valuations and the post-closing corporate governance related matters.

During the morning of July 8, 2021, the MDC Special Committee held a meeting with DLA Piper, Moelis and the Disinterested Senior Executives. At the onset of the meeting, Moelis and the Disinterested Senior Executives reported to the MDC Special Committee that, as previously requested, they had completed the further analysis of the Stagwell Updated Forecasts, and proposed no further adjustments for consideration beyond the adjustments proposed in the Stagwell Revised Updated Forecast. The MDC Special Committee then authorized the use by Moelis of the Stagwell Revised Updated Forecast in its financial analyses. Based upon that conclusion, Moelis went on to present its updated financial analysis, which summarized certain material changes following the delivery of the Moelis Opinion and the related financial analyses on December 21, 2020. Following such presentation, in light of the various aforementioned conversations regarding a potential amendment to certain post-closing corporate governance related matters, DLA Piper presented certain proposals with respect to such post-closing corporate governance related matters for the MDC Special Committee to consider. Following a thorough deliberation regarding both the implied relative valuations of MDC and the Stagwell Subject Entities and the post-closing corporate governance related items, the MDC Special Committee then (i) instructed (A) Moelis to communicate to Stagwell that the MDC Special Committee sought a reduction in the number of common membership interests of OpCo and the number of shares of a new Class C of voting-only common stock of the Combined Company that Stagwell would receive in the Proposed Transactions to 180 million, in each case, representing a 36.25 million reduction from the 216.25 million Stagwell was entitled to under the then-current terms of the Transaction Agreement, and (B) DLA Piper to further negotiate with Stagwell regarding the post-closing corporate governance related items in line with the earlier presentation, and (ii) adjourned the meeting pending feedback on such matters.

Following such meeting, representatives of Moelis and DLA Piper, on the one hand, and Mr. Penn as a representative of Stagwell, and Freshfields, on the other hand, had several telephonic meetings to negotiate the implied post-transaction common equity ownership percentage of the Combined Company to be held by the MDC Canada Common Shareholders and the post-closing corporate governance related items.

During the afternoon of July 8, 2021, the MDC Special Committee held a meeting with DLA Piper, Moelis and the Disinterested Senior Executives. Moelis reported that Stagwell had agreed to receive 180 million OpCo Common Units and Combined Company Class C Shares in connection with the Proposed Transactions rather than the 185 million OpCo Common Units and Combined Company Class C Shares set forth in the Final Stagwell Proposal. DLA Piper went on to report that Stagwell had agreed substantively to the requested modifications to the post-closing corporate governance related items. DLA Piper then went on to indicate that DLA Piper and Cleary were in the process of preparing a proposed Amendment No. 2 reflecting the agreed upon points. In light of the foregoing, at the request of the MDC Special Committee, Moelis went on to present to the MDC Special Committee its financial analyses and oral fairness opinion, which opinion was subsequently confirmed in writing. For further details on the Second Moelis Opinion, and factors reviewed by the MDC Special Committee in approving the Transaction Agreement, The Transaction Agreement Amendments and Proposed Transactions, see “The Proposed Transactions — Opinion of Moelis”. Additionally, on July 8, 2021, Moelis delivered to DLA Piper an updated conflicts disclosure letter, which DLA Piper delivered to the MDC Special Committee.

During the evening of July 8, 2021, various telephonic meetings were held among Freshfields, DLA Piper and Cleary with respect to the proposed Amendment No. 2, and the parties exchanged various drafts of Amendment No. 2 until it was finalized.

The MDC Special Committee, with the full and exclusive power and authority to review strategic alternatives available to the Company, (i) resolved that it is in the best interests of the Company and the MDC Canada Shareholders (other than the Interested Shareholders), and declared it advisable, to recommend that the Company enter into Amendment No. 2 and consummate the Proposed Transactions in accordance therewith; (ii) recommended that the MDC Board approve the execution, delivery and performance by the Company of Amendment No. 2 and the consummation of the Proposed Transactions in accordance therewith; and (iii) subject to the MDC Board approving the execution, delivery and performance by the Company of Amendment No. 2 and the consummation of the Proposed Transactions in accordance therewith, recommended to the MDC Board that it recommend the MDC Canada Shareholders approve the resolutions necessary to implement the Proposed Transactions. Thereafter, the MDC Board, acting on MDC Special Committee’s recommendation and by unanimous written consent (with Mark Penn, Ambassador Charlene Barshefsky and Bradley Gross abstaining), (i) determined that it is in the best interests of MDC and the MDC Canada Shareholders (other than the Interested Shareholders) to enter into Amendment No. 2 and consummate the Proposed Transactions in accordance therewith, (ii) approved the execution, delivery and performance by MDC of Amendment No. 2 and the Ancillary Agreements and the consummation of the Proposed Transactions in accordance therewith, (iii) resolved to recommend that the MDC Canada Shareholders vote for the Transaction Proposals and (iv) approved the adjournment of the MDC Special Meeting to July 26, 2021. MDC Canada Shareholders are urged to read the sections titled “The Proposed Transactions — MDC’s Reasons for the Proposed Transactions” and “The Proposed Transactions — Risks of the Proposed Transactions” for a discussion of the MDC Board’s view of the reasons and risks regarding the Proposed Transactions.

Amendment No. 2 was executed and delivered on July 9, 2021, with an effective date of July 8, 2021.

On July 9, 2021, the Company issued a press release announcing the Company’s entry into Amendment No. 2 and its intention to further adjourn the MDC Special Meeting from July 19, 2021 to July 26, 2021 and filed such press release on a Form 8-K with the SEC.

MDC’s Reasons for the Proposed Transactions

Except as set forth below, the information presented in “The Proposed Transactions—MDC’s Reasons for the Proposed Transactions” in the Proxy Statement/Prospectus remains unchanged. However, the paragraphs set forth below supersede and replace the equivalent paragraphs in the Proxy Statement/Prospectus.

MDC Special Committee

In evaluating the Transaction Agreement Amendments and the Proposed Transactions (after giving effect to such Transaction Agreement Amendments, the Third Goldman Letter Agreement and the Second Stagwell Letter Agreement) and in reaching its determinations and making its recommendations to the MDC Board, the MDC Special Committee consulted with the Disinterested Senior Executives and its legal and financial advisors and gave careful consideration to the current and expected future financial position of MDC and all terms of the Transaction Agreement Amendments.

The MDC Special Committee considered a number of factors including, among others, the following:

•	Post-Transaction Ownership Percentage. After giving effect to the Transaction Agreement Amendments, the Post-Transaction Ownership Percentage of the Combined Company to be held by the holders of MDC Canada Common Shares upon completion of the Proposed Transactions would increase from approximately 26% to approximately 31%.

•	Value Creation and Growth Opportunities. The Proposed Transactions provide MDC shareholders with the best opportunity for value creation and growth through a meaningful ownership stake in the Combined Company, which will be larger and well positioned in the marketing and advertising communication sectors that are growing most quickly. Further, the Business Combination provides opportunities for cost savings and revenue synergies that will create additional value for MDC shareholders.

•	Increased Opportunity for Liquidity. With increased market capitalization, revenue and cash flow and participation in the growing sectors of the market, there is an improved chance for greater liquidity in the trading of the Combined Company's shares and coverage from sell-side analysts, which may improve the valuation of the shares.

•	Post-Transaction Governance Protections. The Post-Closing Governance Protections provide meaningful protection of the interests of holders of MDC Canada Common Shares (other than the Interested Shareholders) following the closing of the Proposed Transactions, including the ability for minority shareholders to have meaningful influence over the composition of the Combined Company Board of Directors.

•	Combined Company’s Financial Profile. The Combined Company will have lower leverage and more scale that MDC currently has, which will provide greater financial flexibility.

•	Second Moelis Opinion. Moelis delivered an oral opinion to the MDC Special Committee, which was subsequently confirmed by delivery of a written opinion dated July 8, 2021, that, from a financial point of view, as of the date of the opinion and based upon and subject to the assumptions made, procedures followed, matters considered and other limitations set forth in the Second Moelis Opinion, the Post-Transaction Ownership Percentage of the Combined Company to be held by the holders of MDC Canada Common Shares upon completion of the Proposed Transactions (after giving effect to the Transaction Agreement Amendments) was fair to the holders of MDC Canada Common Shares (other than the Interested Shareholders).

•	Strategic Alternatives. After a comprehensive review of MDC’s strategic alternatives, there is no better alternative available to MDC (including the stand-alone plan) for creating value, gaining scale, reducing leverage, increasing trading liquidity, reducing costs and positioning the MDC in the growth sectors of the market.

Opinion of Moelis

The section of the Proxy Statement/Prospectus titled “The Proposed Transactions—Opinion of Moelis” is hereby supplemented as follows:

Second Opinion of Moelis

At the meeting of the MDC Special Committee on July 8, 2021 to evaluate and consider whether to approve the Transaction Agreement and the consummation of the Proposed Transactions, Moelis delivered an oral opinion to the MDC Special Committee, which was subsequently confirmed by delivery of a written opinion dated July 8, 2021 (the “Second Moelis Opinion”), as to the fairness, from a financial point of view, as of the date of the opinion and based upon and subject to the assumptions made, procedures followed, matters considered and other limitations set forth in the opinion, of the Post- Transaction Ownership Percentage of the Combined Company to be held by the holders of MDC Canada Common Shares upon completion of the Proposed Transactions to the holders of MDC Canada Common Shares (other than the Interested Shareholders).

The full text of the Second Moelis Opinion, dated July 8, 2021, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex T hereto and is incorporated herein by reference. The Second Moelis Opinion was provided for the use and benefit of the MDC Special Committee (solely in its capacity as such) in its evaluation of the Proposed Transactions. The Second Moelis Opinion was limited solely to the fairness, from a financial point of view, of the Post-Transaction Ownership Percentage of the Combined Company to be held by the holders of MDC Canada Common Shares upon completion of the Proposed Transactions to the holders of MDC Canada Common Shares (other than the Interested Shareholders) and does not address MDC’s underlying business decision to effect the Proposed Transactions or the relative merits of the Proposed Transactions as compared to any alternative business strategies or transactions that might be available to MDC. The Second Moelis Opinion does not constitute a recommendation as to how any holder of securities of MDC should vote or act with respect to the Proposed Transactions or any other matter.

In arriving at its opinion, Moelis, among other things:

•	reviewed certain publicly available business and financial information relating to MDC and the Stagwell Subject Entities;

•	reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Stagwell Subject Entities furnished to Moelis by Stagwell, including the Updated Stagwell Management Forecast (described in “The Proposed Transactions — Certain Stagwell Unaudited Prospective Financial and Operating Information”);

•	reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Stagwell Subject Entities furnished to Moelis by MDC, including the Updated Revised Stagwell Forecast (described in “The Proposed Transactions — Certain Stagwell Unaudited Prospective Financial and Operating Information”);

•	reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of MDC furnished to Moelis by MDC, including the Updated MDC Management Forecast (described in “The Proposed Transactions — Certain MDC Unaudited Prospective Financial and Operating Information”);

•	reviewed certain internal information relating to cost savings, synergies and related expenses expected to result from the Proposed Transactions and certain other pro forma financial effects of the Proposed Transactions (the “Expected Synergies”) provided to Moelis by the managements of MDC and Stagwell;

•	reviewed capitalization information for MDC, including on a fully-diluted basis, and the Stagwell Subject Entities, including pro forma for the Proposed Transactions, provided to Moelis by the managements of MDC and Stagwell;

•	conducted discussions with members of the senior managements and representatives of MDC and Stagwell concerning the information described in the current and foregoing six bullets, as well as the businesses and prospects of MDC and the Stagwell Subject Entities generally;

•	reviewed publicly available financial and stock market data of certain other companies in lines of business that Moelis deemed relevant;

•	reviewed the financial terms of certain other transactions that Moelis deemed relevant, including the initial Goldman Letter Agreement and the Stagwell Letter Agreement;

•	reviewed a draft, dated July 8, 2021, of Amendment No. 2; reviewed Amendment No. 1, dated June 4, 2021; reviewed the Transaction Agreement, dated December 21, 2020;

•	participated in certain discussions and negotiations among representatives of MDC and Stagwell and their advisors; and

•	conducted such other financial studies and analyses and took into account such other information as Moelis deemed appropriate.

In connection with its review, Moelis has, with the consent of the MDC Special Committee, relied on the information supplied to, discussed with or reviewed by it for purposes of its opinion being complete and accurate in all material respects. Moelis did not assume any responsibility for independent verification of (and did not independently verify) any of such information. With the consent of the MDC Special Committee, Moelis relied upon, without independent verification, the assessment of MDC and its legal, tax, regulatory and accounting advisors with respect to legal, tax, regulatory and accounting matters. With respect to the Updated MDC Management Forecast and other information provided to Moelis by the management of MDC or Stagwell, as applicable, relating to MDC, the Stagwell Subject Entities, and the Expected Synergies referred to above, Moelis assumed, at the direction of the MDC Special Committee, that they have been reasonably prepared on a basis reflecting the best then available estimates and judgments of the management of MDC or Stagwell, as the case may be, as to the future performance of MDC and the Stagwell Subject Entities, as the case may be, and of such Expected Synergies (including the amount, timing and achievability thereof). Moelis also assumed, at the direction of the MDC Special Committee, that the future financial results (including Expected Synergies) reflected in such forecasts and other information would be achieved at the times and in the amounts projected. In addition, at the direction of the MDC Special Committee, Moelis relied on the assessments of the managements of MDC and Stagwell as to the Combined Company’s ability to retain key employees and to integrate the businesses of MDC and the Stagwell Subject Entities. Moelis did not express any views as to the reasonableness of any financial forecasts or the assumptions on which they were based. In addition, with the consent of the MDC Special Committee, Moelis did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance- sheet, or otherwise) of MDC or the Stagwell Subject Entities, nor was it furnished with any such evaluation or appraisal. Moelis expressed no views as to the Redomiciliation in connection with the Proposed Transactions.

The Second Moelis Opinion did not address MDC’s underlying business decision to effect the Proposed Transactions or the relative merits of the Proposed Transactions as compared to any alternative business strategies or transactions that might be available to MDC and did not address any legal, regulatory, tax or accounting matters. With the consent of the MDC Special Committee, Moelis was not asked to, and Moelis did not, offer any opinion as to any terms of the Transaction Agreement or any aspect or implication of the Proposed Transactions, except for the fairness of the Post-Transaction Ownership Percentage of the Combined Company to be held by the holders of MDC Canada Common Shares upon completion of the Proposed Transactions, from a financial point of view, to the holders of MDC Canada Common Shares (other than the Interested Shareholders). The Second Moelis Opinion relates to the relative values of MDC, on the one hand, and the Stagwell Subject Entities, on the other hand. With the consent of the MDC Special Committee, Moelis did not express any opinion as to what the value of the securities of MDC, New MDC, the Combined Company or any other party to the Proposed Transactions actually would be when issued pursuant to the Proposed Transactions or the prices at which any such securities would trade at any time.

For purposes of Moelis’s analysis and opinion, Moelis assumed, with the consent of the MDC Special Committee, that the MDC Canada Class A Common Shares and MDC Canada Class B Common Shares are identical, and Moelis expressed no views as to the allocation of value between such classes or as to any additional value that could be attributable to one class relative to the other. Moelis also expressed no opinion or views relating to the MDC Canada Preferred Shares, including, without limitation, as to the fairness of any agreements or arrangements regarding the MDC Canada Preferred Shares in connection with the Proposed Transactions. Moelis did not express any opinion as to fair value or the solvency of MDC, New MDC, the Combined Company or any other party following the closing of the Proposed Transactions. In rendering its opinion, Moelis assumed, with the consent of the MDC Special Committee, that the Proposed Transactions would be consummated in accordance with the terms of the Transaction Agreement without any waiver or modification that could be material to its analysis, and that the parties to the Transaction Agreement would comply with all the material terms of the Transaction Agreement. Moelis assumed, with the consent of the MDC Special Committee, that all governmental, regulatory or other consents and approvals necessary for the completion of the Proposed Transactions would be obtained, except to the extent that could not be material to its analysis. In addition, representatives of MDC advised Moelis, and Moelis assumed, with the consent of the MDC Special Committee, that the Proposed Transactions will qualify as a tax-free reorganization for U.S. federal income tax purposes. Moelis expressed no opinion as to the fairness (or otherwise) of the Tax Receivables Agreement entered into by certain of the parties in connection with the Transaction Agreement.

The Second Moelis Opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Moelis as of the date of the opinion, and Moelis assumed no responsibility to update its opinion for developments after the date of the opinion.

The Second Moelis Opinion was for the use and benefit of the MDC Special Committee (solely in its capacity as such) in its evaluation of the Proposed Transactions (after giving effect to the Transaction Agreement Amendments). The Second Moelis Opinion did not constitute a recommendation as to how any holder of securities of MDC should vote or act with respect to the Proposed Transactions or any other matter. The Second Moelis Opinion did not address the fairness of the Proposed Transactions or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of MDC or Stagwell. In addition, Moelis did not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Proposed Transactions in such capacities, or any class of such persons, whether relative to the Post-Transaction Ownership Percentage or otherwise. The Second Moelis Opinion was approved by a Moelis & Company LLC fairness opinion committee.

Summary of Financial Analyses

The following is a summary of the material financial analyses presented by Moelis to the MDC Special Committee at its meeting held on July 8, 2021 in connection with the Second Moelis Opinion. This summary describes the material analysis underlying the Second Moelis Opinion but does not purport to be a complete description of the analyses performed by Moelis in connection with its opinion.

Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand Moelis’ analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Moelis’ analyses.

For the purposes of Moelis’ analysis, MDC management provided the following fully-diluted MDC Canada Common Share count calculations on December 21, 2020 and July 6, 2021, without giving effect to any conversion of MDC Canada Preferred Shares:

(Shares in millions)	12/21/20	7/6/21
MDC:		Incl. SARS	Excl. SARS
Class A + B Common Shares	73.313	78.643	78.643
Settlement of Deferred Acquisition Consideration	0.600	0.000	0.000
Legacy Incentives (Restricted Stock)	2.078	0.000	0.000
RSUs, EICs & Equivalents	1.216	1.207	1.207
Expected Incentive Issuances	0.000	0.000	0.000
SARs	0.000	1.719	0.000
Fully Diluted Shares	77.207	81.568	79.850

For the purpose of Moelis’ analysis, if the implied MDC share price yielded by any such analysis is greater than the conversion price of each class of MDC Canada Preferred Shares, then such MDC Canada Preferred Shares are treated on an “as converted basis” and added to the above MDC Canada Common Share counts, and the associated value of the MDC Canada Preferred Shares outstanding is removed from MDC indebtedness. Of the $190 million of MDC Canada Preferred Shares outstanding, $131 million have a conversion price of $7.42 and $59 million have a conversion price of $5.00. However, the Post-Transaction Ownership Percentage excludes the impact of the MDC Canada Preferred Shares, and reflects only the split in ownership between the existing MDC Canada Common Shareholders and Stagwell..

Herein:

•	“Post-Transaction Ownership Percentage” means approximately 31.2% of the common equity of the Combined Company, inclusive of the SARS, and 30.7% of the common equity of the Combined Company, excluding the impact of SARS.

•	“Adjusted EBITDA” is a non-GAAP measure calculated as earnings before interest, taxes, depreciation and amortization expense, where applicable, and adjusted for any company specific one-time and non-recurring items.

•	“Adjusted EBITDA Margin” is a non-GAAP measure calculated by dividing Adjusted EBITDA by revenue.

•	“Market Capitalization” or “Market Cap” is a non-GAAP measure calculated by multiplying fully- diluted shares outstanding of the relevant company, calculated using the treasury stock method and the closing share price on July 6, 2021. Stock prices sourced from Capital IQ as of July 6, 2021.

•	“Equity Value” means the value of a company attributable to all common equity owners. For a public company, Equity Value equals Market Capitalization.

•	“Enterprise Value” or “EV” is a non-GAAP measure calculated by adding Market Capitalization and total indebtedness and subtracting cash and cash equivalents.

•	“Unlevered Free Cash Flow” is a non-GAAP measure calculated as Adjusted EBITDA, less taxes on net operating profit (being Adjusted EBITDA less depreciation and less the 50% of stock-based compensation that is deductible) assuming a 27.5% tax rate for MDC and 25.0% tax rate for Stagwell, less stock-based compensation (which is treated as a cash expense), less capital expenditures, less changes in net working capital, less non-controlling interest distributions and less M&A payments.

•	“IRC 197” refers to goodwill and certain other intangibles that are amortizable pursuant to §197 of the U.S. Tax Code.

•	“Political Avg. Net Revenue” and “Political Avg. Adjusted EBITDA” are non-GAAP measures and are calculated assuming 2-year average (current year and prior year) net revenue and Adjusted EBITDA, as applicable, for the SKDK and Targeted Victory agencies to reflect the political cycle in the United States, with net revenue and Adjusted EBITDA, as applicable, for all other agencies calculated using current year.

MDC DCF Analysis

Moelis performed a stand-alone discounted cash flow (“DCF”) analysis of MDC using the Updated MDC Management Forecast (as described in “The Proposed Transactions — Certain MDC Unaudited Prospective Financial and Operating Information”), to calculate the present value of the estimated future Unlevered Free Cash Flows to be generated by MDC and an estimate of the present value of the terminal value of MDC.

In performing the DCF analysis of MDC, Moelis utilized a range of discount rates of 8.50% to 10.25% based on an estimated range of MDC’s weighted average cost of capital (“Current WACC”). The Current WACC range reflected a derived cost of equity using (i) a risk-free rate based on the yield on 20-year U.S. government bonds as of July 6, 2021, (ii) a selected range of unlevered betas and debt to total capitalization ratios informed by the corresponding information for the selected public companies described in “The Proposed Transactions — Opinion of Moelis — Selected Publicly Traded Companies Analysis,” (iii) an equity risk premium, and (iv) a size premium.

Moelis also performed a DCF analysis of MDC utilizing a range of discount rates of 9.75% to 12.00% based on the estimated range of MDC’s unaffected weighted average cost of capital (“Unaffected WACC”), used in the previous analysis as of December 21, 2020. The Unaffected WACC range reflected a derived cost of equity using (i) a risk-free rate based on the yield on 20-year U.S. government bonds as of December 18, 2021, (ii) a selected range of unlevered betas and debt to total capitalization ratios informed by the corresponding information for the selected public companies described in “The Proposed Transactions — Opinion of Moelis — Selected Publicly Traded Companies Analysis”, (iii) an equity risk premium, and (iv) a size premium.

Moelis used the foregoing range of discount rates to calculate estimated present values as of June 30, 2021 of estimated Unlevered Free Cash Flows of MDC for the calendar years ending December 31, 2021 through December 31, 2025 (in each case, discounted using a mid-year discounting convention), as described in “The Proposed Transactions — Certain MDC Unaudited Prospective Financial and Operating Information,” and (ii) estimated terminal values derived by applying a range of perpetuity growth rates of 1.0% to 2.0%, which range of perpetuity growth rates was selected based on Moelis’ professional judgment and experience, to projected terminal year Unlevered Free Cash Flow of MDC of $163 million. Moelis noted that the range of perpetuity growth rates implied a terminal value multiple range of 6.7x to 9.6x based on the Current WACC. Moelis then calculated a range of implied Equity Values by subtracting net debt of $805 million and preferred shares of $190 million (other than in scenarios in which the preferred shares are treated on an “as-converted” basis) of MDC from the implied range of Enterprise Values derived from the DCF analysis. Moelis separately valued and discounted at Current WACC approximately $35.8 million of net operating losses and $802.6 million of IRC 197 amortization deductions. The net operating loss and IRC 197 amortization deduction amounts were provided by MDC management. This analysis resulted in present values for such amounts of approximately $146.9 million to $156.7 million.

The stand-alone implied Equity Value ranges and implied per share price ranges for MDC derived from the DCF analysis are presented in the table below:

	Implied Total Equity Value ($ in millions)	Implied Equity Value to Existing MDC Canada Common Shares ($ in millions)	Implied Per Share Price
Current WACC	$677 - $1,459	$590 - $1,069	$7.21 - $12.96
Unaffected WACC	$349 - $1,082	$349 - $792	$4.30 - $9.63

Stagwell DCF Analysis

Moelis performed a stand-alone DCF analysis of the Stagwell Subject Entities using the Updated Revised Stagwell Forecast (as described in “The Proposed Transactions — Certain Stagwell Unaudited Prospective Financial and Operating Information”), to calculate the present value of the estimated future Unlevered Free Cash Flows to be generated by the Stagwell Subject Entities and an estimate of the present value of the terminal value of the Stagwell Subject Entities.

In performing the DCF analysis of Stagwell, Moelis utilized a range of discount rates of 8.50% to 10.25% based on an estimated range of the Stagwell Subject Entities’ WACC. The WACC range reflected a derived cost of equity using (i) a risk-free rate based on the yield on 20-year U.S. government bonds as of July 6, 2021, (ii) a selected range of unlevered betas and debt to total capitalization ratios informed by the corresponding information for the selected public companies described in “The Proposed Transactions — Opinion of Moelis — Selected Publicly Traded Companies Analysis,” (iii) an equity risk premium and (iv) a size premium.

Moelis used the foregoing range of discount rates to calculate estimated present values as of June 30, 2021 of estimated Unlevered Free Cash Flows of the Stagwell Subject Entities for the calendar years ending December 31, 2021 through December 31, 2025 (in each case, discounted using a mid-year discounting convention), as described in “The Proposed Transactions — Certain Stagwell Unaudited Prospective Financial and Operating Information,” and (ii) estimated terminal values derived by applying a range of perpetuity growth rates of 2.0% to 3.0%, which range of perpetuity growth rates was selected based on Moelis’ professional judgment and experience, to projected terminal year Unlevered Free Cash Flow of the Stagwell Subject Entities of $153 million. Moelis noted that the range of perpetuity growth rates implied a terminal value (terminal year Unlevered Free Cash Flow calculated on a Political Avg. basis) multiple range of 8.5x to 12.8x. Moelis then calculated a range of implied Equity Values by subtracting net debt of $286 million of the Stagwell Subject Entities from the implied range of Enterprise Values derived from the DCF analysis.

Moelis separately valued and discounted at WACC approximately $50.8 million of net operating losses and $298.0 million of IRC 197 amortization deductions. The net operating loss and IRC 197 amortization deduction amounts were provided by Stagwell and MDC management. This analysis resulted in present value for such amounts of approximately $54.2 million to $58.2 million.

The stand-alone implied Equity Value ranges for the Stagwell Subject Entities derived from the DCF analysis are presented in the table below:

Implied Equity Value ($ in millions)
Stagwell	$1,388 - $2,169

Moelis then performed a relative valuation of MDC and Stagwell based on the DCF analyses described above. The relative post-transaction ownership percentage range in the Combined Company for existing MDC Canada Common Shareholders implied by DCF analyses is summarized below:

Implied MDC PF % Ownership Range (Low/High – High/Low of Respective Ranges)
Current WACC	21.4% – 43.5%
Unaffected WACC	13.8% – 36.3%

Selected Publicly Traded Companies Analysis

Moelis reviewed financial and stock market information for certain public companies (with business characteristics generally similar to those of MDC and the Stagwell Subject Entities for purposes of Moelis’ analysis). The selected publicly traded companies listed below (the “Selected Publicly Traded Companies”) focused on advertising and marketing services holding companies with global footprints as shown in the table below. Note that statistics of MDC and the Stagwell Subject Entities have been included for reference only.

	Market Cap ($mm)		Enterprise Value ($mm)	EV / 2021E Adj. EBITDA(1)		EV / 2022E Adj. EBITDA(1)
Ad Agency Holding Companies
Omnicom Group Inc. (“Omnicom”)	$17,247		$18,806	8.3x		7.9x
WPP plc (“WPP”)	16,312		17,873	7.4x		6.8x
Publicis Group S.A. (“Publicis”)	16,105		18,368	6.9x		6.6x
Dentsu Inc. (“Dentsu”)	10,174		10,562	7.2x		6.0x
The Interpublic Group of Companies, Inc. (“IPG”)	13,145		14,856	9.5x		9.1x
Other Marketing Services Companies
S4 Capital plc (“S4 Capital”)	$5,187		$5,211	33.0x		25.9x
Next Fifteen Communications Group plc (“Next 15”)	1,325		1,378	13.4x		12.1x

MDC Partners (Unaffected)(2)	87		1,201	6.1x	(3)	5.5x	(3)
MDC Partners (Current)(4)	557	(6)	1,613	8.2x	(3)	7.4x	(3)
Stagwell Subject Entities	NA		NA	NA		NA

	2021E Adj. EBITDA Margin		Organic Growth Q1 2021	Organic Growth CY 2020	Revenue Growth ’21E – ‘23E(1)
Ad Agency Holding Companies
Omnicom	16.0%		(1.8%)	(11.1%)	3.3%
WPP	16.3%		6.3%	(7.3%)	4.3%
Publicis	21.9%		2.8%	(6.3%)	2.4%
Dentsu	16.3%		(2.4%)	(11.1%)	4.5%
IPG	18.2%		1.9%	(4.8%)	4.7%
Other Marketing Services Companies
S4 Capital	19.2%		35.2%	20.1%	22.5%
Next 15	23.9%		NA	(3.4%)	7.8%
MDC Partners (Unaffected)	15.8	%(3)	(6.9%)	(13.9%)	5.0	%(3)
MDC Partners (Current)	15.8	%(3)	(6.9%)	(13.9%)	5.0	%(3)
Stagwell Subject Entities	21.8	%(5)(7)	(6.9%)	29.1%	8.4	%(5)

(1)	Forward Revenue and Adj. EBITDA estimates per Capital IQ estimates as of July 6, 2021.

(2)	Represents unaffected share price data (6/25/2020) of $1.15.

(3)	Based on Updated MDC Management Forecast.

(4)	Represents current share price data (7/6/2021) of $5.97.

(5)	Based on Updated Revised Stagwell Forecast.

(6)	Assumes conversion of Stagwell Series 6 Preferred Shares.

(7)	Stagwell EBITDA margin is based on net revenue.

Moelis also reviewed trading multiples for the selected companies over time, the data for which is summarized below:

EV / Next Twelve Months (“NTM”) Adj. EBITDA Trading Multiples(1)
Ad Agency Holding Companies	2-Year Avg.	1-Year Avg.	YTD Avg.	Current(2)
MDC(3)	NA	NA	NA	NA
Omnicom	7.9x	7.7x	8.1x	7.9x
WPP	7.1x	7.3x	7.6x	7.5x
IPG	8.5x	8.8x	9.1x	9.2x
Publicis	5.2x	5.8x	6.4x	6.6x

(1)	Forward Adj. EBITDA estimates per Capital IQ estimates as of July 6, 2021

(2)	Stock prices sourced from Capital IQ as of July 6, 2021

(3)	MDC estimates not available after May 28, 2019

In determining a multiple range for this analysis for MDC, Moelis focused on Omnicom and IPG because Omnicom and IPG have historically been the best performing ad agency holding companies (especially from an organic growth perspective), and both have meaningful exposure to the North American market. Furthermore, MDC management’s long-term growth forecast of 3.5% is generally in-line with or slightly higher than Omnicom and IPG and, accordingly, in Moelis’ judgment, justified a multiple range at least in-line with Omnicom and IPG. In determining a multiples range for this analysis for Stagwell, Moelis focused on the fastest growing advertising agency holding companies, Omnicom and IPG, and the high-growth digital marketing services company, S4 Capital. Moelis noted that the growth of the Stagwell Subject Entities outpaces that of MDC (after adjustments for the election year cyclicality of the political agencies forming part of the Stagwell Subject Entities), and that the growth of the Stagwell Subject Entities outpaces that of MDC, Omnicom and IPG. Moelis also noted that the growth of the Stagwell Subject Entities is lower than that of S4 Capital. The stand-alone multiple ranges calculated for MDC and the Stagwell Subject Entities are presented in the table below:

	2021E Adj. EBITDA Multiple	2022E Adj. EBITDA Multiple
MDC	7.5x – 9.5x	7.0x – 9.0x
Stagwell Subject Entities	9.5x – 11.5x	9.0x – 11.0x

The stand-alone implied Equity Value ranges for the Stagwell Subject Entities derived from the Selected Publicly Traded Companies analysis are presented in the table below:

	2021E Adj. EBITDA Implied Equity Value	2022E Adj. EBITDA Implied Equity Value
Updated MDC Management Forecast (Value to Existing MDC Canada Common Shareholders)	$363 – $697 $1,092 – $1,383	$406 – $758 $1,202 – $1,533
Stagwell Subject Entities

Moelis then performed a relative valuation of MDC and Stagwell based on the selected publicly traded companies analyses described above. The relative post-transaction ownership percentage range in the Combined Company for the existing MDC Canada Common Shareholders implied by the above implied Equity Values for the selected publicly traded companies analyses of MDC and the Stagwell Subject Entities is summarized below:

Implied MDC PF % Ownership Range (Low/High – High/Low of Respective Ranges)
2021E Adj. EBITDA (Updated MDC Management Forecast)	20.8% – 39.0%
2022E Adj. EBITDA (Updated MDC Management Forecast)	20.9% – 38.7%

Pro Forma Combination Analysis (Has/Gets)

Moelis performed a pro forma combination analysis in order to evaluate the implied value creation to pre-transaction holders of MDC Canada Common Shares in the Proposed Transactions, upon the completion of which holders of MDC Canada Common Shares will receive approximately 31.2% of the common equity of the Combined Company, inclusive of the SARS, and 30.7% of the common equity of the Combined Company, excluding the impact of SARS. Per MDC and Stagwell management, the pro forma combination analysis includes annual run-rate cost synergies of $30 million, phased in over three years. Per MDC and Stagwell management, Moelis also utilized illustrative annual run-rate revenue synergies of $90 million to $150 million. MDC’s and Stagwell’s management indicated revenue synergies were expected to generate 20% Adjusted EBITDA margins and are also expected to be phased in over three years. Moelis was instructed by MDC to assume upfront costs of approximately $97 million associated with the Proposed Transactions, including bond consent fees, transaction fees and expenses and costs to achieve synergies.

DCF-Based Has/Gets Analysis

Moelis performed a DCF analysis-based has/gets analysis by comparing: (a) the standalone implied DCF Equity Value of MDC and implied DCF per share value of MDC, with (b) the implied aggregate value and implied per share value of the pro forma equity in the Combined Company that will be owned by the pre-transaction holders of MDC Canada Common Shares after giving effect to the Proposed Transactions.

To perform this analysis, Moelis utilized (i) the implied DCF Equity Value ranges for MDC and the Stagwell Subject Entities, (ii) the expected cost synergies described above, (iii) the expected revenue synergies described above, (iv) estimated cost of capital synergies, and (v) the change in perpetuity growth rate due to the higher-growth assets of the Stagwell Subject Entities.

Moelis utilized a range of discount rates of 7.75% to 9.50%, based on an estimated WACC range for the Combined Company. The estimated WACC range reflected a derived cost of equity using (i) a risk-free rate based on the yield on 20-year U.S. government bonds as of July 6, 2021, (ii) a selected range of unlevered betas and debt to total capitalization ratios informed by the corresponding information for the selected public companies, as described in “The Proposed Transactions — Opinion of Moelis — Selected Publicly Traded Companies Analysis” above, (iii) an equity risk premium and (iv) a size premium.

Moelis used the foregoing range of discount rates to calculate the estimated present values as of June 30, 2021 of the Unlevered Free Cash Flows (including estimated after-tax synergies, net of costs to achieve such synergies) for the calendar years ending December 31, 2021 through December 31, 2025 (in each case, discounted using a mid-year discounting convention and assuming a blended tax rate of 27.5%, per MDC management) and estimated terminal values derived by applying a range of perpetuity growth rates of 1.0% to 3.0%, to the terminal year Unlevered Free Cash Flows (which assumed no additional costs to achieve such synergies, per each of MDC’s and Stagwell’s managements). Moelis separately valued and discounted the combined net operating losses and IRC 197 amortization deductions. This analysis resulted in present value of approximately $202.9 million to $217.2 million.

The resulting implied pro forma Equity Value range of the Combined Company after giving effect to the Proposed Transactions is shown in the table below

	Pro Forma Equity Value	Implied Terminal Multiple
Updated MDC Management Forecast	$2,482 – $5,065	8.5x – 15.5x

Moelis then compared the pro forma Equity Value of the Combined Company (assuming revenue synergies ranging from $0 to $150 million) that will be held by the pre-transaction holders of MDC Canada Common Shares upon the completion of the Proposed Transactions to the midpoint DCF value derived from its MDC stand-alone DCF analysis. This comparison yielded the following implied range for the Combined Company for the implied value creation in the Proposed Transactions for the pre-transaction holders of MDC Canada Common Shares:

Implied Per Share Value and Implied Value Accretion
Updated MDC Management Forecast
Pro Forma Combined Company Equity Value	$10.76 – $11.75
Implied Value Accretion (%), compared to Standalone Midpoint DCF Value of $9.61	12% – 22%

Selected Publicly Traded Companies-Based Has/Gets Analysis

Moelis performed a Selected Publicly Traded Companies analysis-based has/gets analysis by comparing (a) the standalone implied Selected Publicly Traded Companies analysis Equity Value of MDC and implied per share value of MDC with (b) the implied aggregate value and implied per share value of the pro forma equity in the Combined Company that will be owned by the MDC Canada Common Shareholders after giving effect to the Proposed Transactions.

To perform this analysis, Moelis utilized (i) the standalone implied Selected Publicly Traded Companies Analysis Equity Values for MDC and Stagwell, (ii) the expected cost synergies described above, (iii) the expected revenue synergies described above, (iv) the change in net debt, (v) the dilution due to share issuance, and (vii) the weighted average 2021E multiple based on the midpoints of the MDC and Stagwell Selected Publicly Traded Companies analysis multiple ranges.

Moelis calculated the standalone implied Selected Publicly Traded Companies analysis Equity Value of MDC and implied per share value of MDC using the midpoint of the 2021E EV / Adj. EBITDA multiple range of the MDC Selected Publicly Traded Companies analysis of 8.5x.

Moelis calculated the standalone implied Selected Publicly Traded Companies analysis Equity Value of the Stagwell Subject Entities using the midpoint of the 2021E EV / Adj. EBITDA multiple range of the Stagwell Selected Publicly Traded Companies analysis of 10.5x.

Moelis then compared the pro forma Equity Value of the Combined Company (assuming revenue synergies ranging from $0 to $150 million) that will be held by the holders of MDC Canada Common Shares at the closing of the Proposed Transactions to the midpoint Selected Publicly Traded Companies analysis Equity Value derived from its MDC stand-alone Selected Publicly Traded Companies analysis. This comparison yielded the following implied range for the Combined Company for the implied value creation in the Proposed Transactions for the pre-transaction holders of MDC Canada Common Shares:

Implied Per Share Value and Implied Value Accretion
Updated MDC Financial Forecast
Pro Forma Combined Company Equity Value	$7.38 – $8.33
Implied Value Accretion (%), compared to Standalone Midpoint 2021E EV / Adj. EBITDA multiple of 8.5x ($6.62 per share)	11% – 26%

Other Information

Moelis also noted for the MDC Special Committee the following additional factors that were not considered part of Moelis’ financial analyses with respect to its opinion, but were referenced for informational purposes:

Discounted Cash Flow – Updated Stagwell Management Forecast

Moelis performed a stand-alone DCF analysis of the Stagwell Subject Entities using the Updated Stagwell Management Forecast and the Updated Stagwell Management Forecast (as described in “The Proposed Transactions — Certain Stagwell Unaudited Prospective Financial and Operating Information”), to calculate the present value of the estimated future Unlevered Free Cash Flows to be generated by the Stagwell Subject Entities and an estimate of the present value of the terminal value of the Stagwell Subject Entities.

In performing the analysis, all other assumptions used in calculating the stand-alone implied Equity Value ranges for the Stagwell Subject Entities are the same as those listed above in the Stagwell DCF Analysis, and the implied Equity Value ranges derived from the DCF analysis are presented in the table below:

Implied Equity Value ($ in millions)
Updated Stagwell Management Forecast	$1,648 - $2,573

Moelis then performed a relative valuation of MDC and Stagwell based on the DCF analyses described above. The relative post-transaction ownership percentage range in the Combined Company for existing MDC Canada Common Shareholders implied by DCF analyses is summarized below:

Implied MDC PF % Ownership Range (Low/High – High/Low of Respective Ranges)
Current WACC	18.7% – 39.3%

Selected Precedent Transactions Analysis

Moelis reviewed financial information for certain precedent transactions, where the target operates assets in advertising, marketing services, public relations and research and the minimum transaction value was $150 million. Selected precedent transactions analysis reflects implied Enterprise Value to Adj. EBITDA multiples paid in selected M&A transactions for companies with business characteristics similar to those of MDC and the Stagwell Subject Entities for purposes of Moelis’ analysis. Given the selected precedent transactions were completed prior to the COVID-19 pandemic, Moelis did not utilize the precedent transactions analysis for purposes of its opinion and provided this analysis for information purposes only.

There are no publicly available Wall Street research analysts’ reports for MDC after May 28, 2019.

Moelis also reviewed the historical closing trading prices for the MDC Canada Class A Common Shares during the 52-week period ended June 25, 2020, which reflected the unaffected low and high stock prices during such period of $1.01 and $3.43 per share, and historical closing trading prices for the MDC Canada Class A Common Shares during the 52-week period ended July 6, 2021, which reflected the unaffected low and high stock prices during such period of $1.60 and $6.37 per share. Moelis noted the unaffected closing share price of $1.15 as of June 25, 2020.

Miscellaneous

This summary of the analyses is not a complete description of Moelis’ opinion or the analyses underlying, and factors considered in connection with, Moelis’ opinion. The preparation of a fairness opinion is a complex analytical process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Moelis’ opinion. In arriving at its fairness determination, Moelis considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, Moelis made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses.

No company used in the analyses described above is identical to MDC or the Stagwell Subject Entities. In addition, such analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because the analyses described above are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, neither MDC nor Moelis or any other person assumes responsibility if future results are materially different from those forecast.

MDC has not instructed Moelis to prepare, and Moelis has not prepared, a formal valuation of MDC, the Stagwell Subject Entities or any of their respective securities or assets, and Moelis’s fairness opinion should not be construed as such.

Except as described in this summary, MDC and the MDC Special Committee imposed no other instructions or limitations on Moelis with respect to the investigations made or procedures followed by Moelis in rendering its opinion. The Post-Transaction Ownership Percentage was determined through arms’ length negotiations between the MDC Special Committee, on the one hand, and Stagwell, on the other, and was approved by the MDC Board (other than Mark Penn, Ambassador Charlene Barshefsky and Bradley Gross who each abstained from voting on, or participating in any deliberations of the MDC Board with respect to the Proposed Transactions). Moelis did not recommend any specific consideration to MDC or the MDC Special Committee, or that any specific amount or type of consideration constituted the only appropriate consideration for the Proposed Transactions.

Moelis’s affiliates, employees, officers and partners may at any time own securities (long or short) of MDC or their respective affiliates. Neither Moelis nor any of its affiliates is an insider, associate or affiliate (as those terms are defined in the Securities Act (Ontario)) of MDC, Stagwell or any other interested party (as such term is defined in Multilateral instrument 61-101 — Protection of Minority Security Holders in Special Transactions) or any of their respective associates or affiliates (collectively, the “Interested Parties”). Neither Moelis nor any of its affiliated entities is an advisor to any of the Interested Parties with respect to the Proposed Transactions, other than the MDC Special Committee.

Moelis has not been engaged to provide any financial advisory or other investment banking services to MDC, Stagwell or any other Interested Parties, aside from the fees described herein in connection with the Proposed Transactions, in the two years preceding the date of its opinion; provided that Moelis has acted in the following capacities during the two years preceding the date of its opinion: (i) Moelis is currently engaged as a sellside financial advisor to a company of which an affiliate of Goldman Sachs is a minority shareholder; (ii) Moelis is currently engaged as a financial advisor in connection with various potential transactions to a company of which an affiliate of Goldman Sachs is a minority shareholder; (iii) Moelis was engaged in April 2020 as financial advisor in connection with a potential restructuring of a company of which Goldman Sachs is a minority shareholder; (iv) Moelis was engaged in April 2020 as a financial advisor in connection with a restructuring of a company by the ad hoc group of secured creditors, of which an affiliate of Goldman Sachs is a member; (v) Moelis was engaged in March 2020 as a strategic advisor to a company of which an affiliate of Goldman Sachs is a financial sponsor; and (vi) Moelis was engaged in December 2019 as a sellside financial advisor to a company of which Goldman Sachs is a minority shareholder. There are no understandings, agreements or commitments between Moelis and any Interested Party with respect to any future business dealings. In the future, in the ordinary course of its business, Moelis may provide financial advisory or investment banking services to MDC or Stagwell or their affiliates and may receive compensation for such services.

The method of the MDC Special Committee in selecting Moelis as its financial advisor in connection with the Proposed Transactions is described in “The Proposed Transactions — Background of the Proposed Transactions.”

The MDC Special Committee selected Moelis as its financial advisor in connection with the Proposed Transactions because Moelis has substantial experience in similar transactions and familiarity with MDC. Moelis is a leading global independent investment bank that provides innovative, unconflicted strategic advice to a diverse client base from geographic locations in the Americas, Europe, the Middle East, and Asia.

Moelis assists its clients in achieving their strategic goals by offering comprehensive, globally integrated financial advisory services across all major industry sectors, including media and advertising. Moelis has advised on many transactions of this nature and has extensive experience preparing fairness opinions. The form and content of the Moelis fairness opinion was approved for release by a committee of managing directors and other professionals of Moelis, each of whom are experienced in merger, acquisition, divestiture, fairness opinion and valuation matters.

Moelis was first in contact with the MDC Special Committee on June 25, 2020 with regard to acting as financial advisor to the MDC Special Committee in connection with the consideration of the Proposed Transactions. Moelis was formally engaged by the MDC Special Committee pursuant to an engagement letter dated July 13, 2020, which was subsequently amended on December 20, 2020 and June 13, 2021 (as amended, the “Financial Advisor Engagement Letter”) and a separate engagement letter dated October 18, 2020 with respect to acting as consent solicitation agent in connection with the Consent Solicitation (the “Consent Solicitation Engagement Letter”). Under the terms of the Financial Advisory Engagement Letter, MDC has agreed to pay Moelis $13.0 million of fees in the aggregate for its services as financial advisor, $2.0 million of which was earned in connection with the delivery of its original fairness opinion dated December 21, 2020 and $1.0 million of which was earned in connection with the delivery of the Second Fairness Opinion dated July 8, 2021, and the remainder ($10.0 million) of which is contingent upon the completion of the Proposed Transactions. Under the terms of the Consent Solicitation Engagement Letter, MDC has agreed to pay Moelis a fixed fee of $3.0 million in connection with acting as solicitation agent for the Consent Solicitation. Under the terms of the Financial Advisor Engagement Letter and the Consent Solicitation Engagement Letter, MDC has agreed to pay Moelis aggregate fees of $16.0 million (assuming the Proposed Transactions are completed), $5 million of which has been invoiced as of the date hereof. In addition, Moelis is to be reimbursed for its reasonable out-of-pocket expenses and is to be indemnified by MDC in certain circumstances.

Certain Unaudited Prospective Financial Information

The section of the Proxy Statement/Prospectus titled “The Proposed Transactions—Certain Unaudited Prospective Financial Information” is hereby supplemented as follows:

While MDC periodically provides public guidance to investors regarding certain financial performance metrics, such guidance is typically limited to the then-current fiscal year, and MDC does not, as a matter of course, make public projections as to future sales, earnings, or other results for extended periods due to, among other reasons, the uncertainty, unpredictability, and subjectivity of the underlying assumptions and estimates. In connection with their evaluation of the Proposed Transactions, however, each of Stagwell and MDC prepared and supplied the other party and the MDC Special Committee, as well as JP Morgan and Moelis, with certain unaudited prospective financial information described herein, including certain estimates of the potential cost savings and other synergies that may be achieved by the Combined Company as a result of the Proposed Transactions, net of certain costs to achieve such cost savings and synergies, which are referred to as the net synergies estimates and are summarized in the section entitled “The Proposed Transactions — Certain Estimated Cost Synergies.” The unaudited prospective financial information and net synergies estimates included in this Proxy Statement/Prospectus are being provided solely because they were among the financial information made available to the MDC Special Committee and to its financial advisors in connection with their respective analysis of the Proposed Transactions. Such projected financial information, however, should not be relied upon as being indicative of future results, and readers of this Proxy Statement/Prospectus are cautioned not to place undue reliance on such financial projections or the net synergies estimates. There can be no assurances that such financial projections or net synergies estimates will be realized, and actual results and synergies may differ materially from those included herein.

In connection with its consideration of the Proposed Transactions, management of Stagwell prepared certain financial projections described herein, including unaudited prospective financial information for Stagwell on a stand-alone basis, without giving effect to the Proposed Transactions, but including certain assumptions regarding future growth initiatives for Stagwell, which are referred to herein as the “Updated Stagwell Management Forecast”. Stagwell management provided the Updated Stagwell Management Forecast to MDC and Moelis in connection with the parties’ discussions relating to the Proposed Transactions and for Moelis’s use in connection with its financial analysis and the Second Moelis Opinion. Stagwell also provided the Updated Stagwell Management Forecast as well as the net synergies estimates to JP Morgan in connection with its evaluation of the Proposed Transactions. The Updated Stagwell Management Forecast was developed based on the following key assumptions:

•	Performance projected on an individual agency level based on management’s judgment as well as the cyclical nature of certain assets

•	High single digit top-line growth over the projection period, largely driven by higher-growth digital transformation and political agencies

•	Low single digit margin expansion on a political average basis due to mix shift at an individual agency and Stagwell level, as well as growth and cost-cutting initiatives at an individual agency level

•	Limited capital expenditures largely consisting of equipment and software with immaterial growth capital expenditures expected

•	Agencies to be delivered with no minority interest, or with prescribed formulas to determine the associated costs associated with acquiring any outstanding minority interests (Targeted Victory, Ink, Emerald)

•	Working capital not a driver of cash flow over the forecast

In connection with its consideration of the Proposed Transactions, MDC management prepared certain financial projections, including unaudited prospective financial information for MDC on a stand-alone basis, without giving effect to the Proposed Transactions, which are referred to herein as the “Updated MDC Management Forecast”. The Updated MDC Management Forecast was prepared based on the following key assumptions:

•	Specific income statement and cash flow drivers for each of the individual agencies, based on a combination of feedback from the networks and management’s view of each asset

•	2021E figures based on ongoing discussions with MDC agency level leadership teams and estimated industry trends

•	3.5% long-term top-line growth, based on a slight premium to the expected long-term advertising growth rate based on public company data and management’s judgement

•	Adjusted EBITDA Margin improvement over the forecast period due to recent and ongoing cost-cutting initiatives, active, metric-based management, and mix shift towards a more digital portfolio

•	Limited growth capital expenditures due to previous implementation of major initiatives in 2019 and 2020

•	No incremental mergers or acquisitions

In addition, to achieve closer alignment with the assumptions used by MDC management to prepare the Updated MDC Management Forecast, MDC management and Moelis reviewed the Updated Stagwell Management Forecast projections, historical performance of Stagwell, and other diligence materials provided by Stagwell. At the direction of the Special Committee, MDC management prepared revisions to certain of the Stagwell assumptions and projections for consideration and approval by the Special Committee, which are referred to herein as the “Updated Revised Stagwell Forecast”. Key adjustments made by MDC management to the Updated Stagwell Management Forecast are summarized by segment below:

•	Digital Transformation & Marketing: Adjusted 2022E-2025E revenue to align with digital growth assumption per MDC management’s judgment and adjusted StagTech 2021E EBITDA to breakeven

•	Research & Insights: Reduced long-term growth for NRG and Harris given exposure to legacy theatrical business and historical growth rates

•	Marketing Communications: Reduced revenue growth and EBITDA margins of Targeted Victory during the political years

•	Content & Media: Assumed limited profitability from Ink given management uncertainties around business model; Observatory set to $0 revenue and EBITDA contribution per MDC management’s judgment

•	Digital Products: CUE reduced to $0 revenue and EBITDA given similar treatment for MDC’s Prophet business

In addition, MDC management prepared certain unaudited pro forma projected financial information, giving effect to the Proposed Transactions and the net synergies estimates, which is referred to herein as the pro forma MDC projections. Such pro forma MDC projections were prepared on a basis different than the pro forma financial information included in this Proxy Statement/Prospectus in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” MDC management provided the Updated MDC Management Forecast to Stagwell in connection with the parties’ discussions relating to the Proposed Transactions, and provided the Updated MDC Management Forecast and the MDC projections for Stagwell, which, together, are referred to as the MDC projected financial information, and the net synergies estimates to the MDC Special Committee in connection with its evaluation of the Proposed Transactions, and to Moelis for its use in connection with its financial analysis and the Second Moelis Opinion.

The projected financial information and net synergies estimates included in this Proxy Statement/ Prospectus have been prepared by, and are the responsibility of, Stagwell and MDC’s management. Neither the independent auditors of MDC or Stagwell, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information and net synergies estimates contained in this Proxy Statement/Prospectus, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the prospective financial information or net synergies estimates.

The Stagwell projected financial information and the MDC projected financial information, collectively referred to as the projected financial information, as well as the net synergies estimates, were prepared solely for use in connection with evaluating and analyzing the Proposed Transactions and were not prepared with a view toward public disclosure, soliciting proxies or complying with the published guidelines established by the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. However, the prospective financial information and net synergies estimates contained in this Proxy Statement/Prospectus are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this Proxy Statement/Prospectus are cautioned not to place undue reliance on the prospective financial information and net synergies estimates.

PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying projected financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report included in this document relates to Stagwell Marketing’s previously issued financial statements. It does not extend to the projected financial information and should not be read to do so.

Although management of each of Stagwell and MDC believes that there is a reasonable basis for the respective projected financial information and net synergies estimates prepared by them, based on information available at the time they were prepared, Stagwell and MDC caution shareholders that future results, and the cost savings and other synergies that may be realized from the Proposed Transactions, could be materially different from those included in the projected financial information and net synergies estimates, respectively. The projected financial information and net synergies estimates are subjective in many respects and, as a result, are subject to multiple interpretations and periodic revisions, based on actual experience and prevailing industry and general economic conditions. Because the projected financial information and net synergies estimates cover multiple years, such information by its nature becomes less predictive with each successive year. While presented with numerical specificity, the projected financial information and net synergies estimates are based upon numerous estimates, judgments, and assumptions that are inherently uncertain, difficult to predict, and beyond a party’s control. Although such estimates, judgments, and assumptions were considered reasonable by Stagwell management and MDC management, as applicable, as of the date of preparation of the projected financial information and net synergies estimates, they may prove to be inaccurate for any number of reasons, including general economic and industry conditions, competition, and the risks discussed in this Proxy Statement/Prospectus under the sections entitled “Cautionary Statement Regarding Forward- Looking Statements” and “Risk Factors.” The projected financial information and net synergies estimates also reflect assumptions as to certain business decisions that are subject to change. The inclusion of the projected financial information and net synergies estimates in this Proxy Statement/Prospectus will not be deemed an admission or representation by Stagwell or MDC that they are viewed by Stagwell or MDC as material information of Stagwell (either before or after completion of the Proposed Transactions) or MDC. The projected financial information and net synergies estimates are not being included in this Proxy Statement/Prospectus to influence your decision whether to vote for the Proposals, but because they were shared between Stagwell and MDC and provided to their respective boards of directors for purposes of evaluating the Proposed Transactions and to their respective financial advisors for purposes of their respective financial analyses and fairness opinions.

The projected financial information contains certain non-GAAP financial measures that management of Stagwell or MDC, as applicable, believes are helpful in understanding its respective financial performance. Financial measures included in projections provided to a financial advisor and a board of directors in connection with a business combination transaction, such as the projected financial information, are excluded from the definition of “non-GAAP financial measures” under the rules of the SEC, and therefore such financial measures are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not provided to or relied upon by the MDC Board or its financial advisors in connection with the Proposed Transactions. Accordingly, no reconciliation of the financial measures included in the projected financial information is provided in this Proxy Statement/Prospectus.

None of Stagwell, MDC, or their respective affiliates, advisors, officers, directors, or other representatives can provide any assurance that actual results will not differ from the projected financial information and net synergies estimates, and none of them undertakes any obligation to update, or otherwise revise or reconcile, the projected financial information and net synergies estimates to reflect circumstances existing after the date the projected financial information and net synergies estimates were prepared or to reflect the occurrence of future events. Except as required by applicable securities laws, neither Stagwell nor MDC intends to make publicly available any update or other revision to the projected financial information and net synergies estimates, even in the event that any or all of the underlying assumptions upon which they were based prove to be inaccurate or inappropriate for any reason.

None of Stagwell, MDC or any of their respective affiliates, advisors, officers, directors, or other representatives has made or makes any representation to any Stagwell stockholder, MDC stockholder, or any other person regarding the ultimate performance of the Combined Company if the Proposed Transactions are completed, or of Stagwell or MDC if the Proposed Transactions are not completed, or as to whether or not forecasted results included in the projected financial information and forecasted cost savings and other synergies included in the net synergies estimates will be achieved. Stagwell has made no representation to MDC, and MDC has made no representation to Stagwell, in the Transaction Agreement or otherwise, concerning the projected financial information or net synergies estimates.

Certain MDC Unaudited Prospective Financial and Operating Information

The following table summarizes the Updated MDC Management Forecast used by the MDC Special Committee for purposes of its consideration of the Proposed Transactions and approved by MDC management for use by Moelis for purposes of its financial analysis and the Second Moelis Opinion. The Updated MDC Management Forecast was made available to Stagwell and JP Morgan.

MDC Updated Financial Forecast

	Years Ending December 31,
(in millions)	2021E	2022E	2023E	2024E	2025E
GAAP Revenue	$1,330	$1,417	$1,467	$1,518	$1,572
Net Revenue	$1,130	$1,204	$1,247	$1,290	$1,336
Adjusted EBITDA(1)	$210	$231	$244	$255	$267

	H2	Years Ending December 31,
(in millions)	2021E	2022E	2023E	2024E	2025E
Unlevered free cash flow(2)	$59	$50	$85	$105	$100

(1)	Adjusted EBITDA is a non-GAAP measure, calculated as earnings before interest, taxes, depreciation and amortization expense where applicable, and adjusted for any company specific one-time and non-recurring items.

(2)	Unlevered free cash flow is a non-GAAP measure, calculated as Adjusted EBITDA, less taxes on net operating profit (being Adjusted EBITDA less depreciation and less the 50% of stock-based compensation that is deductible) assuming a 27.5% tax rate, less stock-based compensation (which is treated as a cash expense), less capital expenditures, less changes in net working capital, less non-controlling interest distributions and less M&A payments.

Certain Stagwell Unaudited Prospective Financial and Operating Information

Certain Stagwell Stand-Alone Projections

The following table summarizes the Stagwell stand-alone projections prepared by Stagwell management and made available to MDC and Moelis. All projections exclude the net revenue and EBITDA contribution of Sloane, which was removed from all valuation methodologies and valued separately at $26 million, consistent with the price Stagwell paid to MDC to acquire the asset in February 2020.

	Years Ending December 31,
(in millions)	2021E	2022E	2023E	2024E	2025E
Net Revenue	$727	$881	$901	$1,091	$1,084
Political Avg. Net Revenue(1)	$744	$846	$932	$1,036	$1,134
Adjusted EBITDA(2)	$144	$221	$187	$279	$225
Political Avg. Adjusted EBITDA(1)	$165	$193	$213	$241	$262

	H2	Years Ending December 31,
(in millions)	2021E	2022E	2023E	2024E	2025E
Unlevered free cash flow(3)	$74	$131	$61	$152	$88

(1)	Political Avg. Net Revenue & Political Avg. Adjusted EBITDA are non-GAAP measures and are calculated assuming 2-year average (current and prior) for the SKDK and Targeted Victory agencies to reflect the political cycle in the United States, with all other agencies calculated using current year.

(2)	Adjusted EBITDA is a non-GAAP measure, calculated as earnings before interest, taxes, depreciation and amortization expense where applicable, and adjusted for any company specific one-time and non-recurring items.

(3)	Unlevered free cash flow is a non-GAAP measure, calculated as Adjusted EBITDA, less taxes on net operating profit (being Adjusted EBITDA less depreciation and less the 50% of stock-based compensation that is deductible) assuming a 25.0% tax rate, less stock-based compensation (which is treated as a cash expense), less capital expenditures, less changes in net working capital, less non-controlling interest distributions and less M&A payments.

Certain MDC Projections for Stagwell

MDC management and Moelis reviewed the Updated Stagwell Management Forecast projections, historical performance of Stagwell, and other diligence materials provided by Stagwell. At the direction of the Special Committee, MDC management prepared revisions to certain of the Stagwell assumptions and projections for consideration and approval by the Special Committee. The following tables summarize the MDC projections for Stagwell used by the MDC Special Committee for purposes of its consideration of the Proposed Transactions that were approved by MDC management for use by Moelis for purposes of financial analysis and the Second Moelis Opinion. All projections exclude the net revenue and EBITDA contribution of Sloane, which was removed from all valuation methodologies and valued separately at $26 million, consistent with the price Stagwell paid to MDC to acquire the asset in February 2020.

	Years Ending December 31,
(in millions)	2021E	2022E	2023E	2024E	2025E
Net Revenue	$713	$829	$831	$981	$969
Political Avg. Net Revenue(1)	$730	$798	$858	$936	$1,008
Adjusted EBITDA(2)	$136	$200	$168	$238	$195
Political Avg. Adjusted EBITDA(1)	$158	$177	$189	$209	$223

	H2	Years Ending December 31,
(in millions)	2021E	2022E	2023E	2024E	2025E
Unlevered free cash flow(3)	$69	$117	$58	$138	$82

(1)	Political Avg. Net Revenue & Political Avg. Adjusted EBITDA are non-GAAP measures and are calculated assuming 2-year average (current and prior) for the SKDK and Targeted Victory agencies to reflect the political cycle in the United States, with all other agencies calculated using current year.

(2)	Adjusted EBITDA is a non-GAAP measure, calculated as earnings before interest, taxes, depreciation and amortization expense where applicable, and adjusted for any company specific one-time and non-recurring items.

(3)	Unlevered free cash flow is a non-GAAP measure, calculated as Adjusted EBITDA, less taxes on net operating profit (being Adjusted EBITDA less depreciation and less the 50% of stock-based compensation that is deductible) assuming a 25.0% tax rate, less stock-based compensation (which is treated as a cash expense), less capital expenditures, less changes in net working capital, less non-controlling interest distributions and less M&A payments.

Certain Estimated Cost Synergies

Prior to Stagwell’s and MDC’s entering into the Transaction Agreement, each of Stagwell’s management and MDC’s management prepared and provided to its respective board of directors and financial advisors certain estimates of annual cost savings and other synergies anticipated to be realized by the Combined Company following the Proposed Transactions. Such annual cost savings and synergies were estimated at approximately $30 million (excluding certain one-time costs of approximately $24 million to achieve such synergies), and are anticipated to be achieved by the end of the third year following completion of the Proposed Transactions. The material components of such synergies including anticipated cost savings in media, shared services, research, production, real estate, corporate and other “Selling, General and Administrative” expenses. Please see the sections entitled “The Proposed Transactions — Certain Unaudited Prospective Financial Information” for further information regarding the uncertainties underlying the estimated synergies, as well as the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” for further information regarding the uncertainties and factors associated with realizing the synergies in connection with the Proposed Transactions.

THE TRANSACTION AGREEMENT

The section of the Proxy Statement/Prospectus titled “The Transaction Agreement” is hereby supplemented as follows:

Transaction Agreement Amendments

On June 4, 2021, the Company, Stagwell and Merger Sub entered into Amendment No. 1 and on July 8, 2021, the Company, Stagwell, New MDC LLC and Merger Sub entered into Amendment No. 2, pursuant to which the Company and Stagwell have agreed to modify certain provisions of the Transaction Agreement to provide that:

(i) the number of common membership interests of OpCo and the number of shares of a new Class C of voting-only common stock of New MDC to be issued to Stagwell in exchange for the Stagwell OpCo Contribution and the Stagwell New MDC Contribution, respectively, were reduced, in each case from 216,250,000 to 180,000,000,

(ii) the maximum aggregate amount of net debt of the Stagwell Subject Entities permitted to be contributed to OpCo in connection with the Stagwell Net Debt Condition was increased from $260 million to $285 million,

(iii) During the Post-Closing Governance Period, at least seven (7) out of the nine (9) directors constituting the Combined Company Board shall be (a) independent with respect to the Combined Company in accordance with SEC/NASDAQ Independence Rules and (b) independent with respect to Stagwell pursuant to SEC/NASDAQ Independence Rules as if Stagwell had equity securities that were traded on NASDAQ and was subject to such SEC/NASDAQ Independence Rules,

(iv) during the Post-Closing Governance Period, the Combined Company shall cause all of the members of the Combined Company’s Audit Committee, Compensation Committee and Nominating & Corporate Governance Committee to be independent in accordance with SEC/NASDAQ Independence Rules  applicable to such committees,

(v) during the Post-Closing Governance Period, the Combined Company shall cause the Nominating & Corporate Governance Committee to be comprised of two of the current independent MDC directors who will serve on the Combined Company Board and one additional new Independent Director to be selected by such current independent MDC directors,

(vi) from the closing of the Business Combination through the first two annual meetings of the shareholders of the Combined Company for the election of directors, in the event that any Independent Director (a) is unwilling or unable to continue serving as a director of the Combined Company for any reason, (b) ceases to be independent with respect to the Combined Company in accordance with SEC/NASDAQ Independence Rules or with respect to Stagwell pursuant to SEC/NASDAQ Independence Rules as if Stagwell had equity securities that were traded on NASDAQ and subject to such SEC/NASDAQ Independence Rules, or (c) resigns, dies, becomes disabled or is otherwise removed from the Combined Company Board, the Nominating & Corporate Governance Committee shall consult with Stagwell in advance and select a replacement nominee or director, provided that, solely with respect to any Independent Director who is not currently a director of MDC, any such replacement shall be approved by Stagwell in its sole discretion;

(vii) for so long as Stagwell and its affiliates collectively beneficially own 30% or more of the then-issued and outstanding voting securities of the Combined Company, Stagwell and the Combined Company shall cause each director of the Combined Company, as a condition to his or her nomination to the Combined Company Board, to agree to tender his or her resignation to the Combined Company Board if such director receives more “withhold” votes than “for” votes from shareholders other than Stagwell and its affiliates in an uncontested election in which Stagwell and its affiliates collectively beneficially own 30% or more of the then-issued and outstanding voting securities of the Combined Company, which resignation shall be effective sixty days after the date of the election unless the Combined Company Board elects to reject such resignation, and

(viii) during the Post-Closing Governance Period, unless otherwise approved by the Nominating and Corporate Governance Committee, the Combined Company Board shall consist of nine members with each member entitled to one vote.

The foregoing description of the Transaction Agreement Amendments is only a summary, and is subject to and qualified in its entirety by reference to Amendment No. 1, a copy of which is filed as Exhibit 2.1 to the Current Report on Form 8-K filed by MDC with the SEC on June 7, 2021, and which is incorporated by reference herein, and Amendment No. 2, a copy of which is filed as Exhibit 2.1 to the Current Report on Form 8-K filed by MDC with the SEC on July 9, 2021, and which is incorporated by reference herein.

GOVERNANCE AND MANAGEMENT OF THE COMBINED COMPANY FOLLOWING THE PROPOSED TRANSACTIONS

Except as set forth below, the information presented in “Governance and Management of the Combined Company Following the Proposed Transactions” in the Proxy Statement/Prospectus remains unchanged. However, the sections set forth below supersede, replace and, as applicable, supplement the equivalent sections in the Proxy Statement/Prospectus.

Structure of the Board of Directors

Following the Proposed Transactions, the Combined Company Board will consist of nine members, including Mr. Mark Penn. The primary responsibilities of the board of the Combined Company will be to provide oversight, strategic guidance, counseling and direction to the Combined Company’s management. The board of the Combined Company will meet on a regular basis and additionally as required. Three current independent directors, Mr. Oosterman, Ms. Rogers and Mr. Irwin (collectively, the “Continuing Independent Directors”), as well as Secretary Slater, Mr. Vaughn, Ambassador Barshefsky and one additional independent director to be nominated by the Nominating and Corporate Governance Committee and mutually agreed upon with Stagwell (collectively, together with the Continuing Independent Directors, the “Independent Directors”) will serve as directors on the Combined Company Board and the Combined Company has agreed to cause such Independent Directors to be nominated at the Combined Company’s next two annual meetings following completion of the Proposed Transactions; Mr. Penn will continue as a director and an affiliate of Goldman Sachs has the right, pursuant to the Second Goldman Letter Agreement and that certain securities agreement, dated as of February 14, 2017, by and between MDC and BSPI, to nominate one director to serve on the Combined Company Board. As disclosed in the Proxy Statement for the 2021 Annual Meeting of MDC Canada Shareholders on Schedule 14A, dated May 10, 2021 (the “AGM Proxy”), Goldman Sachs has nominated Mr. Gross.

During the Post-Closing Governance Period: (i) at least seven (7) out of the nine (9) directors constituting the Combined Company Board shall be (a) independent with respect to the Combined Company in accordance with SEC/NASDAQ Independence Rules and (b) independent with respect to Stagwell pursuant to SEC/NASDAQ Independence Rules as if Stagwell had equity securities that were traded on NASDAQ and was subject to such SEC/NASDAQ Independence Rules, (ii) the Combined Company shall cause all of the members of the Combined Company’s Audit Committee, Compensation Committee and Nominating & Corporate Governance Committee to be independent in accordance with SEC/NASDAQ Independence Rules applicable to such committees, (iii) the Combined Company shall cause the Nominating & Corporate Governance Committee to be comprised of two of the current independent MDC directors who will serve on the Combined Company Board and one additional new Independent Director to be selected by such current independent MDC directors, and (iv) unless otherwise approved by the Nominating and Corporate Governance Committee, the Combined Company Board shall consist of nine members with each member entitled to one vote.

Information Concerning Combined Company Directors

Information concerning Mark Penn, Ambassador Charlene Barshefsky, Brad Gross, Wade Oosterman, Desirée Rogers and Irwin D. Simon is set forth in the AGM Proxy, and is incorporated into this Proxy Statement/Prospectus by reference.

Rodney Slater, age 66, is a partner in the law firm Squire Patton Boggs LLP since 2001 practicing in the areas of transportation, infrastructure and public policy. Previously, Secretary Slater served as the U.S. Secretary of Transportation from 1997 to 2001 and as the Administrator of the Federal Highway Administration from 1993 to 1997. Secretary Slater has served as a director of Verizon Communications since 2010 and as a director of Kansas City Southern since 2001. He also served as a director of Transurban Group from 2009 to 2018 and Atkins plc from 2011 to 2014. Secretary Slater is also expected to join the board of directors of EVgo upon the closing of its previously announced business combination with Climate Change Crisis Real Impact I Acquisition Corporation. Secretary Slater’s significant leadership and strategic planning experience in the public and private sectors and perspectives on strategic partnerships, risk management, compliance, and legal issues are key qualifications for the Combined Company Board. Secretary Slater resides in Washington, D.C.

Brandt Vaughan, age 54, is Chief Operating Officer and Chief Investment Officer of Ballmer Group, where he manages its operating, public and private equity investing and philanthropic investing across a range of assets including the Los Angeles Clippers and LA Forum. Prior to joining Ballmer Group in 2014, Mr. Vaughan led enterprise-wide strategic planning and analysis for Microsoft. In addition, he served as Chief Financial Officer for Microsoft’s centralized marketing and business development functions and had a range of financial management roles over a more than decade-long career at Microsoft. Mr. Vaughan is on the Board of Directors for One Community, Second Spectrum and the L.A. Clippers Foundation. Mr. Vaughan’s deep experience and knowledge of strategy, finance, and operations are key qualifications for the Combined Company Board. Mr. Vaughan resides in Seattle, Washington.

DESCRIPTION OF MDC DELAWARE AND THE COMBINED COMPANY CAPITAL STOCK

Except as set forth below, the information presented in “Description of MDC Delaware and the Combined Company Capital Stock” in the Proxy Statement/Prospectus remains unchanged. However, the paragraph set forth below supersedes and replaces the equivalent paragraph in the Proxy Statement/Prospectus.

Preferred Stock

Following the Redomiciliation, there will be two issued and outstanding series of Preferred Stock of MDC Delaware, the Series 4 Convertible Preferred Stock of MDC Delaware (the “MDC Delaware Series 4 Shares”) and the Series 6 Convertible Preferred Shares of MDC Delaware (the “MDC Delaware Series 6 Shares”), and two authorized but unissued series of Preferred Stock of MDC Delaware, the Series 5 Convertible Preferred Stock of MDC Delaware (the “MDC Delaware Series 5 Shares”) and the Series 7 Convertible Preferred Stock of MDC Delaware (the “MDC Delaware Series 7 Shares”). Following the Proposed Transactions, there will be two issued and outstanding series of Preferred Stock of the Combined Company, the Combined Company Series 4 Shares and the Combined Company Series 6 Shares, and two authorized but unissued series of Preferred Stock of the Combined Company, the Series 5 Convertible Preferred Stock of the Combined Company (the “Combined Company Series 5 Shares”) and the Series 7 Convertible Preferred Stock of the Combined Company (the “Combined Company Series 7 Shares”). The powers, preferences, rights, qualifications, limitations and restrictions of the MDC Delaware Series 4 Shares, as set forth in the Designation of MDC Delaware Series 4 Shares, and the Combined Company Series 4 Shares, as set forth in the Designation of the Combined Company Series 4 Shares, will be substantially similar in all respects to the rights, privileges, restrictions and conditions of the MDC Canada Series 4 Shares, as set forth in the Articles of Amendment of MDC Canada, dated as of March 7, 2017, to the MDC Canada Series 4 Shares. The Designation for the Combined Company Series 4 Shares is set forth in Exhibit A to the Combined Company Certificate of Incorporation, attached as Annex A hereto, and the Designation for the MDC Delaware Series 4 Shares is set forth in Exhibit A to the MDC Delaware Certificate of Incorporation, attached as Annex Q hereto. The powers, preferences, rights, qualifications, limitations and restrictions of the MDC Delaware Series 5 Shares, as set forth in the Designation of MDC Delaware Series 5 Shares, and the Combined Company Series 5 Shares, as set forth in the Designation of the Combined Company Series 5 Shares, will be substantially similar in all respects to the rights, privileges, restrictions and conditions of the Series 5 Preference Shares of MDC Canada (the “MDC Canada Series 5 Shares”), as set forth in the Articles of Amendment of MDC Canada, dated as of March 7, 2017, to the MDC Canada Series 5 Shares. The Designation for the Combined Company Series 5 Shares is set forth in Exhibit B to the Combined Company Certificate of Incorporation, attached as Annex A hereto, and the Designation for the MDC Delaware Series 5 Shares is set forth in Exhibit B to the MDC Delaware Certificate of Incorporation, attached as Annex Q hereto. The powers, preferences, rights, qualifications, limitations and restrictions of the Combined Company Series 6 Shares, as set forth in the Designation of the Combined Company Series 6 Shares, will be substantially similar in all respects to the rights, privileges, restrictions and conditions of the Combined Company Series 6 Shares, as set forth in the Articles of Amendment of MDC Canada, dated as of March 14, 2019, to the MDC Canada Series 6 Shares, except that the Designations for the Combined Company Series 6 Shares will (i) include certain minority shareholder rights to which the Series 6 Shares are currently entitled to under Canadian law and (ii) update the definition of Fundamental Change to reflect the differences between the current MDC structure and that of the Combined Company. The Designation for the Combined Company Series 6 Shares is set forth in Exhibit C to the Combined Company Certificate of Incorporation, attached as Annex A hereto. The powers, preferences, rights, qualifications, limitations and restrictions of the MDC Delaware Series 6 Shares, as set forth in the Designation of the MDC Delaware Series 6 Shares, will be substantially similar in all respects to the rights, privileges, restrictions and conditions of the Combined Company Series 6 Shares, as set forth in the Articles of Amendment of MDC Canada, dated as of March 14, 2019, to the MDC Canada Series 6 Shares, except that the MDC Delaware Series 6 Shares shall have a voting right with respect to the MDC Merger. The Designation for the MDC Delaware Series 6 Shares is attached as Annex S hereto. The powers, preferences, rights, qualifications, limitations and restrictions of the MDC Delaware Series 7 Shares, as set forth in the Designation of MDC Delaware Series 7 Shares, and Combined Company Series 7 Shares, as set forth in the Designation of the Combined Company Series 7 Shares, will be substantially similar in all respects to the rights, privileges, restrictions and conditions of the MDC Canada Series 7 Convertible Preference Shares (the “MDC Canada Series 7 Shares”), as set forth in the Articles of Amendment of MDC Canada, dated as of March 14, 2019, to the MDC Canada Series 7 Shares. The Designation for the Combined Company Series 7 Shares is set forth in Exhibit D to the Combined Company Certificate of Incorporation, attached as Annex A hereto, and the Designation for the MDC Delaware Series 7 Shares is set forth in Exhibit D to the MDC Delaware Certificate of Incorporation, attached as Annex Q hereto. Following the Closing, it is anticipated that the Designation of the Combined Company Series 6 Shares will be amended and restated on the Combined Company Series 6 Amendment Date to reduce the accretion rate on the base liquidation preference to zero percent per annum from and after such date until the one-year anniversary thereof. The Amended & Restated Designation of the Combined Company Series 6 Shares is attached hereto as Annex U.

Following the Closing, it is anticipated that the Combined Company Series 4 Shares and the Combined Company Series 5 Shares shall be cancelled and replaced on a one-to-one basis with Combined Company Series 8 Shares and Combined Company Series 9 Shares, respectively. The terms of the Combined Company Series 8 Shares are expected to be the same as those of the Combined Company Series 4 Shares, except that (i) the conversion price shall be reduced to $5.00 and (ii) the accretion rate on the base liquidation preference shall be (A) 0% per annum from and after the issuance date of such Combined Company Series 8 Shares until the one-year anniversary thereof, (B) 6.00% per annum from and after the Combined Company Series 8 Issuance Date through March 14, 2021 and (C) 0% per annum from and after March 15, 2024 and the base liquidation preference per convertible preference share will not increase during any period subsequent to March 14, 2024.

STAGWELL CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The section of the Proxy Statement/Prospectus titled “Stagwell Marketing Group LLC and Subsidiaries Index to Consolidated Financial Statements” is hereby supplemented as follows:

STAGWELL MARKETING GROUP LLC AND SUBSIDIARIES

INDEX TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS AS OF March 31, 2021 AND 2020	F-1
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME FOR THE three months ENDED mARCH 31, 2021 AND 2020	F-2
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY FOR THE three months ENDED mARCH 31, 2021 AND 2020	F-3
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE three months ENDED mARCH 31, 2021 AND 2020	F-4
NOTES TO unaudited CONDENSED CONSOLIDATED FINANCIAL STATEMENTS	F-6 – F-35

Stagwell Marketing Group LLC and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)	March 31, 2021 (Unaudited)	December 31, 2020
ASSETS
Current assets:
Cash, cash equivalents and restricted cash	$53,784	$92,457
Accounts receivable, net	166,492	225,733
Expenditures billable to clients	16,445	11,063
Other current assets	37,890	36,433
Total current assets	274,611	365,686
Investments	2,456	14,256
Property and equipment, net of accumulated depreciation of $31,146 and $28,364, respectively	36,677	35,614
Goodwill	351,571	351,725
Intangible assets, net	178,096	186,035
Right-of-use assets – operating leases	52,642	57,752
Other assets	2,768	2,787
Total assets	$898,821	$1,013,855

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$79,479	$147,826
Accruals and other liabilities (Note 9)	86,400	89,562
Current maturities of long-term debt	745	994
Advanced billings	67,444	66,418
Current portion of operating lease liabilities	19,299	19,579
Current portion of deferred acquisition consideration (Note 10)	5,610	12,579
Total current liabilities	258,977	336,958
Long-term debt, net	183,698	198,024
Long-term portion of deferred acquisition consideration (Note 10)	9,075	5,268
Long-term portion of operating lease liabilities	48,134	52,606
Deferred tax liabilities, net	15,901	16,050
Other liabilities	7,775	5,802
Total liabilities	523,560	614,708

Commitments and contingencies (Note 10)

Redeemable noncontrolling interest (Note 12)	89	604

Member’s equity	345,122	358,756
Noncontrolling interest	30,050	39,787
Total equity	375,172	398,543
Total liabilities, redeemable noncontrolling interest and equity	$898,821	$1,013,855

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-1

Stagwell Marketing Group LLC and Subsidiaries

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(Unaudited)

	For the Three Months Ended March 31,
(in thousands)	2021	2020
Revenue	$181,242	$184,543

Operating expenses:
Cost of services sold	111,999	120,758
Office and general expenses	52,278	43,272
Depreciation and amortization	10,950	9,756
Total operating expenses	175,227	173,786

Operating income	6,015	10,757

Other expenses, net:
Interest expense, net	(1,351)	(911)
Other income, net	608	3,027
Income before taxes and equity in earnings of unconsolidated affiliates	5,272	12,873
Provision for income taxes	(673)	(459)
Income before equity in earnings of unconsolidated affiliates	4,599	12,414
Equity in earnings of unconsolidated affiliates	4	79
Net income	4,603	12,493
Less: Net income attributable to noncontrolling interests	1,153	1,138
Less: Net (loss) attributable to redeemable noncontrolling interests	(915)	(692)
Net income attributable to Member	$4,365	$12,047

Other comprehensive income (loss), net of income taxes:
Net income attributable to Member	$4,365	$12,047

Net unrealized gain on available for sale investment	-	1,376
Foreign currency translation adjustments	137	(4,912)
Total other comprehensive income (loss), net of income taxes	137	(3,536)

Comprehensive income attributable to Member	$4,502	$8,511

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-2

Stagwell Marketing Group LLC and Subsidiaries
Condensed Consolidated Statements of Changes in Equity
(Unaudited)

(in thousands)	Member’s equity	Noncontrolling interest	Total equity
Balance at December 31, 2020	$358,756	$39,787	$398,543
Capital contributions	10,268	-	10,268
Distributions	(28,004)	(10,890)	(38,894)
Net income attributable to Member and noncontrolling interests	4,365	1,153	5,518
Changes in redemption value of redeemable noncontrolling interest	(400)	-	(400)
Other comprehensive income, net	137	-	137
Balance at March 31, 2021	$345,122	$30,050	$375,172

(in thousands)	Member’s equity	Noncontrolling interest	Total equity
Balance at December 31, 2019	$316,960	$31,577	$348,537
Capital contributions	18,920	-	18,920
Distributions	(25,914)	-	(25,914)
Net income attributable to Member and noncontrolling interests	12,047	1,138	13,185
Changes in redemption value of redeemable noncontrolling interest	392	-	392
Other comprehensive loss, net	(3,536)	-	(3,536)
Balance at March 31, 2020	$318,869	$32,715	$351,584

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-3

Stagwell Marketing Group LLC and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	For the Three Months Ended March 31,
(in thousands)	2021	2020
Cash flows from operating activities
Net income	$4,603	$12,493
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,950	9,756
Debt issuance cost amortization	136	135
Provision for bad debt expense	255	1,043
Deferred tax benefit	(181)	(1,471)
Changes in fair value of investments in unconsolidated affiliates	(1,082)	(362)
Changes in deferred acquisition consideration	3,918	-
Interest from preferred investments	(113)	(150)
Interest from loan to related party	(50)	-
Equity in earnings (losses) of unconsolidated affiliates, net of dividends received	(4)	79
Transaction costs contributed by Stagwell Media LP	3,188	-
Foreign currency transaction gain (loss) on foreign denominated debt	677	(3,316)
Changes in assets and liabilities:
Accounts receivable	59,536	30,581
Expenditures billable to clients	(5,387)	(2,560)
Other assets	(1,134)	(6,886)
Accounts payable	(69,133)	(27,095)
Accruals and other liabilities	(1,411)	(6,230)
Advanced billings	1,003	1,951
Net cash provided by operating activities	5,771	7,968

Cash flows from investing activities
Purchases of property and equipment	(3,311)	(2,663)
Acquisitions of intangible assets	-	(1,695)
Net cash used in investing activities	(3,311)	(4,358)

Cash flows from financing activities
Payment of contingent consideration	-	(500)
Payment of long-term debt	(25,248)	(248)
Proceeds from long-term debt	10,000	107,000
Debt issuance costs	-	(319)
Distributions	(25,894)	(25,914)
Net cash used in financing activities	(41,142)	80,019
Effect of exchange rate changes on cash, cash equivalents and restricted cash	9	989
Net (decrease) increase in cash, cash equivalents and restricted cash	(38,673)	84,618
Cash, cash equivalents and restricted cash at beginning of period	92,457	63,860
Cash, cash equivalents and restricted cash at end of period	$53,784	$148,478

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-4

Stagwell Marketing Group LLC and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

Supplemental cash flow information:
Cash interest paid	$(2,361)	$(1,871)
Income taxes paid	(928)	(2,105)
Non-cash investing and financing activities:
Acquisitions of business	-	(23,720)
Net unrealized gain on available for sale investment	-	1,376
Non-cash contributions included in Member’s equity	10,268	18,920
Non-cash distributions to Stagwell Media LP (Note 7)	(13,000)	-
Non-cash payment of deferred acquisition consideration	(7,080)	-

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-5

Stagwell Marketing Group LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

1.	Business Description

Stagwell Marketing Group LLC (the “Company,” or “SMG”) is a Delaware company that was formed on March 9, 2017 and is governed by the terms and conditions of a limited liability agreement effective as of the same date. Stagwell Media LP (the “Member”, “Stagwell Media” or the “Fund”), is a private equity fund that owns all interests in Stagwell Marketing Group through a wholly owned holding company named Stagwell Marketing Group Holdings LLC. The Fund is managed by a registered investment advisor named The Stagwell Group LLC (“Stagwell Group” or the “Manager”).

On March 9, 2017 Stagwell Media formed two holding company subsidiaries, Stagwell Marketing Group Holdings LLC and Stagwell Marketing Group. The companies were formed in contemplation of holding all of Stagwell Media’s operating investments. Under a single entity, the Company could realize cost savings under enterprise level vendor arrangements, better serve the Company’s customers with an integrated offering, and more effectively report the operating results of the Company’s businesses. The transaction was effectuated by way of a contribution agreement dated March 13, 2017, which contributed all the Fund interests in the existing businesses as of the execution date to Stagwell Marketing Group. This transaction has been accounted for at historical cost as a transaction under common control. The Company’s equity structure is a non-unitized single member limited liability company (“LLC”), therefore all components of equity attributable to the Member are reported within Member’s Equity on the Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Changes in Equity.

The Company owns the membership interests of small and mid-sized marketing services companies that create customized marketing programs for clients that range in scale from regional and local clients to large global marketers. The Company’s equity positions usually include, but are not limited to, partner and membership interests, common and preferred stock as well as call and put options.

As of March 31, 2021, the Company has six reportable segments with its Corporate function reported separately. The Company’s segments aggregate each of its operating companies (referred to as “Brands”) based on the services provided, comparable marketing verticals serviced, and comparability of economic performance. The Company’s segments are as follows: 1. Digital Transformation and Performance Marketing (“Digital - Marketing”), 2. Digital Content (“Digital - Content”), 3. Research for Technology and Entertainment (“Research - Technology”), 4. Research for Corporate (“Research – Corporate”), 5. Marketing Communications for Public Affairs and Corporate Communication (“Communications, Public Affairs and Advocacy”), and 6. All Other Brands (“All Other”). Refer to Note 16 – Segment Information for further information.

On December 21, 2020, the Fund reached a definitive agreement with MDC Partners, Inc. (“MDC”) for a potential merger between the Company and MDC (the “Proposed MDC Transaction”). The definitive agreement is subject to customary closing procedures for transactions of this nature and subject to several conditions, including obtaining relevant third-party consents. The definitive agreement allows for certain conditions under which the agreement can be terminated, including in instances where the required regulatory approvals are not obtained. No assurances can be given regarding the likelihood of obtaining such consents, obtaining such regulatory approvals, or ultimately completing the Proposed MDC Transaction. On February 8, 2021, MDC filed a registration statement on Form S-4 (“Registration Statement”), together with an amendment filed March 29, 2021 and the second amendment filed April 22, 2021, with the U.S. Securities and Exchange Commission (the “SEC”) related to the Proposed MDC Transaction. The Registration Statement has not yet been declared effective by the SEC, and the information contained therein is subject to change.

F-6

Stagwell Marketing Group LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

On March 11, 2020, the World Health Organization announced a new strain of coronavirus ("COVID-19”) was reported worldwide, resulting in COVID-19 being declared a pandemic, and on March 13, 2020 the U.S. President announced a National Emergency relating to the disease. The spread of COVID-19 has caused significant volatility in the United States and international markets and, in many industries, business activity has virtually shut down entirely. While it is difficult to predict the full scale of the impact, including whether any such impact could materially impact operations and cash flows, certain of the Company’s Brands have experienced a negative impact to their operating results for the three months ended March 31, 2021 and 2020, primarily due to a downturn in the industries their customers operate in. The Company has taken actions to address the impact of the pandemic, such as working closely with the Company’s clients, reducing expenses and monitoring liquidity. The impact of the pandemic and the corresponding actions are reflected in the Company’s judgments, assumptions and estimates in the preparation of the condensed consolidated financial statements. However, if the duration of the COVID-19 pandemic is longer and the operational impact is greater than estimated, the judgments, assumptions and estimates will be updated and could result in different results in the future.

The Company also adopted a remote-work policy and other physical distancing policies for its offices. The Company does not anticipate these policies to have any adverse impact on its ability to continue to operate its business.

2.	Summary of Significant Accounting Policies

Basis of Presentation

These unaudited condensed consolidated financial statements are prepared in accordance with the rules and regulations of the SEC. These unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and all normal recurring adjustments have been included. The condensed consolidated balance sheet and income statement were derived from the Company’s audited annual consolidated financial statements, but do not contain all of the information and notes required by GAAP for complete financial statements. Accordingly, these condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto as of and for the year ended December 31, 2020, which provide a more complete understanding of the Company’s accounting policies, financial position, operating results, and other matters.

In the opinion of management, all adjustments of a normal recurring nature necessary for a fair statement of the results for the period presented have been included. The results of operations for the three months ended March 31, 2021 and 2020, are not necessarily indicative of the results for the full year.

Principles of Consolidation

The Company’s condensed consolidated financial statements include the accounts of its consolidated subsidiaries, some of which are not wholly owned. All intercompany transactions have been eliminated in consolidation.

Noncontrolling Interest

The Company recognizes the noncontrolling interests that were created as part of a business combination at fair value as of the date of the transaction.

When acquiring less than 100% ownership of an entity, the Company may enter into agreements with the noncontrolling interest holders that offer the ability to tender their membership interests for redemption by the Company or the related subsidiary under certain circumstances. The Company presents noncontrolling interests as permanent equity when the option to redeem the incremental ownership is within the control of the Company. Noncontrolling interest holders have usual and customary voting and other rights under the respective operating agreements and/or governing documents as they pertain to the class of equity held.

F-7

Stagwell Marketing Group LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Net income or loss of the Company’s subsidiaries are allocated to its noncontrolling interests based on the noncontrolling interests' ownership percentages in the subsidiary.

Redeemable Noncontrolling Interest

The Company enters into contractual arrangements under which noncontrolling shareholders may require the Company to purchase such noncontrolling shareholders’ incremental ownership interests under certain circumstances. The redemption date value under these contractual arrangements are not a fixed amount, but rather is dependent upon various valuation formulas, such as the average earnings of the relevant subsidiary through the date of exercise or the growth rate of the earnings of the relevant subsidiary during that period. These contractual arrangements are contingently redeemable at the option of the noncontrolling shareholder and are presented in Redeemable noncontrolling interest on the Condensed Consolidated Balance Sheets at its acquisition date fair value, plus net income or loss attributable to the redeemable noncontrolling interest in accordance with Accounting Standards Codification (“ASC”) 810, Consolidation, which is based on the noncontrolling interests' ownership percentage in the subsidiary. The options are only adjusted to their redemption date value at such point in time that the options are deemed to be currently redeemable by the Company, and if determined to be greater than the cumulative net income allocated to the noncontrolling interests in accordance with ASC 810, Consolidation.

Use of Estimates

The preparation of the condensed consolidated financial statements in conformity with GAAP requires the Company to make judgments, assumptions and estimates that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the reporting date and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions are used in the allocation of fair value of purchase consideration, deferred acquisition consideration, redeemable noncontrolling interests, goodwill and intangible assets, property and equipment, income taxes, and revenue recognition. These estimates are evaluated on an ongoing basis and are based on historical experience and other assumptions that the Company believes are reasonable under the circumstances. These estimates require the use of assumptions about future performance, which are uncertain at the time of estimation. To the extent actual results differ from the assumptions used, results of operations and cash flows could be materially impacted. Further, the uncertainty over the ultimate impact COVID-19 will have on the global economy and the Company’s business makes any estimates and assumptions as of March 31, 2021 inherently less certain than they would be absent the current and potential impacts of COVID-19. Actual results could differ from those estimates.

Concentrations of Credit Risk

The financial instruments that could potentially subject the Company to concentrations of credit risk consist of cash deposits and trade receivables. All cash, cash equivalents and restricted cash are held at financial institutions that management believes to be of high credit quality. Domestically, cash, cash equivalents and restricted cash from time-to-time may exceed federally insured limits set by the Federal Deposit Insurance Company (“FDIC”), and international cash balances may not qualify for foreign government insurance programs. To date, the Company has not experienced any losses on cash, cash equivalents and restricted cash.

F-8

Stagwell Marketing Group LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Exposure to losses on trade receivables is principally dependent on each customer’s financial condition. To manage the credit risk associated with trade receivables, the Company evaluates the creditworthiness of customers, monitors exposure for credit losses and maintains a provision for bad debt expense. The Company does not believe its exposed to a concentration of credit risk. As of March 31, 2021, and 2020, no individual customer accounted for more than 10% of the Company’s consolidated revenue and accounts receivable, with no individual countries except for the United States and the United Kingdom accounting for more than 10% of the Company’s consolidated revenue for the three months ended March 31, 2021 and 2020. Refer to Note 3 – Revenue for further information.

Deferred Acquisition Consideration

Certain acquisitions include an initial payment at closing and provide for future additional contingent payments. These payments are typically contingent upon the acquired businesses reaching certain profit and/or growth targets. In instances where such contingent payments require sellers’ continuous employment with the Company after the transaction, they are recorded as compensation expense in the Condensed Consolidated Statements of Operations and Comprehensive Income (Loss). The related liability is measured using management’s best estimate of such future payments and is recorded as a deferred acquisition consideration liability in the Condensed Consolidated Balance Sheets. At each reporting date, the Company models each business’ future performance, including revenue growth and free cash flows, to estimate the value of each deferred acquisition consideration liability. Subsequent changes to the liability are recorded in results of operations. When contingent payment arrangements do not require continuous employment, they are initially recorded as purchase consideration at fair value and are subsequently remeasured at fair value at each reporting date with any changes recorded in Office and general expenses on the Condensed Consolidated Statements of Operations and Comprehensive Income (Loss).

Revenue Recognition

Revenue is recognized when a customer obtains control of promised goods or services in an amount that reflects the consideration expected to be received in exchange for those goods or services. Revenue is recognized as the Company’s performance obligations are satisfied. The Company’s revenue is primarily derived from the provision of marketing and communications services which includes: Digital Marketing, which includes the development of websites and content management systems, execution of performance marketing campaigns, and/or execution of targeted digital advertising; Digital Content, which includes the creation, production and distribution of media in execution of a customer’s marketing campaigns; Research, which includes the development and execution of custom consumer surveys as well as reporting on the insights and analytics that will inform a customer’s development of products and/or communication strategies; and Communications, public affairs and advocacy, which includes consulting services that manage a marketer’s reputation with the public through traditional media, social media, and in-person engagements, as well as utilizing digital channels to mobilize and raise funds from supporters and constituents to support political candidates and issue organizations in the public arena. Revenue is recorded net of sales, use and value added taxes.

In substantially all the Company’s Brands, the performance obligation is to provide marketing and communications services to accomplish the specified engagement with the customer. The Company’s client contracts involve fees based on any one or a combination of the following: an agreed fee for the level of effort expended by the Company’s employees; commissions based on the client’s spending for media purchased from third parties or based on the amounts raised for a client’s political campaign; and when the Company is primarily responsible for the services and controls the third-party vendor services, the costs for these third-party vendor services are included in revenue. Where applicable, the transaction price of a contract is allocated to each distinct performance obligation based on its relative stand-alone selling price, either through an observable price when the service is sold separately or an estimate, predominantly based on an expected cost plus margin, and is recognized as revenue when, or as, the performance obligation is satisfied. Clients typically receive and consume the benefit of the Company’s services as they are performed. Client contracts typically provide that the Company is compensated for services performed to date and allow for cancellation by either party on short notice without penalty.

F-9

Stagwell Marketing Group LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Many of the Company’s contracts consist of a single performance obligation. The Company does not consider the underlying activities as separate or distinct performance obligations because its services are highly interrelated, and the integration of the various components is essential to the overall promise to the Company’s customer. In certain of the Company’s client contracts, the performance obligation is a stand-ready obligation because the Company provides a constant level of similar services over the term of the contract.

Revenue is predominantly recognized over time, as the services are performed, because the client receives and consumes the benefit of the Company’s performance throughout the contract period, or an asset is created with no alternative use and are contractually entitled to payment for performance to date in the event the client terminates the contract for convenience. For these over time contracts, other than when the Company has a stand-ready obligation to perform services in the form of a retainer or when its providing online subscription-based hosted services, revenue is generally recognized over time using input measures that correspond to the level of staff effort expended to satisfy the performance obligation, in certain instances, using the right to invoice practical expedient. To a lesser extent, revenue is recognized using output measures, such as impressions or ongoing reporting. For client contracts when the Company has a stand-ready obligation to perform services on an ongoing basis over the life of the contract, where the scope of these arrangements includes an undefined number of broad activities and there are no significant gaps in performing the services, the Company recognizes revenue using a time-based measure resulting in a straight-line revenue recognition. For client contracts where the Company is providing online subscription-based hosted services, it recognizes revenue ratably over the contract term. Occasionally, there may be changes in the client service requirements during the term of a contract and the changes could be significant. These changes are typically negotiated as new contracts covering the additional requirements and the associated costs, as well as additional fees for the incremental work to be performed that are negotiated at the stand-alone selling price based on an observable price when the service is sold separately or an estimate, predominantly based on an expected cost plus margin.

For contracts where the transaction price is derived from commissions based on a percentage of purchased media from third parties, the performance obligation is not satisfied until the media is run, and the Company has an enforceable contract providing a right to payment. Accordingly, revenue for commissions is recognized at a point in time.

Some of the Company’s client arrangements include variable consideration provisions, primarily related to certain commissions. Variable consideration for Brands that provide media buying services is recorded to revenue when earned and when the variability is resolved, typically when the media is run.

F-10

Stagwell Marketing Group LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Principal vs. Agent Considerations

Many of the Company’s Brands incur third-party costs on behalf of clients, including direct costs and incidental, or out-of-pocket costs. Third-party direct costs incurred in connection with the delivery of marketing and communication services primarily include purchased media, studio production services, specialized talent, including artists and other freelance labor, market research and third-party data and other related expenditures.

Out-of-pocket costs primarily include transportation, hotel, meals and telecommunication charges incurred by the Company in the course of providing its services. Billings related to out-of-pocket costs are included in revenue since the Company controls the goods or services prior to delivery to the client.

The inclusion of billings related to third-party direct costs in revenue depends on whether the Company acts as a principal or as an agent in the client arrangement. In certain of the Company’s Brands, such as where it provides media buying services, the Company acts as an agent and arranges, at the client's direction, for third parties to perform certain services. In these cases, the Company does not control the goods or services prior to the transfer to the client. As a result, revenue is recorded net of these costs, equal to the amount retained for the Company’s fee or commission.

In certain Brands the delivery services to its customer requires the Company to utilize certain third-party services, such as production services and data costs. In these situations, the Company controls these third-party services before they are transferred to the client and is responsible for providing the service, or the Company is responsible for directing and integrating third-party vendors to fulfill its performance obligation at the agreed upon contractual price. This also includes the execution of targeted digital advertising campaigns because the Company controls the advertising inventory before it is transferred to its clients and bears sole responsibility for fulfillment of the advertising promise, and the Company has full discretion in establishing prices. When the Company acts as principal, it includes billable amounts related to third-party costs in the transaction price and records revenue at the gross amount billed, including out-of-pocket costs, consistent with the manner that the Company recognizes revenue for the underlying services contract.

Income Taxes

The Company is a limited liability company classified as a disregarded entity for U.S. federal income tax purposes. As such, the Company is not subject to taxes from a U.S. federal income tax perspective. Rather, federal taxable income or loss is included in the federal income tax return of the Member. The provision for income taxes recorded in the Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) includes U.S. federal and state income taxes for certain of the Company’s corporations and foreign taxes for its foreign subsidiaries.

Income taxes are accounted for in accordance with ASC 740, Income Taxes (“ASC 740”). Following this method, deferred tax assets and liabilities are determined based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities given the provisions of enacted tax laws. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply in the year in which the temporary differences are expected to reverse. The effect on deferred tax assets and liabilities from a change in tax rates is recognized in the period that such tax rate changes are enacted. A valuation allowance on deferred tax assets is recorded if, based on the available evidence, it is “more likely than not” that some portion or all deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the Company’s ability to generate sufficient taxable income during the carryback or carryforward periods applicable in each stated tax jurisdiction. In assessing the realizability of deferred tax assets, the Company considers both positive and negative evidence. The weight given to the positive and negative evidence is commensurate with the extent to which the evidence may be objectively verified. The Company present net deferred tax assets and liabilities as noncurrent in its Condensed Consolidated Balance Sheets.

F-11

Stagwell Marketing Group LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Leases

The Company has various rental agreements in place to lease office space, with several of these leases containing annual rate escalations.

The Company’s leasing policies are established in accordance with ASC 842, and accordingly, the Company recognizes on the balance sheet at the time of lease commencement a right-of-use lease asset and a lease liability, initially measured at the present value of the lease payments. Right-of-use lease assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. All right-of-use lease assets are reviewed for impairment. As the Company’s implicit rate in its leases is not readily determinable, in calculating the present value of lease payments, the Company uses its incremental borrowing rate based on the information available at the lease commencement date. Lease payments included in the measurement of the lease liability are comprised of noncancelable lease payments, payments for optional renewal periods where it is reasonably certain the renewal period will be exercised, and payments for early termination options unless it is reasonably certain the lease will not be terminated early. There were no impairment losses related to right-of-use lease assets for the three months ended March 31, 2021 and 2020.

Lease costs are recognized in the Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) over the lease term on a straight-line basis. Leasehold improvements are depreciated on a straight-line basis over the lesser of the term of the related lease or the estimated useful life of the asset.

As an accounting policy, the Company has elected not to apply the recognition requirements to short-term leases and elected the practical expedient not to separate non-lease components from lease components for its leases of office space where the Company is a lessee which comprises majority of the Company’s leases. The Company also elected to apply the package of practical expedients available for existing contracts which allowed it to carry forward its historical assessments of: (i) whether a contract is or contains a lease, (ii) the classification of existing leases, and (iii) whether previously capitalized costs continue to qualify as initial indirect costs.

Some of the Company’s leases contain variable lease payments for utilities, insurance, real estate tax, repairs and maintenance, and other variable operating expenses. Such amounts are not included in the measurement of the lease liability and are recognized in the period when the variable lease payments occur. The Company has no leases that contain variable lease payments based on an index or rate.

Recently Adopted Accounting Pronouncements

In December 2019, the FASB issued Accounting Standards Update (“ASU”) 2019-12, Simplifying the Accounting for Income Taxes (Topic 740) (“ASU 2019-12”).  The update removes certain exceptions to the general principles in Topic 740 and simplifies accounting for income taxes in certain areas of Topic 740 by clarifying and amending existing guidance. On January 1, 2021, the Company adopted ASU 2019-12. The new standard does not have a material effect on the Company’s condensed consolidated financial statements.

In January 2020, the FASB issued ASU 2020-01, Investments - Equity Securities (Topic 321), Investments - Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815): Clarifying the Interactions between Topic 321, Topic 323 and Topic 815, which clarifies that an entity should consider observable transactions that require it to either apply or discontinue the equity method of accounting for the purposes of applying the fair value measurement alternative. On January 1, 2021, the Company adopted ASU 2020-01. The new standard does not have a material effect on the Company’s condensed consolidated financial statements.

F-12

Stagwell Marketing Group LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Recently Issued Accounting Pronouncements not yet Adopted

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). The amendments affect loans, debt securities, trade receivables, net investments in leases, off-balance-sheet credit exposures, reinsurance receivables, and any other financial assets not excluded from the scope that have the contractual right to receive cash. The amendments in this update require a financial asset (or a group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial asset(s) to present the net carrying value at the amount expected to be collected on the financial asset within the scope of Topics 960 through 965 on plan accounting. This amended guidance is effective for the Company beginning January 1, 2023. The Company is evaluating the impact of the adoption of this guidance on its condensed consolidated financial statements and disclosures.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting (“ASU 2020-04”), and in January 2021 subsequently issued ASU 2021-01 (“ASU 2021-01”), which refines the scope of Topic 848. These ASUs provide optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. Adoption of the expedients and exceptions is permitted upon issuance of ASU 2020-04 through December 31, 2022. The Company is evaluating the impact of the adoption of this guidance on the Company’s condensed consolidated financial statements and disclosures.

3.	Revenue

The Company’s revenue is primarily derived from the provision of marketing and communications services which includes digital marketing, digital content, research and communications, public affairs and advocacy.

Disaggregated Revenue

Certain clients may engage with the Company in various geographic locations, across multiple disciplines, and through multiple Brands. The Company has historically focused on regions in North America, the largest market for its services globally. The Company has also continued to expand its global footprint to support clients looking for assistance with growing their businesses in new markets and regions, or through strategic acquisitions in offshore businesses. The Company’s Brands are principally located in the United States and the United Kingdom, and 20 other countries around the world.

F-13

Stagwell Marketing Group LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Unaudited)

The following table presents revenue disaggregated by geography (in thousands):

	For the Three Months Ended March 31,
	2021	2020
Country:
United States	$166,747	$160,893
United Kingdom	4,705	8,371
All other (each country individually less than 5% of total revenue)	9,790	15,279
Total Revenue	$181,242	$184,543

Contract Assets and Contract Liabilities

Timing of revenue recognition may differ from the timing of invoicing to customers. Contract assets consist of fees and reimbursable outside vendor costs incurred on behalf of clients. Unbilled service fees were $37.9 million and $30.6 million as of March 31, 2021 and December 31, 2020, respectively, and are included in Accounts receivable, net on the Condensed Consolidated Balance Sheets. Outside vendor costs incurred on behalf of clients which have yet to be invoiced were $16.4 million and $11.1 million as of March 31, 2021 and December 31, 2020, respectively, and are included on the Condensed Consolidated Balance Sheets as Expenditures billable to clients. Such amounts are invoiced to clients at various times over the course of providing services.

Contract liabilities consists of fees billed to customers in excess of fees recognized as revenue, that are expected to be collected from the customer, and the Company has a remaining performance obligation to fulfil. Contract liabilities, included in Advanced billings on the Company’s Condensed Consolidated Balance Sheets as of March 31, 2021 and December 31, 2020 were $67.4 million and $66.4 million, respectively. Further, there were no material balances included in the contract liabilities balance as of December 31, 2020 that were not recognized as revenue for the three months ended March 31, 2021.

Changes in Expenditures billable to clients and Advanced billings for the three months ended March 31, 2021, and 2020 were not materially impacted by write offs, impairment losses or any other factors.

In certain arrangements, the Company purchases media it does not control on behalf of its customers as their agent or pay other third parties on behalf of its customers for services that the Company does not control. The Company does not include in revenue the amounts it bills to customers related to such third parties and does not consider these amounts to be contract liabilities. As of March 31, 2021, and December 31, 2020, the Company had $3.0 million and $4.8 million, respectively, included in Advanced billings, with an amount in equal value included in Accounts receivable, net, on its Condensed Consolidated Balance Sheets.

The Company has elected the practical expedient to not disclose information about remaining performance obligations that have original expected durations of one year or less. Most of the Company’s contracts are for periods of one year or less. For those contracts with a term of more than one year, the Company had approximately $7.5 million of unsatisfied performance obligations as of March 31, 2021, of which the Company expects to recognize approximately 74% in the next twelve months, and 26% in the periods after March 31, 2022.

F-14

Stagwell Marketing Group LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Unaudited)

4.	Leases

Lessee

The Company leases office space in North America, Europe, Asia, South America, and Australia. This space is primarily used for office and administrative purposes by the Company’s employees in performing professional services. These leases are classified as operating leases and expire between years 2021 through 2031. The Company’s finance leases are immaterial.

The Company’s leases include options to extend or renew the lease through 2035. The renewal and extension options are not included in the lease term as the Company is not reasonably certain that it will exercise its option.

As of March 31, 2021, the Company had no operating leases for which the commencement date has not yet occurred.

The discount rate used for leases accounted for under ASC 842 is the Company’s collateralized credit adjusted borrowing rate.

The following table presents lease costs and other quantitative information (in thousands):

	For the Three Months Ended March 31,
	2021	2020
Lease cost:
Operating lease costs	$5,088	$6,080
Short-term lease costs	417	572
Variable lease costs	1,053	1,144
Sublease rental income	(959)	(919)
Total lease costs	$5,599	$6,877
Additional information:
Cash paid for amounts included in the measurement of lease liabilities for operating leases
Operating cash flows	5,601	5,110

Right-of-use assets obtained in exchange for operating lease liabilities	-	1,906
Weighted average remaining lease term – Operating leases	4.30 years	4.85 years
Weighted average discount rate – Operating leases	4.03%	4.15%

Operating lease expense is included in office and general expenses in the Condensed Consolidated Statements of Operations and Comprehensive Income (Loss). The Company’s lease expense for leases with a term of 12 months or less is immaterial.

F-15

Stagwell Marketing Group LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Unaudited)

The following table presents minimum future rental payments under the Company’s leases, and a reconciliation to the corresponding lease liability as of March 31, 2021 (in thousands):

Maturity Analysis
Remainder of 2021	$17,065
2022	17,248
2023	17,054
2024	10,691
2025	7,510
2026 and thereafter	5,694
Total	75,262
Less: Present value discount	7,829
Lease liability	$67,433

Lessor

From time to time, the Company enters into sublease arrangements both with unrelated third parties and with its partner brands. These leases are classified as operating leases and expire between 2022 through 2024. Sublease income is recognized over the lease term on a straight-line basis. Currently, the Company subleases office space in North America and Europe. The Company elected to apply the practical expedient to combine lease and non-lease components to the lessor contracts.

The following table presents minimum future rental payments due to be received under the Company’s leases where it is a lessor (in thousands):

Maturity Analysis
Remainder of 2021	$3,252
2022	2,662
2023	250
2024	147
$6,311

5.	Acquisitions

The Company completed three business acquisitions in 2020. For certain of these acquisitions the Fund completed the business acquisition and contributed the net assets to the Company. The results of each acquired business are included in the Company’s results of operations from the acquisition date.

2020 Acquisitions

On February 14, 2020, SKDKnickerbocker (“SKDK”), a subsidiary of the Company, acquired Sloane & Company (“Sloane”) from an affiliate of MDC for $24.4 million of total consideration. Total consideration included a cash payment of $18.9 million made by the Fund which was accounted for as a non-cash contribution for the purposes of the Company’s Consolidated Statement of Cash Flows and Statement of Changes in Equity, the acquisition date fair value of the contingent deferred acquisition consideration of $4.8 million, and $0.7 million of cash paid by the Company. Refer to Note 10 – Commitments and Contingencies for further detail on the contingent deferred acquisition consideration. Sloane is an industry-leading strategic communications firm, based out of New York. Sloane will extend SKDK’s current suite of services and allow for the expansion into the capital markets and special situations verticals. MDC is considered a related party to the Company, refer to Note 17 – Related Party Transactions for further detail. Sloane is included in the Company’s SKDK Brand, which is part of its Communications, Public Affairs and Advocacy reportable segment.

F-16

Stagwell Marketing Group LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

On August 14, 2020, Code and Theory, a subsidiary of the Company, acquired Kettle Solutions, LLC (“Kettle”) for $5.4 million of total consideration. Total consideration included a cash payment of $4.9 million, plus an additional $0.5 million due upon the finalization of Kettle’s working capital accounts, as outlined in the purchase agreement. The $0.5 million is included in Deferred acquisition consideration on the Condensed Consolidated Balance Sheets. The purchase agreement also offers the previous owners of Kettle an additional $11.9 million in deferred consideration and is dependent on Kettle reaching contractually defined operating goals in 2020, 2021, 2022 and 2023. The Company considers the additional $11.9 million as contingent compensation, refer to Note 10 – Commitments and Contingencies for further detail. Kettle is an industry recognized web design and content creation firm that assists its customers in developing and executing marketing campaigns, based out of New York. Kettle is included in the Company’s Code and Theory Brand, which is part of its Digital - Marketing reportable segment.

On October 30, 2020, Code & Theory, a subsidiary of the Company, acquired Truelogic Software, LLC, Ramenu S.A., and Polar Bear Development S.R.L. (collectively referred to as “Truelogic”), for $17.3 million of total consideration. Total consideration included a cash payment of $8.9 million, the acquisition date fair value of the contingent deferred acquisition consideration of $7.9 million, and an additional $0.5 million due upon the finalization of Truelogic’s working capital accounts, as outlined in the purchase agreement. Refer to Note 10 – Commitments and Contingencies for further detail on the contingent deferred acquisition consideration. The assets acquired and liabilities assumed have been recorded at fair value as of the date of acquisition. Truelogic is a software development firm based in Buenos Aires that assists customers in sourcing top South American engineering talent and developing small-scale software projects. Truelogic is included in the Company’s Code and Theory Brand, which is part of its Digital - Marketing reportable segment.

The following table summarizes the purchase price as of the date of each acquisition (in thousands):

2020
Name	Purchase Price
Sloane	$24,416
Kettle	5,402
Truelogic	17,300
$47,118

F-17

Stagwell Marketing Group LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed as of the date of each acquisition (in thousands):

	2020
	Sloane	Kettle	Truelogic	Total
Cash, cash equivalents and restricted cash	$-	$49	$90	$139
Accounts receivable and other current assets	2,768	2,732	2,958	8,458
Other noncurrent assets	-	172	10	182
Intangible assets	5,900	1,930	9,500	17,330
Property and equipment	72	58	50	180
Right-of-use assets – operating leases	-	533	201	734
Accounts payable and other current liabilities	(469)	(552)	(1,063)	(2,084)
Advanced billings	(130)	(310)	(429)	(869)
Operating lease liabilities	-	(533)	(201)	(734)
Goodwill	16,275	1,323	6,184	23,782
Total net assets acquired	$24,416	$5,402	$17,300	$47,118

Goodwill recognized on the Sloane, Kettle and Truelogic acquisitions is fully-deductible for income tax purposes.

The following table reports the fair value of intangible assets acquired, including the corresponding weighted average amortization periods, as of the date of each acquisition (in thousands, except years):

	2020
	Weighted Average Amortization Period	Sloane	Kettle	Truelogic	Total
Customer relationships	10 years	$4,600	$1,600	$9,100	$15,300
Tradenames and trademarks	11 years	1,300	330	400	2,030
Total		$5,900	$1,930	$9,500	$17,330

F-18

Stagwell Marketing Group LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

The following table summarizes the total revenue and net income included in the Condensed Consolidated Statement of Operations and Comprehensive Income (Loss) from the date of each acquisition (in thousands):

Three Months Ended March 31, 2020
Revenue	$2,127
Net income	478

Pro Forma Financial Information (unaudited)

The unaudited pro forma information for the periods set forth below gives effect to the 2020 acquisitions as if they had occurred as of January 1, 2020. The pro forma information is presented for informational purposes only and is not necessarily indicative of the results of operations that actually would have been achieved had the acquisitions been consummated as of that time (in thousands):

Three Months Ended March 31, 2020
Revenue	$189,061
Net income	12,717

Transaction costs for the three months ended March 31, 2021 and 2020, which are included in Office and general expenses in the Company’s Condensed Consolidated Statement of Operations and Comprehensive Income (Loss), were immaterial.

6.	Accounts Receivable, Net

Accounts receivable, net consisted of the following (in thousands):

	March 31, 2021	December 31, 2020
Trade receivables	$129,693	$198,930
Unbilled receivables	37,946	30,570
Related party receivables	4,059	1,342
Total accounts receivable	171,698	230,842
Less: Allowance for doubtful accounts	(5,206)	(5,109)
Total accounts receivable, net	$166,492	$225,733

F-19

Stagwell Marketing Group LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

7.	Investments

Investments consisted of the following (in thousands):

	March 31, 2021	December 31, 2020
Finn Partners
Preferred shares	$-	$12,033
Emerald Research Group
Call option	588	360
Wolfgang
Equity interest	1,868	1,863
Total investments	$2,456	$14,256

As of December 31, 2020, the Preferred shares investment is comprised of the Company’s interest in Series B preferred shares of Finn Partners. The preferred shares had a cost basis of $10.0 million, accrued non-cash dividends at a simple rate of 6% annually on a cost basis. They were redeemable to cash in the amount of the cost-plus accrued interest any time after February 28, 2021 or upon a liquidation event. These preferred shares also were convertible to common shares of Finn Partners at any time until February 28, 2021 using a conversion ratio of 1% per $1.0 million of preferred shares held including accrued dividends. The conversion feature was not bifurcated and was clearly and closely related to the host instrument, preferred shares. Management determined that the preferred shares were a debt-like financial instrument and should be accounted for as available-for-sale securities at their fair market value at each reporting period. On March 11, 2021, the Company transferred its ownership in the Preferred shares to the Fund, who redeemed the shares for cash in line with the option described above. This transaction is treated as a $13.0 million non-cash distribution on the Company’s Condensed Consolidated Statements of Cash Flows and the Condensed Consolidated Statements of Changes in Equity for the three months ended March 31, 2021. The Company recognized a gain of $1.2 million within other income, net on its Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) for the three months ended March 31, 2021 related to this transaction.

The call option represents the Company’s right to purchase additional equity interests in Emerald Research Group (“Emerald”) during a certain pre-determined time horizon. The Company accounts for the option at fair value, at each reporting date.

Equity interest is primarily comprised of a 20% interest in Wolfgang LLC (“Wolfgang”), where the Company concluded it has significant influence. This investment is accounted for as an equity method investment.

F-20

Stagwell Marketing Group LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

8.	Goodwill and Intangible Assets, net

Goodwill

The following tables summarizes goodwill for each of the Company’s reportable segments (in thousands):

Reportable Segment	December 31, 2020	Acquisitions	Currency Translation	March 31, 2021
Digital – Marketing	$168,849	$-	$(453)	$168,396
Digital – Content	85,392	-	295	85,687
Research – Technology	23,817	-	-	23,817
Research – Corporate	19,151	-	-	19,151
Communications, Public Affairs & Advocacy	49,533	-	-	49,533
All Other	4,983	-	4	4,987
Total	$351,725	$-	$(154)	$351,571

Intangibles Assets, net

Intangible assets, net consisted of the following (in thousands):

	March 31, 2021
	Gross Carrying Amount	Accumulated Amortization	Net
Customer relationships	$129,163	$(50,875)	$78,288
Tradenames and trademarks	118,870	(34,992)	83,878
Advertiser relationships	1,925	(1,605)	320
Airline relationships	12,098	(7,559)	4,539
Association relationships	11,500	(1,630)	9,870
Noncompete arrangements	4,015	(3,095)	920
Other	2,915	(2,634)	281
Total	$280,486	$(102,390)	$178,096

	December 31, 2020
	Gross Carrying Amount	Accumulated Amortization	Net
Customer relationships	$129,086	$(47,003)	$82,083
Tradenames and trademarks	118,647	(32,431)	86,216
Advertiser relationships	1,911	(1,435)	476
Airline relationships	12,013	(6,755)	5,258
Association relationships	11,500	(1,106)	10,394
Noncompete arrangements	4,005	(2,980)	1,025
Other	2,893	(2,310)	583
Total	$280,055	$(94,020)	$186,035

F-21

Stagwell Marketing Group LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

9.	Accruals and other liabilities

Accruals and other liabilities consisted of the following (in thousands):

	March 31, 2021	December 31, 2020
Accrued expenses	$16,701	$14,910
Accrued salaries and related expenses	7,985	11,908
Accrued bonuses	11,023	22,149
Accrued media and related expenses	19,383	9,311
Accrued airline fees	8,254	6,948
Taxes payable	7,730	10,149
Other current liabilities	15,324	14,187
Total accruals and other liabilities	$86,400	$89,562

10.	Commitments and Contingencies

Revenue and Profit-Sharing Commitments

In the ordinary course of business, the Company may enter into long-term, non-cancellable contracts with partner associations that include revenue or profit-sharing commitments related to the provision of its services. These contracts may also include provisions that require the partner associations to meet certain performance targets prior to any obligation to the Company.

The table below provides the estimated future minimum commitments under non-cancellable agreements as of March 31, 2021 (in thousands):

Future Minimum Commitments
Remainder of 2021	$12,258
2022	16,541
2023	12,729
2024	8,992
$50,520

Legal Proceedings

Currently, and from time to time, the Company and its businesses are involved in litigation incidental to the conduct of its business. The Company is currently neither party to any lawsuit nor proceeding that, in its opinion, is likely to have a material adverse effect on the Company’s financial position, results of operations, or cash flows.

Deferred Acquisition Consideration

Scout Marketing LLC (“Scout”)

On April 19, 2017, as part of its acquisition, Scout agreed to a deferred acquisition consideration arrangement with the former principals of the seller to be paid in three installments within 150 days of December 31, 2018, 2020 and 2021, respectively. This compensation arrangement is contingent on the principals’ continued employment with Scout and adherence to noncompete arrangements through each respective distribution date. The amounts to be distributed are stipulated in the purchase agreement and are based upon certain financial performance measures of Scout from the period January 1, 2017 through December 31, 2021.

F-22

Stagwell Marketing Group LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

The Company determines the amount of deferred acquisition consideration expense and the related deferred acquisition consideration liability on a systematic method which matches the formulas of the specific earnout periods of the original Scout purchase agreement. The Company recorded a liability of $0.5 million and $0.3 million, all of which is considered a noncurrent liability, in deferred acquisition consideration on the Condensed Consolidated Balance Sheet as of March 31, 2021 and December 31, 2020, respectively. For the three months ended March 31, 2021, the Company recorded $0.2 million as compensation expense in the Condensed Consolidated Statement of Operations and Comprehensive Income (Loss). For the three months ended March 31, 2020, the financial performance measures of Scout were determined not to be met, and accordingly the Company recorded no deferred acquisition consideration expense on the Condensed Consolidated Statement of Operations and Comprehensive Income (Loss), related to the Scout arrangement. The maximum deferred acquisition consideration under the contract if all financial performance measures are met is $38.4 million.

MediaCurrent Interactive Solutions LLC (“MediaCurrent”)

The Company incurred an obligation to make contingent earn-out payments to the former shareholders of MediaCurrent Interactive Solutions LLC, a wholly owned subsidiary of Code and Theory LLC, based upon the achievement of certain metrics as defined by the terms of the acquisition agreement, earned through the fiscal year ended December 31, 2019. This arrangement was determined to represent post-acquisition compensation expense rather than purchase consideration related to the business combination. On January 15, 2020, the Company completed the contingent payment of $0.5 million as required under the acquisition agreement.

Rhythm

On January 2, 2019, as part of the acquisition, the Company entered into a deferred acquisition consideration arrangement with the former owners of Rhythm based upon continued employment with Rhythm and the achievement of certain minimum financial targets in 2019, 2020, 2021, 2022 and 2023. The Company’s maximum exposure related to the deferred acquisition consideration is $1.2 million on an annual basis. The payment for a respective year, if the conditions are determined to be achieved, is due no later than 195 days after the end of the respective fiscal period. This arrangement was determined to represent post-acquisition compensation expense rather than purchase consideration related to the business combination. As of and for the three months ended March 31, 2021, and 2020, the financial performance measures of Rhythm were determined not to be met, and accordingly the Company recorded no deferred acquisition consideration liability on the Condensed Consolidated Balance Sheets and no related compensation expense in the Condensed Consolidated Statements of Operations and Comprehensive Income (Loss), related to the Rhythm arrangement.

Sloane

The Company incurred an obligation to make two contingent earn-out payments to the former shareholders of Sloane based upon the achievement of certain operating goals in 2020 and 2021, as defined in the arrangement. The payments, if the operating goal is determined to be achieved, is due no later than March 31, 2021 and 2022, respectively. This arrangement was determined to represent deferred acquisition consideration rather than contingent compensation expense. The Company recorded an initial liability of $4.8 million, which represents the fair value of the consideration upon the acquisition of Sloane. As of December 31, 2020, the Company had $7.1 million in deferred acquisition consideration on the Condensed Consolidated Balance Sheets. On March 30, 2021, the Fund completed the contingent payment of $7.1 million to Sloane as required under the arrangement. This payment is treated as a non-cash contribution in the Company’s Condensed Consolidated Statement of Cash Flows and Condensed Consolidated Statement of Changes in Equity.

F-23

Stagwell Marketing Group LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Kettle

The Company incurred an obligation to make contingent earn-out payments to the former shareholders of Kettle, a wholly-owned subsidiary of Code and Theory, LLC, based upon the achievement of contractually defined operating goals in 2020, 2021, 2022 and 2023. The payments, if the operating goal is determined to be achieved, is due no later than June 30, 2021, 2022, 2023 and 2024, respectively. This arrangement was determined to represent post-acquisition compensation expense rather than purchase consideration related to the business combination. The Company had $3.6 million and $2.1 million in deferred acquisition consideration on its Condensed Consolidated Balance Sheets as of March 31, 2021 and December 31, 2020, respectively.

Truelogic

The Company incurred an obligation to make contingent earn-out payments to the former shareholders of Truelogic based upon the achievement of certain operating goals in 2020, 2021, 2022, and 2023, as defined in the arrangement. This arrangement was determined to represent deferred acquisition consideration rather than contingent compensation expense. The Company recorded an initial liability of $7.9 million, which represents the fair value of the consideration upon the acquisition of Truelogic. As of March 31, 2021, and December 31, 2020, the Company had $10.6 million and $8.4 million, respectively, including $7.0 million and $5.0 million, respectively, as a noncurrent liability, in deferred acquisition consideration on the Condensed Consolidated Balance Sheets. The maximum deferred acquisition consideration under the contract if all financial performance measures are met is $15.0 million.

The Current portion of deferred acquisition consideration consisted of the following (in thousands):

	March 31, 2021	December 31, 2020
Sloane	$-	$7,080
Kettle	2,110	2,110
Truelogic	3,500	3,389
Total current portion of deferred acquisition consideration	$5,610	$12,579

The Long-term portion of deferred acquisition consideration consisted of the following (in thousands):

	March 31, 2021	December 31, 2020
Truelogic	$7,071	$5,028
Scout	527	240
Kettle	1,477	-
Total long-term portion of deferred acquisition consideration	$9,075	$5,268

11.	Long-Term Debt

Stagwell Marketing Group Credit Agreement with JPMorgan Chase

On November 18, 2019, the Company entered into a new debt agreement (“JPM Syndicated Facility”) with a syndicate of banks led by JPMorgan Chase Bank, N.A (“JPM”). The JPM Syndicated Facility consists of a five-year revolving credit facility of $265.0 million (“JPM Revolver”) with the right to be increased by an additional $150.0 million provided additional commitments are obtained. On March 18, 2020, the Company increased the commitments on the JPM Revolver by $60.0 million to $325.0 million.

F-24

Stagwell Marketing Group LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

The JPM Revolver offers the Company the ability to draw borrowings denoted in British Pound Sterling. As of March 31, 2021, and December 31, 2020, the Company had $31.4 million and $30.7 million, respectively, in borrowings that were held by its foreign subsidiaries in the United Kingdom.

A portion of the JPM Revolver in an amount not to exceed $10.0 million is available for the issuance of standby letters of credit, of which $6.7 million and $5.5 million is outstanding as of March 31, 2021 and December 31, 2020, respectively. The purpose of the borrowings was to refinance the Company’s previous indebtedness that was held by certain subsidiaries of the Company.

On November 13, 2020, the Company entered into a Second Amendment to its JPM Syndicated Facility (“Second Amendment”) in contemplation of the Proposed MDC Transaction, where the Company amended the following terms: (i) the definition of Adjusted LIBOR is the mathematical calculation of LIBOR for a period equal to 1 month, 3 month or 6 months, multiplied by a fraction of the federal funds effective rate, (ii) the definition of the Alternate Base Rate (“ABR”) is the greatest of (a) the prime rate of interest announced from time to time by the Wall Street Journal, (b) the federal funds effective rate plus half of 0.5% and (c) Adjusted LIBOR for a one-month period plus 1.0%, and in the event (a), (b) or (c) result in an interest rate of less than 1.5%, the interest rate for the period is set to 1.5%, and (iii) the maturity date of the JPM Revolver is November 18, 2024, subject to the refinancing or termination of debt facilities held by MDC ninety-one days prior to their respective maturity dates. The Second Amendment also included a waiver for certain clauses related to legal entity restructuring activities that did not have any bearing on the Company’s covenant ratios, nor the Company’s ability to make further draws on its JPM Revolver in 2020.

The obligations under the JPM Syndicated Facility are senior in priority to all other obligations of the Company and are collateralized by substantially all its assets, including but not limited to, its subsidiaries.

Voluntary prepayments are permitted in whole or in part with prior written notice, but without premium or penalty. The facility matures on November 18, 2024. There are no required payments for the facility until its maturity. Additionally, the Company must meet certain financial and nonfinancial covenants on an ongoing basis. The financial covenant the Company needs to satisfy is a total leverage ratio, which may not (calculated without giving effect to earn-out payments) be greater than 4.25 to 1.0. The ratio is calculated quarterly on a trailing 12-month basis.

As of March 31, 2021 and December 31, 2020, the Company was in compliance with all covenants contained in the JPM Syndicated Facility, and it expects to be in compliance for the following twelve-month period.

F-25

Stagwell Marketing Group LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

On November 13, 2020, the Company, JPM as administrative agent, and a group of lenders entered into a term loan agreement (“JPM Credit Agreement”) that provided the Company with a Delayed Draw Term Loan A in an aggregate principal amount of $90.0 million (“DD Term Loan A”). The DD Term Loan A will mature on November 13, 2023, provided that if the MDC Proposed Transaction is not consummated within thirty days of the draw of the DD Term Loan A, the maturity date will be thirty-one days after the draw. Proceeds of the borrowing under the DD Term Loan A will be used to partially fund a distribution by the Company prior to the closing of the Proposed MDC Transaction. The Company may elect that borrowings in respect of the DD Term Loan A bear interest at an annual rate equal to either ABR or Adjusted LIBOR, as defined in the JPM Credit Agreement, plus a margin of 2% or 3%, respectively. The DD Term Loan A is payable in quarterly installments of principal and interest. Interest is calculated on the first Business Day after a draw on the DD Term Loan A, with principal payments due at a rate of 0.625% per quarter until November 13, 2021, at a rate of 1.25% thereafter, with the remaining balance due upon maturity. As of March 31, 2021 and December 31, 2020, the Company had not made any draws on its DD Term Loan A. The capitalized deferred financing costs associated with the DD Term Loan A of $1.0 million and $1.1 million are recorded in other assets on the Condensed Consolidated Balance Sheets as of March 31, 2021 and December 31, 2020, respectively.

The Company also owns an interest rate swap maturing April 2022 with Bank of America to convert $13.8 million of its variable rate debt as of March 31, 2021 to a fixed rate of 2.6%. The fair value of the swap was $0.3 million and $0.4 million and is included in Accruals and other liabilities on the Condensed Consolidated Balance Sheets as of March 31, 2021 and December 31, 2020, respectively.

The following table represents the Company’s outstanding debt balances (in thousands):

	March 31, 2021	December 31, 2020
Revolver	$187,314	$201,636
Term Debt	745	994
Total revolver and term debt	188,059	202,630
Debt issuance costs	(3,616)	(3,612)
Total revolver and term debt, net	184,443	199,018
Less: Current maturities of long-term debt	(745)	(994)
Long-term debt, net	$183,698	$198,024

Total interest expense for the three months ended March 31, 2021 and 2020 on the JPM Syndicated Facility was $1.6 million and $1.3 million, respectively. The weighted average interest rate on the JPM Syndicated Facility as of March 31, 2021 and 2020, was 2.47% and 2.25%, respectively.

Total amortized debt issuance costs, which is included in Interest expense, net on the Condensed Consolidated Statements of Operations and Comprehensive Income (Loss), for the three months ended March 31, 2021 and 2020 was nil and $0.1 million, respectively.

F-26

Stagwell Marketing Group LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

12.	Noncontrolling Interest and Redeemable Noncontrolling Interest

Noncontrolling Interest

The Company’s noncontrolling interest (“NCI”) in certain subsidiaries are summarized in the following table (in thousands):

	March 31, 2021		December 31, 2020
	NCI Percentage Ownership	NCI Equity Value	NCI Percentage Ownership	NCI Equity Value
Code and Theory	8.5%	$3,008	8.5%	$2,979
StagTech	44.0%	11,470	44.0%	11,941
Emerald Research Group	40.0%	499	40.0%	207
Targeted Victory	40.0%	15,073	40.0%	24,660
Observatory	8.1%	-	8.1%	-
Total		$30,050		$39,787

Redeemable Noncontrolling Interest

The Company’s redeemable noncontrolling interests relate to its shareholding in Volanti Media (Holdings) Ltd (“INK”), through its consolidated subsidiary, Travel Content Ltd. (“TCL”), and in Code and Theory, LLC (“Code and Theory”), through its consolidated subsidiary, Stagwell Performance Marketing & Digital Transformation, LLC (“Stagwell Digital”).

INK

The noncontrolling shareholders’ ability to redeem their shares is subject to the occurrence of certain events and the satisfaction of certain conditions, specifically employment termination conditions and the related notices. As of March 31, 2021, and December 31, 2020, the Company determined the redemption option available to the noncontrolling shareholders were not currently redeemable, and in accordance with ASC 480, Distinguishing Liabilities from Equity were not adjusted to its estimated redemption value.

Code and Theory

Code and Theory has one noncontrolling shareholder that owns a put option, which if exercised would require the Company to redeem their shares, after customary closing conditions as outlined in the shareholders agreement. There are no limitations or restrictions on the noncontrolling shareholder’s ability to exercise the put option. In accordance with ASC 480, Distinguishing Liabilities from Equity, the put option is considered to be currently redeemable, and is measured at the greater of its estimated redemption value and accumulated profits and losses allocated to the noncontrolling interest in accordance with ASC 810, Consolidation.

The following tables present the changes in redeemable noncontrolling interests (in thousands):

Amount
Beginning Balance as of December 31, 2020	$604
Net loss attributable to redeemable noncontrolling interests	(915)
Changes in redemption value	400
Ending Balance as of March 31, 2021	$89

F-27

Stagwell Marketing Group LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

13.	Fair Value Measurements

The Company evaluates the fair value of certain assets and liabilities using the fair value hierarchy. Fair value is an exit price representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. In determining the fair value, the Company uses valuation techniques that require it to maximize the use of observable inputs and minimize the use of unobservable inputs. As a basis for considering such assumptions, the Company applies the three-tier value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1    Observable inputs such as quoted prices in active markets;

Level 2    Inputs other than quoted prices in active markets that are observable either directly or indirectly;

Level 3    Unobservable inputs of which there is little or no market data, which require the Company to develop its own assumptions.

Financial Instruments Measured at Fair Value on a Recurring Basis

The following table presents information about the Company’s financial instruments measured at fair value on a recurring basis, and indicates the fair value hierarchy of each instrument:

	March 31, 2021
	Level 1	Level 2	Level 3	Total
Assets
Call Options	$-	$-	$588	$588

Liabilities
Deferred acquisition consideration	-	-	10,571	10,571
Interest rate swap	-	-	322	322

	December 31, 2020
	Level 1	Level 2	Level 3	Total
Assets
Call Options	$-	$-	$360	$360
Preferred Shares	-	-	12,033	12,033

Liabilities
Deferred acquisition consideration	-	-	15,497	15,497
Interest rate swap	-	-	416	416

The decrease in the Interest rate swap was related to its change in fair market value as of March 31, 2021.

F-28

Stagwell Marketing Group LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

The Company owned preferred shares in Finn Partners at December 31, 2020. These shares were determined by management to be available-for-sale investments and are recorded at fair value at each reporting period. These preferred shares are considered to be Level 3 fair value measurements since they utilize unobservable inputs for which there is little or no market data and which require the Company to develop its own assumptions. The Company determines fair value of preferred shares utilizing an option pricing model. Key assumptions include enterprise value and future growth rates of Finn Partners. On March 11, 2021, the Company transferred its ownership in the Preferred shares to the Fund. This transaction is treated as a $13.0 million non-cash distribution on the Company’s Condensed Consolidated Statements of Cash Flows and the Condensed Consolidated Statements of Changes in Equity for the three months ended March 31, 2021.

The summary of fair value changes of the preferred shares held by the Company are presented below (in thousands):

Amount
Beginning Balance as of December 31, 2020	$12,033
Interest earned on investment	113
Change in fair market value	854
Distribution	(13,000)
Ending Balance as of March 31, 2021	$-

The Company incurred an obligation to make contingent deferred acquisition consideration payments to the former shareholders of Sloane and Truelogic that are recorded at fair value at each reporting period. Refer to Note 10 – Commitments and Contingencies for further detail. The earn-out payments are recorded at fair value at each reporting period and are considered to be Level 3 in the fair value hierarchy as they utilize unobservable inputs for which there is little or no market data and requires the Company to develop its own assumptions. The Company determines fair value of options utilizing a Monte Carlo simulation model. Key assumptions include the term of the earn-out payments and the future growth rates of Sloane and Truelogic.

The summary of fair value changes of the contingent deferred acquisition consideration is presented below (in thousands):

Amount
Beginning Balance as of December 31, 2020	$15,497
Change in fair market value	2,154
Payment of deferred acquisition consideration	(7,080)
Ending Balance as of March 31, 2021	$10,571

Due to the short-term nature, the carrying values of cash equivalents, accounts receivable, prepaid expenses and other current assets, accounts payable, and accruals and other liabilities approximate fair value.

Financial Liabilities that are Measured at Fair Value on a Nonrecurring Basis

The carrying amount of the Company’s long-term debt closely approximates its fair value as of March 31, 2021 and December 31, 2020 due to its variable interest rates. The fair value is based on quoted market prices in markets that are not active and is classified as Level 2 within the fair value hierarchy.

F-29

Stagwell Marketing Group LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Non-financial Assets and Liabilities that are Measured at Fair Value on a Nonrecurring Basis

Certain non-financial assets and liabilities are recorded at fair value on a nonrecurring basis and accordingly are not measured and adjusted to fair value on an ongoing basis but are subject to periodic evaluations for potential impairment. These assets and liabilities include goodwill, intangible assets, property and equipment, other noncurrent assets and other noncurrent liabilities (Level 3 fair value assessments) and right-of-use lease assets (a Level 2 fair value assessment). As of March 31, 2021, and December 31, 2020 the Company has not recognized an impairment on these non-financial assets and liabilities.

14.	Employee Benefit Plans

Defined Contribution Plan

The Company’s US based businesses maintain 401(k) plans (collectively, the “401(k)”), which provide for tax-deferred contributions of employees’ salaries. Each eligible employee may elect to contribute up to the maximum amount allowed by the Code of the employee’s annual compensation to 401(k). The Company may match a percentage of employee contributions to 401(k). The total matching contributions funded to the 401(k) were $1.0 million and $0.8 million for the three months ended March 31, 2021 and 2020, respectively, and were recorded as part of Cost of services sold and Office and general expenses in the Condensed Consolidated Statements of Operations and Comprehensive Income (Loss).

The Company’s UK based businesses operate a defined contribution plan that complies with the local laws in that country. The plan provides a tax deferred contribution to the employees’ salaries, limited to a maximum annual amount established by the relevant government body of the specific country. The Company’s businesses provide for a matching contribution that meets the minimum percent requirement. The total matching contributions made by the Company’s UK businesses totaled $0.3 million and $0.1 million for the three months ended March 31, 2021 and 2020, respectively, and were recorded as part of Cost of services sold and Office and general expenses in the Condensed Consolidated Statements of Operations and Comprehensive Income (Loss).

Long-Term Equity Incentive Plan

The Company established the Long-Term Equity Incentive Plan (the “Equity Plan”) as a means for providing long term incentives for certain key officers and members of Brand management. These individuals are eligible to earn nonvoting equity interests in their respective companies. The Equity Plan provides the Brands key officers and members of management with an opportunity to participate in the distribution of the future profits of the Company by granting profit interest units and other incentive awards. The vesting of the awards is typically conditioned amongst other things upon occurrence of an Initial Public Offering (“IPO”) or other qualified liquidity events (“change in control events”). As of March 31, 2021 and December 31, 2020, the Company determined that it is not probable that the change in control events will occur and, as such, did not recognize a contingent compensation expense on the Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) for the three months ended March 31, 2021 and 2020, and did not recognize a liability on the Condensed Consolidated Balance Sheets as of March 31, 2021, and December 31, 2020.

15.	Income Taxes

The Company’s tax provision for interim periods is determined using an estimated annual effective tax rate, adjusted for discrete items arising in interim periods.

F-30

Stagwell Marketing Group LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

The Company had income tax expense for the three months ended March 31, 2021 of $0.7 million (on pre-tax income of $5.3 million resulting in an effective tax rate of 12.7%) compared to an expense of $0.5 million (on pre-tax income of $12.9 million resulting in an effective tax rate of 3.6%) for the three months ended March 31, 2020.

The difference in effective tax rate of 9.1% in the three months ended March 31, 2021 as compared to 3.6% in same period in 2020 results from an increase in the pre-tax income of taxable entities and a decrease in the pre-tax losses not benefited for purposes of the effective tax rate calculation.

16.	Segment Information

The Company determines an operating segment if a component (i) engages in business activities from which it earns revenues and incurs expenses, (ii) has discrete financial information, and is (iii) regularly reviewed by the Chief Operating Decision Maker (“CODM”) to make decisions regarding resource allocation for the segment and assess its performance. After performing this analysis, the Company determined that each of its Brands are an operating segment.

Once its operating segments were identified, the Company performed an analysis to determine if aggregation of operating segments is applicable under ASC 280, Segment Reporting. This determination is based on a quantitative analysis of historic and projected long-term results of operations for each operating segment, together with a qualitative assessment to determine if operating segments have similar economic and operating characteristics.

The CODM uses Adjusted EBITDA (defined below) as a key metric, to evaluate the operating and financial performance, identify trends, develop projections and make strategic business decisions for each of the reportable segments.

Adjusted EBITDA is defined as Net income before taxes and equity in (losses) earnings of unconsolidated affiliates, plus depreciation and amortization, interest expense, deferred acquisition consideration adjustments, and other items, net. Other items, net includes items such as acquisition-related expenses, other non-recurring items and other restructuring costs.

The six reportable segments that resulted from applying the aggregation criteria are discussed below. The Company also report results, as further detailed below, for the “Corporate” group.

•	Digital - Marketing: includes Brands that support the delivery of content, commerce, service and sales using online channels. These Brands create websites, back-end systems and other digital environments allowing consumers to engage with Brands using search engine optimization, bots, search engine marketing, influencer & affiliate marketing, email marketing, customer relationship management and programmatic advertising. Brands include Code and Theory, Forward PMX Group, MMI Agency and Stagwell Technologies;

•	Digital - Content: includes Brands that create online and offline content supported by ad sales to help clients target niche B2B audience and general consumers. Brands include Multi-View, INK and Observatory;

•	Research - Technology: includes a single Brand, National Research Group, which conducts qualitative and quantitative research among consumers on behalf of theatrical, television, streaming content creators, gaming companies and technology companies to attract and engage consumers;

F-31

Stagwell Marketing Group LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

•	Research - Corporate: includes Brands that conducts qualitative and quantitative research among consumers and B2B audiences to help companies understand their purchase intent habits and trends to aid in marketing decisions and product development, views of brand and corporate reputation and the use of research for public release. Brands include Harris Insights and Analytics and HarrisX;

•	Communications, Public Affairs and Advocacy: includes Brands that provides strategic communications through traditional media relations, social media and in-person engagements, as well as utilizing digital channels to mobilize and raise funds from supporters and constituents to support political candidates and issue organizations in the public arena. Brands include SKDK, Targeted Victory and Wye Communications;

•	All Other: includes Brands that create, produce, and promote advertising through traditional and digital channels, provides public relations, online reputation and digital privacy solutions for individuals and businesses. Brands include Scout, Reputation Defender and Collect, Understand and Engage (“CUE”); and

•	Corporate: Corporate includes expenses incurred by the Company’s corporate function. These costs primarily consist of office and general expenses, salaries and related employee-related expenses that are not fully allocated to the operating segments. These costs include salaries, long-term incentives, bonuses and other miscellaneous benefits for corporate office employees, corporate office expenses, professional fees related to financial statement audits and legal, information technology and other consulting services that are engaged through the Company’s corporate office, and depreciation incurred on its corporate office.

The tables below provide summarized financial information for each of the Company’s reportable segments (in thousands):

	For the Three Months Ended March 31,
	2021	2020
Total Revenue:
Digital – Marketing	$66,631	$50,548
Digital - Content	28,015	40,701
Research - Technology	15,339	16,310
Research – Corporate	16,575	12,314
Communications, Public Affairs & Advocacy	43,300	52,239
All Other	11,382	12,431
Total Revenue	$181,242	$184,543
Adjusted EBITDA:
Digital – Marketing	$11,384	$5,971
Digital – Content	(1,797)	988
Research - Technology	3,673	3,788
Research – Corporate	2,589	1,180
Communications, Public Affairs & Advocacy	8,009	10,095
All Other	576	(184)
Corporate	(592)	(207)
Total Adjusted EBITDA	$23,842	$21,631
Reconciliation to Income before taxes and equity in earnings of unconsolidated affiliates:
Depreciation and amortization	(10,950)	(9,756)
Other income, net	608	3,027
Interest expense, net	(1,351)	(911)
Deferred acquisition consideration adjustments	(3,936)	-
Other items, net	(2,941)	(1,118)
Income before taxes and equity in earnings of unconsolidated affiliates	5,272	12,873

Depreciation and amortization:
Digital – Marketing	$3,729	$3,228
Digital – Content	3,148	3,053
Research – Technology	631	487
Research – Corporate	541	571
Communications, Public Affairs & Advocacy	1,583	1,183
All Other	833	756
Corporate	485	478
Total Depreciation and amortization	$10,950	$9,756

F-32

Stagwell Marketing Group LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

The table below provides a summary of the Company’s long-lived assets, comprising of fixed assets, goodwill and intangibles assets, and right-of-use assets – operating leases, net of applicable accumulated depreciation and amortization, by geographic region (in thousands):

	March 31, 2021	December 31, 2020
Property and equipment, net
United States	$31,294	$31,130
United Kingdom	5,383	4,484
Total	$36,677	$35,614

Goodwill and Intangible assets, net
United States	$420,118	$426,539
United Kingdom	109,549	111,221
Total	$529,667	$537,760

Right-of-use assets – operating leases
United States	$45,537	$50,092
United Kingdom	7,105	7,660
Total	$52,642	$57,752

The CODM does not use segment assets to allocate resources or to assess performance of the segments and therefore, total segment assets have not been disclosed.

17.	Related Party Transactions

The Stagwell Group engaged certain its Brands to provide services for the Stagwell Group for interagency customers (collectively referred to as “Related Party Work”). The Company recorded $0.5 million of related party revenue and $0.1 million of cost of service paid to the Stagwell Group for the three months ended March 31, 2020 in connection with such Related Party Work. The Company did not recognize any related party revenue for the three months ended March 31, 2021.

F-33

Stagwell Marketing Group LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

The Fund from time to time makes additional equity investments in the Company. The investment may be either cash or noncash in the form of its interest in companies acquired by the Fund. Noncash contributions are recorded in Member’s equity at the value of the actual cash the Fund paid for the asset. During the three months ended March 31, 2021 and 2020, Stagwell Media made additional noncash investments in the Company of $10.3 million and $18.9 million, respectively. On March 11, 2021, the Fund received a Noncash distribution of $13.0 million for the transfer of the Company’s ownership in the Finn Partners Preferred shares. Additionally, the Company made cash distributions to the Fund of $15.0 million and $25.9 million for the three months ended March 31, 2021 and 2020, respectively.

The Company made cash distributions to noncontrolling interests of $10.9 million and nil for the three months ended March 31, 2021 and 2020, respectively.

A $3.6 million and $3.4 million loan receivable due from an affiliate of one of the Company's Brands is included within other current assets on its Condensed Consolidated Balance Sheets as of March 31, 2021 and December 31, 2020, respectively. The Company recognized $0.1 million of interest income within interest expense, net on its Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) for the three months ended March 31, 2021.

During the three months ended March 31, 2021, the Company recognized $2.0 million in revenue for providing marketing services to a client, in which one of the Company’s Brand partners holds an executive leadership position. As of March 31, 2021, $3.5 million was due from the client for the services provided.

During the three months ended March 31, 2021, the Company paid $0.3 million in data management commissions to a vendor, in which family members of one of the Company’s Brand partners hold executive leadership positions. As of March 31, 2021, $0.3 million was due to the vendor for services provided.

In the ordinary course of business, the Company enters into transactions with MDC. MDC is considered a related party due to: i) an affiliate of the Stagwell Group owning a minority ownership in MDC, and ii) the manager of the Stagwell Group, Mark Penn, is also the Chief Executive Officer and Chairman of the Board of Directors of MDC.

In October 2019, the Company entered into an arrangement with an affiliate of MDC, in which the Company and the affiliate will collaborate to provide various services to a client of the affiliate. As of March 31, 2021 and December 31, 2020, $0.5 million and $1.3 million, respectively, was due from the affiliate for services provided. For the three months ended March 31, 2021 and 2020, the Company recognized $0.4 million and $0.5 million, respectively, in revenue under the arrangement.

In January 2020, the Company entered into an arrangement with an affiliate of MDC to develop advertising technology for the affiliate. Under the arrangement the Company recognized nil and $0.3 million of revenue for the three months ended March 31, 2021 and 2020, respectively. As of March 31, 2021 and December 31, 2020, an immaterial amount was owed to the Company.

In January 2020, the Company entered into an arrangement with an MDC affiliate whereby this affiliate performed media planning, buying and reporting services on behalf of the Company’s client.

F-34

Stagwell Marketing Group LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

The Company owed the MDC affiliate $0.1 million and $30.1 million as of March 31, 2021 and December 31, 2020, respectively.

In May 2020, the Company entered into an arrangement with an affiliate of MDC, in which the affiliate will provide media planning, buying and reporting services. Under the arrangement, the Company recognized $0.2 million and nil in fees for the three months ended March 31, 2021 and 2020, respectively. As of March 31, 2021 and December 31, 2020, $0.7 million and $0.2 million, respectively, was due to the affiliate for services provided.

In November 2020, the Company entered into an arrangement with an affiliate of MDC, in which the MDC affiliate provided event management services. As of March 31, 2021, and December 31, 2020 $0.3 million and $0.1m, respectively, was due to the affiliate for services provided. This arrangement was accounted for on a pass-through basis, whereby the Company recognized a net zero amount of revenue and costs on the Company’s Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) for the three months ended March 31, 2021.

In January 2021, the Company entered into an arrangement with an affiliate of MDC. Under this arrangement, the Company owed the MDC affiliate $0.1 million for providing media planning, buying and reporting services to the Company and its clients as of March 31, 2021.

For the three months ended March 31, 2021 and 2020, the Company paid an MDC affiliate nil and $1.4 million on behalf of a client for media buying, planning and reporting services. The arrangement was accounted for on a pass-through basis, whereby the Company recognized a net zero amount of revenue and costs on the Company’s Condensed Consolidated Statements of Operations and Comprehensive Income (Loss).

18.	Subsequent Events

Subsequent events have been evaluated through April 30, 2021, the date these condensed consolidated financial statements were available for issuance.

F-35

ANNEXES

Annex A of the Proxy Statement/Prospectus is hereby deleted and replaced in its entirety with the Combined Company Certificate of Incorporation attached as Annex A to this Supplement. Except as the context may otherwise require, all references in the Proxy Statement/Prospectus to the Combined Company Certificate of Incorporation attached as Annex A refer to such version of Annex A as replaced by this Supplement.

Annex B of the Proxy Statement/Prospectus is hereby deleted and replaced in its entirety with the Combined Company Bylaws attached as Annex B to this Supplement. Except as the context may otherwise require, all references in the Proxy Statement/Prospectus to the Combined Company Bylaws attached as Annex B refer to such version of Annex B as replaced by this Supplement

Annex L of the Proxy Statement/Prospectus is hereby deleted and replaced in its entirety with the Form of A&R OpCo LLC Agreement attached as Annex L to this Supplement. Except as the context may otherwise require, all references in the Proxy Statement/Prospectus to the Form of A&R OpCo LLC Agreement attached as Annex L refer to such version of Annex L as replaced by this Supplement.

Annex Q of the Proxy Statement/Prospectus is hereby deleted and replaced in its entirety with the MDC Delaware Certificate of Incorporation attached as Annex Q to this Supplement. Except as the context may otherwise require, all references in the Proxy Statement/Prospectus to the MDC Delaware Certificate of Incorporation attached as Annex Q refer to such version of Annex Q as replaced by this Supplement.

Annex S of the Proxy Statement/Prospectus is hereby deleted and replaced in its entirety with The Designation for MDC Delaware Series 6 Shares, attached as Annex S to this Supplement. Except as the context may otherwise require, all references in the Proxy Statement/Prospectus to the MDC Delaware Series 6 Shares attached as Annex S refer to such version of Annex S as replaced by this Supplement.

The Second Opinion of Moelis, attached as Annex T to this Supplement, is hereby appended as Annex T to the Proxy Statement/Prospectus.

The Amended & Restated Designation of the Combined Company Series 6 Shares, attached as Annex U to this Supplement, is hereby appended as Annex U to the Proxy Statement/Prospectus.

Annex A

CERTIFICATE OF INCORPORATION

OF

MDC STAGWELL HOLDINGS INC.

[●], 2021

I, the undersigned, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware (the “DGCL”), do execute this Certificate of Incorporation and do hereby certify as follows:

ARTICLE I

The name of the corporation (hereinafter called the “Corporation”) is MDC Stagwell Holdings Inc.

ARTICLE II

SECTION 1. The address of the Corporation’s registered office in the State of Delaware is c/o Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

SECTION 2. The name and address of the incorporator is as follows [●].

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

SECTION 1. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,450,005,000 shares of capital stock, consisting of:

(1) 200,000,000 shares of Preferred Stock, no par value (“Preferred Stock”), including (i) 95,000 shares designated as the “Series 4 Convertible Preferred Stock”, (ii) 30,000,000 shares designated as the “Series 5 Convertible Preferred Stock”, (iii) 50,000 shares designated as the “Series 6 Convertible Preferred Stock” and (iv) 20,000,000 shares designated as the “Series 7 Convertible Preferred Stock”, and

(2) 1,000,000,000 shares of class A common stock, no par value (the “Class A Common Stock”), 5,000 shares of class B common stock, no par value (the “Class B Common Stock”), and 250,000,000 shares of class C common stock, no par value (the “Class C Common Stock” and, together with the Class A Common Stock and Class B Common Stock, the “Common Stock”).

Subject to the rights of the holders of any outstanding class or series of Preferred Stock, the number of authorized shares of either the Preferred Stock or the Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), voting as a single class, and no vote of the holders of either the Preferred Stock or the Common Stock voting separately as a class shall be required therefor.

SECTION 2. The Board of Directors of the Corporation (the “Board of Directors”) is hereby expressly authorized, by resolution or resolutions and without stockholder approval, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

SECTION 3. (a) Except as otherwise expressly provided herein or required by law, voting as a single class, each holder of outstanding shares of Class A Common Stock shall be entitled to one vote in respect of each share of Class A Common Stock, each holder of outstanding shares of Class B Common Stock shall be entitled to twenty votes in respect of each share of Class B Common Stock and each holder of outstanding shares of Class C Common Stock shall be entitled to one vote in respect of each share of Class C Common Stock held as of the applicable date on any matter that is submitted to a vote of stockholders of the Corporation; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any amendment to the Designation relating to any series of Preferred Stock attached hereto as Exhibit A, B, C or D) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Designation relating to any series of Preferred Stock attached hereto as Exhibit A, B, C or D) or pursuant to the DGCL. Except as otherwise required by law, holders of a series of Preferred Stock are entitled to amend the Designation related to such series of Preferred Stock without the vote of the holders of Common Stock or any other series of Preferred Stock.

(b)       Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted to such holders by this Certificate of Incorporation (including any Designation relating to such series attached hereto as Exhibit A, B, C or D).

(c)       Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock:

1)	All dividends which are declared in any year in the discretion of the Board of Directors on all shares of the Class A Common Stock shall be declared and paid at the same time in an equal or, in the discretion of the Board of Directors, a greater amount per share than those dividends declared in respect of the Class B Common Stock at the time outstanding. All dividends which are declared in any year, in the discretion of the Board of Directors, on all shares of the Class B Common Stock shall be declared and paid at the same time in an equal or, in the discretion of the Board of Directors, a lesser amount per share than those declared in respect of shares of Class A Common Stock.

2)	If any stock dividend is declared on shares of Class A Common Stock, such dividend may be paid in shares of Class A Common Stock or in shares of Class B Common Stock, or partly in one class and partly in the other, if stock dividends in equal or, in the discretion of the Board of Directors, lesser amounts per share are declared at the same time on shares of the Class B Common Stock and are payable in either shares of Class A Common Stock or in shares of Class B Common Stock, or partly in one class and partly in the other, regardless of which class the stock dividend was paid on shares of Class A Common Stock. If any stock dividend is declared on shares of Class B Common Stock, such dividend may be paid in shares of Class A Common Stock or in shares of Class B Common Stock, or partly in one class and partly in the other, if stock dividends in equal or, in the discretion of the Board of Directors, greater amounts per share are paid at the same time on shares of the Class A Common Stock and are payable in either shares of Class A Common Stock or in shares of Class B Common Stock, or partly in one class and partly in the other, regardless of which class the stock dividend was paid on shares of Class B Common Stock.

3)	All distributions other than dividends (including, without limiting the generality of the foregoing, any distribution of rights, warrants or options to purchase securities of the Corporation), and all such distributions which may at any time or from time to time be authorized or made:

i)	in respect of shares of the Class A Common Stock, shall be authorized and made at the same time in equal, or in the discretion of the Board of Directors, greater quantities or amounts per share than on shares of Class B Common Stock without preference or distinction; and

ii)	in respect of shares of the Class B Common Stock, shall be authorized and made at the same time in equal, or in the discretion of the directors, lesser quantities or amounts per share than on shares of Class A Common Stock without preference or distinction.

(d)    Except as contemplated by Section 8 of this Article IV, dividends or other distributions shall not be declared or paid on the Class C Common Stock.

(e)    Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of the Class A Common Stock and Class B Common Stock, as such, shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them. For the avoidance of doubt, a dissolution, liquidation or winding up shall not be deemed to be occasioned by or to include, without limitation, any voluntary consolidation, reorganization, conversion or merger of the Corporation with or into any other corporation or entity or other corporation or entities or a sale, lease, transfer, exchange or conveyance of all or a part of the Corporation’s assets. The holders of the Class C Common Stock, as such, shall not be entitled to receive any assets of the Corporation upon any dissolution, liquidation or winding up of the Corporation.

SECTION 4. Each share of Class B Common Stock shall be convertible at any time, at the option of the holder thereof, into a share of Class A Common Stock, on the basis of one share of Class A Common Stock for each share of Class B Common Stock so converted.

SECTION 5. (a) For the purposes of this Section 5:

1)	“affiliate” has the meaning ascribed thereto under the General Rules and Regulations under the Securities Exchange Act of 1934, as amended;

2)	“Conversion Period” means the period of time commencing on the eighth day after the Offer Date and terminating on the Expiry Date;

3)	“Converted Shares” means the shares of Class B Common Stock resulting from the conversion of shares of Class A Common Stock into shares of Class B Common Stock pursuant to Section 5(b) of this Article IV;

4)	“Exclusionary Offer” means an offer to purchase shares of Class B Common Stock that:

i)                 must, by reason of applicable securities legislation or the requirements of a stock exchange on which the shares of Class B Common Stock are listed, be made to all or substantially all holders of shares of Class B Common Stock; and

ii)               is not made concurrently with an offer to purchase shares of Class A Common Stock that is identical to the offer to purchase shares of Class B Common Stock in terms of price per share and percentage of outstanding shares to be taken up exclusive of shares owned immediately prior to the offer by the Offeror, and in all other material respects, and that has no condition attached other than the right not to take up and pay for shares tendered if no shares are tendered pursuant to the offer for shares of Class B Common Stock, and for the purposes of this definition, if an offer to purchase shares of Class B Common Stock is not an Exclusionary Offer as defined above but would be an Exclusionary Offer if it were not for sub-clause (ii), the varying of any term of such offer shall be deemed to constitute the making of a new offer unless an identical variation concurrently is made to the corresponding offer to purchase shares of Class A Common Stock;

5)	“Expiry Date” means the last date upon which holders of shares of Class B Common Stock may accept an Exclusionary Offer;

6)	“Offer Date” means the date on which an Exclusionary Offer is made;

7)	“Offeror” means a person or company that makes an offer to purchase shares of Class B Common Stock (the “bidder”), and includes any associate or affiliate of the bidder or any person or company that is disclosed in the offering document to be acting jointly or in concert with the bidder; and

8)	“transfer agent” means the transfer agent for the time being of the Corporation’s shares of Common Stock.

(b) Subject to paragraphs (e) and (j) of this Section 5, if an Exclusionary Offer is made, each outstanding share of Class A Common Stock shall be convertible into one share of Class B Common Stock at the option of the holder during the Conversion Period. The conversion right may be exercised by notice in writing given to the transfer agent accompanied by, if applicable, the share certificate or certificates representing the shares of Class A Common Stock which the holder desires to convert, and such notice shall be executed by such holder, or by his attorney duly authorized in writing, and shall specify the number of shares of Class A Common Stock which the holder desires to have converted. The holder shall pay any governmental or other tax imposed on or in respect of such conversion. Upon receipt by the transfer agent of such notice and, if applicable, share certificate or certificates, the Corporation shall issue shares of Class B Common Stock as above prescribed and in accordance with paragraph of this Section 5.

(c) An election by a holder of shares of Class A Common Stock to exercise the conversion right provided for in paragraph (b) of this Section 5 shall be deemed to also constitute an irrevocable election by such holder to deposit the Converted Shares pursuant to the Exclusionary Offer (subject to such holder's right to subsequently withdraw the shares from the offer) and to exercise the right to convert into shares of Class A Common Stock all Converted Shares in respect of which such holder exercises his right of withdrawal from the Exclusionary Offer or which are not otherwise ultimately taken up under the Exclusionary Offer. Any conversion into shares of Class A Common Stock, pursuant to such deemed election, of Converted Shares in respect of which the holder exercises his or her right of withdrawal from the Exclusionary Offer shall become effective at the time such right of withdrawal is exercised. If the right of withdrawal is not exercised, any conversion into shares of Class A Common Stock pursuant to such deemed election shall become effective,

1)	in respect of an Exclusionary Offer which is completed, immediately following the time by which the Offeror is required by applicable securities legislation to take up and pay for all shares to be acquired by the Offeror under the Exclusionary Offer; and

2)	in respect of an Exclusionary Offer which is abandoned or withdrawn, at the time at which the Exclusionary Offer is abandoned or withdrawn.

(d) Upon completion of the offer, the transfer agent shall deliver to the holders entitled thereto all consideration paid by the Offeror pursuant to the offer. The Corporation shall make all arrangements with the transfer agent necessary or desirable to give effect to this subparagraph.

(e) Subject to paragraph (f) of this Section 5, the conversion right provided for in paragraph (b) of this Section 5 shall not come into effect if:

1)	prior to the time at which the Exclusionary Offer is made there is delivered to the transfer agent and to the Secretary of the Corporation certificate or certificates signed by or on behalf of one or more stockholders of the Corporation owning in the aggregate, as at the time the Exclusionary Offer is made, more than 50% of the then outstanding shares of Class B Common Stock, exclusive of shares owned immediately prior to the Exclusionary Offer by the Offeror, which certificate or certificates shall confirm, in the case of each such stockholder, that such stockholder shall not:

i)	accept any Exclusionary Offer without giving the transfer agent and the Secretary of the Corporation written notice of such acceptance or intended acceptance at least seven days prior to the Expiry Date;

ii)	make any Exclusionary Offer;

iii)	act jointly or in concert with any person or company that makes any Exclusionary Offer; or

iv)	transfer any shares of Class B Common Stock, directly or indirectly, during the time at which any Exclusionary Offer is outstanding without giving the transfer agent and the Secretary of the Corporation written notice of such transfer or intended transfer at least seven days prior to the Expiry Date, which notice shall state, if known to the transferor, the names of the transferees and the number of shares of Class B Common Stock transferred or to be transferred to each transferee;

2)	within seven days after the Offer Date there is delivered to the transfer agent and to the Secretary of the Corporation a certificate or certificates signed by or on behalf of one or more stockholders of the Corporation owning in the aggregate more than 50% of the then outstanding shares of Class B Common Stock, exclusive of shares owned immediately prior to the Exclusionary Offer by the Offeror, which certificate or certificates shall confirm, in the case of each such stockholder:

i)	the number of shares of Class B Common Stock owned by the stockholder;

ii)	that such stockholder is not making the offer and is not an affiliate of, or acting jointly or in concert with, the person or company making the offer;

iii)	that such stockholder shall not accept the offer, including any varied form of the offer, without giving the transfer agent and the Secretary of the Corporation written notice of such acceptance or intended acceptance at least seven days prior to the Expiry Date; and

iv)	that such stockholder shall not transfer any shares of Class B Common Stock, directly or indirectly, prior to the Expiry Date without giving the transfer agent and the Secretary of the Corporation written notice of such transfer or intended transfer at least seven days prior to the Expiry Date, which notice shall state, if known to the transferor, the names of the transferees and the number of shares of Class B Common Stock transferred or to be transferred to each transferee if this information is known to the transferor; or

3) any shares of Class C Common Stock are outstanding.

(f) If a notice referred to in sub-clause (e)(1)(i), (e)(1)(iv), (e)(2)(iii) or (e)(2)(iv) of this Section 5 is given and the conversion right provided for in paragraph (b) of this Section 5 has not come into effect, the transfer agent shall either forthwith upon receipt of the notice or forthwith after the seventh day following the Offer Date, whichever is later, make a determination as to whether there are subsisting certifications that comply with either sub-clause (e)(1) or (e)(2) of this Section 5 from stockholders of the Corporation who own in the aggregate more than 50% of the then outstanding shares of Class B Common Stock, exclusive of shares owned immediately prior to the offer by the Offeror. For the purposes of this determination the transaction that is the subject of such notice shall be deemed to have taken place at the time of the determination, and the shares that are the subject of such notice shall be deemed to have been transferred to a person or company from whom the transfer agent had not received such a certification unless the transfer agent is otherwise advised either by such notice or by the transferee in writing. If the transfer agent determines that there are not such subsisting certifications, paragraph (e) of this Section 5 shall cease to apply and the conversion right provided for in paragraph (b) of this Section 5 shall be in effect for the remainder of the Conversion Period.

(g) As soon as reasonably possible after the seventh day after the Offer Date, the Corporation shall send to each holder of shares of Class A Common Stock a notice advising the holders as to whether they are entitled to convert their shares of Class A Common Stock into shares of Class B Common Stock and the reasons therefor. If such notice disclosed that they are not so entitled but if subsequently determined that they are so entitled by virtue of paragraph (f) of this Section 5 or otherwise, the Corporation shall forthwith send another notice to them advising them of that fact and the reasons therefor.

(h) If a notice referred to in paragraph (g) of this Section 5 discloses that the conversion right has come into effect, the notice shall:

1)	include a description of the procedure to be followed to effect the conversion and to have the Converted Shares tendered under the offer;

2)	include the information set out in paragraph (c) of this Section 5; and

3)	be accompanied by a copy of the offer and all other material sent to holders of shares of Class B Common Stock in respect of the offer, and as soon as reasonably possible after any additional material, including a notice of variation, is sent to the holders of shares of Class B Common Stock in respect of the offer, the Corporation shall send a copy of such additional material to each holder of shares of Class A Common Stock.

(i) Prior to or forthwith after sending any notice referred to in paragraph (g) of this Section 5, the Corporation shall cause a press release describing the contents of the notice.

(j) Notwithstanding anything to the contrary in this Certificate of Incorporation, for the avoidance of doubt, no holder of Class A Common Stock shall have any conversion rights under this Section 5 of Article IV for so long as any shares of Class C Common Stock are outstanding.

SECTION 6. (a) For the purposes of this Section 6:

1)	[“MDC OpCo”] means [Midas OpCo Holdings LLC], a Delaware limited liability and any successor entity thereto;

2)	“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of [MDC OpCo], dated as of the date hereof, by and among [MDC OpCo] and its Members (as defined therein), as such agreement may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time; and

3)	“Common Unit” means a unit representing limited liability company interests in [MDC OpCo] and constituting a “Common Unit” as defined in the LLC Agreement as in effect on the effective date of this Certificate of Incorporation.

(b) Permitted Owners. Shares of Class C Common Stock (1) may be issued only in connection with (A) the issuance by [MDC OpCo] of a corresponding number of Common Units and only to the person or entity to whom such Common Units are issued, or (B) Section 8 of this Article IV and (2) may be registered only in the name of (A) a person or entity to whom shares of Class C Common Stock are issued in accordance with clause (1), (B) its successors and assigns, (C) their respective transferees permitted in accordance with Section 6(d) or (D) any subsequent successors, assigns and permitted transferees (collectively, “Permitted Class C Owners”).

(c) Voting. Except as otherwise required by law or this Certificate of Incorporation (including any Designation), for so long as any shares of Class C Common Stock shall remain outstanding, the Corporation shall not, without the prior vote of the holders of a majority of the shares of Class C Common Stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of this Certificate of Incorporation, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other special rights of the Class C Common Stock.

(d) Transfer of Class C Common Stock.

i)                   A holder of Class C Common Stock may transfer shares of Class C Common Stock to any transferee (other than the Corporation) only if, and only to the extent permitted by the LLC Agreement, such holder also simultaneously transfers an equal number of such holder’s Common Units to such transferee in compliance with the LLC Agreement. Upon a transfer of Common Units in accordance with the LLC Agreement, a corresponding number of shares of Class C Common Stock held by the holder of such Common Units will automatically and simultaneously be transferred to the same transferee of such Common Units. The transfer restrictions described in this Section 6(d)(i)) are referred to as the “Restrictions.”

ii)                 Any purported transfer of shares of Class C Common Stock in violation of the Restrictions shall be null and void. If, notwithstanding the Restrictions, a person shall, voluntarily or involuntarily, purportedly become or attempt to become the purported owner (“Purported Owner”) of shares of Class C Common Stock in violation of the Restrictions, then the Purported Owner shall not obtain any rights in and to such shares of Class C Common Stock (the “Restricted Shares”), and the purported transfer of the Restricted Shares to the Purported Owner shall not be recognized by the Corporation or its transfer agent.

iii)               Upon a determination by the Board of Directors that a person has attempted or may attempt to transfer or to acquire Restricted Shares in violation of the Restrictions, the Board of Directors may take such action as it deems advisable to refuse to give effect to such transfer or acquisition on the books and records of the Corporation, including without limitation, to cause the transfer agent to record the Purported Owner’s transferor as the record owner of the Restricted Shares and to institute proceedings to enjoin or rescind any such transfer or acquisition.

iv)               The Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by bylaw or otherwise, regulations and procedures that are consistent with the provisions of this Section 6(d) for determining whether any transfer or acquisition of shares of Class C Common Stock would violate the Restrictions and for the orderly application, administration and implementation of the provisions of this Section 6(d). Any such procedures and regulations shall be kept on file with the Secretary of the Corporation and with the transfer agent and shall be made available for inspection by any prospective transferee and, upon written request, shall be mailed to holders of shares of Class C Common Stock.

v)                  The Board of Directors shall have all powers necessary to implement the Restrictions, including without limitation, the power to prohibit the transfer of any shares of Class C Common Stock in violation thereof.

(e) Reservation of Class A Common Stock. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon exchange of shares of Class C Common Stock and Common Units for shares of Class A Common Stock pursuant to the LLC Agreement, such number of shares of Class A Common Stock that shall be issuable upon any such exchange pursuant to the LLC Agreement. All shares of Class A Common Stock that shall be issued upon any such exchange of shares of Class C Common Stock and Common Units pursuant to the LLC Agreement will, upon issuance in accordance with the LLC Agreement, be validly issued, fully paid and nonassessable.

SECTION 7. Shares of Common Stock shall not entitle any holder thereof to any pre-emptive, subscription or redemption rights.

SECTION 8. If the Corporation at any time effects any subdivision (by any stock split, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of the Class A Common Stock into a greater or lesser number of shares, the shares of Class B Common Stock and Class C Common Stock outstanding immediately prior to such subdivision or combination shall be proportionately similarly subdivided or combined such that the ratio of shares of outstanding Class A Common Stock to shares of outstanding Class B Common Stock immediately prior to such subdivision or combination shall be maintained immediately after such subdivision or combination and the ratio of shares of outstanding Class A Common Stock to shares of outstanding Class B Common Stock immediately prior to such subdivision or combination shall be maintained immediately after such subdivision or combination. If the Corporation at any time effects any subdivision (by any stock split, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of the Class B Common Stock into a greater or lesser number of shares, the shares of Class A Common Stock and Class C Common Stock outstanding immediately prior to such subdivision or combination shall be proportionately similarly subdivided or combined such that the ratio of shares of outstanding Class B Common Stock to shares of outstanding Class A Common Stock immediately prior to such subdivision or combination shall be maintained immediately after such subdivision or combination and the ratio of shares of outstanding Class B Common Stock to shares of outstanding Class C Common Stock immediately prior to such subdivision or combination shall be maintained immediately after such subdivision or combination. If the Corporation at any time effects any subdivision (by any stock split, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of the Class C Common Stock into a greater or lesser number of shares, the shares of Class A Common Stock and Class B Common Stock outstanding immediately prior to such subdivision or combination shall be proportionately similarly subdivided or combined such that the ratio of shares of outstanding Class C Common Stock to shares of outstanding Class A Common Stock immediately prior to such subdivision or combination shall be maintained immediately after such subdivision or combination and the ratio of shares of outstanding Class C Common Stock to shares of outstanding Class B Common Stock immediately prior to such subdivision or combination shall be maintained immediately after such subdivision or combination.

SECTION 9. As of the date of this Certificate of Incorporation, the Board of Directors has provided for the issuance of Series 4 Convertible Preferred Stock with the voting powers, designations, preferences and relative, participating, option or other special rights, and qualifications as set forth in Exhibit A attached hereto.

SECTION 10. As of the date of this Certificate of Incorporation, the Board of Directors has provided for the issuance of Series 5 Convertible Preferred Stock with the voting powers, designations, preferences and relative, participating, option or other special rights, and qualifications as set forth in Exhibit B attached hereto.

SECTION 11. As of the date of this Certificate of Incorporation, the Board of Directors has provided for the issuance of Series 6 Convertible Preferred Stock with the voting powers, designations, preferences and relative, participating, option or other special rights, and qualifications as set forth in Exhibit C attached hereto.

SECTION 12. As of the date of this Certificate of Incorporation, the Board of Directors has provided for the issuance of Series 7 Convertible Preferred Stock with the voting powers, designations, preferences and relative, participating, option or other special rights, and qualifications as set forth in Exhibit D attached hereto.

ARTICLE V

SECTION 1. (a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Except as otherwise fixed pursuant to the terms of (i) any outstanding series of Preferred Stock pursuant to this Certificate of Incorporation (including any Designation relating to such series of Preferred Stock attached hereto as Exhibit A, B, C or D) or (ii) the Transaction Agreement, dated as of December 21, 2020, by and among Stagwell Media LP, a Delaware limited partnership (“Stagwell”), New MDC LLC, a Delaware limited liability company, Midas Merger Sub 1 LLC, a Delaware limited liability company, and MDC Partners Inc., a Canadian corporation which domesticated as a Delaware corporation prior to the date hereof and converted into MDC OpCo, the number of directors of the Corporation shall be fixed from time to time by the Board of Directors. In no event shall a decrease in the number of directors constituting the Board of Directors shorten the term of any incumbent director.

(b) The directors of the Corporation, other than those who may be elected by the holders of any series of Preferred Stock voting separately pursuant to this Certificate of Incorporation (including any Designation relating to such series of Preferred Stock attached hereto as Exhibit A, B, C or D), shall be elected by the stockholders entitled to vote thereon at each annual meeting of stockholders. Each director shall be elected annually and shall hold office until the next annual meeting of stockholders and until his or her respective successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal. The election of directors need not be by written ballot.

SECTION 2. Advance notice of nominations for the election of directors shall be given in the manner and to the extent provided in the By-laws of the Corporation.

SECTION 3. (a) Except as otherwise provided for or fixed by or pursuant to the provisions of this Certificate of Incorporation relating to the rights of the holders of any outstanding series of Preferred Stock (including any Designation relating to such series of Preferred Stock attached hereto as Exhibit A, B, C or D), newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, removal or other cause shall only be filled by the Board of Directors by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, or if not so filled, by the stockholders at the next annual meeting thereof. Any director elected in accordance with the first sentence of this Section 3 shall hold office for a term that shall coincide with the remaining term such director is elected to and until such director’s successor shall have been duly elected and qualified or until his or her earlier resignation or removal.

(b) Any director or the entire Board of Directors may be removed with or without cause, and, in either case, such removal shall require the affirmative vote of holders of shares representing at least a majority of the votes entitled to be cast by the then outstanding shares of all classes and series of capital stock of the Corporation entitled generally to vote on the election of directors of the Corporation. Notwithstanding the foregoing, whenever holders of outstanding shares of one or more series of Preferred Stock voting separately are entitled to elect directors of the Corporation pursuant to the provisions of this Certificate of Incorporation (including any Designation relating to such series of Preferred Stock attached hereto as Exhibit A, B, C or D), any such director of the Corporation so elected may be removed in accordance with this Certificate of Incorporation (including any such Designation).

ARTICLE VI

SECTION 1. Subject to the rights of the holders of any outstanding series of Preferred Stock, until the first date on which Stagwell and its Permitted Transferees (as defined in the LLC Agreement), directly or indirectly, cease to beneficially own, in the aggregate, shares of Common Stock representing at least thirty percent (30%) of the votes entitled to be cast by the then outstanding shares of all classes and series of capital stock of the Corporation entitled generally to vote on the election of directors of the Corporation (such date, the “Trigger Date”), any action required to be taken at any annual or special meeting of the stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing (or deemed to be in writing under applicable law), setting forth the action so taken, shall be signed by stockholders (or deemed to be signed by stockholders under applicable law) representing not less than the minimum number of votes that would be necessary to authorize or take such actions at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered and dated as required by law. Prompt notice of the taking of such action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing. The Secretary of the Corporation shall file such consents with the minutes of the meetings of the stockholders. From and after the Trigger Date, any action required to be taken at any annual or special meeting of the stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken only upon the vote of the stockholders at an annual or special meeting duly called and may not be taken by written consent of the stockholders.

SECTION 2. Except as otherwise required by law and subject to the rights of the holders of any outstanding series of Preferred Stock, special meetings of stockholders of the Corporation may only be called by (a) the Chairman of the Board of Directors or (b) the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors (the entire Board of Directors being the total number of authorized directors, whether or not there exist any vacancies or unfilled previously authorized directorships); provided, however, that until the Trigger Date, special meetings of stockholders of the Corporation shall also be called by the Secretary of the Corporation at the request of the holders of at least thirty percent (30%) of the votes entitled to be cast by the then outstanding shares of all classes and series of capital stock of the Corporation entitled generally to vote on the election of directors of the Corporation or as otherwise provided in the By-laws of the Corporation. From and after the Trigger Date, the stockholders of the Corporation shall not have the power to call a special meeting of the stockholders of the Corporation or to request the Secretary of the Corporation to call a special meeting of the stockholders.

ARTICLE VII

In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors is expressly authorized to adopt, repeal, alter or amend the By-laws of the Corporation by the vote of a majority of the entire Board of Directors. In addition to any requirements of law and any other provision of this Certificate of Incorporation (and notwithstanding the fact that a lesser percentage may be specified by law), the affirmative vote of the holders of at least a majority of the combined voting power of the then outstanding shares of all classes and series of capital stock of the Corporation entitled generally to vote in the election of directors of the Corporation, voting together as a single class, shall be required for stockholders to adopt, amend, alter or repeal any provision of the By-laws of the Corporation.

ARTICLE VIII

The Corporation reserves the right to amend, alter or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are subject to this reservation.

ARTICLE IX

SECTION 1. To the fullest extent that the DGCL or any other law of the State of Delaware as it exists or as it may hereafter be amended permits the limitation or elimination of the liability of directors, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

SECTION 2. To the fullest extent that the DGCL or any other law of the State of Delaware as it exists or as it may hereafter be amended permits, including to the extent that such law or amendment permits the Corporation to provide broader indemnification rights than permitted prior to such law or amendment, the Corporation may provide indemnification of (and advancement of expenses to) its current and former directors, officers and agents (and any other persons to which the DGCL permits the Corporation to provide indemnification) through By-law provisions, agreements with such agents or other persons, votes of stockholders or disinterested directors or otherwise.

SECTION 3. No amendment to or repeal of any Section of this Article IX, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any matter occurring, or any action or proceeding accruing or arising, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE X

SECTION 1. In recognition and anticipation that Exempted Persons (as defined below) (i) currently or may in the future serve as directors, officers or agents of the Corporation or its Subsidiaries (as defined below), (ii) currently or may in the future have access to information about the Corporation and its Subsidiaries that may, to the fullest extent permitted by applicable law, enhance each such Exempted Person’s knowledge and understanding of (A) the industries in which the Corporation and its Subsidiaries operate (collectively, “Acquired Knowledge”), (B) the activities in which the Corporation and its Subsidiaries now engage, may continue to engage or may in the future engage (which shall include, without limitation, other business activities that overlap with or compete with those in which the Corporation and its Affiliates (as defined below) and Subsidiaries may engage directly or indirectly) or (C) related lines of business in which the Corporation or its Subsidiaries may engage directly or indirectly and (iii) currently or may in the future have an interest in the same or similar areas of corporate opportunity as the Corporation or its Subsidiaries may have an interest directly or indirectly, the provisions of this Article X are set forth to regulate and define, to the fullest extent permitted by the DGCL and other applicable law, the conduct of certain affairs of the Corporation and its Subsidiaries with respect to certain classes or categories of business opportunities as they may involve an Exempted Person, and the powers, rights, duties and liabilities of the Corporation and its Subsidiaries and their respective direct or indirect partners, members, and stockholders in connection therewith.

SECTION 2. (a) Notwithstanding any provision of this Certificate of Incorporation to the contrary, to the fullest extent permitted by the DGCL and other applicable law, if any Exempted Person acquires knowledge of a potential Corporate Opportunity (as defined below) or otherwise is then exploiting any Corporate Opportunity, the Corporation and its Affiliates and Subsidiaries shall have no interest or expectancy in such Corporate Opportunity, or in being offered an opportunity to participate in such Corporate Opportunity, and any interest or expectancy in any Corporate Opportunity or any expectation in being offered the opportunity to participate in any Corporate Opportunity is hereby renounced and waived so that, such Exempted Person, to the fullest extent permitted by the DGCL and other applicable law, (i) shall have no duty (fiduciary, contractual or otherwise) to communicate or present such Corporate Opportunity to the Corporation or any of its Affiliates or Subsidiaries or any stockholder; (ii) shall have the right to hold or pursue, directly or indirectly, any such Corporate Opportunity for such Exempted Person’s own account and benefit or such Exempted Person may direct such Corporate Opportunity to another Person (as defined below); and (iii) shall not be liable to the Corporation, any of its Affiliates or Subsidiaries, their respective Affiliates or their respective direct or indirect partners, members or stockholders, for breach of any duty (fiduciary, contractual or otherwise) as a stockholder, director or officer of the Corporation or otherwise by reason of the fact that it pursues or acquires such Corporate Opportunity, directs such Corporate Opportunity to another Person or does not communicate information regarding such Corporate Opportunity to the Corporation or any of its Affiliates or Subsidiaries.

(b) The Corporation hereby expressly acknowledges and agrees that the Exempted Persons have the right to, and shall have no duty (contractual or otherwise) not to, (i) directly or indirectly engage in the same or similar business activities or lines of business as the Corporation or any of its Subsidiaries engages or proposes to engage, on such Exempted Person’s own behalf, or in partnership with, or as an employee, officer, director, member or stockholder of any other Person, including those lines of business deemed to be competing with the Corporation or any of its Subsidiaries; (ii) do business with any potential or actual customer or supplier of the Corporation or any of its Affiliates or Subsidiaries; and (iii) employ or otherwise engage any officer or employee of the Corporation or any of its Affiliates or Subsidiaries. The Corporation hereby expressly acknowledges and agrees that neither the Corporation nor any of its Affiliates or Subsidiaries nor any stockholder shall have any rights in and to the business ventures of any Exempted Person, or the income or profits derived therefrom. To the fullest extent permitted by the DGCL and other applicable law, none of the Exempted Persons shall be liable to the Corporation, any of its Affiliates or Subsidiaries, their respective Affiliates or their respective direct or indirect partners, members, or stockholders, for breach of any duty (fiduciary, contractual or otherwise) as a stockholder, director or officer of the Corporation or otherwise by reason that such Exempted Person is engaging in any activities or lines of business or competing with the Corporation or its Subsidiaries.

(c) The Corporation hereby acknowledges and agrees that, to the fullest extent permitted by the DGCL and other applicable law, (i) in the event of any conflict of interest between the Corporation or any of its Subsidiaries, on the one hand, and any Exempted Person, on the other hand, such Exempted Person may act in its best interest or in the best interest of any other Exempted Person and (ii) no Exempted Person shall be obligated to (A) reveal to the Corporation or any of its Subsidiaries confidential information belonging to or relating to the business of any Exempted Person or (B) recommend or take any action in its capacity as stockholder, director or officer, as the case may be, that prefers the interest of the Corporation or any of its Subsidiaries over the interest of any Exempted Person.

(d) The Corporation hereby acknowledges and agrees that, to the fullest extent permitted by the DGCL and other applicable law, each Exempted Person is not restricted from using Acquired Knowledge in making investment, voting, monitoring, governance or other decisions relating to other entities or securities.

SECTION 3. Any Person purchasing or otherwise acquiring any interest in any shares of the capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article X.

SECTION 4. For purposes of this Article X, a director who is Chairman of the Board of Directors or chairman of a committee of the Board of Directors is not deemed an officer of the Corporation by reason of holding that position unless that person is a full-time employee of the Corporation.

SECTION 5. If this Article X or any portion hereof shall be invalidated or held to be unenforceable on any ground by any court of competent jurisdiction, the decision of which shall not have been reversed on appeal, this Article X shall be deemed to be modified to the minimum extent necessary to avoid a violation of law and, as so modified, this Article X and the remaining provisions hereof shall remain valid and enforceable in accordance with their terms to the fullest extent permitted by law.

SECTION 6. For the purposes of this Article X,

(a) “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person.

(b) “Corporate Opportunity” means (i) an investment or business opportunity or activity, including without limitation those that might be considered the same as or similar to the Corporation’s business or the business of any Affiliate or Subsidiary of the Corporation, including those deemed to be competing with the Corporation or any Affiliate or Subsidiary of the Corporation, or (ii) a prospective economic or competitive advantage in which the Corporation or any Affiliate or Subsidiary of the Corporation could have an interest or expectancy. In addition to and notwithstanding the foregoing, a Corporate Opportunity shall not be deemed to be a potential opportunity for the Corporation or any Affiliates or Subsidiary if it is a business opportunity that (i) the Corporation, Affiliate or Subsidiary, as applicable, is not financially able or contractually permitted or legally able to undertake, (ii) from its nature, is not in the line of the Corporation’s, Affiliate’s or Subsidiary’s, as applicable, business or is of no practical advantage to it or (iii) is one in which the Corporation, Affiliate or Subsidiary, as applicable, has no interest or reasonable expectancy.

(c) “Exempted Person” means each Person that is a director of the Corporation who is not an employee of the Corporation of any of its subsidiaries.

(d) “Person” means any individual, corporation, partnership, unincorporated association or other entity.

(e) “Subsidiary” with respect to any Person means: (i) a corporation, a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly owned by such Person, by a Subsidiary of such Person, or by such Person and one or more Subsidiaries of such Person, without regard to whether the voting of such capital stock is subject to a voting agreement or similar restriction, (ii) a partnership or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, (A) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (B) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company or (iii) any other Person (other than a corporation) in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (A) the power to elect or direct the election of a majority of the members of the governing body of such Person (whether or not such power is subject to a voting agreement or similar restriction) or (B) in the absence of such a governing body, a majority ownership interest.

ARTICLE XI

The Corporation expressly opts out of, and elects not to be governed by the “Business Combinations with Interested Stockholders” provisions contained in Section 203 of the DGCL (“Section 203”), as permitted under Subsection 203(b) of the DGCL, until the first date on which Stagwell and its Permitted Transferees, directly or indirectly, cease to beneficially own, in the aggregate, shares of Common Stock representing at least five percent (5%) of the votes entitled to be cast by the then outstanding shares of all classes and series of capital stock of the Corporation entitled generally to vote on the election of directors of the Corporation. From and after such date, the Corporation shall be governed by Section 203 so long as Section 203 by its terms would apply to the Corporation.

ARTICLE XII

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action or proceeding asserting a claim arising pursuant to any provision of the DGCL (or any successor provision thereto) or as to which the DGCL (or any successor provision thereto) confers jurisdiction on the Court of Chancery of the State of Delaware, (d) any action or proceeding asserting a claim against the corporation or any current or former directors, officer or other employee of the corporation arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the By-Laws of the Corporation (as each may be amended form time to time), (e) any action or proceeding asserting a claim governed by the internal affairs doctrine or (f) any other action or proceeding asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL shall be the Court of Chancery of the State of Delaware, in all cases to the fullest extent permitted by law, or, if the Court of Chancery of the State of Delaware does not have jurisdiction, any other state or federal court located within the State of Delaware.

Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

ARTICLE XIII

The Corporation is to have perpetual existence.

ARTICLE XIV

If any provision (or any part thereof) of this Certificate of Incorporation shall be held invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any section of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any section containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

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EXHIBIT A

Designation of Series 4 Convertible Preferred Stock

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DESIGNATION
OF
SERIES 4 CONVERTIBLE PREFERRED STOCK
OF
MDC STAGWELL HOLDINGS INC.

SECTION 1.        Designation and Amount. The designation of this series of Preferred Stock is “Series 4 Convertible Preferred Stock” (the “Series 4 Preferred Shares”), no par value, and the number of shares constituting such series is Ninety-Five Thousand (95,000). Subject to the Certificate of Incorporation, such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series 4 Preferred Shares to less than the number of shares then issued and outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

SECTION 2.        Dividends.

(a)          Participating Dividends.

(i)          Each holder of issued and outstanding Series 4 Preferred Shares will be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends for each Series 4 Preferred Share, dividends of the same type as any dividends or other distribution, whether in cash, in kind or in other property, payable or to be made on outstanding Class A Subordinate Voting Shares of the Corporation (the “Class A Shares”), in an amount equal to the amount of such dividends or other distribution as would be made on the number of Class A Shares into which such Series 4 Preferred Shares could be converted on the applicable record date for such dividends or other distribution on the Class A Shares, without giving effect to the limitations set forth in SECTION 6(b) after aggregating all shares held by the same holder (the “Participating Dividends”) and disregarding any rounding for fractional amounts; provided, however, that notwithstanding the above, the holders of Series 4 Preferred Shares shall not be entitled to receive any dividends or distributions for which an adjustment to the Conversion Price (as defined below) shall be made pursuant to SECTION 6(f)(i)(A) or SECTION 6(f)(ii) (and such dividends or distributions that are not payable to the holders of Series 4 Preferred Shares as a result of this proviso shall not be deemed to be Participating Dividends).

(ii)         Participating Dividends are payable at the same time as and when such dividends or other distributions on the Class A Shares are paid to the holders of Class A Shares and are payable to holders of record of Series 4 Preferred Shares on the record date for the corresponding dividend or distribution on the Class A Shares.

(b)          Additional Dividends.

(i)          Following the occurrence of a Specified Event, each holder of issued and outstanding Series 4 Preferred Shares will be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends for each Series 4 Preferred Share, with respect to each Dividend Period, dividends at a rate per annum equal to the Additional Rate multiplied by the Base Liquidation Preference per Series 4 Preferred Share (the “Additional Dividends” and, together with Participating Dividends, the “Dividends”). Any Additional Dividends payable pursuant to this SECTION 2(b) shall be in addition to any Participating Dividends, as applicable, payable pursuant to SECTION 2(a) hereof.

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(ii)         Additional Dividends will accrue on a daily basis and be cumulative from the date on which a Specified Event occurs and are payable in arrears on each Dividend Payment Date.

(iii)        Additional Dividends in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of Additional Dividends payable for any Dividend Period shorter or longer than a full quarterly Dividend Period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

(iv)        Additional Dividends that are declared and payable on a Dividend Payment Date will be paid to the holders of record of Series 4 Preferred Shares as they appear in the records of the Corporation at the close of business on the 15th day of the calendar month prior to the month in which the applicable Dividend Payment Date falls, provided that Additional Dividends payable upon redemption or conversion of Series 4 Preferred Shares will be payable to the holder of record on the Redemption Date or the Conversion Date, as applicable. Any payment of an Additional Dividend will first be credited against the earliest accumulated but unpaid Additional Dividend due with respect to each share that remains payable.

(v)         Additional Dividends are payable only in cash. Additional Dividends will accrue and cumulate whether or not the Corporation has earnings or profits, whether or not there are funds legally available for the payment of Additional Dividends and whether or not Additional Dividends are declared.

(vi)        After a Specified Event has occurred and while any Series 4 Preferred Shares remain outstanding, unless all Additional Dividends accrued to the end of all completed Dividend Periods have been paid in full, neither the Corporation nor any of its subsidiaries may (A) declare, pay or set aside for payment any dividends or distributions on any Junior Securities or (B) repurchase, redeem or otherwise acquire any Junior Securities.

(vii)       The provisions of SECTION 2(b)(vi) shall not prohibit:

(A) the repurchase, redemption, retirement or other acquisition of vested or unvested Common Shares held by any future, present or former officer, director, employee, manager or consultant (or their respective permitted transferees) of the Corporation or any subsidiary of the Corporation pursuant to any equity incentive grant, plan, program or arrangement, any severance agreement or any stock subscription or equityholder agreement, in each case solely to the extent required by the terms thereof;

(B) payments made or expected to be made by the Corporation in respect of withholding or similar taxes payable in connection with the exercise or vesting of Common Shares or Class A Equivalents (as defined below) by any future, present or former officer, director, employee, manager or consultant (or their respective permitted transferees) of the Corporation or any subsidiary of the Corporation and repurchases or withholdings of Common Shares or Class A Equivalents in connection with any exercise or vesting of Common Shares or Class A Equivalents if such Common Shares or Class A Equivalents represent all or a portion of the exercise price of, or withholding obligation with respect to, such Common Shares or Class A Equivalents;

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(C) cash payments made in lieu of issuing fractional Common Shares in connection with the exercise or vesting of Common Shares or Class A Equivalents;

(D) payments arising from agreements of the Corporation or a subsidiary of the Corporation providing for adjustment of purchase price, deferred consideration, earn outs or similar obligations, in each case incurred in connection with the purchase or investment by the Corporation or a subsidiary of the Corporation of or in assets or capital stock of a third party; or

(E) payments or distributions made pursuant to any plan or proposal for the liquidation or dissolution of the Corporation or pursuant to any decree or order for relief or made by any custodian of the Corporation in connection with any voluntary case or proceeding under Title 11 of the U.S. Code or any similar federal, state or non-U.S. law for the relief of debtors.

(c)          The Corporation shall pay Dividends (less any tax required to be deducted and withheld by the Corporation), except in case of redemption or conversion in which case payment of Dividends shall be made on surrender of the certificate, if any, representing the Series 4 Preferred Shares to be redeemed or converted, by electronic funds transfer or by sending to each holder of Series 4 Preferred Shares a check for such Dividends payable to the order of such holder or, in the case of joint holders, to the order of all such holders failing written instructions from them to the contrary or in such other manner, not contrary to applicable law, as the Corporation shall reasonably determine. The making of such payment or the posting or delivery of such check on or before the date on which such Dividend is to be paid to a holder shall be deemed to be payment and shall satisfy and discharge all liabilities for the payment of such Dividends to the extent of the sum represented thereby (plus the amount of any tax required to be and in fact deducted and withheld by the Corporation from the related Dividends as aforesaid and remitted to the proper taxing authority) unless such check is not honored when presented for payment. Subject to applicable law, Dividends which are represented by a check which has not been presented to the Corporation’s bankers for payment or that otherwise remain unclaimed for a period of six years from the date on which they were declared to be payable shall be forfeited to the Corporation.

(d)          Holders of the Series 4 Preferred Shares are not entitled to any dividend, whether payable in cash, in kind or other property, in excess of the Participating Dividends and, if applicable, the Additional Dividends, as provided in this SECTION 2.

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SECTION 3.        Liquidation Preference.

(a)          Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, each Series 4 Preferred Share entitles the holder thereof to receive and to be paid out of the assets of the Corporation available for distribution, before any distribution or payment may be made to a holder of any Class A Shares, any Class B Shares of the Corporation (the “Class B Shares”), any Class C Shares of the Corporation (the “Class C Shares”) or any other shares ranking junior as to capital to the Series 4 Preferred Shares, an amount per Series 4 Preferred Share equal to the greater of (i) the Base Liquidation Preference (as defined below), as increased by the Accretion Rate (as defined below) from the most recent Quarterly Compounding Date to the date of such liquidation, dissolution or winding up (without duplication of changes to the Base Liquidation Preference as provided for in SECTION 3(b)) plus any accrued but unpaid Dividends with respect thereto, and (ii) an amount equal to the amount the holders of the Series 4 Preferred Shares would have received per Series 4 Preferred Share upon liquidation, dissolution or winding up of the Corporation had such holders converted their Series 4 Preferred Shares into Class A Shares immediately prior thereto, without giving effect to the limitations set forth in SECTION 6(b) and disregarding any rounding for fractional amounts (the greater of the amount in clause (i) and clause (ii), the “Liquidation Preference”). Notwithstanding the foregoing or anything in this Designation to the contrary, immediately prior to and conditioned upon the consummation of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, if the amount set forth in clause (i) above is greater than the amount set forth in clause (ii) above, any holder of outstanding Series 4 Preferred Shares shall have the right to convert its Series 4 Preferred Shares into Class A Shares by substituting the Fair Market Value of a Class A Share for the then-applicable Conversion Price (as defined below) and without giving effect to the limitations set forth in SECTION 6(b) and disregarding any rounding for fractional amounts.

(b)          The “Base Liquidation Preference” per Series 4 Preferred Share shall initially be equal to the Original Purchase Price. From and after the Series 4 Original Issuance Date, the Base Liquidation Preference of each Series 4 Preferred Share shall increase on a daily basis, on the basis of a 360-day year consisting of twelve 30-day months, at a rate of 8.0% per annum (the “Accretion Rate”) of the then-applicable Base Liquidation Preference, the amount of which increase shall compound quarterly on each March 31, June 30, September 30 and December 31 (each, a “Quarterly Compounding Date”) from the Series 4 Original Issuance Date through February 14, 2022, following which the Accretion Rate will decrease to 0% per annum and the Base Liquidation Preference per Series 4 Preferred Share will not increase during any period subsequent to February 14, 2022. The Base Liquidation Preference shall be proportionally adjusted for any stock dividends, splits, combinations and similar events on the Series 4 Preferred Shares.

(c)          After payment to the holders of the Series 4 Preferred Shares of the full Liquidation Preference to which they are entitled, the Series 4 Preferred Shares as such will have no right or claim to any of the assets of the Corporation.

(d)          The value of any property not consisting of cash that is distributed by the Corporation to the holders of the Series 4 Preferred Shares will equal the Fair Market Value thereof on the date of distribution.

(e)          For the purposes of this SECTION 3, a Fundamental Change (in and of itself) shall not be deemed to be a liquidation, dissolution or winding up of the Corporation subject to this SECTION 3 (it being understood that an actual liquidation, dissolution or winding up of the Corporation in connection with a Fundamental Change will be subject to this SECTION 3).

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SECTION 4.        Voting Rights. The holders of the Series 4 Preferred Shares shall not be entitled as such, except as required by law, to receive notice of or to attend any meeting of the shareholders of the Corporation or to vote at any such meeting but shall be entitled to receive notice of meetings of shareholders of the Corporation called for the purpose of authorizing the dissolution of the Corporation or the sale of its undertaking or a substantial part thereof. The approval of the holders of the Series 4 Preferred Shares with respect to any and all matters referred to in this Designation may be given in writing by all of the holders of the Series 4 Preferred Shares outstanding or by resolution duly passed and carried as may then be required by the General Corporation Law of the State of Delaware at a meeting of the holders of the Series 4 Preferred Shares duly called and held for the purpose of considering the subject matter of such resolution and at which holders of not less than a majority of all Series 4 Preferred Shares then outstanding are present in person or represented by proxy in accordance with the by-laws of the Corporation; provided, however, that if at any such meeting, when originally held, the holders of at least a majority of all Series 4 Preferred Shares then outstanding are not present in person or so represented by proxy within 30 minutes after the time fixed for the meeting, then the meeting shall be adjourned to such date, being not less than fifteen (15) days later, and to such time and place as may be fixed by the chairman of such meeting. Notice of any such original meeting of the holders of the Series 4 Preferred Shares shall be given not less than twenty-one (21) days prior to the date fixed for such meeting and shall specify in general terms the purpose for which the meeting is called, and notice of any such adjourned meeting shall be given not less than ten (10) days prior to the date fixed for such adjourned meeting, but it shall not be necessary to specify in such notice the purpose for which the adjourned meeting is called. The formalities to be observed with respect to the giving of notice of any such original meeting or adjourned meeting and the conduct of it shall be those from time to time prescribed in the by-laws of the Corporation with respect to meetings of shareholders. On every poll taken at any such original meeting or adjourned meeting, each holder of Series 4 Preferred Shares present in person or represented by proxy shall be entitled to one vote for each of the Series 4 Preferred Shares held by such holder.

SECTION 5.        Purchase for Cancellation. Subject to such provisions of the General Corporation Law of the State of Delaware as may be applicable, the Corporation may at any time or times purchase (if obtainable) for cancellation all or any part of the Series 4 Preferred Shares outstanding from time to time: (a) through the facilities of any Exchange or market on which the Series 4 Preferred Shares are listed, (b) by invitation for tenders addressed to all the holders of record of the Series 4 Preferred Shares outstanding, or (c) in any other manner, in each case at the lowest price or prices at which, in the opinion of the Board of Directors, such shares are obtainable.

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SECTION 6.        Conversion.

Each Series 4 Preferred Share is convertible into Class A Shares as provided in this SECTION 6.

(a)          Conversion at the Option of Holders of Series 4 Preferred Shares. Subject to SECTION 6(b), each holder of Series 4 Preferred Shares is entitled to convert, in whole at any time and from time to time, and in part at any time and from time to time after the ninetieth day following the Series 4 Original Issuance Date, at the option and election of such holder upon receipt of all antitrust approvals required in connection with such conversion (or the lapse of any applicable waiting period relating to such required antitrust approvals), any or all outstanding Series 4 Preferred Shares held by such holder into a number of duly authorized, validly issued, fully paid and nonassessable Class A Shares equal to the number (the “Conversion Amount”) determined by dividing (i) the Base Liquidation Preference (as adjusted pursuant to SECTION 3(b) to the date immediately preceding the Conversion Date (as defined below)) for each Series 4 Preferred Share to be converted by (ii) the Conversion Price in effect at the time of conversion. The “Conversion Price” initially is $10.00 per share, as adjusted from time to time as provided in SECTION 6(f). In order to convert the Series 4 Preferred Shares into Class A Shares, the holder must surrender the certificates representing such Series 4 Preferred Shares, accompanied by transfer instruments satisfactory to the Corporation, free of any adverse interest or liens at the office of the Corporation’s transfer agent for the Series 4 Preferred Shares, together with written notice that such holder elects to convert all or such number of shares represented by such certificates as specified therein. With respect to a conversion pursuant to this SECTION 6(a), the date of receipt of such certificates, together with such notice and such other information or documents as may be required by the Corporation (including any certificates delivered pursuant to SECTION 6(b)), by the transfer agent or the Corporation will be the date of conversion (the “Conversion Date”) and the Conversion Date with respect to a conversion pursuant to SECTION 6(c) will be as provided in such section.

(b)          Limitations on Conversion. Notwithstanding SECTION 6(a) or SECTION 6(c) but subject to SECTION 8, the Corporation shall not effect any conversion of the Series 4 Preferred Shares or otherwise issue Class A Shares pursuant to SECTION 6(a) or SECTION 6(c), and no holder of Series 4 Preferred Shares will be permitted to convert Series 4 Preferred Shares into Class A Shares if, and to the extent that, following such conversion, either (i) such holder’s aggregate voting power on a matter being voted on by holders of Class A Shares would exceed 19.9% of the Maximum Voting Power (as defined below) or (ii) such holder would Beneficially Own more than 19.9% of the then outstanding Common Shares; provided, however, that such conversion restriction shall not apply to any conversion in connection with and subject to completion of (A) a public sale of the Class A Shares to be issued upon such conversion, if following consummation of such public sale such holder will not Beneficially Own in excess of 19.9% of the then outstanding Class A Shares or (B) a bona fide third party tender offer for the Class A Shares issuable thereupon. For purposes of the foregoing sentence, the number of Class A Shares Beneficially Owned by a holder shall include the number of Class A Shares issuable upon conversion of the Series 4 Preferred Shares with respect to which a conversion notice has been given, but shall exclude the number of Class A Shares which would be issuable upon conversion or exercise of the remaining, unconverted portion of the Series 4 Preferred Shares and any Alternative Preference Shares Beneficially Owned by such holder. Upon the written request of the holder, the Corporation shall within two (2) Business Days confirm in writing (which may be by email) to any holder the number of Class A Shares, Class B Shares and Class C Shares then outstanding. In connection with any conversion and as a condition to the Corporation effecting such conversion, upon request of the Corporation, a holder of Series 4 Preferred Shares shall deliver to the Corporation a certificate, signed by a duly authorized officer of such holder, no less than twelve (12) Business Days prior to the applicable conversion, certifying that, after giving effect to such conversion, (i) such holder’s aggregate voting power on a matter being voted on by holders of Class A Shares will not exceed 19.9% of the Maximum Voting Power or (ii) such holder will not Beneficially Own more than 19.9% of the then outstanding Common Shares. For purposes hereof, “Maximum Voting Power” means, at the time of determination of the Maximum Voting Power, the total number of votes which may be cast by all shares of the Corporation’s capital on a matter subject to the vote of the Common Shares and any other securities that constitute Voting Stock voting together as a single class and after giving effect to any limitation on voting power set forth herein and the Certificate of Incorporation, certificate of designation or other similar document governing other Voting Stock.

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(c)          Conversion at the Option of the Corporation. Subject to SECTION 6(b) and SECTION 8, at the Corporation’s option and election and upon its compliance with this SECTION 6(c), and in the case of the Investor and any Permitted Transferee upon receipt of all antitrust approvals required in connection with such conversion (or the lapse of any applicable waiting period relating to such required antitrust approvals), all outstanding Series 4 Preferred Shares shall be converted automatically into a number of duly authorized, validly issued, fully paid and nonassessable Class A Shares equal to the Conversion Amount following written notice by the Corporation to the holders of Series 4 Preferred Shares notifying such holders of the conversion contemplated by this SECTION 6(c), which conversion shall occur on the date specified in such notice, which shall not be less than ten (10) Business Days following the date of such notice (or in the case of the Investor and any Permitted Transferee the later of (A) the date of receipt of all antitrust approvals required in connection with such conversion (or the lapse of any applicable waiting period relating to such required antitrust approvals)) and (B) ten (10) Business Days following the date of such notice), provided, that (i) prior to February 14, 2022, such notice may be delivered by the Corporation (and such Series 4 Preferred Shares may be converted into Class A Shares pursuant to this SECTION 6(c)) only if the Closing Price per Class A Share for the thirty (30) consecutive Trading Day period ending on the Trading Day immediately prior to delivery of a notice of conversion pursuant to this SECTION 6(c) was at or above 125% of the then-applicable Conversion Price and (ii) following February 14, 2022, such notice may be delivered by the Corporation (and such Series 4 Preferred Shares may be converted into Class A Shares pursuant to this SECTION 6(c)) only if the Closing Price per Class A Share for the thirty (30) consecutive Trading Day period ending on the Trading Day immediately prior to delivery of a notice of conversion pursuant to this SECTION 6(c) was at or above 100% of the then-applicable Conversion Price; provided further, that following a Specified Event, the Corporation shall not be entitled to convert the Series 4 Preferred Shares.

Notwithstanding the foregoing, the holders of Series 4 Preferred Shares shall continue to have the right to convert their Series 4 Preferred Shares pursuant to SECTION 6(a) until and through the Conversion Date contemplated in this SECTION 6(c) and if such Series 4 Preferred Shares are converted pursuant to SECTION 6(a) such shares shall no longer be converted pursuant to this SECTION 6(c) and the Corporation’s notice delivered to the holders pursuant to this SECTION 6(c) shall be of no effect with respect to such shares converted pursuant to SECTION 6(a).

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(d)          Fractional Shares. No fractional Class A Shares will be issued upon conversion of the Series 4 Preferred Shares. In lieu of fractional shares, the Corporation shall round, to the nearest whole number, the number of Class A Shares to be issued upon conversion of the Series 4 Preferred Shares. If more than one Series 4 Preferred Share is being converted at one time by or for the benefit of the same holder, then the number of full shares issuable upon conversion will be calculated on the basis of the aggregate number of Series 4 Preferred Shares converted by or for the benefit of such holder at such time.

(e)          Mechanics of Conversion.

(i)          Promptly after the Conversion Date (and in any event within three (3) Business Days), the Corporation shall (A) issue and deliver to such holder the number of Class A Shares to which such holder is entitled in exchange for the certificates formerly representing Series 4 Preferred Shares and (B) pay to such holder, to the extent of funds legally available therefor, all declared and unpaid Dividends on the Series 4 Preferred Shares that are being converted into Class A Shares; provided, that any accrued and unpaid Dividends not paid to such holder pursuant to the foregoing clause (B) shall, subject to SECTION 6(b), be converted into a number of duly authorized, validly issued, fully paid and nonassessable Class A Shares equal to the number determined by dividing (x) the aggregate amount of such accrued and unpaid Dividends on the Series 4 Preferred Shares that are being converted by (y) the then current Conversion Price. Such conversion will be deemed to have been made on the Conversion Date, and the person entitled to receive the Class A Shares issuable upon such conversion shall be treated for all purposes as the record holder of such Class A Shares on such Conversion Date. In case fewer than all the shares represented by any such certificate are to be converted, a new certificate shall be issued representing the unconverted shares without cost to the holder thereof, except for any documentary, stamp or similar issue or transfer tax due because any certificates for Class A Shares or Series 4 Preferred Shares are issued in a name other than the name of the converting holder. The Corporation shall pay any documentary, stamp or similar issue or transfer tax due on the issue of Class A Shares upon conversion or due upon the issuance of a new certificate for any Series 4 Preferred Shares not converted other than any such tax due because Class A Shares or a certificate for Series 4 Preferred Shares are issued in a name other than the name of the converting holder.

(ii)         From and after the Conversion Date, the Series 4 Preferred Shares to be converted on such Conversion Date will no longer be deemed to be outstanding, and all rights of the holder thereof as a holder of Series 4 Preferred Shares (except the right to receive from the Corporation the Class A Shares upon conversion, together with the right to receive any accrued and unpaid Dividends thereon) shall cease and terminate with respect to such shares; provided, that in the event that a Series 4 Preferred Share is not converted, such Series 4 Preferred Share will remain outstanding and will be entitled to all of the rights as provided herein.

(iii)        If the conversion is in connection with any sale, transfer or other disposition of the Class A Shares issuable upon conversion of the Series 4 Preferred Shares, the conversion may, at the option of any holder tendering any Series 4 Preferred Share for conversion, be conditioned upon the closing of the sale, transfer or the disposition of Class A Shares issuable upon conversion of Series 4 Preferred Shares with the underwriter, transferee or other acquirer in such sale, transfer or disposition, in which event such conversion of such Series 4 Preferred Shares shall not be deemed to have occurred until immediately prior to the closing of such sale, transfer or other disposition.

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(iv)        All Class A Shares issued upon conversion of the Series 4 Preferred Shares will, upon issuance by the Corporation, be duly and validly issued, fully paid and nonassessable.

(f)          Adjustments to Conversion Price.

(i)          Adjustment for Change In Share Capital.

(A) If the Corporation shall, at any time and from time to time while any Series 4 Preferred Shares are outstanding, issue a dividend or make a distribution on its Class A Shares payable in its Class A Shares to all or substantially all holders of its Class A Shares, then the Conversion Price at the opening of business on the Ex-Dividend Date for such dividend or distribution will be adjusted by multiplying such Conversion Price by a fraction:

(1)    the numerator of which shall be the number of Class A Shares outstanding at the close of business on the Business Day immediately preceding such Ex-Dividend Date; and

(2)    the denominator of which shall be the sum of the number of Class A Shares outstanding at the close of business on the Business Day immediately preceding the Ex-Dividend Date for such dividend or distribution, plus the total number of Class A Shares constituting such dividend or other distribution.

If any dividend or distribution of the type described in this SECTION 6(f)(i)(A) is declared but not so paid or made, the Conversion Price shall again be adjusted to the Conversion Price which would then be in effect if such dividend or distribution had not been declared. Except as set forth in the preceding sentence, in no event shall the Conversion Price be increased pursuant to this SECTION 6(f)(i)(A).

(B) If the Corporation shall, at any time or from time to time while any of the Series 4 Preferred Shares are outstanding, subdivide or reclassify its outstanding Class A Shares into a greater number of Class A Shares, then the Conversion Price in effect at the opening of business on the day upon which such subdivision becomes effective shall be proportionately decreased, and conversely, if the Corporation shall, at any time or from time to time while any of the Series 4 Preferred Shares are outstanding, combine or reclassify its outstanding Class A Shares into a smaller number of Class A Shares, then the Conversion Price in effect at the opening of business on the day upon which such combination or reclassification becomes effective shall be proportionately increased. In each such case, the Conversion Price shall be adjusted by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of Class A Shares outstanding immediately prior to such subdivision or combination and the denominator of which shall be the number of Class A Shares outstanding immediately after giving effect to such subdivision, combination or reclassification. Such increase or reduction, as the case may be, shall become effective immediately after the opening of business on the day upon which such subdivision, combination or reclassification becomes effective.

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(ii)         Adjustment for Rights Issue. If the Corporation shall, at any time or from time to time, while any Series 4 Preferred Shares are outstanding, distribute rights, options or warrants to all or substantially all holders of its Class A Shares entitling them, for a period expiring within sixty (60) days after the record date for such distribution, to purchase Class A Shares, or securities convertible into, or exchangeable or exercisable for, Class A Shares, in either case, at less than the average of the Closing Prices for the five (5) consecutive Trading Days immediately preceding the first public announcement of the distribution, then the Conversion Price shall be adjusted so that the same shall equal the rate determined by multiplying the Conversion Price in effect at the opening of business on the Ex-Dividend Date for such distribution by a fraction:

(A) the numerator of which shall be the sum of (1) the number of Class A Shares Outstanding on the close of business on the Business Day immediately preceding the Ex-Dividend Date for such distribution, plus (2) the number of Class A Shares that the aggregate offering price of the total number of Class A Shares issuable pursuant to such rights, options or warrants would purchase at the Current Market Price of the Class A Shares on the declaration date for such distribution (determined by multiplying such total number of Class A Shares so offered by the exercise price of such rights, options or warrants and dividing the product so obtained by such Current Market Price); and

(B) the denominator of which shall be the number of Class A Shares Outstanding at the close of business on the Business Day immediately preceding the Ex-Dividend Date for such distribution, plus the total number of additional Class A Shares issuable pursuant to such rights, options or warrants.

The term “Class A Shares Outstanding” shall mean, without duplication, and include the following, and the following shall be included whether vested or unvested, whether contingent or non-contingent and whether exercisable or not yet exercisable, and without regard to any other limitations or restrictions on conversion or exercise:

(1)   the number of Class A Shares, Class B Shares and Class C Shares then outstanding;

(2)   all Class A Shares issuable upon conversion of outstanding Series 4 Preferred Shares; and

(3)   all Class A Shares issuable upon exercise of outstanding options and any other Convertible Security.

Such adjustment shall become effective immediately after the opening of business on the Ex-Dividend Date for such distribution.

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To the extent that Class A Shares are not delivered pursuant to such rights, options or warrants or upon the expiration or termination of such rights, options or warrants, the Conversion Price shall be readjusted to the Conversion Price that would then be in effect had the adjustments made upon the issuance of such rights, options or warrants been made on the basis of the delivery of only the number of Class A Shares actually delivered. In the event that such rights, options or warrants are not so distributed, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if the Ex-Dividend Date for such distribution had not occurred. In determining whether any rights, options or warrants entitle the holders to purchase Class A Shares at less than the average of the Closing Prices for the five (5) consecutive Trading Days immediately preceding the first public announcement of the relevant distribution, and in determining the aggregate offering price of such Class A Shares, there shall be taken into account any consideration received for such rights, options or warrants and the value of such consideration if other than cash, to be determined in good faith by the Board of Directors. Except as set forth in this paragraph, in no event shall the Conversion Price be increased pursuant to this SECTION 6(f)(ii).

(iii)        Adjustment for Certain Tender Offers or Exchange Offers. In case the Corporation or any of its Subsidiaries shall, at any time or from time to time, while any Series 4 Preferred Shares are outstanding, distribute cash or other consideration in respect of a tender offer or an exchange offer (that is treated as a “tender offer” under U.S. federal securities laws) made by the Corporation or any Subsidiary for all or any portion of the Class A Shares, where the sum of the aggregate amount of such cash distributed and the aggregate Fair Market Value, as of the Expiration Date (as defined below), of such other consideration distributed (such sum, the “Aggregate Amount”) expressed as an amount per Class A Share validly tendered or exchanged, and not withdrawn, pursuant to such tender offer or exchange offer as of the Expiration Time (as defined below) (such tendered or exchanged Class A Shares, the “Purchased Shares”) exceeds the Closing Price per share of the Class A Shares on the Trading Day immediately following the last date (such last date, the “Expiration Date”) on which tenders or exchanges could have been made pursuant to such tender offer or exchange offer (as the same may be amended through the Expiration Date), then, and in each case, immediately after the close of business on such date, the Conversion Price shall be decreased so that the same shall equal the rate determined by multiplying the Conversion Price in effect immediately prior to the close of business on the Trading Day immediately following the Expiration Date by a fraction:

(A) the numerator of which shall be equal to the product of (1) the number of Class A Shares outstanding as of the last time (the “Expiration Time”) at which tenders or exchanges could have been made pursuant to such tender offer or exchange offer (including all Purchased Shares) and (2) the Closing Price per share of the Class A Shares on the Trading Day immediately following the Expiration Date; and

(B) the denominator of which is equal to the sum of (x) the Aggregate Amount and (y) the product of (I) an amount equal to (1) the number of Class A Shares outstanding as of the Expiration Time, less (2) the Purchased Shares and (II) the Closing Price per share of the Class A Shares on the Trading Day immediately following the Expiration Date.

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An adjustment, if any, to the Conversion Price pursuant to this SECTION 6(f)(iii) shall become effective immediately prior to the opening of business on the second Trading Day immediately following the Expiration Date. In the event that the Corporation or a Subsidiary is obligated to purchase Class A Shares pursuant to any such tender offer or exchange offer, but the Corporation or such Subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such tender offer or exchange offer had not been made. Except as set forth in the preceding sentence, if the application of this SECTION 6(f)(iii) to any tender offer or exchange offer would result in an increase in the Conversion Price, no adjustment shall be made for such tender offer or exchange offer under this SECTION 6(f)(iii).

(iv)        Disposition Events.

(A) If any of the following events (any such event, a “Disposition Event”) occurs:

(1)   any reclassification or exchange of the Class A Shares (other than as a result of a subdivision or combination);

(2)   any merger, amalgamation, consolidation or other combination to which the Corporation is a constituent party; or

(3)   any sale, conveyance, lease, or other disposal of all or substantially all the properties and assets of the Corporation to any other person;

in each case, as a result of which all of the holders of Class A Shares shall be entitled to receive cash, securities or other property for their Class A Shares, the Series 4 Preferred Shares converted following the effective date of any Disposition Event shall be converted, in lieu of the Class A Shares otherwise deliverable, into the same amount and type (in the same proportion) of cash, securities or other property received by holders of Class A Shares in the relevant event (collectively, “Reference Property”) received upon the occurrence of such Disposition Event by a holder of Class A Shares holding, immediately prior to the transaction, a number of Class A Shares equal to the Conversion Amount (without giving effect to any limitations on conversion set forth in SECTION 6(b)) immediately prior to such Disposition Event; provided that if the Disposition Event provides the holders of Class A Shares with the right to receive more than a single type of consideration determined based in part upon any form of stockholder election, the Reference Property shall be comprised of the weighted average of the types and amounts of consideration received by the holders of the Class A Shares.

(B) The above provisions of this SECTION 6(f)(iv) shall similarly apply to successive Disposition Events. If this SECTION 6(f)(iv) applies to any event or occurrence, neither SECTION 6(f)(i) nor SECTION 6(f)(iii) shall apply; provided, however, that this SECTION 6(f)(iv) shall not apply to any share split or combination to which SECTION 6(f)(i) is applicable or to a liquidation, dissolution or winding up to which SECTION 3 applies. To the extent that equity securities of a company are received by the holders of Class A Shares in connection with a Disposition Event, the portion of the Series 4 Preferred Shares which will be convertible into such equity securities will continue to be subject to the anti-dilution adjustments set forth in this SECTION 6(f).

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(v)         Adjustment for Certain Issuances of Additional Class A Shares.

(A) Other than in respect of an issuance or distribution in respect of which SECTION 6(f)(ii) applies, in the event the Corporation shall at any time after the Series 4 Original Issuance Date while the Series 4 Preferred Shares are outstanding issue Additional Class A Shares, without consideration or for a consideration per share less than the applicable Conversion Price immediately prior to such issuance in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Price shall be reduced, concurrently with such issuance, to a price determined by multiplying such Conversion Price by a fraction:

(1)         the numerator of which shall be (a) the number of Class A Shares Outstanding (as defined below) immediately prior to such issuance plus (b) the number of Class A Shares which the aggregate consideration received or to be received by the Corporation for the total number of Class A Shares so issued would purchase at such Conversion Price; and

(2)         the denominator of which shall be (a) the number of Class A Shares Outstanding immediately prior to such issue plus (b) the number of such Additional Class A Shares so issued.

(B) For purposes of this SECTION 6(f)(v), the term “Additional Class A Shares” means any Class A Shares or Convertible Security (collectively, “Class A Equivalents”) issued by the Corporation after the Series 4 Original Issuance Date, provided that Additional Class A Shares will not include any of the following:

(1)   Class A Equivalents issued in a transaction for which an adjustment to the Conversion Price is made pursuant to SECTION 6(f)(i), SECTION 6(f)(iii) or SECTION 6(f)(iv);

(2)   Class A Equivalents issued or issuable upon conversion of Series 4 Preferred Shares or Alternative Preference Shares or pursuant to the terms of any other Convertible Security issued and outstanding on the Series 4 Original Issuance Date;

(3)   All Class A Shares, as adjusted for share dividends, splits, combinations and similar events, validly reserved on the Series 4 Original Issuance Date and issued or issuable upon the exercise of options or rights issued to employees, officers or directors of, or consultants, advisors or service providers to, the Corporation or any of its majority- or wholly-owned subsidiaries pursuant to any current equity incentive plans, programs or arrangements of or adopted by the Corporation, including the Corporation’s 2005 Stock Incentive Plan, the Corporation’s 2011 Stock Incentive Plan, the Corporation’s 2016 Stock Incentive Plan and the Corporation’s Amended and Restated Stock Appreciation Rights Plan;

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(4)  An unlimited number of Class A Equivalents issued pursuant to future equity incentive grants, plans, programs or arrangements adopted by the Corporation to the extent that any Class A Equivalents issued pursuant to this clause (4) shall not exceed three percent (3%) of the Corporation’s diluted weighted average number of common shares outstanding (as calculated for the Corporation’s financial reporting purposes) in any fiscal year, with any unused amounts in any fiscal year being carried over to succeeding fiscal years;

(5)   Class A Equivalents issued in connection with bona fide acquisitions of any entities, businesses and/or related assets or other business combinations by the Corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, or settlement of deferred liabilities in connection therewith; or

(6)   Class A Equivalents issued in a transaction with respect to which holders of a majority of the Series 4 Preferred Shares purchased securities pursuant to Section 4.11 of the Securities Purchase Agreement or otherwise.

In the case of the issuance of Additional Class A Shares for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of Additional Class A Shares for consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the Fair Market Value thereof. In the case of the issuance of Convertible Securities, the aggregate maximum number of Class A Shares deliverable upon exercise, conversion or exchange of such Convertible Securities shall be deemed to have been issued at the time such Convertible Securities were issued and for a consideration equal to the consideration (determined in the manner provided in this paragraph) if any, received by the Corporation upon the issuance of such Convertible Securities plus the minimum additional consideration payable pursuant to the terms of such Convertible Securities for the Class A Shares covered thereby, but no further adjustment shall be made for the actual issuance of Class A Shares upon the exercise, conversion or exchange of any such Convertible Securities. In the event of any change in the number of Class A Shares deliverable upon exercise, conversion or exchange of Convertible Securities subject to this SECTION 6(f)(v), including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had the adjustment that was made upon the issuance of such Convertible Securities not exercised, converted or exchanged prior to such change been made upon the basis of such change. Upon the expiration or forfeiture of any Additional Class A Shares consisting of options, warrants or other rights to acquire Class A Shares or Convertible Securities, the termination of any such rights to convert or exchange or the expiration or forfeiture of any options or rights related to such convertible or exchangeable securities, the Conversion Price, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of Class A Shares (and Convertible Securities that remain in effect) actually issued upon the exercise of such options, warrants or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

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(vi)        Minimum Adjustment. Notwithstanding the foregoing, the Conversion Price will not be reduced if the amount of such reduction would be an amount less than $0.01, but any such amount will be carried forward and reduction with respect thereto will be made at the time that such amount, together with any subsequent amounts so carried forward, aggregates to $0.01 or more.

(vii)       When No Adjustment Required. Notwithstanding anything herein to the contrary, no adjustment to the Conversion Price need be made:

(A) for a transaction referred to in SECTION 6(f)(i) or SECTION 6(f)(ii) if the Series 4 Preferred Shares participate, without conversion, in the transaction or event that would otherwise give rise to an adjustment pursuant to such Section at the same time as holders of the Class A Shares participate with respect to such transaction or event and on the same terms as holders of the Class A Shares participate with respect to such transaction or event as if the holders of Series 4 Preferred Shares, at such time, held a number of Class A Shares equal to the Conversion Amount at such time;

(B) for rights to purchase Class A Shares pursuant to any present or future plan by the Corporation for reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in Class A Shares under any plan; or

(C) for any event otherwise requiring an adjustment under this SECTION 6 if such event is not consummated.

(viii)      Rules of Calculation; Treasury Shares. All calculations will be made to the nearest one-hundredth of a cent or to the nearest one-ten thousandth of a share. Except as explicitly provided herein, the number of Class A Shares outstanding will be calculated on the basis of the number of issued and outstanding Class A Shares.

(ix)         Waiver. Notwithstanding the foregoing, the Conversion Price will not be reduced if the Corporation receives, prior to the effective time of the adjustment to the Conversion Price, written notice from the holders representing at least a majority of the then outstanding Series 4 Preferred Shares, voting together as a separate class, that no adjustment is to be made as the result of a particular issuance of Class A Shares or other dividend or other distribution on Class A Shares. This waiver will be limited in scope and will not be valid for any issuance of Class A Shares or other dividend or other distribution on Class A Shares not specifically provided for in such notice.

(x)          Tax Adjustment. Anything in this SECTION 6 notwithstanding, the Corporation shall be entitled to make such downward adjustments in the Conversion Price, in addition to those required by this SECTION 6, as the Board of Directors in its sole discretion shall determine to be advisable in order that any event treated for U.S. federal income tax purposes as a dividend or share split will not be taxable to the holders of Class A Shares.

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(xi)         No Duplication. If any action would require adjustment of the Conversion Price pursuant to more than one of the provisions described in this SECTION 6 in a manner such that such adjustments are duplicative, only one adjustment shall be made.

(xii)        Provisions Governing Adjustment to Conversion Price.  Rights, options or warrants distributed by the Corporation to all or substantially all holders of Class A Shares entitling the holders thereof to subscribe for or purchase shares of the Corporation’s capital (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (“Rights Trigger”): (A) are deemed to be transferred with such Class A Shares; (B) are not exercisable; and (C) are also issued in respect of future issuances of Class A Shares, shall be deemed not to have been distributed for purposes of SECTION 6(f)(i), (ii), (iii), (iv) or (v) (and no adjustment to the Conversion Price under SECTION 6(f)(i), (ii), (iii), (iv) or (v) will be required) until the occurrence of the earliest Rights Trigger, whereupon such rights, options and warrants shall be deemed to have been distributed, and (x) if and to the extent such rights, options and warrants are exercisable for Class A Shares or the equivalents thereof, an appropriate adjustment (if any is required) to the Conversion Price shall be made under SECTION 6(f)(ii) (without giving effect to the sixty (60) day limit on the exercisability of rights, options and warrants ordinarily subject to such SECTION 6(f)(ii)), and/or (y) if and to the extent such rights, options and warrants are exercisable for cash and/or any shares of the Corporation’s capital other than Class A Shares or Class A Share equivalents, shall be subject to the provisions of SECTION 2(a) applicable to Participating Dividends and shall be distributed to the holders of Series 4 Preferred Shares.  If any such right, option or warrant, including any such existing rights, options or warrants distributed prior to the Series 4 Original Issuance Date, are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Ex-Dividend Date with respect to new rights, options or warrants with such rights (and a termination or expiration of the existing rights, options or warrants without exercise by any of the holders thereof).  In addition, in the event of any distribution (or deemed distribution) of rights, options or warrants, or any Rights Trigger or other event (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Price under SECTION 6(f)(i), (ii), (iii), (iv) or (v) was made, (1) in the case of any such rights, options or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Price shall be readjusted at the opening of business of the Corporation immediately following such final redemption or repurchase by multiplying such Conversion Price by a fraction (x) the numerator of which shall be the Current Market Price per Class A Share on such date, less the amount equal to the per share redemption or repurchase price received by a holder or holders of Class A Shares with respect to such rights, options or warrants (assuming such holder had retained such rights, options or warrants), made to all or substantially all holders of Class A Shares as of the date of such redemption or repurchase and (y) the denominator of which shall be the Current Market Price, and (2) in the case of such rights, options or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Price shall be readjusted as if such rights, options and warrants had not been issued. Notwithstanding the foregoing, (A) to the extent any such rights, options or warrants are redeemed by the Corporation prior to a Rights Trigger or are exchanged by the Corporation, in either case for Class A Shares, the Conversion Price shall be appropriately readjusted (if and to the extent previously adjusted pursuant to this SECTION 6(f)(xii)) as if such rights, options or warrants had not been issued, and instead the Conversion Price will be adjusted as if the Corporation had issued the Class A Shares issued upon such redemption or exchange as a dividend or distribution of Class A Shares subject to SECTION 6(f)(i)(A) and (B) to the extent any such rights, options or warrants are redeemed by the Corporation prior to a Rights Trigger or are exchanged by the Corporation, in either case for any shares of the Corporation’s capital (other than Class A Shares) or any other assets of the Corporation, such redemption or exchange shall be deemed to be a distribution and shall be subject to, and paid to the holders of Series 4 Preferred Shares pursuant to, the provisions of SECTION 2(a) applicable to Participating Dividends.

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(xiii)       Notwithstanding anything herein to the contrary, any adjustment of the Conversion Price or entitlement to acquire Class A Shares pursuant to this Designation shall be subject to the rules of the Exchange to the extent required to comply with such rules. If after the Series 4 Original Issuance Date there is a change in the applicable rules of the Exchange on which the Class A Shares are listed at the time such change becomes effective or in the interpretation of such applicable rules that would cause the Class A Shares to be delisted by such Exchange as a result of the terms of this Designation, the rights of the holders of the Series 4 Preferred Shares set forth in this Designation shall thereafter be limited to the extent required by such changed rules in order for the Class A Shares to continue to be listed on such Exchange.

(xiv)      Notwithstanding anything to the contrary in this Designation, if an adjustment to the Conversion Price becomes effective on any Ex-Dividend Date as described herein, and a holder of Series 4 Preferred Shares that have been converted on or after such Ex-Dividend Date and on or prior to the related record date would be treated as the record holder of Class A Shares as of the related Conversion Date based on an adjusted Conversion Price for such Ex-Dividend Date, then, notwithstanding such Conversion Price adjustment provisions, the Conversion Price adjustment relating to such Ex-Dividend Date will not be made for such converted Series 4 Preferred Shares. Instead, the holder of such converted Series 4 Preferred Shares will be treated as if such holder were the record owner of the Class A Shares on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

(g)          Notice of Record Date. In the event of:

(i)          any share split or combination of the outstanding Class A Shares;

(ii)         any declaration or making of a dividend or other distribution to holders of Class A Shares in additional Class A Shares, any other share capital, other securities or other property (including, but not limited to, cash and evidences of indebtedness);

(iii)        any reclassification or change to which SECTION 6(f)(i)(B) applies;

(iv)        the dissolution, liquidation or winding up of the Corporation; or

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(v)         any other event constituting a Disposition Event;

then the Corporation shall file with its corporate records and mail to the holders of the Series 4 Preferred Shares at their last addresses as shown on the records of the Corporation, at least ten (10) days prior to the record date specified in (A) below or ten (10) days prior to the date specified in (B) below, a notice stating:

(A) the record date of such share split, combination, dividend or other distribution, or, if a record is not to be taken, the date as of which the holders of Class A Shares of record to be entitled to such share split, combination, dividend or other distribution are to be determined, or

(B) the date on which such reclassification, change, dissolution, liquidation, winding up or other event constituting a Disposition Event, is estimated to become effective, and the date as of which it is expected that holders of Class A Shares of record will be entitled to exchange their Class A Shares for the share capital, other securities or other property (including, but not limited to, cash and evidences of indebtedness) deliverable upon such reclassification, change, liquidation, dissolution, winding up or other Disposition Event.

Disclosures made by the Corporation in any public filings made under the Exchange Act shall be deemed to satisfy the notice requirements set forth in this SECTION 6(g).

(h)          Certificate of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this SECTION 6, the Corporation shall compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series 4 Preferred Shares a certificate, signed by an officer of the Corporation, setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the reasonable written request of any holder of Series 4 Preferred Shares, furnish to such holder a similar certificate setting forth (i) the calculation of such adjustments and readjustments in reasonable detail, (ii) the Conversion Price then in effect, and (iii) the number of Class A Shares and the amount, if any, of share capital, other securities or other property (including, but not limited to, cash and evidences of indebtedness) which then would be received upon the conversion of Series 4 Preferred Shares.

SECTION 7.        Redemption.

(a)          Redemption at the Option of the Corporation.

(i)          In connection with or following any Specified Event, the Corporation, at its option and (if applicable) subject to consummation of such Specified Event, may redeem (out of funds legally available therefor) for cash all of the Series 4 Preferred Shares then outstanding at a price (the “Redemption Price”) per Series 4 Preferred Share equal to the greater of (i) the Base Liquidation Preference per such Series 4 Preferred Share plus all accrued and unpaid dividends thereon and (ii) an amount equal to the amount the holder of such Series 4 Preferred Shares would have received in respect of such Series 4 Preferred Share had such holder converted such Series 4 Preferred Share into Class A Shares immediately prior to such redemption based on the Current Market Price, in each case on the date of redemption (the “Redemption Date”).

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(ii)         If the Corporation elects to redeem the Series 4 Preferred Shares pursuant to this SECTION 7, on or prior to the fifteenth (15th) Business Day prior to the applicable Redemption Date, the Corporation shall mail a written notice of redemption (the “Redemption Notice”) by first-class mail addressed to the holders of record of the Series 4 Preferred Shares as they appear in the records of the Corporation; provided, however, that accidental failure to give any such notice to one or more of such holders shall not affect the validity of such redemption. The Redemption Notice must state: (A) the expected Redemption Price as of the expected Redemption Date, and specify the individual components thereof (it being understood that the actual Redemption Price will be determined as of the actual Redemption Date); (B) the name of the redemption agent to whom, and the address of the place to where, the Series 4 Preferred Shares are to be surrendered for payment of the Redemption Price; (C) if applicable, that the consummation of the Redemption and the payment of the Redemption Price shall be subject to the consummation of the Specified Event, and (D) the anticipated Redemption Date.

(b)          Mechanics of Redemption.

(i)          On the Redemption Date, the Corporation shall pay the applicable Redemption Price, upon surrender of the certificates representing the Series 4 Preferred Shares to be redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require, and letters of transmittal and instructions therefor on reasonable terms are included in the notice sent by the Corporation); provided that payment of the Redemption Price for certificates (and accompanying documentation, if required) surrendered to the Corporation after 2:00 p.m. (New York City time) on the Redemption Date may, at the Corporation’s option, be made on the Business Day immediately following the Redemption Date.

(ii)         Series 4 Preferred Shares to be redeemed on the Redemption Date will from and after such date, no longer be deemed to be outstanding; and all powers, designations, preferences and other rights of the holder thereof as a holder of Series 4 Preferred Shares (except the right to receive from the Corporation the applicable Redemption Price) shall cease and terminate with respect to such shares; provided, that in the event that a Series 4 Preferred Share is not redeemed due to a default in payment by the Corporation or because the Corporation is otherwise unable to pay the applicable Redemption Price in cash in full, such Series 4 Preferred Share will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights as provided herein.

(iii)        Notwithstanding anything in this SECTION 7 to the contrary, each holder shall retain the right to convert Series 4 Preferred Shares to be redeemed at any time on or prior to the Redemption Date; provided, however, that any Series 4 Preferred Shares for which a holder delivers a conversion notice to the Corporation prior to the Redemption Date shall not be redeemed pursuant to this SECTION 7.

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SECTION 8.        Antitrust and Conversion Into Alternative Preference Shares.

(a)          If (i) the Corporation validly delivers a notice of conversion pursuant to SECTION 6(c) to the Investor or any Permitted Transferee at any time on and after the date hereof and (ii) the Investor or such Permitted Transferee would not be permitted to convert one or more of its Beneficially Owned Series 4 Preferred Shares into Class A Shares because any applicable waiting period has not lapsed, or approval has not been obtained, under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, or other applicable law, the Accretion Rate will decrease to 0% per annum following, and the Base Liquidation Preference per Series 4 Preferred Share will not increase during any period subsequent to, ten (10) Business Days following the date of such validly delivered notice.

(b)          With respect to any holder of Series 4 Preferred Shares other than the Investor or any Permitted Transferee, after receiving a notice of conversion pursuant to SECTION 6(c), any such holder of Series 4 Preferred Shares as to whom the relevant provisions of the following sentence are applicable may, at such holder’s option, convert Series 4 Preferred Shares subject to such conversion at any time on or prior to the close of business on the Business Day immediately preceding the Conversion Date, as the case may be, specified in such notice into Alternative Preference Shares to the extent necessary to address the conditions described in SECTION 8(c).

(c)          (i) If any holder of Series 4 Preferred Shares would not be permitted to convert one or more of its Beneficially Owned Series 4 Preferred Shares into Class A Shares due to the restrictions contained in SECTION 6(b) or (ii) if any holder of Series 4 Preferred Shares other than the Investor or any Permitted Transferee would not be permitted to convert one more of its Beneficially Owned Series 4 Preferred Shares into Class A Shares (the shares described in clause (i) and (ii), the “Special Conversion Shares”) because any applicable waiting period has not lapsed, or approval has not been obtained, under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, or other applicable law, then in each case each Special Conversion Share of such holder shall be converted into a number of Alternative Preference Shares equal to the number of Class A Shares such holder would have received if such holder would have been permitted to convert such Special Conversion Shares into Class A Shares on the Conversion Date.

(d)          As soon as practicable (and in any event within three (3) Business Days) after receipt of notice of either of the events described in SECTION 8(c), which notice shall include the amount of Alternative Preference Shares to which such holder is entitled and the basis for such conversion into Alternative Preference Shares, the Corporation shall (i) issue and deliver to such holder a certificate for the number of Alternative Preference Shares, if any, to which such holder is entitled in exchange for the certificates formerly representing the Series 4 Preferred Shares and (ii) pay to such holder, to the extent of funds legally available therefor, all declared and unpaid Dividends on the Series 4 Preferred Shares that are being converted into Alternative Preference Shares. Such conversion will be deemed to have been made on the Conversion Date, and the person entitled to receive the Alternative Preference Shares issuable upon such conversion shall be treated for all purposes as the record holder of such Alternative Preference Shares on such Conversion Date. In case fewer than all of the Series 4 Preferred Shares represented by any such certificate are to be converted into Alternative Preference Shares, a new certificate shall be issued representing the unconverted shares without cost to the holder thereof, except for any documentary, stamp or similar issue or transfer tax due because any certificates for Alternative Preference Shares or Series 4 Preferred Shares are issued in a name other than the name of the converting holder. The Corporation shall pay any documentary, stamp or similar issue or transfer tax due on the issue of Alternative Preference Shares upon conversion or due upon the issuance of a new certificate for any Series 4 Preferred Shares not converted other than any such tax due because Alternative Preference Shares or a certificate for Series 4 Preferred Shares are issued in a name other than the name of the converting holder.

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SECTION 9.        Additional Definitions. For purposes of this Designation, the following terms shall have the following meanings:

(a)          “Additional Rate” means an annual rate initially equal to 7.0% per annum, increasing by 1.0% on every anniversary of the occurrence of the Specified Event.

(b)          “Affiliate” means, with respect to any person, any other person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified person. Notwithstanding the foregoing, the Corporation, its subsidiaries and its other controlled Affiliates shall not be considered Affiliates of the Investor.

(c)         “Alternative Preference Shares” means the Series 5 Series 4 Preferred Shares so denominated and authorized by the Corporation concurrently with the Series 4 Preferred Shares.

(d)         “Beneficially Own,” “Beneficially Owned” or “Beneficial Ownership” has the meaning set forth in Rule 13d-3 of the rules and regulations promulgated under the Exchange Act, except that for purposes hereof the words “within sixty days” in Rule 13d-3(d)(1)(i) shall not apply, to the effect that a person shall be deemed to be the Beneficial Owner of a security if that person has the right to acquire beneficial ownership of such security at any time. For the avoidance of doubt, for purposes hereof, except where otherwise expressly provided herein, the Investor (or any other person) shall at all times be deemed to have Beneficial Ownership of Class A Shares issuable upon conversion of the Series 4 Preferred Shares directly or indirectly held by them, irrespective of any applicable restrictions on transfer, conversion or voting.

(e)          “Board of Directors” means the board of directors of the Corporation.

(f)         “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law, regulation or executive order to close in New York City, New York.

(g)       “Closing Price” of the Class A Shares on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the Exchange or, if the Class A Shares are not listed or admitted for trading on an Exchange, as reported on the quotation system on which such security is quoted. If the Class A Shares are not listed or admitted for trading on an Exchange and not reported on a quotation system on the relevant date, the “closing price” will be the last quoted bid price for the Class A Shares in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If the Class A Shares are not so quoted, the last reported sale price will be the average of the mid-point of the last bid and ask prices for the Class A Shares on the relevant date from each of at least three (3) nationally recognized investment banking firms selected by the Corporation for this purpose.

A-22

(h)          “Common Shares” means the Class A Shares, the Class B Shares, the Class C Shares and any other common shares in the capital of the Corporation.

(i)          “control,” “controlling,” “controlled by” and “under common control with,” with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of Voting Stock, by contract or otherwise.

(j)         “Convertible Security” means any debt or other evidences of indebtedness, shares of capital or other securities directly or indirectly convertible into or exercisable or exchangeable for Class A Shares.

(k)         “Corporation” means MDC Stagwell Holdings Inc., a Delaware corporation.

(l)        “Current Market Price” of Class A Shares on any day means the average of the Closing Prices per Class A Share for each of the five (5) consecutive Trading Days ending on the earlier of the day in question and the day before the Ex-Dividend Date with respect to the issuance or distribution requiring such computation.

(m)        “Designation” mean this Designation of the Series 4 Preferred Shares.

(n)        “Dividend Payment Date” means (i) each January 1, April 1, July 1 and October 1 of each year, or (ii) with respect to any Series 4 Preferred Share that is to be converted or redeemed, the Conversion Date or the Redemption Date, as applicable; provided that if any such Dividend Payment Date would otherwise occur on a day that is not a Business Day, such Dividend Payment Date shall instead be (and any dividend payable on Series 4 Preferred Shares on such Dividend Date shall instead be payable on) the immediately succeeding Business Day.

(o)         “Dividend Period” means the period which commences on and includes a Dividend Payment Date (other than the initial Dividend Period which shall commence on and include the date on which the Specified Event occurs) pursuant to clauses (i) and (ii) of the definition of “Dividend Payment Date” and ends on and includes the calendar day next preceding the next Dividend Payment Date.

A-23

(p)         “Ex-Dividend Date” means, with respect to any issuance or distribution, the first date on which the Class A Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance or distribution.

(q)         “Exchange” means Nasdaq and, if the Class A Shares are not then listed on Nasdaq, the principal other U.S. national or regional securities exchange or market on which the Class A Shares are then listed.

(r)          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(s)         “Fair Market Value” of the Class A Shares or any other security or property means the fair market value thereof as determined in good faith by the Board of Directors, which determination must be set forth in a written resolution of the Board of Directors, in accordance with the following rules:

(i)          for Class A Shares or other security traded or quoted on an Exchange, the Fair Market Value will be the average of the Closing Prices of such security on such Exchange over a ten (10) consecutive Trading Day period, ending on the Trading Day immediately prior to the date of determination; and

(ii)         for any other property, the Fair Market Value shall be determined by the Board of Directors assuming a willing buyer and a willing seller in an arm’s-length transaction.

(t)          “Fundamental Change” shall be deemed to have occurred at such time as any of the following events shall occur:

(i)          any “person” or “group”, other than the Corporation, its Subsidiaries or any employee benefits plan of the Corporation or its Subsidiaries, files, or is required by applicable law to file, a Schedule 13D or Schedule TO (or any successor schedule, form or report) pursuant to the Exchange Act, disclosing that such person has become the direct or indirect beneficial owner of shares with a majority of the total voting power of the Corporation’s outstanding Voting Stock; unless such beneficial ownership arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act; or

(ii)         the Corporation amalgamates, consolidates with or merges with or into another person (other than a Subsidiary of the Corporation), or sells, conveys, transfers, leases or otherwise disposes of all or substantially all of the consolidated properties and assets of the Corporation and its Subsidiaries (excluding for purposes of the calculation non-controlling interests and third party minority interests) to any person (other than a Subsidiary of the Corporation) or any person (other than a Subsidiary of the Corporation) consolidates with, amalgamates or merges with or into the Corporation, provided that none of the circumstances set forth in this clause (ii) shall be a Fundamental Change if persons that beneficially own the Voting Securities of the Corporation immediately prior to the transaction own, directly or indirectly, shares with a majority of the total voting power of all outstanding Voting Stock of the surviving or transferee person immediately after the transaction in substantially the same proportion as their ownership of the Corporation’s Voting Stock immediately prior to the transaction.

A-24

(u)         “group” has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act.

(v)         “hereof,” “herein” and “hereunder” and words of similar import refer to this Designation as a whole and not merely to any particular clause, provision, section or subsection.

(w)        “Investor” means Broad Street Principal Investments, L.L.C.

(x)         “Junior Securities” means the Common Shares and each other class or series of shares in the capital of the Corporation the terms of which do not expressly provide that they rank senior in preference or priority to or on parity, without preference or priority, with the Series 4 Preferred Shares with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation.

(y)         “Market Disruption Event” means, with respect to the Class A Shares, (i) a failure by the Exchange to open for trading during its regular trading session or (ii) the occurrence or existence for more than one half hour period in the aggregate on any scheduled Trading Day for the Class A Shares of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the Exchange, or otherwise) in the Class A Shares or in any options, contracts or future contracts relating to the Class A Shares, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

(z)         “Nasdaq” means The NASDAQ Global Market.

(aa)       “Original Purchase Price” means $[ ]1 per Series 4 Preferred Share.

(bb)       “Parity Securities” means any shares in the capital of the Corporation the terms of which expressly provide that they will rank on parity, without preference or priority, with the Series 4 Preferred Shares with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation.

(cc)       “Permitted Transferee” means any holder of Series 4 Preferred Shares who received such Series 4 Preferred Shares in a Permitted Transfer (as defined in the Securities Purchase Agreement), provided that such holder agrees, for the benefit of the Corporation, to comply with Section 4.05 of the Securities Purchase Agreement.

(dd)       “person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government, any agency or political subdivisions thereof or other “person” as contemplated by Section 13(d) of the Exchange Act.

1 Note to Draft: To reflect accretion as of the revised Series 4 Original Issue Date set forth below.

A-25

(ee)       “Qualifying Transaction” means a Fundamental Change (i) with regard to which the holder of Series 4 Preferred Shares is entitled to receive, directly or indirectly, in respect of its Series 4 Preferred Shares, in connection with the consummation of such transaction (including pursuant to the conversion of the Series 4 Preferred Shares (without regard to limitations or restrictions on conversion) or the purchase or exchange of such Series 4 Preferred Shares in a tender or exchange offer), consideration consisting solely of cash, equity securities that are immediately tradable on a national securities exchange and that have (or the equity securities of the predecessor of the issuer of such equity securities have) an average trading volume per trading day over the thirty (30) trading days preceding public announcement of such transaction at least equal to that of the Class A Shares over the thirty (30) trading days preceding public announcement of such transaction, or a combination of cash and such equity consideration (collectively, “qualifying consideration”), which qualifying consideration is in an amount per outstanding Series 4 Preferred Share that is at least equal to the Base Liquidation Preference of such Series 4 Preferred Share plus all accrued but unpaid dividends thereon (with the value of any non-cash consideration being the Fair Market Value of such non-cash consideration at the time of signing of the definitive transaction agreement for the applicable transaction) or (ii) that is otherwise consented to by the holders of two-thirds of the outstanding Series 4 Preferred Shares.

(ff)         “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(gg)       “Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated as of February 14, 2017, between the Corporation and the Investor.

(hh)       “Senior Securities” means any shares in the capital of the Corporation the terms of which expressly provide that they will rank senior in preference or priority to the Series 4 Preferred Shares with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation.

(ii)         “Series 4 Original Issuance Date” means [ ]2.

(jj)         “share capital” means any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital, partnership interests (whether general or limited) or equivalent ownership interests in or issued by such person, and with respect to the Corporation includes, without limitation, any and all Common Shares and the Preference Shares.

(kk)       “Specified Event” means the tenth (10th) Business Day after the consummation of a Fundamental Change that does not constitute a Qualifying Transaction.

(ll)         “Subsidiary” means with respect to any person, any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by, or, in the case of a partnership, the sole general partner or the managing partner or the only general partners of which are, such person and one or more Subsidiaries of such person (or a combination thereof). Unless otherwise specified, “Subsidiary” means a Subsidiary of the Corporation.

2 Note to Draft: To be the date upon which the up-c merger occurs.

A-26

(mm)     “Trading Day” means any day on which (i) there is no Market Disruption Event and (ii) the Exchange is open for trading or, if the Class A Shares are not so listed, admitted for trading or quoted, any Business Day. A Trading Day only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant Exchange.

(nn)      “Voting Stock” means the Class A Shares, the Class B Shares, the Class C Shares and securities of any class or kind ordinarily having the power to vote generally for the election of directors of the Board of Directors of the Corporation or its successor.

(oo)       Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Accretion Rate	SECTION 3(b)
Additional Class A Shares	SECTION 6(f)(v)(B)
Additional Dividends	SECTION 2(b)(i)
Aggregate Amount	SECTION 6(f)(iii)
Base Liquidation Preference	SECTION 3(b)
Class A Equivalents	SECTION 6(f)(v)(B)
Class A Shares	SECTION 3(a)
Class A Shares Outstanding	SECTION 6(f)(ii)
Class B Shares	SECTION 3(a)
Class C Shares	SECTION 3(a)
Conversion Amount	SECTION 6(a)
Conversion Date	SECTION 6(a)
Conversion Price	SECTION 6(a)
Disposition Event	SECTION 6(f)(iv)
Dividends	SECTION 2(b)(i)
Expiration Date	SECTION 6(f)(iii)
Expiration Time	SECTION 6(f)(iii)(A)
Liquidation Preference	SECTION 3(a)
Maximum Voting Power	SECTION 6(b)
Participating Dividends	SECTION 2(a)
Purchased Shares	SECTION 6(f)(iii)
qualifying consideration	SECTION 9(ee)
Quarterly Compounding Date	SECTION 3(b)
Redemption Date	SECTION 7(a)(i)
Redemption Notice	SECTION 7(a)(ii)
Redemption Price	SECTION 7(a)(i)
Reference Property	SECTION 6(f)(iv)
Rights Trigger	SECTION 6(f)(xii)
Series 4 Preferred Shares	SECTION 1
Special Conversion Shares	SECTION 8(c)

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SECTION 10.        Miscellaneous. For purposes of this Designation, the following provisions shall apply:

(a)          Withholding Tax. Notwithstanding any other provision of this Designation, the Corporation may deduct or withhold from any payment, distribution, issuance or delivery (whether in cash or in shares) to be made pursuant to this Designation any amounts required or permitted by law to be deducted or withheld from any such payment, distribution, issuance or delivery and shall remit any such amounts to the relevant tax authority as required. If the cash component of any payment, distribution, issuance or delivery to be made pursuant to this Designation is less than the amount that the Corporation is so required or permitted to deduct or withhold, the Corporation shall be permitted to deduct and withhold from any noncash payment, distribution, issuance or delivery to be made pursuant to this Designation any amounts required or permitted by law to be deducted or withheld from any such payment, distribution, issuance or delivery and to dispose of such property in order to remit any amount required to be remitted to any relevant tax authority. Notwithstanding the foregoing, the amount of any payment, distribution, issuance or delivery made to a holder of Series 4 Preferred Shares pursuant to this Designation shall be considered to be the amount of the payment, distribution, issuance or delivery received by such holder plus any amount deducted or withheld pursuant to this SECTION 10. In the absence of any such deduction or withholding by the Corporation, and unless agreed otherwise by the Corporation in writing, holders of Series 4 Preferred Shares shall be responsible for all withholding taxes in respect of any payment, distribution, issuance or delivery made or credited to them pursuant to this Designation and shall indemnify and hold harmless the Corporation on an after-tax basis (for this purpose, having regard only to taxes for which the Corporation is liable) for any such taxes imposed on any payment, distribution, issuance or delivery made or credited to them pursuant to this Designation.

(b)          Wire or Electronic Transfer of Funds. Notwithstanding any other right, privilege, restriction or condition attaching to the Series 4 Preferred Shares, the Corporation may, at its option, make any payment due to registered holders of Series 4 Preferred Shares by way of a wire or electronic transfer of funds to such holders. If a payment is made by way of a wire or electronic transfer of funds, the Corporation shall be responsible for any applicable charges or fees relating to the making of such transfer. As soon as practicable following the determination by the Corporation that a payment is to be made by way of a wire or electronic transfer of funds, the Corporation shall provide a notice to the applicable registered holders of Series 4 Preferred Shares at their respective addresses appearing on the books of the Corporation. Such notice shall request that each applicable registered holder of Series 4 Preferred Shares provide the particulars of an account of such holder with a chartered bank in the United States to which the wire or electronic transfer of funds shall be directed. If the Corporation does not receive account particulars from a registered holder of Series 4 Preferred Shares prior to the date such payment is to be made, the Corporation shall deposit the funds otherwise payable to such holder in a special account or accounts in trust for such holder. The making of a payment by way of a wire or electronic transfer of funds or the deposit by the Corporation of funds otherwise payable to a holder in a special account or accounts in trust for such holder shall be deemed to constitute payment by the Corporation on the date thereof and shall satisfy and discharge all liabilities of the Corporation for such payment to the extent of the amount represented by such transfer or deposit.

(c)          Amendments. The provisions attaching to the Series 4 Preferred Shares may be deleted, varied, modified, amended or amplified by amendment with such approval as may then be required by the General Corporation Law of the State of Delaware.

(d)          U.S. Currency. Unless otherwise stated, all references herein to sums of money are expressed in lawful money of the United States.

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EXHIBIT B

Designation of Series 5 Convertible Preferred Stock

B-1

DESIGNATION
OF
SERIES 5 CONVERTIBLE PREFERRED STOCK
OF
MDC STAGWELL HOLDINGS INC.

SECTION 1.       Designation and Amount. The designation of this series of Preferred Stock is “Series 5 Convertible Preferred Stock” (the “Series 5 Preferred Shares”), no par value, and the number of shares constituting such series is Thirty Million (30,000,000). Subject to the Certificate of Incorporation, such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of the Series 5 Preferred Shares to less than the number of shares then issued and outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

SECTION 2.        Dividends.

(a)          (i)          Each holder of issued and outstanding Series 5 Preferred Shares will be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends for each Series 5 Preferred Share, dividends of the same type as any dividends or other distribution, whether in cash, in kind or in other property, payable or to be made on outstanding Class A Subordinate Voting Shares of the Corporation (the “Class A Shares”), in an amount equal to the amount of such dividends or other distribution as would be made on the number of Class A Shares into which such Series 5 Preferred Shares could be converted on the applicable record date for such dividends or other distribution on the Class A Shares, without giving effect to the limitations set forth in SECTION 6(b) after aggregating all shares held by the same holder (the “Participating Dividends”) and disregarding any rounding for fractional amounts; provided, however, that notwithstanding the above, the holders of Series 5 Preferred Shares shall not be entitled to receive any dividends or distributions for which an adjustment to the Conversion Amount (as defined below) shall be made pursuant to SECTION 6(f)(i)(A) or SECTION 6(f)(ii) (and such dividends or distributions that are not payable to the holders of Series 5 Preferred Shares as a result of this proviso shall not be deemed to be Participating Dividends).

(ii)         Participating Dividends are payable at the same time as and when such dividends or other distributions on the Class A Shares are paid to the holders of Class A Shares and are payable to holders of record of Series 5 Preferred Shares on the record date for the corresponding dividend or distribution on the Class A Shares.

(b)         Holders of the Series 5 Preferred Shares are not entitled to any dividend, whether payable in cash, in kind or other property, in excess of the Participating Dividends as provided in this SECTION 2.

(c)         The Corporation shall pay Participating Dividends (less any tax required to be deducted and withheld by the Corporation), except in case of redemption or conversion in which case payment of Participating Dividends shall be made on surrender of the certificate, if any, representing the Series 5 Preferred Shares to be redeemed or converted, by electronic funds transfer or by sending to each holder of Series 5 Preferred Shares a check for such Participating Dividends payable to the order of such holder or, in the case of joint holders, to the order of all such holders failing written instructions from them to the contrary or in such other manner, not contrary to applicable law, as the Corporation shall reasonably determine. The making of such payment or the posting or delivery of such check on or before the date on which such Dividend is to be paid to a holder shall be deemed to be payment and shall satisfy and discharge all liabilities for the payment of such Dividends to the extent of the sum represented thereby (plus the amount of any tax required to be and in fact deducted and withheld by the Corporation from the related Dividends as aforesaid and remitted to the proper taxing authority) unless such check is not honored when presented for payment. Subject to applicable law, Dividends which are represented by a check which has not been presented to the Corporation’s bankers for payment or that otherwise remain unclaimed for a period of six years from the date on which they were declared to be payable shall be forfeited to the Corporation.

B-2

SECTION 3.        Liquidation Entitlement.

(a)          Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, each Series 5 Preferred Share entitles the holder thereof to receive and to be paid out of the assets of the Corporation available for distribution, before any distribution or payment may be made to a holder of any Class A Shares, any Class B Shares of the Corporation (the “Class B Shares”), any Class C Shares of the Corporation (the “Class C Shares”) or any other shares ranking junior as to capital to the Series 5 Preferred Shares, an amount per Series 5 Preferred Share equal to the amount the holder of the Series 5 Preferred Share would have received if such holder had converted such Series 5 Preferred Share into a Class A Share immediately prior thereto, without giving effect to the limitations set forth in SECTION 6(b) and disregarding any rounding for fractional amounts (the “Liquidation Entitlement”).

(b)          After payment to the holders of the Series 5 Preferred Shares of the full Liquidation Entitlement to which they are entitled, the Series 5 Preferred Shares as such will have no right or claim to any of the assets of the Corporation.

(c)          The value of any property not consisting of cash that is distributed by the Corporation to the holders of the Series 5 Preferred Shares will equal the Fair Market Value thereof on the date of distribution.

SECTION 4.        Voting Rights. The holders of the Series 5 Preferred Shares shall not be entitled as such, except as required by law, to receive notice of or to attend any meeting of the shareholders of the Corporation or to vote at any such meeting but shall be entitled to receive notice of meetings of shareholders of the Corporation called for the purpose of authorizing the dissolution of the Corporation or the sale of its undertaking or a substantial part thereof. The approval of the holders of the Series 5 Preferred Shares with respect to any and all matters referred to in this Designation may be given in writing by all of the holders of the Series 5 Preferred Shares outstanding or by resolution duly passed and carried as may then be required by the General Corporation Law of the State of Delaware at a meeting of the holders of the Series 5 Preferred Shares duly called and held for the purpose of considering the subject matter of such resolution and at which holders of not less than a majority of all Series 5 Preferred Shares then outstanding are present in person or represented by proxy in accordance with the by-laws of the Corporation; provided, however, that if at any such meeting, when originally held, the holders of at least a majority of all Series 5 Preferred Shares then outstanding are not present in person or so represented by proxy within 30 minutes after the time fixed for the meeting, then the meeting shall be adjourned to such date, being not less than fifteen (15) days later. Notice of any such original meeting of the holders of the Series 5 Preferred Shares shall be given not less than twenty-one (21) days prior to the date fixed for such meeting and shall specify in general terms the purpose for which the meeting is called, and notice of any such adjourned meeting shall be given not less than ten (10) days prior to the date fixed for such adjourned meeting, but it shall not be necessary to specify in such notice the purpose for which the adjourned meeting is called. The formalities to be observed with respect to the giving of notice of any such original meeting or adjourned meeting and the conduct of it shall be those from time to time prescribed in the by-laws of the Corporation with respect to meetings of shareholders. On every poll taken at any such original meeting or adjourned meeting, each holder of Series 5 Preferred Shares present in person or represented by proxy shall be entitled to one vote for each of the Series 5 Preferred Shares held by such holder.

B-3

SECTION 5.       Purchase for Cancellation. Subject to such provisions of the General Corporation Law of the State of Delaware as may be applicable, the Corporation may at any time or times purchase (if obtainable) for cancellation all or any part of the Series 5 Preferred Shares outstanding from time to time: (a) through the facilities of any Exchange or market on which the Series 5 Preferred Shares are listed, (b) by invitation for tenders addressed to all the holders of record of the Series 5 Preferred Shares outstanding, or (c) in any other manner, in each case at the lowest price or prices at which, in the opinion of the Board of Directors, such shares are obtainable.

SECTION 6.        Conversion.

Each Series 5 Preferred Share is convertible into Class A Shares as provided in this SECTION 6.

(a)          Conversion at the Option of Holders of Series 5 Preferred Shares. Subject to SECTION 6(b), each holder of Series 5 Preferred Shares is entitled to convert, in whole or in part, at any time and from time to time, at the option and election of such holder, each outstanding Series 5 Preferred Share held by such holder into a number of duly authorized, validly issued, fully paid and nonassessable Class A Shares equal to the number determined by dividing (i) one (1) by (ii) the Conversion Amount in effect at the time of conversion. The “Conversion Amount” initially is one (1), as adjusted from time to time as provided in SECTION 6(f). In order to convert the Series 5 Preferred Shares into Class A Shares, the holder must surrender the certificates representing such Series 5 Preferred Shares, accompanied by transfer instruments satisfactory to the Corporation, free of any adverse interest or liens at the office of the Corporation’s transfer agent for the Series 5 Preferred Shares, together with written notice that such holder elects to convert all or such number of shares represented by such certificates as specified therein. With respect to a conversion pursuant to this SECTION 6(a), the date of receipt of such certificates, together with such notice and such other information or documents as may be required by the Corporation (including any certificates delivered pursuant to SECTION 6(b)), by the transfer agent or the Corporation will be the date of conversion (the “Conversion Date”).

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(b)          Limitations on Conversion. Notwithstanding SECTION 6(a), the Corporation shall not effect any conversion of the Series 5 Preferred Shares or otherwise issue Class A Shares pursuant to SECTION 6(a), and no holder of Series 5 Preferred Shares will be permitted to convert Series 5 Preferred Shares into Class A Shares if, and to the extent that, following such conversion, either (i) such holder’s aggregate voting power on a matter being voted on by holders of Class A Shares would exceed 19.9% of the Maximum Voting Power (as defined below) or (ii) such holder would Beneficially Own more than 19.9% of the then outstanding Common Shares; provided, however, that such conversion restriction shall not apply to any conversion in connection with and subject to completion of (A) a public sale of the Class A Shares to be issued upon such conversion, if following consummation of such public sale such holder will not Beneficially Own in excess of 19.9% of the then outstanding Class A Shares or (B) a bona fide third party tender offer for the Class A Shares issuable thereupon. For purposes of the foregoing sentence, the number of Class A Shares Beneficially Owned by a holder shall include the number of Class A Shares issuable upon conversion of the Series 5 Preferred Shares with respect to which a conversion notice has been given, but shall exclude the number of Class A Shares which would be issuable upon conversion or exercise of the remaining, unconverted portion of the Series 5 Preferred Shares Beneficially Owned by such holder. Upon the written request of the holder, the Corporation shall within two (2) Business Days confirm in writing (which may be by email) to any holder the number of Class A Shares, Class B Shares and Class C Shares then outstanding. In connection with any conversion and as a condition to the Corporation effecting such conversion, upon request of the Corporation, a holder of Series 5 Preferred Shares shall deliver to the Corporation a certificate, signed by a duly authorized officer of such holder, no less than twelve (12) Business Days prior to the applicable conversion, certifying that, after giving effect to such conversion, (i) such holder’s aggregate voting power on a matter being voted on by holders of Class A Shares will not exceed 19.9% of the Maximum Voting Power or (ii) such holder will not Beneficially Own more than 19.9% of the then outstanding Common Shares. For purposes hereof, “Maximum Voting Power” means, at the time of determination of the Maximum Voting Power, the total number of votes which may be cast by all shares of the Corporation’s capital on a matter subject to the vote of the Common Shares and any other securities that constitute Voting Stock voting together as a single class and after giving effect to any limitation on voting power set forth herein and the certificate of designation or other similar document governing other Voting Stock.

(c)          Automatic Conversion.

(i)          If at any time the limitations in SECTION 6(b) would not prevent the conversion of one or more Series 5 Preferred Shares into Class A Shares then, subject to any lapse or expiration of the applicable waiting period, or approval, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or other applicable antitrust law, the maximum number of Series 5 Preferred Shares held by a holder and its Affiliates that can convert into Class A Shares without violating the limitations in SECTION 6(b) will automatically convert into Class A Shares, provided that such automatic conversion shall only occur if the number of Series 5 Preferred Shares that would be converted on the Conversion Date is equal to or greater than the lesser of (x) 1,000 and (y) all shares then held by such holder and its Affiliates; provided, further, that if the number of Series 5 Preferred Shares that may be converted pursuant to this SECTION 6(c)(i) is less than all shares of the Series 5 Preferred Shares Beneficially Owned by a holder and its Affiliates, the Corporation shall select the Series 5 Preferred Shares to be converted by lot or in such other equitable manner as the Corporation may determine.

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(d)          Fractional Shares. No fractional Class A Shares will be issued upon conversion of the Series 5 Preferred Shares. In lieu of fractional shares, the Corporation shall round, to the nearest whole number, the number of Class A Shares to be issued upon conversion of the Series 5 Preferred Shares. If more than one Series 5 Preferred Share is being converted at one time by or for the benefit of the same holder, then the number of full shares issuable upon conversion will be calculated on the basis of the aggregate number of Series 5 Preferred Shares converted by or for the benefit of such holder at such time.

(e)          Mechanics of Conversion.

(i)          Promptly after the Conversion Date (and in any event within three (3) Business Days), the Corporation shall (A) issue and deliver to such holder the number of Class A Shares to which such holder is entitled in exchange for the certificates formerly representing Series 5 Preferred Shares and (B) pay to such holder, to the extent of funds legally available therefor, all declared and unpaid Participating Dividends on the Series 5 Preferred Shares that are being converted into Class A Shares. Such conversion will be deemed to have been made on the Conversion Date, and the person entitled to receive the Class A Shares issuable upon such conversion shall be treated for all purposes as the record holder of such Class A Shares on such Conversion Date. In case fewer than all the shares represented by any such certificate are to be converted, a new certificate shall be issued representing the unconverted shares without cost to the holder thereof, except for any documentary, stamp or similar issue or transfer tax due because any certificates for Class A Shares or Series 5 Preferred Shares are issued in a name other than the name of the converting holder. The Corporation shall pay any documentary, stamp or similar issue or transfer tax due on the issue of Class A Shares upon conversion or due upon the issuance of a new certificate for any Series 5 Preferred Shares not converted other than any such tax due because Class A Shares or a certificate for Series 5 Preferred Shares are issued in a name other than the name of the converting holder.

(ii)         From and after the Conversion Date, the Series 5 Preferred Shares to be converted on such Conversion Date will no longer be deemed to be outstanding, and all rights of the holder thereof as a holder of Series 5 Preferred Shares (except the right to receive from the Corporation the Class A Shares upon conversion, together with the right to receive any declared and unpaid Participating Dividends thereon) shall cease and terminate with respect to such shares; provided, that in the event that a Series 5 Preferred Share is not converted, such Series 5 Preferred Share will remain outstanding and will be entitled to all of the rights as provided herein.

(iii)        If the conversion is in connection with any sale, transfer or other disposition of the Class A Shares issuable upon conversion of the Series 5 Preferred Shares, the conversion may, at the option of any holder tendering any Series 5 Preferred Share for conversion, be conditioned upon the closing of the sale, transfer or the disposition of Class A Shares issuable upon conversion of Series 5 Preferred Shares with the underwriter, transferee or other acquirer in such sale, transfer or disposition, in which event such conversion of such Series 5 Preferred Shares shall not be deemed to have occurred until immediately prior to the closing of such sale, transfer or other disposition.

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(iv)        All Class A Shares issued upon conversion of the Series 5 Preferred Shares will, upon issuance by the Corporation, be duly and validly issued, fully paid and nonassessable.

(f)          Adjustments to Conversion Amount.

(i)          Adjustment for Change In Share Capital.

(A)   If the Corporation shall, at any time and from time to time while any Series 5 Preferred Shares are outstanding, issue a dividend or make a distribution on its Class A Shares payable in its Class A Shares to all or substantially all holders of its Class A Shares, then the Conversion Amount at the opening of business on the Ex-Dividend Date for such dividend or distribution will be adjusted by multiplying such Conversion Amount by a fraction:

(1)    the numerator of which shall be the number of Class A Shares outstanding at the close of business on the Business Day immediately preceding such Ex-Dividend Date; and

(2)    the denominator of which shall be the sum of the number of Class A Shares outstanding at the close of business on the Business Day immediately preceding the Ex-Dividend Date for such dividend or distribution, plus the total number of Class A Shares constituting such dividend or other distribution.

If any dividend or distribution of the type described in this SECTION 6(f)(i)(A) is declared but not so paid or made, the Conversion Amount shall again be adjusted to the Conversion Amount which would then be in effect if such dividend or distribution had not been declared. Except as set forth in the preceding sentence, in no event shall the Conversion Amount be increased pursuant to this SECTION 6(f)(i)(A).

(B) If the Corporation shall, at any time or from time to time while any of the Series 5 Preferred Shares are outstanding, subdivide or reclassify its outstanding Class A Shares into a greater number of Class A Shares, then the Conversion Amount in effect at the opening of business on the day upon which such subdivision becomes effective shall be proportionately decreased, and conversely, if the Corporation shall, at any time or from time to time while any of the Series 5 Preferred Shares are outstanding, combine or reclassify its outstanding Class A Shares into a smaller number of Class A Shares, then the Conversion Amount in effect at the opening of business on the day upon which such combination or reclassification becomes effective shall be proportionately increased. In each such case, the Conversion Amount shall be adjusted by multiplying such Conversion Amount by a fraction, the numerator of which shall be the number of Class A Shares outstanding immediately prior to such subdivision or combination and the denominator of which shall be the number of Class A Shares outstanding immediately after giving effect to such subdivision, combination or reclassification. Such increase or reduction, as the case may be, shall become effective immediately after the opening of business on the day upon which such subdivision, combination or reclassification becomes effective.

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(ii)         Adjustment for Rights Issue. If the Corporation shall, at any time or from time to time, while any Series 5 Preferred Shares are outstanding, distribute rights, options or warrants to all or substantially all holders of its Class A Shares entitling them, for a period expiring within sixty (60) days after the record date for such distribution, to purchase Class A Shares, or securities convertible into, or exchangeable or exercisable for, Class A Shares, in either case, at less than the average of the Closing Prices for the five (5) consecutive Trading Days immediately preceding the first public announcement of the distribution, then the Conversion Amount shall be adjusted so that the same shall equal the rate determined by multiplying the Conversion Amount in effect at the opening of business on the Ex-Dividend Date for such distribution by a fraction:

(A)   the numerator of which shall be the sum of (1) the number of Class A Shares Outstanding on the close of business on the Business Day immediately preceding the Ex-Dividend Date for such distribution, plus (2) the number of Class A Shares that the aggregate offering price of the total number of Class A Shares issuable pursuant to such rights, options or warrants would purchase at the Current Market Price of the Class A Shares on the declaration date for such distribution (determined by multiplying such total number of Class A Shares so offered by the exercise price of such rights, options or warrants and dividing the product so obtained by such Current Market Price); and

(B)   the denominator of which shall be the number of Class A Shares Outstanding at the close of business on the Business Day immediately preceding the Ex-Dividend Date for such distribution, plus the total number of additional Class A Shares issuable pursuant to such rights, options or warrants.

The term “Class A Shares Outstanding” shall mean, without duplication, and include the following, and the following shall be included whether vested or unvested, whether contingent or non-contingent and whether exercisable or not yet exercisable, and without regard to any other limitations or restrictions on conversion or exercise:

(1)         the number of Class A Shares, Class B Shares and Class C Shares then outstanding;

(2)         all Class A Shares issuable upon conversion of outstanding Series 5 Preferred Shares; and

(3)         all Class A Shares issuable upon exercise of outstanding options and any other Convertible Security.

Such adjustment shall become effective immediately after the opening of business on the Ex-Dividend Date for such distribution.

To the extent that Class A Shares are not delivered pursuant to such rights, options or warrants or upon the expiration or termination of such rights, options or warrants, the Conversion Amount shall be readjusted to the Conversion Amount that would then be in effect had the adjustments made upon the issuance of such rights, options or warrants been made on the basis of the delivery of only the number of Class A Shares actually delivered. In the event that such rights, options or warrants are not so distributed, the Conversion Amount shall again be adjusted to be the Conversion Amount which would then be in effect if the Ex-Dividend Date for such distribution had not occurred. In determining whether any rights, options or warrants entitle the holders to purchase Class A Shares at less than the average of the Closing Prices for the five (5) consecutive Trading Days immediately preceding the first public announcement of the relevant distribution, and in determining the aggregate offering price of such Class A Shares, there shall be taken into account any consideration received for such rights, options or warrants and the value of such consideration if other than cash, to be determined in good faith by the Board of Directors. Except as set forth in this paragraph, in no event shall the Conversion Amount be increased pursuant to this SECTION 6(f)(ii).

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(iii)        Adjustment for Certain Tender Offers or Exchange Offers. In case the Corporation or any of its Subsidiaries shall, at any time or from time to time, while any Series 5 Preferred Shares are outstanding, distribute cash or other consideration in respect of a tender offer or an exchange offer (that is treated as a “tender offer” under U.S. federal securities laws) made by the Corporation or any Subsidiary for all or any portion of the Class A Shares, where the sum of the aggregate amount of such cash distributed and the aggregate Fair Market Value, as of the Expiration Date (as defined below), of such other consideration distributed (such sum, the “Aggregate Amount”) expressed as an amount per Class A Share validly tendered or exchanged, and not withdrawn, pursuant to such tender offer or exchange offer as of the Expiration Time (as defined below) (such tendered or exchanged Class A Shares, the “Purchased Shares”) exceeds the Closing Price per share of the Class A Shares on the Trading Day immediately following the last date (such last date, the “Expiration Date”) on which tenders or exchanges could have been made pursuant to such tender offer or exchange offer (as the same may be amended through the Expiration Date), then, and in each case, immediately after the close of business on such date, the Conversion Amount shall be decreased so that the same shall equal the rate determined by multiplying the Conversion Amount in effect immediately prior to the close of business on the Trading Day immediately following the Expiration Date by a fraction:

(A)  the numerator of which shall be equal to the product of (1) the number of Class A Shares outstanding as of the last time (the “Expiration Time”) at which tenders or exchanges could have been made pursuant to such tender offer or exchange offer (including all Purchased Shares) and (2) the Closing Price per share of the Class A Shares on the Trading Day immediately following the Expiration Date; and

(B)  the denominator of which is equal to the sum of (x) the Aggregate Amount and (y) the product of (I) an amount equal to (1) the number of Class A Shares outstanding as of the Expiration Time, less (2) the Purchased Shares and (II) the Closing Price per share of the Class A Shares on the Trading Day immediately following the Expiration Date.

An adjustment, if any, to the Conversion Amount pursuant to this SECTION 6(f)(iii) shall become effective immediately prior to the opening of business on the second Trading Day immediately following the Expiration Date. In the event that the Corporation or a Subsidiary is obligated to purchase Class A Shares pursuant to any such tender offer or exchange offer, but the Corporation or such Subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Amount shall again be adjusted to be the Conversion Amount which would then be in effect if such tender offer or exchange offer had not been made. Except as set forth in the preceding sentence, if the application of this SECTION 6(f)(iii) to any tender offer or exchange offer would result in an increase in the Conversion Amount, no adjustment shall be made for such tender offer or exchange offer under this SECTION 6(f)(iii).

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(iv)        Disposition Events.

(A)        If any of the following events (any such event, a “Disposition Event”) occurs:

(1)         any reclassification or exchange of the Class A Shares (other than as a result of a subdivision or combination);

(2)         any merger, amalgamation, consolidation or other combination to which the Corporation is a constituent party; or

(3)         any sale, conveyance, lease, or other disposal of all or substantially all the properties and assets of the Corporation to any other person;

in each case, as a result of which all of the holders of Class A Shares shall be entitled to receive cash, securities or other property for their Class A Shares, the Series 5 Preferred Shares converted following the effective date of any Disposition Event shall be converted, in lieu of the Class A Shares otherwise deliverable, into the same amount and type (in the same proportion) of cash, securities or other property received by holders of Class A Shares in the relevant event (collectively, “Reference Property”) received upon the occurrence of such Disposition Event by a holder of Class A Shares holding, immediately prior to the transaction, the number of Class A Shares into which such Series 5 Preferred Shares would have been converted pursuant to SECTION 6(a) without giving effect to any limitations on conversion set forth in SECTION 6(b) immediately prior to such Disposition Event; provided that if the Disposition Event provides the holders of Class A Shares with the right to receive more than a single type of consideration determined based in part upon any form of stockholder election, the Reference Property shall be comprised of the weighted average of the types and amounts of consideration received by the holders of the Class A Shares.

(B)    The above provisions of this SECTION 6(f)(iv) shall similarly apply to successive Disposition Events. If this SECTION 6(f)(iv) applies to any event or occurrence, neither SECTION 6(f)(i) nor SECTION 6(f)(iii) shall apply; provided, however, that this SECTION 6(f)(iv) shall not apply to any share split or combination to which SECTION 6(f)(i) is applicable or to a liquidation, dissolution or winding up to which SECTION 3 applies. To the extent that equity securities of a company are received by the holders of Class A Shares in connection with a Disposition Event, the portion of the Series 5 Preferred Shares which will be convertible into such equity securities will continue to be subject to the anti-dilution adjustments set forth in this SECTION 6(f).

(v)         Minimum Adjustment. Notwithstanding the foregoing, the Conversion Amount will not be reduced if the amount of such reduction would be an amount less than one percent (1%) of such Conversion Amount, but any such amount will be carried forward and reduction with respect thereto will be made at the time that such amount, together with any subsequent amounts so carried forward, aggregates to one percent (1%) or more.

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(vi)        When No Adjustment Required. Notwithstanding anything herein to the contrary, no adjustment to the Conversion Amount need be made:

(A) for a transaction referred to in SECTION 6(f)(i) or SECTION 6(f)(ii) if the Series 5 Preferred Shares participate, without conversion, in the transaction or event that would otherwise give rise to an adjustment pursuant to such Section at the same time as holders of the Class A Shares participate with respect to such transaction or event and on the same terms as holders of the Class A Shares participate with respect to such transaction or event as if the holders of Series 5 Preferred Shares, at such time, held a number of Class A Shares equal to the number of Class A Shares into which the Series 5 Preferred Shares were convertible at such time;

(B) for rights to purchase Class A Shares pursuant to any present or future plan by the Corporation for reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in Class A Shares under any plan; or

(C) for any event otherwise requiring an adjustment under this SECTION 6 if such event is not consummated.

(vii)       Rules of Calculation; Treasury Shares. All calculations will be made to the nearest one-hundredth of a cent or to the nearest one-ten thousandth of a share. Except as explicitly provided herein, the number of Class A Shares outstanding will be calculated on the basis of the number of issued and outstanding Class A Shares.

(viii)      Waiver. Notwithstanding the foregoing, the Conversion Amount will not be reduced if the Corporation receives, prior to the effective time of the adjustment to the Conversion Amount, written notice from the holders representing at least a majority of the then outstanding Series 5 Preferred Shares, voting together as a separate class, that no adjustment is to be made as the result of a particular issuance of Class A Shares or other dividend or other distribution on Class A Shares. This waiver will be limited in scope and will not be valid for any issuance of Class A Shares or other dividend or other distribution on Class A Shares not specifically provided for in such notice.

(ix)         Tax Adjustment. Anything in this SECTION 6 notwithstanding, the Corporation shall be entitled to make such downward adjustments in the Conversion Amount, in addition to those required by this SECTION 6, as the Board of Directors in its sole discretion shall determine to be advisable in order that any event treated for U.S. federal income tax purposes as a dividend or share split will not be taxable to the holders of Class A Shares.

(x)          No Duplication. If any action would require adjustment of the Conversion Amount pursuant to more than one of the provisions described in this SECTION 6 in a manner such that such adjustments are duplicative, only one adjustment shall be made.

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(xi)         Provisions Governing Adjustment to Conversion Amount.  Rights, options or warrants distributed by the Corporation to all or substantially all holders of Class A Shares entitling the holders thereof to subscribe for or purchase shares of the Corporation’s capital (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (“Rights Trigger”): (A) are deemed to be transferred with such Class A Shares; (B) are not exercisable; and (C) are also issued in respect of future issuances of Class A Shares, shall be deemed not to have been distributed for purposes of SECTION 6(f)(i), (ii), (iii) or (iv) (and no adjustment to the Conversion Amount under SECTION 6(f)(i), (ii), (iii) or (iv) will be required) until the occurrence of the earliest Rights Trigger, whereupon such rights, options and warrants shall be deemed to have been distributed, and (x) if and to the extent such rights, options and warrants are exercisable for Class A Shares or the equivalents thereof, an appropriate adjustment (if any is required) to the Conversion Amount shall be made under SECTION 6(f)(ii) (without giving effect to the sixty (60) day limit on the exercisability of rights, options and warrants ordinarily subject to such SECTION 6(f)(ii)), and/or (y) if and to the extent such rights, options and warrants are exercisable for cash and/or any shares of the Corporation’s capital other than Class A Shares or Class A Share equivalents, shall be subject to the provisions of SECTION 2(a) applicable to Participating Dividends and shall be distributed to the holders of Series 5 Preferred Shares.  If any such right, option or warrant, including any such existing rights, options or warrants distributed prior to the Series 5 Original Issuance Date, are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Ex-Dividend Date with respect to new rights, options or warrants with such rights (and a termination or expiration of the existing rights, options or warrants without exercise by any of the holders thereof).  In addition, in the event of any distribution (or deemed distribution) of rights, options or warrants, or any Rights Trigger or other event (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Amount under SECTION 6(f)(i), (ii), (iii) or (iv) was made, (1) in the case of any such rights, options or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Amount shall be readjusted at the opening of business of the Corporation immediately following such final redemption or repurchase by multiplying such Conversion Amount by a fraction (x) the numerator of which shall be the Current Market Price per Class A Share on such date, less the amount equal to the per share redemption or repurchase price received by a holder or holders of Class A Shares with respect to such rights, options or warrants (assuming such holder had retained such rights, options or warrants), made to all or substantially all holders of Class A Shares as of the date of such redemption or repurchase and (y) the denominator of which shall be the Current Market Price, and (2) in the case of such rights, options or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Amount shall be readjusted as if such rights, options and warrants had not been issued. Notwithstanding the foregoing, (A) to the extent any such rights, options or warrants are redeemed by the Corporation prior to a Rights Trigger or are exchanged by the Corporation, in either case for Class A Shares, the Conversion Amount shall be appropriately readjusted (if and to the extent previously adjusted pursuant to this SECTION 6(f)(xi)) as if such rights, options or warrants had not been issued, and instead the Conversion Amount will be adjusted as if the Corporation had issued the Class A Shares issued upon such redemption or exchange as a dividend or distribution of Class A Shares subject to SECTION 6(f)(i)(A) and (B) to the extent any such rights, options or warrants are redeemed by the Corporation prior to a Rights Trigger or are exchanged by the Corporation, in either case for any shares of the Corporation’s capital (other than Class A Shares) or any other assets of the Corporation, such redemption or exchange shall be deemed to be a distribution and shall be subject to, and paid to the holders of Series 5 Preferred Shares pursuant to, the provisions of SECTION 2(a) applicable to Participating Dividends.

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(xii)        Notwithstanding anything herein to the contrary, any adjustment of the Conversion Amount or entitlement to acquire Class A Shares pursuant to this Designation shall be subject to the rules of the Exchange to the extent required to comply with such rules. If after the date of effectiveness of this Designation there is a change in the applicable rules of the Exchange on which the Class A Shares are listed at the time such change becomes effective or in the interpretation of such applicable rules that would cause the Class A Shares to be delisted by such Exchange as a result of the terms of this Designation, the rights of the holders of the Series 5 Preferred Shares set forth in this Designation shall thereafter be limited to the extent required by such changed rules in order for the Class A Shares to continue to be listed on such Exchange.

(xiii)       Notwithstanding anything to the contrary in this Designation, if an adjustment to the Conversion Amount becomes effective on any Ex-Dividend Date as described herein, and a holder of Series 5 Preferred Shares that have been converted on or after such Ex-Dividend Date and on or prior to the related record date would be treated as the record holder of Class A Shares as of the related Conversion Date based on an adjusted Conversion Amount for such Ex-Dividend Date, then, notwithstanding such Conversion Amount adjustment provisions, the Conversion Amount adjustment relating to such Ex-Dividend Date will not be made for such converted Series 5 Preferred Shares. Instead, the holder of such converted Series 5 Preferred Shares will be treated as if such holder were the record owner of the Class A Shares on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

(g)         Notice of Record Date. In the event of:

(i)          any share split or combination of the outstanding Class A Shares;

(ii)         any declaration or making of a dividend or other distribution to holders of Class A Shares in additional Class A Shares, any other share capital, other securities or other property (including, but not limited to, cash and evidences of indebtedness);

(iii)        any reclassification or change to which SECTION 6(f)(i)(B) applies;

(iv)        the dissolution, liquidation or winding up of the Corporation; or

(v)         any other event constituting a Disposition Event;

then the Corporation shall file with its corporate records and mail to the holders of the Series 5 Preferred Shares at their last addresses as shown on the records of the Corporation, at least ten (10) days prior to the record date specified in (A) below or ten (10) days prior to the date specified in (B) below, a notice stating:

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(A) the record date of such share split, combination, dividend or other distribution, or, if a record is not to be taken, the date as of which the holders of Class A Shares of record to be entitled to such share split, combination, dividend or other distribution are to be determined, or

(B) the date on which such reclassification, change, dissolution, liquidation, winding up or other event constituting a Disposition Event, is estimated to become effective, and the date as of which it is expected that holders of Class A Shares of record will be entitled to exchange their Class A Shares for the share capital, other securities or other property (including, but not limited to, cash and evidences of indebtedness) deliverable upon such reclassification, change, liquidation, dissolution, winding up or other Disposition Event.

Disclosures made by the Corporation in any public filings made under the Exchange Act shall be deemed to satisfy the notice requirements set forth in this SECTION 6(g).

(h)         Certificate of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Amount pursuant to this SECTION 6, the Corporation shall compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series 5 Preferred Shares a certificate, signed by an officer of the Corporation, setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the reasonable written request of any holder of Series 5 Preferred Shares, furnish to such holder a similar certificate setting forth (i) the calculation of such adjustments and readjustments in reasonable detail, (ii) the Conversion Amount then in effect, and (iii) the number of Class A Shares and the amount, if any, of share capital, other securities or other property (including, but not limited to, cash and evidences of indebtedness) which then would be received upon the conversion of Series 5 Preferred Shares.

SECTION 7.        Additional Definitions. For purposes of this Designation, the following terms shall have the following meanings:

(a)         “Affiliate” means, with respect to any person, any other person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified person. Notwithstanding the foregoing, the Corporation, its subsidiaries and its other controlled Affiliates shall not be considered Affiliates of the Investor.

(b)         “Beneficially Own,” “Beneficially Owned” or “Beneficial Ownership” has the meaning set forth in Rule 13d-3 of the rules and regulations promulgated under the Exchange Act, except that for purposes hereof the words “within sixty days” in Rule 13d-3(d)(1)(i) shall not apply, to the effect that a person shall be deemed to be the Beneficial Owner of a security if that person has the right to acquire beneficial ownership of such security at any time. For the avoidance of doubt, for purposes hereof, except where otherwise expressly provided herein, the Investor (or any other person) shall at all times be deemed to have Beneficial Ownership of Class A Shares issuable upon conversion of the Series 5 Preferred Shares directly or indirectly held by them, irrespective of any applicable restrictions on transfer, conversion or voting.

(c)         “Board of Directors” means the board of directors of the Corporation.

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(d)         “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law, regulation or executive order to close in New York City, New York.

(e)         “Closing Price” of the Class A Shares on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the Exchange or, if the Class A Shares are not listed or admitted for trading on an Exchange, as reported on the quotation system on which such security is quoted. If the Class A Shares are not listed or admitted for trading on an Exchange and not reported on a quotation system on the relevant date, the “closing price” will be the last quoted bid price for the Class A Shares in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If the Class A Shares are not so quoted, the last reported sale price will be the average of the mid-point of the last bid and ask prices for the Class A Shares on the relevant date from each of at least three nationally recognized investment banking firms selected by the Corporation for this purpose.

(f)          “Common Shares” means the Class A Shares, the Class B Shares, the Class C Shares and any other common shares in the capital of the Corporation.

(g)         “control,” “controlling,” “controlled by” and “under common control with,” with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of Voting Stock, by contract or otherwise.

(h)         “Convertible Security” means any debt or other evidences of indebtedness, shares of capital or other securities directly or indirectly convertible into or exercisable or exchangeable for Class A Shares.

(i)          “Corporation” means MDC Stagwell Holdings Inc., a Delaware corporation.

(j)           “Current Market Price” of Class A Shares on any day means the average of the Closing Prices per Class A Share for each of the five (5) consecutive Trading Days ending on the earlier of the day in question and the day before the Ex-Dividend Date with respect to the issuance or distribution requiring such computation.

(k)         “Designation” mean this Designation of the Series 5 Preferred Stock.

(l)          “Ex-Dividend Date” means, with respect to any issuance or distribution, the first date on which the Class A Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance or distribution.

(m)         “Exchange” means Nasdaq and, if the Class A Shares are not then listed on Nasdaq, the principal other U.S. national or regional securities exchange or market on which the Class A Shares are then listed.

B-15

(n)         “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(o)         “Fair Market Value” of the Class A Shares or any other security or property means the fair market value thereof as determined in good faith by the Board of Directors, which determination must be set forth in a written resolution of the Board of Directors, in accordance with the following rules:

(i)          for Class A Shares or other security traded or quoted on an Exchange, the Fair Market Value will be the average of the Closing Prices of such security on such Exchange over a ten (10) consecutive Trading Day period, ending on the Trading Day immediately prior to the date of determination; and

(ii)         for any other property, the Fair Market Value shall be determined by the Board of Directors assuming a willing buyer and a willing seller in an arm’s-length transaction.

(p)         “group” has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act.

(q)         “hereof,” “herein” and “hereunder” and words of similar import refer to this Designation as a whole and not merely to any particular clause, provision, section or subsection.

(r)          “Investor” shall mean Broad Street Principal Investments, L.L.C.

(s)         “Market Disruption Event” means, with respect to the Class A Shares, (i) a failure by the Exchange to open for trading during its regular trading session or (ii) the occurrence or existence for more than one half hour period in the aggregate on any scheduled Trading Day for the Class A Shares of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the Exchange, or otherwise) in the Class A Shares or in any options, contracts or future contracts relating to the Class A Shares, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

(t)          “Nasdaq” means The NASDAQ Global Market.

(u)         “person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government, any agency or political subdivisions thereof or other “person” as contemplated by Section 13(d) of the Exchange Act.

(v)         “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(w)        “Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated as of February 14, 2017, between the Corporation and the Investor.

B-16

(x)          “Series 5 Original Issuance Date” means, with respect to any Series 5 Preferred Share, the original issue date of such Series 5 Preferred Share.

(y)         “share capital” means any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital, partnership interests (whether general or limited) or equivalent ownership interests in or issued by such person, and with respect to the Corporation includes, without limitation, any and all Common Shares and the Series 5 Preferred Shares.

(z)         “Subsidiary” means with respect to any person, any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by, or, in the case of a partnership, the sole general partner or the managing partner or the only general partners of which are, such person and one or more Subsidiaries of such person (or a combination thereof). Unless otherwise specified, “Subsidiary” means a Subsidiary of the Corporation.

(aa)       “Trading Day” means any day on which (i) there is no Market Disruption Event and (ii) the Exchange is open for trading or, if the Class A Shares are not so listed, admitted for trading or quoted, any Business Day. A Trading Day only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant Exchange.

(bb)       “Voting Stock” shall mean the Class A Shares, the Class B Shares and the Class C Shares and securities of any class or kind ordinarily having the power to vote generally for the election of directors of the Board of Directors of the Corporation or its successor.

(cc)       Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Aggregate Amount	SECTION 6(f)(iii)
Class A Shares	SECTION 3(a)
Class A Shares Outstanding	SECTION 6(f)
Class B Shares	SECTION 3(a)
Class C Shares	SECTION 3(a)
Conversion Amount	SECTION 6(a)
Conversion Date	SECTION 6(a)
Disposition Event	SECTION 6(f)(iv)
Expiration Date	SECTION 6(f)(iii)
Expiration Time	SECTION 6(f)(iii)(A)
Liquidation Entitlement	SECTION 3(a)
Maximum Voting Power	SECTION 6(b)
Participating Dividends	SECTION 2(a)
Purchased Shares	SECTION 6(f)(iii)
Reference Property	SECTION 6(f)(iv)
Rights Trigger	SECTION 6(f)(xi)
Series 5 Preferred Shares	SECTION 1

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SECTION 8.        Miscellaneous. For purposes of this Designation, the following provisions shall apply:

(a)         Withholding Tax. Notwithstanding any other provision of this Designation, the Corporation may deduct or withhold from any payment, distribution, issuance or delivery (whether in cash or in shares) to be made pursuant to this Designation any amounts required or permitted by law to be deducted or withheld from any such payment, distribution, issuance or delivery and shall remit any such amounts to the relevant tax authority as required. If the cash component of any payment, distribution, issuance or delivery to be made pursuant to this Designation is less than the amount that the Corporation is so required or permitted to deduct or withhold, the Corporation shall be permitted to deduct and withhold from any noncash payment, distribution, issuance or delivery to be made pursuant to this Designation any amounts required or permitted by law to be deducted or withheld from any such payment, distribution, issuance or delivery and to dispose of such property in order to remit any amount required to be remitted to any relevant tax authority. Notwithstanding the foregoing, the amount of any payment, distribution, issuance or delivery made to a holder of Series 5 Preferred Shares pursuant to this Designation shall be considered to be the amount of the payment, distribution, issuance or delivery received by such holder plus any amount deducted or withheld pursuant to this SECTION 8. In the absence of any such deduction or withholding by the Corporation, and unless agreed otherwise by the Corporation in writing, holders of Series 5 Preferred Shares shall be responsible for all withholding taxes in respect of any payment, distribution, issuance or delivery made or credited to them pursuant to this Designation and shall indemnify and hold harmless the Corporation on an after-tax basis (for this purpose, having regard only to taxes for which the Corporation is liable for any such taxes imposed on any payment, distribution, issuance or delivery made or credited to them pursuant to this Designation.

(b)         Wire or Electronic Transfer of Funds. Notwithstanding any other right, privilege, restriction or condition attaching to the Series 5 Preferred Shares, the Corporation may, at its option, make any payment due to registered holders of Series 5 Preferred Shares by way of a wire or electronic transfer of funds to such holders. If a payment is made by way of a wire or electronic transfer of funds, the Corporation shall be responsible for any applicable charges or fees relating to the making of such transfer. As soon as practicable following the determination by the Corporation that a payment is to be made by way of a wire or electronic transfer of funds, the Corporation shall provide a notice to the applicable registered holders of Series 5 Preferred Shares at their respective addresses appearing on the books of the Corporation. Such notice shall request that each applicable registered holder of Series 5 Preferred Shares provide the particulars of an account of such holder with a chartered bank in the United States to which the wire or electronic transfer of funds shall be directed. If the Corporation does not receive account particulars from a registered holder of Series 5 Preferred Shares prior to the date such payment is to be made, the Corporation shall deposit the funds otherwise payable to such holder in a special account or accounts in trust for such holder. The making of a payment by way of a wire or electronic transfer of funds or the deposit by the Corporation of funds otherwise payable to a holder in a special account or accounts in trust for such holder shall be deemed to constitute payment by the Corporation on the date thereof and shall satisfy and discharge all liabilities of the Corporation for such payment to the extent of the amount represented by such transfer or deposit.

(c)         Amendments. The provisions attaching to the Series 5 Preferred Shares may be deleted, varied, modified, amended or amplified by amendment with such approval as may then be required by the General Corporation Law of the State of Delaware.

(d)         U.S. Currency. Unless otherwise stated, all references herein to sums of money are expressed in lawful money of the United States.

B-18

EXHIBIT C

Designation of Series 6 Convertible Preferred Stock

DESIGNATION
OF
SERIES 6 CONVERTIBLE PREFERRED STOCK
OF
MDC STAGWELL HOLDINGS INC.

SECTION 1.        Designation and Amount. The designation of this series of Preferred Stock is “Series 6 Convertible Preferred Stock” (the “Series 6 Preferred Shares”), no par value, and the number of shares constituting such series is Fifty Thousand (50,000). Subject to the Certificate of Incorporation, such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series 6 Preferred Shares to less than the number of shares then issued and outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

SECTION 2.        Dividends.

(a)          Participating Dividends.

(i)          Each holder of issued and outstanding Series 6 Preferred Shares will be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends for each Series 6 Preferred Share, dividends of the same type as any dividends or other distribution, whether in cash, in kind or in other property, payable or to be made on outstanding Class A Subordinate Voting Shares of the Corporation (the “Class A Shares”), in an amount equal to the amount of such dividends or other distribution as would be made on the number of Class A Shares into which such Series 6 Preferred Shares could be converted on the applicable record date for such dividends or other distribution on the Class A Shares, without giving effect to the limitations set forth in SECTION 6(b) after aggregating all shares held by the same holder (the “Participating Dividends”) and disregarding any rounding for fractional amounts; provided, however, that notwithstanding the above, the holders of Series 6 Preferred Shares shall not be entitled to receive any dividends or distributions for which an adjustment to the Conversion Price (as defined below) shall be made pursuant to SECTION 6(f)(i)(A) or SECTION 6(f)(ii) (and such dividends or distributions that are not payable to the holders of Series 6 Preferred Shares as a result of this proviso shall not be deemed to be Participating Dividends).

(ii)         Participating Dividends are payable at the same time as and when such dividends or other distributions on the Class A Shares are paid to the holders of Class A Shares and are payable to holders of record of Series 6 Preferred Shares on the record date for the corresponding dividend or distribution on the Class A Shares.

(b)          Additional Dividends.

(i)          Following the occurrence of a Specified Event, each holder of issued and outstanding Series 6 Preferred Shares will be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends for each Series 6 Preferred Share, with respect to each Dividend Period, dividends at a rate per annum equal to the Additional Rate multiplied by the Base Liquidation Preference per Series 6 Preferred Share (the “Additional Dividends” and, together with Participating Dividends, the “Dividends”). Any Additional Dividends payable pursuant to this SECTION 2(b) shall be in addition to any Participating Dividends, as applicable, payable pursuant to SECTION 2(a) hereof.

(ii)         Additional Dividends will accrue on a daily basis and be cumulative from the date on which a Specified Event occurs and are payable in arrears on each Dividend Payment Date.

(iii)        Additional Dividends in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of Additional Dividends payable for any Dividend Period shorter or longer than a full quarterly Dividend Period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

(iv)        Additional Dividends that are declared and payable on a Dividend Payment Date will be paid to the holders of record of Series 6 Preferred Shares as they appear in the records of the Corporation at the close of business on the 15th day of the calendar month prior to the month in which the applicable Dividend Payment Date falls, provided that Additional Dividends payable upon redemption or conversion of Series 6 Preferred Shares will be payable to the holder of record on the Redemption Date or the Conversion Date, as applicable. Any payment of an Additional Dividend will first be credited against the earliest accumulated but unpaid Additional Dividend due with respect to each share that remains payable.

(v)        Additional Dividends are payable only in cash. Additional Dividends will accrue and cumulate whether or not the Corporation has earnings or profits, whether or not there are funds legally available for the payment of Additional Dividends and whether or not Additional Dividends are declared.

(vi)        After a Specified Event has occurred and while any Series 6 Preferred Shares remain outstanding, unless all Additional Dividends accrued to the end of all completed Dividend Periods have been paid in full, neither the Corporation nor any of its subsidiaries may (A) declare, pay or set aside for payment any dividends or distributions on any Junior Securities or (B) repurchase, redeem or otherwise acquire any Junior Securities.

(vii)       The provisions of SECTION 2(b)(vi) shall not prohibit:

(A) the repurchase, redemption, retirement or other acquisition of vested or unvested Common Shares held by any future, present or former officer, director, employee, manager or consultant (or their respective permitted transferees) of the Corporation or any subsidiary of the Corporation pursuant to any equity incentive grant, plan, program or arrangement, any severance agreement or any stock subscription or equityholder agreement, in each case solely to the extent required by the terms thereof;

(B) payments made or expected to be made by the Corporation in respect of withholding or similar taxes payable in connection with the exercise or vesting of Common Shares or Class A Equivalents (as defined below) by any future, present or former officer, director, employee, manager or consultant (or their respective permitted transferees) of the Corporation or any subsidiary of the Corporation and repurchases or withholdings of Common Shares or Class A Equivalents in connection with any exercise or vesting of Common Shares or Class A Equivalents if such Common Shares or Class A Equivalents represent all or a portion of the exercise price of, or withholding obligation with respect to, such Common Shares or Class A Equivalents;

(C) cash payments made in lieu of issuing fractional Common Shares in connection with the exercise or vesting of Common Shares or Class A Equivalents;

(D) payments arising from agreements of the Corporation or a subsidiary of the Corporation providing for adjustment of purchase price, deferred consideration, earn outs or similar obligations, in each case incurred in connection with the purchase or investment by the Corporation or a subsidiary of the Corporation of or in assets or capital stock of a third party; or

(E) payments or distributions made pursuant to any plan or proposal for the liquidation or dissolution of the Corporation or pursuant to any decree or order for relief or made by any custodian of the Corporation in connection with any voluntary case or proceeding under Title 11 of the U.S. Code or any similar federal, state or non-U.S. law for the relief of debtors.

(c)          The Corporation shall pay Dividends (less any tax required to be deducted and withheld by the Corporation), except in case of redemption or conversion in which case payment of Dividends shall be made on surrender of the certificate, if any, representing the Series 6 Preferred Shares to be redeemed or converted, by electronic funds transfer or by sending to each holder of Series 6 Preferred Shares a check for such Dividends payable to the order of such holder or, in the case of joint holders, to the order of all such holders failing written instructions from them to the contrary or in such other manner, not contrary to applicable law, as the Corporation shall reasonably determine. The making of such payment or the posting or delivery of such check on or before the date on which such Dividend is to be paid to a holder shall be deemed to be payment and shall satisfy and discharge all liabilities for the payment of such Dividends to the extent of the sum represented thereby (plus the amount of any tax required to be and in fact deducted and withheld by the Corporation from the related Dividends as aforesaid and remitted to the proper taxing authority) unless such check is not honored when presented for payment. Subject to applicable law, Dividends which are represented by a check which has not been presented to the Corporation’s bankers for payment or that otherwise remain unclaimed for a period of six years from the date on which they were declared to be payable shall be forfeited to the Corporation.

(d)          Holders of the Series 6 Preferred Shares are not entitled to any dividend, whether payable in cash, in kind or other property, in excess of the Participating Dividends and, if applicable, the Additional Dividends, as provided in this SECTION 2.

SECTION 3.        Liquidation Preference.

(a)          Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, each Series 6 Preferred Share entitles the holder thereof to receive and to be paid out of the assets of the Corporation available for distribution, before any distribution or payment may be made to a holder of any Class A Shares, any Class B Shares of the Corporation (the “Class B Shares”), any Class C Shares of the Corporation (“Class C Shares”) or any other shares ranking junior as to capital to the Series 6 Preferred Shares, an amount per Series 6 Preferred Share equal to the greater of (i) the Base Liquidation Preference (as defined below), as increased by the Accretion Rate (as defined below) from the most recent Quarterly Compounding Date to the date of such liquidation, dissolution or winding up (without duplication of changes to the Base Liquidation Preference as provided for in SECTION 3(b)) plus any accrued but unpaid Dividends with respect thereto, and (ii) an amount equal to the amount the holders of the Series 6 Preferred Shares would have received per Series 6 Preferred Share upon liquidation, dissolution or winding up of the Corporation had such holders converted their Series 6 Preferred Shares into Class A Shares immediately prior thereto, without giving effect to the limitations set forth in SECTION 6(b) and disregarding any rounding for fractional amounts (the greater of the amount in clause (i) and clause (ii), the “Liquidation Preference”). Notwithstanding the foregoing or anything in this Designation to the contrary, immediately prior to and conditioned upon the consummation of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, if the amount set forth in clause (i) above is greater than the amount set forth in clause (ii) above, any holder of outstanding Series 6 Preferred Shares shall have the right to convert its Series 6 Preferred Shares into Class A Shares by substituting the Fair Market Value of a Class A Share for the then-applicable Conversion Price (as defined below) and without giving effect to the limitations set forth in SECTION 6(b) and disregarding any rounding for fractional amounts.

(b)          The “Base Liquidation Preference” per Series 6 Preferred Share shall initially be equal to the Original Purchase Price. From and after the Series 6 Original Issuance Date, the Base Liquidation Preference of each Series 6 Preferred Share shall increase on a daily basis, on the basis of a 360-day year consisting of twelve 30-day months, at a rate of 8.0% per annum (the “Accretion Rate”) of the then-applicable Base Liquidation Preference, the amount of which increase shall compound quarterly on each March 31, June 30, September 30 and December 31 (each, a “Quarterly Compounding Date”) from the Series 6 Original Issuance Date through March 14, 2024, following which the Accretion Rate will decrease to 0% per annum and the Base Liquidation Preference per Series 6 Preferred Share will not increase during any period subsequent to March 14, 2024. The Base Liquidation Preference shall be proportionally adjusted for any stock dividends, splits, combinations and similar events on the Series 6 Preferred Shares.

(c)          After payment to the holders of the Series 6 Preferred Shares of the full Liquidation Preference to which they are entitled, the Series 6 Preferred Shares as such will have no right or claim to any of the assets of the Corporation.

(d)          The value of any property not consisting of cash that is distributed by the Corporation to the holders of the Series 6 Preferred Shares will equal the Fair Market Value thereof on the date of distribution.

(e)          For the purposes of this SECTION 3, a Fundamental Change (in and of itself) shall not be deemed to be a liquidation, dissolution or winding up of the Corporation subject to this SECTION 3 (it being understood that an actual liquidation, dissolution or winding up of the Corporation in connection with a Fundamental Change will be subject to this SECTION 3).

SECTION 4.        Voting Rights.

(a)          Holders of the Series 6 Preferred Shares shall not be entitled as such, except as required by law or as expressly set forth in this Certificate of Designation, to receive notice of or to attend any meeting of the stockholders of the Corporation or to vote at any such meeting but shall be entitled to receive notice of meetings of stockholders of the Corporation called for the purpose of authorizing the dissolution of the Corporation or the sale of all or substantially all of its assets.

(b) For so long as any Series 6 Preferred Shares are outstanding, in addition to any vote or consent of stockholders required by applicable law or by the Certificate of Incorporation, the Corporation shall not, and shall cause its subsidiaries not to, without the affirmative approval of the holders of a majority of the Series 6 Preferred Shares (by vote or consent):

(i) effect, permit, approve, ratify or validate (including, but not limited to, by merger or consolidation or otherwise by operation of law):

(A) an increase or decrease of the maximum number of authorized Series 6 Preferred Shares, or an increase of the maximum number of authorized shares of a class or series having rights or privileges equal or superior to the Series 6 Preferred Shares;

(B) an exchange, replacement, reclassification or cancellation of all or part of the Series 6 Preferred Shares;

(C) an amendment, alteration, change or repeal of any of the rights, privileges, preferences, powers, restrictions or conditions of the Series 6 Preferred Shares and, without limiting the generality of the foregoing, (i) a repeal or change of the rights to accrued dividends or the rights to cumulative dividends of the Series 6 Preferred Shares that is adverse, (ii) an amendment, alteration, repeal or change of redemption rights of the Series 6 Preferred Shares that is adverse, (iii) a reduction or repeal of a dividend preference or a liquidation preference of the Series 6 Preferred Shares, or (iv) an amendment, alteration, repeal or change of conversion privileges, options, voting, transfer or pre-emptive rights, or rights to acquire securities of a corporation, or sinking fund provisions of the Series 6 Preferred Shares that is adverse;

(D) an amendment, alteration or change of the rights or privileges of any class or series of shares having rights or privileges equal or superior to the Series 6 Preferred Shares;

(E) the creation or authorization of a new class or series of shares having rights or privileges equal or superior to the Series 6 Preferred Shares;

(F) an exchange or the creation of a right of exchange of all or part of the shares of another class or series into the Series 6 Preferred Shares;

(G) any constraint on the issuance, transferability or ownership of the Series 6 Preferred Shares or the change or removal of such constraint; or

(ii) effect, permit, approve, ratify or validate any of the foregoing with respect to the Series 6 Preferred Units (as defined in the A&R OpCo LLC Agreement) (including, but not limited to by merger or consolidation or otherwise by operation of law) by voting any of the limited liability company interests of Midas OpCo LLC issued to the Corporation or otherwise.

(c) The approval of the holders of the Series 6 Preferred Shares with respect to any and all matters referred to in this Designation may be given by the affirmative vote, given in person or by proxy at any meeting called for such purpose, or by written consent, of the holders of at least a majority of the Series 6 Preferred Shares issued and outstanding, voting as a separate class.

SECTION 5.        Purchase for Cancellation. Subject to such provisions of the General Corporation Law of the State of Delaware as may be applicable, the Corporation may at any time or times purchase (if obtainable) for cancellation all or any part of the Series 6 Preferred Shares outstanding from time to time: (a) through the facilities of any Exchange or market on which the Series 6 Preferred Shares are listed, (b) by invitation for tenders addressed to all the holders of record of the Series 6 Preferred Shares outstanding, or (c) in any other manner, in each case at the lowest price or prices at which, in the opinion of the Board of Directors, such shares are obtainable.

SECTION 6.        Conversion.

Each Series 6 Preferred Share is convertible into Class A Shares as provided in this SECTION 6.

(a)          Conversion at the Option of Holders of Series 6 Preferred Shares. Subject to SECTION 6(b), each holder of Series 6 Preferred Shares is entitled to convert, in whole or in part at any time and from time to time, at the option and election of such holder upon receipt of all antitrust approvals required in connection with such conversion (or the lapse of any applicable waiting period relating to such required antitrust approvals), any or all outstanding Series 6 Preferred Shares held by such holder into a number of duly authorized, validly issued, fully paid and nonassessable Class A Shares equal to the number (the “Conversion Amount”) determined by dividing (i) the Base Liquidation Preference (as adjusted pursuant to SECTION 3(b) to the date immediately preceding the Conversion Date (as defined below)) for each Series 6 Preferred Share to be converted by (ii) the Conversion Price in effect at the time of conversion. The “Conversion Price” initially is $5.00 per share, as adjusted from time to time as provided in SECTION 6(f). In order to convert the Series 6 Preferred Shares into Class A Shares, the holder must surrender the certificates representing such Series 6 Preferred Shares, accompanied by transfer instruments satisfactory to the Corporation, free of any adverse interest or liens at the office of the Corporation’s transfer agent for the Series 6 Preferred Shares, together with written notice that such holder elects to convert all or such number of shares represented by such certificates as specified therein. With respect to a conversion pursuant to this SECTION 6(a), the date of receipt of such certificates, together with such notice and such other information or documents as may be required by the Corporation (including any certificates delivered pursuant to SECTION 6(b)), by the transfer agent or the Corporation will be the date of conversion (the “Conversion Date”) and the Conversion Date with respect to a conversion pursuant to SECTION 6(c) will be as provided in such section.

(b)          Limitations on Conversion. Notwithstanding SECTION 6(a) or SECTION 6(c) but subject to SECTION 8, the Corporation shall not effect any conversion of the Series 6 Preferred Shares or otherwise issue Class A Shares pursuant to SECTION 6(a) or SECTION 6(c), and no holder of Series 6 Preferred Shares will be permitted to convert Series 6 Preferred Shares into Class A Shares if, and to the extent that, following such conversion, either (i) such holder’s aggregate voting power on a matter being voted on by holders of Class A Shares would exceed 19.9% of the Maximum Voting Power (as defined below) or (ii) such holder would Beneficially Own more than 19.9% of the then outstanding Common Shares; provided, however, that such conversion restriction shall not apply to any conversion in connection with and subject to completion of (A) a public sale of the Class A Shares to be issued upon such conversion, if following consummation of such public sale such holder will not Beneficially Own in excess of 19.9% of the then outstanding Class A Shares or (B) a bona fide third party tender offer for the Class A Shares issuable thereupon. For purposes of the foregoing sentence, the number of Class A Shares Beneficially Owned by a holder shall include the number of Class A Shares issuable upon conversion of the Series 6 Preferred Shares with respect to which a conversion notice has been given, but shall exclude the number of Class A Shares which would be issuable upon conversion or exercise of the remaining, unconverted portion of the Series 6 Preferred Shares and any Alternative Preference Shares Beneficially Owned by such holder. Upon the written request of the holder, the Corporation shall within two (2) Business Days confirm in writing (which may be by email) to any holder the number of Class A Shares, Class B Shares and Class C Shares then outstanding. In connection with any conversion and as a condition to the Corporation effecting such conversion, upon request of the Corporation, a holder of Series 6 Preferred Shares shall deliver to the Corporation a certificate, signed by a duly authorized officer of such holder, no less than twelve (12) Business Days prior to the applicable conversion, certifying that, after giving effect to such conversion, (i) such holder’s aggregate voting power on a matter being voted on by holders of Class A Shares will not exceed 19.9% of the Maximum Voting Power or (ii) such holder will not Beneficially Own more than 19.9% of the then outstanding Common Shares. For purposes hereof, “Maximum Voting Power” means, at the time of determination of the Maximum Voting Power, the total number of votes which may be cast by all shares of the Corporation’s capital on a matter subject to the vote of the Common Shares and any other securities that constitute Voting Stock voting together as a single class and after giving effect to any limitation on voting power set forth herein and the Certificate of Incorporation, the certificate of designation or other similar document governing other Voting Stock. For purposes of this SECTION 6(b), the aggregate voting power and Beneficial Ownership of Common Shares held by the Affiliates of a holder shall be attributed to such holder.

(c)          Conversion at the Option of the Corporation. Subject to SECTION 6(b) and SECTION 8, at the Corporation’s option and election and upon its compliance with this SECTION 6(c), and in the case of the Investor and any Permitted Transferee upon receipt of all antitrust approvals required in connection with such conversion (or the lapse of any applicable waiting period relating to such required antitrust approvals), all outstanding Series 6 Preferred Shares shall be converted automatically into a number of duly authorized, validly issued, fully paid and nonassessable Class A Shares equal to the Conversion Amount following written notice by the Corporation to the holders of Series 6 Preferred Shares notifying such holders of the conversion contemplated by this SECTION 6(c), which conversion shall occur on the date specified in such notice, which shall not be less than ten (10) Business Days following the date of such notice (or in the case of the Investor and any Permitted Transferee the later of (A) the date of receipt of all antitrust approvals required in connection with such conversion (or the lapse of any applicable waiting period relating to such required antitrust approvals)) and (B) ten (10) Business Days following the date of such notice), provided, that (i) prior to March 14, 2024, such notice may be delivered by the Corporation (and such Series 6 Preferred Shares may be converted into Class A Shares pursuant to this SECTION 6(c)) only if the Closing Price per Class A Share for the thirty (30) consecutive Trading Day period ending on the Trading Day immediately prior to delivery of a notice of conversion pursuant to this SECTION 6(c) was at or above 125% of the then-applicable Conversion Price and (ii) following March 14, 2024, such notice may be delivered by the Corporation (and such Series 6 Preferred Shares may be converted into Class A Shares pursuant to this SECTION 6(c)) only if the Closing Price per Class A Share for the thirty (30) consecutive Trading Day period ending on the Trading Day immediately prior to delivery of a notice of conversion pursuant to this SECTION 6(c) was at or above 100% of the then-applicable Conversion Price; provided further, that following a Specified Event, the Corporation shall not be entitled to convert the Series 6 Preferred Shares.

Notwithstanding the foregoing, the holders of Series 6 Preferred Shares shall continue to have the right to convert their Series 6 Preferred Shares pursuant to SECTION 6(a) until and through the Conversion Date contemplated in this SECTION 6(c) and if such Series 6 Preferred Shares are converted pursuant to SECTION 6(a) such shares shall no longer be converted pursuant to this SECTION 6(c) and the Corporation’s notice delivered to the holders pursuant to this SECTION 6(c) shall be of no effect with respect to such shares converted pursuant to SECTION 6(a).

(d)          Fractional Shares. No fractional Class A Shares will be issued upon conversion of the Series 6 Preferred Shares. In lieu of fractional shares, the Corporation shall round, to the nearest whole number, the number of Class A Shares to be issued upon conversion of the Series 6 Preferred Shares. If more than one Series 6 Preferred Share is being converted at one time by or for the benefit of the same holder, then the number of full shares issuable upon conversion will be calculated on the basis of the aggregate number of Series 6 Preferred Shares converted by or for the benefit of such holder at such time.

(e)          Mechanics of Conversion.

(i)          Promptly after the Conversion Date (and in any event within three (3) Business Days), the Corporation shall (A) issue and deliver to such holder the number of Class A Shares to which such holder is entitled in exchange for the certificates formerly representing Series 6 Preferred Shares and (B) pay to such holder, to the extent of funds legally available therefor, all declared and unpaid Dividends on the Series 6 Preferred Shares that are being converted into Class A Shares; provided, that any accrued and unpaid Dividends not paid to such holder pursuant to the foregoing clause (B) shall, subject to SECTION 6(b), be converted into a number of duly authorized, validly issued, fully paid and nonassessable Class A Shares equal to the number determined by dividing (x) the aggregate amount of such accrued and unpaid Dividends on the Series 6 Preferred Shares that are being converted by (y) the then current Conversion Price. Such conversion will be deemed to have been made on the Conversion Date, and the person entitled to receive the Class A Shares issuable upon such conversion shall be treated for all purposes as the record holder of such Class A Shares on such Conversion Date. In case fewer than all the shares represented by any such certificate are to be converted, a new certificate shall be issued representing the unconverted shares without cost to the holder thereof, except for any documentary, stamp or similar issue or transfer tax due because any certificates for Class A Shares or Series 6 Preferred Shares are issued in a name other than the name of the converting holder. The Corporation shall pay any documentary, stamp or similar issue or transfer tax due on the issue of Class A Shares upon conversion or due upon the issuance of a new certificate for any Series 6 Preferred Shares not converted other than any such tax due because Class A Shares or a certificate for Series 6 Preferred Shares are issued in a name other than the name of the converting holder.

(ii)         From and after the Conversion Date, the Series 6 Preferred Shares to be converted on such Conversion Date will no longer be deemed to be outstanding, and all rights of the holder thereof as a holder of Series 6 Preferred Shares (except the right to receive from the Corporation the Class A Shares upon conversion, together with the right to receive any accrued and unpaid Dividends thereon) shall cease and terminate with respect to such shares; provided, that in the event that a Series 6 Preferred Share is not converted, such Series 6 Preferred Share will remain outstanding and will be entitled to all of the rights as provided herein.

(iii)        If the conversion is in connection with any sale, transfer or other disposition of the Class A Shares issuable upon conversion of the Series 6 Preferred Shares, the conversion may, at the option of any holder tendering any Series 6 Preferred Share for conversion, be conditioned upon the closing of the sale, transfer or the disposition of Class A Shares issuable upon conversion of Series 6 Preferred Shares with the underwriter, transferee or other acquirer in such sale, transfer or disposition, in which event such conversion of such Series 6 Preferred Shares shall not be deemed to have occurred until immediately prior to the closing of such sale, transfer or other disposition.

(iv)        All Class A Shares issued upon conversion of the Series 6 Preferred Shares will, upon issuance by the Corporation, be duly and validly issued, fully paid and nonassessable.

(f)          Adjustments to Conversion Price.

(i)          Adjustment for Change In Share Capital.

     (A) If the Corporation shall, at any time and from time to time while any Series 6 Preferred Shares are outstanding, issue a dividend or make a distribution on its Class A Shares payable in its Class A Shares to all or substantially all holders of its Class A Shares, then the Conversion Price at the opening of business on the Ex-Dividend Date for such dividend or distribution will be adjusted by multiplying such Conversion Price by a fraction:

(1)    the numerator of which shall be the number of Class A Shares outstanding at the close of business on the Business Day immediately preceding such Ex-Dividend Date; and

(2)    the denominator of which shall be the sum of the number of Class A Shares outstanding at the close of business on the Business Day immediately preceding the Ex-Dividend Date for such dividend or distribution, plus the total number of Class A Shares constituting such dividend or other distribution.

If any dividend or distribution of the type described in this SECTION 6(f)(i)(A) is declared but not so paid or made, the Conversion Price shall again be adjusted to the Conversion Price which would then be in effect if such dividend or distribution had not been declared. Except as set forth in the preceding sentence, in no event shall the Conversion Price be increased pursuant to this SECTION 6(f)(i)(A).

     (B) If the Corporation shall, at any time or from time to time while any of the Series 6 Preferred Shares are outstanding, subdivide or reclassify its outstanding Class A Shares into a greater number of Class A Shares, then the Conversion Price in effect at the opening of business on the day upon which such subdivision becomes effective shall be proportionately decreased, and conversely, if the Corporation shall, at any time or from time to time while any of the Series 6 Preferred Shares are outstanding, combine or reclassify its outstanding Class A Shares into a smaller number of Class A Shares, then the Conversion Price in effect at the opening of business on the day upon which such combination or reclassification becomes effective shall be proportionately increased. In each such case, the Conversion Price shall be adjusted by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of Class A Shares outstanding immediately prior to such subdivision or combination and the denominator of which shall be the number of Class A Shares outstanding immediately after giving effect to such subdivision, combination or reclassification. Such increase or reduction, as the case may be, shall become effective immediately after the opening of business on the day upon which such subdivision, combination or reclassification becomes effective.

(ii)         Adjustment for Rights Issue. If the Corporation shall, at any time or from time to time, while any Series 6 Preferred Shares are outstanding, distribute rights, options or warrants to all or substantially all holders of its Class A Shares entitling them, for a period expiring within sixty (60) days after the record date for such distribution, to purchase Class A Shares, or securities convertible into, or exchangeable or exercisable for, Class A Shares, in either case, at less than the average of the Closing Prices for the five (5) consecutive Trading Days immediately preceding the first public announcement of the distribution, then the Conversion Price shall be adjusted so that the same shall equal the rate determined by multiplying the Conversion Price in effect at the opening of business on the Ex-Dividend Date for such distribution by a fraction:

(A) the numerator of which shall be the sum of (1) the number of Class A Shares Outstanding on the close of business on the Business Day immediately preceding the Ex-Dividend Date for such distribution, plus (2) the number of Class A Shares that the aggregate offering price of the total number of Class A Shares issuable pursuant to such rights, options or warrants would purchase at the Current Market Price of the Class A Shares on the declaration date for such distribution (determined by multiplying such total number of Class A Shares so offered by the exercise price of such rights, options or warrants and dividing the product so obtained by such Current Market Price); and

(B) the denominator of which shall be the number of Class A Shares Outstanding at the close of business on the Business Day immediately preceding the Ex-Dividend Date for such distribution, plus the total number of additional Class A Shares issuable pursuant to such rights, options or warrants.

The term “Class A Shares Outstanding” shall mean, without duplication, and include the following, and the following shall be included whether vested or unvested, whether contingent or non-contingent and whether exercisable or not yet exercisable, and without regard to any other limitations or restrictions on conversion or exercise:

(1)   the number of Class A Shares, Class B Shares and Class C Shares then outstanding;

(2)   all Class A Shares issuable upon conversion of outstanding Series 6 Preferred Shares; and

(3)   all Class A Shares issuable upon exercise of outstanding options and any other Convertible Security.

Such adjustment shall become effective immediately after the opening of business on the Ex-Dividend Date for such distribution.

To the extent that Class A Shares are not delivered pursuant to such rights, options or warrants or upon the expiration or termination of such rights, options or warrants, the Conversion Price shall be readjusted to the Conversion Price that would then be in effect had the adjustments made upon the issuance of such rights, options or warrants been made on the basis of the delivery of only the number of Class A Shares actually delivered. In the event that such rights, options or warrants are not so distributed, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if the Ex-Dividend Date for such distribution had not occurred. In determining whether any rights, options or warrants entitle the holders to purchase Class A Shares at less than the average of the Closing Prices for the five (5) consecutive Trading Days immediately preceding the first public announcement of the relevant distribution, and in determining the aggregate offering price of such Class A Shares, there shall be taken into account any consideration received for such rights, options or warrants and the value of such consideration if other than cash, to be determined in good faith by the Board of Directors. Except as set forth in this paragraph, in no event shall the Conversion Price be increased pursuant to this SECTION 6(f)(ii).

(iii)        Adjustment for Certain Tender Offers or Exchange Offers. In case the Corporation or any of its Subsidiaries shall, at any time or from time to time, while any Series 6 Preferred Shares are outstanding, distribute cash or other consideration in respect of a tender offer or an exchange offer (that is treated as a “tender offer” under U.S. federal securities laws) made by the Corporation or any Subsidiary for all or any portion of the Class A Shares, where the sum of the aggregate amount of such cash distributed and the aggregate Fair Market Value, as of the Expiration Date (as defined below), of such other consideration distributed (such sum, the “Aggregate Amount”) expressed as an amount per Class A Share validly tendered or exchanged, and not withdrawn, pursuant to such tender offer or exchange offer as of the Expiration Time (as defined below) (such tendered or exchanged Class A Shares, the “Purchased Shares”) exceeds the Closing Price per share of the Class A Shares on the Trading Day immediately following the last date (such last date, the “Expiration Date”) on which tenders or exchanges could have been made pursuant to such tender offer or exchange offer (as the same may be amended through the Expiration Date), then, and in each case, immediately after the close of business on such date, the Conversion Price shall be decreased so that the same shall equal the rate determined by multiplying the Conversion Price in effect immediately prior to the close of business on the Trading Day immediately following the Expiration Date by a fraction:

(A) the numerator of which shall be equal to the product of (1) the number of Class A Shares outstanding as of the last time (the “Expiration Time”) at which tenders or exchanges could have been made pursuant to such tender offer or exchange offer (including all Purchased Shares) and (2) the Closing Price per share of the Class A Shares on the Trading Day immediately following the Expiration Date; and

(B) the denominator of which is equal to the sum of (x) the Aggregate Amount and (y) the product of (I) an amount equal to (1) the number of Class A Shares outstanding as of the Expiration Time, less (2) the Purchased Shares and (II) the Closing Price per share of the Class A Shares on the Trading Day immediately following the Expiration Date.

An adjustment, if any, to the Conversion Price pursuant to this SECTION 6(f)(iii) shall become effective immediately prior to the opening of business on the second Trading Day immediately following the Expiration Date. In the event that the Corporation or a Subsidiary is obligated to purchase Class A Shares pursuant to any such tender offer or exchange offer, but the Corporation or such Subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such tender offer or exchange offer had not been made. Except as set forth in the preceding sentence, if the application of this SECTION 6(f)(iii) to any tender offer or exchange offer would result in an increase in the Conversion Price, no adjustment shall be made for such tender offer or exchange offer under this SECTION 6(f)(iii).

(iv)        Disposition Events.

(A) If any of the following events (any such event, a “Disposition Event”) occurs:

(1)   any reclassification or exchange of the Class A Shares (other than as a result of a subdivision or combination);

(2)   any merger, amalgamation, consolidation or other combination to which the Corporation is a constituent party; or

(3)   any sale, conveyance, lease, or other disposal of all or substantially all the properties and assets of the Corporation to any other person;

in each case, as a result of which all of the holders of Class A Shares shall be entitled to receive cash, securities or other property for their Class A Shares, the Series 6 Preferred Shares converted following the effective date of any Disposition Event shall be converted, in lieu of the Class A Shares otherwise deliverable, into the same amount and type (in the same proportion) of cash, securities or other property received by holders of Class A Shares in the relevant event (collectively, “Reference Property”) received upon the occurrence of such Disposition Event by a holder of Class A Shares holding, immediately prior to the transaction, a number of Class A Shares equal to the Conversion Amount (without giving effect to any limitations on conversion set forth in SECTION 6(b)) immediately prior to such Disposition Event; provided that if the Disposition Event provides the holders of Class A Shares with the right to receive more than a single type of consideration determined based in part upon any form of stockholder election, the Reference Property shall be comprised of the weighted average of the types and amounts of consideration received by the holders of the Class A Shares.

(B) The above provisions of this SECTION 6(f)(iv) shall similarly apply to successive Disposition Events. If this SECTION 6(f)(iv) applies to any event or occurrence, neither SECTION 6(f)(i) nor SECTION 6(f)(iii) shall apply; provided, however, that this SECTION 6(f)(iv) shall not apply to any share split or combination to which SECTION 6(f)(i) is applicable or to a liquidation, dissolution or winding up to which SECTION 3 applies. To the extent that equity securities of a company are received by the holders of Class A Shares in connection with a Disposition Event, the portion of the Series 6 Preferred Shares which will be convertible into such equity securities will continue to be subject to the anti-dilution adjustments set forth in this SECTION 6(f).

(v)         Adjustment for Certain Issuances of Additional Class A Shares.

(A) Other than in respect of an issuance or distribution in respect of which SECTION 6(f)(ii) applies, in the event the Corporation shall at any time after the Series 6 Original Issuance Date while the Series 6 Preferred Shares are outstanding issue Additional Class A Shares, without consideration or for a consideration per share less than the applicable Conversion Price immediately prior to such issuance in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Price shall be reduced, concurrently with such issuance, to a price determined by multiplying such Conversion Price by a fraction:

(1)         the numerator of which shall be (a) the number of Class A Shares Outstanding (as defined below) immediately prior to such issuance plus (b) the number of Class A Shares which the aggregate consideration received or to be received by the Corporation for the total number of Class A Shares so issued would purchase at such Conversion Price; and

(2)         the denominator of which shall be (a) the number of Class A Shares Outstanding immediately prior to such issue plus (b) the number of such Additional Class A Shares so issued.

(B) For purposes of this SECTION 6(f)(v), the term “Additional Class A Shares” means any Class A Shares or Convertible Security (collectively, “Class A Equivalents”) issued by the Corporation after the Series 6 Original Issuance Date, provided that Additional Class A Shares will not include any of the following:

(1)   Class A Equivalents issued in a transaction for which an adjustment to the Conversion Price is made pursuant to SECTION 6(f)(i), SECTION 6(f)(iii) or SECTION 6(f)(iv);

(2)   Class A Equivalents issued or issuable upon conversion of Series 6 Preferred Shares or Alternative Preference Shares or pursuant to the terms of any other Convertible Security issued and outstanding on the Series 6 Original Issuance Date;

(3)   All Class A Shares, as adjusted for share dividends, splits, combinations and similar events, validly reserved on the Series 6 Original Issuance Date and issued or issuable upon the exercise of options or rights issued to employees, officers or directors of, or consultants, advisors or service providers to, the Corporation or any of its majority- or wholly-owned subsidiaries pursuant to any current equity incentive plans, programs or arrangements of or adopted by the Corporation, including the Corporation’s 2005 Stock Incentive Plan, the Corporation’s 2011 Stock Incentive Plan, the Corporation’s 2016 Stock Incentive Plan and the Corporation’s Amended and Restated Stock Appreciation Rights Plan;

(4)   An unlimited number of Class A Equivalents issued pursuant to future equity incentive grants, plans, programs or arrangements adopted by the Corporation to the extent that any Class A Equivalents issued pursuant to this clause (4) shall not exceed three percent (3%) of the Corporation’s diluted weighted average number of common shares outstanding (as calculated for the Corporation’s financial reporting purposes) in any fiscal year, with any unused amounts in any fiscal year being carried over to succeeding fiscal years;

(5)   Class A Equivalents issued in connection with bona fide acquisitions of any entities, businesses and/or related assets or other business combinations by the Corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, or settlement of deferred liabilities in connection therewith; or

(6)   Class A Equivalents issued in a transaction with respect to which holders of a majority of the Series 6 Preferred Shares purchased securities pursuant to Section 4.11 of the Securities Purchase Agreement or otherwise; or

(7)   Class A Equivalents issued in exchange for the redemption of Series 4 Preferred Shares of the Corporation or Series 5 Preferred Shares of the Corporation as contemplated by that certain letter agreement by and among Broad Street Principal Investments L.L.C., an affiliate of Goldman Sachs, Stonebridge 2017, L.P., Stonebridge 2017 Offshore L.P. and MDC Partners Inc., dated as of April 21, 2021, as it may be amended, modified or restated from time to time in accordance with its terms (the “Letter Agreement”).

In the case of the issuance of Additional Class A Shares for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of Additional Class A Shares for consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the Fair Market Value thereof. In the case of the issuance of Convertible Securities, the aggregate maximum number of Class A Shares deliverable upon exercise, conversion or exchange of such Convertible Securities shall be deemed to have been issued at the time such Convertible Securities were issued and for a consideration equal to the consideration (determined in the manner provided in this paragraph) if any, received by the Corporation upon the issuance of such Convertible Securities plus the minimum additional consideration payable pursuant to the terms of such Convertible Securities for the Class A Shares covered thereby, but no further adjustment shall be made for the actual issuance of Class A Shares upon the exercise, conversion or exchange of any such Convertible Securities. In the event of any change in the number of Class A Shares deliverable upon exercise, conversion or exchange of Convertible Securities subject to this SECTION 6(f)(v), including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had the adjustment that was made upon the issuance of such Convertible Securities not exercised, converted or exchanged prior to such change been made upon the basis of such change. Upon the expiration or forfeiture of any Additional Class A Shares consisting of options, warrants or other rights to acquire Class A Shares or Convertible Securities, the termination of any such rights to convert or exchange or the expiration or forfeiture of any options or rights related to such convertible or exchangeable securities, the Conversion Price, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of Class A Shares (and Convertible Securities that remain in effect) actually issued upon the exercise of such options, warrants or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(vi)        Minimum Adjustment. Notwithstanding the foregoing, the Conversion Price will not be reduced if the amount of such reduction would be an amount less than $0.01, but any such amount will be carried forward and reduction with respect thereto will be made at the time that such amount, together with any subsequent amounts so carried forward, aggregates to $0.01 or more.

(vii)       When No Adjustment Required. Notwithstanding anything herein to the contrary, no adjustment to the Conversion Price need be made:

(A) for a transaction referred to in SECTION 6(f)(i) or SECTION 6(f)(ii) if the Series 6 Preferred Shares participate, without conversion, in the transaction or event that would otherwise give rise to an adjustment pursuant to such Section at the same time as holders of the Class A Shares participate with respect to such transaction or event and on the same terms as holders of the Class A Shares participate with respect to such transaction or event as if the holders of Series 6 Preferred Shares, at such time, held a number of Class A Shares equal to the Conversion Amount at such time;

(B) for rights to purchase Class A Shares pursuant to any present or future plan by the Corporation for reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in Class A Shares under any plan; or

(C) for any event otherwise requiring an adjustment under this SECTION 6 if such event is not consummated.

(viii)      Rules of Calculation; Treasury Shares. All calculations will be made to the nearest one-hundredth of a cent or to the nearest one-ten thousandth of a share. Except as explicitly provided herein, the number of Class A Shares outstanding will be calculated on the basis of the number of issued and outstanding Class A Shares.

(ix)         Waiver. Notwithstanding the foregoing, the Conversion Price will not be reduced if the Corporation receives, prior to the effective time of the adjustment to the Conversion Price, written notice from the holders representing at least a majority of the then outstanding Series 6 Preferred Shares, voting together as a separate class, that no adjustment is to be made as the result of a particular issuance of Class A Shares or other dividend or other distribution on Class A Shares. This waiver will be limited in scope and will not be valid for any issuance of Class A Shares or other dividend or other distribution on Class A Shares not specifically provided for in such notice.

(x)          Tax Adjustment. Anything in this SECTION 6 notwithstanding, the Corporation shall be entitled to make such downward adjustments in the Conversion Price, in addition to those required by this SECTION 6, as the Board of Directors in its sole discretion shall determine to be advisable in order that any event treated for U.S. federal income tax purposes as a dividend or share split will not be taxable to the holders of Class A Shares.

(xi)         No Duplication. If any action would require adjustment of the Conversion Price pursuant to more than one of the provisions described in this SECTION 6 in a manner such that such adjustments are duplicative, only one adjustment shall be made.

(xii)        Provisions Governing Adjustment to Conversion Price.  Rights, options or warrants distributed by the Corporation to all or substantially all holders of Class A Shares entitling the holders thereof to subscribe for or purchase shares of the Corporation’s capital (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (“Rights Trigger”): (A) are deemed to be transferred with such Class A Shares; (B) are not exercisable; and (C) are also issued in respect of future issuances of Class A Shares, shall be deemed not to have been distributed for purposes of SECTION 6(f)(i), (ii), (iii), (iv) or (v) (and no adjustment to the Conversion Price under SECTION 6(f)(i), (ii), (iii), (iv) or (v) will be required) until the occurrence of the earliest Rights Trigger, whereupon such rights, options and warrants shall be deemed to have been distributed, and (x) if and to the extent such rights, options and warrants are exercisable for Class A Shares or the equivalents thereof, an appropriate adjustment (if any is required) to the Conversion Price shall be made under SECTION 6(f)(ii) (without giving effect to the sixty (60) day limit on the exercisability of rights, options and warrants ordinarily subject to such SECTION 6(f)(ii)), and/or (y) if and to the extent such rights, options and warrants are exercisable for cash and/or any shares of the Corporation’s capital other than Class A Shares or Class A Share equivalents, shall be subject to the provisions of SECTION 2(a) applicable to Participating Dividends and shall be distributed to the holders of Series 6 Preferred Shares.  If any such right, option or warrant, including any such existing rights, options or warrants distributed prior to the Series 6 Original Issuance Date, are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Ex-Dividend Date with respect to new rights, options or warrants with such rights (and a termination or expiration of the existing rights, options or warrants without exercise by any of the holders thereof).  In addition, in the event of any distribution (or deemed distribution) of rights, options or warrants, or any Rights Trigger or other event (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Price under SECTION 6(f)(i), (ii), (iii), (iv) or (v) was made, (1) in the case of any such rights, options or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Price shall be readjusted at the opening of business of the Corporation immediately following such final redemption or repurchase by multiplying such Conversion Price by a fraction (x) the numerator of which shall be the Current Market Price per Class A Share on such date, less the amount equal to the per share redemption or repurchase price received by a holder or holders of Class A Shares with respect to such rights, options or warrants (assuming such holder had retained such rights, options or warrants), made to all or substantially all holders of Class A Shares as of the date of such redemption or repurchase and (y) the denominator of which shall be the Current Market Price, and (2) in the case of such rights, options or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Price shall be readjusted as if such rights, options and warrants had not been issued. Notwithstanding the foregoing, (A) to the extent any such rights, options or warrants are redeemed by the Corporation prior to a Rights Trigger or are exchanged by the Corporation, in either case for Class A Shares, the Conversion Price shall be appropriately readjusted (if and to the extent previously adjusted pursuant to this SECTION 6(f)(xii)) as if such rights, options or warrants had not been issued, and instead the Conversion Price will be adjusted as if the Corporation had issued the Class A Shares issued upon such redemption or exchange as a dividend or distribution of Class A Shares subject to SECTION 6(f)(i)(A) and (B) to the extent any such rights, options or warrants are redeemed by the Corporation prior to a Rights Trigger or are exchanged by the Corporation, in either case for any shares of the Corporation’s capital (other than Class A Shares) or any other assets of the Corporation, such redemption or exchange shall be deemed to be a distribution and shall be subject to, and paid to the holders of Series 6 Preferred Shares pursuant to, the provisions of SECTION 2(a) applicable to Participating Dividends.

(xiii)       Notwithstanding anything herein to the contrary, any adjustment of the Conversion Price or entitlement to acquire Class A Shares pursuant to this Designation shall be subject to the rules of the Exchange to the extent required to comply with such rules. If after the Series 6 Original Issuance Date there is a change in the applicable rules of the Exchange on which the Class A Shares are listed at the time such change becomes effective or in the interpretation of such applicable rules that would cause the Class A Shares to be delisted by such Exchange as a result of the terms of this Designation, the rights of the holders of the Series 6 Preferred Shares set forth in this Designation shall thereafter be limited to the extent required by such changed rules in order for the Class A Shares to continue to be listed on such Exchange. Notwithstanding anything to the contrary in this Designation, in no event shall the Conversion Price be adjusted pursuant to SECTION 6(f)(v) to a price that is less than the lower of: (i) the closing price of the Class A Shares (as reflected on Nasdaq.com) immediately preceding the signing of the Securities Purchase Agreement; or (ii) the average closing price of the Class A Shares (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of the Securities Purchase Agreement.

(xiv)      Notwithstanding anything to the contrary in this Designation, if an adjustment to the Conversion Price becomes effective on any Ex-Dividend Date as described herein, and a holder of Series 6 Preferred Shares that have been converted on or after such Ex-Dividend Date and on or prior to the related record date would be treated as the record holder of Class A Shares as of the related Conversion Date based on an adjusted Conversion Price for such Ex-Dividend Date, then, notwithstanding such Conversion Price adjustment provisions, the Conversion Price adjustment relating to such Ex-Dividend Date will not be made for such converted Series 6 Preferred Shares. Instead, the holder of such converted Series 6 Preferred Shares will be treated as if such holder were the record owner of the Class A Shares on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

(g)          Notice of Record Date. In the event of:

(i)          any share split or combination of the outstanding Class A Shares;

(ii)         any declaration or making of a dividend or other distribution to holders of Class A Shares in additional Class A Shares, any other share capital, other securities or other property (including, but not limited to, cash and evidences of indebtedness);

(iii)        any reclassification or change to which SECTION 6(f)(i)(B) applies;

(iv)        the dissolution, liquidation or winding up of the Corporation; or

(v)         any other event constituting a Disposition Event;

then the Corporation shall file with its corporate records and mail to the holders of the Series 6 Preferred Shares at their last addresses as shown on the records of the Corporation, at least ten (10) days prior to the record date specified in (A) below or ten (10) days prior to the date specified in (B) below, a notice stating:

(A) the record date of such share split, combination, dividend or other distribution, or, if a record is not to be taken, the date as of which the holders of Class A Shares of record to be entitled to such share split, combination, dividend or other distribution are to be determined, or

(B) the date on which such reclassification, change, dissolution, liquidation, winding up or other event constituting a Disposition Event, is estimated to become effective, and the date as of which it is expected that holders of Class A Shares of record will be entitled to exchange their Class A Shares for the share capital, other securities or other property (including, but not limited to, cash and evidences of indebtedness) deliverable upon such reclassification, change, liquidation, dissolution, winding up or other Disposition Event.

Disclosures made by the Corporation in any public filings made under the Exchange Act shall be deemed to satisfy the notice requirements set forth in this SECTION 6(g).

(h)          Certificate of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this SECTION 6, the Corporation shall compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series 6 Preferred Shares a certificate, signed by an officer of the Corporation, setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the reasonable written request of any holder of Series 6 Preferred Shares, furnish to such holder a similar certificate setting forth (i) the calculation of such adjustments and readjustments in reasonable detail, (ii) the Conversion Price then in effect, and (iii) the number of Class A Shares and the amount, if any, of share capital, other securities or other property (including, but not limited to, cash and evidences of indebtedness) which then would be received upon the conversion of Series 6 Preferred Shares.

SECTION 7.        Redemption.

(a)          Redemption at the Option of the Corporation.

(i)          In connection with or following any Specified Event, the Corporation, at its option and (if applicable) subject to consummation of such Specified Event, may redeem (out of funds legally available therefor) for cash all of the Series 6 Preferred Shares then outstanding at a price (the “Redemption Price”) per Series 6 Preferred Share equal to the greater of (i) the Base Liquidation Preference per such Series 6 Preferred Share plus all accrued and unpaid dividends thereon and (ii) an amount equal to the amount the holder of such Series 6 Preferred Shares would have received in respect of such Series 6 Preferred Share had such holder converted such Series 6 Preferred Share into Class A Shares immediately prior to such redemption based on the Current Market Price, in each case on the date of redemption (the “Redemption Date”).

(ii)         If the Corporation elects to redeem the Series 6 Preferred Shares pursuant to this SECTION 7, on or prior to the fifteenth (15th) Business Day prior to the applicable Redemption Date, the Corporation shall mail a written notice of redemption (the “Redemption Notice”) by first-class mail addressed to the holders of record of the Series 6 Preferred Shares as they appear in the records of the Corporation; provided, however, that accidental failure to give any such notice to one or more of such holders shall not affect the validity of such redemption. The Redemption Notice must state: (A) the expected Redemption Price as of the expected Redemption Date, and specify the individual components thereof (it being understood that the actual Redemption Price will be determined as of the actual Redemption Date); (B) the name of the redemption agent to whom, and the address of the place to where, the Series 6 Preferred Shares are to be surrendered for payment of the Redemption Price; (C) if applicable, that the consummation of the Redemption and the payment of the Redemption Price shall be subject to the consummation of the Specified Event, and (D) the anticipated Redemption Date.

(b)          Mechanics of Redemption.

(i)          On the Redemption Date, the Corporation shall pay the applicable Redemption Price, upon surrender of the certificates representing the Series 6 Preferred Shares to be redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require, and letters of transmittal and instructions therefor on reasonable terms are included in the notice sent by the Corporation); provided that payment of the Redemption Price for certificates (and accompanying documentation, if required) surrendered to the Corporation after 2:00 p.m. (New York City time) on the Redemption Date may, at the Corporation’s option, be made on the Business Day immediately following the Redemption Date.

(ii)         Series 6 Preferred Shares to be redeemed on the Redemption Date will from and after such date, no longer be deemed to be outstanding; and all powers, designations, preferences and other rights of the holder thereof as a holder of Series 6 Preferred Shares (except the right to receive from the Corporation the applicable Redemption Price) shall cease and terminate with respect to such shares; provided, that in the event that a Series 6 Preferred Share is not redeemed due to a default in payment by the Corporation or because the Corporation is otherwise unable to pay the applicable Redemption Price in cash in full, such Series 6 Preferred Share will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights as provided herein.

(iii)        Notwithstanding anything in this SECTION 7 to the contrary, each holder shall retain the right to convert Series 6 Preferred Shares to be redeemed at any time on or prior to the Redemption Date; provided, however, that any Series 6 Preferred Shares for which a holder delivers a conversion notice to the Corporation prior to the Redemption Date shall not be redeemed pursuant to this SECTION 7.

SECTION 8.        Antitrust and Conversion Into Alternative Preference Shares.

(a)          If (i) the Corporation validly delivers a notice of conversion pursuant to SECTION 6(c) to the Investor or any Permitted Transferee at any time on and after the date hereof and (ii) the Investor or such Permitted Transferee would not be permitted to convert one or more of its Beneficially Owned Series 6 Preferred Shares into Class A Shares because any applicable waiting period has not lapsed, or approval has not been obtained, under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, or other applicable law, the Accretion Rate will decrease to 0% per annum following, and the Base Liquidation Preference per Series 6 Preferred Share will not increase during any period subsequent to, ten (10) Business Days following the date of such validly delivered notice.

(b)          With respect to any holder of Series 6 Preferred Shares other than the Investor or any Permitted Transferee, after receiving a notice of conversion pursuant to SECTION 6(c), any such holder of Series 6 Preferred Shares as to whom the relevant provisions of the following sentence are applicable may, at such holder’s option, convert Series 6 Preferred Shares subject to such conversion at any time on or prior to the close of business on the Business Day immediately preceding the Conversion Date, as the case may be, specified in such notice into Alternative Preference Shares to the extent necessary to address the conditions described in SECTION 8(c).

(c)          (i) If any holder of Series 6 Preferred Shares would not be permitted to convert one or more of its Beneficially Owned Series 6 Preferred Shares into Class A Shares due to the restrictions contained in SECTION 6(b) or (ii) if any holder of Series 6 Preferred Shares other than the Investor or any Permitted Transferee would not be permitted to convert one more of its Beneficially Owned Series 6 Preferred Shares into Class A Shares (the shares described in clause (i) and (ii), the “Special Conversion Shares”) because any applicable waiting period has not lapsed, or approval has not been obtained, under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, or other applicable law, then in each case each Special Conversion Share of such holder shall be converted into a number of Alternative Preference Shares equal to the number of Class A Shares such holder would have received if such holder would have been permitted to convert such Special Conversion Shares into Class A Shares on the Conversion Date.

(d)          As soon as practicable (and in any event within three (3) Business Days) after receipt of notice of either of the events described in SECTION 8(c), which notice shall include the amount of Alternative Preference Shares to which such holder is entitled and the basis for such conversion into Alternative Preference Shares, the Corporation shall (i) issue and deliver to such holder a certificate for the number of Alternative Preference Shares, if any, to which such holder is entitled in exchange for the certificates formerly representing the Series 6 Preferred Shares and (ii) pay to such holder, to the extent of funds legally available therefor, all declared and unpaid Dividends on the Series 6 Preferred Shares that are being converted into Alternative Preference Shares. Such conversion will be deemed to have been made on the Conversion Date, and the person entitled to receive the Alternative Preference Shares issuable upon such conversion shall be treated for all purposes as the record holder of such Alternative Preference Shares on such Conversion Date. In case fewer than all of the Series 6 Preferred Shares represented by any such certificate are to be converted into Alternative Preference Shares, a new certificate shall be issued representing the unconverted shares without cost to the holder thereof, except for any documentary, stamp or similar issue or transfer tax due because any certificates for Alternative Preference Shares or Series 6 Preferred Shares are issued in a name other than the name of the converting holder. The Corporation shall pay any documentary, stamp or similar issue or transfer tax due on the issue of Alternative Preference Shares upon conversion or due upon the issuance of a new certificate for any Series 6 Preferred Shares not converted other than any such tax due because Alternative Preference Shares or a certificate for Series 6 Preferred Shares are issued in a name other than the name of the converting holder.

SECTION 9.        Additional Definitions. For purposes of this Designation, the following terms shall have the following meanings

(a)          “A&R OpCo LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Midas OpCo LLC, dated as of [--], by and among Midas OpCo LLC (“OpCo”) and its Members (as defined therein), as such agreement may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time.

(b)          “Additional Rate” means an annual rate initially equal to 7.0% per annum, increasing by 1.0% on every anniversary of the occurrence of the Specified Event.

(c)          “Affiliate” means, with respect to any person, any other person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified person. Notwithstanding the foregoing, the Corporation, its subsidiaries and its other controlled Affiliates shall not be considered Affiliates of the Investor.

(d)         “Alternative Preference Shares” means the Series 7 Preferred Shares so denominated and authorized by the Corporation concurrently with the Series 6 Preferred Shares.

(e)         “Beneficially Own,” “Beneficially Owned” or “Beneficial Ownership” has the meaning set forth in Rule 13d-3 of the rules and regulations promulgated under the Exchange Act, except that for purposes hereof the words “within sixty days” in Rule 13d-3(d)(1)(i) shall not apply, to the effect that a person shall be deemed to be the Beneficial Owner of a security if that person has the right to acquire beneficial ownership of such security at any time. For the avoidance of doubt, for purposes hereof, except where otherwise expressly provided herein, the Investor (or any other person) shall at all times be deemed to have Beneficial Ownership of Class A Shares issuable upon conversion of the Series 6 Preferred Shares directly or indirectly held by them, irrespective of any applicable restrictions on transfer, conversion or voting.

(f)           “Board of Directors” means the board of directors of the Corporation.

(g)          “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law, regulation or executive order to close in New York City, New York.

(h)          “Closing Price” of the Class A Shares on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the Exchange or, if the Class A Shares are not listed or admitted for trading on an Exchange, as reported on the quotation system on which such security is quoted. If the Class A Shares are not listed or admitted for trading on an Exchange and not reported on a quotation system on the relevant date, the “closing price” will be the last quoted bid price for the Class A Shares in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If the Class A Shares are not so quoted, the last reported sale price will be the average of the mid-point of the last bid and ask prices for the Class A Shares on the relevant date from each of at least three (3) nationally recognized investment banking firms selected by the Corporation for this purpose.

(i)           “Common Shares” means the Class A Shares, the Class B Shares and any other common shares in the capital of the Corporation.

(j)           “Common Unit” means a unit representing limited liability company interests in OpCo and constituting a “Common Unit” as defined in the A&R OpCo Operating Agreement.

(k)           “control,” “controlling,” “controlled by” and “under common control with,” with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of Voting Stock, by contract or otherwise.

(l)           “Convertible Security” means any debt or other evidences of indebtedness, shares of capital or other securities directly or indirectly convertible into or exercisable or exchangeable for Class A Shares, including for the avoidance of doubt, but not limited to, the Common Units and the Class C Shares which are exchangeable for Class A Shares subject to the terms and conditions of the A&R OpCo LLC Agreement.

(m)          “Corporation” means MDC Stagwell Holdings Inc., a Delaware corporation .

(n)          “Current Market Price” of Class A Shares on any day means the average of the Closing Prices per Class A Share for each of the five (5) consecutive Trading Days ending on the earlier of the day in question and the day before the Ex-Dividend Date with respect to the issuance or distribution requiring such computation.

(o)          “Designation” mean this Designation of the Series 6 Preferred Shares.

(p)          “Dividend Payment Date” means (i) each January 1, April 1, July 1 and October 1 of each year, or (ii) with respect to any Series 6 Preferred Share that is to be converted or redeemed, the Conversion Date or the Redemption Date, as applicable; provided that if any such Dividend Payment Date would otherwise occur on a day that is not a Business Day, such Dividend Payment Date shall instead be (and any dividend payable on Series 6 Preferred Shares on such Dividend Date shall instead be payable on) the immediately succeeding Business Day.

(q)          “Dividend Period” means the period which commences on and includes a Dividend Payment Date (other than the initial Dividend Period which shall commence on and include the date on which the Specified Event occurs) pursuant to clauses (i) and (ii) of the definition of “Dividend Payment Date” and ends on and includes the calendar day next preceding the next Dividend Payment Date.

(r)           “Ex-Dividend Date” means, with respect to any issuance or distribution, the first date on which the Class A Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance or distribution.

(s)          “Exchange” means Nasdaq and, if the Class A Shares are not then listed on Nasdaq, the principal other U.S. national or regional securities exchange or market on which the Class A Shares are then listed.

(t)          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(u)          “Fair Market Value” of the Class A Shares or any other security or property means the fair market value thereof as determined in good faith by the Board of Directors, which determination must be set forth in a written resolution of the Board of Directors, in accordance with the following rules:

(i)          for Class A Shares or other security traded or quoted on an Exchange, the Fair Market Value will be the average of the Closing Prices of such security on such Exchange over a ten (10) consecutive Trading Day period, ending on the Trading Day immediately prior to the date of determination; and

(ii)         for any other property, the Fair Market Value shall be determined by the Board of Directors assuming a willing buyer and a willing seller in an arm’s-length transaction.

(v)          “Fundamental Change” shall be deemed to have occurred at such time as any of the following events shall occur:

(i)          any “person” or “group”, other than the Corporation, its Subsidiaries or any employee benefits plan of the Corporation or its Subsidiaries or Stagwell and its Permitted Transferees (as such term is defined in the A&R OpCo LLC Agreement), files, or is required by applicable law to file, a Schedule 13D or Schedule TO (or any successor schedule, form or report) pursuant to the Exchange Act, disclosing that such person has become the direct or indirect beneficial owner of shares with a majority of the total voting power of the Corporation’s outstanding Voting Stock; unless such beneficial ownership arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act; or

(ii)         the Corporation or OpCo amalgamates, consolidates with or merges with or into another person (other than through a Permitted Transaction), or sells, conveys, transfers, leases or otherwise disposes of all or substantially all of the consolidated properties and assets of the Corporation and its Subsidiaries (excluding for purposes of the calculation non-controlling interests and third party minority interests) to any person (other than a Subsidiary of the Corporation or, with respect to OpCo, the Corporation) or any person (other than a Subsidiary of the Corporation or, with respect to OpCo, the Corporation) consolidates with, amalgamates or merges with or into the Corporation or OpCo (other than through a Permitted Transaction).

(w)         “group” has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act.

(x)           “hereof,” “herein” and “hereunder” and words of similar import refer to this Designation as a whole and not merely to any particular clause, provision, section or subsection.

(y)          “Investor” means Stagwell Agency Holdings LLC.

(z)           “Junior Securities” means the Common Shares and each other class or series of shares in the capital of the Corporation the terms of which do not expressly provide that they rank senior in preference or priority to or on parity, without preference or priority, with the Series 6 Preferred Shares with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation.

(aa)        “Market Disruption Event” means, with respect to the Class A Shares, (i) a failure by the Exchange to open for trading during its regular trading session or (ii) the occurrence or existence for more than one half hour period in the aggregate on any scheduled Trading Day for the Class A Shares of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the Exchange, or otherwise) in the Class A Shares or in any options, contracts or future contracts relating to the Class A Shares, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

(bb)        “Nasdaq” means The NASDAQ Global Market.

(cc)        “Original Purchase Price” means $[ ]1 per Series 6 Preferred Share.

(dd)        “Parity Securities” means any shares in the capital of the Corporation the terms of which expressly provide that they will rank on parity, without preference or priority, with the Series 6 Preferred Shares with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation. For the avoidance of doubt, the Series 4 Preferred Shares of the Corporation, the Series 5 Preferred Shares of the Corporation, the Alternative Shares and, upon and subject to their issuance as contemplated by the Letter Agreement, the Series 8 Preferred Shares and Series 9 Preferred Shares of the Corporation are Parity Securities.

(ee)        “Permitted Transactions” means an amalgamation, consolidation or merger (1) of the Corporation with or into a Subsidiary of the Corporation (including OpCo), (2) of a Subsidiary of the Corporation (including OpCo) with or into the Corporation, (3) of the Corporation with or into a person of which the Corporation is a Subsidiary, or of such person with or into the Corporation, or (4) in which (A) all of the persons that beneficially own the Voting Stock of the Corporation immediately prior to the transaction and Permitted Transferees (as such term is defined in the A&R OpCo LLC Agreement) own, directly or indirectly, shares with a majority of the total voting power of all outstanding Voting Stock of the surviving or transferee person immediately after the transaction in substantially the same proportion as their ownership of the Corporation’s Voting Stock immediately prior to the transaction or (B) with respect to OpCo, if persons that beneficially own the equity interests of OpCo immediately prior to the transaction and Permitted Transferees (as defined in the A&R OpCo LLC Agreement) own, directly or indirectly, a majority of the equity interests of OpCo immediately after the transaction in substantially the same proportion as their ownership of OpCo’s equity interests immediately prior to the transaction, in each case of the foregoing items (1) through (4) which does not result in any of the following:

(i)         any of the items set forth in SECTION 3(b) with respect to which the approval of the holders of Series 6 Preferred Shares is required;

(ii)        the conversion of the Series 6 Preferred Shares into cash, stock or other property, or the right to receive cash, stock or property, or some combination thereof; other than conversion, in a transaction as described in clause (dd)(4) above, of the Series 6 Preferred

Shares into a series of preferred shares having the same rights, preferences and privileges as the Series 6 Preferred Shares; or

1 Note to Draft:To reflect any accretion as of the revised Series 6 Original Issuance Date set forth below.

(iii)      the cancellation of such Series 6 Preferred Shares.

(ee)        “Permitted Transferee” means any holder of Series 6 Preferred Shares who received such Series 6 Preferred Shares in a Permitted Transfer (as defined in the Securities Purchase Agreement), provided that such holder agrees, for the benefit of the Corporation, to comply with Section 4.05 of the Securities Purchase Agreement.

(ff)          “person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government, any agency or political subdivisions thereof or other “person” as contemplated by Section 13(d) of the Exchange Act.

(gg)        “Qualifying Transaction” means a Fundamental Change: (i) with regard to which the holder of Series 6 Preferred Shares is entitled to receive, directly or indirectly, in respect of its Series 6 Preferred Shares, in connection with the consummation of such transaction (including pursuant to the conversion of the Series 6 Preferred Shares (without regard to limitations or restrictions on conversion) or the purchase or exchange of such Series 6 Preferred Shares in a tender or exchange offer), consideration consisting solely of cash, equity securities that are immediately tradable on a national securities exchange and that have (or the equity securities of the predecessor of the issuer of such equity securities have) an average trading volume per trading day over the thirty (30) trading days preceding public announcement of such transaction at least equal to that of the Class A Shares over the thirty (30) trading days preceding public announcement of such transaction, or a combination of cash and such equity consideration (collectively, “qualifying consideration”), which qualifying consideration is in an amount per outstanding Series 6 Preferred Share that is at least equal to the Base Liquidation Preference of such Series 6 Preferred Share plus all accrued but unpaid dividends thereon (with the value of any non-cash consideration being the Fair Market Value of such non-cash consideration at the time of signing of the definitive transaction agreement for the applicable transaction) or (ii) that is otherwise consented to by the holders of two-thirds of the outstanding Series 6 Preferred Shares.

(hh)        “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(ii)          “Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated as of March 14, 2019, between MDC Partners Inc. and the Investor.

(jj)          “Senior Securities” means any shares in the capital of the Corporation the terms of which expressly provide that they will rank senior in preference or priority to the Series 6 Preferred Shares with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation.

(kk)        “Series 6 Original Issuance Date” means [ ]2.

2 Note to Draft: To be the date upon which the up-C merger occurs.

(ll)          “share capital” means any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital, partnership interests (whether general or limited) or equivalent ownership interests in or issued by such person, and with respect to the Corporation includes, without limitation, any and all Common Shares and the Preference Shares.

(mm)      “Specified Event” means the tenth (10th) Business Day after the consummation of a Fundamental Change that does not constitute a Qualifying Transaction.

(nn)        “Stagwell” means Stagwell Media LP, a Delaware limited partnership.

(nn)        “Subsidiary” means with respect to any person, any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by, or, in the case of a partnership, the sole general partner or the managing partner or the only general partners of which are, such person and one or more Subsidiaries of such person (or a combination thereof). Unless otherwise specified, “Subsidiary” means a Subsidiary of the Corporation.

(oo)        “Trading Day” means any day on which (i) there is no Market Disruption Event and (ii) the Exchange is open for trading or, if the Class A Shares are not so listed, admitted for trading or quoted, any Business Day. A Trading Day only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant Exchange.

(pp)        “Voting Stock” means the Class A Shares, the Class B Shares and the Class C Shares and securities of any class or kind ordinarily having the power to vote generally for the election of directors of the Board of Directors of the Corporation or its successor.

(qq)       Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Accretion Rate	SECTION 3(b)
Additional Class A Shares	SECTION 6(f)(v)(B)
Additional Dividends	SECTION 2(b)(i)
Aggregate Amount	SECTION 6(f)(iii)
Base Liquidation Preference	SECTION 3(b)
Class A Equivalents	SECTION 6(f)(v)(B)
Class A Shares	SECTION 3(a)
Class A Shares Outstanding	SECTION 6(f)(ii)
Class B Shares	SECTION 3(a)
Class C Shares	SECTION 3(a)
Conversion Amount	SECTION 6(a)
Conversion Date	SECTION 6(a)
Conversion Price	SECTION 6(a)
Disposition Event	SECTION 6(f)(iv)
Dividends	SECTION 2(b)(i)

Expiration Date	SECTION 6(f)(iii)
Expiration Time	SECTION 6(f)(iii)(A)
Letter Agreement	SECTION 6(f)(v)(B)(7)
Liquidation Preference	SECTION 3(a)
Maximum Voting Power	SECTION 6(b)
Participating Dividends	SECTION 2(a)
Purchased Shares	SECTION 6(f)(iii)
qualifying consideration	SECTION 9(ee)
Quarterly Compounding Date	SECTION 3(b)
Redemption Date	SECTION 7(a)(i)
Redemption Notice	SECTION 7(a)(ii)
Redemption Price	SECTION 7(a)(i)
Reference Property	SECTION 6(f)(iv)
Rights Trigger	SECTION 6(f)(xii)
Series 6 Preferred Shares	SECTION 1
Special Conversion Shares	SECTION 8(c)

SECTION 10.        Miscellaneous. For purposes of this Designation, the following provisions shall apply:

(a)          Withholding Tax. Notwithstanding any other provision of this Designation, the Corporation may deduct or withhold from any payment, distribution, issuance or delivery (whether in cash or in shares) to be made pursuant to this Designation any amounts required or permitted by law to be deducted or withheld from any such payment, distribution, issuance or delivery and shall remit any such amounts to the relevant tax authority as required. If the cash component of any payment, distribution, issuance or delivery to be made pursuant to this Designation is less than the amount that the Corporation is so required or permitted to deduct or withhold, the Corporation shall be permitted to deduct and withhold from any noncash payment, distribution, issuance or delivery to be made pursuant to this Designation any amounts required or permitted by law to be deducted or withheld from any such payment, distribution, issuance or delivery and to dispose of such property in order to remit any amount required to be remitted to any relevant tax authority. Notwithstanding the foregoing, the amount of any payment, distribution, issuance or delivery made to a holder of Series 6 Preferred Shares pursuant to this Designation shall be considered to be the amount of the payment, distribution, issuance or delivery received by such holder plus any amount deducted or withheld pursuant to this SECTION 10. In the absence of any such deduction or withholding by the Corporation, and unless agreed otherwise by the Corporation in writing, holders of Series 6 Preferred Shares shall be responsible for all withholding taxes in respect of any payment, distribution, issuance or delivery made or credited to them pursuant to this Designation and shall indemnify and hold harmless the Corporation on an after-tax basis (for this purpose, having regard only to taxes for which the Corporation is liable for any such taxes imposed on any payment, distribution, issuance or delivery made or credited to them pursuant to this Designation.

(b)          Wire or Electronic Transfer of Funds. Notwithstanding any other right, privilege, restriction or condition attaching to the Series 6 Preferred Shares, the Corporation may, at its option, make any payment due to registered holders of Series 6 Preferred Shares by way of a wire or electronic transfer of funds to such holders. If a payment is made by way of a wire or electronic transfer of funds, the Corporation shall be responsible for any applicable charges or fees relating to the making of such transfer. As soon as practicable following the determination by the Corporation that a payment is to be made by way of a wire or electronic transfer of funds, the Corporation shall provide a notice to the applicable registered holders of Series 6 Preferred Shares at their respective addresses appearing on the books of the Corporation. Such notice shall request that each applicable registered holder of Series 6 Preferred Shares provide the particulars of an account of such holder with a chartered bank in the United States to which the wire or electronic transfer of funds shall be directed. If the Corporation does not receive account particulars from a registered holder of Series 6 Preferred Shares prior to the date such payment is to be made, the Corporation shall deposit the funds otherwise payable to such holder in a special account or accounts in trust for such holder. The making of a payment by way of a wire or electronic transfer of funds or the deposit by the Corporation of funds otherwise payable to a holder in a special account or accounts in trust for such holder shall be deemed to constitute payment by the Corporation on the date thereof and shall satisfy and discharge all liabilities of the Corporation for such payment to the extent of the amount represented by such transfer or deposit.

(c)          Amendments. The provisions attaching to the Series 6 Preferred Shares may be deleted, varied, modified, amended or amplified by amendment with such approval as may then be required by this Designation and the General Corporation Law of the State of Delaware.

(d)          U.S. Currency. Unless otherwise stated, all references herein to sums of money are expressed in lawful money of the United States.

EXHIBIT D

Designation of Series 7 Convertible Preferred Stock

DESIGNATION
OF
SERIES 7 CONVERTIBLE PREFERRED STOCK
OF
MDC STAGWELL HOLDINGS INC.

SECTION 1.        Designation and Amount. The designation of this series of Preferred Stock is “Series 7 Convertible Preferred Stock” (the “Series 7 Preferred Shares”), no par value, and the number of shares constituting such series is Twenty Million (20,000,000). Subject to the Certificate of Incorporation, such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Convertible Preferred Shares to less than the number of shares then issued and outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

SECTION 2.        Dividends.

(a)          (i)          Each holder of issued and outstanding Series 7 Preferred Shares will be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends for each Series 7 Preferred Share, dividends of the same type as any dividends or other distribution, whether in cash, in kind or in other property, payable or to be made on outstanding Class A Subordinate Voting Shares of the Corporation (the “Class A Shares”), in an amount equal to the amount of such dividends or other distribution as would be made on the number of Class A Shares into which such Series 7 Preferred Shares could be converted on the applicable record date for such dividends or other distribution on the Class A Shares, without giving effect to the limitations set forth in SECTION 6(b) after aggregating all shares held by the same holder (the “Participating Dividends”) and disregarding any rounding for fractional amounts; provided, however, that notwithstanding the above, the holders of Series 7 Preferred Shares shall not be entitled to receive any dividends or distributions for which an adjustment to the Conversion Amount (as defined below) shall be made pursuant to SECTION 6(f)(i)(A) or SECTION 6(f)(ii) (and such dividends or distributions that are not payable to the holders of Series 7 Preferred Shares as a result of this proviso shall not be deemed to be Participating Dividends).

(ii)         Participating Dividends are payable at the same time as and when such dividends or other distributions on the Class A Shares are paid to the holders of Class A Shares and are payable to holders of record of Series 7 Preferred Shares on the record date for the corresponding dividend or distribution on the Class A Shares.

(b)          Holders of the Series 7 Preferred Shares are not entitled to any dividend, whether payable in cash, in kind or other property, in excess of the Participating Dividends as provided in this SECTION 2.

(c)          The Corporation shall pay Participating Dividends (less any tax required to be deducted and withheld by the Corporation), except in case of redemption or conversion in which case payment of Participating Dividends shall be made on surrender of the certificate, if any, representing the Series 7 Preferred Shares to be redeemed or converted, by electronic funds transfer or by sending to each holder of Series 7 Preferred Shares a check for such Participating Dividends payable to the order of such holder or, in the case of joint holders, to the order of all such holders failing written instructions from them to the contrary or in such other manner, not contrary to applicable law, as the Corporation shall reasonably determine. The making of such payment or the posting or delivery of such check on or before the date on which such Dividend is to be paid to a holder shall be deemed to be payment and shall satisfy and discharge all liabilities for the payment of such Dividends to the extent of the sum represented thereby (plus the amount of any tax required to be and in fact deducted and withheld by the Corporation from the related Dividends as aforesaid and remitted to the proper taxing authority) unless such check is not honored when presented for payment. Subject to applicable law, Dividends which are represented by a check which has not been presented to the Corporation’s bankers for payment or that otherwise remain unclaimed for a period of six years from the date on which they were declared to be payable shall be forfeited to the Corporation.

SECTION 3.        Liquidation Entitlement.

(a)          Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, each Series 7 Preferred Share entitles the holder thereof to receive and to be paid out of the assets of the Corporation available for distribution, before any distribution or payment may be made to a holder of any Class A Shares, any Class B Shares of the Corporation (the “Class B Shares”) any Class C Shares of the Corporation (the “Class C Shares”) or any other shares ranking junior as to capital to the Series 7 Preferred Shares, an amount per Series 7 Preferred Share equal to the amount the holder of the Series 7 Preferred Share would have received if such holder had converted such Series 7 Preferred Share into a Class A Share immediately prior thereto, without giving effect to the limitations set forth in SECTION 6(b) and disregarding any rounding for fractional amounts (the “Liquidation Entitlement”).

(b)          After payment to the holders of the Series 7 Preferred Shares of the full Liquidation Entitlement to which they are entitled, the Series 7 Preferred Shares as such will have no right or claim to any of the assets of the Corporation.

(c)          The value of any property not consisting of cash that is distributed by the Corporation to the holders of the Series 7 Preferred Shares will equal the Fair Market Value thereof on the date of distribution.

SECTION 4.        Voting Rights. The holders of the Series 7 Preferred Shares shall not be entitled as such, except as required by law, to receive notice of or to attend any meeting of the shareholders of the Corporation or to vote at any such meeting but shall be entitled to receive notice of meetings of shareholders of the Corporation called for the purpose of authorizing the dissolution of the Corporation or the sale of its undertaking or a substantial part thereof. The approval of the holders of the Series 7 Preferred Shares with respect to any and all matters referred to in this Designation may be given in writing by all of the holders of the Series 7 Preferred Shares outstanding or by resolution duly passed and carried as may then be required by the General Corporation Law of the State of Delaware at a meeting of the holders of the Series 7 Preferred Shares duly called and held for the purpose of considering the subject matter of such resolution and at which holders of not less than a majority of all Series 7 Preferred Shares then outstanding are present in person or represented by proxy in accordance with the by-laws of the Corporation; provided, however, that if at any such meeting, when originally held, the holders of at least a majority of all Series 7 Preferred Shares then outstanding are not present in person or so represented by proxy within 30 minutes after the time fixed for the meeting, then the meeting shall be adjourned to such date, being not less than fifteen (15) days later. Notice of any such original meeting of the holders of the Series 7 Preferred Shares shall be given not less than twenty-one (21) days prior to the date fixed for such meeting and shall specify in general terms the purpose for which the meeting is called, and notice of any such adjourned meeting shall be given not less than ten (10) days prior to the date fixed for such adjourned meeting, but it shall not be necessary to specify in such notice the purpose for which the adjourned meeting is called. The formalities to be observed with respect to the giving of notice of any such original meeting or adjourned meeting and the conduct of it shall be those from time to time prescribed in the by-laws of the Corporation with respect to meetings of shareholders. On every poll taken at any such original meeting or adjourned meeting, each holder of Series 7 Preferred Shares present in person or represented by proxy shall be entitled to one vote for each of the Series 7 Preferred Shares held by such holder.

SECTION 5.        Purchase for Cancellation. Subject to such provisions of the General Corporation Law of the State of Delaware as may be applicable, the Corporation may at any time or times purchase (if obtainable) for cancellation all or any part of the Series 7 Preferred Shares outstanding from time to time: (a) through the facilities of any Exchange or market on which the Series 7 Preferred Shares are listed, (b) by invitation for tenders addressed to all the holders of record of the Series 7 Preferred Shares outstanding, or (c) in any other manner, in each case at the lowest price or prices at which, in the opinion of the Board of Directors, such shares are obtainable.

SECTION 6.        Conversion.

Each Series 7 Preferred Share is convertible into Class A Shares as provided in this SECTION 6.

(a)          Conversion at the Option of Holders of Series 7 Preferred Shares. Subject to SECTION 6(b), each holder of Series 7 Preferred Shares is entitled to convert, in whole or in part, at any time and from time to time, at the option and election of such holder, each outstanding Series 7 Preferred Share held by such holder into a number of duly authorized, validly issued, fully paid and nonassessable Class A Shares equal to the number determined by dividing (i) one (1) by (ii) the Conversion Amount in effect at the time of conversion. The “Conversion Amount” initially is one (1), as adjusted from time to time as provided in SECTION 6(f). In order to convert the Series 7 Preferred Shares into Class A Shares, the holder must surrender the certificates representing such Series 7 Preferred Shares, accompanied by transfer instruments satisfactory to the Corporation, free of any adverse interest or liens at the office of the Corporation’s transfer agent for the Series 7 Preferred Shares, together with written notice that such holder elects to convert all or such number of shares represented by such certificates as specified therein. With respect to a conversion pursuant to this SECTION 6(a), the date of receipt of such certificates, together with such notice and such other information or documents as may be required by the Corporation (including any certificates delivered pursuant to SECTION 6(b)), by the transfer agent or the Corporation will be the date of conversion (the “Conversion Date”).

(b)          Limitations on Conversion. Notwithstanding SECTION 6(a), the Corporation shall not effect any conversion of the Series 7 Preferred Shares or otherwise issue Class A Shares pursuant to SECTION 6(a), and no holder of Series 7 Preferred Shares will be permitted to convert Series 7 Preferred Shares into Class A Shares if, and to the extent that, following such conversion, either (i) such holder’s aggregate voting power on a matter being voted on by holders of Class A Shares would exceed 19.9% of the Maximum Voting Power (as defined below) or (ii) such holder would Beneficially Own more than 19.9% of the then outstanding Common Shares; provided, however, that such conversion restriction shall not apply to any conversion in connection with and subject to completion of (A) a public sale of the Class A Shares to be issued upon such conversion, if following consummation of such public sale such holder will not Beneficially Own in excess of 19.9% of the then outstanding Class A Shares or (B) a bona fide third party tender offer for the Class A Shares issuable thereupon. For purposes of the foregoing sentence, the number of Class A Shares Beneficially Owned by a holder shall include the number of Class A Shares issuable upon conversion of the Series 7 Preferred Shares with respect to which a conversion notice has been given, but shall exclude the number of Class A Shares which would be issuable upon conversion or exercise of the remaining, unconverted portion of the Series 7 Preferred Shares Beneficially Owned by such holder. Upon the written request of the holder, the Corporation shall within two (2) Business Days confirm in writing (which may be by email) to any holder the number of Class A Shares, Class B Shares and Class C Shares then outstanding. In connection with any conversion and as a condition to the Corporation effecting such conversion, upon request of the Corporation, a holder of Series 7 Preferred Shares shall deliver to the Corporation a certificate, signed by a duly authorized officer of such holder, no less than twelve (12) Business Days prior to the applicable conversion, certifying that, after giving effect to such conversion, (i) such holder’s aggregate voting power on a matter being voted on by holders of Class A Shares will not exceed 19.9% of the Maximum Voting Power or (ii) such holder will not Beneficially Own more than 19.9% of the then outstanding Common Shares. For purposes hereof, “Maximum Voting Power” means, at the time of determination of the Maximum Voting Power, the total number of votes which may be cast by all shares of the Corporation’s capital on a matter subject to the vote of the Common Shares and any other securities that constitute Voting Stock voting together as a single class and after giving effect to any limitation on voting power set forth herein and the certificate of designation or other similar document governing other Voting Stock. For purposes of this SECTION 6(b), the aggregate voting power and Beneficial Ownership of Common Shares held b the Affiliates of a holder shall be attributed to such holder.

(c)          Automatic Conversion.

(i)          If at any time the limitations in SECTION 6(b) would not prevent the conversion of one or more Series 7 Preferred Shares into Class A Shares then, subject to any lapse or expiration of the applicable waiting period, or approval, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or other applicable antitrust law, the maximum number of Series 7 Preferred Shares held by a holder and its Affiliates that can convert into Class A Shares without violating the limitations in SECTION 6(b) will automatically convert into Class A Shares, provided that such automatic conversion shall only occur if the number of Series 7 Preferred Shares that would be converted on the Conversion Date is equal to or greater than the lesser of (x) 1,000 and (y) all shares then held by such holder and its Affiliates; provided, further, that if the number of Series 7 Preferred Shares that may be converted pursuant to this SECTION 6(c)(i) is less than all shares of the Series 7 Preferred Shares Beneficially Owned by a holder and its Affiliates, the Corporation shall select the Series 7 Preferred Shares to be converted by lot or in such other equitable manner as the Corporation may determine.

(d)          Fractional Shares. No fractional Class A Shares will be issued upon conversion of the Series 7 Preferred Shares. In lieu of fractional shares, the Corporation shall round, to the nearest whole number, the number of Class A Shares to be issued upon conversion of the Series 7 Preferred Shares. If more than one Series 7 Preferred Share is being converted at one time by or for the benefit of the same holder, then the number of full shares issuable upon conversion will be calculated on the basis of the aggregate number of Series 7 Preferred Shares converted by or for the benefit of such holder at such time.

(e)          Mechanics of Conversion.

(i)          Promptly after the Conversion Date (and in any event within three (3) Business Days), the Corporation shall (A) issue and deliver to such holder the number of Class A Shares to which such holder is entitled in exchange for the certificates formerly representing Series 7 Preferred Shares and (B) pay to such holder, to the extent of funds legally available therefor, all declared and unpaid Participating Dividends on the Series 7 Preferred Shares that are being converted into Class A Shares. Such conversion will be deemed to have been made on the Conversion Date, and the person entitled to receive the Class A Shares issuable upon such conversion shall be treated for all purposes as the record holder of such Class A Shares on such Conversion Date. In case fewer than all the shares represented by any such certificate are to be converted, a new certificate shall be issued representing the unconverted shares without cost to the holder thereof, except for any documentary, stamp or similar issue or transfer tax due because any certificates for Class A Shares or Series 7 Preferred Shares are issued in a name other than the name of the converting holder. The Corporation shall pay any documentary, stamp or similar issue or transfer tax due on the issue of Class A Shares upon conversion or due upon the issuance of a new certificate for any Series 7 Preferred Shares not converted other than any such tax due because Class A Shares or a certificate for Series 7 Preferred Shares are issued in a name other than the name of the converting holder.

(ii)         From and after the Conversion Date, the Series 7 Preferred Shares to be converted on such Conversion Date will no longer be deemed to be outstanding, and all rights of the holder thereof as a holder of Series 7 Preferred Shares (except the right to receive from the Corporation the Class A Shares upon conversion, together with the right to receive any declared and unpaid Participating Dividends thereon) shall cease and terminate with respect to such shares; provided, that in the event that a Series 7 Preferred Share is not converted, such Series 7 Preferred Share will remain outstanding and will be entitled to all of the rights as provided herein.

(iii)        If the conversion is in connection with any sale, transfer or other disposition of the Class A Shares issuable upon conversion of the Series 7 Preferred Shares, the conversion may, at the option of any holder tendering any Series 7 Preferred Share for conversion, be conditioned upon the closing of the sale, transfer or the disposition of Class A Shares issuable upon conversion of Series 7 Preferred Shares with the underwriter, transferee or other acquirer in such sale, transfer or disposition, in which event such conversion of such Series 7 Preferred Shares shall not be deemed to have occurred until immediately prior to the closing of such sale, transfer or other disposition.

(iv)        All Class A Shares issued upon conversion of the Series 7 Preferred Shares will, upon issuance by the Corporation, be duly and validly issued, fully paid and nonassessable.

(f)          Adjustments to Conversion Amount.

(i)          Adjustment for Change In Share Capital.

(A) If the Corporation shall, at any time and from time to time while any Series 7 Preferred Shares are outstanding, issue a dividend or make a distribution on its Class A Shares payable in its Class A Shares to all or substantially all holders of its Class A Shares, then the Conversion Amount at the opening of business on the Ex-Dividend Date for such dividend or distribution will be adjusted by multiplying such Conversion Amount by a fraction:

(1)    the numerator of which shall be the number of Class A Shares outstanding at the close of business on the Business Day immediately preceding such Ex-Dividend Date; and

(2)    the denominator of which shall be the sum of the number of Class A Shares outstanding at the close of business on the Business Day immediately preceding the Ex-Dividend Date for such dividend or distribution, plus the total number of Class A Shares constituting such dividend or other distribution.

If any dividend or distribution of the type described in this SECTION 6(f)(i)(A) is declared but not so paid or made, the Conversion Amount shall again be adjusted to the Conversion Amount which would then be in effect if such dividend or distribution had not been declared. Except as set forth in the preceding sentence, in no event shall the Conversion Amount be increased pursuant to this SECTION 6(f)(i)(A).

(B) If the Corporation shall, at any time or from time to time while any of the Series 7 Preferred Shares are outstanding, subdivide or reclassify its outstanding Class A Shares into a greater number of Class A Shares, then the Conversion Amount in effect at the opening of business on the day upon which such subdivision becomes effective shall be proportionately decreased, and conversely, if the Corporation shall, at any time or from time to time while any of the Series 7 Preferred Shares are outstanding, combine or reclassify its outstanding Class A Shares into a smaller number of Class A Shares, then the Conversion Amount in effect at the opening of business on the day upon which such combination or reclassification becomes effective shall be proportionately increased. In each such case, the Conversion Amount shall be adjusted by multiplying such Conversion Amount by a fraction, the numerator of which shall be the number of Class A Shares outstanding immediately prior to such subdivision or combination and the denominator of which shall be the number of Class A Shares outstanding immediately after giving effect to such subdivision, combination or reclassification. Such increase or reduction, as the case may be, shall become effective immediately after the opening of business on the day upon which such subdivision, combination or reclassification becomes effective.

(ii)         Adjustment for Rights Issue. If the Corporation shall, at any time or from time to time, while any Series 7 Preferred Shares are outstanding, distribute rights, options or warrants to all or substantially all holders of its Class A Shares entitling them, for a period expiring within sixty (60) days after the record date for such distribution, to purchase Class A Shares, or securities convertible into, or exchangeable or exercisable for, Class A Shares, in either case, at less than the average of the Closing Prices for the five (5) consecutive Trading Days immediately preceding the first public announcement of the distribution, then the Conversion Amount shall be adjusted so that the same shall equal the rate determined by multiplying the Conversion Amount in effect at the opening of business on the Ex-Dividend Date for such distribution by a fraction:

(A) the numerator of which shall be the sum of (1) the number of Class A Shares Outstanding on the close of business on the Business Day immediately preceding the Ex-Dividend Date for such distribution, plus (2) the number of Class A Shares that the aggregate offering price of the total number of Class A Shares issuable pursuant to such rights, options or warrants would purchase at the Current Market Price of the Class A Shares on the declaration date for such distribution (determined by multiplying such total number of Class A Shares so offered by the exercise price of such rights, options or warrants and dividing the product so obtained by such Current Market Price); and

(B) the denominator of which shall be the number of Class A Shares Outstanding at the close of business on the Business Day immediately preceding the Ex-Dividend Date for such distribution, plus the total number of additional Class A Shares issuable pursuant to such rights, options or warrants.

The term “Class A Shares Outstanding” shall mean, without duplication, and include the following, and the following shall be included whether vested or unvested, whether contingent or non-contingent and whether exercisable or not yet exercisable, and without regard to any other limitations or restrictions on conversion or exercise:

(1)         the number of Class A Shares, Class B Shares and Class C Shares then outstanding;

(2)         all Class A Shares issuable upon conversion of outstanding Series 7 Preferred Shares; and

(3)         all Class A Shares issuable upon exercise of outstanding options and any other Convertible Security.

Such adjustment shall become effective immediately after the opening of business on the Ex-Dividend Date for such distribution.

To the extent that Class A Shares are not delivered pursuant to such rights, options or warrants or upon the expiration or termination of such rights, options or warrants, the Conversion Amount shall be readjusted to the Conversion Amount that would then be in effect had the adjustments made upon the issuance of such rights, options or warrants been made on the basis of the delivery of only the number of Class A Shares actually delivered. In the event that such rights, options or warrants are not so distributed, the Conversion Amount shall again be adjusted to be the Conversion Amount which would then be in effect if the Ex-Dividend Date for such distribution had not occurred. In determining whether any rights, options or warrants entitle the holders to purchase Class A Shares at less than the average of the Closing Prices for the five (5) consecutive Trading Days immediately preceding the first public announcement of the relevant distribution, and in determining the aggregate offering price of such Class A Shares, there shall be taken into account any consideration received for such rights, options or warrants and the value of such consideration if other than cash, to be determined in good faith by the Board of Directors. Except as set forth in this paragraph, in no event shall the Conversion Amount be increased pursuant to this SECTION 6(f)(ii).

(iii)        Adjustment for Certain Tender Offers or Exchange Offers. In case the Corporation or any of its Subsidiaries shall, at any time or from time to time, while any Series 7 Preferred Shares are outstanding, distribute cash or other consideration in respect of a tender offer or an exchange offer (that is treated as a “tender offer” under U.S. federal securities laws) made by the Corporation or any Subsidiary for all or any portion of the Class A Shares, where the sum of the aggregate amount of such cash distributed and the aggregate Fair Market Value, as of the Expiration Date (as defined below), of such other consideration distributed (such sum, the “Aggregate Amount”) expressed as an amount per Class A Share validly tendered or exchanged, and not withdrawn, pursuant to such tender offer or exchange offer as of the Expiration Time (as defined below) (such tendered or exchanged Class A Shares, the “Purchased Shares”) exceeds the Closing Price per share of the Class A Shares on the Trading Day immediately following the last date (such last date, the “Expiration Date”) on which tenders or exchanges could have been made pursuant to such tender offer or exchange offer (as the same may be amended through the Expiration Date), then, and in each case, immediately after the close of business on such date, the Conversion Amount shall be decreased so that the same shall equal the rate determined by multiplying the Conversion Amount in effect immediately prior to the close of business on the Trading Day immediately following the Expiration Date by a fraction:

(A) the numerator of which shall be equal to the product of (1) the number of Class A Shares outstanding as of the last time (the “Expiration Time”) at which tenders or exchanges could have been made pursuant to such tender offer or exchange offer (including all Purchased Shares) and (2) the Closing Price per share of the Class A Shares on the Trading Day immediately following the Expiration Date; and

(B) the denominator of which is equal to the sum of (x) the Aggregate Amount and (y) the product of (I) an amount equal to (1) the number of Class A Shares outstanding as of the Expiration Time, less (2) the Purchased Shares and (II) the Closing Price per share of the Class A Shares on the Trading Day immediately following the Expiration Date.

An adjustment, if any, to the Conversion Amount pursuant to this SECTION 6(f)(iii) shall become effective immediately prior to the opening of business on the second Trading Day immediately following the Expiration Date. In the event that the Corporation or a Subsidiary is obligated to purchase Class A Shares pursuant to any such tender offer or exchange offer, but the Corporation or such Subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Amount shall again be adjusted to be the Conversion Amount which would then be in effect if such tender offer or exchange offer had not been made. Except as set forth in the preceding sentence, if the application of this SECTION 6(f)(iii) to any tender offer or exchange offer would result in an increase in the Conversion Amount, no adjustment shall be made for such tender offer or exchange offer under this SECTION 6(f)(iii).

(iv)        Disposition Events.

(A) If any of the following events (any such event, a “Disposition Event”) occurs:

(1)         any reclassification or exchange of the Class A Shares (other than as a result of a subdivision or combination);

(2)         any merger, amalgamation, consolidation or other combination to which the Corporation is a constituent party; or

(3)         any sale, conveyance, lease, or other disposal of all or substantially all the properties and assets of the Corporation to any other person;

in each case, as a result of which all of the holders of Class A Shares shall be entitled to receive cash, securities or other property for their Class A Shares, the Series 7 Preferred Shares converted following the effective date of any Disposition Event shall be converted, in lieu of the Class A Shares otherwise deliverable, into the same amount and type (in the same proportion) of cash, securities or other property received by holders of Class A Shares in the relevant event (collectively, “Reference Property”) received upon the occurrence of such Disposition Event by a holder of Class A Shares holding, immediately prior to the transaction, the number of Class A Shares into which such Series 7 Preferred Shares would have been converted pursuant to SECTION 6(a) without giving effect to any limitations on conversion set forth in SECTION 6(b) immediately prior to such Disposition Event; provided that if the Disposition Event provides the holders of Class A Shares with the right to receive more than a single type of consideration determined based in part upon any form of stockholder election, the Reference Property shall be comprised of the weighted average of the types and amounts of consideration received by the holders of the Class A Shares.

(B) The above provisions of this SECTION 6(f)(iv) shall similarly apply to successive Disposition Events. If this SECTION 6(f)(iv) applies to any event or occurrence, neither SECTION 6(f)(i) nor SECTION 6(f)(iii) shall apply; provided, however, that this SECTION 6(f)(iv) shall not apply to any share split or combination to which SECTION 6(f)(i) is applicable or to a liquidation, dissolution or winding up to which SECTION 3 applies. To the extent that equity securities of a company are received by the holders of Class A Shares in connection with a Disposition Event, the portion of the Series 7 Preferred Shares which will be convertible into such equity securities will continue to be subject to the anti-dilution adjustments set forth in this SECTION 6(f).

(v)         Minimum Adjustment. Notwithstanding the foregoing, the Conversion Amount will not be reduced if the amount of such reduction would be an amount less than one percent (1%) of such Conversion Amount, but any such amount will be carried forward and reduction with respect thereto will be made at the time that such amount, together with any subsequent amounts so carried forward, aggregates to one percent (1%) or more.

(vi)        When No Adjustment Required. Notwithstanding anything herein to the contrary, no adjustment to the Conversion Amount need be made:

(A) for a transaction referred to in SECTION 6(f)(i) or SECTION 6(f)(ii) if the Series 7 Preferred Shares participate, without conversion, in the transaction or event that would otherwise give rise to an adjustment pursuant to such Section at the same time as holders of the Class A Shares participate with respect to such transaction or event and on the same terms as holders of the Class A Shares participate with respect to such transaction or event as if the holders of Series 7 Preferred Shares, at such time, held a number of Class A Shares equal to the number of Class A Shares into which the Series 7 Preferred Shares were convertible at such time;

(B) for rights to purchase Class A Shares pursuant to any present or future plan by the Corporation for reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in Class A Shares under any plan; or

(C) for any event otherwise requiring an adjustment under this SECTION 6 if such event is not consummated.

(vii)       Rules of Calculation; Treasury Shares. All calculations will be made to the nearest one-hundredth of a cent or to the nearest one-ten thousandth of a share. Except as explicitly provided herein, the number of Class A Shares outstanding will be calculated on the basis of the number of issued and outstanding Class A Shares.

(viii)      Waiver. Notwithstanding the foregoing, the Conversion Amount will not be reduced if the Corporation receives, prior to the effective time of the adjustment to the Conversion Amount, written notice from the holders representing at least a majority of the then outstanding Series 7 Preferred Shares, voting together as a separate class, that no adjustment is to be made as the result of a particular issuance of Class A Shares or other dividend or other distribution on Class A Shares. This waiver will be limited in scope and will not be valid for any issuance of Class A Shares or other dividend or other distribution on Class A Shares not specifically provided for in such notice.

(ix)         Tax Adjustment. Anything in this SECTION 6 notwithstanding, the Corporation shall be entitled to make such downward adjustments in the Conversion Amount, in addition to those required by this SECTION 6, as the Board of Directors in its sole discretion shall determine to be advisable in order that any event treated for U.S. federal income tax purposes as a dividend or share split will not be taxable to the holders of Class A Shares.

(x)          No Duplication. If any action would require adjustment of the Conversion Amount pursuant to more than one of the provisions described in this SECTION 6 in a manner such that such adjustments are duplicative, only one adjustment shall be made.

(xi)         Provisions Governing Adjustment to Conversion Amount.  Rights, options or warrants distributed by the Corporation to all or substantially all holders of Class A Shares entitling the holders thereof to subscribe for or purchase shares of the Corporation’s capital (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (“Rights Trigger”): (A) are deemed to be transferred with such Class A Shares; (B) are not exercisable; and (C) are also issued in respect of future issuances of Class A Shares, shall be deemed not to have been distributed for purposes of SECTION 6(f)(i), (ii), (iii) or (iv) (and no adjustment to the Conversion Amount under SECTION 6(f)(i), (ii), (iii) or (iv) will be required) until the occurrence of the earliest Rights Trigger, whereupon such rights, options and warrants shall be deemed to have been distributed, and (x) if and to the extent such rights, options and warrants are exercisable for Class A Shares or the equivalents thereof, an appropriate adjustment (if any is required) to the Conversion Amount shall be made under SECTION 6(f)(ii) (without giving effect to the sixty (60) day limit on the exercisability of rights, options and warrants ordinarily subject to such SECTION 6(f)(ii)), and/or (y) if and to the extent such rights, options and warrants are exercisable for cash and/or any shares of the Corporation’s capital other than Class A Shares or Class A Share equivalents, shall be subject to the provisions of SECTION 2(a) applicable to Participating Dividends and shall be distributed to the holders of Series 7 Preferred Shares.  If any such right, option or warrant, including any such existing rights, options or warrants distributed prior to the Series 7 Original Issuance Date, are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Ex-Dividend Date with respect to new rights, options or warrants with such rights (and a termination or expiration of the existing rights, options or warrants without exercise by any of the holders thereof).  In addition, in the event of any distribution (or deemed distribution) of rights, options or warrants, or any Rights Trigger or other event (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Amount under SECTION 6(f)(i), (ii), (iii) or (iv) was made, (1) in the case of any such rights, options or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Amount shall be readjusted at the opening of business of the Corporation immediately following such final redemption or repurchase by multiplying such Conversion Amount by a fraction (x) the numerator of which shall be the Current Market Price per Class A Share on such date, less the amount equal to the per share redemption or repurchase price received by a holder or holders of Class A Shares with respect to such rights, options or warrants (assuming such holder had retained such rights, options or warrants), made to all or substantially all holders of Class A Shares as of the date of such redemption or repurchase and (y) the denominator of which shall be the Current Market Price, and (2) in the case of such rights, options or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Amount shall be readjusted as if such rights, options and warrants had not been issued. Notwithstanding the foregoing, (A) to the extent any such rights, options or warrants are redeemed by the Corporation prior to a Rights Trigger or are exchanged by the Corporation, in either case for Class A Shares, the Conversion Amount shall be appropriately readjusted (if and to the extent previously adjusted pursuant to this SECTION 6(f)(xi)) as if such rights, options or warrants had not been issued, and instead the Conversion Amount will be adjusted as if the Corporation had issued the Class A Shares issued upon such redemption or exchange as a dividend or distribution of Class A Shares subject to SECTION 6(f)(i)(A) and (B) to the extent any such rights, options or warrants are redeemed by the Corporation prior to a Rights Trigger or are exchanged by the Corporation, in either case for any shares of the Corporation’s capital (other than Class A Shares) or any other assets of the Corporation, such redemption or exchange shall be deemed to be a distribution and shall be subject to, and paid to the holders of Series 7 Preferred Shares pursuant to, the provisions of SECTION 2(a) applicable to Participating Dividends.

(xii)        Notwithstanding anything herein to the contrary, any adjustment of the Conversion Amount or entitlement to acquire Class A Shares pursuant to this Designation shall be subject to the rules of the Exchange to the extent required to comply with such rules. If after the date of effectiveness of this Designation there is a change in the applicable rules of the Exchange on which the Class A Shares are listed at the time such change becomes effective or in the interpretation of such applicable rules that would cause the Class A Shares to be delisted by such Exchange as a result of the terms of this Designation, the rights of the holders of the Series 7 Preferred Shares set forth in this Designation shall thereafter be limited to the extent required by such changed rules in order for the Class A Shares to continue to be listed on such Exchange.

(xiii)       Notwithstanding anything to the contrary in this Designation, if an adjustment to the Conversion Amount becomes effective on any Ex-Dividend Date as described herein, and a holder of Series 7 Preferred Shares that have been converted on or after such Ex-Dividend Date and on or prior to the related record date would be treated as the record holder of Class A Shares as of the related Conversion Date based on an adjusted Conversion Amount for such Ex-Dividend Date, then, notwithstanding such Conversion Amount adjustment provisions, the Conversion Amount adjustment relating to such Ex-Dividend Date will not be made for such converted Series 7 Preferred Shares. Instead, the holder of such converted Series 7 Preferred Shares will be treated as if such holder were the record owner of the Class A Shares on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

(g)          Notice of Record Date. In the event of:

(i)          any share split or combination of the outstanding Class A Shares;

(ii)         any declaration or making of a dividend or other distribution to holders of Class A Shares in additional Class A Shares, any other share capital, other securities or other property (including, but not limited to, cash and evidences of indebtedness);

(iii)        any reclassification or change to which SECTION 6(f)(i)(B) applies;

(iv)        the dissolution, liquidation or winding up of the Corporation; or

(v)         any other event constituting a Disposition Event;

then the Corporation shall file with its corporate records and mail to the holders of the Series 7 Preferred Shares at their last addresses as shown on the records of the Corporation, at least ten (10) days prior to the record date specified in (A) below or ten (10) days prior to the date specified in (B) below, a notice stating:

(A) the record date of such share split, combination, dividend or other distribution, or, if a record is not to be taken, the date as of which the holders of Class A Shares of record to be entitled to such share split, combination, dividend or other distribution are to be determined, or

(B) the date on which such reclassification, change, dissolution, liquidation, winding up or other event constituting a Disposition Event, is estimated to become effective, and the date as of which it is expected that holders of Class A Shares of record will be entitled to exchange their Class A Shares for the share capital, other securities or other property (including, but not limited to, cash and evidences of indebtedness) deliverable upon such reclassification, change, liquidation, dissolution, winding up or other Disposition Event.

Disclosures made by the Corporation in any public filings made under the Exchange Act shall be deemed to satisfy the notice requirements set forth in this SECTION 6(g).

(h)          Certificate of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Amount pursuant to this SECTION 6, the Corporation shall compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series 7 Preferred Shares a certificate, signed by an officer of the Corporation, setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the reasonable written request of any holder of Series 7 Preferred Shares, furnish to such holder a similar certificate setting forth (i) the calculation of such adjustments and readjustments in reasonable detail, (ii) the Conversion Amount then in effect, and (iii) the number of Class A Shares and the amount, if any, of share capital, other securities or other property (including, but not limited to, cash and evidences of indebtedness) which then would be received upon the conversion of Series 7 Preferred Shares.

SECTION 7.        Additional Definitions. For purposes of this Designation, the following terms shall have the following meanings:

(a)          “Affiliate” means, with respect to any person, any other person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified person. Notwithstanding the foregoing, the Corporation, its subsidiaries and its other controlled Affiliates shall not be considered Affiliates of the Investor.

(b)          “Beneficially Own,” “Beneficially Owned” or “Beneficial Ownership” has the meaning set forth in Rule 13d-3 of the rules and regulations promulgated under the Exchange Act, except that for purposes hereof the words “within sixty days” in Rule 13d-3(d)(1)(i) shall not apply, to the effect that a person shall be deemed to be the Beneficial Owner of a security if that person has the right to acquire beneficial ownership of such security at any time. For the avoidance of doubt, for purposes hereof, except where otherwise expressly provided herein, the Investor (or any other person) shall at all times be deemed to have Beneficial Ownership of Class A Shares issuable upon conversion of the Series 7 Preferred Shares directly or indirectly held by them, irrespective of any applicable restrictions on transfer, conversion or voting.

(c)          “Board of Directors” means the board of directors of the Corporation.

(d)          “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law, regulation or executive order to close in New York City, New York.

(e)          “Closing Price” of the Class A Shares on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the Exchange or, if the Class A Shares are not listed or admitted for trading on an Exchange, as reported on the quotation system on which such security is quoted. If the Class A Shares are not listed or admitted for trading on an Exchange and not reported on a quotation system on the relevant date, the “closing price” will be the last quoted bid price for the Class A Shares in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If the Class A Shares are not so quoted, the last reported sale price will be the average of the mid-point of the last bid and ask prices for the Class A Shares on the relevant date from each of at least three nationally recognized investment banking firms selected by the Corporation for this purpose.

(f)         “Common Shares” means the Class A Shares, the Class B Shares, the Class C Shares and any other common shares in the capital of the Corporation.

(g)         “control,” “controlling,” “controlled by” and “under common control with,” with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of Voting Stock, by contract or otherwise.

(h)          “Convertible Security” means any debt or other evidences of indebtedness, shares of capital or other securities directly or indirectly convertible into or exercisable or exchangeable for Class A Shares.

(i)          “Corporation” means MDC Stagwell Holdings Inc., a Delaware corporation.

(j)          “Current Market Price” of Class A Shares on any day means the average of the Closing Prices per Class A Share for each of the five (5) consecutive Trading Days ending on the earlier of the day in question and the day before the Ex-Dividend Date with respect to the issuance or distribution requiring such computation.

(k)        “Designation” mean this Designation of the Series 7 Preferred Shares.

(l)          “Ex-Dividend Date” means, with respect to any issuance or distribution, the first date on which the Class A Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance or distribution.

(m)         “Exchange” means Nasdaq and, if the Class A Shares are not then listed on Nasdaq, the principal other U.S. national or regional securities exchange or market on which the Class A Shares are then listed.

(n)         “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(o)         “Fair Market Value” of the Class A Shares or any other security or property means the fair market value thereof as determined in good faith by the Board of Directors, which determination must be set forth in a written resolution of the Board of Directors, in accordance with the following rules:

(i)          for Class A Shares or other security traded or quoted on an Exchange, the Fair Market Value will be the average of the Closing Prices of such security on such Exchange over a ten (10) consecutive Trading Day period, ending on the Trading Day immediately prior to the date of determination; and

(ii)         for any other property, the Fair Market Value shall be determined by the Board of Directors assuming a willing buyer and a willing seller in an arm’s-length transaction.

(p)         “group” has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act.

(q)         “hereof,” “herein” and “hereunder” and words of similar import refer to this Designation as a whole and not merely to any particular clause, provision, section or subsection.

(r)          “Investor” shall mean Stagwell Agency Holdings LLC.

(s)          “Market Disruption Event” means, with respect to the Class A Shares, (i) a failure by the Exchange to open for trading during its regular trading session or (ii) the occurrence or existence for more than one half hour period in the aggregate on any scheduled Trading Day for the Class A Shares of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the Exchange, or otherwise) in the Class A Shares or in any options, contracts or future contracts relating to the Class A Shares, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

(t)          “Nasdaq” means The NASDAQ Global Market.

(u)         “person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government, any agency or political subdivisions thereof or other “person” as contemplated by Section 13(d) of the Exchange Act.

(v)         “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(w)         “Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated as of March 14, 2019, between the Corporation and the Investor.

(x)          “Series 7 Original Issuance Date” means, with respect to any Series 7 Preferred Share, the original issue date of such Series 7 Preferred Share.

(y)          “share capital” means any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital, partnership interests (whether general or limited) or equivalent ownership interests in or issued by such person, and with respect to the Corporation includes, without limitation, any and all Common Shares and the Series 7 Preferred Shares.

(z)          “Subsidiary” means with respect to any person, any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by, or, in the case of a partnership, the sole general partner or the managing partner or the only general partners of which are, such person and one or more Subsidiaries of such person (or a combination thereof). Unless otherwise specified, “Subsidiary” means a Subsidiary of the Corporation.

(aa)         “Trading Day” means any day on which (i) there is no Market Disruption Event and (ii) the Exchange is open for trading or, if the Class A Shares are not so listed, admitted for trading or quoted, any Business Day. A Trading Day only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant Exchange.

(bb)         “Voting Stock” shall mean the Class A Shares, the Class B Shares and the Class C Shares and securities of any class or kind ordinarily having the power to vote generally for the election of directors of the Board of Directors of the Corporation or its successor.

(cc)         Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Aggregate Amount	SECTION 6(f)(iii)
Class A Shares	SECTION 3(a)
Class A Shares Outstanding	SECTION 6(f)
Class B Shares	SECTION 3(a)
Class C Shares	SECTION 3(a)
Conversion Amount	SECTION 6(a)
Conversion Date	SECTION 6(a)
Disposition Event	SECTION 6(f)(iv)
Expiration Date	SECTION 6(f)(iii)
Expiration Time	SECTION 6(f)(iii)(A)
Liquidation Entitlement	SECTION 3(a)
Maximum Voting Power	SECTION 6(b)
Participating Dividends	SECTION 2(a)
Purchased Shares	SECTION 6(f)(iii)
Reference Property	SECTION 6(f)(iv)
Rights Trigger	SECTION 6(f)(xi)
Series 7 Preferred Shares	SECTION 1

SECTION 8.        Miscellaneous. For purposes of this Designation, the following provisions shall apply:

(a) Withholding Tax. Notwithstanding any other provision of this Designation, the Corporation may deduct or withhold from any payment, distribution, issuance or delivery (whether in cash or in shares) to be made pursuant to this Designation any amounts required or permitted by law to be deducted or withheld from any such payment, distribution, issuance or delivery and shall remit any such amounts to the relevant tax authority as required. If the cash component of any payment, distribution, issuance or delivery to be made pursuant to this Designation is less than the amount that the Corporation is so required or permitted to deduct or withhold, the Corporation shall be permitted to deduct and withhold from any noncash payment, distribution, issuance or delivery to be made pursuant to this Designation any amounts required or permitted by law to be deducted or withheld from any such payment, distribution, issuance or delivery and to dispose of such property in order to remit any amount required to be remitted to any relevant tax authority. Notwithstanding the foregoing, the amount of any payment, distribution, issuance or delivery made to a holder of Series 7 Preferred Shares pursuant to this Designation shall be considered to be the amount of the payment, distribution, issuance or delivery received by such holder plus any amount deducted or withheld pursuant to this SECTION 8. In the absence of any such deduction or withholding by the Corporation, and unless agreed otherwise by the Corporation in writing, holders of Series 7 Preferred Shares shall be responsible for all withholding taxes in respect of any payment, distribution, issuance or delivery made or credited to them pursuant to this Designation and shall indemnify and hold harmless the Corporation on an after-tax basis (for this purpose, having regard only to taxes for which the Corporation is liable for any such taxes imposed on any payment, distribution, issuance or delivery made or credited to them pursuant to this Designation.

(b)          Wire or Electronic Transfer of Funds. Notwithstanding any other right, privilege, restriction or condition attaching to the Series 7 Preferred Shares, the Corporation may, at its option, make any payment due to registered holders of Series 7 Preferred Shares by way of a wire or electronic transfer of funds to such holders. If a payment is made by way of a wire or electronic transfer of funds, the Corporation shall be responsible for any applicable charges or fees relating to the making of such transfer. As soon as practicable following the determination by the Corporation that a payment is to be made by way of a wire or electronic transfer of funds, the Corporation shall provide a notice to the applicable registered holders of Series 7 Preferred Shares at their respective addresses appearing on the books of the Corporation. Such notice shall request that each applicable registered holder of Series 7 Preferred Shares provide the particulars of an account of such holder with a chartered bank in the United States to which the wire or electronic transfer of funds shall be directed. If the Corporation does not receive account particulars from a registered holder of Series 7 Preferred Shares prior to the date such payment is to be made, the Corporation shall deposit the funds otherwise payable to such holder in a special account or accounts in trust for such holder. The making of a payment by way of a wire or electronic transfer of funds or the deposit by the Corporation of funds otherwise payable to a holder in a special account or accounts in trust for such holder shall be deemed to constitute payment by the Corporation on the date thereof and shall satisfy and discharge all liabilities of the Corporation for such payment to the extent of the amount represented by such transfer or deposit.

(c)          Amendments. The provisions attaching to the Series 7 Preferred Shares may be deleted, varied, modified, amended or amplified by amendment with such approval as may then be required by the General Corporation Law of the State of Delaware.

(d)          U.S. Currency. Unless otherwise stated, all references herein to sums of money are expressed in lawful money of the United States.

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

[MIDAS OPCO HOLDINGS LLC]

DATED AS OF [•]

THE LIMITED LIABILITY COMPANY INTERESTS IN [MIDAS OPCO HOLDINGS LLC] HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), THE SECURITIES LAWS OF ANY STATE, OR ANY OTHER APPLICABLE SECURITIES LAWS, AND ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH INTERESTS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT; AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN THE MANAGER AND THE APPLICABLE MEMBER (EACH AS DEFINED HEREIN). SUCH INTERESTS ALSO MAY BE SUBJECT TO RESTRICTIONS ON TRANSFER PURSUANT TO A REGISTRATION RIGHTS AGREEMENT. DATED AS OF [•], BY AND AMONG STAGWELL INC. AND THE HOLDERS PARTY THERETO. THEREFORE, PURCHASERS AND OTHER TRANSFEREES OF SUCH LIMITED LIABILITY COMPANY INTERESTS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT OR ACQUISITION FOR AN INDEFINITE PERIOD OF TIME.

-i-

-ii-

Section 11.12.	Expenses	45
Section 11.13.	No Third-Party Beneficiaries	45

Exhibit A
MEMBERS, EFFECTIVE TIME CAPITAL ACCOUNT BALANCE AND INTERESTS	47
Exhibit B
FORM OF JOINDER AGREEMENT	48

-iii-

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

[MIDAS OPCO HOLDINGS LLC]

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as amended, supplemented or restated from time to time, this “Agreement”) of [MIDAS OPCO HOLDINGS LLC], a Delaware limited liability company (the “Company”), is made and entered into as of [•], by and among the Company, Stagwell Inc., a Delaware corporation (“PubCo”), as a member and in its capacity as the initial Manager, Stagwell Media LP, a Delaware limited partnership (“Stagwell”), [STAGWELL FAF] and each Person who is or at any time becomes a Member in accordance with the terms of this Agreement and the Act. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in Section 1.1.

RECITALS

WHEREAS, the Company was formed pursuant to a certificate of conversion and a certificate of formation filed in the office of the Secretary of State of the State of Delaware on [•] (the “Certificate of Formation”) and was originally governed by the Limited Liability Company Agreement of the Company, dated as of [•] (the “Existing LLC Agreement”), by and between the Company and PubCo;

WHEREAS, on December 21, 2020, Stagwell, MDC Partners Inc., a Canadian corporation which domesticated as a Delaware corporation prior to the date hereof and converted into the Company pursuant to a certificate of conversion filed in the office of the Secretary of State of the State of Delaware (the “Certificate of Conversion”), PubCo and Midas Merger Sub LLC, a Delaware limited liability company (together with Stagwell, the Company and PubCo, the “Transaction Agreement Parties”), entered into that certain Transaction Agreement (as amended, modified or supplemented from time to time, the “Transaction Agreement”);

WHEREAS, the Transaction Agreement Parties have effected or agreed to effect the Transactions (as defined in the Transaction Agreement (the “Transactions”));

WHEREAS, the parties hereto desire to continue the Company and to amend and restate the Existing LLC Agreement in its entirety and enter into this Agreement in order to, inter alia, (i) reflect the addition of Stagwell as a Member of the Company, (ii) provide for the management, operation and governance of the Company, and (iii) set forth their respective rights and obligations as Members in the Company generally;

WHEREAS, on April 21, 2021, the Company, Stonebridge 2017, L.P., Stonebridge 2017 Offshore, L.P. and Broad Street Principal Investments, L.L.C. (“BSPI”) entered into a letter agreement (the “Goldman Letter Agreement”), pursuant to which, on the second business day following the closing of the Transactions, BSPI will (i) redeem up to $30 million of its Series 4 Preferred Stock (the “Series 4 Redemption”) in exchange for either, at the Company’s option, (a) $25 million in cash or (ii) a $25 million subordinated loan with a 3-year maturity (the “Redemption Note”) and (ii) exchange (the “Series 4 Exchange”) any of its remaining shares of Series 4 Preferred Stock for the equivalent number of Series 8 Preferred Stock (such Series 8 Preferred Stock, the “Initial Series 8 Preferred Stock”);

WHEREAS, on [•], 2021, the Company, Stagwell and Stagwell Agency Holdings LLC (“SAH”) entered into a letter agreement (the “Stagwell Letter Agreement”) pursuant to which, on the second business day following the closing of the Transactions, Stagwell Inc. will amend the certificate of designation with respect to the Series 6 Preferred Stock to grant certain minority shareholder protection rights to the holders of the Series 6 Preferred Stock (the “Series 6 Amendment”); and

WHEREAS, this Agreement shall supersede the Initial LLC Agreement in its entirety as of the date hereof.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows, effective as of the Effective Time:

Article I
DEFINITIONS

Section 1.1.          Definitions. As used in this Agreement and the Schedules and Exhibits attached to this Agreement, the following definitions shall apply:

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as amended from time to time (or any corresponding provisions of succeeding law).

“Action” means any suit, action or legal, administrative, arbitration or other hearings, proceedings or governmental investigations.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account at the end of any Fiscal Year, with the following adjustments:

(a)               credit to such Capital Account any amount that such Member is obligated to restore under Treasury Regulations Section 1.704-1(b)(2)(ii)(c), as well as any addition thereto pursuant to the next to last sentences of the Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) after taking into account thereunder any changes during such Fiscal Year in Company Minimum Gain and in the minimum gain attributable to any Member Nonrecourse Debt; and

(b)               debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided, that for purposes of this Agreement, (i) no Member shall be deemed an Affiliate of the Company or any of its Subsidiaries and (ii) none of the Company or any of its Subsidiaries shall be deemed an Affiliate of any Member.

“Agreement” has the meaning given to such term in the preamble to this Agreement.

“Assumed Tax Liability” means, with respect to PubCo as of any Tax Distribution Date, an amount equal to the product of (a) the Assumed Tax Rate and (b) the estimated or actual taxable income of the Company, as determined for federal income tax purposes, allocated to PubCo pursuant to Article IV for the Tax period (or portion thereof) to which the Assumed Tax Liability relates (to the extent not previously taken into account in determining the Assumed Tax Liability and determined as though PubCo were a corporation which earned solely the items of income, gain, deduction, loss, and/or credit allocated to such taxable periods (or portions thereof)), as reasonably determined by the Manager in good faith; provided, that (i) any adjustments by reason of Sections 734 or 743 of the Code shall not be taken into account and (ii) without duplication of amounts otherwise taken into account, any adjustment to the taxable income or liabilities of the Company allocated to PubCo under applicable Law with respect to any Tax period (or portion thereof) ending on or prior to the Tax period (or portion thereof) to which the Assumed Tax Liability relates shall be treated as taxable income allocated to PubCo in the Tax Period (or portion thereof) to which the Assumed Tax Liability relates to the extent such adjustment results in an increase in PubCo’s actual tax liability with respect to such Tax period; provided, however, that Assumed Tax Liability shall not take into account taxable income of the Company allocated to PubCo with respect to expenses of the Manager that are reimbursed by the Company in section 6.8, to the extent that such expenses are deductible by PubCo.

“Assumed Tax Rate” means, for any taxable period, the highest marginal effective rate of federal, state, local and non-U.S. income tax applicable to PubCo for such taxable period.

“beneficially own” and “beneficial owner” shall be as defined in Rule 13d-3 of the rules promulgated under the Exchange Act.

“Black-Out Period” means any “black-out” or similar period under PubCo’s policies covering trading in PubCo’s securities to which the applicable Exchanging Member is subject, which period restricts the ability of such Exchanging Member to immediately resell shares of Class A Common Stock to be delivered to such Exchanging Member in connection with an Exchange Notice.

“BSPI” has the meaning given to such term in the recitals of this Agreement.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable Law to close.

“Capital Account” means, with respect to any Member, the Capital Account maintained for such Member in accordance with Section 4.1.

“Capital Contributions” means, with respect to any Member, the amount of cash and the initial Gross Asset Value of any property (other than cash) contributed to the Company by such Member. Any reference to the Capital Contributions of a Member will include the Capital Contributions made by a predecessor holder of such Member’s Units to the extent the Capital Contribution was made in respect of Units Transferred to such Member.

“Cash Election” has the meaning given to such term in Section 3.6(d).

“Cash Election Amount” means, with respect to a particular Exchange, an amount of cash equal to the value of the shares of Class A Stock that would be received in such Exchange as of the date of receipt by the Company of the Exchange Notice with respect to such Exchange pursuant to Section 3.6 (the “Valuation Date”), decreased by any distributions received by the Exchanging Member with respect to the Common Units that are the subject of the Exchange following the date of receipt by the Company of the Exchange Notice where the record date for such distribution was after the date of receipt of such Exchange Notice. For this purpose, the value of a share of Class A Stock shall equal the greater of (a) the volume weighted average price of a share of Class A Stock for the ten trading days ending on the last trading day immediately prior to the Valuation Date and (b) the Fair Market Value of such shares as of the close of business on the last trading day immediately prior to the Valuation Date.

“Cash Election Notice” has the meaning given to such term in Section 3.6(d).

“Certificate of Conversion” has the meaning given to such term in the recitals of this Agreement.

“Certificate of Formation” has the meaning given to such term in the recitals of this Agreement.

“Change of Control Exchange Date” has the meaning given to such term in Section 3.6(j).

“Chancery Court” has the meaning given to such term in Section 11.6(b).

“Class A Stock” means, as applicable, (a) the Class A Common Stock, no par value, of PubCo or (b) following any consolidation, merger, reclassification or other similar event involving PubCo, any shares or other securities of PubCo or any other Person or cash or other property that becomes payable in consideration for the Class A Stock or into which the Class A Stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Class B Stock” means, as applicable, (a) the Class B Common Stock, no par value, of PubCo or (b) following any consolidation, merger, reclassification or other similar event involving PubCo, any shares or other securities of PubCo or any other Person or cash or other property that becomes payable in consideration for the Class B Stock or into which the Class B Stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Class C Stock” means, as applicable, (a) the Class C Common Stock, no par value, of PubCo or (b) following any consolidation, merger, reclassification or other similar event involving PubCo, any shares or other securities of PubCo or any other Person or cash or other property that becomes payable in consideration for the Class C Stock or into which the Class C Stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

“Commission” means the U.S. Securities and Exchange Commission.

“Common Unit” means a Unit having the rights and obligations specified with respect to the Common Units in this Agreement.

“Company” has the meaning given to such term in the preamble to this Agreement.

“Company Indemnitees” has the meaning given to such term in Section 6.4.

“Company Minimum Gain” has the meaning of “partnership minimum gain” set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d). It is further understood that Company Minimum Gain shall be determined in a manner consistent with the rules of Treasury Regulations Section 1.704-2(b)(2), including the requirement that if the adjusted Gross Asset Value of property subject to one or more Nonrecourse Liabilities differs from its adjusted tax basis, Company Minimum Gain shall be determined with reference to such Gross Asset Value.

“Contract” means any written or oral contract, subcontract, license, sublicense, lease, sublease, agreement, instrument, indenture, purchase order, note, bond, mortgage, debenture or other legally binding commitment, arrangement or undertaking of any nature.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Fiscal Year, except that with respect to any property the Gross Asset Value of which differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation with respect to such asset shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Manager.

“DGCL” means the General Corporation Law of the State of Delaware, as amended from time to time (or any corresponding provisions of succeeding law).

“Effective Time” means the Effective Time as defined in the Transaction Agreement.

“Effective Time Capital Account Balance” means, with respect to any Member, the positive Capital Account balance of such Member as of the Effective Time, the amount or deemed value of which is set forth on Exhibit A.

“Eligible PubCo Offer Securities” has the meaning given to such term in Section 3.6(k).

“Equity Plan” means any stock or equity purchase plan, restricted stock or equity plan or other similar equity compensation plan now or hereafter adopted by PubCo or any of its Subsidiaries.

“Equity Securities” means (a) with respect to a partnership, limited liability company or similar Person, any and all units, interests, rights to purchase, warrants, options or other equivalents of, or other ownership interests in, any such Person as well as debt or equity instruments convertible, exchangeable or exercisable into any such units, interests, rights or other ownership interests and (b) with respect to a corporation, any and all shares, interests, participation or other equivalents (however designated) of capital stock, including all common stock and preferred stock, or warrants, options or other rights to acquire any of the foregoing, including any debt instrument convertible or exchangeable into any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“Exchange” has the meaning given to such term in Section 3.6(a).

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, as the same may be amended from time to time (or any corresponding provisions of succeeding law).

“Exchange Date” has the meaning given to such term in Section 3.6(f).

“Exchange Notice” has the meaning given to such term in Section 3.6(b).

“Exchange Right” has the meaning given to such term in Section 3.6(a).

“Exchanging Member” has the meaning given to such term in Section 3.6(b).

“Existing LLC Agreement” has the meaning given to such term in the recitals of this Agreement.

“Fair Market Value” means the fair market value of any property based on the amount the Company would receive in an all cash sale of such property in an arm’s-length transaction with an unaffiliated third party, with neither party having compulsion to buy or sell, consummated on the day immediately preceding the date on which the event occurred which necessitated the determination of Fair Market Value, as such amount is determined by the Manager (or if pursuant to Article X, the Winding-Up Person) in its good faith judgment using information and data reasonably pertinent thereto.

“Fiscal Year” means the fiscal year of the Company, which shall end on December 31 of each calendar year unless, for federal income tax purposes, another taxable year is required. The Company shall have the same fiscal year for federal income tax purposes and for accounting purposes.

“GAAP” means generally acceptable accounting principles at the time.

“Goldman Letter Agreement” has the meaning given to such term in the recitals of this Agreement.

“Governmental Entity” means any nation, state or province or any municipal or other political subdivision thereof, or any agency, commission, department, board, bureau, minister, tribunal or court, whether national, state, provincial, local, foreign or multinational (to the extent that the rules, regulations or orders of such Person has the force of Law), exercising executive, legislative, judicial, taxing, regulatory or administrative functions.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a)               the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross Fair Market Value of such asset as of the date of such contribution;

(b)               the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross Fair Market Values as of the following times: (i) the acquisition of an interest (or additional interest) in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution to the Company or in exchange for the performance of more than a de minimis amount of services to or for the benefit of the Company; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for an interest in the Company; (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g)(1); (iv) the acquisition of an interest in the Company by any new or existing Member upon the exercise of a noncompensatory option (including the conversion of a Preferred Unit) in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(s); or (v) any other event to the extent determined by the Manager to be permitted and necessary to properly reflect Gross Asset Values in accordance with the standards set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(q); provided, however, that adjustments pursuant to clauses (i), (ii) and (iv) above shall be made only if the Manager reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company. If any noncompensatory options are outstanding upon the occurrence of an event described in this paragraph (b)(i) through (b)(v), the Company shall adjust the Gross Asset Values of its properties in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2);

(c)               the Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross Fair Market Value of such asset on the date of such distribution;

(d)               the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and subsection (f) in the definition of “Profits” or “Losses” below or Section 4.3(g); provided, however, that the Gross Asset Value of a Company asset shall not be adjusted pursuant to this subsection to the extent the Manager determines that an adjustment pursuant to subsection (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d); and

(e)               if the Gross Asset Value of a Company asset has been determined or adjusted pursuant to subsections (a), (b) or (d) of this definition of Gross Asset Value, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits, Losses and other items allocated pursuant to Article IV.

“Imputed Underpayment Amount” has the meaning given to such term in Section 9.5(b).

“Indebtedness” means (a) all indebtedness for borrowed money (including capitalized lease obligations, sale-leaseback transactions or other similar transactions, however evidenced), (b) any other indebtedness that is evidenced by a note, bond, debenture, draft or similar instrument, (c) notes payable and (d) lines of credit and any other agreements relating to the borrowing of money or extension of credit.

“Initial Series 8 Preferred Stock” has the meaning given to such term in the recitals of this Agreement.

“Interest” means the entire interest of a Member in the Company, including the Units and all of such Member’s rights, powers and privileges under this Agreement and the Act.

“Joinder” means a joinder to this Agreement substantially in the form of Exhibit B to this Agreement.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code or order of any Governmental Entity.

“Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidating Events” has the meaning given to such term in Section 10.1.

“Loss” means any and all losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ fees and expenses, but excluding any allocation of corporate overhead, internal legal department costs and other internal costs and expenses).

“Majority Members” means the members (which may include PubCo) holding not less than a majority of the Units then outstanding; provided, that if as of any date of determination, a majority of the Units are held by PubCo or any Affiliate controlled by PubCo, the “Majority Members” shall mean PubCo together with the Members holding at least a majority of the then outstanding Units not held by PubCo or its controlled Affiliates.

“Manager” has the meaning given to such term in Section 6.1(a).

“Member” means any Person that executes this Agreement as a Member, and any other Person admitted to the Company as an additional or substituted Member, that has not made a disposition of such Person’s entire Interest.

“Member Minimum Gain” has the meaning ascribed to “partner nonrecourse debt minimum gain” set forth in Treasury Regulations Section 1.704-2(i).

“Member Nonrecourse Debt” has the meaning of “partner nonrecourse debt” set forth in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Deductions” has the meaning of “partner nonrecourse deductions” set forth in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“National Securities Exchange” means an exchange registered with the Commission under the Exchange Act.

“Nonrecourse Deductions” has the meaning given to such term in Treasury Regulations Section 1.704-2(b).

“Nonrecourse Liability” has the meaning given to such term in Treasury Regulations Section 1.704-2(b)(3).

“Officer” means each Person designated as an officer of the Company pursuant to and in accordance with the provisions of Section 6.2, subject to any resolution of the Manager appointing such Person as an officer or relating to such appointment.

“Partnership Representative” means the “partnership representative” as defined in Code Section 6223(a) and as appointed in Section 9.4.

“Permitted Transferee” means, with respect to any Member, (a) any successor entity of such Member owned and controlled solely by the same Persons that own and control such Member prior to such Transfer; (b) with respect to Stagwell[ and Stagwell’s pooling vehicle] only, an Affiliate, general partner or limited partner of such Member or a holder, as of immediately prior to the closing of the Transactions, of a Stagwell Incentive Award (as defined in the Transaction Agreement) or other equity interest in a Stagwell Subject Entity, (c) a trust established by or for the benefit of a Member of which only such Member and his or her immediate family members are beneficiaries; (d) any Person established for the benefit of, and beneficially owned solely by, an entity Member or the sole individual direct or indirect owner of an entity Member; and (e) upon an individual Member’s death, an executor, administrator or beneficiary of the estate of the deceased Member.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Plan Asset Regulations” means the regulations issued by the U.S. Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations, or any successor regulations as the same may be amended from time to time.

“Preferred Unit” has the meaning given to such term in Section 3.7.

“Prime Rate” means, on any date of determination, a rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks.

“Proceeding” has the meaning given to such term in Section 6.4.

“Profits” or “Losses” means, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(a)               any income or gain of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

(b)               any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;

(c)               in the event the Gross Asset Value of any Company asset is adjusted pursuant to subsection (b) or (c) or the definition of Gross Asset Value above, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the Company asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the Company asset) from the disposition of such asset and shall, except to the extent allocated pursuant to Section 4.3, be taken into account for purposes of computing Profits or Losses;

(d)               gain or loss resulting from any disposition of Company assets with respect to which gain or loss is recognized for federal income tax purposes shall be computed with reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

(e)               in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation;

(f)                to the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(g)               any items of income, gain, loss or deduction which are specifically allocated pursuant to the provisions of Section 4.3 shall not be taken into account in computing Profits or Losses for such Fiscal Year, but such items available to be specially allocated pursuant to Section 4.3 will be determined by applying rules analogous to those set forth in subparagraphs (a) through (f) above.

“PubCo” has the meaning given to such term in the preamble to this Agreement.

“PubCo Change of Control” means (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than Stagwell, [Stagwell FAF] and one or more of their respective Permitted Transferees, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all Equity Securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 40% or more of the Equity Securities of PubCo entitled to vote for members of the board of directors or equivalent governing body of PubCo on a fully-diluted basis, (and taking into account all such Equity Securities that such person or group has the right to acquire pursuant to any option right); (b) PubCo shall cease to control the Company; (c) PubCo, Stagwell, [Stagwell FAF] and any or all of their Permitted Transferees, individually or collectively, shall cease to own, directly or indirectly, free and clear of all Liens or other encumbrances 65% of the outstanding voting Equity Securities of the Company; (d) the occupation at any time of a majority of the seats (other than vacant seats) on the board of directors of PubCo by Persons who were neither (i) directors of PubCo as of immediately following the Closing (as defined in the Transaction Agreement) nor (ii) nominated, appointed, or approved by the board of directors of PubCo; (e) the acquisition of direct or indirect control of the Company by any Person or group other than PubCo or Stagwell, [Stagwell FAF] and one or more of their Permitted Transferees; or (f) the Company shall cease to own, directly or indirectly, free and clear of all Liens or other encumbrances, the outstanding voting Equity Securities of the Guarantors (as defined in the Term Loan Credit Agreement) owned at the time of the Closing (except as otherwise permitted herein), in each case, on a fully diluted basis (or, in the case of any Guarantor acquired after the Closing, at the time of the acquisition of such Guarantor).

“PubCo Common Stock” means all classes and series of common stock of PubCo, including the Class A Stock and the Class B Stock.

“PubCo Offer” has the meaning given to such term in Section 3.6(k).

“Reclassification Event” means any of the following: (a) any reclassification or recapitalization of PubCo Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination or any transaction subject to Section 3.4(d)), (b) any merger, consolidation or other combination involving PubCo, or (c) any sale, conveyance, lease, or other disposal of all or substantially all the properties and assets of PubCo to any other Person, in each of clauses (a), (b) or (c), as a result of which holders of PubCo Common Stock shall be entitled to receive cash, securities or other property for their shares of PubCo Common Stock.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of [•], by and among PubCo, Stagwell and the other Holders party thereto.

“Regulatory Allocations” is defined in Section 4.3(h).

“Retraction Notice” has the meaning given to such term in Section 3.6(d).

“SAH” has the meaning given to such term in the recitals of this Agreement.

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder, as the same may be amended from time to time (or any corresponding provisions of succeeding law).

“Series 4 Certificate of Designation” means the Certificate of Designation of PubCo, filed with the Secretary of State of the State of Delaware on [•], as the same may be amended, restated, modified or supplemented from time to time in accordance with its terms.

“Series 4 Exchange” has the meaning given to such term in the recitals of this Agreement.

“Series 4 Preferred Stock” means the Series 4 Convertible Preferred Stock of PubCo, the rights and preferences of which are set forth in the Series 4 Certificate of Designation.

“Series 4 Preferred Unit” a Unit having the rights and obligations specified with respect to the Series 4 Preferred Units in this Agreement.

“Series 4 Preferred Stock Liquidation Payment” means the amount to be paid by PubCo pursuant to the Series 4 Certificate of Designation in respect of the Series 4 Preferred Stock with respect to any liquidation, dissolution or winding up of the affairs of PubCo.

“Series 4 Priority Return” means either (A) in the event the Series 4 Redemption is effected in exchange for the Redemption Note, $25 million (provided that immediately following the Series 8 Exchange Time, the Series 4 Priority Return shall be deemed to be zero) or (B) in the event the Series 4 Redemption is effected in exchange for cash, zero.

“Series 4 Redemption” has the meaning given to such term in the recitals of this Agreement.

“Series 6 Amendment” has the meaning given to such term in the recitals of this Agreement.

“Series 6 Certificate of Designation” means the Certificate of Designation of PubCo, filed with the Secretary of State of the State of Delaware on [•], as the same may be amended, restated, modified or supplemented from time to time in accordance with its terms, including in connection with the Series 6 Amendment.

“Series 6 Preferred Stock” means the Series 6 Convertible Preferred Stock of PubCo, the rights and preferences of which are set forth in the Series 6 Certificate of Designation.

“Series 6 Preferred Stock Liquidation Payment” means the amount to be paid by PubCo pursuant to the Series 6 Certificate of Designation in respect of the Series 6 Preferred Stock with respect to any liquidation, dissolution or winding up of the affairs of PubCo.

“Series 6 Preferred Unit” means a Unit having the rights and obligations specified with respect to the Series 6 Preferred Units in this Agreement.

“Series 8 Certificate of Designation” means the Certificate of Designation of PubCo set forth as exhibit C to the Goldman Letter Agreement and as finally filed with the Secretary of State of the State of Delaware in connection with the Series 4 Exchange, as the same may be amended, restated, modified or supplemented from time to time in accordance with its terms.

“Series 8 Exchange Time” means the time and date on which the Series 4 Preferred Stock is exchanged for Series 8 Preferred Stock as contemplated by the Goldman Letter Agreement.

“Series 8 Preferred Stock” means the Series 8 Convertible Preferred Stock of PubCo, the rights and preferences of which are set forth in the Series 8 Certificate of Designation.

“Series 8 Preferred Stock Liquidation Payment” means the amount to be paid by PubCo pursuant to the Series 8 Certificate of Designation in respect of the Series 8 Preferred Stock with respect to any liquidation, dissolution or winding up of the affairs of PubCo.

“Series 8 Preferred Unit” means a Unit having the rights and obligations specified with respect to the Series 8 Preferred Units in this Agreement.

“Series 8 Priority Return” means as of the Series 8 Exchange Time, the Unpaid Series 4 Priority Return, and prior to the Series 8 Exchange Time, zero.

“Stagwell” has the meaning given to such terms in the preamble to this Agreement.

“Subsidiary” means, with respect to any Person, another Person, an amount of the voting securities or other voting ownership interests of which is sufficient, together with any contractual rights, to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50 percent or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Tax Distribution Date” means any date that is two Business Days prior to the date on which estimated federal income tax payments are required to be made by calendar year corporate taxpayers and the due date for federal income tax returns of corporate calendar year taxpayers (without regard to extensions).

“Term Loan Credit Agreement” means the Credit Agreement, dated as of November 13, 2020, by and among Stagwell Marketing Group LLC, the other loan parties party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

“Transaction Agreement” has the meaning given to such term in the recitals of this Agreement.

“Transaction Agreement Parties” has the meaning given to such term in the recitals of this Agreement.

“Transactions” has the meaning given to such term in the recitals of this Agreement.

“Transfer” means any voluntary or involuntary, direct or indirect (whether through a change of control of the Transferor or any Person that controls the Transferor, the issuance or transfer of Equity Securities of the Transferor, by operation of Law or otherwise), transfer, sale, pledge or hypothecation or other disposition. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Transfer Agent” has the meaning given to such term in Section 3.6(b).

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury.

“Underwritten Offering” has the meaning given to such term in the Registration Rights Agreement.

“Unit” means a unit representing a fractional part of the Interests of a Member and includes a Common Unit.

“Unit Register” has the meaning given to such term in Section 3.1(c).

“Unpaid Series 4 Priority Return” means, initially, the Series 4 Priority Return, subject to the following adjustments:

(1) the Unpaid Series 4 Priority Return shall be decreased by any distributions made under Section 5.1(a)(i); and

(2) from and after the Effective Time, the Unpaid Series 4 Priority Return shall increase on a daily basis, on the basis of a 360-day year consisting of twelve 30-day months, at a rate of 8.0% per annum of the then-applicable Unpaid Series 4 Priority Return, the amount of which increase shall compound quarterly at the end of each calendar quarter.

“Unpaid Series 8 Priority Return” means, initially, the Series 8 Priority Return, subject to the following adjustments:

(1) the Unpaid Series 8 Priority Return shall be decreased by any distributions made under Section 5.1(a)(ii); and

(2) from and after the Series 8 Exchange Time, the Unpaid Series 8 Priority Return shall increase on a daily basis, on the basis of a 360-day year consisting of twelve 30-day months, at a rate of 8.0% per annum of the then-applicable Unpaid Series 8 Priority Return, the amount of which increase shall compound quarterly at the end of each calendar quarter.

“Winding-Up Person” has the meaning given to such term in Section 10.2(a).

“Withholding Payment” has the meaning given to such term in Section 9.5(b).

Section 1.2.          Interpretive Provisions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)               the terms defined in Section 1.1 have the meanings assigned to them in Section 1.1 and are applicable to the singular as well as the plural forms of such terms;

(b)               all accounting terms not otherwise defined herein have the meanings assigned under GAAP;

(c)               all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars;

(d)               when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(e)               whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”;

(f)                “or” is not exclusive;

(g)               pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms; and

(h)               the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

Article II
ORGANIZATION OF THE LIMITED LIABILITY COMPANY

Section 2.1.          Formation. The Company has been formed as a limited liability company pursuant to the provisions of the Act by the filing of the Certificate of Conversion and the Certificate of Formation in accordance with the Act.

Section 2.2.          Filings. The Members shall execute such further documents (including amendments to the Certificate of Formation) and take such further action as is appropriate to comply with the requirements of Law for the formation or operation of a limited liability company in Delaware and in all states and other jurisdictions where the Company may conduct its business.

Section 2.3.          Amended and Restated Limited Liability Company Agreement. The Company, the Manager and the Members hereby execute this Agreement for the purpose of continuing the affairs of the Company and the conduct of its business in accordance with the provisions of the Act. The Company, the Manager and the Members hereby agree that during the term of the Company set forth in Section 2.8, the rights and obligations of the Members and the Manager with respect to the Company will be determined in accordance with the terms and conditions of this Agreement and the Act. On any matter on which this Agreement is silent, the Act shall control. No provision of this Agreement shall be in violation of the Act and, to the extent any provision of this Agreement is in violation of the Act, such provision shall be void and of no effect to the extent of such violation without affecting the validity of the other provisions of this Agreement. Where the Act provides that a provision of the Act shall apply “unless otherwise provided in a limited liability company agreement” or words of similar effect, the provisions of this Agreement shall in each instance control. It is expressly agreed that this Agreement does not provide for contractual appraisal rights pursuant Section 18-210 of the Act.

Section 2.4.          Name. The name of the Company is “[MIDAS OPCO HOLDINGS LLC]” and all business of the Company shall be conducted in such name or, in the discretion of the Manager, under any other name.

Section 2.5.          Registered Office; Registered Agent. The location of the registered office of the Company in the State of Delaware is [•]. The registered agent of the Company for service of process at such address is [•]. The Manager may from time to time change the Company’s registered office and registered agent in the State of Delaware.

Section 2.6.          Principal Place of Business. The principal place of business of the Company shall be located in such place as is determined by the Manager from time to time.

Section 2.7.          Purpose; Powers. The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Act. The Company shall have the power and authority to take any and all actions and engage in any and all activities necessary, appropriate, desirable, advisable, ancillary or incidental to the accomplishment of the foregoing purpose.

Section 2.8.          Term. The term of the Company commenced on the date of filing of the Certificate of Formation with the office of the Secretary of State of the State of Delaware in accordance with the Act and shall continue indefinitely. The Company may be dissolved and its affairs wound up only in accordance with Article X.

Section 2.9.          Tax Treatment. It is the intent of the Members that the Company be operated in a manner consistent with its treatment as a partnership for federal and applicable state income tax purposes, and that each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment. None of the Company, the Manager or any Member shall (a) file or cause the Company to file any entity classification election to treat the Company as an association taxable as a corporation for U.S. federal tax purposes, nor (b) shall file any tax returns or otherwise take a tax or financial reporting position in a manner inconsistent with the treatment of the Company as a partnership for federal and applicable state income tax purposes unless otherwise required after a final determination (within the meaning of Section 1313(a) of the Code).

Article III
UNITS; CAPITAL CONTRIBUTIONS; MEMBERS

Section 3.1.          Authorized Units; General Provisions With Respect to Units.

(a)               Interests in the Company shall be represented by Units, or such other Equity Securities of the Company, in each case as the Manager may establish in its discretion in accordance with the terms and subject to the restrictions hereof. Subject to the provisions of this Agreement, the Company shall be authorized to issue from time to time such number of Units and such other Equity Securities as the Manager shall determine in accordance with Section 3.4. Each authorized Unit may be issued pursuant to such agreements and in exchange for such Capital Contributions or other consideration as the Manager shall approve, including pursuant to options and warrants. The Company may reissue any Units that have been repurchased or acquired by the Company. Exhibit A sets forth the Members and the number and class of Units held by each of them at the Effective Time.

(b)               Initially, none of the Units will be represented by certificates; provided, that the Common Units issued to Stagwell[, Stagwell FAF] and [its][their] Permitted Transferees shall be represented by certificates, with the total amount of Common Units issued to Stagwell initially represented by two certificates: (i) the first certificate representing the portion of Stagwell’s Capital Contribution that is property subject to Section 704(c) of the Code and (ii) the second certificate representing the portion of Stagwell’s Capital Contribution that is property that is not subject to Section 704(c) of the Code, in each case, as Stagwell shall notify the Manager as soon reasonably possible after the addition of Stagwell as a Member of the Company and the completion of Stagwell’s Capital Contribution to the Company. If the Manager determines that it is in the interest of the Company to issue certificates representing the Units, certificates will be issued and the Units will be represented by those certificates, and this Agreement shall be amended as necessary or desirable to reflect the issuance of certificated Units for purposes of the Uniform Commercial Code. Nothing contained in this Section 3.1(b) shall be deemed to authorize or permit any Member to Transfer its Units except as otherwise permitted under this Agreement.

(c)               The Company shall maintain as part of its books and records a register (the “Unit Register”) with respect to all Units issued by the Company. The Unit Register shall set forth the name of each Member and the number of Units held by each Member. All Transfers of Units validly made in accordance with Article VIII shall be recorded in the Unit Register. The names of the Members and the number of Units held by each Member as they appear in the Unit Register shall be the official record of the Members for all purposes. Absent manifest error in the Unit Register, the Company shall be entitled to rely exclusively on record ownership of Units as shown in the Unit Register for all purposes and shall be entitled to recognize the registered holder of Units as shown in the Unit Register as the holder of record of such Units and the Member with respect to the Interest represented thereby for all purposes; provided, however, that the Company shall treat the record owner of any certificate representing Units as the holder of the Units evidenced thereby unless and until such Units have been Transferred in accordance with this Agreement. At the Effective Time, Exhibit A shall constitute the Unit Register. From and after the Effective Time, subject to the foregoing provisions of this Section 3.1(c), the Company may maintain the Unit Register in such form as the Manager shall determine from time to time, and any changes in the information set forth in the Unit Register shall not require any amendment or other change to Exhibit A.

Section 3.2.          Voting Rights. No Member has any voting rights except with respect to those matters specifically reserved for a Member vote under the Act and for matters expressly requiring the vote or approval of Members under this Agreement. Except as otherwise required by the Act, each Unit will entitle the holder thereof to one vote on all matters to be voted on by the Members; provided, that notwithstanding anything to the contrary herein, the Common Units held by Stagwell or any Transferee thereof shall have no voting rights except as expressly set forth in this Agreement. Except as otherwise expressly provided in this Agreement, the holders of Units having voting rights will vote together as a single class on all matters to be approved by the Members.

Section 3.3.          Capital Contributions. At the Effective Time, after giving effect to the Transactions, each Member as of the Effective Time shall have made or shall be deemed to have made Capital Contributions equal to such Member’s Effective Time Capital Account Balance set forth on Exhibit A. Except for PubCo as provided in Section 3.4 and Section 3.6 (or, for the avoidance of doubt, as required by Section 8.03(c) of the Transaction Agreement), no Member shall be required to make additional Capital Contributions. Furthermore, except in connection with issuances of Equity Securities by PubCo as provided herein, the Company shall not issue, sell or Transfer any of its Equity Securities.

Section 3.4.         Issuance of Additional Units or Interests; Exchanges and Repurchases; Recapitalizations.

(a)               From and after the Effective Time to the extent required by Section 3.4(b), the Manager may authorize and create, and cause the Company to issue, additional Units or other Equity Securities in the Company (including creating preferred interests or other classes or series of securities having such rights, preferences and privileges as determined by the Manager) solely to the extent they are in the aggregate substantially equivalent to a class of Equity Securities of PubCo except as otherwise expressly provided herein; provided, that following the Effective Time, in each case the Company shall not issue Equity Securities in the Company to any Person unless such Person shall have executed a Joinder and all other documents, agreements or instruments deemed necessary or desirable in the discretion of the Manager.

(b)               If at any time after the Effective Time PubCo issues a share of its Class A Stock or any other Equity Security of PubCo (other than (A) shares of Class C Stock or (B) the Initial Series 8 Preferred Stock), (i) the Company shall issue to PubCo one Common Unit (if PubCo issues a share of Class A Stock), or such other Equity Security of the Company (if PubCo issues Equity Securities other than Class A Stock) corresponding to the Equity Securities issued by PubCo, and with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of PubCo and (ii) the net proceeds received by PubCo with respect to the corresponding share of Class A Stock or other Equity Security, if any, shall be concurrently transferred to the Company by PubCo; provided, however, that if PubCo issues any shares of Class A Stock in order to purchase or fund the purchase from a Member of a number of Common Units (and correspondingly cancels shares of Class C Stock) equal to the number of shares of Class A Stock so issued, then the Company shall not issue any new Common Units in connection therewith and PubCo shall not be required to transfer such net proceeds to the Company. Notwithstanding the foregoing, this Section 3.4(b) shall not apply to (i) the issuance and distribution to holders of shares of PubCo Common Stock of rights to purchase Equity Securities of PubCo under a “poison pill” or similar shareholders rights plan (it being understood that upon exchange of Common Units for Class A Stock, such Class A Stock will be issued together with a corresponding right) or (ii) the issuance under the Equity Plans of any warrants, options or other rights to acquire Equity Securities of PubCo or rights or property that may be converted into or settled in Equity Securities of PubCo, but shall in the foregoing cases apply to the issuances of Equity Securities of PubCo in connection with the exercise or settlement of such rights, warrants, options or other rights or property. Except pursuant to Section 3.6 and other than in connection with the issuances of the Initial Series 8 Preferred Stock, (x) the Company may not issue any additional Common Units to PubCo or any of its Subsidiaries unless substantially simultaneously PubCo or such Subsidiary issues or sells an equal number of shares of PubCo’s Class A Stock to another Person, and (y) the Company may not issue any other Equity Securities of the Company to PubCo or any of its Subsidiaries unless substantially simultaneously PubCo or such Subsidiary issues or sells, to another Person, an equal number of shares of a new class or series of Equity Securities of PubCo or such Subsidiary with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Company. Notwithstanding anything contained herein to the contrary, the Company shall only be able to issue additional Units or other Equity Interests in the Company to Persons and on the terms and conditions provided for in Section 3.1, Section 3.3, and Section 3.4.

(c)               Neither PubCo nor any of its Subsidiaries may redeem, repurchase or otherwise acquire (other than in connection with the Series 4 Redemption and the Series 4 Exchange) (i) any shares of Class A Stock (including upon forfeiture of any unvested shares of Class A Stock) unless substantially simultaneously the Company redeems, repurchases or otherwise acquires from PubCo or such Subsidiary an equal number of Common Units for the same price per security or (ii) any other Equity Securities of PubCo unless substantially simultaneously the Company redeems, repurchases or otherwise acquires from PubCo or such Subsidiary an equal number of Equity Securities of the Company of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of PubCo for the same price per security. Except pursuant to Section 3.6, the Company may not redeem, repurchase or otherwise acquire (other than in connection with the Series 4 Exchange) (A) any Common Units from PubCo or any of its Subsidiaries unless substantially simultaneously PubCo or such Subsidiary redeems, repurchases or otherwise acquires an equal number of shares of Class A Stock for the same price per security from holders thereof, or (B) any other Equity Securities of the Company from PubCo or any of its Subsidiaries unless substantially simultaneously PubCo or such Subsidiary redeems, repurchases or otherwise acquires for the same price per security an equal number of Equity Securities of PubCo of a corresponding class or series with substantially the same rights to dividends and distributions (including distribution upon liquidation) and other economic rights as those of such Equity Securities of PubCo. Notwithstanding the foregoing, to the extent that any consideration payable by PubCo in connection with the redemption or repurchase of any shares of Class A Stock or other Equity Securities of PubCo or any of its Subsidiaries consists (in whole or in part) of shares of Class A Stock or such other Equity Securities (including, for the avoidance of doubt, in connection with the cashless exercise of an option or warrant), then the redemption or repurchase of the corresponding Common Units or other Equity Securities of the Company shall be effectuated in an equivalent manner.

(d)               The Company shall not in any manner effect any subdivision (by any stock split, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of the outstanding Units unless accompanied by an identical subdivision or combination, as applicable, of the outstanding PubCo Common Stock, with corresponding changes made with respect to any other exchangeable or convertible securities. PubCo shall not in any manner effect any subdivision (by any stock split, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of the outstanding PubCo Common Stock unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Units, with corresponding changes made with respect to any other exchangeable or convertible securities.

(e)               In connection with the Series 4 Exchange and the issuance of the shares of Initial Series 8 Preferred Stock, the Company will (i) acquire from PubCo one (1) Series 4 Preferred Unit for each share of Series 4 Preferred Stock accepted from BSPI by PubCo for a share of Series 8 Preferred Stock and (ii) issue to PubCo one (1) Series 8 Preferred Unit for each share of Series 8 Preferred Stock issued from PubCo to BSPI.

Section 3.5.          Other Matters.

(a)               No Member shall be entitled to demand or receive a return on or of its Capital Contributions or withdraw from the Company, except as expressly provided in this Agreement. Under circumstances requiring a return of any Capital Contributions, no Member has the right to receive property other than cash.

(b)               No Member shall receive any interest, salary, compensation, draw or reimbursement with respect to its Capital Contributions or its Capital Account, or for services rendered or expenses incurred on behalf of the Company or otherwise in its capacity as a Member, except as otherwise provided in or contemplated by this Agreement.

(c)               The Liability of each Member shall be limited as set forth in the Act and other applicable Law and, except as expressly set forth in this Agreement or required by Law, no Member (or any of its Affiliates) shall be personally liable, whether to the Company, to any of the other Members, to the creditors of the Company, or to any other third party, for any debt or Liability of the Company, whether arising in Contract, tort or otherwise, solely by reason of being a Member of the Company.

(d)               Except as otherwise required by the Act, a Member shall not be required to restore a deficit balance in its Capital Account, to lend any funds to the Company or to make any additional contributions or payments to the Company.

(e)               The Company shall not be obligated for the repayment of any Capital Contributions of any Member.

Section 3.6.          Exchange Right of Members.

(a)               Each of the Members, other than PubCo, and any other wholly owned subsidiary of PubCo that becomes a Member following the date hereof, shall be entitled to exchange with the Company (an “Exchange”), at any time and from time to time, any or all of such Member’s Common Units (together with the transfer and surrender to PubCo of an equal number of shares of Class C Stock) for an equivalent number (subject to adjustment as provided in Section 3.6(g)) of shares of Class A Stock or, at the Company’s election validly made in accordance with Section 3.6(d), cash equal to the Cash Election Amount calculated with respect to such Exchange (the “Exchange Right”). For the avoidance of doubt, upon the Exchange of all Common Units held by a Member, such Member shall cease to be a Member.

(b)                Notwithstanding Section 3.6(a), no Member may exercise its Exchange Right prior to the date that is six (6) months after the date of this Agreement.

(c)               In order to exercise the Exchange Right, a Member (the “Exchanging Member”) shall provide written notice (the “Exchange Notice”) to the Company and PubCo, stating the number of Common Units (together with the transfer and surrender of an equal number of shares of Class C Stock) the Exchanging Member elects to have the Company redeem. If the Common Units to be redeemed (along with the shares of Class C Stock to be transferred and surrendered) are represented by a certificate or certificates, the Exchanging Member shall also present and surrender the certificate or certificates representing such Common Units and shares of Class C Stock during normal business hours at the principal executive offices of the Company, or if any agent for the registration or transfer of Class A Stock is then duly appointed and acting (the “Transfer Agent”), at the office of the Transfer Agent with respect to such Class A Stock. If required by PubCo, any certificate for Common Units and shares of Class C Stock surrendered in connection with an Exchange shall be accompanied by instruments of transfer, in form reasonably satisfactory to PubCo and the Transfer Agent, duly executed by the Exchanging Member or the Exchanging Member’s duly authorized representative. An Exchange Notice may specify that the Exchange is to be contingent (including as to timing) upon the consummation of a purchase by another Person (whether in a tender or exchange offer, an Underwritten Offering or otherwise) of the shares of Class A Stock for which the Common Units and shares of Class C Stock are redeemable, or contingent (including as to timing) upon the closing of an announced merger, consolidation or other transaction or event in which the shares of Class A Stock would be exchanged or converted or become exchangeable for or convertible into cash or other securities or property; provided that the foregoing shall not apply to any Exchange for which the Company has made a valid Cash Election.

(d)               Upon receipt of an Exchange Notice, the Company shall be entitled to elect (a “Cash Election”) to settle the Exchange by delivery to the Exchanging Member, in lieu of the applicable number of shares of Class A Stock that would be received in such Exchange, an amount of cash equal to the Cash Election Amount for such Exchange; provided, however, that notwithstanding anything to the contrary in this Agreement, the Company shall not be entitled to make a Cash Election if such Cash Election would reasonably be expected to (i) require the Company or any of its Subsidiaries to incur Indebtedness or (ii) prevent the Company of any of its Subsidiaries from repaying any amounts due or intended to be paid in connection with outstanding Indebtedness as previously contemplated by the board of directors of PubCo, in either case, in the twelve (12) months following receipt of the relevant Exchange Notice. In order to make a Cash Election with respect to an Exchange, the Company must provide written notice (the “Cash Election Notice”) of such election to the Exchanging Member prior to 5:00 pm, New York time, on the first Business Day after the date on which the Exchange Notice shall have been received by the Company and PubCo. If the Company fails to provide a Cash Election Notice prior to such time, it shall not be entitled to make a Cash Election with respect to such Exchange. The Exchanging Member may retract its Exchange Notice by giving written notice (the “Retraction Notice”) to the Company (with a copy to PubCo) at any time prior to 5:00 pm, New York time, on the first Business Day after delivery of the Cash Election Notice. The timely delivery of a Retraction Notice shall terminate the Exchanging Member’s, the Company’s and PubCo’s rights and obligation under this Section 3.6 arising from the retracted Exchange Notice.

(e)               Notwithstanding anything to the contrary in Section 3.6(c) or 3.6(d), in the event the Company fails to timely make a valid Cash Election in connection with an Exchange, an Exchanging Member shall be entitled, at any time prior to the consummation of the Exchange, to revoke its Exchange Notice or delay the consummation of an Exchange if any of the following conditions exists: (i) any registration statement pursuant to which the resale of the Class A Stock to be registered for such Exchanging Member at or immediately following the consummation of the Exchange shall have ceased to be effective pursuant to any action or inaction by the Commission or no such resale registration statement has yet become effective; (ii) PubCo shall have failed to cause any related prospectus to be supplemented by any required prospectus supplement necessary to effect such Exchange; (iii) PubCo shall have exercised its right to defer, delay or suspend the filing or effectiveness of the registration statement and such deferral, delay or suspension shall affect the ability of such Exchanging Member to have the resale of its Class A Stock registered at or immediately following the consummation of the Exchange; (iv) PubCo shall have disclosed to such Exchanging Member (after receiving consent of such Exchanging Member) or such Exchanging Member otherwise receives as a result of any officer or director of such Exchanging Member also acting as an officer or director of PubCo any material non-public information concerning PubCo or its Subsidiaries, taken as a whole, the receipt of which results in the Exchanging Member being prohibited or restricted from selling Class A Stock at or immediately following the Exchange without disclosure of such information (and PubCo does not permit disclosure); (v) any stop order relating to the registration statement pursuant to which the Class A Stock was to be registered by such Exchanging Member at or immediately following the Exchange shall have been issued by the Commission; (vi) there shall be in effect an injunction, a restraining order or decree of any nature of any Governmental Entity that restrains or prohibits the Exchange; (vii) PubCo shall have failed to comply in all material respects with its obligations under the Registration Rights Agreement, and such failure shall have affected the ability of such Exchanging Member to consummate the resale of the Class A Stock to be received upon such Exchange pursuant to an effective registration statement; or (viii) the Exchange Date would occur three (3) Business Days or less prior to, or during, a Black-Out Period. If an Exchanging Member delays the consummation of an Exchange pursuant to this Section 3.6(e), (A) the Exchange Date shall occur on the third Business Day following the date on which the conditions giving rise to such delay cease to exist (or such earlier date as PubCo, the Company and Exchanging Member may mutually agree in writing) and (B) notwithstanding anything to the contrary in Section 3.6(d), the Exchanging Member may retract its Exchange Notice by giving a Retraction Notice to the Company (with a copy to PubCo) at any time prior to 5:00 pm, New York time, on the first Business Day following the date on which the conditions giving rise to such delay cease to exist.

(f)                If the Company has not made a valid Cash Election, then as promptly as practicable after the receipt of the Exchange Notice and the surrender to the Company of the certificate or certificates, if any, representing such Common Units and shares of Class C Stock (but in any event by the Exchange Date, as defined below), PubCo shall issue and contribute to the Company, and the Company shall deliver to the Exchanging Member, or on the Exchanging Member’s written order, the number of shares of Class A Stock issuable upon the Exchange (in book-entry or certificated form, as determined by PubCo, and with such legends as may be required in accordance with applicable Law), and the Company shall deliver such surrendered Common Units and shares of Class C Stock to PubCo in exchange for no additional consideration. If the Company has made a valid Cash Election, then as promptly as practicable after the receipt of the Exchange Notice (but in no event more than two (2) Business Days after receipt of the Exchange Notice), PubCo shall contribute to the Company the cash consideration the Exchanging Member is entitled to receive in the Exchange and, upon surrender to the Company of the certificate or certificates, if any, representing such Common Units and shares of Class C Stock, the Company shall deliver to the Exchanging Member as directed by the Exchanging Member by wire transfer of immediately available funds the Cash Election Amount payable upon the Exchange, and the Company shall deliver such surrendered Common Units and shares of Class C Stock to PubCo for no additional consideration. Each Exchange shall be deemed to have been effected on (i) the Business Day after the date on which the Exchange Notice shall have been received by the Company, PubCo or the Transfer Agent, as applicable (subject to receipt by the Company, PubCo or the Transfer Agent, as applicable, within three Business Days thereafter of any required instruments of transfer as aforesaid) if the Company has not made a valid Cash Election with respect to such Exchange or (y) if the Company has made a valid Cash Election with respect to such Exchange, the first Business Day on which the Company has available funds to pay the Cash Election Amount (but in no event more than two (2) Business Days after receipt of the Exchange Notice), or (ii) such later date specified in or pursuant to the Exchange Notice (such date identified in clause (i) or (ii), as applicable, the “Exchange Date”). If the Company has not made a valid Cash Election, and the Person or Persons in whose name or the shares of Class A Stock shall be issuable upon such Exchange as aforesaid shall be deemed to have become, on the Exchange Date, the holder or holders of record of the shares represented thereby. Notwithstanding anything herein to the contrary and in addition to the rights set forth in Section 3.6(d), unless the Company has made a valid Cash Election (and the Exchanging Member has failed to timely deliver a Retraction Notice in accordance with Section 3.6(d)), any Exchanging Member may retract or amend an Exchange Notice, in whole or in part, prior to the effectiveness of the applicable Exchange, at any time prior to 5:00 p.m., New York, New York time, on the Business Day immediately preceding the Exchange Date (or any such later time as may be required by applicable Law) by delivery of a written notice of retraction to the Company (with a copy to PubCo), specifying (1) the numbers of the withdrawn Common Units and shares of Class B Stock (and the applicable certificate numbers therefor, if certificated), (2) if any, the number of Common Units and shares of Class C Stock as to which the Exchange Notice remains in effect and (3) if the Exchanging Member so determines, a new Exchange Date or any other new or revised information permitted in an Exchange Notice.

(g)               If (i) there is any reclassification, reorganization, recapitalization or other similar transaction pursuant to which the shares of Class A Stock are converted or changed into another security, securities or other property, or (ii) PubCo shall, by dividend or otherwise, distribute to all holders of the shares of Class A Stock evidences of its Indebtedness or assets, including securities (including shares of Class A Stock and any rights, options or warrants to all holders of the shares of Class A Stock to subscribe for or to purchase or to otherwise acquire shares of Class A Stock, or other securities or rights convertible into, exchangeable for or exercisable for shares of Class A Stock) but excluding any cash dividend or distribution as well as any such distribution of Indebtedness or assets received by PubCo from the Company in respect of the Units, then upon any subsequent Exchange, each Member shall be entitled to receive the amount of such security, securities or other property that such Member would have received if such Exchange had occurred immediately prior to the effective date of such reclassification, reorganization, recapitalization, other similar transaction dividend or other distribution, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction. For the avoidance of doubt, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the shares of Class A Stock are converted or changed into another security, securities or other property, or any dividend or distribution (other than an excluded dividend or distribution, as described above), this Section 3.6 shall continue to be applicable, mutatis mutandis, with respect to such security or other property.

(h)               PubCo shall at all times keep authorized and available, solely for the purpose of issuance upon an Exchange, such number of shares of Class A Stock that shall be issuable upon the Exchange of all outstanding Common Units and shares of Class C Stock; provided, that nothing contained herein shall be construed to preclude PubCo from satisfying its obligations with respect of an Exchange by delivery of shares of Class A Stock that are held in the treasury of PubCo. PubCo covenants that all shares of Class A Stock that shall be issued upon an Exchange shall, upon issuance thereof, be validly issued, fully paid and non-assessable. In addition, for so long as the shares of Class A Stock are listed on a National Securities Exchange, PubCo shall use its reasonable best efforts to cause all shares of Class A Stock issued upon an Exchange to be listed on such National Securities Exchange at the time of such issuance.

(i)                 Unless otherwise required by applicable Law, each Exchange shall be treated for federal (and applicable state and local) income tax purposes as an exchange with PubCo of the Exchanging Member’s Common Units for shares of Class A Stock or cash, as applicable, for purposes of Section 743 and other applicable Sections of the Code. The issuance of shares of Class A Stock upon an Exchange shall be made without charge to the Exchanging Member for any stamp or other similar tax in respect of such issuance; provided, however, that if any such shares are to be issued in a name other than that of the Exchanging Member, then the Person or Persons in whose name the shares are to be issued shall pay to PubCo the amount of any tax that may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of PubCo that such tax has been paid or is not payable.

(j)                 In connection with a PubCo Change of Control, PubCo shall have the right to require each Member (other than PubCo, Merger Sub 3 and any other wholly owned subsidiary of PubCo that becomes a Member following the date hereof) to effect an Exchange of all but not less than all of such Member’s Common Units and cancel a corresponding number of such Member’s shares of Class C Stock in exchange for an equal number of newly issued shares of Class A Common Stock. Any Exchange pursuant to this Section 3.6(j) shall be effective immediately prior to the consummation of the PubCo Change of Control (and, for the avoidance of doubt, shall not be effective if such PubCo Change of Control is not consummated) (the date of such effectiveness, the “Change of Control Exchange Date”). From and after the Change of Control Exchange Date, (i) the Common Units and shares of Class C Stock subject to such Exchange shall be deemed to have been transferred to PubCo on the Change of Control Exchange Date and (ii) such Member shall cease to have any rights with respect to such Common Units and shares of Class C Stock subject to such Exchange (other than the right to receive shares of Class A Common Stock pursuant to such Exchange). PubCo shall provide written notice of an expected PubCo Change of Control transaction to all Members within the earlier of (x) five (5) Business Days following the execution of the definitive agreement with respect to such PubCo Change of Control and (y) ten (10) Business Days before the proposed date upon which the contemplated PubCo Change of Control is to be effected, indicating in such notice such information as may reasonably describe the PubCo Change of Control transaction, subject to applicable Law, including the date of execution of such definitive agreement or such proposed effective date, as applicable, the amount and type of consideration to be paid for shares of Class A Stock in the PubCo Change of Control, and any election with respect to types of consideration that a holder of shares of Class A Stock, as applicable, shall be entitled to make in connection with such PubCo Change of Control. Following the delivery of such notice and on or prior to the Change of Control Exchange Date, the Members shall take all actions reasonably requested by PubCo to effect such Exchange, including taking any action and delivering any document required pursuant to Section 3.6(c) to effect such Exchange.

(k)               In the event that a tender offer, share exchange offer, issuer bid, take-over bid, merger, recapitalization or similar transaction with respect to shares of Class A Stock (a “PubCo Offer”) is proposed by PubCo or is proposed to PubCo or its stockholders and approved by the board of directors of PubCo or is otherwise effected or to be effected with the consent or approval of the board of directors of PubCo, each Member (other than PubCo, Merger Sub 3 and any other wholly owned subsidiary of PubCo that becomes a Member following the date hereof) shall be permitted to participate in such PubCo Offer by delivery of a contingent Exchange Notice in accordance with the last sentence of Section 3.6(c) with respect to its Common Units and shares of Class C Stock (other than with respect to any Common Units or shares of Class C Stock to which the Company exercised its right to require any such Member to effect an Exchange pursuant to Section 3.6(i) in connection with a PubCo Change of Control) (the “Eligible PubCo Offer Securities”). In the case of a PubCo Offer proposed by PubCo, PubCo will use its reasonable best efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit the Members (other than PubCo, Merger Sub 3 and any other wholly owned subsidiary of PubCo that becomes a Member following the date hereof) to participate in such PubCo Offer with respect to such Eligible PubCo Offer Securities to the same extent or on an economically equivalent basis as the holders of shares of PubCo without discrimination; provided, that without limiting the generality of this sentence, PubCo will use its reasonable best efforts expeditiously and in good faith to ensure that such Members may participate in each such PubCo Offer with respect to such Eligible PubCo Offer Securities without being required to cause the Exchange of Common Units and cancellation of shares of Class C Stock (or, if so required, to ensure that any such Exchange shall be effective only upon, and shall be conditional upon, the closing of such PubCo Offer and only to the extent necessary to tender or deposit to PubCo Offer in accordance with the last sentence of Section 3.6(c), or, as applicable, to the extent necessary to exchange the Eligible PubCo Offer Securities being repurchased).

(l)                 No Exchange shall impair the right of the Exchanging Member to receive any distributions payable on the Common Units so redeemed in respect of a record date that occurs prior to the Exchange Date for such Exchange. For the avoidance of doubt, no Exchanging Member, or a Person designated by an Exchanging Member to receive shares of Class A Stock, shall be entitled to receive, with respect to the same fiscal quarter, distributions or dividends both on Common Units redeemed from such Exchanging Member and on shares of Class A Stock received by such Exchanging Member, or other Person so designated, if applicable, in such Exchange, unless the Company makes more than one distribution during any given fiscal quarter.

Section 3.7.          Rights of the Preferred Units. The Company intends that (w) the rights, preferences and privileges of the Series 4 Preferred Units issued to PubCo, subject to Section 5.2(a) and Section 5.1(a)(i), mirror the rights, preferences and privileges of the Series 4 Preferred Stock issued by PubCo, and that at all times the ratio between the number of outstanding Series 4 Preferred Units and the number of outstanding shares of Series 4 Preferred Stock be maintained at 1:1, (x) the rights, preferences and privileges of the Series 6 Preferred Units issued to PubCo, subject to Section 5.2(a), mirror the rights, preferences and privileges of the Series 6 Preferred Stock issued by PubCo, and that at all times the ratio between the number of outstanding Series 6 Preferred Units and the number of outstanding shares of Series 6 Preferred Stock be maintained at 1:1 and (y) the rights, preferences and privileges of the Series 8 Preferred Units issued to PubCo, subject to Section 5.2(a) and Section 5.1(a)(ii), mirror the rights, preferences and privileges of the Series 8 Preferred Stock issued by PubCo, and that at all times the ratio between the number of outstanding Series 8 Preferred Units and the number of outstanding shares of Series 8 Preferred Stock be maintained at 1:1. Accordingly, the terms and provisions of this Section 3.7 shall be construed in accordance with such intent, and (w) to the extent there is a conflict between the rights, preferences and privileges of the Series 4 Preferred Units under this Agreement and the rights, preferences and privileges of the Series 4 Preferred Stock under the Series 4 Certificate of Designation, the terms of the Series 4 Certificate of Designation shall control, (x) to the extent there is a conflict between the rights, preferences and privileges of the Series 6 Preferred Units under this Agreement and the rights, preferences and privileges of the Series 6 Preferred Stock under the Series 6 Certificate of Designation, the terms of the Series 6 Certificate of Designation shall control and (y) to the extent there is a conflict between the rights, preferences and privileges of the Series 8 Preferred Units under this Agreement and the rights, preferences and privileges under the Series 8 Preferred Stock under the Series 8 Certificate of Designation, the terms of the Series 8 Certificate of Designation shall control (except that, for the avoidance of doubt, Section 5.1(a)(i) and Section 5.1(a)(ii) and the provisions that herein that reference it shall continue to apply regardless of whether there are corresponding terms in the Series 4 Certificate of Designation). Subject to the foregoing, the Series 4 Preferred Units, the Series 6 Preferred Units and the Series 8 Preferred Units (collectively, the “Preferred Units”) shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:

(a)               Dividends or Other Distributions.

(i)                 Series 4 Preferred Units.

(A)             In the event PubCo is required to declare a Dividend (as defined in the Series 4 Certificate of Designation), on or before the date such Dividend is to be paid, the Manager shall cause the Company to make a distribution of cash to PubCo in respect of the Series 4 Preferred Units in an amount equal to the amount to be paid by PubCo in respect of such Dividend, which distribution shall be, for the avoidance of doubt, in addition to any amounts distributable to PubCo pursuant to Section 5.2(a).

(B)              To the extent the holders of the Series 4 Preferred Stock are entitled to participate in any dividends or distributions (whether in cash or other property, but not including dividends or distributions of Class A Stock or other PubCo Equity Securities addressed in Section 3.7(a)(i)(C) to holders of Class A Stock, the Manager shall cause the Company to make a distribution of cash or other property, as applicable, to PubCo in respect of the Series 4 Preferred Units in an amount and type equal to the amount to be paid by PubCo to the holders of the Series 4 Preferred Stock, which distribution shall be in addition to any amounts distributable to PubCo with respect to Series 4 Preferred Units pursuant to Section 5.2(a).

(C)              To the extent the holders of the Series 4 Preferred Stock are entitled to participate in any dividends or distributions of Class A Stock or other PubCo Equity Securities to holders of Class A Stock, consistent with Section 3.4(b), the Manager shall cause the Company to issue to PubCo a number of Common Units or such other Equity Security of the Company, as applicable, equal to the number of shares of Class A Common Stock or other PubCo Equity Security, as applicable, being issued by PubCo to the holders of the Series 4 Preferred Stock.

(ii)              Series 6 Preferred Units.

(A)             In the event PubCo is required to declare a Dividend (as defined in the Series 6 Certificate of Designation), on or before the date such Dividend is to be paid, the Manager shall cause the Company to make a distribution of cash to PubCo in respect of the Series 6 Preferred Units in an amount equal to the amount to be paid by PubCo in respect of such Dividend, which distribution shall be, for the avoidance of doubt, in addition to any amounts distributable to PubCo pursuant to Section 5.2(a).

(B)              To the extent the holders of the Series 6 Preferred Stock are entitled to participate in any dividends or distributions (whether in cash or other property, but not including dividends or distributions of Class A Stock or other PubCo Equity Securities addressed in Section 3.7(a)(ii)(C)) to holders of Class A Stock, the Manager shall cause the Company to make a distribution of cash or other property, as applicable, to PubCo in respect of the Series 6 Preferred Units in an amount and type equal to the amount to be paid by PubCo to the holders of the Series 6 Preferred Stock, which distribution shall be in addition to any amounts distributable to PubCo with respect to Series 6 Preferred Units pursuant to Section 5.2(a).

(C)              To the extent the holders of the Series 6 Preferred Stock are entitled to participate in any dividends or distributions of Class A Stock or other PubCo Equity Securities to holders of Class A Stock, consistent with Section 3.4(b), the Manager shall cause the Company to issue to PubCo a number of Common Units or such other Equity Security of the Company, as applicable, equal to the number of shares of Class A Common Stock or other PubCo Equity Security, as applicable, being issued by PubCo to the holders of the Series 6 Preferred Stock.

(iii)            Series 8 Preferred Units.

(A)             In the event PubCo is required to declare a Dividend (as defined in the Series 8 Certificate of Designation), on or before the date such Dividend is to be paid, the Manager shall cause the Company to make a distribution of cash to PubCo in respect of the Series 8 Preferred Units in an amount equal to the amount to be paid by PubCo in respect of such Dividend, which distribution shall be, for the avoidance of doubt, in addition to any amounts distributable to PubCo pursuant to Section 5.2(a).

(B)              To the extent the holders of the Series 8 Preferred Stock are entitled to participate in any dividends or distributions (whether in cash or other property, but not including dividends or distributions of Class A Stock or other PubCo Equity Securities addressed in Section 3.7(a)(iii)(C)) to holders of Class A Stock, the Manager shall cause the Company to make a distribution of cash or other property, as applicable, to PubCo in respect of the Series 8 Preferred Units in an amount and type equal to the amount to be paid by PubCo to the holders of the Series 8 Preferred Stock, which distribution shall be in addition to any amounts distributable to PubCo with respect to Series 8 Preferred Units pursuant to Section 5.2(a).

(C)              To the extent the holders of the Series 8 Preferred Stock are entitled to participate in any dividends or distributions of Class A Stock or other PubCo Equity Securities to holders of Class A Stock, consistent with Section 3.4(b), the Manager shall cause the Company to issue to PubCo a number of Common Units or such other Equity Security of the Company, as applicable, equal to the number of shares of Class A Common Stock or other PubCo Equity Security, as applicable, being issued by PubCo to the holders of the Series 8 Preferred Stock.

(b)               Liquidation.

(i)                 Series 4 Preferred Stock. In the event PubCo is required to make a Series 4 Preferred Stock Liquidation Payment in cash or other property (other than Equity Securities of the Company), on or before the related date fixed for the liquidation, dissolution or winding up of the affairs of PubCo, the Manager shall cause the Company to make a distribution of cash or other property, as applicable, to PubCo in respect of the Series 4 Preferred Units in an amount equal to the amount to be paid by PubCo in respect of such Series 4 Preferred Stock Liquidation Payment, which distribution shall be in addition to any amounts distributable to PubCo with respect to Series 4 Preferred Units pursuant to Section 5.2(a), and/or Section 10.3.

(ii)              Series 6 Preferred Stock. In the event PubCo is required to make a Series 6 Preferred Stock Liquidation Payment in cash or other property (other than Equity Securities of the Company), on or before the related date fixed for the liquidation, dissolution or winding up of the affairs of PubCo, the Manager shall cause the Company to make a distribution of cash or other property, as applicable, to PubCo in respect of the Series 6 Preferred Units in an amount equal to the amount to be paid by PubCo in respect of such Series 6 Preferred Stock Liquidation Payment, which distribution shall be in addition to any amounts distributable to PubCo with respect to Series 6 Preferred Units pursuant to Section 5.2(a), and/or Section 10.3.

(iii)            Series 8 Preferred Stock. In the event PubCo is required to make a Series 8 Preferred Stock Liquidation Payment in cash or other property (other than Equity Securities of the Company), on or before the related date fixed for the liquidation, dissolution or winding up of the affairs of PubCo, the Manager shall cause the Company to make a distribution of cash or other property, as applicable, to PubCo in respect of the Series 8 Preferred Units in an amount equal to the amount to be paid by PubCo in respect of such Series 8 Preferred Stock Liquidation Payment, which distribution shall be in addition to any amounts distributable to PubCo with respect to Series 8 Preferred Units pursuant to Section 5.2(a), and/or Section 10.3.

(c)               Conversion.

(i)                 Series 4 Preferred Stock. Consistent with Section 3.4(b) and (c), each time that a share of Series 4 Preferred Stock is converted into one or more shares of Class A Stock, an equal number of Series 4 Preferred Units shall automatically be cancelled in exchange for (without any further action of the Company or PubCo) the issuance to PubCo of a number of Common Units at the same conversion ratio as applied to the conversion of the Series 4 Preferred Stock into Class A Stock; provided, however, that in the event that all of the remaining Series 4 Preferred Units are cancelled prior to the time the Unpaid Series 4 Priority Return is paid in full, Pubco’s right to receive further payments in respect of the Unpaid Series 4 Priority Return shall not be affected by the cancellation of the Series 4 Preferred Units; provided further that as of the Series 8 Exchange Time the Unpaid Series 4 Priority Return shall be deemed to be satisfied in full and no longer outstanding.

(ii)              Series 6 Preferred Stock. Consistent with Section 3.4(b) and (c), each time that a share of Series 6 Preferred Stock is converted into one or more shares of Class A Stock, an equal number of Series 6 Preferred Units shall automatically be cancelled in exchange for (without any further action of the Company or PubCo) the issuance to PubCo of a number of Common Units at the same conversion ratio as applied to the conversion of the Series 6 Preferred Stock into Class A Stock.

(iii)            Series 8 Preferred Stock. Consistent with Section 3.4(b) and (c), each time that a share of Series 8 Preferred Stock is converted into one or more shares of Class A Stock, an equal number of Series 8 Preferred Units shall automatically be cancelled in exchange for (without any further action of the Company or PubCo) the issuance to PubCo of a number of Common Units at the same conversion ratio as applied to the conversion of the Series 8 Preferred Stock into Class A Stock; provided, however, that in the event that all of the remaining Series 8 Preferred Unites are cancelled prior to the time the Unpaid Series 8 Priority Return is paid in full, Pubco’s right to receive further payments in respect of the Unpaid Series 8 Priority Return shall not be affected by the cancellation of the Series 8 Preferred Units.

(d)               Redemption.

(i)                 Series 4 Preferred Stock. Consistent with Section 3.4(b) and (c), each time that PubCo is required to redeem a share of Series 4 Preferred Stock pursuant to Section 7 of the Series 4 Certificate of Designation, the Company shall redeem an equal number of Series 4 Preferred Units from PubCo in exchange for the same consideration that is to be paid by PubCo in the redemption of the Series 4 Preferred Stock, which shall be in addition to any amounts distributable to PubCo (for further distribution to PubCo) with respect to Series 4 Preferred Units pursuant to Section 5.2(a); provided, however, that in the event that all of the remaining Series 4 Preferred Units are redeemed prior to the time the Unpaid Series 4 Priority Return is paid in full, Pubco’s right to receive further payments in respect of the Unpaid Series 4 Priority Return shall not be affected by the redemption of the Series 4 Preferred Units; provided further that as of the Series 8 Exchange Time the Unpaid Series 4 Priority Return shall be deemed to be satisfied in full and no longer outstanding.

(ii)              Series 6 Preferred Stock. Consistent with Section 3.4(b) and (c), each time that PubCo is required to redeem a share of Series 6 Preferred Stock pursuant to Section 7 of the Series 6 Certificate of Designation, the Company shall redeem an equal number of Series 6 Preferred Units from PubCo in exchange for the same consideration that is to be paid by PubCo in the redemption of the Series 6 Preferred Stock, which shall be in addition to any amounts distributable to PubCo with respect to Series 6 Preferred Units pursuant to Section 5.2(a).

(iii)            Series 8 Preferred Stock. Consistent with Section 3.4(b) and (c), each time that PubCo is required to redeem a share of Series 8 Preferred Stock pursuant to Section 7 of the Series 8 Certificate of Designation, the Company shall redeem an equal number of Series 8 Preferred Units from PubCo in exchange for the same consideration that is to be paid by PubCo in the redemption of the Series 8 Preferred Stock, which shall be in addition to any amounts distributable to PubCo with respect to Series 8 Preferred Units pursuant to Section 5.2(a); provided, however, that in the event that all of the remaining Series 8 Preferred Units are redeemed prior to the time the Unpaid Series 8 Priority Return is paid in full, Pubco’s right to receive further payments in respect of the Unpaid Series 8 Priority Return shall not be affected by the redemption of the Series 8 Preferred Units.

(e)               Voting. Except as otherwise required by the Act or other applicable law or in Section 11.1, holders of Preferred Units shall not be entitled to any vote on matters submitted to the Members for approval.

(f)                Exceptions. Notwithstanding any other provision of this Section 3.7, no distribution, redemption or conversion shall be effected to the extent such distribution, redemption or conversion would render the Company insolvent or violate applicable law or any material restrictions contained in any agreement to which the Company is a party as of the Effective Time (without giving effect to any amendments of such agreement after the Effective Time). The Manager shall not approve, and the Company shall not make, any distribution pursuant to this Section 3.7 at any time that PubCo is not permitted or required to make a dividend or make a liquidating distribution in respect of junior securities pursuant to the Series 4 Certificate of Designation, the Series 6 Certificate of Designation or the Series 8 Certificate of Designation.

Article IV
CAPITAL ACCOUNTS; ALLOCATIONS OF PROFITS AND LOSSES

Section 4.1.          Capital Accounts. A Capital Account shall be maintained for each Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and, to the extent consistent with such regulations, the other provisions of this Agreement. For this purpose, the Company may (in the discretion of the Partnership Representative), upon the occurrence of the events specified in Treasury Regulations Section 1.704-1(b)(2)(iv)(f), increase or decrease the Capital Accounts in accordance with the rules of such Treasury Regulations and Treasury Regulations Section 1.704-1(b)(2)(iv)(g) to reflect a revaluation of Company property. The Capital Account balance of each of the Members as of the Effective Time is its respective Effective Time Capital Account Balance set forth on Exhibit A. Thereafter, each Member’s Capital Account shall be (a) increased by (i) allocations to such Member of Profits pursuant to Section 4.2 and any other items of income or gain allocated to such Member pursuant to Section 4.3, (ii) the amount of additional cash or the initial Gross Asset Value of any asset (net of any Liabilities assumed by the Company and any Liabilities to which the asset is subject) contributed to the Company by such Member, and (iii) any other increases allowed or required by Treasury Regulations Section 1.704-1(b)(2)(iv), and (b) decreased by (i) allocations to such Member of Losses pursuant to Section 4.2 and any other items of deduction or loss allocated to such Member pursuant to the provisions of Section 4.3, (ii) the amount of any cash or the Gross Asset Value of any asset (net of any Liabilities assumed by the Company and any Liabilities to which the asset is subject) distributed to such Member, and (iii) any other decreases allowed or required by Treasury Regulations Section 1.704-1(b)(2)(iv). In the event of a Transfer of Units made in accordance with this Agreement, the Capital Account of the Transferor that is attributable to the Transferred Units shall carry over to the Transferee Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv)(l).

Section 4.2.          Profits and Losses. After giving effect to the allocations under Section 4.3, Profits and Losses (and, to the extent determined by the Partnership Representative to be necessary and appropriate to achieve the resulting Capital Account balances described below, any allocable items of income, gain, loss, deduction or credit includable in the computation of Profits and Losses) for each Fiscal Year shall be allocated among the Members during such Fiscal Year in a manner such that, after giving effect to the special allocations set forth in Section 4.3 and all distributions through the end of such Fiscal Year, the Capital Account balance of each Member, immediately after making such allocation, is, as nearly as possible, equal to (i) the amount such Member would receive pursuant to Section 10.2(b) if all assets of the Company on hand at the end of such Fiscal Year were sold for cash equal to their Gross Asset Values, all Liabilities of the Company were satisfied in cash in accordance with their terms (limited with respect to each Nonrecourse Liability to the Gross Asset Value of the assets securing such Liability), and all remaining or resulting cash was distributed, in accordance with Section 10.2(b), to the Members immediately after making such allocation, minus (ii) such Member’s share of Company Minimum Gain and Member Minimum Gain, computed immediately prior to the hypothetical sale of assets.

Section 4.3.          Special Allocations.

(a)               Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Members on a pro rata basis in accordance with the number of Units owned by each Member.

(b)               Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i). If more than one Member bears the economic risk of loss for such Member Nonrecourse Debt, the Member Nonrecourse Deductions attributable to such Member Nonrecourse Debt shall be allocated among the Members according to the ratio in which they bear the economic risk of loss. This Section 4.3(b) is intended to comply with the provisions of Treasury Regulations Section 1.704-2(i) and shall be interpreted consistently therewith.

(c)               Except as otherwise provided in Treasury Regulation Section 1.704-2(f), notwithstanding any other provision of this Agreement to the contrary, if there is a net decrease in Company Minimum Gain during any Fiscal Year (or if there was a net decrease in Company Minimum Gain for a prior Fiscal Year and the Company did not have sufficient amounts of income and gain during prior Fiscal Years to allocate among the Members under this Section 4.3(c)), each Member shall be specially allocated items of Company income and gain for such Fiscal Year in an amount equal to such Member’s share of the net decrease in Company Minimum Gain during such year (as determined pursuant to Treasury Regulations Section 1.704-2(g)(2)). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member in accordance with Treasury Regulation Sections 1.704-2(f)(6) and 1.704-2(j)(2). This section is intended to constitute a minimum gain chargeback under Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(d)               Except as otherwise provided in Treasury Regulation Section 1.704-2(i)(4), notwithstanding any other provision of this Agreement except Section 4.3(c), if there is a net decrease in Member Minimum Gain during any Fiscal Year (or if there was a net decrease in Member Minimum Gain for a prior Fiscal Year and the Company did not have sufficient amounts of income and gain during prior Fiscal Years to allocate among the Members under this Section 4.3(d)), each Member shall be specially allocated items of Company income and gain for such year in an amount equal to such Member’s share of the net decrease in Member Minimum Gain (as determined pursuant to Treasury Regulations Section 1.704-2(i)(4)). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be allocated shall be determined in accordance with Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2). This section is intended to constitute a partner nonrecourse debt minimum gain chargeback under Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(e)               Notwithstanding any provision hereof to the contrary except Section 4.3(c) and Section 4.3(d), in the event any Member unexpectedly receives any adjustment, allocation or distribution described in paragraph (4), (5) or (6) of Treasury Regulations Section 1.704-1(b)(2)(ii)(d), resulting in, or increasing, an Adjusted Capital Account Deficit for such Member, items of Company income and gain (consisting of a pro rata portion of each item of income, including gross income, and gain for the Fiscal Year) shall be specially allocated to such Member in an amount and manner sufficient to eliminate any Adjusted Capital Account Deficit of that Member as quickly as possible; provided that an allocation pursuant to this Section 4.3(e) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article IV have been tentatively made as if this Section 4.3(e) were not in this Agreement. This Section 4.3(e) is intended to constitute a qualified income offset under Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(f)                If any Member has an Adjusted Capital Account Deficit at the end of any Fiscal Year that is in excess of the sum of (i) the amount that such Member is obligated to restore and (ii) the amount that the Member is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulations Sections 1.704-2(g)(1) and (i)(5), that Member shall be specially allocated items of Company income, gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 4.3(f) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit in excess of such sum after all other allocations provided for in this Article IV have been made as if Section 4.3(e) and this Section 4.3(f) were not in this Agreement.

(g)               To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution to any Member in complete liquidation of such Member’s Interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such item of gain or loss shall be allocated to the Members in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) if such section applies or to the Member to whom such distribution was made if Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(h)               The allocations set forth in Section 4.3(a) through Section 4.3(g) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding any other provision of this Article IV (other than the Regulatory Allocations), the Regulatory Allocations (and anticipated future Regulatory Allocations) shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocation of other items and the Regulatory Allocations to each Member should be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred. This Section 4.3(h) is intended to minimize to the extent possible and to the extent necessary any economic distortions which may result from application of the Regulatory Allocations and shall be interpreted in a manner consistent therewith.

(i)                 The Manager may, in its reasonable discretion, cause the Company to make allocations of items of gross income and gain to the holders of Preferred Units to the extent necessary to cause, after taking into account distributions with respect to Preferred Units, and allocations to be made pursuant to Section 4.2, Capital Account balances attributable to Preferred Units, to be, as nearly as possible, equal to amounts distributable with respect to Preferred Units pursuant to Section 10.2(b)(iii).

Section 4.4.          Allocations for Tax Purposes in General.

(a)               Except as otherwise provided in this Section 4.4, each item of income, gain, loss and deduction of the Company for federal income tax purposes shall be allocated among the Members in the same manner as such item is allocated under Section 4.2 and Section 4.3.

(b)               In accordance with Code Section 704(c) and the Treasury Regulations thereunder (including the Treasury Regulations applying the principles of Code Section 704(c) to changes in Gross Asset Values), items of income, gain, loss and deduction with respect to any Company property having a Gross Asset Value that differs from such property’s adjusted federal income tax basis shall, solely for federal income tax purposes, be allocated among the Members to account for any such difference using the methods determined by the Manager to be appropriate and in accordance with the applicable Treasury Regulations.

(c)               Any (i) recapture of Depreciation or any other item of deduction shall be allocated, in accordance with Treasury Regulations Sections 1.1245-1(e) and 1.1254-5, to the Members who received the benefit of such deductions (taking into account the effect of allocations under Code Section 704(c)), and (ii) recapture of credits shall be allocated to the Members in accordance with applicable Law.

(d)               Allocations pursuant to this Section 4.4 are solely for purposes of federal, state and local taxes and shall not affect or in any way be taken into account in computing any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

(e)               If, as a result of an exercise of a noncompensatory option to acquire an interest in the Company (including a conversion of any Preferred Units), a Capital Account reallocation is required under Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Treasury Regulations Section 1.704-1(b)(4)(x).

Section 4.5.          Other Allocation Rules.

(a)               The Members are aware of the income tax consequences of the allocations made by this Article IV and the economic impact of the allocations on the amounts receivable by them under this Agreement. The Members hereby agree to be bound by the provisions of this Article IV in reporting their share of Company income and loss for income tax purposes.

(b)               All items of income, gain, loss, deduction and credit allocable to an interest in the Company that may have been Transferred shall be allocated between the Transferor and the Transferee based on the portion of the Fiscal Year during which each was recognized as the owner of such interest; provided, however, that this allocation must be made in accordance with a method permissible under Code Section 706 and the Treasury Regulations thereunder

(c)               The Members’ proportionate shares of the “excess nonrecourse liabilities” of the Company, within the meaning of Treasury Regulations Section 1.752-3(a)(3), shall be allocated to the Members in any manner determined by the Manager and permissible under the Treasury Regulations.

Article V
DISTRIBUTIONS

Section 5.1.          Distributions.

(a)               Distributions. To the extent permitted by applicable Law and hereunder, distributions to Members may be declared by the Manager out of funds legally available therefor in such amounts and on such terms (including the payment dates of such distributions) as the Manager shall determine using such record date as the Manager may designate; such distribution shall be made to the Members as of the close of business on such record date in the following priority:

(i)                 In the Manager’s discretion, out of the accumulated Profits of the Company since the Effective Time that have not previously been distributed under this Section 5.1(a)(i), all or a portion of the Unpaid Series 4 Priority Return in respect of the Series 4 Preferred Units;

(ii)              In the Manager’s discretion, out of the accumulated Profits of the Company since the Series 8 Exchange Time that have not previously been distributed under this Section 5.1(a)(ii), all or a portion of the Unpaid Series 8 Priority Return in respect of the Series 8 Preferred Units;

(iii)            Thereafter, on a pro rata basis in accordance with the number of Units owned by each Member (except that repurchases or exchanges made in accordance with Section 3.4(c) or payments made in accordance with Section 6.4 need not be on a pro rata basis) in accordance with the number of Units owned by each Member as of the close of business on such record date;

provided, however, that in the case of distributions under clauses (i) and (ii) hereof, the Company shall have the obligation to make distributions pursuant to Section 6.4; and provided further that, notwithstanding any other provision herein to the contrary, no distributions shall be made to any Member to the extent such distribution would render the Company insolvent and provided further, that no distribution shall be made to the holders of Common Units pursuant to this Section 5.1(a) in respect thereof unless and until all distributions to the holders of Preferred Units have been made in accordance with Section 3.7. For purposes of the foregoing sentence, insolvency means the inability of the Company to meet its payment obligations when due. Promptly following the designation of a record date and the declaration of a distribution pursuant to this Section 5.1, the Manager shall give notice to each Member of the record date, the amount and the terms of the distribution and the payment date thereof.

(b)               Successors. For purposes of determining the amount of distributions, each Member shall be treated as having made the Capital Contributions and as having received the Distributions made to or received by its predecessors in respect of any of such Member’s Units.

(c)               Distributions In-Kind. Except as otherwise provided in this Agreement, any distributions may be made in cash or in kind, or partly in cash and partly in kind, as determined by the Manager. To the extent that the Company distributes property in-kind to the Members, the Company shall be treated as making a distribution equal to the Fair Market Value of such property for purposes of Section 5.1(a) and such property shall be treated as if it were sold for an amount equal to its Fair Market Value. Any resulting gain or loss shall be allocated to the Member’s Capital Accounts in accordance with Section 4.2 and Section 4.3.

Section 5.2.          Tax Distributions. If the amounts distributed to the Members pursuant to Section 5.1(a) of this Agreement during a calendar year as of each Tax Distribution Date with respect to such calendar year are less than the amount that would be distributed pursuant to this Section 5.2, then on each Tax Distribution Date, the Company shall, subject to the availability of funds and to any restrictions contained in any agreement to which the Company is bound, make distributions:

(a)               to PubCo in an amount equal to all of PubCo’s Assumed Tax Liability attributable to the estimated or actual taxable income of the Company, as determined for federal income tax purposes, allocated to PubCo pursuant to Article IV with respect to its Preferred Units during the Fiscal Year or other taxable period to which the tax-related distribution under this Section 5.2 relates; and

(b)               to the Members on a pro rata basis in accordance with the number of Common Units owned by each Member in an amount sufficient to cause PubCo to receive an aggregate distribution with respect to its Common Units equal to PubCo’s remaining Assumed Tax Liability (after the distribution under Section 5.2(a)) during the Fiscal Year or other taxable period to which the tax-related distribution under this Section 5.2 relates.

Section 5.3.          Distribution Upon Withdrawal. No withdrawing Member shall be entitled to receive any distribution or the value of such Member’s Interest in the Company as a result of withdrawal from the Company prior to the liquidation of the Company, except as specifically provided in this Agreement.

Article VI
MANAGEMENT

Section 6.1.          The Manager; Fiduciary Duties.

(a)               The Company shall be managed by a single manager (as such term is defined in the Act) (the “Manager”). Except as otherwise required by Law or for matters in which the vote or approval of any Member is specifically required under this Agreement, (i) the Manager shall have full and complete charge of all affairs of the Company, (ii) the management and control of the Company’s business activities and operations shall rest exclusively with the Manager, and the Manager shall make all decisions regarding the business, activities and operations of the Company (including the incurrence of costs and expenses) in its sole discretion without the consent of any other Member and (iii) the Members (in their capacity as such) shall not participate in the control, management, direction or operation of the activities or affairs of the Company and shall have no power to act for or bind the Company.

(b)               The Manager may be any Person (other than a syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act) and may, but need not be, a Member. PubCo shall be the initial Manager as of the Effective Time and shall serve as the Manager from and after the Effective Time until a successor Manager is duly appointed by PubCo.

(c)               In connection with the performance of its duties as the Manager of the Company, the Manager acknowledges that it will owe to the Members the same fiduciary duties as it would owe to the stockholders of a Delaware corporation if it were a member of the board of directors of such a corporation and the Members were stockholders of such corporation. The parties acknowledge that PubCo, as the initial Manager and for so long as it continues to be the Manager, will take action through its board of directors, and that the members of PubCo’s board of directors will owe comparable fiduciary duties to the stockholders of PubCo.

Section 6.2.          Officers.

(a)               The Manager may appoint, employ or otherwise contract with any Person for the transaction of the business of the Company or the performance of services for or on behalf of the Company, and the Manager may delegate to any such Persons such authority to act on behalf of the Company as the Manager may from time to time deem appropriate.

(b)               Except as otherwise set forth herein, the [President], if appointed by the Manager in its discretion, will be responsible for the general and active management of the business of the Company and its Subsidiaries and will see that all orders of the Manager are carried into effect. The [President] will report to the Manager and have the general powers and duties of management usually vested in the office of [President] of a corporation organized under the DGCL, subject to the terms of this Agreement, and will have such other powers and duties as may be prescribed by the Manager or this Agreement. The [President] will have the power to execute bonds, mortgages and other Contracts requiring a seal, under the seal of the Company, except where required or permitted by Law to be otherwise signed and executed, and except where the signing and execution thereof will be expressly delegated by the Manager to some other Officer or agent of the Company.

(c)               Except as set forth herein, the Manager may appoint Officers at any time, and the Officers may include one or more vice presidents, a secretary, one or more assistant secretaries, a chief financial officer, a general counsel, a treasurer, one or more assistant treasurers, a chief operating officer, an executive chairman, and any other officers that the Manager deems appropriate. Except as set forth herein, the Officers will serve at the pleasure of the Manager, subject to all rights, if any, of such Officer under any Contract of employment. Any individual may hold any number of offices, and an Officer may, but need not, be a Member of the Company. The Officers will exercise such powers and perform such duties as specified in this Agreement or as determined from time to time by the Manager.

(d)               Any Officer may be removed, either with or without cause, by the Manager. Any Officer may resign at any time by giving written notice to the Manager. Any resignation will take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation will not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any Contract to which the Officer is a party or under applicable Law. A vacancy in any office because of death, resignation, removal, disqualification or any other cause will be filled in the manner prescribed in this Agreement for regular appointments to that office.

Section 6.3.          Warranted Reliance by Officers on Others. In exercising their authority and performing their duties under this Agreement, the Officers shall be entitled to rely on information, opinions, reports, or statements of the following persons or groups unless they have actual knowledge concerning the matter in question that would cause such reliance to be unwarranted:

(a)               one or more employees or other agents of the Company or in subordinates whom the Officer reasonably believes to be reliable and competent in the matters presented; and

(b)               any attorney, public accountant, or other Person as to matters which the Officer reasonably believes to be within such person’s professional or expert competence.

Section 6.4.          Indemnification.

(a)               Subject to the limitations and conditions provided in this Section 6.4, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or arbitrative (each, a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact he, she or it, or a Person of which he, she or it is the legal representative, is or was a Member (or an Affiliate thereof), the Manager or an Officer (each, a “Company Indemnitee”), in each case, shall be indemnified by the Company to the fullest extent permitted by applicable Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such Law permitted the Company to provide prior to such amendment) against all judgment, penalties (including excise and similar taxes and punitive damages), fines, settlement and expenses (including attorneys’ fees and expenses) actually incurred by such Company Indemnitee in connection with such Proceeding, appeal, inquiry or investigation, if such Company Indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to a criminal proceeding, having had no reasonable cause to believe such Company Indemnitee’s conduct was unlawful. Expenses incurred by a Company Indemnitee who was, is or is threatened to be made a named defendant or respondent in a Proceeding shall be paid by the Company in advance of the final disposition of the Proceeding upon receipt of an undertaking by or on behalf of such Company Indemnitee to repay such amount if it shall ultimately be determined that he, she or it is not entitled to be indemnified by the Company. Indemnification under this Section 6.4 shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder. The rights granted pursuant to this Section 6.4 shall be deemed contract rights, and no amendment, modification or repeal of this Section 6.4 shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings, appeals, inquiries or investigations arising prior to any amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this Section 6.4 could involve indemnification for negligence or under theories of strict liability. The right to indemnification and the advancement of expenses conferred in this Section 6.4 shall not be exclusive of any other rights which any Person may have or hereafter acquire under any statute, agreement, bylaw, action by the Manager or otherwise and such rights shall continue as to a Company Indemnitee who has ceased to be a director, manager, officer, employee or agent and shall inure to the benefit of the Company Indemnitee’s heirs, estate, executors, administrators and legal representatives.

(b)               The Company shall indemnify PubCo for any MDC Pre-Closing Tax and New MDC Pre-Closing Tax (each, as defined in the Transaction Agreement), and shall make such payments to any applicable tax authority or PubCo, as contemplated by Section 8.03(c) of the Transaction Agreement; provided, for clarity, no amount shall be payable to PubCo under this Section 6.4(b) to the extent the MDC Pre-Closing Tax or New MDC Pre-Closing Tax, as the case may be, has been paid by the Company directly to the applicable tax authority or the adjustments giving rise to such MDC Pre-Closing Tax or New MDC Pre-Closing Tax, as the case may be, have been taken into account in clause (y) of the proviso to the definition of Assumed Tax Liability.

Section 6.5.          Maintenance of Insurance or Other Financial Arrangements. In compliance with applicable Law, the Company (with the approval of the Manager) may purchase and maintain insurance or make other financial arrangements on behalf of any Person who is or was a Member, employee or agent of the Company or the Manager, or at the request of the Company is or was serving as a manager, director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, for any Liability asserted against such Person and Liability and expenses incurred by such Person in such Person’s capacity as such, or arising out of such Person’s status as such, whether or not the Company has the authority to indemnify such Person against such Liability and expenses.

Section 6.6.          Resignation of Manager; Vacancy. The Manager may resign as the Manager at any time; provided, however, that no (i) such resignation or removal shall be effective until a successor Manager has been duly appointed by PubCo, and (ii) PubCo shall not resign as the Manager for so long as PubCo is a Member.

Section 6.7.          No Inconsistent Obligations. The Manager represents that it does not have any Contracts, other agreements, duties or obligations that are inconsistent with its duties and obligations (whether or not in its capacity as Manager) under this Agreement and covenants that, except as permitted by Section 6.1, it will not enter into any Contracts or other agreements or undertake or acquire any other duties or obligations that are inconsistent with such duties and obligations.

Section 6.8.          Compensation; Certain Costs and Expenses. The Manager shall not be compensated for its services as the Manager of the Company. The Company shall (i) pay, or cause to be paid, all costs, fees, operating expenses and other expenses of the Company (including the costs, fees and expenses of attorneys, accountants or other professionals and the compensation of all personnel providing services to the Company) incurred in pursuing and conducting, or otherwise related to, the activities of the Company, and (ii) in the sole discretion of the Manager, bear and/or reimburse the Manager for any costs, fees or expenses incurred by it in connection with serving as the Manager. To the extent that the Manager determines in good faith that such expenses are related to the business and affairs of the Manager that are conducted through the Company and/or its Subsidiaries (including expenses that relate to the business and affairs of the Company and/or its Subsidiaries and that also relate to other activities of the Manager), the Manager may cause the Company to pay or bear all expenses of the Manager, including, without limitation, costs of securities offerings not borne directly by the Members, board of directors’ compensation and meeting costs, cost of periodic reports to its stockholders, litigation costs and damages arising from litigation, accounting and legal costs and franchise taxes.

Article VII
ROLE OF MEMBERS

Section 7.1.          Rights or Powers. The Members, acting in their capacity as Members, shall not have any right or power to take part in the management or control of the Company or its business and affairs or to act for or bind the Company in any way. Notwithstanding the foregoing, the Members have all the rights and powers specifically set forth in this Agreement and, to the extent not inconsistent with this Agreement, in the Act. A Member, any Affiliate thereof or an employee, stockholder, agent, director or officer of a Member or any Affiliate thereof, may also be the Manager or an employee, or be retained as an agent of, the Company, the Manager or any of their respective Affiliates. The existence of these relationships and acting in such capacities will not result in the Member (in its capacity as such) being deemed to be participating in the control of the business of the Company or otherwise affect the limited liability of the Member. Except as specifically provided herein, a Member shall not, in its capacity as a Member, take part in the operation, management or control of the Company’s business, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company

Section 7.2.          Voting.

(a)               Meetings of the Members may be called by the Manager and shall be called by the Manager upon the written request of Members holding at least 10% of the outstanding Units. Such request shall state the location of the meeting and the nature of the business to be transacted at the meeting. Written notice of any such meeting shall be given to all Members not less than two Business Days nor more than 30 days prior to the date of such meeting. Members may vote in person, by proxy or by telephone at any meeting of the Members and may waive advance notice of such meeting. Whenever the vote or consent of Members is permitted or required under this Agreement, such vote or consent may be given at a meeting of the Members or may be given in accordance with the procedure prescribed in this Section 7.2. Except as otherwise expressly provided in this Agreement, the affirmative vote of the Members holding a majority of the outstanding Common Units shall constitute the act of the Members; provided, that notwithstanding anything to the contrary herein, the Common Units held by Stagwell or any Transferee thereof shall have no voting rights except as expressly set forth in this Agreement.

(b)               Each Member may authorize any Person or Persons to act for it by proxy on all matters in which such Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by such Member or its attorney-in-fact. Every proxy shall be revocable at the pleasure of the Member executing it.

(c)               Each meeting of Members shall be conducted by an Officer designated by the Manager or such other individual person as the Manager deems appropriate.

(d)               Any action required or permitted to be taken by the Members may be taken without a meeting if the requisite Members whose approval is necessary consent thereto in writing.

Section 7.3.          Various Capacities. The Members acknowledge and agree that the Members or their Affiliates will from time to time act in various capacities, including as a Member and as the Partnership Representative.

Section 7.4.          Withdrawal of PubCo. PubCo shall not, by any means, withdraw as a Member or otherwise cease to be a Member except in compliance with this Section 7.4. No withdrawal of PubCo as a Member or other cessation of PubCo to be a Member shall be effective unless (a) proper provision is made, in compliance with this Agreement, so that the obligations of PubCo and the rights of all Members under this Agreement and applicable Law remain in full force and effect, and (b) PubCo or its successor, as applicable, provides all other Members with contractual rights, directly enforceable by such other Members against PubCo or its successor, as applicable, to cause PubCo to comply with all of PubCo’s obligations under this Agreement (including its obligations under Section 3.6) (other than in its capacity as Manager, if applicable).

Section 7.5.          Reclassification Events of PubCo. If a Reclassification Event occurs, the Manager, PubCo and PubCo or its successor, as the case may be, shall, as and to the extent necessary, amend this Agreement in compliance with Section 11.1, and enter into any necessary supplementary or additional agreements, to ensure that, following the effective date of the Reclassification Event: (i) upon any Exchange pursuant to Section 3.6, the Exchanging Member shall be entitled to receive, for each Common Unit and share of Class C Stock subject to such Exchange, the same amount and same type of property, securities or cash (or combination thereof) that one share of Class A Stock becomes exchangeable for or converted into as a result of the Reclassification Event and (ii) PubCo or the successor to PubCo, as applicable, is obligated to deliver such property, securities or cash upon such Exchange. PubCo shall not consummate or agree to consummate any Reclassification Event unless the successor Person, if any, becomes obligated to comply with the obligations of PubCo (in whatever capacity) under this Agreement.

Section 7.6.          Investment Opportunities. To the fullest extent permitted by applicable Law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Company or any of the Members or officers of the Company, or any of their respective Affiliates (other than PubCo in its capacity as Manager), in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Agreement or in the future, and the Company renounces any expectancy that any of the Members or the Officers of the Company (other than PubCo in its capacity as Manager) will offer any such corporate opportunity of which he, she or it may become aware to the Company, except, the doctrine of corporate opportunity shall apply with respect to any of the Members and Officers of the Company with respect to a corporate opportunity that was offered to such Person solely in his, her or its capacity as a Manager, Member or Officer of the Company and (a) such opportunity is one the Company is legally and contractually permitted to undertake and would otherwise be reasonable for the Company to pursue and (b) the Manager, Member or Officer is permitted to refer that opportunity to the Company without violating any legal obligation.

Section 7.7.          Limitation of Liability and Duties of Members.

(a)               Except as provided in this Agreement or in the Act, no Member (including the Manager) shall be obligated personally for any debts, obligation or liability solely by reason of being a Member or acting as the Manager of the Company. Notwithstanding anything contained herein to the contrary, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Members for liabilities of the Company.

(b)               In accordance with the Act and the laws of the State of Delaware, a Member may, under certain circumstances, be required to return amounts previously distributed to such Member. To the extent that a Member may be obligated under the Act or other Delaware law to return to or for the benefit of the Company any distribution made by the Company to or for the benefit of such Member, to the fullest extent permitted by Law, such obligation shall be deemed to be compromised within the meaning of Section 18-502(b) of the Act so that, except as required by Law, the Members to whom money or property is distributed shall not be obligated to return such money or property to the Company or any other Person. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to make any such payment, such obligation shall be the obligation of such Member and not of any other Member.

(c)               Notwithstanding any other provision of this Agreement or any duty otherwise existing at Law, in equity or otherwise, the parties hereby agree that the Members (including any Member’s Affiliate or any managing member, general partner, director, officer, employee, agent, fiduciary or trustee of any Member or any Affiliate of a Member), but excluding PubCo in its capacity as Manager, shall, to the maximum extent permitted by Law, including Section 18-1101(c) of the Act, owe no duties (including fiduciary duties) to the Company, the other Members or any other Person who is a party to or otherwise bound by this Agreement. To the extent that, at Law or in equity, any Member (including any Member’s Affiliate or any managing member, general partner, director, officer, employee, agent, fiduciary or trustee of any Member or any Affiliate of a Member), other than PubCo in its capacity as Manager, has duties (including fiduciary duties) and liabilities relating thereto to the Company, to another Member or to another Person who is a party to or otherwise bound by this Agreement, the Members (including any Member’s Affiliate or any managing member, general partner, director, officer, employee, agent, fiduciary or trustee of any Member or any Affiliate of a Member) acting under this Agreement other than PubCo in its capacity as Manager will not be liable to the Company, to any such other Member or to any such other Person who is a party to or otherwise bound by this Agreement, for their good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities relating thereto of any Member (including any Member’s Affiliate or any managing member, general partner, director, officer, employee, agent, fiduciary or trustee of any Member or any Affiliate of a Member) otherwise existing at Law, in equity or otherwise, other than PubCo in its capacity as Manager, are agreed by the parties hereto to replace to that extent such other duties and liabilities of the Members relating thereto.

Article VIII
TRANSFERS OF INTERESTS

Section 8.1.          Restrictions on Transfer.

(a)               Except as provided in Section 3.6 and except for Transfers by a Member to a Permitted Transferee, no Member shall Transfer all or any portion of its Interest without the prior written consent of the Manager in its sole discretion. If, notwithstanding the provisions of this Section 8.1(a), all or any portion of a Member’s Interests are Transferred in violation of this Section 8.1(a), involuntarily, by operation of Law or otherwise, then without limiting any other rights and remedies available to the other parties under this Agreement or otherwise, the Transferee of such Interest (or portion thereof) shall not be admitted to the Company as a Member or be entitled to any rights as a Member hereunder, and the Transferor will continue to be bound by all obligations hereunder, unless and until the Manager consents in writing to such admission, which consent shall be granted or withheld in the Manager’s sole discretion. Any attempted or purported Transfer of all or a portion of a Member’s Interests in violation of this Section 8.1(a) shall be null and void and of no force or effect. For the avoidance of doubt, the restrictions on Transfer contained in this Article VIII shall not apply to the Transfer of any capital stock of PubCo; provided that no shares of Class C Stock may be Transferred unless a corresponding number of Units are Transferred therewith in accordance with this Agreement.

(b)               In addition to any other restrictions on Transfer herein contained, including the provisions of this Article VIII, in no event may any Transfer or assignment of Interests by any Member be made (i) to any Person who lacks the legal right, power or capacity to own Interests; (ii) if in the opinion of legal counsel or a qualified tax advisor to the Company such Transfer presents a material risk that such Transfer would cause the Company to cease to be classified as a partnership for federal income tax purposes or to be classified as a publicly traded partnership within the meaning of Section 7704(b) of the Code for federal income tax purposes; (iii) if such Transfer would cause the Company to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in Section 3 (14) of ERISA) or a “disqualified person” (as defined in Section 4975(e)(2) of the Code); (iv) if such Transfer would, in the opinion of counsel to the Company, cause any portion of the assets of the Company to constitute assets of any employee benefit plan pursuant to the Plan Asset Regulations or otherwise cause the Company to be subject to regulation under ERISA; (v) if such Transfer requires the registration of such Interests or any Equity Securities issued upon any exchange of such Interests, pursuant to any applicable federal or state securities Laws; (vi) if such Transfer subjects the Company to regulation under the Investment Company Act or the Investment Advisors Act of 1940, each as amended (or any succeeding law); or (vii) until the transferring Member provides the Company a duly executed IRS Form W-9, Request for Taxpayer Identification Number and Certification, dated as of the Closing Date that satisfies the requirements of Treasury Regulation Sections 1.1445-2(b)(2)(v) and 1.1446(f)-5(b).

Section 8.2.          Notice of Transfer. Other than in connection with Transfers made pursuant to Section 3.6, each Member shall, after complying with the provisions of this Agreement, but in any event no later than five Business Days prior to any Transfer of Interests, give written notice to the Company of such Transfer. Each such notice shall describe the manner and circumstances of the Transfer.

Section 8.3.          Transferee Members. A Transferee of Interests pursuant to this Article VIII shall have the right to become a Member only if (i) the requirements of this Article VIII are met, (ii) such Transferee executes a Joinder or another instrument reasonably satisfactory to the Manager agreeing to be bound by the terms and provisions of this Agreement and assuming all of the Transferor’s then existing and future Liabilities arising under or relating to this Agreement, (iii) such Transferee represents that the Transfer was made in accordance with all applicable securities Laws, and (iv) if such Transferee or his or her spouse is a resident of a community property jurisdiction, then such Transferee’s spouse shall also execute an instrument reasonably satisfactory to the Manager agreeing to be bound by the terms and provisions of this Agreement to the extent of his or her community property or quasi-community property interest, if any, in such Member’s Interest. Unless agreed to in writing by the Manager, the admission of a Member shall not result in the release of the Transferor from any Liability that the Transferor may have to each remaining Member or to the Company under this Agreement (but only to the extent existing or relating to acts or omissions that existed on or prior to such admission date) or under any other Contract between the Manager, the Company or any of its Subsidiaries, on one hand, and such Transferor or any of its Affiliates, on the other hand. Notwithstanding anything to the contrary in this Section 8.3, and except as otherwise provided in this Agreement, following a Transfer by one or more Members (or a transferee of the type described in this sentence) to an Permitted Transferee of all or substantially all of their Interests, such transferee shall succeed to all of the rights of such Member(s) under this Agreement.

Section 8.4.          Legend. Each certificate representing a Unit, if any, will be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT.

THE TRANSFER AND VOTING OF THESE SECURITIES IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF [MIDAS OPCO HOLDINGS LLC] DATED AS OF [•], BY AND AMONG [MIDAS OPCO HOLDINGS LLC] AND THE MEMBERS LISTED THEREIN, AS IT MAY BE AMENDED, SUPPLEMENTED AND/OR RESTATED FROM TIME TO TIME, AND NO TRANSFER OF THESE SECURITIES WILL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF [MIDAS OPCO HOLDINGS LLC].”

Article IX
ACCOUNTING

Section 9.1.          Books of Account. The Company shall, and shall cause each Subsidiary to, maintain true books and records of account in which full and correct entries shall be made of all its business transactions pursuant to a system of accounting established and administered in accordance with GAAP, and shall set aside on its books all such proper accruals and reserves as shall be required under GAAP.

Section 9.2.          Tax Elections. The Company shall make the following elections on the appropriate forms or tax returns:

(a)               to adopt the calendar year as the Company’s Fiscal Year, if permitted under the Code;

(b)               to adopt the accrual method of accounting for federal income tax purposes;

(c)               to elect to amortize the organizational expenses of the Company as permitted by Code Section 709(b);

(d)               to make an election described in Section 754 of the Code for the Company and for any eligible Subsidiary (which the Company shall ensure that it and any eligible Subsidiary has in effect at all times); and

(e)               any other election the Partnership Representative may deem appropriate in its sole discretion.

Section 9.3.          Tax Returns. The Partnership Representative shall arrange, at the Company’s expenses, for the preparation and timely filing of all income and other tax and informational returns of the Company. The Company shall use commercially reasonable best efforts to deliver, or cause to be delivered, within 90 days after the end of each of the Company’s Fiscal Year, to each Person who was a Member at any time during such Fiscal Year, all information reasonably necessary related to the Company for the preparation of such Person’s United States federal and applicable state income tax returns with respect to such Person’s Units. Each Member shall notify the other Members upon receipt of any notice of any material income tax examination of the Company by U.S. federal, state or local authorities. Subject to the terms and conditions of this Agreement, in its capacity as Partnership Representative, PubCo shall have the authority to prepare the tax returns of the Company using such permissible methods and elections as it determines in its reasonable discretion; provided, however, that the PubCo shall first consult with and consider in good faith any comments of any Member that is materially adversely and disproportionately affected by any such method or election.

Section 9.4.          Partnership Representative.

(a)               PubCo shall act as the Partnership Representative and in such role shall have the authority to appoint the “designated individual” of the Partnership for purposes of Subchapter C of Chapter 63 of the Code and the Treasury Regulations relating thereto . The Partnership Representative shall be responsible for making all decisions, filing all elections and taking all other actions, in each case related to any audit, examination, litigation or other tax-related proceeding, or otherwise related to its role as “partnership representative” pursuant to Sections 6221 through 6231 of the Code, in its sole discretion. Each Member shall indemnify and reimburse the Company to the extent the Company is required to make any payment for taxes, interest, additions to tax or penalties or with respect to a Member’s share of any adjustment to income, gain, loss, deduction or credit as determined in the reasonable good faith discretion of the Partnership Representative. To the fullest extent permitted by applicable Law, a Member’s obligations under this Section 9.4 shall survive the dissolution, liquidation, termination and winding-up of the Company and shall survive, as to each Member, such Member’s withdrawal from the Company or termination of the Member’s status as a Member. Any reasonable, documented cost or expense incurred by the Partnership Representative or the “designated individual” in connection with the roles and responsibilities described in this Section 9.4 shall be borne by the Company. The Members agree to reasonably cooperate with the Company, the Partnership Representative and the “designated individual” as necessary to carry out the intent of this Section 9.4.

(b)               The Partnership Representative shall promptly deliver to each of the other Members a copy of all notices, communications, reports and writings received from the IRS relating to or reasonably expected to result in an adjustment of Company items, and keep each of the Members advised of all material developments with respect to any proposed adjustments which come to its attention; provided, however, that so long as Stagwell or any of its Permitted Transferees is a Member holding at least 30% of the Common Units of the Company, Stagwell shall have the right to observe and participate through representatives of its own choosing (at their sole expense) in any tax proceedings. In respect of any administrative or judicial proceeding with respect to tax periods during which Stagwell owned at least 30% of the Common Units of the Company, the Partnership Representative may not settle any such administrative or judicial proceeding or enter into any agreement (including extending the period of limitations) with the IRS, in each case, without the prior written consent of Stagwell, which consent shall not be unreasonably withheld, delayed or conditioned. Nothing herein shall diminish, limit or restrict the rights of any Member under Subchapter C, Chapter 63, Subtitle F of the Code.

Section 9.5.          Withholding Tax Payments and Obligations.

(a)               If the Company receives proceeds in respect of which a tax has been withheld, the Company shall be treated as having received cash in an amount equal to the amount of such withheld tax, and, for all purposes of this Agreement but subject to Section 9.5(d), each Member shall be treated as having received a distribution pursuant to Section 5.1 equal to the portion of the withholding tax allocable to such Member, as determined by the Partnership Representative in its discretion.

(b)               The Company is authorized to (i) withhold from distributions to a Member and with respect to any Exchange and to pay over to any Governmental Entity any amount required to be so withheld pursuant to the Code or any other federal, foreign, state, or local Law and (ii) make payments to any Governmental Entity with respect to any foreign, federal, state or local tax liability of a Member arising as a result of such Member’s interest in the Company (a “Withholding Payment”). A Withholding Payment shall include any “imputed underpayment” within the meaning of Code Section 6225 paid (or payable) by the Company as a result of an adjustment with respect to any partnership item, including any interest or penalties with respect to any such adjustment (collectively, an “Imputed Underpayment Amount”). The Partnership Representative shall reasonably determine the portion of any Imputed Underpayment Amount that is attributable to each Member (including a former Member and such former Member’s assignee(s) or transferee(s)). An Imputed Underpayment Amount shall include any “imputed underpayment” within the meaning of Code Section 6225 paid (or payable) by any entity treated as a partnership for federal income tax purposes in which the Company holds (or has held) a direct or indirect interest, other than through entities treated as corporations for federal income tax purposes, to the extent that the Company bears the economic burden of such amounts, whether by Law or agreement.

(c)               Neither the Company nor the Partnership Representative shall be liable for any excess taxes withheld in respect of any Member, and, in the event of overwithholding, a Member’s sole recourse shall be to apply for a refund from the appropriate Governmental Entity.

(d)               Any taxes or amounts withheld pursuant to this Section 9.5 shall be treated as if distributed to the relevant Member to the extent an amount equal to such withheld taxes or amounts would then be distributable to such Member, and, to the extent in excess of such distributable amounts, as a demand loan payable by the Member to the Company with interest at the Prime Rate in effect from time to time, compounded annually. The Partnership Representative may, in its sole discretion, either demand payment of the principal and accrued interest on such demand loan at any time, and enforce payment thereof by legal process, or may withhold from one or more distributions to a Member amounts sufficient to satisfy such Member’s obligations under any such demand loan.

(e)               If the Company is required by Law to make any payment to a Governmental Entity that is specifically attributable to a Member or a Member’s status as such (including federal withholding taxes, state personal property taxes, state unincorporated business taxes, or the portion of an Imputed Underpayment Amount attributable to such Member), then such Member shall indemnify and contribute to the Company in full for the entire amount of taxes paid (plus interest, penalties and related expenses if the failure of the Company to make such payment is due to the fault of the Member), which payment shall not be deemed a Capital Contribution for purposes of this Agreement.

(f)                Without limiting the obligations of any Member pursuant to this Section 9.5, the Manager may offset distributions to which a Member is otherwise entitled under this Agreement against such Member’s obligation to indemnify the Company under this Section 9.5(e).

(g)               The obligations of each Member pursuant to this Section 9.5 shall survive the withdrawal of any Member or the transfer of any Member’s Units and shall apply to any current or former Member.

Article X
DISSOLUTION AND TERMINATION

Section 10.1.      Liquidating Events. The Company shall dissolve and commence winding up and liquidating upon the first to occur of the following (“Liquidating Events”):

(a)               The determination of the Manager to dissolve, wind up and liquidate the Company; provided, however, if such dissolution, wind up or liquidation is to be effective prior to the fifth Business Day after the first anniversary of the date of this Agreement, such determination shall require the approval of the Majority Members; provided further, however, that the Manager shall provide written notice to each of the Members not less than 30 days prior to commencing any such dissolution to provide the opportunity for any such Member to exercise its Exchange Right in advance of any such dissolution;

(b)               a dissolution of the Company under Section 18-801(4) of the Act; or

(c)               the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

The Members hereby agree that the Company shall not dissolve prior to the occurrence of a Liquidating Event and that no Member shall seek a dissolution of the Company, under Section 18-802 of the Act or otherwise, other than based on the matters set forth in subsections (a) and (b) above. If it is determined by a court of competent jurisdiction that the Company has dissolved prior to the occurrence of a Liquidating Event, the Members hereby agree to continue the business of the Company without a winding up or liquidation. In the event of a dissolution pursuant to Section 10.1(a), the relative economic rights of each class of Units immediately prior to such dissolution shall be preserved to the greatest extent practicable with respect to distributions made to Members pursuant to Section 10.2 in connection with such dissolution, taking into consideration tax and other legal constraints that may adversely affect one or more parties to such dissolution and subject to compliance with applicable Laws and regulations, unless, with respect to any class of Units, holders of a majority of the Units of such class consent in writing to a treatment other than as described above.

Section 10.2.      Procedure.

(a)               In the event of the dissolution of the Company for any reason, the Manager (or the Manager may appoint one or more Persons to act as liquidator, and shall appoint such a liquidator in the event the Manager is bankrupt) (as applicable, the “Winding-Up Person”) shall commence to wind up the affairs of the Company and to liquidate the Company’s investments. Subject to Section 10.3(a), such Winding-Up Person shall have reasonable discretion to determine in good faith the time, manner and terms of any sale or sales of the property or other assets pursuant to such liquidation, having due regard to the activity and condition of the relevant market and general financial and economic conditions. The Members shall continue to share profits, losses and distributions during the Fiscal Year of dissolution and liquidation in the same manner and proportion as though the Company had not dissolved. The Company shall engage in no further business except as may be necessary, in the reasonable discretion of the Winding-Up Person to preserve the value of the Company’s assets during the Fiscal Year of dissolution and liquidation.

(b)               Following the payment of all expenses of liquidation and the allocation of all Profits and Losses as provided in Article IV, the proceeds of the liquidation and any other funds of the Company shall be distributed in the following order of priority:

(i)                 First, to the payment and discharge of all of the Company’s debts and Liabilities to creditors (whether third parties or Members), in the order of priority as provided by Law, except any obligations to the Members in respect of their Capital Accounts;

(ii)              Second, to set up such cash reserves which the Manager reasonably deems necessary for contingent or unforeseen Liabilities or future payments described in Section 10.2(b)(i) (which reserves when they become unnecessary shall be distributed in accordance with the provisions of subsection (iii), below); and

(iii)            Third, subject to Section 5.2(b), (A) first, to PubCo, the Unpaid Series 4 Priority Return, (B) second, to PubCo, the Unpaid Series 8 Priority Return, (C) third, as may be applicable, to PubCo in respect of its Preferred Units, until PubCo has received an amount equal to the total amount that would then be required to be distributed by the Company to PubCo pursuant to Section 3.7(b) if PubCo were required to make on the date of the distribution pursuant to this Section 10.2(b)(iii) (1) a Series 4 Preferred Stock Liquidation Payment (without duplication of any amounts actually distributed to PubCo pursuant to Section 3.7(b)(i)), (2) a Series 6 Preferred Stock Liquidation Payment (without duplication of any amounts actually distributed to PubCo pursuant to Section 3.7(b)(ii)) and (3) a Series 8 Preferred Stock Liquidation Payment (without duplication of any amounts actually distributed to PubCo pursuant to Section 3.7(b)(iii)) and (D) fourth, the balance to the Members, pro rata in proportion to their respective ownership of Common Units.

(c)               No Member shall have any right to demand or receive property other than cash upon dissolution and termination of the Company.

(d)               Upon the completion of the liquidation of the Company and the distribution of all Company funds, the Company shall terminate and the Winding-Up Person shall have the authority to execute and record a certificate of cancellation of the Company, as well as any and all other documents required to effectuate the dissolution and termination of the Company.

Section 10.3.      Rights of Members.

(a)               Each Member irrevocably waives any right that it may have to maintain an action for partition with respect to the property of the Company.

(b)               Except as otherwise provided in this Agreement, (i) each Member shall look solely to the assets of the Company for the return of its Capital Contributions, and (ii) no Member shall have priority over any other Member as to the return of its Capital Contributions, distributions or allocations.

Section 10.4.      Notices of Dissolution. In the event a Liquidating Event occurs or an event occurs that would, but for the provisions of Section 10.1, result in a dissolution of the Company, the Company shall, within 30 days thereafter, (a) provide written notice thereof to each of the Members and to all other parties with whom the Company regularly conducts business (as determined in the discretion of the Manager), and (b) comply, in a timely manner, with all filing and notice requirements under the Act or any other applicable Law.

Section 10.5.      Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets in order to minimize any losses that might otherwise result from such winding up.

Section 10.6.      No Deficit Restoration. No Member shall be personally liable for a deficit Capital Account balance of that Member, it being expressly understood that the distribution of liquidation proceeds shall be made solely from existing Company assets.

Section 10.7.      Distributions In Kind. Subject to the order of priorities in Section 10.2(b), the Winding-Up Person may, in its reasonable discretion, distribute to the Members, in lieu of cash, either (i) all or any portion of the remaining Company assets in-kind in accordance with Section 10.2(b)(iii), (ii) as tenants in common in accordance with the provisions of Section 10.2(b)(iii), undivided interest in all or a portion of such Company assets or (iii) a combination of the foregoing. Any such distributions to the Members in kind shall be subject to (x) such conditions relating to the disposition and management of such assets as the Winding-Up Person deems reasonable and equitable and (y) the terms and conditions of any agreements governing such assets (or the operation of or holders thereof) as such time.

Article XI
GENERAL

Section 11.1.      Amendments; Waivers.

(a)               The terms and provisions of this Agreement may be waived, modified or amended (including by means of merger, consolidation or other business combination to which the Company is a party) solely with the approval of the Manager; provided, that no amendment to this Agreement may:

(i)                 modify the limited liability of any Member, or increase the Liabilities or obligations of any Member, in each case, without the consent of each such affected Member;

(ii)              materially alter or change any rights, preferences or privileges of any Interests in a manner that is different or prejudicial relative to any other Interests, without the approval of a majority in interest of the Members holding the Interests affected in such a different or prejudicial manner;

(iii)            materially alter or change any rights, preferences or privileges of any holder of a class of Interests in a manner that is different or prejudicial relative to any holder of the same class of Interests without the consent of the holder of such Interests affected in such a different or prejudicial manner; or

(iv)             modify any of the terms and conditions of this Agreement which terms and conditions expressly require the approval or action of certain Persons without obtaining the consent of the requisite number or specified percentage of such Persons who are entitled to approve or take action on such matter.

(b)               Notwithstanding the foregoing subsection (a), (i) the Manager, acting alone, may amend this Agreement to reflect the admission of new Members, Transfers of Interests, the issuance of additional Units or Equity Securities, as provided by the terms of this Agreement, and, subject to Section 11.1(a), subdivisions or combinations of Units made in compliance with Section 3.4(d), and (ii) the Manager or its successor, as applicable, acting without any other Member, may amend this Agreement as and to the extent required by Section 7.5.

(c)               Any failure of any of the parties hereto to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived at any time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to, any subsequent or other failure.

Section 11.2.      Further Assurances. Each party hereto agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by Law or as, in the reasonable judgment of such party, may be necessary or advisable to carry out the intent and purposes of this Agreement.

Section 11.3.      Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon the parties hereto and their respective successors and assigns, but shall inure to the benefit of and be enforceable by the successors and assigns of any Member only to the extent that they are permitted successors and assigns pursuant to the terms hereof. No party may assign its rights hereunder except as herein expressly permitted.

Section 11.4.      Entire Agreement. This Agreement, together with all Exhibits hereto, constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings (both written and oral) among the parties with respect to the subject matter of this Agreement.

Section 11.5.      Rights of Members Independent. The rights available to the Members under this Agreement and at Law shall be deemed to be several and not dependent on each other and each such right accordingly shall be construed as complete in itself and not by reference to any other such right. Any one or more and/or any combination of such rights may be exercised by a Member and/or the Company from time to time and no such exercise shall exhaust the rights or preclude another Member from exercising any one or more of such rights or combination thereof from time to time thereafter or simultaneously.

Section 11.6.      Governing Law; Jurisdiction; Specific Performance; Waiver of Jury Trial.

(a)               This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b)               All actions arising out of, relating to or in connection with this this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware (the “Chancery Court”) and any state appellate court therefrom within the State of Delaware (or if, but only if, the Chancery Court lacks subject matter jurisdiction, any other state or federal court located in the State of Delaware and any appellate court therefrom). Each of the parties hereto (i) irrevocably submits itself to the personal jurisdiction of the Chancery Court or, if, but only if, the Chancery Court lacks subject matter jurisdiction, any other state or federal court located in the State of Delaware and any appellate court therefrom with respect to any dispute arising out of, relating to or in connection with this Agreement, (ii) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any action or proceeding arising out of, relating to or in connection with this Agreement, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action or proceeding arising out of, relating to or in connection with this Agreement is brought in an inconvenient forum, that the venue of the action or proceeding arising out of, relating to or in connection with this Agreement is improper, or that this Agreement may not be enforced in or by the above-named courts, and (iii) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement in any court other than the courts of the State of Delaware, as described above. Nothing in this Section 11.6 shall prevent any party from bringing an action or proceeding in any jurisdiction to enforce any judgment of the Chancery Court or any other state or federal court located in the State of Delaware, as applicable. Each of the parties hereto hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 11.9 shall be effective service of process for any suit or Proceeding in connection with this Agreement or any of the transactions contemplated hereby.

(c)               The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy therefor. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach, in each case, without the posting of any bond or other security.

(d)               EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, RELATING TO or in connection with THIS AGREEMENT. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION 11.6(d).

Section 11.7.      Headings. The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

Section 11.8.      Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of electronic mail transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

Section 11.9.      Notices. Each notice, request, demand or other communication under this Agreement shall be in writing and shall be deemed to have been duly given, delivered or made as follows: (a) if delivered by hand, when delivered; (b) if sent by facsimile transmission before 5:00 p.m. on a Business Day in the delivery location, when transmitted and receipt is confirmed; (c) if sent by facsimile transmission after 5:00 p.m. on a Business Day in the delivery location or on a day other than a Business Day and receipt is confirmed, on the following Business Day; (d) if sent via an overnight international courier service, the Business Day after being delivered to such courier; and (e) if sent by email, when sent, provided that (i) the subject line of such email states that it is a notice delivered pursuant to this Agreement and (ii) the sender of such email does not receive a written notification of delivery failure. All notices and other communications hereunder shall be delivered to the address, facsimile number or email address set forth beneath the name of such party below (or to such other address, facsimile number or email address as such party shall have specified in a written notice given to the other parties hereto):

if to the Company, PubCo or PubCo, addressed to it at:

c/o [______________]

[______________]

[______________]

Attn: [______________]

Email: [______________]

or, if to a Member other than PubCo, addressed to it at the address for such Member set forth in the Unit Register;

or, in each case to such other address or to such other Person as such party shall have last designated by such notice to the other parties.

Section 11.10.  Representation By Counsel; Interpretation. The parties acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

Section 11.11.  Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties hereto shall be construed and enforced accordingly.

Section 11.12.  Expenses. Except as otherwise specifically provided herein, each party hereto shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

Section 11.13.  No Third-Party Beneficiaries. Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

[Signatures pages follow]

IN WITNESS WHEREOF, each of the parties hereto has executed, or caused to be executed by its duly authorized represented, this Amended and Restated Limited Liability Company Agreement as of the day and year first above written.

COMPANY:

[MIDAS OPCO HOLDINGS LLC]

By:
Name: [______________]
Title: [______________]

PUBCO:

Stagwell Inc.

By:
Name: [______________]
Title: [______________]

STAGWELL:

STAGWELL MEDIA LP, by The Stagwell Group LLC, its General Partner

By:
Name: [______________]
Title: [______________]

[STAGWELL FAF:

[STAGWELL FAF]

By:
Name: [______________]
Title: [______________]

PUBCO (in its capacity as the Manager):

Stagwell Inc.

By:
Name: [______________]
Title: [______________]

[Signature Page to the Amended and Restated Limited Liability Company Agreement]

Exhibit A

MEMBERS, EFFECTIVE TIME CAPITAL ACCOUNT BALANCE AND INTERESTS

Member	Effective Time Capital Account Balance	Number of Common Units

Exhibit A

Exhibit B

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of [•], 20[•] (this “Joinder”), is delivered pursuant to that certain Amended and Restated Limited Liability Company Agreement of [MIDAS OPCO HOLDINGS LLC] (the “Company”), dated as of [______] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Company Agreement”). Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Company Agreement.

1.       Joinder to the Company Agreement. Upon the execution of this Joinder by the undersigned and delivery hereof to the Manager, the undersigned hereby is and hereafter will be a Member under the Company Agreement and a party thereto, with all the rights, privileges and responsibilities of a Member thereunder. The undersigned hereby agrees that it shall comply with and be fully bound by the terms of the Company Agreement as if it had been a signatory thereto as of the date thereof.

2.       Incorporation by Reference. All terms and conditions of the Company Agreement are hereby incorporated by reference in this Joinder as if set forth herein in full.

3.       Address. All notices under the Company Agreement to the undersigned shall be direct to:

[Name]

[Address]

[City, State, Zip Code]

Attn:

Facsimile:

E-mail:

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[NAME OF NEW MEMBER]

By:
Name:
Title:

Acknowledged and agreed

as of the date first set forth above:

[_______________], AS MANAGER

By:
Name:
Title:

Exhibit B

ANNEX B

MDC STAGWELL HOLDINGS INC.

BY-LAWS

Effective as of [           ]

ARTICLE I

OFFICES

SECTION 1.1 Registered Office. The registered office of MDC Stagwell Holdings Inc. (hereinafter, the “Corporation”) in the State of Delaware shall be at 1209 N Orange St, Wilmington, DE 19801, and the registered agent shall be The Corporation Trust Company, or such other office or agent as the Board of Directors of the Corporation (the “Board”) shall from time to time select.

SECTION 1.2 Other Offices. The Corporation may also have an office or offices, and keep the books and records of the Corporation, except as may otherwise be required by law, at such other place or places, either within or outside of the State of Delaware, as the Board may from time to time determine or the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

SECTION 2.1 Place of Meeting. All meetings of the stockholders of the Corporation (the “stockholders”) shall be at a place either within or outside of the State of Delaware, or by means of remote communication, to be determined by the Board and as specified in the notice of meeting. In the absence of such a determination, a meeting of stockholders shall be held at the principal executive office of the Corporation.

SECTION 2.2 Annual Meetings. The annual meeting of the stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held on such date and at such hour as shall from time to time be fixed by the Board. Any previously scheduled annual meeting of the stockholders may be postponed, rescheduled or cancelled by action of the Board taken prior to the time previously scheduled for such annual meeting of the stockholders.

Annex B-1

SECTION 2.3 Special Meetings. Except as otherwise required by law or the Certificate of Incorporation of the Corporation (the “Certificate”), and subject to the rights of the holders of any outstanding series of preferred stock of the Corporation (“Preferred Stock”), special meetings of the stockholders for any purpose or purposes may be called only by (a) the Chairman of the Board or (b) the Board pursuant to a resolution approved by a majority of the entire Board; provided, however, that until the first date on which Stagwell (as defined below) and its Permitted Transferees (as defined in the Amended and Restated Limited Liability Company Agreement of MDC OpCo, dated as of the date hereof, by and among MDC OpCo and its Members (as defined therein), as such agreement may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time), directly or indirectly, cease to beneficially own, in the aggregate, shares of Common Stock representing at least thirty percent (30%) of the votes entitled to be cast by the then outstanding shares of all classes and series of capital stock of the Corporation entitled generally to vote on the election of directors of the Corporation (such date, the “Trigger Date”), special meetings of stockholders of the Corporation shall also be called by the Secretary of the Corporation at the request of the holders of at least thirty percent (30%) of the votes entitled to be cast by the then outstanding shares of all classes and series of capital stock of the Corporation entitled generally to vote on the election of directors of the Corporation. From and after the Trigger Date, the stockholders of the Corporation shall not have the power to call a special meeting of the stockholders of the Corporation or to request the Secretary of the Corporation to call a special meeting of the stockholders. Only such business as is specified in the Corporation’s notice of any special meeting of stockholders shall come before such meeting. A special meeting shall be held at such place (or remotely), on such date and at such time as shall be fixed by the Board or as the Secretary of the Corporation shall designate and state in the notice of the meeting. The Board may postpone, reschedule or cancel any such meeting; provided, however, that with respect to any special meeting of stockholders previously scheduled at the request of the holders of at least thirty percent (30%) of the votes entitled to be cast by the then outstanding shares of all classes and series of capital stock of the Corporation entitled generally to vote on the election of directors of the Corporation, the Board shall not postpone, reschedule or cancel such special meeting without the prior written consent of such stockholders.

SECTION 2.4 Notice of Meetings. Except as otherwise provided by law, notice, including by electronic transmission in the manner provided by the General Corporation Law of the State of Delaware (the “DGCL”), of each meeting of the stockholders, whether annual or special, shall be given by the Corporation not less than 10 days nor more than 60 days before the date of the meeting to each stockholder of record entitled to notice of the meeting. If mailed, such notice shall be deemed given when deposited in the U.S. mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Each such notice shall state the place (or, if applicable, that the meeting will be held remotely), the date and the hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Notice of any meeting of the stockholders shall not be required to be given to any stockholder who shall attend such meeting in person or by proxy without protesting, prior to or at the commencement of the meeting, the lack of proper notice to such stockholder, or who shall waive notice thereof as provided in Article X of these By-laws. Notice of adjournment of a meeting of the stockholders need not be given if the time and place, if any, to which it is adjourned are announced at such meeting, unless the adjournment is for more than 30 days or, after adjournment, a new record date is fixed for the adjourned meeting.

SECTION 2.5 Quorum. Except as otherwise provided by law or by the Certificate, the holders of a majority in voting power of the shares of capital stock of the Corporation entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum at any meeting of the stockholders; provided, however, that in the case of any vote to be taken by classes or series, the holders of a majority in voting power of the shares of any such class or series of capital stock of the Corporation entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum of such class or series. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum.

Annex B-2

SECTION 2.6 Adjournments. The chairman of the meeting or the holders of a majority in voting power of the shares of capital stock of the Corporation entitled to vote and who are present in person or by proxy may adjourn the meeting from time to time whether or not a quorum is present. In the event that a quorum does not exist with respect to any vote to be taken by a particular class or series, the chairman of the meeting or the holders of a majority in voting power of the shares of such class or series who are present in person or by proxy may adjourn the meeting with respect to the vote(s) to be taken by such class or series. At any such adjourned meeting at which a quorum may be present, any business may be transacted which might have been transacted at the meeting as originally called.

SECTION 2.7 Order of Business.

(a) At each meeting of the stockholders, the Chairman of the Board or, in the absence of the Chairman of the Board, the Chief Executive Officer or, in the absence of the Chairman of the Board and the Chief Executive Officer, such person as shall be selected by the Board, shall act as chairman of the meeting. The order of business at each such meeting shall be as determined by the chairman of the meeting. The chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting, including, without limitation, the establishment of procedures for the maintenance of order and safety, limitations on the time allotted to questions or comments on the affairs of the Corporation, restrictions on entry to such meeting after the time prescribed for the commencement thereof and the opening and closing of the voting polls.

(b) At any annual meeting of the stockholders, only such business shall be conducted as shall have been brought before the annual meeting (i) by or at the direction of the chairman of the meeting, (ii) by any stockholder who is a holder of record at the time of the giving of the notice provided for in Section 2.7(b), who is entitled to vote at the meeting and who complies with the procedures set forth in this Section 2.7 (such business, “Stockholder Business”), or (iii) by any stockholder or stockholders that, pursuant to Section 2.10 hereof, has the power to take such action by written consent. This Section 2.7 is the exclusive means by which a stockholder may bring business before a meeting of stockholders.

(c) Subject to Section 2.7(b)(iii), for business (other than nominations for election of directors, which are governed by Section 3.3) properly to be brought before an annual meeting of stockholders by a stockholder, the stockholder must have given timely notice thereof (a “Notice of Business”) in proper written form to the Secretary of the Corporation (the “Secretary”). To be timely, a Notice of Business must be delivered to or mailed and received by the Secretary at the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the first anniversary of the date of the immediately preceding annual meeting as first specified in the Corporation’s notice of meeting (without regard to any postponements or adjournments of such meeting after such notice was first sent); provided, however, that in the event that the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, a Notice of Business to be timely must be so delivered or received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made; provided, further, that for the purpose of calculating the timeliness of a Notice of Business for the 2021 annual meeting of stockholders, the date of the immediately preceding annual meeting shall be deemed to be June 25, 2020. In no event shall the public announcement of an adjournment or postponement, or an adjournment or postponement, of a meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. To be in proper written form, the Notice of Business must set forth:

(i) the name and record address of each stockholder proposing to bring business before the annual meeting (each, a “Proponent”), as they appear on the Corporation’s books;

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(ii) the name and address of each Stockholder Associated Person (as defined below in this Section 2.7);

(iii) as to each Proponent and each Stockholder Associated Person, (A) the class or series and number of shares of stock directly or indirectly held of record and beneficially by such Proponent and Stockholder Associated Person, (B) a description of any agreement, arrangement or understanding, direct or indirect, with respect to the business to be brought before the annual meeting, between or among any Proponent and any Stockholder Associated Person, (C) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions and borrowed or loaned shares) that has been entered into, directly or indirectly, as of the date of the notice by, or on behalf of, any Proponent and any Stockholder Associated Person, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, any Proponent and any Stockholder Associated Person with respect to shares of stock of the Corporation (a “Derivative”), (D) a description in reasonable detail of any proxy (including revocable proxies), contract, arrangement, understanding or other relationship pursuant to which any Proponent and any Stockholder Associated Person has a right to vote any shares of stock of the Corporation and (E) any profit-sharing or any performance-related fees (other than an asset-based fee) that any Proponent or any Stockholder Associated Person is entitled to, based on any increase or decrease in the value of stock of the Corporation or Derivatives thereof, if any, as of the date of such notice. The information specified in Section 2.7(c)(i) to (iii) is referred to herein as “Stockholder Information”;

(iv) a representation that each Proponent is a holder of record of stock of the Corporation entitled to vote at the annual meeting and intends to appear in person or by proxy at the annual meeting to propose such proposed business;

(v) a brief description of the business desired to be brought before the annual meeting, the text of the proposal (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend the By-laws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting;

(vi) any material interest of any Proponent and any Stockholder Associated Person in such proposed business;

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(vii) a representation as to whether the Proponent(s) intend (A) to deliver a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt such Stockholder Business or (B) otherwise to solicit proxies from stockholders in support of such Stockholder Business;

(viii) all other information that would be required to be filed with the U.S. Securities and Exchange Commission (“SEC”) if the Proponent(s) or Stockholder Associated Persons were participants in a solicitation subject to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (or any successor of such Section); and

(ix) a representation that each Proponent shall provide any other information reasonably requested by the Corporation.

(d) In addition, each Proponent shall affirm as true and correct the information provided to the Corporation in the Notice of Business or at the Corporation’s request pursuant to Section 2.7(c)(ix) (and shall update or supplement such information as needed so that such information shall be true and correct) as of (i) the record date for the meeting and (ii) the date that is 10 business days prior to the announced date of the annual meeting to which the Notice of Business relates. Such affirmation, update and/or supplement must be delivered personally or mailed to, and received at the principal executive offices of the Corporation, addressed to the Secretary, by no later than five business days after the applicable date specified in clause (i) and (ii) of the foregoing sentence.

(e) The person presiding over the meeting shall, if the facts warrant, determine and declare to the meeting, that business was not properly brought before the meeting in accordance with the procedures set forth in this Section 2.7, and, if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(f) If the Proponent (or a qualified representative of the Proponent) does not appear at the meeting of stockholders to present the Stockholder Business such business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. A “qualified representative” of the Proponent or any stockholder means a person who is a duly authorized officer, manager or partner of such stockholder or has been authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy with respect to the specific matter to be considered at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction (to the reasonable satisfaction of the person presiding over the meeting) of the writing or electronic transmission, at the meeting of stockholders prior to the taking of action by such person on behalf of the stockholder.

(g) “Stockholder Associated Person” means with respect to any Proponent or Nominating Stockholder (as defined below), (i) any other beneficial owner of stock of the Corporation owned of record or beneficially by such Proponent or Nominating Stockholder and (ii) any person that directly, or indirectly through one or more intermediaries, controls, is controlled by, is under common control with such Proponent or Nominating Stockholder.

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(h) “Control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

(i) The notice requirements of this Section 2.7 shall be deemed satisfied with respect to stockholder proposals that have been properly brought under Rule 14a-8 of the Exchange Act (or any such successor rule) and that are included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting. Further, nothing in this Section 2.7 shall be deemed to affect any rights of the holders of any series of Preferred Stock pursuant to any applicable provision of the Certificate.

SECTION 2.8 List of Stockholders. It shall be the duty of the Secretary or other officer who has charge of the stock ledger to prepare and make, at least 10 days before each meeting of the stockholders, a complete list of the stockholders entitled to vote thereat, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in such stockholder’s name. Such list shall be produced and kept available at the times and places required by law.

SECTION 2.9 Voting.

(a) Except as otherwise provided by law or by the Certificate, each stockholder of record of any series of Preferred Stock shall be entitled at each meeting of the stockholders to such number of votes, if any, for each share of such stock as may be fixed in the Certificate (or relevant Certificate of Designation) or in the resolution or resolutions adopted by the Board providing for the issuance of such stock, and each stockholder of record of (i) Class A Common Stock shall be entitled at each meeting of the stockholders to one vote for each share of such stock, (ii) Class B Common Stock shall be entitled at each meeting of the stockholders to twenty votes for each share of such stock and (iii) Class C Common Stock shall be entitled at each meeting of the stockholders to one vote for each share of such stock, in each case, registered in such stockholder’s name on the books of the Corporation:

(i) on the date fixed pursuant to Section 7.6 of these By-laws as the record date for the determination of stockholders entitled to notice of and to vote at such meeting; or

(ii) if no such record date shall have been so fixed, then at the close of business on the day before the day on which notice of such meeting is given, or, if notice is waived, at the close of business on the day before the day on which the meeting is held.

(b) Each stockholder entitled to vote at any meeting of the stockholders may authorize another person or persons to act for such stockholder by proxy. Any such proxy shall be delivered to the secretary of such meeting at or prior to the time designated for holding such meeting, but in any event not later than the time designated in the order of business for so delivering such proxies. No such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.

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(c) Except as otherwise required by law and except as otherwise provided in the Certificate or these By-laws, at each meeting of the stockholders, all corporate actions to be taken by vote of the stockholders shall be authorized by holders of a majority in voting power of the shares of capital stock of the Corporation entitled to vote thereon and who are present in person or represented by proxy, and where a separate vote by class or series is required, by holders of a majority in voting power of the shares of such class or series who are entitled to vote thereon and are present in person or represented by proxy shall be the act of such class or series.

(d) Unless required by law or determined by the chairman of the meeting to be advisable, the vote on any matter, including, without limitation, the election of directors, need not be by written ballot.

SECTION 2.10 Action by Written Consent. Notwithstanding anything herein to the contrary, until the Trigger Date, any action required to be taken at any annual or special meeting of the stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing (or deemed to be in writing under applicable law), setting forth the action so taken, shall be signed by stockholders (or deemed to be signed by stockholders under applicable law) representing not less than the minimum number of votes that would be necessary to authorize or take such actions at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered and dated as required by law. Prompt notice of the taking of such action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing. The Secretary shall file such consents with the minutes of the meetings of the stockholders. From and after the Trigger Date, any action required to be taken at any annual or special meeting of the stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken only upon the vote of the stockholders at an annual or special meeting duly called and may not be taken by written consent of the stockholders.

SECTION 2.11 Inspectors. The chairman of the meeting shall appoint one or more inspectors to act at any meeting of the stockholders. Such inspectors shall perform such duties as shall be required by law or specified by the chairman of the meeting. Inspectors need not be stockholders. No director or nominee for the office of director shall be appointed such inspector.

SECTION 2.12 Public Announcements. For the purpose of Section 2.7, “public announcement” shall mean disclosure (i) in a press release reported by the Dow Jones Newswire, Business Wire, Reuters Information Service or any similar or successor news wire service or (ii) in a communication distributed generally to stockholders and in a document publicly filed by the Corporation with the SEC pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

ARTICLE III

BOARD OF DIRECTORS

SECTION 3.1 General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation (or grant authority to exercise such powers) and do all such lawful acts and things as are not by law or by the Certificate directed or required to be exercised or done by the stockholders.

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SECTION 3.2 Number, Qualification and Election.

(a) The number of directors constituting the Board shall be determined in accordance with the Certificate. The terms of office of directors shall be governed by the Certificate.

(b) Each director shall be at least 21 years of age. Directors need not be stockholders of the Corporation. No person shall qualify for service as a director of the Corporation if he or she is a party to any compensatory, payment, indemnification or other financial agreement, arrangement or understanding with any person or entity other than the Corporation, or has received any such compensation or other payment from any person or entity other than the Corporation, in each case in connection with candidacy or service as a director of the Corporation, unless he or she discloses such compensatory, payment or other financial agreement, arrangement or understanding, or receipt of any such compensation or other payment, to the Corporation pursuant to the requirements and procedures set forth in Section 3.3(a)(iv) as if such person were a Stockholder Nominee (as defined below in Section 3.3(a)(iii)) thereunder.

(c) A nominee for director shall be elected to the Board by a plurality of the votes of the shares present in person or represented by proxy at a meeting and entitled to vote for nominees in the election of directors or in any action by written consent in lieu of such a meeting.

SECTION 3.3 Notification of Nominations.

(a) Subject to the rights of the holders of any outstanding series of Preferred Stock and the terms of the Transaction Agreement (as defined below), nominations for the election of directors may be made (i) by the Board or by any stockholder pursuant to this Section 3.3 who is a stockholder of record at the time of giving of the notice of nomination provided for in this Section 3.3 and who is entitled to vote for the election of directors; or (ii) by any stockholder or stockholders that, pursuant to Section 2.10 hereof, have a sufficient number of votes to remove directors by written consent. This Section 3.3 is the exclusive means by which a stockholder may nominate a person for election to the Board. Subject to clause (ii) of the first sentence of this Section 3.3(a), any stockholder of record entitled to vote for the election of directors at a meeting may nominate persons for election as directors only if timely written notice (a “Notice of Nomination”) of such stockholder’s intent to make such nomination is given in proper written form to the Secretary. To be timely, a Notice of Nomination must be delivered to or mailed and received at the principal executive offices of the Corporation (i) with respect to an election to be held at an annual meeting of the stockholders, not less than 90 days nor more than 120 days prior to the first anniversary of the date of the immediately preceding annual meeting as first specified in the Corporation’s notice of meeting (without regard to any postponements or adjournments of such meeting after such notice was first sent); provided, however, that in the event that the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, a Notice of Nomination to be timely must be so delivered or received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made; provided, further, that for the purpose of calculating the timeliness of stockholder notices for the 2021 annual meeting of stockholders, the date of the immediately preceding annual meeting shall be deemed to be June 25, 2020 and (ii) with respect to an election to be held at a special meeting of the stockholders for the election of directors, not earlier than the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting. In no event shall the public announcement of an adjournment or postponement, or an adjournment or postponement, of a meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. To be in proper written form, the Notice of Nomination shall set forth:

(i) the Stockholder Information with respect to each stockholder nominating persons for election to the Board (each, a “Nominating Stockholder”) and each Stockholder Associated Person;

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(ii) a representation that each Nominating Stockholder is a holder of record of stock of the Corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose such nomination;

(iii) all information regarding each Nominating Stockholder, each nominee (each, a “Stockholder Nominee”) and each Stockholder Associated Person that would be required to be disclosed in a solicitation of proxies subject to Section 14 of the Exchange Act;

(iv) (A) each Stockholder Nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (B) a completed and duly executed written questionnaire completed and signed by each Stockholder Nominee with respect to the background, qualifications and independence of such Stockholder Nominee (in the form provided by the Secretary upon written request); (C) a completed and duly executed written questionnaire with respect to the background and qualification with respect to such Nominating Stockholder and any other person or entity on whose behalf, directly or indirectly, the nomination is being made (in the form provided by the Secretary upon written request), and (D) each Stockholder Nominee’s written representation and agreement (in the form provided by the Secretary upon written request), (i) that if elected as a director of the Corporation, such person will submit an irrevocable resignation effective upon (x) such person’s failure to receive a majority of the votes cast in an uncontested election and (y) the acceptance of such resignation by the Board, (ii) that such person currently intends to serve as a director for the full term for which such person is standing for election, (iii) that such person is not and will not become party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (iv) that such person is not and will not become a party to any agreement, arrangement, or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement, or indemnification in connection with service or action as a director that has not been disclosed to the Corporation, and (v) that in the person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation, and any other Corporation policies and guidelines applicable to Corporation directors;

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(v) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among a Nominating Stockholder, Stockholder Associated Person or others acting in concert therewith, including all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K (or any such successor rule) if the Nominating Stockholder, Stockholder Associated Person or any person acting in concert therewith, were the “registrant” for purposes of such rule and the Stockholder Nominee were a director or executive of such registrant;

(vi) a duly executed representation as to whether the Nominating Stockholder(s) intend (A) to deliver a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve the nomination or (B) otherwise to solicit proxies from stockholders in support of such nomination;

(vii) all other information that would be required to be filed with the SEC if the Nominating Stockholder(s) and Stockholder Associated Person were participants in a solicitation subject to Section 14 of the Exchange Act (or any such successor section); and

(viii) a duly executed representation that each Nominating Stockholder shall provide any other information reasonably requested by the Corporation.

(b) In addition, each Proponent shall affirm as true and correct the information provided to the Corporation in the Notice of Nomination or, at the Corporation’s request, such information provided pursuant to Section 3.3(a)(vii) (and shall update or supplement such information as needed so that such information shall be true and correct) as of (i) the record date for the meeting and (ii) the date that is 10 business days prior to the announced date of the meeting to which the Notice of Nomination relates. Such affirmation, update and/or supplement must be delivered personally or mailed to, and received at the principal executive offices of the Corporation, addressed to the Secretary, by no later than five business days after the applicable date specified in clause (i) and (ii) of the foregoing sentence.

(c) The person presiding over the meeting shall, if the facts warrant, determine and declare to the meeting, that the nomination was not made in accordance with the procedures set forth in this Section 3.3, and, if he or she should so determine, he or she shall so declare to the meeting and the defective nomination shall be disregarded.

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(d) If the Nominating Stockholder (or a qualified representative of the stockholder) does not appear at the applicable stockholder meeting to nominate the Stockholder Nominees, such nomination shall be disregarded and such business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

(e) Nothing in this Section 3.3 shall be deemed to affect any rights of the holders of any series of Preferred Stock pursuant to any applicable provision of the Certificate or any Certificate of Designation.

SECTION 3.4 Quorum and Manner of Acting. Except as otherwise provided by law, the Certificate or these By-laws, a majority of the Board shall constitute a quorum for the transaction of business at any meeting of the Board, and, except as so provided, the vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board. The chairman of the meeting or a majority of the directors present may adjourn the meeting to another time and place, if any, whether or not a quorum is present. At any adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally called.

SECTION 3.5 Place of Meeting. Subject to Sections 3.6 and 3.7, the Board may hold its meetings at such place or places, if any, either within or outside of the State of Delaware, as the Board may from time to time determine, or as shall be specified or fixed in the respective notices or waivers of notice thereof.

SECTION 3.6 Regular Meetings. Regular meetings of the Board shall be held at such times as the Board shall from time to time determine, at such locations as the Board may determine. No fewer than four meetings of the Board shall be held per year.

SECTION 3.7 Special Meetings. Special meetings of the Board shall be held whenever called by the Chairman of the Board, the Chief Executive Officer or by a majority of the non-employee directors, and shall be held at such place, if any, on such date and at such time as he, she or they, as applicable, shall fix.

SECTION 3.8 Notice of Meetings. Notice of regular meetings of the Board or of any adjourned meeting thereof need not be given. Notice of each special meeting of the Board shall be given by overnight delivery service or mailed to each director, in either case addressed to such director at such director’s residence or usual place of business, at least 48 hours before the day on which the meeting is to be held or shall be sent to such director at such place by telecopy or by electronic transmission or shall be given personally or by telephone, not later than 24 hours before the meeting is to be held, but notice need not be given to any director who shall, either before or after the meeting, submit a waiver of such notice or who shall attend such meeting without protesting, prior to or at its commencement, the lack of notice to such director. Unless otherwise required by these By-laws, every such notice shall state the time and place, if any, but need not state the purpose of the meeting.

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SECTION 3.9 Rules and Regulations. The Board may adopt such rules and regulations not inconsistent with the provisions of law, the Certificate or these By-laws for the conduct of its meetings and management of the affairs of the Corporation as the Board may deem proper.

SECTION 3.10 Participation in Meeting by Means of Communications Equipment. Any one or more members of the Board or any committee thereof may participate in any meeting of the Board or of any such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other or as otherwise permitted by law, and such participation in a meeting shall constitute presence in person at such meeting.

SECTION 3.11 Action Without Meeting. Any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all of the members of the Board or of any such committee consent thereto in writing or as otherwise permitted by law and, if required by law, the writing or writings are filed with the minutes or proceedings of the Board or of such committee.

SECTION 3.12 Chairman. The Board of Directors shall annually select one of its members to be Chairman and shall fill any vacancy in the position of Chairman at such time and in such manner as the Board of Directors shall determine.

SECTION 3.13 Resignations.

(a) Any director of the Corporation may at any time resign by giving written notice to the Board, the Chairman of the Board, the Chief Executive Officer or the Secretary. Such resignation shall take effect at the time specified therein or, if the time be not specified therein, upon receipt thereof; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

SECTION 3.14 Compensation. Each director, in consideration of such person serving as a director, shall be entitled to receive from the Corporation such amount per annum and such fees (payable in cash or stock-based compensation) for attendance at meetings of the Board or of committees of the Board, or both, and for acting as a chair of a committee of the Board, and/or any other compensation in each case as the Board or a committee thereof shall from time to time determine. In addition, each director shall be entitled to receive from the Corporation reimbursement for the reasonable expenses incurred by such person in connection with the performance of such person’s duties as a director. Nothing contained in this Section 3.14 shall preclude any director from serving the Corporation or any of its subsidiaries in any other capacity and receiving compensation therefor.

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SECTION 3.15 Consistency with Transaction Agreement. Notwithstanding anything to the contrary herein:

(a) Until such time as Stagwell and/or its Affiliates collectively Beneficially Own 10% or less of the Corporation’s then-issued and outstanding voting securities (the “Post-Closing Governance Period”), at least seven of the nine members of the Board shall be Stagwell-Independent (as defined below).

(b) Subject to the fiduciary duties of the Board, during the Post-Closing Governance Period, the Corporation shall cause all of the members of the Corporation’s Audit Committee, Compensation Committee and Nominating & Corporate Governance Committee (the “Nom/Gov Committee”) to be independent in accordance with the SEC and NASDAQ independence rules applicable to such committee of non-Controlled Companies, and at all times during the Post-Closing Governance Period, the Corporation shall cause the Nom/Gov Committee to be comprised solely of (i) two of Irwin Simon, Wade Oosterman and Desiree Rogers (or their respective successors or replacements determined in accordance herewith (the “Continuing Independent Directors”) to serve until their respective successors are duly appointed and qualified or until each such director’s earlier death, resignation or removal, and any successor or replacement thereof shall be determined by the remaining Continuing Independent Directors that are members of the Nom/Gov Committee or, if there are no Continuing Independent Directors at such time, the remaining members of the Nom/Gov Committee at such time), and (ii) one member of the Board other than a Continuing Independent Director, as determined by the members of the Nom/Gov Committee, which member shall be Stagwell-Independent.

(c) Subject to the fiduciary duties of the Board, the Corporation shall cause the Continuing Independent Directors and Rodney Slater, Brandt Vaughan, Charlene Barshefsky and one additional individual nominated in accordance with Section 7.15(c) of the Transaction Agreement (such persons, together with their respective successors or replacements determined in accordance with this Agreement, the “Stagwell-Nominated Directors”) to be nominated as part of the Corporation’s proposed slate of directors at the next two annual meetings of the Corporation’s stockholders for the election of directors following the closing of the transactions contemplated by the Transaction Agreement (the “Closing”); provided that, in the event that any such Continuing Independent Director or Stagwell-Nominated Director (i) is unwilling or unable to continue serving as a director of the Corporation for any reason, (ii) ceases to be Stagwell-Independent, or (iii) resigns, dies, becomes disabled or is otherwise removed, the Nom/Gov Committee shall consult with Stagwell in advance and select a replacement nominee or director who satisfies Section 3.15(a) hereof; provided that, solely with respect to any Stagwell-Nominated Director, any replacement nominee or director selected by the Nom/Gov Committee shall be approved by Stagwell (in its sole discretion).

(d) During the Post-Closing Governance Period, no Continuing MDC Director nor any Stagwell-Nominated Director may be removed from the Board by Stagwell without the approval of the Nom/Gov Committee;

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(e) For so long as Stagwell and its Affiliates collectively Beneficially Own 30% or more of the then-issued and outstanding voting securities of the Corporation, Stagwell and the Corporation shall, as a condition to being nominated to the Board, cause each member of the Board to enter into an agreement setting forth that if (1) such member of the Board is a nominee to the Board (excluding, for the avoidance of doubt, any such nominee serving as CEO of the Corporation at such time) and such nominee receives, in an uncontested election (an “Election”), a number of votes “withheld” from his or her election that is greater than the number of votes cast “for” the election of such nominee, excluding for this purpose any votes cast “for” or “withheld” in the election of such nominee by Stagwell or its Affiliates, and (2) as of the applicable record date for such Election, Stagwell and its Affiliates collectively Beneficially Owned 30% or more of the Corporation’s then-issued and outstanding voting securities, then such Person shall tender his or her resignation from his or her position as a director of the Board (a “Resignation”), and in such event, the Board shall evaluate such director’s Resignation and determine its response in accordance with its fiduciary duties; unless the Board decides to reject such Resignation or to postpone the effective date of such Resignation, such Resignation shall become effective sixty (60) days after the date of the applicable Election. In making a determination whether to reject the Resignation or postpone the effective date of the Resignation, the Board shall consider all factors it considers relevant to the best interests of the Corporation. In the event a director tenders a Resignation pursuant to Section 7.15(d) of the Transaction Agreement, the Corporation shall not permit such director to participate in the portion of any meeting of the Board during which the vote on his or her Resignation occurs. The Corporation agrees that it shall issue a news release reasonably promptly following the Board's decision with respect to any such Resignation. In the event a director’s Resignation is accepted in accordance with Section 7.15(d) of the Transaction Agreement (x) if such director was a Continuing Independent Director or a Stagwell Nominated-Director or a successor of any of the foregoing, subject to Section 3.15(a) hereof, the resulting vacancy shall be filled by the Nom/Gov Committee; provided that, in the event that the director submitting such Resignation is a Stagwell-Nominated Director or a successor thereof, the Nom/Gov Committee shall consult in advance with Stagwell and submit any replacement nominee to Stagwell for approval prior to filling such vacancy (such approval to be exercised in Stagwell’s sole discretion), and (y) if such director was nominated or appointed by Goldman Sachs (the “Goldman Nominee”) pursuant to any rights Goldman Sachs may have pursuant to the terms of any shares of preferred stock of the Corporation, the resulting vacancy shall be filled by Goldman Sachs; and

(f) During the Post-Closing Governance Period, unless otherwise approved by the Non/Gov Committee, the Board shall consist of nine members with each member entitled to one vote; and

(g) For so long as (x) Stagwell and its Affiliates collectively Beneficially Own more than 10% of the Corporation’s then-issued and outstanding voting securities, (y) Stagwell has nominated directors constituting a majority of the Board, or (z) Stagwell has the contractual right to appoint a majority of the Board:

(i) any related-party transaction by and between the Corporation or any of the Corporation’s subsidiaries, on the one hand, and Stagwell or its Affiliates (other than the Corporation and the Corporation’s subsidiaries), on the other hand, will require the approval of a majority of the independent and disinterested directors then-serving on the Board; provided, that, for the avoidance of doubt, any amendment or modification of (A) solely to the extent they relate to any right, power or preference unique to Stagwell or its Affiliates (other than the Corporation and the Corporation’s subsidiaries), the Corporation’s Certificate of Incorporation or these Bylaws; (B) any Ancillary Agreement (as defined in the Transaction Agreement); or (C) the Transaction Agreement, shall each be considered such a related-party transaction; and

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(ii) any proposed business combination following the Closing by and between the Corporation, on the one hand, and Stagwell or any of its Affiliates (other than the Corporation or any of the Corporation’s subsidiaries), on the other hand, shall require (A) approval from a “majority of the minority” of the Corporation’s stockholders, and (B) the creation of a special committee of the Board comprised solely of independent and disinterested directors with authority similar to that of the Special Committee formed for the purpose of evaluating Stagwell’s proposal to combine with MDC (as defined below). For the avoidance of doubt, the foregoing requirement shall not apply to any business combination solely among direct or indirect subsidiaries (other than [OpCo]) of the Corporation,

(b) In furtherance of the foregoing, the Board shall take no action that is inconsistent with the terms of Section 7.15 and Section 7.16 of the Transaction Agreement including by causing or permitting any (i) amendment to any charter of a committee of the Board, (ii) change to or alteration of any policy of the Board or the Corporation or (iii) change to or alteration of the Corporation’s governance guidelines, in each case solely to the extent such amendment, change or alteration is so inconsistent.

(c) As used herein:

“Affiliate” means, as to any person or entity, any other person or entity which, directly or indirectly, controls, or is controlled by, or is under common control with, such person or entity. For purposes of this definition, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise.

“Beneficially Owns” means beneficial ownership (as defined in Rule 13d-3 under the Exchange Act), but, with respect to Stagwell, shall expressly exclude any shares held directly by any of its limited partners that are not Affiliates of Stagwell.

“Stagwell-Independent” means (A) independent with respect to the Corporation in accordance with SEC and NASDAQ independence rules applicable to a NASDAQ-listed company that is not a controlled company pursuant to NASDAQ rules (‘SEC/NASDAQ Independence Rules’); and (B) independent pursuant to the SEC/NASDAQ Independence Rules with respect to Stagwell, as if Stagwell had equity securities that were traded on NASDAQ and was subject to such SEC/NASDAQ Independence Rules. For greater certainty, a director nominated or appointed by Goldman Sachs pursuant to any rights Goldman Sachs may have pursuant to the terms of any shares of preferred stock of the Corporation (currently Bradley Gross) shall be considered to be Stagwell-Independent. In the event that the Corporation is listed on a securities exchange other than NASDAQ, such exchange’s applicable rules regarding independent of directors for non-controlled companies will replace the rules of the NASDAQ to the extent reflected in the foregoing

“Transaction Agreement” means the Transaction Agreement, dated as of December 21, 2020 and as amended by that certain Amendment No. 1, dated as of June 4, 2021 and that certain Amendment No. 2, dated as of July 8, 2021, by and among Stagwell Media LP, a Delaware limited partnership (“Stagwell”), MDC Partners Inc., a Canadian corporation (“MDC”) which domesticated as a Delaware corporation prior to the date hereof and converted into Midas OpCo Holdings LLC, a Delaware limited liability company, New MDC LLC, a Delaware limited liability company which converted into the Corporation prior to the date hereof, and Midas Merger Sub 1 LLC, a Delaware limited liability company which merged with and into MDC prior to the date hereof with MDC as the surviving corporation.

ARTICLE IV

COMMITTEES OF THE BOARD OF DIRECTORS

SECTION 4.1 Committees of the Board. Subject to the terms of the Transaction Agreement and Section 3.15(a), including with respect to the Nom/Gov Committee, the Board shall designate such committees as may be required by the listing standards of the principal U.S. exchange upon which the shares of the Corporation are listed and may from time to time designate other committees of the Board (including, without limitation, an executive committee), with such lawfully delegable powers and duties as it thereby confers, to serve at the pleasure of the Board and shall, for those committees and any others provided for herein, elect a director or directors to serve as the member or members, designating, if it desires, other directors as alternate members who may replace any absent or disqualified member at any meeting of the committee.

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SECTION 4.2 Conduct of Business. Any committee, to the extent allowed by law and provided in the resolution establishing such committee or the charter of such committee, shall have and may exercise all the duly delegated powers and authority of the Board in the management of the business and affairs of the Corporation. The Board shall have the power to prescribe the manner in which proceedings of any such committee shall be conducted. In the absence of any such prescription, any such committee shall have the power to prescribe the manner in which its proceedings shall be conducted. Unless the Board or such committee shall otherwise provide, regular and special meetings and other actions of any such committee shall be governed by the provisions of Article III applicable to meetings and actions of the Board. Each committee shall keep regular minutes and report on its actions to the Board.

ARTICLE V

OFFICERS

SECTION 5.1 Number; Term of Office. The officers of the Corporation shall be elected by the Board and may consist of: a Chief Executive Officer, a Chief Financial Officer, a General Counsel, a Chief Marketing Officer, one or more Vice Presidents (including, without limitation, Executive Vice Presidents or Senior Vice Presidents), a Chief Accounting Officer and Secretary and such other officers and agents with such titles and such duties as the Board may from time to time determine, each to have such authority, functions or duties as in these By-laws provided or as the Board may from time to time determine, and each to hold office for such term as may be prescribed by the Board and until such person’s successor shall have been chosen and shall qualify, or until such person’s death or resignation, or until such person’s removal in the manner hereinafter provided. One person may hold the offices and perform the duties of any two or more of said officers; provided, however, that no officer shall execute, acknowledge or verify any instrument in more than one capacity if such instrument is required by law, the Certificate or these By-laws to be executed, acknowledged or verified by two or more officers.

SECTION 5.2 Removal. Subject to Section 5.13, any officer may be removed, either with or without cause, by the Board at any meeting thereof called for the purpose, by the Chief Executive Officer, or by any other superior officer upon whom such power may be conferred by the Board.

SECTION 5.3 Resignation. Any officer may resign at any time by giving notice to the Board, the Chief Executive Officer or the Secretary. Any such resignation shall take effect at the date of receipt of such notice or at any later date specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

SECTION 5.4 Chief Executive Officer. The Chief Executive Officer shall have general supervision and direction of the business and affairs of the Corporation, subject to the control of the Board, and shall report directly to the Board.

SECTION 5.5 Chief Financial Officer. The Chief Financial Officer shall perform all the powers and duties of the office of the chief financial officer and in general have overall supervision of the financial operations of the Corporation. The Chief Financial Officer shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as he or she may agree with the Chief Executive Officer or as the Board may from time to time determine.

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SECTION 5.6 General Counsel. The General Counsel shall perform all the powers and duties of the office of the general counsel and in general have overall supervision of the legal operations of the Corporation. The General Counsel shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as he or she may agree with the Chief Executive Officer or as the Board may from time to time determine.

SECTION 5.7 Chief Marketing Officer. The Chief Marketing Officer shall perform such senior duties in connection with the marketing of the Corporation as he or she may agree with the Chief Executive Officer or as the Board shall from time to time determine. The Chief Marketing Officer shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as he or she may agree with the Chief Executive Officer or as the Board may from time to time determine.

SECTION 5.8 Vice Presidents. Any Vice President shall have such powers and duties as shall be prescribed by his or her superior officer or the Board. A Vice President shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as he or she may agree with the Chief Executive Officer or as the Board may from time to time determine. A Vice President need not be an officer of the Corporation and shall not be deemed an officer of the Corporation unless elected by the Board.

SECTION 5.9 Chief Accounting Officer. The Chief Accounting Officer shall be the chief accounting officer of the Corporation. The Chief Accounting Officer shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as he or she may agree with the Chief Executive Officer or the Chief Financial Officer or as the Board may from time to time determine.

SECTION 5.10 Secretary. It shall be the duty of the Secretary to act as secretary at all meetings of the Board, of the committees of the Board and of the stockholders and to record the proceedings of such meetings in a book or books to be kept for that purpose; the Secretary shall see that all notices required to be given by the Corporation are duly given and served; the Secretary shall be custodian of the seal of the Corporation and when deemed necessary shall affix the seal or cause it to be affixed to all certificates of stock, if any, of the Corporation (unless the seal of the Corporation on such certificates shall be a facsimile, as hereinafter provided) and to all documents, the execution of which on behalf of the Corporation under its seal is duly authorized in accordance with the provisions of these By-laws; the Secretary shall have charge of the books, records and papers of the Corporation and shall see that the reports, statements and other documents required by law to be kept and filed are properly kept and filed; and in general shall perform all of the duties incident to the office of Secretary. The Secretary shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as he or she may agree with the Chief Executive Officer or as the Board may from time to time determine.

SECTION 5.11 Controllers and Assistant Secretaries. Any Assistant Controllers and Assistant Secretaries shall perform such duties as shall be assigned to them by the Board or by the Chief Accounting Officer or Secretary, respectively, or by the Chief Executive Officer. A Controller or Assistant Secretary need not be an officer of the Corporation and shall not be deemed an officer of the Corporation unless elected by the Board.

SECTION 5.12 Additional Matters. The Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the Chief Marketing Officer of the Corporation shall have the authority to designate employees of the Corporation to have the title of Vice President, Assistant Vice President, Assistant Treasurer, Assistant Controller or Assistant Secretary. Any employee so designated shall have the powers and duties determined by the officer making such designation. The persons upon whom such titles are conferred shall not be deemed officers of the Corporation unless elected by the Board or appointed by any duly elected officer or assistant officer authorized by the Board to appoint such person.

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ARTICLE VI

INDEMNIFICATION

SECTION 6.1 Right to Indemnification. The Corporation, to the fullest extent permitted or required by the DGCL or other applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment and unless applicable law otherwise requires, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), shall indemnify and hold harmless any person who is or was a director or officer of the Corporation and who is or was involved in any manner (including, without limitation, as a party or a witness) or is threatened to be made so involved in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action, suit or proceedings by or in the right of the Corporation to procure a judgment in its favor) (a “Proceeding”) by reason of the fact that such person, or another person of whom such person is the legal representative, is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer or agent of another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan) (a “Covered Entity”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer or agent or in any other capacity while serving as a director, officer or agent, against all expenses, liabilities and losses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred by such person in connection with such Proceeding and such indemnification shall continue as to a person who has ceased to be a director, officer or agent of the Corporation or a Covered Entity; provided, however, that, except as provided in Section 6.4(d) with respect to an adjudication of entitlement to indemnification, the Corporation shall indemnify and hold harmless any such person entitled to indemnification as provided in this Section 6.1 (an “Indemnitee”) in connection with a Proceeding initiated by such Indemnitee only if such Proceeding was authorized by the Board. Any right of an Indemnitee to indemnification shall be a contract right and shall include the right to receive, prior to the conclusion of any Proceeding, payment of any expenses incurred by the Indemnitee in connection with such Proceeding, consistent with the provisions of the DGCL or other applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment and unless applicable law otherwise requires, only to the extent that such amendment permits the Corporation to provide broader rights to payment of expenses than such law permitted the Corporation to provide prior to such amendment), and the other provisions of this Article VI; provided that payment of expenses incurred by a person other than a director or officer of the Corporation prior to the conclusion of any Proceeding shall be made, unless otherwise determined by the Board, only upon delivery to the Corporation of an undertaking by or on behalf of such person to the same effect as any undertaking required to be delivered to the Corporation by any director or officer of the Corporation pursuant to the DGCL or other applicable law.

SECTION 6.2 Insurance, Contracts and Funding. The Corporation may purchase and maintain insurance to protect itself and any director, officer, employee or agent of the Corporation or of any Covered Entity against any expenses, liabilities or losses as specified in Section 6.1 or incurred by any such director, officer, employee or agent in connection with any Proceeding referred to in Section 6.1, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL. The Corporation may enter into contracts with any director, officer, employee or agent of the Corporation or of any Covered Entity in furtherance of the provisions of this Article VI and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided or authorized in this Article VI.

SECTION 6.3 Indemnification Not Exclusive Right. The right of indemnification provided in this Article VI shall not be exclusive of any other rights to which an Indemnitee may otherwise be entitled, and the provisions of this Article VI shall inure to the benefit of the heirs and legal representatives of any Indemnitee under this Article VI and shall be applicable to Proceedings commenced or continuing after the adoption of this Article VI, whether arising from acts or omissions occurring before or after such adoption.

SECTION 6.4 Advancement of Expenses; Procedures; Presumptions and Effect of Certain Proceedings; Remedies. In furtherance, but not in limitation, of the foregoing provisions, the following procedures, presumptions and remedies shall apply with respect to advancement of expenses and the right to indemnification under this Article VI:

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(a) Advancement of Expenses. All reasonable expenses (including, without limitation, attorneys’ fees) incurred by or on behalf of the Indemnitee in connection with any Proceeding shall be advanced to the Indemnitee by the Corporation within 20 days after the receipt by the Corporation of a statement or statements from the Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the expenses incurred by the Indemnitee and, if required by law or the provisions of this Article VI at the time of such advance, shall include or be accompanied by an undertaking by or on behalf of the Indemnitee to repay the amounts advanced if ultimately it should be determined that the Indemnitee is not entitled to be indemnified against such expenses pursuant to this Article VI.

(b) Procedure for Determination of Entitlement to Indemnification.

(i) To obtain indemnification under this Article VI, an Indemnitee shall submit to the Secretary a written request including such documentation and information as is reasonably available to the Indemnitee and reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification (the “Supporting Documentation”). The determination of the Indemnitee’s entitlement to indemnification shall be made not later than 60 days after receipt by the Corporation of the written request for indemnification together with the Supporting Documentation. The Secretary shall, promptly upon receipt of such a request for indemnification, advise the Board in writing that the Indemnitee has requested indemnification.

(ii) The Indemnitee’s entitlement to indemnification under this Article VI shall be determined in one of the following ways: (A) by a majority vote of the Disinterested Directors (as defined below in Section 6.4(e)), whether or not they constitute a quorum of the Board, or by a committee of Disinterested Directors designated by a majority vote of the Disinterested Directors; (B) by a written opinion of Independent Counsel (as defined below in Section 6.4(e)) if there are no Disinterested Directors or a majority of such Disinterested Directors so directs; (C) by the stockholders of the Corporation; or (D) as provided in Section 6.4(c).

(iii) In the event the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 6.4(b)(ii), a majority of the Disinterested Directors shall select the Independent Counsel, but only an Independent Counsel to which the Indemnitee does not reasonably object.

(c) Presumptions and Effect of Certain Proceedings. If the person or persons empowered under Section 6.4(b) to determine entitlement to indemnification shall not have been appointed or shall not have made a determination within 60 days after receipt by the Corporation of the request therefor, together with the Supporting Documentation, the Indemnitee shall be deemed to be, and shall be, entitled to indemnification unless (A) the Indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification or in the Supporting Documentation or (B) such indemnification is prohibited by law. The termination of any Proceeding described in Section 6.1, or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, adversely affect the right of the Indemnitee to indemnification or create a presumption that the Indemnitee did not act in good faith and in a manner which the Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation or, with respect to any criminal proceeding, that the Indemnitee had reasonable cause to believe that such conduct was unlawful.

(d) Remedies of Indemnitee.

(i) In the event that a determination is made pursuant to Section 6.4(b) that the Indemnitee is not entitled to indemnification under this Article VI, (A) the Indemnitee shall be entitled to seek an adjudication of entitlement to such indemnification either, at the Indemnitee’s sole option, in (x) an appropriate court of the State of Delaware or any other court of competent jurisdiction or (y) an arbitration to be conducted by a single arbitrator pursuant to the rules of the American Arbitration Association and (B) any such judicial proceeding or arbitration shall be de novo and the Indemnitee shall not be prejudiced by reason of such adverse determination.

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(ii) If a determination shall have been made or deemed to have been made, pursuant to Section 6.4(b) or 6.4(c), that the Indemnitee is entitled to indemnification, the Corporation shall be obligated to pay the amounts constituting such indemnification within 45 days after such determination has been made or deemed to have been made and shall be conclusively bound by such determination unless (A) the Indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification or in the Supporting Documentation or (B) such indemnification is prohibited by law. In the event that (X) advancement of expenses is not timely made pursuant to Section 6.4(a) or (Y) payment of indemnification is not made within 45 days after a determination of entitlement to indemnification has been made or deemed to have been made pursuant to Section 6.4(b) or 6.4(c), the Indemnitee shall be entitled to seek judicial enforcement of the Corporation’s obligation to pay to the Indemnitee such advancement of expenses or indemnification. Notwithstanding the foregoing, the Corporation may bring an action, in an appropriate court in the State of Delaware or any other court of competent jurisdiction, contesting the right of the Indemnitee to receive indemnification hereunder due to the occurrence of an event described in sub-clause (A) or (B) of this clause (ii) (a “Disqualifying Event”); provided, however, that in any such action the Corporation shall have the burden of proving the occurrence of such Disqualifying Event.

(iii) The Corporation shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 6.4(d) that the procedures and presumptions of this Article VI are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Corporation is bound by all the provisions of this Article VI.

(iv) In the event that the Indemnitee, pursuant to this Section 6.4(d), seeks a judicial adjudication of or an award in arbitration to enforce rights under, or to recover damages for breach of, this Article VI, or in the event of a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall be entitled to recover from the Corporation, and shall be indemnified by the Corporation against, any expenses actually and reasonably incurred by the Indemnitee if the Indemnitee prevails in such judicial adjudication, arbitration or suit. If it shall be determined in such judicial adjudication, arbitration or suit that the Indemnitee is entitled to receive part but not all of the indemnification or advancement of expenses sought, the expenses incurred by the Indemnitee in connection with such judicial adjudication, arbitration or action shall be prorated accordingly.

(e) Definitions. For purposes of this Article VI:

(i) “Disinterested Director” means a director of the Corporation who is not or was not a party to the Proceeding in respect of which indemnification is sought by the Indemnitee.

(ii) “Independent Counsel” means a law firm or a member of a law firm that neither presently is, nor in the past five years has been, retained to represent: (x) the Corporation or the Indemnitee in any matter material to either such party or (y) any other party to the Proceeding giving rise to a claim for indemnification under this Article VI. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing under the law of the State of Delaware, would have a conflict of interest in representing either the Corporation or the Indemnitee in an action to determine the Indemnitee’s rights under this Article VI.

SECTION 6.5 Severability. If any provision or provisions of this Article VI shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VI (including, without limitation, all portions of any paragraph of this Article VI containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VI (including, without limitation, all portions of any paragraph of this Article VI containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or enforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

SECTION 6.6 Indemnification of Agents. Notwithstanding any other provision or provisions of this Article VI, the Corporation, to the fullest extent of the provisions of this Article VI with respect to the indemnification of Indemnitees, may indemnify any person other than an Indemnitee, who is or was an employee or agent of the Corporation or a Covered Entity and who is or was involved in any manner (including, without limitation, as a party or a witness) or is threatened to be made so involved in any threatened, pending or completed Proceeding by reason of the fact that such person, or another person of whom such person is the legal representative, is or was a director, officer, employee or agent of the Corporation or of a Covered Entity, whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, against all expenses, liabilities and losses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred by such person in connection with such Proceeding. The Corporation may also advance expenses incurred by such employee or agent in connection with any such Proceeding, consistent with the provisions of this Article VI with respect to the advancement of expenses of Indemnitees.

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ARTICLE VII

CAPITAL STOCK

SECTION 7.1 Certificates for Shares and Uncertificated Shares.

(a) The shares of stock of the Corporation shall be uncertificated shares that may be evidenced by a book-entry system maintained by the registrar of such stock, or shall be represented by certificates, or a combination of both. To the extent that shares are represented by certificates, such certificates whenever authorized by the Board shall be in such form as shall be approved by the Board. The certificates representing shares of stock of each class shall be signed by, or in the name of, the Corporation by any two authorized officers of the Corporation, and sealed with the seal of the Corporation, which may be a facsimile thereof. Any or all such signatures may be facsimiles if countersigned by a transfer agent or registrar. Although any officer, transfer agent or registrar whose manual or facsimile signature is affixed to such a certificate ceases to be such officer, transfer agent or registrar before such certificate has been issued, it may nevertheless be issued by the Corporation with the same effect as if such officer, transfer agent or registrar were still such at the date of its issue. Within a reasonable time after the issuance or transfer of uncertificated shares, written notice in accordance with Section 151(f) of the DGCL shall be sent to the registered owner thereof.

(b) The stock ledger and blank share certificates, if any, shall be kept by the Secretary or by a transfer agent or by a registrar or by any other officer or agent designated by the Board.

SECTION 7.2 Transfer of Shares. Transfers of shares of stock of each class of the Corporation shall be made only on the books of the Corporation upon authorization by the registered holder thereof, or by such holder’s attorney thereunto authorized by a power of attorney duly executed and filed with the Secretary or a transfer agent for such stock, if any, and if such shares are represented by a certificate, upon surrender of the certificate or certificates for such shares properly endorsed or accompanied by a duly executed stock transfer power (or by proper evidence of succession, assignment or authority to transfer) and the payment of any taxes thereon; provided, however, that the Corporation shall be entitled to recognize and enforce any lawful restriction on transfer. The person in whose name shares are registered on the books of the Corporation shall be deemed the owner thereof for all purposes as regards the Corporation; provided, however, that whenever any transfer of shares shall be made for collateral security and not absolutely, and written notice thereof shall be given to the Secretary or to such transfer agent, such fact shall be stated in the entry of the transfer. No transfer of shares shall be valid as against the Corporation, its stockholders and creditors for any purpose, except to render the transferee liable for the debts of the Corporation to the extent provided by law, until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred.

SECTION 7.3 Registered Stockholders and Addresses of Stockholders.

(a) The Corporation shall be entitled to recognize the exclusive right of a person registered on its records as the owner of shares of stock to receive dividends and to vote as such owner, shall be entitled to hold liable for calls and assessments a person registered on its records as the owner of shares of stock, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares of stock on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

(b) Each stockholder shall designate to the Secretary or transfer agent of the Corporation an address at which notices of meetings and all other corporate notices may be given to such person, and, if any stockholder shall fail to designate such address, corporate notices may be given to such person by mail directed to such person at such person’s post office address, if any, as the same appears on the stock record books of the Corporation or at such person’s last known post office address.

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SECTION 7.4 Lost, Destroyed and Mutilated Certificates. The holder of any certificate representing any shares of stock of the Corporation shall immediately notify the Corporation of any loss, theft, destruction or mutilation of such certificate; the Corporation may issue to such holder a new certificate or certificates for shares, upon the surrender of the mutilated certificate or, in the case of loss, theft or destruction of the certificate, upon satisfactory proof of such loss, theft or destruction; the Board, or a committee designated thereby or the transfer agents and registrars for the stock, may, in their discretion, require the owner of the lost, stolen or destroyed certificate, or such person’s legal representative, to give the Corporation a bond in such sum and with such surety or sureties as they may direct to indemnify the Corporation and said transfer agents and registrars against any claim that may be made on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

SECTION 7.5 Regulations. The Board may make such additional rules and regulations as it may deem expedient concerning the issue, transfer and registration of certificated or uncertificated shares of stock of each class and series of the Corporation and may make such rules and take such action as it may deem expedient concerning the issue of certificates in lieu of certificates claimed to have been lost, destroyed, stolen or mutilated.

SECTION 7.6 Fixing Date for Determination of Stockholders of Record. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of the stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix, in advance, a record date, which shall not be more than 60 days nor less than 10 days before the date of such meeting, nor more than 60 days prior to any other action. A determination of stockholders entitled to notice of or to vote at a meeting of the stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

SECTION 7.7 Transfer Agents and Registrars. The Board may appoint, or authorize any officer or officers to appoint, one or more transfer agents and one or more registrars.

Annex B-22

ARTICLE VIII

SEAL

The Board shall approve a suitable corporate seal. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

ARTICLE IX

FISCAL YEAR

The fiscal year of the Corporation shall be as fixed by the Board from time to time. If the Board makes no determination to the contrary, the fiscal year of the Corporation shall end on the 31st day of December in each year.

ARTICLE X

WAIVER OF NOTICE

Whenever any notice whatsoever is required to be given by these By-laws, by the Certificate or by law, the person entitled thereto may, either before or after the meeting or other matter in respect of which such notice is to be given, waive such notice in writing or as otherwise permitted by law, which shall be filed with or entered upon the records of the meeting or the records kept with respect to such other matter, as the case may be, and in such event such notice need not be given to such person and such waiver shall be deemed equivalent to such notice.

ARTICLE XI

AMENDMENTS

These By-laws may be altered, amended or repealed, in whole or in part, or new By-laws may be adopted by the stockholders or by the Board at any meeting thereof; provided, however, that notice of such alteration, amendment, repeal or adoption of new By-laws is contained in the notice of such meeting of the stockholders or in the notice of such meeting of the Board and, in the latter case, such notice is given not less than 24 hours prior to the meeting. Unless a higher percentage is required by the Certificate, all such amendments must be approved by either the holders of a majority of the combined voting power of the outstanding shares of all classes and series of capital stock of the Corporation entitled generally to vote in the election of directors of the Corporation, voting as a single class, or by a majority of the directors present at any meeting of the Board; provided, that for so long as (i) Stagwell and its Affiliates collectively Beneficially Own 10% or more than 10% of the then-issued and outstanding voting securities of the Corporation, (ii) Stagwell has nominated directors constituting a majority of the Board, or (iii) Stagwell has the contractual right to appoint a majority of the Board, any amendment to Section 3.13(b) and Section 3.15 shall require the unanimous approval of the independent directors then serving on the Board (other than the directors nominated by Stagwell).

Annex B-23

ARTICLE XII

MISCELLANEOUS

SECTION 12.1 Execution of Documents. The Board or any committee thereof shall designate the officers, employees and agents of the Corporation who shall have power to execute and deliver deeds, contracts, mortgages, bonds, debentures, indentures, notes, checks, drafts and other orders for the payment of money and other documents for and in the name of the Corporation and may authorize (including, without limitation, authority to redelegate) by written instrument to other officers, employees or agents of the Corporation. Such delegation may be by resolution or otherwise and the authority granted shall be general or confined to specific matters, all as the Board or any such committee may determine. In the absence of such designation referred to in the first sentence of this Section, the officers of the Corporation shall have such power so referred to, to the extent incident to the normal performance of their duties.

SECTION 12.2 Deposits. All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation or otherwise as the Board or any committee thereof or any officer of the Corporation to whom power in respect of financial operations shall have been delegated by the Board or any such committee or in these By-laws shall select.

SECTION 12.3 Checks. All checks, drafts and other orders for the payment of money out of the funds of the Corporation, and all notes or other evidences of indebtedness of the Corporation, shall be signed on behalf of the Corporation in such manner as shall from time to time be determined by resolution of the Board or of any committee thereof or by any officer of the Corporation to whom power in respect of financial operations shall have been delegated by the Board or any such committee thereof or as set forth in these By-laws.

SECTION 12.4 Proxies in Respect of Stock or Other Securities of Other Corporations. The Board or any committee thereof shall designate the officers of the Corporation who shall have authority from time to time to appoint an agent or agents of the Corporation to exercise in the name and on behalf of the Corporation the powers and rights which the Corporation may have as the holder of stock or other securities in any other corporation or other entity, and to vote or consent in respect of such stock or securities; such designated officers may instruct the person or persons so appointed as to the manner of exercising such powers and rights; and such designated officers may execute or cause to be executed in the name and on behalf of the Corporation and under its corporate seal, or otherwise, such written proxies, powers of attorney or other instruments as they may deem necessary or proper in order that the Corporation may exercise its said powers and rights.

SECTION 12.5 Subject to Law and Certificate of Incorporation. All powers, duties and responsibilities provided for in these By-laws, whether or not explicitly so qualified, are qualified by the provisions of the Certificate and applicable laws.

Annex B-24

ANNEX Q

CERTIFICATE OF INCORPORATION

OF

MDC PARTNERS INC.

[●], 2021

I, the undersigned, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware (the “DGCL”), do execute this Certificate of Incorporation and do hereby certify as follows:

ARTICLE I

The name of the corporation (hereinafter called the “Corporation”) is MDC Partners Inc.

ARTICLE II

SECTION 1. The address of the Corporation’s registered office in the State of Delaware is c/o Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

SECTION 2. The name and address of the incorporator is as follows [●].

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

SECTION 1. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,450,005,000 shares of capital stock, consisting of:

(1) 200,000,000 shares of Preferred Stock, no par value (“Preferred Stock”), including (i) 95,000 shares designated as the “Series 4 Convertible Preferred Stock”, (ii) 30,000,000 shares designated as the “Series 5 Convertible Preferred Stock”, (iii) 50,000 shares designated as the “Series 6 Convertible Preferred Stock” and (iv) 20,000,000 shares designated as the “Series 7 Convertible Preferred Stock”, and

(2) 1,000,000,000 shares of class A common stock, no par value (the “Class A Common Stock”), 5,000 shares of class B common stock, no par value (the “Class B Common Stock”), and 250,000,000 shares of class C common stock, no par value (the “Class C Common Stock” and, together with the Class A Common Stock and Class B Common Stock, the “Common Stock”).

Annex Q-1

Subject to the rights of the holders of any outstanding class or series of Preferred Stock, the number of authorized shares of either the Preferred Stock or the Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), voting as a single class, and no vote of the holders of either the Preferred Stock or the Common Stock voting separately as a class shall be required therefor.

SECTION 2. The Board of Directors of the Corporation (the “Board of Directors”) is hereby expressly authorized, by resolution or resolutions and without stockholder approval, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

SECTION 3. (a) Except as otherwise expressly provided herein or required by law, voting as a single class, each holder of outstanding shares of Class A Common Stock shall be entitled to one vote in respect of each share of Class A Common Stock, each holder of outstanding shares of Class B Common Stock shall be entitled to twenty votes in respect of each share of Class B Common Stock and each holder of outstanding shares of Class C Common Stock shall be entitled to one vote in respect of each share of Class C Common Stock held as of the applicable date on any matter that is submitted to a vote of stockholders of the Corporation; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any amendment to the Designation relating to any series of Preferred Stock attached hereto as Exhibit A, B, C or D) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Designation relating to any series of Preferred Stock attached hereto as Exhibit A, B, C or D) or pursuant to the DGCL.

(b)       Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted to such holders by this Certificate of Incorporation (including any Designation relating to such series attached hereto as Exhibit A, B, C or D).

Annex Q-2

(c)       Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock:

1)	All dividends which are declared in any year in the discretion of the Board of Directors on all shares of the Class A Common Stock shall be declared and paid at the same time in an equal or, in the discretion of the Board of Directors, a greater amount per share than those dividends declared in respect of the Class B Common Stock at the time outstanding. All dividends which are declared in any year, in the discretion of the Board of Directors, on all shares of the Class B Common Stock shall be declared and paid at the same time in an equal or, in the discretion of the Board of Directors, a lesser amount per share than those declared in respect of shares of Class A Common Stock.

2)	If any stock dividend is declared on shares of Class A Common Stock, such dividend may be paid in shares of Class A Common Stock or in shares of Class B Common Stock, or partly in one class and partly in the other, if stock dividends in equal or, in the discretion of the Board of Directors, lesser amounts per share are declared at the same time on shares of the Class B Common Stock and are payable in either shares of Class A Common Stock or in shares of Class B Common Stock, or partly in one class and partly in the other, regardless of which class the stock dividend was paid on shares of Class A Common Stock. If any stock dividend is declared on shares of Class B Common Stock, such dividend may be paid in shares of Class A Common Stock or in shares of Class B Common Stock, or partly in one class and partly in the other, if stock dividends in equal or, in the discretion of the Board of Directors, greater amounts per share are paid at the same time on shares of the Class A Common Stock and are payable in either shares of Class A Common Stock or in shares of Class B Common Stock, or partly in one class and partly in the other, regardless of which class the stock dividend was paid on shares of Class B Common Stock.

3)	All distributions other than dividends (including, without limiting the generality of the foregoing, any distribution of rights, warrants or options to purchase securities of the Corporation), and all such distributions which may at any time or from time to time be authorized or made:

i)	in respect of shares of the Class A Common Stock, shall be authorized and made at the same time in equal, or in the discretion of the Board of Directors, greater quantities or amounts per share than on shares of Class B Common Stock without preference or distinction; and

ii)	in respect of shares of the Class B Common Stock, shall be authorized and made at the same time in equal, or in the discretion of the directors, lesser quantities or amounts per share than on shares of Class A Common Stock without preference or distinction.

Annex Q-3

(d)    Except as contemplated by Section 8 of this Article IV, dividends or other distributions shall not be declared or paid on the Class C Common Stock.

(e)    Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of the Class A Common Stock and Class B Common Stock, as such, shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them. For the avoidance of doubt, a dissolution, liquidation or winding up shall not be deemed to be occasioned by or to include, without limitation, any voluntary consolidation, reorganization, conversion or merger of the Corporation with or into any other corporation or entity or other corporation or entities or a sale, lease, transfer, exchange or conveyance of all or a part of the Corporation’s assets. The holders of the Class C Common Stock, as such, shall not be entitled to receive any assets of the Corporation upon any dissolution, liquidation or winding up of the Corporation.

SECTION 4. Each share of Class B Common Stock shall be convertible at any time, at the option of the holder thereof, into a share of Class A Common Stock, on the basis of one share of Class A Common Stock for each share of Class B Common Stock so converted.

SECTION 5. (a) For the purposes of this Section 5:

1)	“affiliate” has the meaning ascribed thereto under the General Rules and Regulations under the Securities Exchange Act of 1934, as amended;

2)	“Conversion Period” means the period of time commencing on the eighth day after the Offer Date and terminating on the Expiry Date;

3)	“Converted Shares” means the shares of Class B Common Stock resulting from the conversion of shares of Class A Common Stock into shares of Class B Common Stock pursuant to Section 5(b) of this Article IV;

4)	“Exclusionary Offer” means an offer to purchase shares of Class B Common Stock that:

i)                 must, by reason of applicable securities legislation or the requirements of a stock exchange on which the shares of Class B Common Stock are listed, be made to all or substantially all holders of shares of Class B Common Stock; and

ii)               is not made concurrently with an offer to purchase shares of Class A Common Stock that is identical to the offer to purchase shares of Class B Common Stock in terms of price per share and percentage of outstanding shares to be taken up exclusive of shares owned immediately prior to the offer by the Offeror, and in all other material respects, and that has no condition attached other than the right not to take up and pay for shares tendered if no shares are tendered pursuant to the offer for shares of Class B Common Stock,

Annex Q-4

and for the purposes of this definition, if an offer to purchase shares of Class B Common Stock is not an Exclusionary Offer as defined above but would be an Exclusionary Offer if it were not for sub-clause (ii), the varying of any term of such offer shall be deemed to constitute the making of a new offer unless an identical variation concurrently is made to the corresponding offer to purchase shares of Class A Common Stock;

5)	“Expiry Date” means the last date upon which holders of shares of Class B Common Stock may accept an Exclusionary Offer;

6)	“Offer Date” means the date on which an Exclusionary Offer is made;

7)	“Offeror” means a person or company that makes an offer to purchase shares of Class B Common Stock (the “bidder”), and includes any associate or affiliate of the bidder or any person or company that is disclosed in the offering document to be acting jointly or in concert with the bidder; and

8)	“transfer agent” means the transfer agent for the time being of the Corporation’s shares of Common Stock.

(b) Subject to paragraphs (e) and (j) of this Section 5, if an Exclusionary Offer is made, each outstanding share of Class A Common Stock shall be convertible into one share of Class B Common Stock at the option of the holder during the Conversion Period. The conversion right may be exercised by notice in writing given to the transfer agent accompanied by, if applicable, the share certificate or certificates representing the shares of Class A Common Stock which the holder desires to convert, and such notice shall be executed by such holder, or by his attorney duly authorized in writing, and shall specify the number of shares of Class A Common Stock which the holder desires to have converted. The holder shall pay any governmental or other tax imposed on or in respect of such conversion. Upon receipt by the transfer agent of such notice and, if applicable, share certificate or certificates, the Corporation shall issue shares of Class B Common Stock as above prescribed and in accordance with paragraph of this Section 5.

(c) An election by a holder of shares of Class A Common Stock to exercise the conversion right provided for in paragraph (b) of this Section 5 shall be deemed to also constitute an irrevocable election by such holder to deposit the Converted Shares pursuant to the Exclusionary Offer (subject to such holder's right to subsequently withdraw the shares from the offer) and to exercise the right to convert into shares of Class A Common Stock all Converted Shares in respect of which such holder exercises his right of withdrawal from the Exclusionary Offer or which are not otherwise ultimately taken up under the Exclusionary Offer. Any conversion into shares of Class A Common Stock, pursuant to such deemed election, of Converted Shares in respect of which the holder exercises his or her right of withdrawal from the Exclusionary Offer shall become effective at the time such right of withdrawal is exercised. If the right of withdrawal is not exercised, any conversion into shares of Class A Common Stock pursuant to such deemed election shall become effective,

Annex Q-5

1)	in respect of an Exclusionary Offer which is completed, immediately following the time by which the Offeror is required by applicable securities legislation to take up and pay for all shares to be acquired by the Offeror under the Exclusionary Offer; and

2)	in respect of an Exclusionary Offer which is abandoned or withdrawn, at the time at which the Exclusionary Offer is abandoned or withdrawn.

(d) Upon completion of the offer, the transfer agent shall deliver to the holders entitled thereto all consideration paid by the Offeror pursuant to the offer. The Corporation shall make all arrangements with the transfer agent necessary or desirable to give effect to this subparagraph.

(e) Subject to paragraph (f) of this Section 5, the conversion right provided for in paragraph (b) of this Section 5 shall not come into effect if:

1)	prior to the time at which the Exclusionary Offer is made there is delivered to the transfer agent and to the Secretary of the Corporation certificate or certificates signed by or on behalf of one or more stockholders of the Corporation owning in the aggregate, as at the time the Exclusionary Offer is made, more than 50% of the then outstanding shares of Class B Common Stock, exclusive of shares owned immediately prior to the Exclusionary Offer by the Offeror, which certificate or certificates shall confirm, in the case of each such stockholder, that such stockholder shall not:

i)	accept any Exclusionary Offer without giving the transfer agent and the Secretary of the Corporation written notice of such acceptance or intended acceptance at least seven days prior to the Expiry Date;

ii)	make any Exclusionary Offer;

iii)	act jointly or in concert with any person or company that makes any Exclusionary Offer; or

Annex Q-6

iv)	transfer any shares of Class B Common Stock, directly or indirectly, during the time at which any Exclusionary Offer is outstanding without giving the transfer agent and the Secretary of the Corporation written notice of such transfer or intended transfer at least seven days prior to the Expiry Date, which notice shall state, if known to the transferor, the names of the transferees and the number of shares of Class B Common Stock transferred or to be transferred to each transferee;

2)	within seven days after the Offer Date there is delivered to the transfer agent and to the Secretary of the Corporation a certificate or certificates signed by or on behalf of one or more stockholders of the Corporation owning in the aggregate more than 50% of the then outstanding shares of Class B Common Stock, exclusive of shares owned immediately prior to the Exclusionary Offer by the Offeror, which certificate or certificates shall confirm, in the case of each such stockholder:

i)	the number of shares of Class B Common Stock owned by the stockholder;

ii)	that such stockholder is not making the offer and is not an affiliate of, or acting jointly or in concert with, the person or company making the offer;

iii)	that such stockholder shall not accept the offer, including any varied form of the offer, without giving the transfer agent and the Secretary of the Corporation written notice of such acceptance or intended acceptance at least seven days prior to the Expiry Date; and

iv)	that such stockholder shall not transfer any shares of Class B Common Stock, directly or indirectly, prior to the Expiry Date without giving the transfer agent and the Secretary of the Corporation written notice of such transfer or intended transfer at least seven days prior to the Expiry Date, which notice shall state, if known to the transferor, the names of the transferees and the number of shares of Class B Common Stock transferred or to be transferred to each transferee if this information is known to the transferor; or

3) any shares of Class C Common Stock are outstanding.

(f) If a notice referred to in sub-clause (e)(1)(i), (e)(1)(iv), (e)(2)(iii) or (e)(2)(iv) of this Section 5 is given and the conversion right provided for in paragraph (b) of this Section 5 has not come into effect, the transfer agent shall either forthwith upon receipt of the notice or forthwith after the seventh day following the Offer Date, whichever is later, make a determination as to whether there are subsisting certifications that comply with either sub-clause (e)(1) or (e)(2) of this Section 5 from stockholders of the Corporation who own in the aggregate more than 50% of the then outstanding shares of Class B Common Stock, exclusive of shares owned immediately prior to the offer by the Offeror. For the purposes of this determination the transaction that is the subject of such notice shall be deemed to have taken place at the time of the determination, and the shares that are the subject of such notice shall be deemed to have been transferred to a person or company from whom the transfer agent had not received such a certification unless the transfer agent is otherwise advised either by such notice or by the transferee in writing. If the transfer agent determines that there are not such subsisting certifications, paragraph (e) of this Section 5 shall cease to apply and the conversion right provided for in paragraph (b) of this Section 5 shall be in effect for the remainder of the Conversion Period.

Annex Q-7

(g) As soon as reasonably possible after the seventh day after the Offer Date, the Corporation shall send to each holder of shares of Class A Common Stock a notice advising the holders as to whether they are entitled to convert their shares of Class A Common Stock into shares of Class B Common Stock and the reasons therefor. If such notice disclosed that they are not so entitled but if subsequently determined that they are so entitled by virtue of paragraph (f) of this Section 5 or otherwise, the Corporation shall forthwith send another notice to them advising them of that fact and the reasons therefor.

(h) If a notice referred to in paragraph (g) of this Section 5 discloses that the conversion right has come into effect, the notice shall:

1)	include a description of the procedure to be followed to effect the conversion and to have the Converted Shares tendered under the offer;

2)	include the information set out in paragraph (c) of this Section 5; and

3)	be accompanied by a copy of the offer and all other material sent to holders of shares of Class B Common Stock in respect of the offer, and as soon as reasonably possible after any additional material, including a notice of variation, is sent to the holders of shares of Class B Common Stock in respect of the offer, the Corporation shall send a copy of such additional material to each holder of shares of Class A Common Stock.

(i) Prior to or forthwith after sending any notice referred to in paragraph (g) of this Section 5, the Corporation shall cause a press release describing the contents of the notice.

(j) Notwithstanding anything to the contrary in this Certificate of Incorporation, for the avoidance of doubt, no holder of Class A Common Stock shall have any conversion rights under this Section 5 of Article IV for so long as any shares of Class C Common Stock are outstanding.

Annex Q-8

SECTION 6. (a) For the purposes of this Section 6:

1)	[“MDC OpCo”] means [Midas OpCo Holdings LLC], a Delaware limited liability and any successor entity thereto;

2)	“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of [MDC OpCo], dated as of the date hereof, by and among [MDC OpCo] and its Members (as defined therein), as such agreement may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time; and

3)	“Common Unit” means a unit representing limited liability company interests in [MDC OpCo] and constituting a “Common Unit” as defined in the LLC Agreement as in effect on the effective date of this Certificate of Incorporation.

(b) Permitted Owners. Shares of Class C Common Stock (1) may be issued only in connection with (A) the issuance by [MDC OpCo] of a corresponding number of Common Units and only to the person or entity to whom such Common Units are issued, or (B) Section 8 of this Article IV and (2) may be registered only in the name of (A) a person or entity to whom shares of Class C Common Stock are issued in accordance with clause (1), (B) its successors and assigns, (C) their respective transferees permitted in accordance with Section 6(d) or (D) any subsequent successors, assigns and permitted transferees (collectively, “Permitted Class C Owners”).

(c) Voting. Except as otherwise required by law or this Certificate of Incorporation (including any Designation), for so long as any shares of Class C Common Stock shall remain outstanding, the Corporation shall not, without the prior vote of the holders of a majority of the shares of Class C Common Stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of this Certificate of Incorporation, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other special rights of the Class C Common Stock.

(d) Transfer of Class C Common Stock.

i)                   A holder of Class C Common Stock may transfer shares of Class C Common Stock to any transferee (other than the Corporation) only if, and only to the extent permitted by the LLC Agreement, such holder also simultaneously transfers an equal number of such holder’s Common Units to such transferee in compliance with the LLC Agreement. Upon a transfer of Common Units in accordance with the LLC Agreement, a corresponding number of shares of Class C Common Stock held by the holder of such Common Units will automatically and simultaneously be transferred to the same transferee of such Common Units. The transfer restrictions described in this Section 6(d)(i)) are referred to as the “Restrictions.”

Annex Q-9

ii)                 Any purported transfer of shares of Class C Common Stock in violation of the Restrictions shall be null and void. If, notwithstanding the Restrictions, a person shall, voluntarily or involuntarily, purportedly become or attempt to become the purported owner (“Purported Owner”) of shares of Class C Common Stock in violation of the Restrictions, then the Purported Owner shall not obtain any rights in and to such shares of Class C Common Stock (the “Restricted Shares”), and the purported transfer of the Restricted Shares to the Purported Owner shall not be recognized by the Corporation or its transfer agent.

iii)               Upon a determination by the Board of Directors that a person has attempted or may attempt to transfer or to acquire Restricted Shares in violation of the Restrictions, the Board of Directors may take such action as it deems advisable to refuse to give effect to such transfer or acquisition on the books and records of the Corporation, including without limitation, to cause the transfer agent to record the Purported Owner’s transferor as the record owner of the Restricted Shares and to institute proceedings to enjoin or rescind any such transfer or acquisition.

iv)               The Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by bylaw or otherwise, regulations and procedures that are consistent with the provisions of this Section 6(d) for determining whether any transfer or acquisition of shares of Class C Common Stock would violate the Restrictions and for the orderly application, administration and implementation of the provisions of this Section 6(d). Any such procedures and regulations shall be kept on file with the Secretary of the Corporation and with the transfer agent and shall be made available for inspection by any prospective transferee and, upon written request, shall be mailed to holders of shares of Class C Common Stock.

v)                  The Board of Directors shall have all powers necessary to implement the Restrictions, including without limitation, the power to prohibit the transfer of any shares of Class C Common Stock in violation thereof.

(e) Reservation of Class A Common Stock. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon exchange of shares of Class C Common Stock and Common Units for shares of Class A Common Stock pursuant to the LLC Agreement, such number of shares of Class A Common Stock that shall be issuable upon any such exchange pursuant to the LLC Agreement. All shares of Class A Common Stock that shall be issued upon any such exchange of shares of Class C Common Stock and Common Units pursuant to the LLC Agreement will, upon issuance in accordance with the LLC Agreement, be validly issued, fully paid and nonassessable.

Annex Q-10

SECTION 7. Shares of Common Stock shall not entitle any holder thereof to any pre-emptive, subscription or redemption rights.

SECTION 8. If the Corporation at any time effects any subdivision (by any stock split, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of the Class A Common Stock into a greater or lesser number of shares, the shares of Class B Common Stock and Class C Common Stock outstanding immediately prior to such subdivision or combination shall be proportionately similarly subdivided or combined such that the ratio of shares of outstanding Class A Common Stock to shares of outstanding Class B Common Stock immediately prior to such subdivision or combination shall be maintained immediately after such subdivision or combination and the ratio of shares of outstanding Class A Common Stock to shares of outstanding Class B Common Stock immediately prior to such subdivision or combination shall be maintained immediately after such subdivision or combination. If the Corporation at any time effects any subdivision (by any stock split, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of the Class B Common Stock into a greater or lesser number of shares, the shares of Class A Common Stock and Class C Common Stock outstanding immediately prior to such subdivision or combination shall be proportionately similarly subdivided or combined such that the ratio of shares of outstanding Class B Common Stock to shares of outstanding Class A Common Stock immediately prior to such subdivision or combination shall be maintained immediately after such subdivision or combination and the ratio of shares of outstanding Class B Common Stock to shares of outstanding Class C Common Stock immediately prior to such subdivision or combination shall be maintained immediately after such subdivision or combination. If the Corporation at any time effects any subdivision (by any stock split, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of the Class C Common Stock into a greater or lesser number of shares, the shares of Class A Common Stock and Class B Common Stock outstanding immediately prior to such subdivision or combination shall be proportionately similarly subdivided or combined such that the ratio of shares of outstanding Class C Common Stock to shares of outstanding Class A Common Stock immediately prior to such subdivision or combination shall be maintained immediately after such subdivision or combination and the ratio of shares of outstanding Class C Common Stock to shares of outstanding Class B Common Stock immediately prior to such subdivision or combination shall be maintained immediately after such subdivision or combination.

SECTION 9. As of the date of this Certificate of Incorporation, the Board of Directors has provided for the issuance of Series 4 Convertible Preferred Stock with the voting powers, designations, preferences and relative, participating, option or other special rights, and qualifications as set forth in Exhibit A attached hereto.

Annex Q-11

SECTION 10. As of the date of this Certificate of Incorporation, the Board of Directors has provided for the issuance of Series 5 Convertible Preferred Stock with the voting powers, designations, preferences and relative, participating, option or other special rights, and qualifications as set forth in Exhibit B attached hereto.

SECTION 11. As of the date of this Certificate of Incorporation, the Board of Directors has provided for the issuance of Series 6 Convertible Preferred Stock with the voting powers, designations, preferences and relative, participating, option or other special rights, and qualifications as set forth in Exhibit C attached hereto.

SECTION 12. As of the date of this Certificate of Incorporation, the Board of Directors has provided for the issuance of Series 7 Convertible Preferred Stock with the voting powers, designations, preferences and relative, participating, option or other special rights, and qualifications as set forth in Exhibit D attached hereto.

ARTICLE V

SECTION 1. (a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Except as otherwise fixed pursuant to the terms of (i) any outstanding series of Preferred Stock pursuant to this Certificate of Incorporation (including any Designation relating to such series of Preferred Stock attached hereto as Exhibit A, B, C or D) or (ii) the Transaction Agreement, dated as of December 21, 2020, by and among Stagwell Media LP, a Delaware limited partnership (“Stagwell”), New MDC LLC, a Delaware limited liability company, Midas Merger Sub 1 LLC, a Delaware limited liability company, and MDC Partners Inc., a Canadian corporation which domesticated as a Delaware corporation prior to the date hereof and converted into MDC OpCo, the number of directors of the Corporation shall be fixed from time to time by the Board of Directors. In no event shall a decrease in the number of directors constituting the Board of Directors shorten the term of any incumbent director.

(b) The directors of the Corporation, other than those who may be elected by the holders of any series of Preferred Stock voting separately pursuant to this Certificate of Incorporation (including any Designation relating to such series of Preferred Stock attached hereto as Exhibit A, B, C or D), shall be elected by the stockholders entitled to vote thereon at each annual meeting of stockholders. Each director shall be elected annually and shall hold office until the next annual meeting of stockholders and until his or her respective successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal. The election of directors need not be by written ballot.

SECTION 2. Advance notice of nominations for the election of directors shall be given in the manner and to the extent provided in the By-laws of the Corporation.

SECTION 3. (a) Except as otherwise provided for or fixed by or pursuant to the provisions of this Certificate of Incorporation relating to the rights of the holders of any outstanding series of Preferred Stock (including any Designation relating to such series of Preferred Stock attached hereto as Exhibit A, B, C or D), newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, removal or other cause shall only be filled by the Board of Directors by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, or if not so filled, by the stockholders at the next annual meeting thereof. Any director elected in accordance with the first sentence of this Section 3 shall hold office for a term that shall coincide with the remaining term such director is elected to and until such director’s successor shall have been duly elected and qualified or until his or her earlier resignation or removal.

Annex Q-12

(b) Any director or the entire Board of Directors may be removed with or without cause, and, in either case, such removal shall require the affirmative vote of holders of shares representing at least a majority of the votes entitled to be cast by the then outstanding shares of all classes and series of capital stock of the Corporation entitled generally to vote on the election of directors of the Corporation. Notwithstanding the foregoing, whenever holders of outstanding shares of one or more series of Preferred Stock voting separately are entitled to elect directors of the Corporation pursuant to the provisions of this Certificate of Incorporation (including any Designation relating to such series of Preferred Stock attached hereto as Exhibit A, B, C or D), any such director of the Corporation so elected may be removed in accordance with this Certificate of Incorporation (including any such Designation).

ARTICLE VI

SECTION 1. Subject to the rights of the holders of any outstanding series of Preferred Stock, until the first date on which Stagwell and its Permitted Transferees (as defined in the LLC Agreement), directly or indirectly, cease to beneficially own, in the aggregate, shares of Common Stock representing at least thirty percent (30%) of the votes entitled to be cast by the then outstanding shares of all classes and series of capital stock of the Corporation entitled generally to vote on the election of directors of the Corporation (such date, the “Trigger Date”), any action required to be taken at any annual or special meeting of the stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing (or deemed to be in writing under applicable law), setting forth the action so taken, shall be signed by stockholders (or deemed to be signed by stockholders under applicable law) representing not less than the minimum number of votes that would be necessary to authorize or take such actions at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered and dated as required by law. Prompt notice of the taking of such action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing. The Secretary of the Corporation shall file such consents with the minutes of the meetings of the stockholders. From and after the Trigger Date, any action required to be taken at any annual or special meeting of the stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken only upon the vote of the stockholders at an annual or special meeting duly called and may not be taken by written consent of the stockholders.

Annex Q-13

SECTION 2. Except as otherwise required by law and subject to the rights of the holders of any outstanding series of Preferred Stock, special meetings of stockholders of the Corporation may only be called by (a) the Chairman of the Board of Directors or (b) the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors (the entire Board of Directors being the total number of authorized directors, whether or not there exist any vacancies or unfilled previously authorized directorships); provided, however, that until the Trigger Date, special meetings of stockholders of the Corporation shall also be called by the Secretary of the Corporation at the request of the holders of at least thirty percent (30%) of the votes entitled to be cast by the then outstanding shares of all classes and series of capital stock of the Corporation entitled generally to vote on the election of directors of the Corporation or as otherwise provided in the By-laws of the Corporation. From and after the Trigger Date, the stockholders of the Corporation shall not have the power to call a special meeting of the stockholders of the Corporation or to request the Secretary of the Corporation to call a special meeting of the stockholders.

ARTICLE VII

In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors is expressly authorized to adopt, repeal, alter or amend the By-laws of the Corporation by the vote of a majority of the entire Board of Directors. In addition to any requirements of law and any other provision of this Certificate of Incorporation (and notwithstanding the fact that a lesser percentage may be specified by law), the affirmative vote of the holders of at least a majority of the combined voting power of the then outstanding shares of all classes and series of capital stock of the Corporation entitled generally to vote in the election of directors of the Corporation, voting together as a single class, shall be required for stockholders to adopt, amend, alter or repeal any provision of the By-laws of the Corporation.

ARTICLE VIII

The Corporation reserves the right to amend, alter or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are subject to this reservation.

ARTICLE IX

SECTION 1. To the fullest extent that the DGCL or any other law of the State of Delaware as it exists or as it may hereafter be amended permits the limitation or elimination of the liability of directors, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

Annex Q-14

SECTION 2. To the fullest extent that the DGCL or any other law of the State of Delaware as it exists or as it may hereafter be amended permits, including to the extent that such law or amendment permits the Corporation to provide broader indemnification rights than permitted prior to such law or amendment, the Corporation may provide indemnification of (and advancement of expenses to) its current and former directors, officers and agents (and any other persons to which the DGCL permits the Corporation to provide indemnification) through By-law provisions, agreements with such agents or other persons, votes of stockholders or disinterested directors or otherwise.

SECTION 3. No amendment to or repeal of any Section of this Article IX, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any matter occurring, or any action or proceeding accruing or arising, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE X

SECTION 1. In recognition and anticipation that Exempted Persons (as defined below) (i) currently or may in the future serve as directors, officers or agents of the Corporation or its Subsidiaries (as defined below), (ii) currently or may in the future have access to information about the Corporation and its Subsidiaries that may, to the fullest extent permitted by applicable law, enhance each such Exempted Person’s knowledge and understanding of (A) the industries in which the Corporation and its Subsidiaries operate (collectively, “Acquired Knowledge”), (B) the activities in which the Corporation and its Subsidiaries now engage, may continue to engage or may in the future engage (which shall include, without limitation, other business activities that overlap with or compete with those in which the Corporation and its Affiliates (as defined below) and Subsidiaries may engage directly or indirectly) or (C) related lines of business in which the Corporation or its Subsidiaries may engage directly or indirectly and (iii) currently or may in the future have an interest in the same or similar areas of corporate opportunity as the Corporation or its Subsidiaries may have an interest directly or indirectly, the provisions of this Article X are set forth to regulate and define, to the fullest extent permitted by the DGCL and other applicable law, the conduct of certain affairs of the Corporation and its Subsidiaries with respect to certain classes or categories of business opportunities as they may involve an Exempted Person, and the powers, rights, duties and liabilities of the Corporation and its Subsidiaries and their respective direct or indirect partners, members, and stockholders in connection therewith.

SECTION 2. (a) Notwithstanding any provision of this Certificate of Incorporation to the contrary, to the fullest extent permitted by the DGCL and other applicable law, if any Exempted Person acquires knowledge of a potential Corporate Opportunity (as defined below) or otherwise is then exploiting any Corporate Opportunity, the Corporation and its Affiliates and Subsidiaries shall have no interest or expectancy in such Corporate Opportunity, or in being offered an opportunity to participate in such Corporate Opportunity, and any interest or expectancy in any Corporate Opportunity or any expectation in being offered the opportunity to participate in any Corporate Opportunity is hereby renounced and waived so that, such Exempted Person, to the fullest extent permitted by the DGCL and other applicable law, (i) shall have no duty (fiduciary, contractual or otherwise) to communicate or present such Corporate Opportunity to the Corporation or any of its Affiliates or Subsidiaries or any stockholder; (ii) shall have the right to hold or pursue, directly or indirectly, any such Corporate Opportunity for such Exempted Person’s own account and benefit or such Exempted Person may direct such Corporate Opportunity to another Person (as defined below); and (iii) shall not be liable to the Corporation, any of its Affiliates or Subsidiaries, their respective Affiliates or their respective direct or indirect partners, members or stockholders, for breach of any duty (fiduciary, contractual or otherwise) as a stockholder, director or officer of the Corporation or otherwise by reason of the fact that it pursues or acquires such Corporate Opportunity, directs such Corporate Opportunity to another Person or does not communicate information regarding such Corporate Opportunity to the Corporation or any of its Affiliates or Subsidiaries.

Annex Q-15

(b) The Corporation hereby expressly acknowledges and agrees that the Exempted Persons have the right to, and shall have no duty (contractual or otherwise) not to, (i) directly or indirectly engage in the same or similar business activities or lines of business as the Corporation or any of its Subsidiaries engages or proposes to engage, on such Exempted Person’s own behalf, or in partnership with, or as an employee, officer, director, member or stockholder of any other Person, including those lines of business deemed to be competing with the Corporation or any of its Subsidiaries; (ii) do business with any potential or actual customer or supplier of the Corporation or any of its Affiliates or Subsidiaries; and (iii) employ or otherwise engage any officer or employee of the Corporation or any of its Affiliates or Subsidiaries. The Corporation hereby expressly acknowledges and agrees that neither the Corporation nor any of its Affiliates or Subsidiaries nor any stockholder shall have any rights in and to the business ventures of any Exempted Person, or the income or profits derived therefrom. To the fullest extent permitted by the DGCL and other applicable law, none of the Exempted Persons shall be liable to the Corporation, any of its Affiliates or Subsidiaries, their respective Affiliates or their respective direct or indirect partners, members, or stockholders, for breach of any duty (fiduciary, contractual or otherwise) as a stockholder, director or officer of the Corporation or otherwise by reason that such Exempted Person is engaging in any activities or lines of business or competing with the Corporation or its Subsidiaries.

(c) The Corporation hereby acknowledges and agrees that, to the fullest extent permitted by the DGCL and other applicable law, (i) in the event of any conflict of interest between the Corporation or any of its Subsidiaries, on the one hand, and any Exempted Person, on the other hand, such Exempted Person may act in its best interest or in the best interest of any other Exempted Person and (ii) no Exempted Person shall be obligated to (A) reveal to the Corporation or any of its Subsidiaries confidential information belonging to or relating to the business of any Exempted Person or (B) recommend or take any action in its capacity as stockholder, director or officer, as the case may be, that prefers the interest of the Corporation or any of its Subsidiaries over the interest of any Exempted Person.

Annex Q-16

(d) The Corporation hereby acknowledges and agrees that, to the fullest extent permitted by the DGCL and other applicable law, each Exempted Person is not restricted from using Acquired Knowledge in making investment, voting, monitoring, governance or other decisions relating to other entities or securities.

SECTION 3. Any Person purchasing or otherwise acquiring any interest in any shares of the capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article X.

SECTION 4. For purposes of this Article X, a director who is Chairman of the Board of Directors or chairman of a committee of the Board of Directors is not deemed an officer of the Corporation by reason of holding that position unless that person is a full-time employee of the Corporation.

SECTION 5. If this Article X or any portion hereof shall be invalidated or held to be unenforceable on any ground by any court of competent jurisdiction, the decision of which shall not have been reversed on appeal, this Article X shall be deemed to be modified to the minimum extent necessary to avoid a violation of law and, as so modified, this Article X and the remaining provisions hereof shall remain valid and enforceable in accordance with their terms to the fullest extent permitted by law.

SECTION 6. For the purposes of this Article X,

(a) “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person.

(b) “Corporate Opportunity” means (i) an investment or business opportunity or activity, including without limitation those that might be considered the same as or similar to the Corporation’s business or the business of any Affiliate or Subsidiary of the Corporation, including those deemed to be competing with the Corporation or any Affiliate or Subsidiary of the Corporation, or (ii) a prospective economic or competitive advantage in which the Corporation or any Affiliate or Subsidiary of the Corporation could have an interest or expectancy. In addition to and notwithstanding the foregoing, a Corporate Opportunity shall not be deemed to be a potential opportunity for the Corporation or any Affiliates or Subsidiary if it is a business opportunity that (i) the Corporation, Affiliate or Subsidiary, as applicable, is not financially able or contractually permitted or legally able to undertake, (ii) from its nature, is not in the line of the Corporation’s, Affiliate’s or Subsidiary’s, as applicable, business or is of no practical advantage to it or (iii) is one in which the Corporation, Affiliate or Subsidiary, as applicable, has no interest or reasonable expectancy.

Annex Q-17

(c) “Exempted Person” means each Person that is a director of the Corporation who is not an employee of the Corporation of any of its subsidiaries.

(d) “Person” means any individual, corporation, partnership, unincorporated association or other entity.

(e) “Subsidiary” with respect to any Person means: (i) a corporation, a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly owned by such Person, by a Subsidiary of such Person, or by such Person and one or more Subsidiaries of such Person, without regard to whether the voting of such capital stock is subject to a voting agreement or similar restriction, (ii) a partnership or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, (A) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (B) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company or (iii) any other Person (other than a corporation) in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (A) the power to elect or direct the election of a majority of the members of the governing body of such Person (whether or not such power is subject to a voting agreement or similar restriction) or (B) in the absence of such a governing body, a majority ownership interest.

ARTICLE XI

The Corporation expressly opts out of, and elects not to be governed by the “Business Combinations with Interested Stockholders” provisions contained in Section 203 of the DGCL (“Section 203”), as permitted under Subsection 203(b) of the DGCL, until the first date on which Stagwell and its Permitted Transferees, directly or indirectly, cease to beneficially own, in the aggregate, shares of Common Stock representing at least five percent (5%) of the votes entitled to be cast by the then outstanding shares of all classes and series of capital stock of the Corporation entitled generally to vote on the election of directors of the Corporation. From and after such date, the Corporation shall be governed by Section 203 so long as Section 203 by its terms would apply to the Corporation.

Annex Q-18

ARTICLE XII

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action or proceeding asserting a claim arising pursuant to any provision of the DGCL (or any successor provision thereto) or as to which the DGCL (or any successor provision thereto) confers jurisdiction on the Court of Chancery of the State of Delaware, (d) any action or proceeding asserting a claim against the corporation or any current or former directors, officer or other employee of the corporation arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the By-Laws of the Corporation (as each may be amended form time to time), (e) any action or proceeding asserting a claim governed by the internal affairs doctrine or (f) any other action or proceeding asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL shall be the Court of Chancery of the State of Delaware, in all cases to the fullest extent permitted by law, or, if the Court of Chancery of the State of Delaware does not have jurisdiction, any other state or federal court located within the State of Delaware.

Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

ARTICLE XIII

The Corporation is to have perpetual existence.

ARTICLE XIV

If any provision (or any part thereof) of this Certificate of Incorporation shall be held invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any section of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any section containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

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Annex Q-19

EXHIBIT A

DESIGNATION
OF
SERIES 4 CONVERTIBLE PREFERRED STOCK
OF
MDC PARTNERS INC.

SECTION 1.         Designation and Amount. The designation of this series of Preferred Stock is “Series 4 Convertible Preferred Stock” (the “Series 4 Preferred Shares”), no par value, and the number of shares constituting such series is Ninety-Five Thousand (95,000). Subject to the Certificate of Incorporation, such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series 4 Preferred Shares to less than the number of shares then issued and outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

SECTION 2.         Dividends.

(a)          Participating Dividends.

(i)          Each holder of issued and outstanding Series 4 Preferred Shares will be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends for each Series 4 Preferred Share, dividends of the same type as any dividends or other distribution, whether in cash, in kind or in other property, payable or to be made on outstanding Class A Subordinate Voting Shares of the Corporation (the “Class A Shares”), in an amount equal to the amount of such dividends or other distribution as would be made on the number of Class A Shares into which such Series 4 Preferred Shares could be converted on the applicable record date for such dividends or other distribution on the Class A Shares, without giving effect to the limitations set forth in SECTION 6(b) after aggregating all shares held by the same holder (the “Participating Dividends”) and disregarding any rounding for fractional amounts; provided, however, that notwithstanding the above, the holders of Series 4 Preferred Shares shall not be entitled to receive any dividends or distributions for which an adjustment to the Conversion Price (as defined below) shall be made pursuant to SECTION 6(f)(i)(A) or SECTION 6(f)(ii) (and such dividends or distributions that are not payable to the holders of Series 4 Preferred Shares as a result of this proviso shall not be deemed to be Participating Dividends).

(ii)         Participating Dividends are payable at the same time as and when such dividends or other distributions on the Class A Shares are paid to the holders of Class A Shares and are payable to holders of record of Series 4 Preferred Shares on the record date for the corresponding dividend or distribution on the Class A Shares.

(b)          Additional Dividends.

(i)          Following the occurrence of a Specified Event, each holder of issued and outstanding Series 4 Preferred Shares will be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends for each Series 4 Preferred Share, with respect to each Dividend Period, dividends at a rate per annum equal to the Additional Rate multiplied by the Base Liquidation Preference per Series 4 Preferred Share (the “Additional Dividends” and, together with Participating Dividends, the “Dividends”). Any Additional Dividends payable pursuant to this SECTION 2(b) shall be in addition to any Participating Dividends, as applicable, payable pursuant to SECTION 2(a) hereof.

(ii)         Additional Dividends will accrue on a daily basis and be cumulative from the date on which a Specified Event occurs and are payable in arrears on each Dividend Payment Date.

(iii)        Additional Dividends in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of Additional Dividends payable for any Dividend Period shorter or longer than a full quarterly Dividend Period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

(iv)        Additional Dividends that are declared and payable on a Dividend Payment Date will be paid to the holders of record of Series 4 Preferred Shares as they appear in the records of the Corporation at the close of business on the 15th day of the calendar month prior to the month in which the applicable Dividend Payment Date falls, provided that Additional Dividends payable upon redemption or conversion of Series 4 Preferred Shares will be payable to the holder of record on the Redemption Date or the Conversion Date, as applicable. Any payment of an Additional Dividend will first be credited against the earliest accumulated but unpaid Additional Dividend due with respect to each share that remains payable.

(v)         Additional Dividends are payable only in cash. Additional Dividends will accrue and cumulate whether or not the Corporation has earnings or profits, whether or not there are funds legally available for the payment of Additional Dividends and whether or not Additional Dividends are declared.

(vi)        After a Specified Event has occurred and while any Series 4 Preferred Shares remain outstanding, unless all Additional Dividends accrued to the end of all completed Dividend Periods have been paid in full, neither the Corporation nor any of its subsidiaries may (A) declare, pay or set aside for payment any dividends or distributions on any Junior Securities or (B) repurchase, redeem or otherwise acquire any Junior Securities.

(vii)       The provisions of SECTION 2(b)(vi) shall not prohibit:

(A) the repurchase, redemption, retirement or other acquisition of vested or unvested Common Shares held by any future, present or former officer, director, employee, manager or consultant (or their respective permitted transferees) of the Corporation or any subsidiary of the Corporation pursuant to any equity incentive grant, plan, program or arrangement, any severance agreement or any stock subscription or equityholder agreement, in each case solely to the extent required by the terms thereof;

(B) payments made or expected to be made by the Corporation in respect of withholding or similar taxes payable in connection with the exercise or vesting of Common Shares or Class A Equivalents (as defined below) by any future, present or former officer, director, employee, manager or consultant (or their respective permitted transferees) of the Corporation or any subsidiary of the Corporation and repurchases or withholdings of Common Shares or Class A Equivalents in connection with any exercise or vesting of Common Shares or Class A Equivalents if such Common Shares or Class A Equivalents represent all or a portion of the exercise price of, or withholding obligation with respect to, such Common Shares or Class A Equivalents;

(C) cash payments made in lieu of issuing fractional Common Shares in connection with the exercise or vesting of Common Shares or Class A Equivalents;

(D) payments arising from agreements of the Corporation or a subsidiary of the Corporation providing for adjustment of purchase price, deferred consideration, earn outs or similar obligations, in each case incurred in connection with the purchase or investment by the Corporation or a subsidiary of the Corporation of or in assets or capital stock of a third party; or

(E) payments or distributions made pursuant to any plan or proposal for the liquidation or dissolution of the Corporation or pursuant to any decree or order for relief or made by any custodian of the Corporation in connection with any voluntary case or proceeding under Title 11 of the U.S. Code or any similar federal, state or non-U.S. law for the relief of debtors.

(c)          The Corporation shall pay Dividends (less any tax required to be deducted and withheld by the Corporation), except in case of redemption or conversion in which case payment of Dividends shall be made on surrender of the certificate, if any, representing the Series 4 Preferred Shares to be redeemed or converted, by electronic funds transfer or by sending to each holder of Series 4 Preferred Shares a check for such Dividends payable to the order of such holder or, in the case of joint holders, to the order of all such holders failing written instructions from them to the contrary or in such other manner, not contrary to applicable law, as the Corporation shall reasonably determine. The making of such payment or the posting or delivery of such check on or before the date on which such Dividend is to be paid to a holder shall be deemed to be payment and shall satisfy and discharge all liabilities for the payment of such Dividends to the extent of the sum represented thereby (plus the amount of any tax required to be and in fact deducted and withheld by the Corporation from the related Dividends as aforesaid and remitted to the proper taxing authority) unless such check is not honored when presented for payment. Subject to applicable law, Dividends which are represented by a check which has not been presented to the Corporation’s bankers for payment or that otherwise remain unclaimed for a period of six years from the date on which they were declared to be payable shall be forfeited to the Corporation.

(d)          Holders of the Series 4 Preferred Shares are not entitled to any dividend, whether payable in cash, in kind or other property, in excess of the Participating Dividends and, if applicable, the Additional Dividends, as provided in this SECTION 2.

SECTION 3.        Liquidation Preference.

(a)          Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, each Series 4 Preferred Share entitles the holder thereof to receive and to be paid out of the assets of the Corporation available for distribution, before any distribution or payment may be made to a holder of any Class A Shares, any Class B Shares of the Corporation (the “Class B Shares”), any Class C Shares of the Corporation (the “Class C Shares”) or any other shares ranking junior as to capital to the Series 4 Preferred Shares, an amount per Series 4 Preferred Share equal to the greater of (i) the Base Liquidation Preference (as defined below), as increased by the Accretion Rate (as defined below) from the most recent Quarterly Compounding Date to the date of such liquidation, dissolution or winding up (without duplication of changes to the Base Liquidation Preference as provided for in SECTION 3(b)) plus any accrued but unpaid Dividends with respect thereto, and (ii) an amount equal to the amount the holders of the Series 4 Preferred Shares would have received per Series 4 Preferred Share upon liquidation, dissolution or winding up of the Corporation had such holders converted their Series 4 Preferred Shares into Class A Shares immediately prior thereto, without giving effect to the limitations set forth in SECTION 6(b) and disregarding any rounding for fractional amounts (the greater of the amount in clause (i) and clause (ii), the “Liquidation Preference”). Notwithstanding the foregoing or anything in this Designation to the contrary, immediately prior to and conditioned upon the consummation of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, if the amount set forth in clause (i) above is greater than the amount set forth in clause (ii) above, any holder of outstanding Series 4 Preferred Shares shall have the right to convert its Series 4 Preferred Shares into Class A Shares by substituting the Fair Market Value of a Class A Share for the then-applicable Conversion Price (as defined below) and without giving effect to the limitations set forth in SECTION 6(b) and disregarding any rounding for fractional amounts.

(b)          The “Base Liquidation Preference” per Series 4 Preferred Share shall initially be equal to the Original Purchase Price. From and after the Series 4 Original Issuance Date, the Base Liquidation Preference of each Series 4 Preferred Share shall increase on a daily basis, on the basis of a 360-day year consisting of twelve 30-day months, at a rate of 8.0% per annum (the “Accretion Rate”) of the then-applicable Base Liquidation Preference, the amount of which increase shall compound quarterly on each March 31, June 30, September 30 and December 31 (each, a “Quarterly Compounding Date”) from the Series 4 Original Issuance Date through February 14, 2022, following which the Accretion Rate will decrease to 0% per annum and the Base Liquidation Preference per Series 4 Preferred Share will not increase during any period subsequent to February 14, 2022. The Base Liquidation Preference shall be proportionally adjusted for any stock dividends, splits, combinations and similar events on the Series 4 Preferred Shares.

(c)          After payment to the holders of the Series 4 Preferred Shares of the full Liquidation Preference to which they are entitled, the Series 4 Preferred Shares as such will have no right or claim to any of the assets of the Corporation.

(d)          The value of any property not consisting of cash that is distributed by the Corporation to the holders of the Series 4 Preferred Shares will equal the Fair Market Value thereof on the date of distribution.

(e)          For the purposes of this SECTION 3, a Fundamental Change (in and of itself) shall not be deemed to be a liquidation, dissolution or winding up of the Corporation subject to this SECTION 3 (it being understood that an actual liquidation, dissolution or winding up of the Corporation in connection with a Fundamental Change will be subject to this SECTION 3).

SECTION 4.        Voting Rights. The holders of the Series 4 Preferred Shares shall not be entitled as such, except as required by law, to receive notice of or to attend any meeting of the shareholders of the Corporation or to vote at any such meeting but shall be entitled to receive notice of meetings of shareholders of the Corporation called for the purpose of authorizing the dissolution of the Corporation or the sale of its undertaking or a substantial part thereof. The approval of the holders of the Series 4 Preferred Shares with respect to any and all matters referred to in this Designation may be given in writing by all of the holders of the Series 4 Preferred Shares outstanding or by resolution duly passed and carried as may then be required by the General Corporation Law of the State of Delaware at a meeting of the holders of the Series 4 Preferred Shares duly called and held for the purpose of considering the subject matter of such resolution and at which holders of not less than a majority of all Series 4 Preferred Shares then outstanding are present in person or represented by proxy in accordance with the by-laws of the Corporation; provided, however, that if at any such meeting, when originally held, the holders of at least a majority of all Series 4 Preferred Shares then outstanding are not present in person or so represented by proxy within 30 minutes after the time fixed for the meeting, then the meeting shall be adjourned to such date, being not less than fifteen (15) days later, and to such time and place as may be fixed by the chairman of such meeting. Notice of any such original meeting of the holders of the Series 4 Preferred Shares shall be given not less than twenty-one (21) days prior to the date fixed for such meeting and shall specify in general terms the purpose for which the meeting is called, and notice of any such adjourned meeting shall be given not less than ten (10) days prior to the date fixed for such adjourned meeting, but it shall not be necessary to specify in such notice the purpose for which the adjourned meeting is called. The formalities to be observed with respect to the giving of notice of any such original meeting or adjourned meeting and the conduct of it shall be those from time to time prescribed in the by-laws of the Corporation with respect to meetings of shareholders. On every poll taken at any such original meeting or adjourned meeting, each holder of Series 4 Preferred Shares present in person or represented by proxy shall be entitled to one vote for each of the Series 4 Preferred Shares held by such holder.

SECTION 5.        Purchase for Cancellation. Subject to such provisions of the General Corporation Law of the State of Delaware as may be applicable, the Corporation may at any time or times purchase (if obtainable) for cancellation all or any part of the Series 4 Preferred Shares outstanding from time to time: (a) through the facilities of any Exchange or market on which the Series 4 Preferred Shares are listed, (b) by invitation for tenders addressed to all the holders of record of the Series 4 Preferred Shares outstanding, or (c) in any other manner, in each case at the lowest price or prices at which, in the opinion of the Board of Directors, such shares are obtainable.

SECTION 6.        Conversion.

Each Series 4 Preferred Share is convertible into Class A Shares as provided in this SECTION 6.

(a)          Conversion at the Option of Holders of Series 4 Preferred Shares. Subject to SECTION 6(b), each holder of Series 4 Preferred Shares is entitled to convert, in whole at any time and from time to time, and in part at any time and from time to time after the ninetieth day following the Series 4 Original Issuance Date, at the option and election of such holder upon receipt of all antitrust approvals required in connection with such conversion (or the lapse of any applicable waiting period relating to such required antitrust approvals), any or all outstanding Series 4 Preferred Shares held by such holder into a number of duly authorized, validly issued, fully paid and nonassessable Class A Shares equal to the number (the “Conversion Amount”) determined by dividing (i) the Base Liquidation Preference (as adjusted pursuant to SECTION 3(b) to the date immediately preceding the Conversion Date (as defined below)) for each Series 4 Preferred Share to be converted by (ii) the Conversion Price in effect at the time of conversion. The “Conversion Price” initially is $10.00 per share, as adjusted from time to time as provided in SECTION 6(f). In order to convert the Series 4 Preferred Shares into Class A Shares, the holder must surrender the certificates representing such Series 4 Preferred Shares, accompanied by transfer instruments satisfactory to the Corporation, free of any adverse interest or liens at the office of the Corporation’s transfer agent for the Series 4 Preferred Shares, together with written notice that such holder elects to convert all or such number of shares represented by such certificates as specified therein. With respect to a conversion pursuant to this SECTION 6(a), the date of receipt of such certificates, together with such notice and such other information or documents as may be required by the Corporation (including any certificates delivered pursuant to SECTION 6(b)), by the transfer agent or the Corporation will be the date of conversion (the “Conversion Date”) and the Conversion Date with respect to a conversion pursuant to SECTION 6(c) will be as provided in such section.

(b)          Limitations on Conversion. Notwithstanding SECTION 6(a) or SECTION 6(c) but subject to SECTION 8, the Corporation shall not effect any conversion of the Series 4 Preferred Shares or otherwise issue Class A Shares pursuant to SECTION 6(a) or SECTION 6(c), and no holder of Series 4 Preferred Shares will be permitted to convert Series 4 Preferred Shares into Class A Shares if, and to the extent that, following such conversion, either (i) such holder’s aggregate voting power on a matter being voted on by holders of Class A Shares would exceed 19.9% of the Maximum Voting Power (as defined below) or (ii) such holder would Beneficially Own more than 19.9% of the then outstanding Common Shares; provided, however, that such conversion restriction shall not apply to any conversion in connection with and subject to completion of (A) a public sale of the Class A Shares to be issued upon such conversion, if following consummation of such public sale such holder will not Beneficially Own in excess of 19.9% of the then outstanding Class A Shares or (B) a bona fide third party tender offer for the Class A Shares issuable thereupon. For purposes of the foregoing sentence, the number of Class A Shares Beneficially Owned by a holder shall include the number of Class A Shares issuable upon conversion of the Series 4 Preferred Shares with respect to which a conversion notice has been given, but shall exclude the number of Class A Shares which would be issuable upon conversion or exercise of the remaining, unconverted portion of the Series 4 Preferred Shares and any Alternative Preference Shares Beneficially Owned by such holder. Upon the written request of the holder, the Corporation shall within two (2) Business Days confirm in writing (which may be by email) to any holder the number of Class A Shares, Class B Shares and Class C Shares then outstanding. In connection with any conversion and as a condition to the Corporation effecting such conversion, upon request of the Corporation, a holder of Series 4 Preferred Shares shall deliver to the Corporation a certificate, signed by a duly authorized officer of such holder, no less than twelve (12) Business Days prior to the applicable conversion, certifying that, after giving effect to such conversion, (i) such holder’s aggregate voting power on a matter being voted on by holders of Class A Shares will not exceed 19.9% of the Maximum Voting Power or (ii) such holder will not Beneficially Own more than 19.9% of the then outstanding Common Shares. For purposes hereof, “Maximum Voting Power” means, at the time of determination of the Maximum Voting Power, the total number of votes which may be cast by all shares of the Corporation’s capital on a matter subject to the vote of the Common Shares and any other securities that constitute Voting Stock voting together as a single class and after giving effect to any limitation on voting power set forth herein and the Certificate of Incorporation, certificate of designation or other similar document governing other Voting Stock.

(c)          Conversion at the Option of the Corporation. Subject to SECTION 6(b) and SECTION 8, at the Corporation’s option and election and upon its compliance with this SECTION 6(c), and in the case of the Investor and any Permitted Transferee upon receipt of all antitrust approvals required in connection with such conversion (or the lapse of any applicable waiting period relating to such required antitrust approvals), all outstanding Series 4 Preferred Shares shall be converted automatically into a number of duly authorized, validly issued, fully paid and nonassessable Class A Shares equal to the Conversion Amount following written notice by the Corporation to the holders of Series 4 Preferred Shares notifying such holders of the conversion contemplated by this SECTION 6(c), which conversion shall occur on the date specified in such notice, which shall not be less than ten (10) Business Days following the date of such notice (or in the case of the Investor and any Permitted Transferee the later of (A) the date of receipt of all antitrust approvals required in connection with such conversion (or the lapse of any applicable waiting period relating to such required antitrust approvals)) and (B) ten (10) Business Days following the date of such notice), provided, that (i) prior to February 14, 2022, such notice may be delivered by the Corporation (and such Series 4 Preferred Shares may be converted into Class A Shares pursuant to this SECTION 6(c)) only if the Closing Price per Class A Share for the thirty (30) consecutive Trading Day period ending on the Trading Day immediately prior to delivery of a notice of conversion pursuant to this SECTION 6(c) was at or above 125% of the then-applicable Conversion Price and (ii) following February 14, 2022, such notice may be delivered by the Corporation (and such Series 4 Preferred Shares may be converted into Class A Shares pursuant to this SECTION 6(c)) only if the Closing Price per Class A Share for the thirty (30) consecutive Trading Day period ending on the Trading Day immediately prior to delivery of a notice of conversion pursuant to this SECTION 6(c) was at or above 100% of the then-applicable Conversion Price; provided further, that following a Specified Event, the Corporation shall not be entitled to convert the Series 4 Preferred Shares.

Notwithstanding the foregoing, the holders of Series 4 Preferred Shares shall continue to have the right to convert their Series 4 Preferred Shares pursuant to SECTION 6(a) until and through the Conversion Date contemplated in this SECTION 6(c) and if such Series 4 Preferred Shares are converted pursuant to SECTION 6(a) such shares shall no longer be converted pursuant to this SECTION 6(c) and the Corporation’s notice delivered to the holders pursuant to this SECTION 6(c) shall be of no effect with respect to such shares converted pursuant to SECTION 6(a).

(d)          Fractional Shares. No fractional Class A Shares will be issued upon conversion of the Series 4 Preferred Shares. In lieu of fractional shares, the Corporation shall round, to the nearest whole number, the number of Class A Shares to be issued upon conversion of the Series 4 Preferred Shares. If more than one Series 4 Preferred Share is being converted at one time by or for the benefit of the same holder, then the number of full shares issuable upon conversion will be calculated on the basis of the aggregate number of Series 4 Preferred Shares converted by or for the benefit of such holder at such time.

(e)          Mechanics of Conversion.

(i)          Promptly after the Conversion Date (and in any event within three (3) Business Days), the Corporation shall (A) issue and deliver to such holder the number of Class A Shares to which such holder is entitled in exchange for the certificates formerly representing Series 4 Preferred Shares and (B) pay to such holder, to the extent of funds legally available therefor, all declared and unpaid Dividends on the Series 4 Preferred Shares that are being converted into Class A Shares; provided, that any accrued and unpaid Dividends not paid to such holder pursuant to the foregoing clause (B) shall, subject to SECTION 6(b), be converted into a number of duly authorized, validly issued, fully paid and nonassessable Class A Shares equal to the number determined by dividing (x) the aggregate amount of such accrued and unpaid Dividends on the Series 4 Preferred Shares that are being converted by (y) the then current Conversion Price. Such conversion will be deemed to have been made on the Conversion Date, and the person entitled to receive the Class A Shares issuable upon such conversion shall be treated for all purposes as the record holder of such Class A Shares on such Conversion Date. In case fewer than all the shares represented by any such certificate are to be converted, a new certificate shall be issued representing the unconverted shares without cost to the holder thereof, except for any documentary, stamp or similar issue or transfer tax due because any certificates for Class A Shares or Series 4 Preferred Shares are issued in a name other than the name of the converting holder. The Corporation shall pay any documentary, stamp or similar issue or transfer tax due on the issue of Class A Shares upon conversion or due upon the issuance of a new certificate for any Series 4 Preferred Shares not converted other than any such tax due because Class A Shares or a certificate for Series 4 Preferred Shares are issued in a name other than the name of the converting holder.

(ii)         From and after the Conversion Date, the Series 4 Preferred Shares to be converted on such Conversion Date will no longer be deemed to be outstanding, and all rights of the holder thereof as a holder of Series 4 Preferred Shares (except the right to receive from the Corporation the Class A Shares upon conversion, together with the right to receive any accrued and unpaid Dividends thereon) shall cease and terminate with respect to such shares; provided, that in the event that a Series 4 Preferred Share is not converted, such Series 4 Preferred Share will remain outstanding and will be entitled to all of the rights as provided herein.

(iii)        If the conversion is in connection with any sale, transfer or other disposition of the Class A Shares issuable upon conversion of the Series 4 Preferred Shares, the conversion may, at the option of any holder tendering any Series 4 Preferred Share for conversion, be conditioned upon the closing of the sale, transfer or the disposition of Class A Shares issuable upon conversion of Series 4 Preferred Shares with the underwriter, transferee or other acquirer in such sale, transfer or disposition, in which event such conversion of such Series 4 Preferred Shares shall not be deemed to have occurred until immediately prior to the closing of such sale, transfer or other disposition.

(iv)        All Class A Shares issued upon conversion of the Series 4 Preferred Shares will, upon issuance by the Corporation, be duly and validly issued, fully paid and nonassessable.

(f)          Adjustments to Conversion Price.

(i)          Adjustment for Change In Share Capital.

(A) If the Corporation shall, at any time and from time to time while any Series 4 Preferred Shares are outstanding, issue a dividend or make a distribution on its Class A Shares payable in its Class A Shares to all or substantially all holders of its Class A Shares, then the Conversion Price at the opening of business on the Ex-Dividend Date for such dividend or distribution will be adjusted by multiplying such Conversion Price by a fraction:

(1)    the numerator of which shall be the number of Class A Shares outstanding at the close of business on the Business Day immediately preceding such Ex-Dividend Date; and

(2)    the denominator of which shall be the sum of the number of Class A Shares outstanding at the close of business on the Business Day immediately preceding the Ex-Dividend Date for such dividend or distribution, plus the total number of Class A Shares constituting such dividend or other distribution.

If any dividend or distribution of the type described in this SECTION 6(f)(i)(A) is declared but not so paid or made, the Conversion Price shall again be adjusted to the Conversion Price which would then be in effect if such dividend or distribution had not been declared. Except as set forth in the preceding sentence, in no event shall the Conversion Price be increased pursuant to this SECTION 6(f)(i)(A).

(B) If the Corporation shall, at any time or from time to time while any of the Series 4 Preferred Shares are outstanding, subdivide or reclassify its outstanding Class A Shares into a greater number of Class A Shares, then the Conversion Price in effect at the opening of business on the day upon which such subdivision becomes effective shall be proportionately decreased, and conversely, if the Corporation shall, at any time or from time to time while any of the Series 4 Preferred Shares are outstanding, combine or reclassify its outstanding Class A Shares into a smaller number of Class A Shares, then the Conversion Price in effect at the opening of business on the day upon which such combination or reclassification becomes effective shall be proportionately increased. In each such case, the Conversion Price shall be adjusted by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of Class A Shares outstanding immediately prior to such subdivision or combination and the denominator of which shall be the number of Class A Shares outstanding immediately after giving effect to such subdivision, combination or reclassification. Such increase or reduction, as the case may be, shall become effective immediately after the opening of business on the day upon which such subdivision, combination or reclassification becomes effective.

(ii)         Adjustment for Rights Issue. If the Corporation shall, at any time or from time to time, while any Series 4 Preferred Shares are outstanding, distribute rights, options or warrants to all or substantially all holders of its Class A Shares entitling them, for a period expiring within sixty (60) days after the record date for such distribution, to purchase Class A Shares, or securities convertible into, or exchangeable or exercisable for, Class A Shares, in either case, at less than the average of the Closing Prices for the five (5) consecutive Trading Days immediately preceding the first public announcement of the distribution, then the Conversion Price shall be adjusted so that the same shall equal the rate determined by multiplying the Conversion Price in effect at the opening of business on the Ex-Dividend Date for such distribution by a fraction:

(A) the numerator of which shall be the sum of (1) the number of Class A Shares Outstanding on the close of business on the Business Day immediately preceding the Ex-Dividend Date for such distribution, plus (2) the number of Class A Shares that the aggregate offering price of the total number of Class A Shares issuable pursuant to such rights, options or warrants would purchase at the Current Market Price of the Class A Shares on the declaration date for such distribution (determined by multiplying such total number of Class A Shares so offered by the exercise price of such rights, options or warrants and dividing the product so obtained by such Current Market Price); and

(B) the denominator of which shall be the number of Class A Shares Outstanding at the close of business on the Business Day immediately preceding the Ex-Dividend Date for such distribution, plus the total number of additional Class A Shares issuable pursuant to such rights, options or warrants.

The term “Class A Shares Outstanding” shall mean, without duplication, and include the following, and the following shall be included whether vested or unvested, whether contingent or non-contingent and whether exercisable or not yet exercisable, and without regard to any other limitations or restrictions on conversion or exercise:

(1)   the number of Class A Shares, Class B Shares and Class C Shares then outstanding;

(2)   all Class A Shares issuable upon conversion of outstanding Series 4 Preferred Shares; and

(3)   all Class A Shares issuable upon exercise of outstanding options and any other Convertible Security.

Such adjustment shall become effective immediately after the opening of business on the Ex-Dividend Date for such distribution.

To the extent that Class A Shares are not delivered pursuant to such rights, options or warrants or upon the expiration or termination of such rights, options or warrants, the Conversion Price shall be readjusted to the Conversion Price that would then be in effect had the adjustments made upon the issuance of such rights, options or warrants been made on the basis of the delivery of only the number of Class A Shares actually delivered. In the event that such rights, options or warrants are not so distributed, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if the Ex-Dividend Date for such distribution had not occurred. In determining whether any rights, options or warrants entitle the holders to purchase Class A Shares at less than the average of the Closing Prices for the five (5) consecutive Trading Days immediately preceding the first public announcement of the relevant distribution, and in determining the aggregate offering price of such Class A Shares, there shall be taken into account any consideration received for such rights, options or warrants and the value of such consideration if other than cash, to be determined in good faith by the Board of Directors. Except as set forth in this paragraph, in no event shall the Conversion Price be increased pursuant to this SECTION 6(f)(ii).

(iii)        Adjustment for Certain Tender Offers or Exchange Offers. In case the Corporation or any of its Subsidiaries shall, at any time or from time to time, while any Series 4 Preferred Shares are outstanding, distribute cash or other consideration in respect of a tender offer or an exchange offer (that is treated as a “tender offer” under U.S. federal securities laws) made by the Corporation or any Subsidiary for all or any portion of the Class A Shares, where the sum of the aggregate amount of such cash distributed and the aggregate Fair Market Value, as of the Expiration Date (as defined below), of such other consideration distributed (such sum, the “Aggregate Amount”) expressed as an amount per Class A Share validly tendered or exchanged, and not withdrawn, pursuant to such tender offer or exchange offer as of the Expiration Time (as defined below) (such tendered or exchanged Class A Shares, the “Purchased Shares”) exceeds the Closing Price per share of the Class A Shares on the Trading Day immediately following the last date (such last date, the “Expiration Date”) on which tenders or exchanges could have been made pursuant to such tender offer or exchange offer (as the same may be amended through the Expiration Date), then, and in each case, immediately after the close of business on such date, the Conversion Price shall be decreased so that the same shall equal the rate determined by multiplying the Conversion Price in effect immediately prior to the close of business on the Trading Day immediately following the Expiration Date by a fraction:

(A) the numerator of which shall be equal to the product of (1) the number of Class A Shares outstanding as of the last time (the “Expiration Time”) at which tenders or exchanges could have been made pursuant to such tender offer or exchange offer (including all Purchased Shares) and (2) the Closing Price per share of the Class A Shares on the Trading Day immediately following the Expiration Date; and

(B) the denominator of which is equal to the sum of (x) the Aggregate Amount and (y) the product of (I) an amount equal to (1) the number of Class A Shares outstanding as of the Expiration Time, less (2) the Purchased Shares and (II) the Closing Price per share of the Class A Shares on the Trading Day immediately following the Expiration Date.

An adjustment, if any, to the Conversion Price pursuant to this SECTION 6(f)(iii) shall become effective immediately prior to the opening of business on the second Trading Day immediately following the Expiration Date. In the event that the Corporation or a Subsidiary is obligated to purchase Class A Shares pursuant to any such tender offer or exchange offer, but the Corporation or such Subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such tender offer or exchange offer had not been made. Except as set forth in the preceding sentence, if the application of this SECTION 6(f)(iii) to any tender offer or exchange offer would result in an increase in the Conversion Price, no adjustment shall be made for such tender offer or exchange offer under this SECTION 6(f)(iii).

(iv)        Disposition Events.

(A) If any of the following events (any such event, a “Disposition Event”) occurs:

(1)   any reclassification or exchange of the Class A Shares (other than as a result of a subdivision or combination);

(2)   any merger, amalgamation, consolidation or other combination to which the Corporation is a constituent party; or

(3)   any sale, conveyance, lease, or other disposal of all or substantially all the properties and assets of the Corporation to any other person;

in each case, as a result of which all of the holders of Class A Shares shall be entitled to receive cash, securities or other property for their Class A Shares, the Series 4 Preferred Shares converted following the effective date of any Disposition Event shall be converted, in lieu of the Class A Shares otherwise deliverable, into the same amount and type (in the same proportion) of cash, securities or other property received by holders of Class A Shares in the relevant event (collectively, “Reference Property”) received upon the occurrence of such Disposition Event by a holder of Class A Shares holding, immediately prior to the transaction, a number of Class A Shares equal to the Conversion Amount (without giving effect to any limitations on conversion set forth in SECTION 6(b)) immediately prior to such Disposition Event; provided that if the Disposition Event provides the holders of Class A Shares with the right to receive more than a single type of consideration determined based in part upon any form of stockholder election, the Reference Property shall be comprised of the weighted average of the types and amounts of consideration received by the holders of the Class A Shares.

(B) The above provisions of this SECTION 6(f)(iv) shall similarly apply to successive Disposition Events. If this SECTION 6(f)(iv) applies to any event or occurrence, neither SECTION 6(f)(i) nor SECTION 6(f)(iii) shall apply; provided, however, that this SECTION 6(f)(iv) shall not apply to any share split or combination to which SECTION 6(f)(i) is applicable or to a liquidation, dissolution or winding up to which SECTION 3 applies. To the extent that equity securities of a company are received by the holders of Class A Shares in connection with a Disposition Event, the portion of the Series 4 Preferred Shares which will be convertible into such equity securities will continue to be subject to the anti-dilution adjustments set forth in this SECTION 6(f).

(v)         Adjustment for Certain Issuances of Additional Class A Shares.

(A) Other than in respect of an issuance or distribution in respect of which SECTION 6(f)(ii) applies, in the event the Corporation shall at any time after the Series 4 Original Issuance Date while the Series 4 Preferred Shares are outstanding issue Additional Class A Shares, without consideration or for a consideration per share less than the applicable Conversion Price immediately prior to such issuance in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Price shall be reduced, concurrently with such issuance, to a price determined by multiplying such Conversion Price by a fraction:

(1)         the numerator of which shall be (a) the number of Class A Shares Outstanding (as defined below) immediately prior to such issuance plus (b) the number of Class A Shares which the aggregate consideration received or to be received by the Corporation for the total number of Class A Shares so issued would purchase at such Conversion Price; and

(2)         the denominator of which shall be (a) the number of Class A Shares Outstanding immediately prior to such issue plus (b) the number of such Additional Class A Shares so issued.

(B) For purposes of this SECTION 6(f)(v), the term “Additional Class A Shares” means any Class A Shares or Convertible Security (collectively, “Class A Equivalents”) issued by the Corporation after the Series 4 Original Issuance Date, provided that Additional Class A Shares will not include any of the following:

(1)   Class A Equivalents issued in a transaction for which an adjustment to the Conversion Price is made pursuant to SECTION 6(f)(i), SECTION 6(f)(iii) or SECTION 6(f)(iv);

(2)   Class A Equivalents issued or issuable upon conversion of Series 4 Preferred Shares or Alternative Preference Shares or pursuant to the terms of any other Convertible Security issued and outstanding on the Series 4 Original Issuance Date;

(3)   All Class A Shares, as adjusted for share dividends, splits, combinations and similar events, validly reserved on the Series 4 Original Issuance Date and issued or issuable upon the exercise of options or rights issued to employees, officers or directors of, or consultants, advisors or service providers to, the Corporation or any of its majority- or wholly-owned subsidiaries pursuant to any current equity incentive plans, programs or arrangements of or adopted by the Corporation, including the Corporation’s 2005 Stock Incentive Plan, the Corporation’s 2011 Stock Incentive Plan, the Corporation’s 2016 Stock Incentive Plan and the Corporation’s Amended and Restated Stock Appreciation Rights Plan;

(4)   An unlimited number of Class A Equivalents issued pursuant to future equity incentive grants, plans, programs or arrangements adopted by the Corporation to the extent that any Class A Equivalents issued pursuant to this clause (4) shall not exceed three percent (3%) of the Corporation’s diluted weighted average number of common shares outstanding (as calculated for the Corporation’s financial reporting purposes) in any fiscal year, with any unused amounts in any fiscal year being carried over to succeeding fiscal years;

(5)   Class A Equivalents issued in connection with bona fide acquisitions of any entities, businesses and/or related assets or other business combinations by the Corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, or settlement of deferred liabilities in connection therewith; or

(6)   Class A Equivalents issued in a transaction with respect to which holders of a majority of the Series 4 Preferred Shares purchased securities pursuant to Section 4.11 of the Securities Purchase Agreement or otherwise.

In the case of the issuance of Additional Class A Shares for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of Additional Class A Shares for consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the Fair Market Value thereof. In the case of the issuance of Convertible Securities, the aggregate maximum number of Class A Shares deliverable upon exercise, conversion or exchange of such Convertible Securities shall be deemed to have been issued at the time such Convertible Securities were issued and for a consideration equal to the consideration (determined in the manner provided in this paragraph) if any, received by the Corporation upon the issuance of such Convertible Securities plus the minimum additional consideration payable pursuant to the terms of such Convertible Securities for the Class A Shares covered thereby, but no further adjustment shall be made for the actual issuance of Class A Shares upon the exercise, conversion or exchange of any such Convertible Securities. In the event of any change in the number of Class A Shares deliverable upon exercise, conversion or exchange of Convertible Securities subject to this SECTION 6(f)(v), including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had the adjustment that was made upon the issuance of such Convertible Securities not exercised, converted or exchanged prior to such change been made upon the basis of such change. Upon the expiration or forfeiture of any Additional Class A Shares consisting of options, warrants or other rights to acquire Class A Shares or Convertible Securities, the termination of any such rights to convert or exchange or the expiration or forfeiture of any options or rights related to such convertible or exchangeable securities, the Conversion Price, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of Class A Shares (and Convertible Securities that remain in effect) actually issued upon the exercise of such options, warrants or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(vi)        Minimum Adjustment. Notwithstanding the foregoing, the Conversion Price will not be reduced if the amount of such reduction would be an amount less than $0.01, but any such amount will be carried forward and reduction with respect thereto will be made at the time that such amount, together with any subsequent amounts so carried forward, aggregates to $0.01 or more.

(vii)       When No Adjustment Required. Notwithstanding anything herein to the contrary, no adjustment to the Conversion Price need be made:

(A) for a transaction referred to in SECTION 6(f)(i) or SECTION 6(f)(ii) if the Series 4 Preferred Shares participate, without conversion, in the transaction or event that would otherwise give rise to an adjustment pursuant to such Section at the same time as holders of the Class A Shares participate with respect to such transaction or event and on the same terms as holders of the Class A Shares participate with respect to such transaction or event as if the holders of Series 4 Preferred Shares, at such time, held a number of Class A Shares equal to the Conversion Amount at such time;

(B) for rights to purchase Class A Shares pursuant to any present or future plan by the Corporation for reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in Class A Shares under any plan; or

(C) for any event otherwise requiring an adjustment under this SECTION 6 if such event is not consummated.

(viii)      Rules of Calculation; Treasury Shares. All calculations will be made to the nearest one-hundredth of a cent or to the nearest one-ten thousandth of a share. Except as explicitly provided herein, the number of Class A Shares outstanding will be calculated on the basis of the number of issued and outstanding Class A Shares.

(ix)         Waiver. Notwithstanding the foregoing, the Conversion Price will not be reduced if the Corporation receives, prior to the effective time of the adjustment to the Conversion Price, written notice from the holders representing at least a majority of the then outstanding Series 4 Preferred Shares, voting together as a separate class, that no adjustment is to be made as the result of a particular issuance of Class A Shares or other dividend or other distribution on Class A Shares. This waiver will be limited in scope and will not be valid for any issuance of Class A Shares or other dividend or other distribution on Class A Shares not specifically provided for in such notice.

(x)          Tax Adjustment. Anything in this SECTION 6 notwithstanding, the Corporation shall be entitled to make such downward adjustments in the Conversion Price, in addition to those required by this SECTION 6, as the Board of Directors in its sole discretion shall determine to be advisable in order that any event treated for U.S. federal income tax purposes as a dividend or share split will not be taxable to the holders of Class A Shares.

(xi)         No Duplication. If any action would require adjustment of the Conversion Price pursuant to more than one of the provisions described in this SECTION 6 in a manner such that such adjustments are duplicative, only one adjustment shall be made.

(xii)        Provisions Governing Adjustment to Conversion Price.  Rights, options or warrants distributed by the Corporation to all or substantially all holders of Class A Shares entitling the holders thereof to subscribe for or purchase shares of the Corporation’s capital (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (“Rights Trigger”): (A) are deemed to be transferred with such Class A Shares; (B) are not exercisable; and (C) are also issued in respect of future issuances of Class A Shares, shall be deemed not to have been distributed for purposes of SECTION 6(f)(i), (ii), (iii), (iv) or (v) (and no adjustment to the Conversion Price under SECTION 6(f)(i), (ii), (iii), (iv) or (v) will be required) until the occurrence of the earliest Rights Trigger, whereupon such rights, options and warrants shall be deemed to have been distributed, and (x) if and to the extent such rights, options and warrants are exercisable for Class A Shares or the equivalents thereof, an appropriate adjustment (if any is required) to the Conversion Price shall be made under SECTION 6(f)(ii) (without giving effect to the sixty (60) day limit on the exercisability of rights, options and warrants ordinarily subject to such SECTION 6(f)(ii)), and/or (y) if and to the extent such rights, options and warrants are exercisable for cash and/or any shares of the Corporation’s capital other than Class A Shares or Class A Share equivalents, shall be subject to the provisions of SECTION 2(a) applicable to Participating Dividends and shall be distributed to the holders of Series 4 Preferred Shares.  If any such right, option or warrant, including any such existing rights, options or warrants distributed prior to the Series 4 Original Issuance Date, are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Ex-Dividend Date with respect to new rights, options or warrants with such rights (and a termination or expiration of the existing rights, options or warrants without exercise by any of the holders thereof).  In addition, in the event of any distribution (or deemed distribution) of rights, options or warrants, or any Rights Trigger or other event (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Price under SECTION 6(f)(i), (ii), (iii), (iv) or (v) was made, (1) in the case of any such rights, options or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Price shall be readjusted at the opening of business of the Corporation immediately following such final redemption or repurchase by multiplying such Conversion Price by a fraction (x) the numerator of which shall be the Current Market Price per Class A Share on such date, less the amount equal to the per share redemption or repurchase price received by a holder or holders of Class A Shares with respect to such rights, options or warrants (assuming such holder had retained such rights, options or warrants), made to all or substantially all holders of Class A Shares as of the date of such redemption or repurchase and (y) the denominator of which shall be the Current Market Price, and (2) in the case of such rights, options or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Price shall be readjusted as if such rights, options and warrants had not been issued. Notwithstanding the foregoing, (A) to the extent any such rights, options or warrants are redeemed by the Corporation prior to a Rights Trigger or are exchanged by the Corporation, in either case for Class A Shares, the Conversion Price shall be appropriately readjusted (if and to the extent previously adjusted pursuant to this SECTION 6(f)(xii)) as if such rights, options or warrants had not been issued, and instead the Conversion Price will be adjusted as if the Corporation had issued the Class A Shares issued upon such redemption or exchange as a dividend or distribution of Class A Shares subject to SECTION 6(f)(i)(A) and (B) to the extent any such rights, options or warrants are redeemed by the Corporation prior to a Rights Trigger or are exchanged by the Corporation, in either case for any shares of the Corporation’s capital (other than Class A Shares) or any other assets of the Corporation, such redemption or exchange shall be deemed to be a distribution and shall be subject to, and paid to the holders of Series 4 Preferred Shares pursuant to, the provisions of SECTION 2(a) applicable to Participating Dividends.

(xiii)       Notwithstanding anything herein to the contrary, any adjustment of the Conversion Price or entitlement to acquire Class A Shares pursuant to this Designation shall be subject to the rules of the Exchange to the extent required to comply with such rules. If after the Series 4 Original Issuance Date there is a change in the applicable rules of the Exchange on which the Class A Shares are listed at the time such change becomes effective or in the interpretation of such applicable rules that would cause the Class A Shares to be delisted by such Exchange as a result of the terms of this Designation, the rights of the holders of the Series 4 Preferred Shares set forth in this Designation shall thereafter be limited to the extent required by such changed rules in order for the Class A Shares to continue to be listed on such Exchange.

(xiv)      Notwithstanding anything to the contrary in this Designation, if an adjustment to the Conversion Price becomes effective on any Ex-Dividend Date as described herein, and a holder of Series 4 Preferred Shares that have been converted on or after such Ex-Dividend Date and on or prior to the related record date would be treated as the record holder of Class A Shares as of the related Conversion Date based on an adjusted Conversion Price for such Ex-Dividend Date, then, notwithstanding such Conversion Price adjustment provisions, the Conversion Price adjustment relating to such Ex-Dividend Date will not be made for such converted Series 4 Preferred Shares. Instead, the holder of such converted Series 4 Preferred Shares will be treated as if such holder were the record owner of the Class A Shares on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

(g)          Notice of Record Date. In the event of:

(i)          any share split or combination of the outstanding Class A Shares;

(ii)         any declaration or making of a dividend or other distribution to holders of Class A Shares in additional Class A Shares, any other share capital, other securities or other property (including, but not limited to, cash and evidences of indebtedness);

(iii)        any reclassification or change to which SECTION 6(f)(i)(B) applies;

(iv)        the dissolution, liquidation or winding up of the Corporation; or

(v)         any other event constituting a Disposition Event;

then the Corporation shall file with its corporate records and mail to the holders of the Series 4 Preferred Shares at their last addresses as shown on the records of the Corporation, at least ten (10) days prior to the record date specified in (A) below or ten (10) days prior to the date specified in (B) below, a notice stating:

(A) the record date of such share split, combination, dividend or other distribution, or, if a record is not to be taken, the date as of which the holders of Class A Shares of record to be entitled to such share split, combination, dividend or other distribution are to be determined, or

(B) the date on which such reclassification, change, dissolution, liquidation, winding up or other event constituting a Disposition Event, is estimated to become effective, and the date as of which it is expected that holders of Class A Shares of record will be entitled to exchange their Class A Shares for the share capital, other securities or other property (including, but not limited to, cash and evidences of indebtedness) deliverable upon such reclassification, change, liquidation, dissolution, winding up or other Disposition Event.

Disclosures made by the Corporation in any public filings made under the Exchange Act shall be deemed to satisfy the notice requirements set forth in this SECTION 6(g).

(h)          Certificate of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this SECTION 6, the Corporation shall compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series 4 Preferred Shares a certificate, signed by an officer of the Corporation, setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the reasonable written request of any holder of Series 4 Preferred Shares, furnish to such holder a similar certificate setting forth (i) the calculation of such adjustments and readjustments in reasonable detail, (ii) the Conversion Price then in effect, and (iii) the number of Class A Shares and the amount, if any, of share capital, other securities or other property (including, but not limited to, cash and evidences of indebtedness) which then would be received upon the conversion of Series 4 Preferred Shares.

SECTION 7.        Redemption.

(a)          Redemption at the Option of the Corporation.

(i)          In connection with or following any Specified Event, the Corporation, at its option and (if applicable) subject to consummation of such Specified Event, may redeem (out of funds legally available therefor) for cash all of the Series 4 Preferred Shares then outstanding at a price (the “Redemption Price”) per Series 4 Preferred Share equal to the greater of (i) the Base Liquidation Preference per such Series 4 Preferred Share plus all accrued and unpaid dividends thereon and (ii) an amount equal to the amount the holder of such Series 4 Preferred Shares would have received in respect of such Series 4 Preferred Share had such holder converted such Series 4 Preferred Share into Class A Shares immediately prior to such redemption based on the Current Market Price, in each case on the date of redemption (the “Redemption Date”).

(ii)         If the Corporation elects to redeem the Series 4 Preferred Shares pursuant to this SECTION 7, on or prior to the fifteenth (15th) Business Day prior to the applicable Redemption Date, the Corporation shall mail a written notice of redemption (the “Redemption Notice”) by first-class mail addressed to the holders of record of the Series 4 Preferred Shares as they appear in the records of the Corporation; provided, however, that accidental failure to give any such notice to one or more of such holders shall not affect the validity of such redemption. The Redemption Notice must state: (A) the expected Redemption Price as of the expected Redemption Date, and specify the individual components thereof (it being understood that the actual Redemption Price will be determined as of the actual Redemption Date); (B) the name of the redemption agent to whom, and the address of the place to where, the Series 4 Preferred Shares are to be surrendered for payment of the Redemption Price; (C) if applicable, that the consummation of the Redemption and the payment of the Redemption Price shall be subject to the consummation of the Specified Event, and (D) the anticipated Redemption Date.

(b)          Mechanics of Redemption.

(i)          On the Redemption Date, the Corporation shall pay the applicable Redemption Price, upon surrender of the certificates representing the Series 4 Preferred Shares to be redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require, and letters of transmittal and instructions therefor on reasonable terms are included in the notice sent by the Corporation); provided that payment of the Redemption Price for certificates (and accompanying documentation, if required) surrendered to the Corporation after 2:00 p.m. (New York City time) on the Redemption Date may, at the Corporation’s option, be made on the Business Day immediately following the Redemption Date.

(ii)         Series 4 Preferred Shares to be redeemed on the Redemption Date will from and after such date, no longer be deemed to be outstanding; and all powers, designations, preferences and other rights of the holder thereof as a holder of Series 4 Preferred Shares (except the right to receive from the Corporation the applicable Redemption Price) shall cease and terminate with respect to such shares; provided, that in the event that a Series 4 Preferred Share is not redeemed due to a default in payment by the Corporation or because the Corporation is otherwise unable to pay the applicable Redemption Price in cash in full, such Series 4 Preferred Share will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights as provided herein.

(iii)        Notwithstanding anything in this SECTION 7 to the contrary, each holder shall retain the right to convert Series 4 Preferred Shares to be redeemed at any time on or prior to the Redemption Date; provided, however, that any Series 4 Preferred Shares for which a holder delivers a conversion notice to the Corporation prior to the Redemption Date shall not be redeemed pursuant to this SECTION 7.

SECTION 8.        Antitrust and Conversion Into Alternative Preference Shares.

(a)          If (i) the Corporation validly delivers a notice of conversion pursuant to SECTION 6(c) to the Investor or any Permitted Transferee at any time on and after the date hereof and (ii) the Investor or such Permitted Transferee would not be permitted to convert one or more of its Beneficially Owned Series 4 Preferred Shares into Class A Shares because any applicable waiting period has not lapsed, or approval has not been obtained, under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, or other applicable law, the Accretion Rate will decrease to 0% per annum following, and the Base Liquidation Preference per Series 4 Preferred Share will not increase during any period subsequent to, ten (10) Business Days following the date of such validly delivered notice.

(b)          With respect to any holder of Series 4 Preferred Shares other than the Investor or any Permitted Transferee, after receiving a notice of conversion pursuant to SECTION 6(c), any such holder of Series 4 Preferred Shares as to whom the relevant provisions of the following sentence are applicable may, at such holder’s option, convert Series 4 Preferred Shares subject to such conversion at any time on or prior to the close of business on the Business Day immediately preceding the Conversion Date, as the case may be, specified in such notice into Alternative Preference Shares to the extent necessary to address the conditions described in SECTION 8(c).

(c)          (i) If any holder of Series 4 Preferred Shares would not be permitted to convert one or more of its Beneficially Owned Series 4 Preferred Shares into Class A Shares due to the restrictions contained in SECTION 6(b) or (ii) if any holder of Series 4 Preferred Shares other than the Investor or any Permitted Transferee would not be permitted to convert one more of its Beneficially Owned Series 4 Preferred Shares into Class A Shares (the shares described in clause (i) and (ii), the “Special Conversion Shares”) because any applicable waiting period has not lapsed, or approval has not been obtained, under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, or other applicable law, then in each case each Special Conversion Share of such holder shall be converted into a number of Alternative Preference Shares equal to the number of Class A Shares such holder would have received if such holder would have been permitted to convert such Special Conversion Shares into Class A Shares on the Conversion Date.

(d)          As soon as practicable (and in any event within three (3) Business Days) after receipt of notice of either of the events described in SECTION 8(c), which notice shall include the amount of Alternative Preference Shares to which such holder is entitled and the basis for such conversion into Alternative Preference Shares, the Corporation shall (i) issue and deliver to such holder a certificate for the number of Alternative Preference Shares, if any, to which such holder is entitled in exchange for the certificates formerly representing the Series 4 Preferred Shares and (ii) pay to such holder, to the extent of funds legally available therefor, all declared and unpaid Dividends on the Series 4 Preferred Shares that are being converted into Alternative Preference Shares. Such conversion will be deemed to have been made on the Conversion Date, and the person entitled to receive the Alternative Preference Shares issuable upon such conversion shall be treated for all purposes as the record holder of such Alternative Preference Shares on such Conversion Date. In case fewer than all of the Series 4 Preferred Shares represented by any such certificate are to be converted into Alternative Preference Shares, a new certificate shall be issued representing the unconverted shares without cost to the holder thereof, except for any documentary, stamp or similar issue or transfer tax due because any certificates for Alternative Preference Shares or Series 4 Preferred Shares are issued in a name other than the name of the converting holder. The Corporation shall pay any documentary, stamp or similar issue or transfer tax due on the issue of Alternative Preference Shares upon conversion or due upon the issuance of a new certificate for any Series 4 Preferred Shares not converted other than any such tax due because Alternative Preference Shares or a certificate for Series 4 Preferred Shares are issued in a name other than the name of the converting holder.

SECTION 9.        Additional Definitions. For purposes of this Designation, the following terms shall have the following meanings:

(a)          “Additional Rate” means an annual rate initially equal to 7.0% per annum, increasing by 1.0% on every anniversary of the occurrence of the Specified Event.

(b)          “Affiliate” means, with respect to any person, any other person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified person. Notwithstanding the foregoing, the Corporation, its subsidiaries and its other controlled Affiliates shall not be considered Affiliates of the Investor.

(c)         “Alternative Preference Shares” means the Series 5 Series 4 Preferred Shares so denominated and authorized by the Corporation concurrently with the Series 4 Preferred Shares.

(d)         “Beneficially Own,” “Beneficially Owned” or “Beneficial Ownership” has the meaning set forth in Rule 13d-3 of the rules and regulations promulgated under the Exchange Act, except that for purposes hereof the words “within sixty days” in Rule 13d-3(d)(1)(i) shall not apply, to the effect that a person shall be deemed to be the Beneficial Owner of a security if that person has the right to acquire beneficial ownership of such security at any time. For the avoidance of doubt, for purposes hereof, except where otherwise expressly provided herein, the Investor (or any other person) shall at all times be deemed to have Beneficial Ownership of Class A Shares issuable upon conversion of the Series 4 Preferred Shares directly or indirectly held by them, irrespective of any applicable restrictions on transfer, conversion or voting.

(e)          “Board of Directors” means the board of directors of the Corporation.

(f)         “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law, regulation or executive order to close in New York City, New York.

(g)       “Closing Price” of the Class A Shares on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the Exchange or, if the Class A Shares are not listed or admitted for trading on an Exchange, as reported on the quotation system on which such security is quoted. If the Class A Shares are not listed or admitted for trading on an Exchange and not reported on a quotation system on the relevant date, the “closing price” will be the last quoted bid price for the Class A Shares in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If the Class A Shares are not so quoted, the last reported sale price will be the average of the mid-point of the last bid and ask prices for the Class A Shares on the relevant date from each of at least three (3) nationally recognized investment banking firms selected by the Corporation for this purpose.

(h)          “Common Shares” means the Class A Shares, the Class B Shares, the Class C Shares and any other common shares in the capital of the Corporation.

(i)          “control,” “controlling,” “controlled by” and “under common control with,” with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of Voting Stock, by contract or otherwise.

(j)         “Convertible Security” means any debt or other evidences of indebtedness, shares of capital or other securities directly or indirectly convertible into or exercisable or exchangeable for Class A Shares.

(k)         “Corporation” means MDC Partners Inc., a Delaware corporation.

(l)        “Current Market Price” of Class A Shares on any day means the average of the Closing Prices per Class A Share for each of the five (5) consecutive Trading Days ending on the earlier of the day in question and the day before the Ex-Dividend Date with respect to the issuance or distribution requiring such computation.

(m)        “Designation” mean this Designation of the Series 4 Preferred Shares.

(n)        “Dividend Payment Date” means (i) each January 1, April 1, July 1 and October 1 of each year, or (ii) with respect to any Series 4 Preferred Share that is to be converted or redeemed, the Conversion Date or the Redemption Date, as applicable; provided that if any such Dividend Payment Date would otherwise occur on a day that is not a Business Day, such Dividend Payment Date shall instead be (and any dividend payable on Series 4 Preferred Shares on such Dividend Date shall instead be payable on) the immediately succeeding Business Day.

(o)         “Dividend Period” means the period which commences on and includes a Dividend Payment Date (other than the initial Dividend Period which shall commence on and include the date on which the Specified Event occurs) pursuant to clauses (i) and (ii) of the definition of “Dividend Payment Date” and ends on and includes the calendar day next preceding the next Dividend Payment Date.

(p)         “Ex-Dividend Date” means, with respect to any issuance or distribution, the first date on which the Class A Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance or distribution.

(q)         “Exchange” means Nasdaq and, if the Class A Shares are not then listed on Nasdaq, the principal other U.S. national or regional securities exchange or market on which the Class A Shares are then listed.

(r)          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(s)         “Fair Market Value” of the Class A Shares or any other security or property means the fair market value thereof as determined in good faith by the Board of Directors, which determination must be set forth in a written resolution of the Board of Directors, in accordance with the following rules:

(i)          for Class A Shares or other security traded or quoted on an Exchange, the Fair Market Value will be the average of the Closing Prices of such security on such Exchange over a ten (10) consecutive Trading Day period, ending on the Trading Day immediately prior to the date of determination; and

(ii)         for any other property, the Fair Market Value shall be determined by the Board of Directors assuming a willing buyer and a willing seller in an arm’s-length transaction.

(t)          “Fundamental Change” shall be deemed to have occurred at such time as any of the following events shall occur:

(i)          any “person” or “group”, other than the Corporation, its Subsidiaries or any employee benefits plan of the Corporation or its Subsidiaries, files, or is required by applicable law to file, a Schedule 13D or Schedule TO (or any successor schedule, form or report) pursuant to the Exchange Act, disclosing that such person has become the direct or indirect beneficial owner of shares with a majority of the total voting power of the Corporation’s outstanding Voting Stock; unless such beneficial ownership arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act; or

(ii)         the Corporation amalgamates, consolidates with or merges with or into another person (other than a Subsidiary of the Corporation), or sells, conveys, transfers, leases or otherwise disposes of all or substantially all of the consolidated properties and assets of the Corporation and its Subsidiaries (excluding for purposes of the calculation non-controlling interests and third party minority interests) to any person (other than a Subsidiary of the Corporation) or any person (other than a Subsidiary of the Corporation) consolidates with, amalgamates or merges with or into the Corporation, provided that none of the circumstances set forth in this clause (ii) shall be a Fundamental Change if persons that beneficially own the Voting Securities of the Corporation immediately prior to the transaction own, directly or indirectly, shares with a majority of the total voting power of all outstanding Voting Stock of the surviving or transferee person immediately after the transaction in substantially the same proportion as their ownership of the Corporation’s Voting Stock immediately prior to the transaction.

(u)         “group” has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act.

(v)         “hereof,” “herein” and “hereunder” and words of similar import refer to this Designation as a whole and not merely to any particular clause, provision, section or subsection.

(w)        “Investor” means Broad Street Principal Investments, L.L.C.

(x)         “Junior Securities” means the Common Shares and each other class or series of shares in the capital of the Corporation the terms of which do not expressly provide that they rank senior in preference or priority to or on parity, without preference or priority, with the Series 4 Preferred Shares with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation.

(y)         “Market Disruption Event” means, with respect to the Class A Shares, (i) a failure by the Exchange to open for trading during its regular trading session or (ii) the occurrence or existence for more than one half hour period in the aggregate on any scheduled Trading Day for the Class A Shares of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the Exchange, or otherwise) in the Class A Shares or in any options, contracts or future contracts relating to the Class A Shares, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

(z)         “Nasdaq” means The NASDAQ Global Market.

(aa)       “Original Purchase Price” means $[   ]1 per Series 4 Preferred Share.

(bb)       “Parity Securities” means any shares in the capital of the Corporation the terms of which expressly provide that they will rank on parity, without preference or priority, with the Series 4 Preferred Shares with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation.

(cc)       “Permitted Transferee” means any holder of Series 4 Preferred Shares who received such Series 4 Preferred Shares in a Permitted Transfer (as defined in the Securities Purchase Agreement), provided that such holder agrees, for the benefit of the Corporation, to comply with Section 4.05 of the Securities Purchase Agreement.

(dd)       “person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government, any agency or political subdivisions thereof or other “person” as contemplated by Section 13(d) of the Exchange Act.

1 Note to Draft: To reflect accretion as of the revised Series 4 Original Issuance Date set forth below.

(ee)       “Qualifying Transaction” means a Fundamental Change (i) with regard to which the holder of Series 4 Preferred Shares is entitled to receive, directly or indirectly, in respect of its Series 4 Preferred Shares, in connection with the consummation of such transaction (including pursuant to the conversion of the Series 4 Preferred Shares (without regard to limitations or restrictions on conversion) or the purchase or exchange of such Series 4 Preferred Shares in a tender or exchange offer), consideration consisting solely of cash, equity securities that are immediately tradable on a national securities exchange and that have (or the equity securities of the predecessor of the issuer of such equity securities have) an average trading volume per trading day over the thirty (30) trading days preceding public announcement of such transaction at least equal to that of the Class A Shares over the thirty (30) trading days preceding public announcement of such transaction, or a combination of cash and such equity consideration (collectively, “qualifying consideration”), which qualifying consideration is in an amount per outstanding Series 4 Preferred Share that is at least equal to the Base Liquidation Preference of such Series 4 Preferred Share plus all accrued but unpaid dividends thereon (with the value of any non-cash consideration being the Fair Market Value of such non-cash consideration at the time of signing of the definitive transaction agreement for the applicable transaction) or (ii) that is otherwise consented to by the holders of two-thirds of the outstanding Series 4 Preferred Shares.

(ff)         “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(gg)       “Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated as of February 14, 2017, between the Corporation and the Investor.

(hh)       “Senior Securities” means any shares in the capital of the Corporation the terms of which expressly provide that they will rank senior in preference or priority to the Series 4 Preferred Shares with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation.

(ii)         “Series 4 Original Issuance Date” means [   ]2.

(jj)         “share capital” means any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital, partnership interests (whether general or limited) or equivalent ownership interests in or issued by such person, and with respect to the Corporation includes, without limitation, any and all Common Shares and the Preference Shares.

(kk)       “Specified Event” means the tenth (10th) Business Day after the consummation of a Fundamental Change that does not constitute a Qualifying Transaction.

(ll)         “Subsidiary” means with respect to any person, any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by, or, in the case of a partnership, the sole general partner or the managing partner or the only general partners of which are, such person and one or more Subsidiaries of such person (or a combination thereof). Unless otherwise specified, “Subsidiary” means a Subsidiary of the Corporation.

2 Note to Draft: To be the date upon which the redomiciliation occurs.

(mm)     “Trading Day” means any day on which (i) there is no Market Disruption Event and (ii) the Exchange is open for trading or, if the Class A Shares are not so listed, admitted for trading or quoted, any Business Day. A Trading Day only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant Exchange.

(nn)      “Voting Stock” means the Class A Shares, the Class B Shares, the Class C Shares and securities of any class or kind ordinarily having the power to vote generally for the election of directors of the Board of Directors of the Corporation or its successor.

(oo)       Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Accretion Rate	SECTION 3(b)
Additional Class A Shares	SECTION 6(f)(v)(B)
Additional Dividends	SECTION 2(b)(i)
Aggregate Amount	SECTION 6(f)(iii)
Base Liquidation Preference	SECTION 3(b)
Class A Equivalents	SECTION 6(f)(v)(B)
Class A Shares	SECTION 3(a)
Class A Shares Outstanding	SECTION 6(f)(ii)
Class B Shares	SECTION 3(a)
Class C Shares	SECTION 3(a)
Conversion Amount	SECTION 6(a)
Conversion Date	SECTION 6(a)
Conversion Price	SECTION 6(a)
Disposition Event	SECTION 6(f)(iv)
Dividends	SECTION 2(b)(i)
Expiration Date	SECTION 6(f)(iii)
Expiration Time	SECTION 6(f)(iii)(A)
Liquidation Preference	SECTION 3(a)
Maximum Voting Power	SECTION 6(b)
Participating Dividends	SECTION 2(a)
Purchased Shares	SECTION 6(f)(iii)
qualifying consideration	SECTION 9(ee)
Quarterly Compounding Date	SECTION 3(b)
Redemption Date	SECTION 7(a)(i)
Redemption Notice	SECTION 7(a)(ii)
Redemption Price	SECTION 7(a)(i)
Reference Property	SECTION 6(f)(iv)
Rights Trigger	SECTION 6(f)(xii)
Series 4 Preferred Shares	SECTION 1
Special Conversion Shares	SECTION 8(c)

SECTION 10.        Miscellaneous. For purposes of this Designation, the following provisions shall apply:

(a)          Withholding Tax. Notwithstanding any other provision of this Designation, the Corporation may deduct or withhold from any payment, distribution, issuance or delivery (whether in cash or in shares) to be made pursuant to this Designation any amounts required or permitted by law to be deducted or withheld from any such payment, distribution, issuance or delivery and shall remit any such amounts to the relevant tax authority as required. If the cash component of any payment, distribution, issuance or delivery to be made pursuant to this Designation is less than the amount that the Corporation is so required or permitted to deduct or withhold, the Corporation shall be permitted to deduct and withhold from any noncash payment, distribution, issuance or delivery to be made pursuant to this Designation any amounts required or permitted by law to be deducted or withheld from any such payment, distribution, issuance or delivery and to dispose of such property in order to remit any amount required to be remitted to any relevant tax authority. Notwithstanding the foregoing, the amount of any payment, distribution, issuance or delivery made to a holder of Series 4 Preferred Shares pursuant to this Designation shall be considered to be the amount of the payment, distribution, issuance or delivery received by such holder plus any amount deducted or withheld pursuant to this SECTION 10. In the absence of any such deduction or withholding by the Corporation, and unless agreed otherwise by the Corporation in writing, holders of Series 4 Preferred Shares shall be responsible for all withholding taxes in respect of any payment, distribution, issuance or delivery made or credited to them pursuant to this Designation and shall indemnify and hold harmless the Corporation on an after-tax basis (for this purpose, having regard only to taxes for which the Corporation is liable) for any such taxes imposed on any payment, distribution, issuance or delivery made or credited to them pursuant to this Designation.

(b)          Wire or Electronic Transfer of Funds. Notwithstanding any other right, privilege, restriction or condition attaching to the Series 4 Preferred Shares, the Corporation may, at its option, make any payment due to registered holders of Series 4 Preferred Shares by way of a wire or electronic transfer of funds to such holders. If a payment is made by way of a wire or electronic transfer of funds, the Corporation shall be responsible for any applicable charges or fees relating to the making of such transfer. As soon as practicable following the determination by the Corporation that a payment is to be made by way of a wire or electronic transfer of funds, the Corporation shall provide a notice to the applicable registered holders of Series 4 Preferred Shares at their respective addresses appearing on the books of the Corporation. Such notice shall request that each applicable registered holder of Series 4 Preferred Shares provide the particulars of an account of such holder with a chartered bank in the United States to which the wire or electronic transfer of funds shall be directed. If the Corporation does not receive account particulars from a registered holder of Series 4 Preferred Shares prior to the date such payment is to be made, the Corporation shall deposit the funds otherwise payable to such holder in a special account or accounts in trust for such holder. The making of a payment by way of a wire or electronic transfer of funds or the deposit by the Corporation of funds otherwise payable to a holder in a special account or accounts in trust for such holder shall be deemed to constitute payment by the Corporation on the date thereof and shall satisfy and discharge all liabilities of the Corporation for such payment to the extent of the amount represented by such transfer or deposit.

(c)          Amendments. The provisions attaching to the Series 4 Preferred Shares may be deleted, varied, modified, amended or amplified by amendment with such approval as may then be required by the General Corporation Law of the State of Delaware.

(d)          U.S. Currency. Unless otherwise stated, all references herein to sums of money are expressed in lawful money of the United States.

EXHIBIT B

DESIGNATION
OF
SERIES 5 CONVERTIBLE PREFERRED STOCK
OF
MDC PARTNERS INC.

SECTION 1.        Designation and Amount. The designation of this series of Preferred Stock is “Series 5 Convertible Preferred Stock” (the “Series 5 Preferred Shares”), no par value per share, and the number of shares constituting such series is Thirty Million (30,000,000). Subject to the Certificate of Incorporation, such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of the Series 5 Preferred Shares to less than the number of shares then issued and outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

SECTION 2.        Dividends.

(a)          (i)          Each holder of issued and outstanding Series 5 Preferred Shares will be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends for each Series 5 Preferred Share, dividends of the same type as any dividends or other distribution, whether in cash, in kind or in other property, payable or to be made on outstanding Class A Subordinate Voting Shares of the Corporation (the “Class A Shares”), in an amount equal to the amount of such dividends or other distribution as would be made on the number of Class A Shares into which such Series 5 Preferred Shares could be converted on the applicable record date for such dividends or other distribution on the Class A Shares, without giving effect to the limitations set forth in SECTION 6(b) after aggregating all shares held by the same holder (the “Participating Dividends”) and disregarding any rounding for fractional amounts; provided, however, that notwithstanding the above, the holders of Series 5 Preferred Shares shall not be entitled to receive any dividends or distributions for which an adjustment to the Conversion Amount (as defined below) shall be made pursuant to SECTION 6(f)(i)(A) or SECTION 6(f)(ii) (and such dividends or distributions that are not payable to the holders of Series 5 Preferred Shares as a result of this proviso shall not be deemed to be Participating Dividends).

(ii)         Participating Dividends are payable at the same time as and when such dividends or other distributions on the Class A Shares are paid to the holders of Class A Shares and are payable to holders of record of Series 5 Preferred Shares on the record date for the corresponding dividend or distribution on the Class A Shares.

(b)          Holders of the Series 5 Preferred Shares are not entitled to any dividend, whether payable in cash, in kind or other property, in excess of the Participating Dividends as provided in this SECTION 2.

(c)          The Corporation shall pay Participating Dividends (less any tax required to be deducted and withheld by the Corporation), except in case of redemption or conversion in which case payment of Participating Dividends shall be made on surrender of the certificate, if any, representing the Series 5 Preferred Shares to be redeemed or converted, by electronic funds transfer or by sending to each holder of Series 5 Preferred Shares a check for such Participating Dividends payable to the order of such holder or, in the case of joint holders, to the order of all such holders failing written instructions from them to the contrary or in such other manner, not contrary to applicable law, as the Corporation shall reasonably determine. The making of such payment or the posting or delivery of such check on or before the date on which such Dividend is to be paid to a holder shall be deemed to be payment and shall satisfy and discharge all liabilities for the payment of such Dividends to the extent of the sum represented thereby (plus the amount of any tax required to be and in fact deducted and withheld by the Corporation from the related Dividends as aforesaid and remitted to the proper taxing authority) unless such check is not honored when presented for payment. Subject to applicable law, Dividends which are represented by a check which has not been presented to the Corporation’s bankers for payment or that otherwise remain unclaimed for a period of six years from the date on which they were declared to be payable shall be forfeited to the Corporation.

SECTION 3.        Liquidation Entitlement.

(a)          Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, each Series 5 Preferred Share entitles the holder thereof to receive and to be paid out of the assets of the Corporation available for distribution, before any distribution or payment may be made to a holder of any Class A Shares, any Class B Shares of the Corporation (the “Class B Shares”), any Class C Shares of the Corporation (the “Class C Shares”) or any other shares ranking junior as to capital to the Series 5 Preferred Shares, an amount per Series 5 Preferred Share equal to the amount the holder of the Series 5 Preferred Share would have received if such holder had converted such Series 5 Preferred Share into a Class A Share immediately prior thereto, without giving effect to the limitations set forth in SECTION 6(b) and disregarding any rounding for fractional amounts (the “Liquidation Entitlement”).

(b)          After payment to the holders of the Series 5 Preferred Shares of the full Liquidation Entitlement to which they are entitled, the Series 5 Preferred Shares as such will have no right or claim to any of the assets of the Corporation.

(c)          The value of any property not consisting of cash that is distributed by the Corporation to the holders of the Series 5 Preferred Shares will equal the Fair Market Value thereof on the date of distribution.

SECTION 4.        Voting Rights. The holders of the Series 5 Preferred Shares shall not be entitled as such, except as required by law, to receive notice of or to attend any meeting of the shareholders of the Corporation or to vote at any such meeting but shall be entitled to receive notice of meetings of shareholders of the Corporation called for the purpose of authorizing the dissolution of the Corporation or the sale of its undertaking or a substantial part thereof. The approval of the holders of the Series 5 Preferred Shares with respect to any and all matters referred to in this Designation may be given in writing by all of the holders of the Series 5 Preferred Shares outstanding or by resolution duly passed and carried as may then be required by the General Corporation Law of the State of Delaware at a meeting of the holders of the Series 5 Preferred Shares duly called and held for the purpose of considering the subject matter of such resolution and at which holders of not less than a majority of all Series 5 Preferred Shares then outstanding are present in person or represented by proxy in accordance with the by-laws of the Corporation; provided, however, that if at any such meeting, when originally held, the holders of at least a majority of all Series 5 Preferred Shares then outstanding are not present in person or so represented by proxy within 30 minutes after the time fixed for the meeting, then the meeting shall be adjourned to such date, being not less than fifteen (15) days later. Notice of any such original meeting of the holders of the Series 5 Preferred Shares shall be given not less than twenty-one (21) days prior to the date fixed for such meeting and shall specify in general terms the purpose for which the meeting is called, and notice of any such adjourned meeting shall be given not less than ten (10) days prior to the date fixed for such adjourned meeting, but it shall not be necessary to specify in such notice the purpose for which the adjourned meeting is called. The formalities to be observed with respect to the giving of notice of any such original meeting or adjourned meeting and the conduct of it shall be those from time to time prescribed in the by-laws of the Corporation with respect to meetings of shareholders. On every poll taken at any such original meeting or adjourned meeting, each holder of Series 5 Preferred Shares present in person or represented by proxy shall be entitled to one vote for each of the Series 5 Preferred Shares held by such holder.

SECTION 5.        Purchase for Cancellation. Subject to such provisions of the General Corporation Law of the State of Delaware as may be applicable, the Corporation may at any time or times purchase (if obtainable) for cancellation all or any part of the Series 5 Preferred Shares outstanding from time to time: (a) through the facilities of any Exchange or market on which the Series 5 Preferred Shares are listed, (b) by invitation for tenders addressed to all the holders of record of the Series 5 Preferred Shares outstanding, or (c) in any other manner, in each case at the lowest price or prices at which, in the opinion of the Board of Directors, such shares are obtainable.

SECTION 6.        Conversion.

Each Series 5 Preferred Share is convertible into Class A Shares as provided in this SECTION 6.

(a)          Conversion at the Option of Holders of Series 5 Preferred Shares. Subject to SECTION 6(b), each holder of Series 5 Preferred Shares is entitled to convert, in whole or in part, at any time and from time to time, at the option and election of such holder, each outstanding Series 5 Preferred Share held by such holder into a number of duly authorized, validly issued, fully paid and nonassessable Class A Shares equal to the number determined by dividing (i) one (1) by (ii) the Conversion Amount in effect at the time of conversion. The “Conversion Amount” initially is one (1), as adjusted from time to time as provided in SECTION 6(f). In order to convert the Series 5 Preferred Shares into Class A Shares, the holder must surrender the certificates representing such Series 5 Preferred Shares, accompanied by transfer instruments satisfactory to the Corporation, free of any adverse interest or liens at the office of the Corporation’s transfer agent for the Series 5 Preferred Shares, together with written notice that such holder elects to convert all or such number of shares represented by such certificates as specified therein. With respect to a conversion pursuant to this SECTION 6(a), the date of receipt of such certificates, together with such notice and such other information or documents as may be required by the Corporation (including any certificates delivered pursuant to SECTION 6(b)), by the transfer agent or the Corporation will be the date of conversion (the “Conversion Date”).

(b)          Limitations on Conversion. Notwithstanding SECTION 6(a), the Corporation shall not effect any conversion of the Series 5 Preferred Shares or otherwise issue Class A Shares pursuant to SECTION 6(a), and no holder of Series 5 Preferred Shares will be permitted to convert Series 5 Preferred Shares into Class A Shares if, and to the extent that, following such conversion, either (i) such holder’s aggregate voting power on a matter being voted on by holders of Class A Shares would exceed 19.9% of the Maximum Voting Power (as defined below) or (ii) such holder would Beneficially Own more than 19.9% of the then outstanding Common Shares; provided, however, that such conversion restriction shall not apply to any conversion in connection with and subject to completion of (A) a public sale of the Class A Shares to be issued upon such conversion, if following consummation of such public sale such holder will not Beneficially Own in excess of 19.9% of the then outstanding Class A Shares or (B) a bona fide third party tender offer for the Class A Shares issuable thereupon. For purposes of the foregoing sentence, the number of Class A Shares Beneficially Owned by a holder shall include the number of Class A Shares issuable upon conversion of the Series 5 Preferred Shares with respect to which a conversion notice has been given, but shall exclude the number of Class A Shares which would be issuable upon conversion or exercise of the remaining, unconverted portion of the Series 5 Preferred Shares Beneficially Owned by such holder. Upon the written request of the holder, the Corporation shall within two (2) Business Days confirm in writing (which may be by email) to any holder the number of Class A Shares, Class B Shares and Class C Shares then outstanding. In connection with any conversion and as a condition to the Corporation effecting such conversion, upon request of the Corporation, a holder of Series 5 Preferred Shares shall deliver to the Corporation a certificate, signed by a duly authorized officer of such holder, no less than twelve (12) Business Days prior to the applicable conversion, certifying that, after giving effect to such conversion, (i) such holder’s aggregate voting power on a matter being voted on by holders of Class A Shares will not exceed 19.9% of the Maximum Voting Power or (ii) such holder will not Beneficially Own more than 19.9% of the then outstanding Common Shares. For purposes hereof, “Maximum Voting Power” means, at the time of determination of the Maximum Voting Power, the total number of votes which may be cast by all shares of the Corporation’s capital on a matter subject to the vote of the Common Shares and any other securities that constitute Voting Stock voting together as a single class and after giving effect to any limitation on voting power set forth herein and the certificate of designation or other similar document governing other Voting Stock.

(c)          Automatic Conversion.

(i)          If at any time the limitations in SECTION 6(b) would not prevent the conversion of one or more Series 5 Preferred Shares into Class A Shares then, subject to any lapse or expiration of the applicable waiting period, or approval, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or other applicable antitrust law, the maximum number of Series 5 Preferred Shares held by a holder and its Affiliates that can convert into Class A Shares without violating the limitations in SECTION 6(b) will automatically convert into Class A Shares, provided that such automatic conversion shall only occur if the number of Series 5 Preferred Shares that would be converted on the Conversion Date is equal to or greater than the lesser of (x) 1,000 and (y) all shares then held by such holder and its Affiliates; provided, further, that if the number of Series 5 Preferred Shares that may be converted pursuant to this SECTION 6(c)(i) is less than all shares of the Series 5 Preferred Shares Beneficially Owned by a holder and its Affiliates, the Corporation shall select the Series 5 Preferred Shares to be converted by lot or in such other equitable manner as the Corporation may determine.

(d)          Fractional Shares. No fractional Class A Shares will be issued upon conversion of the Series 5 Preferred Shares. In lieu of fractional shares, the Corporation shall round, to the nearest whole number, the number of Class A Shares to be issued upon conversion of the Series 5 Preferred Shares. If more than one Series 5 Preferred Share is being converted at one time by or for the benefit of the same holder, then the number of full shares issuable upon conversion will be calculated on the basis of the aggregate number of Series 5 Preferred Shares converted by or for the benefit of such holder at such time.

(e)          Mechanics of Conversion.

(i)          Promptly after the Conversion Date (and in any event within three (3) Business Days), the Corporation shall (A) issue and deliver to such holder the number of Class A Shares to which such holder is entitled in exchange for the certificates formerly representing Series 5 Preferred Shares and (B) pay to such holder, to the extent of funds legally available therefor, all declared and unpaid Participating Dividends on the Series 5 Preferred Shares that are being converted into Class A Shares. Such conversion will be deemed to have been made on the Conversion Date, and the person entitled to receive the Class A Shares issuable upon such conversion shall be treated for all purposes as the record holder of such Class A Shares on such Conversion Date. In case fewer than all the shares represented by any such certificate are to be converted, a new certificate shall be issued representing the unconverted shares without cost to the holder thereof, except for any documentary, stamp or similar issue or transfer tax due because any certificates for Class A Shares or Series 5 Preferred Shares are issued in a name other than the name of the converting holder. The Corporation shall pay any documentary, stamp or similar issue or transfer tax due on the issue of Class A Shares upon conversion or due upon the issuance of a new certificate for any Series 5 Preferred Shares not converted other than any such tax due because Class A Shares or a certificate for Series 5 Preferred Shares are issued in a name other than the name of the converting holder.

(ii)         From and after the Conversion Date, the Series 5 Preferred Shares to be converted on such Conversion Date will no longer be deemed to be outstanding, and all rights of the holder thereof as a holder of Series 5 Preferred Shares (except the right to receive from the Corporation the Class A Shares upon conversion, together with the right to receive any declared and unpaid Participating Dividends thereon) shall cease and terminate with respect to such shares; provided, that in the event that a Series 5 Preferred Share is not converted, such Series 5 Preferred Share will remain outstanding and will be entitled to all of the rights as provided herein.

(iii)        If the conversion is in connection with any sale, transfer or other disposition of the Class A Shares issuable upon conversion of the Series 5 Preferred Shares, the conversion may, at the option of any holder tendering any Series 5 Preferred Share for conversion, be conditioned upon the closing of the sale, transfer or the disposition of Class A Shares issuable upon conversion of Series 5 Preferred Shares with the underwriter, transferee or other acquirer in such sale, transfer or disposition, in which event such conversion of such Series 5 Preferred Shares shall not be deemed to have occurred until immediately prior to the closing of such sale, transfer or other disposition.

(iv)        All Class A Shares issued upon conversion of the Series 5 Preferred Shares will, upon issuance by the Corporation, be duly and validly issued, fully paid and nonassessable.

(f)          Adjustments to Conversion Amount.

(i)          Adjustment for Change In Share Capital.

(A) If the Corporation shall, at any time and from time to time while any Series 5 Preferred Shares are outstanding, issue a dividend or make a distribution on its Class A Shares payable in its Class A Shares to all or substantially all holders of its Class A Shares, then the Conversion Amount at the opening of business on the Ex-Dividend Date for such dividend or distribution will be adjusted by multiplying such Conversion Amount by a fraction:

(1)    the numerator of which shall be the number of Class A Shares outstanding at the close of business on the Business Day immediately preceding such Ex-Dividend Date; and

(2)    the denominator of which shall be the sum of the number of Class A Shares outstanding at the close of business on the Business Day immediately preceding the Ex-Dividend Date for such dividend or distribution, plus the total number of Class A Shares constituting such dividend or other distribution.

If any dividend or distribution of the type described in this SECTION 6(f)(i)(A) is declared but not so paid or made, the Conversion Amount shall again be adjusted to the Conversion Amount which would then be in effect if such dividend or distribution had not been declared. Except as set forth in the preceding sentence, in no event shall the Conversion Amount be increased pursuant to this SECTION 6(f)(i)(A).

(B) If the Corporation shall, at any time or from time to time while any of the Series 5 Preferred Shares are outstanding, subdivide or reclassify its outstanding Class A Shares into a greater number of Class A Shares, then the Conversion Amount in effect at the opening of business on the day upon which such subdivision becomes effective shall be proportionately decreased, and conversely, if the Corporation shall, at any time or from time to time while any of the Series 5 Preferred Shares are outstanding, combine or reclassify its outstanding Class A Shares into a smaller number of Class A Shares, then the Conversion Amount in effect at the opening of business on the day upon which such combination or reclassification becomes effective shall be proportionately increased. In each such case, the Conversion Amount shall be adjusted by multiplying such Conversion Amount by a fraction, the numerator of which shall be the number of Class A Shares outstanding immediately prior to such subdivision or combination and the denominator of which shall be the number of Class A Shares outstanding immediately after giving effect to such subdivision, combination or reclassification. Such increase or reduction, as the case may be, shall become effective immediately after the opening of business on the day upon which such subdivision, combination or reclassification becomes effective.

(ii)         Adjustment for Rights Issue. If the Corporation shall, at any time or from time to time, while any Series 5 Preferred Shares are outstanding, distribute rights, options or warrants to all or substantially all holders of its Class A Shares entitling them, for a period expiring within sixty (60) days after the record date for such distribution, to purchase Class A Shares, or securities convertible into, or exchangeable or exercisable for, Class A Shares, in either case, at less than the average of the Closing Prices for the five (5) consecutive Trading Days immediately preceding the first public announcement of the distribution, then the Conversion Amount shall be adjusted so that the same shall equal the rate determined by multiplying the Conversion Amount in effect at the opening of business on the Ex-Dividend Date for such distribution by a fraction:

(A) the numerator of which shall be the sum of (1) the number of Class A Shares Outstanding on the close of business on the Business Day immediately preceding the Ex-Dividend Date for such distribution, plus (2) the number of Class A Shares that the aggregate offering price of the total number of Class A Shares issuable pursuant to such rights, options or warrants would purchase at the Current Market Price of the Class A Shares on the declaration date for such distribution (determined by multiplying such total number of Class A Shares so offered by the exercise price of such rights, options or warrants and dividing the product so obtained by such Current Market Price); and

(B) the denominator of which shall be the number of Class A Shares Outstanding at the close of business on the Business Day immediately preceding the Ex-Dividend Date for such distribution, plus the total number of additional Class A Shares issuable pursuant to such rights, options or warrants.

The term “Class A Shares Outstanding” shall mean, without duplication, and include the following, and the following shall be included whether vested or unvested, whether contingent or non-contingent and whether exercisable or not yet exercisable, and without regard to any other limitations or restrictions on conversion or exercise:

(1)         the number of Class A Shares, Class B Shares and Class C Shares then outstanding;

(2)         all Class A Shares issuable upon conversion of outstanding Series 5 Preferred Shares; and

(3)         all Class A Shares issuable upon exercise of outstanding options and any other Convertible Security.

Such adjustment shall become effective immediately after the opening of business on the Ex-Dividend Date for such distribution.

To the extent that Class A Shares are not delivered pursuant to such rights, options or warrants or upon the expiration or termination of such rights, options or warrants, the Conversion Amount shall be readjusted to the Conversion Amount that would then be in effect had the adjustments made upon the issuance of such rights, options or warrants been made on the basis of the delivery of only the number of Class A Shares actually delivered. In the event that such rights, options or warrants are not so distributed, the Conversion Amount shall again be adjusted to be the Conversion Amount which would then be in effect if the Ex-Dividend Date for such distribution had not occurred. In determining whether any rights, options or warrants entitle the holders to purchase Class A Shares at less than the average of the Closing Prices for the five (5) consecutive Trading Days immediately preceding the first public announcement of the relevant distribution, and in determining the aggregate offering price of such Class A Shares, there shall be taken into account any consideration received for such rights, options or warrants and the value of such consideration if other than cash, to be determined in good faith by the Board of Directors. Except as set forth in this paragraph, in no event shall the Conversion Amount be increased pursuant to this SECTION 6(f)(ii).

(iii)        Adjustment for Certain Tender Offers or Exchange Offers. In case the Corporation or any of its Subsidiaries shall, at any time or from time to time, while any Series 5 Preferred Shares are outstanding, distribute cash or other consideration in respect of a tender offer or an exchange offer (that is treated as a “tender offer” under U.S. federal securities laws) made by the Corporation or any Subsidiary for all or any portion of the Class A Shares, where the sum of the aggregate amount of such cash distributed and the aggregate Fair Market Value, as of the Expiration Date (as defined below), of such other consideration distributed (such sum, the “Aggregate Amount”) expressed as an amount per Class A Share validly tendered or exchanged, and not withdrawn, pursuant to such tender offer or exchange offer as of the Expiration Time (as defined below) (such tendered or exchanged Class A Shares, the “Purchased Shares”) exceeds the Closing Price per share of the Class A Shares on the Trading Day immediately following the last date (such last date, the “Expiration Date”) on which tenders or exchanges could have been made pursuant to such tender offer or exchange offer (as the same may be amended through the Expiration Date), then, and in each case, immediately after the close of business on such date, the Conversion Amount shall be decreased so that the same shall equal the rate determined by multiplying the Conversion Amount in effect immediately prior to the close of business on the Trading Day immediately following the Expiration Date by a fraction:

(A) the numerator of which shall be equal to the product of (1) the number of Class A Shares outstanding as of the last time (the “Expiration Time”) at which tenders or exchanges could have been made pursuant to such tender offer or exchange offer (including all Purchased Shares) and (2) the Closing Price per share of the Class A Shares on the Trading Day immediately following the Expiration Date; and

(B) the denominator of which is equal to the sum of (x) the Aggregate Amount and (y) the product of (I) an amount equal to (1) the number of Class A Shares outstanding as of the Expiration Time, less (2) the Purchased Shares and (II) the Closing Price per share of the Class A Shares on the Trading Day immediately following the Expiration Date.

An adjustment, if any, to the Conversion Amount pursuant to this SECTION 6(f)(iii) shall become effective immediately prior to the opening of business on the second Trading Day immediately following the Expiration Date. In the event that the Corporation or a Subsidiary is obligated to purchase Class A Shares pursuant to any such tender offer or exchange offer, but the Corporation or such Subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Amount shall again be adjusted to be the Conversion Amount which would then be in effect if such tender offer or exchange offer had not been made. Except as set forth in the preceding sentence, if the application of this SECTION 6(f)(iii) to any tender offer or exchange offer would result in an increase in the Conversion Amount, no adjustment shall be made for such tender offer or exchange offer under this SECTION 6(f)(iii).

(iv)        Disposition Events.

(A) If any of the following events (any such event, a “Disposition Event”) occurs:

(1)         any reclassification or exchange of the Class A Shares (other than as a result of a subdivision or combination);

(2)         any merger, amalgamation, consolidation or other combination to which the Corporation is a constituent party; or

(3)         any sale, conveyance, lease, or other disposal of all or substantially all the properties and assets of the Corporation to any other person;

in each case, as a result of which all of the holders of Class A Shares shall be entitled to receive cash, securities or other property for their Class A Shares, the Series 5 Preferred Shares converted following the effective date of any Disposition Event shall be converted, in lieu of the Class A Shares otherwise deliverable, into the same amount and type (in the same proportion) of cash, securities or other property received by holders of Class A Shares in the relevant event (collectively, “Reference Property”) received upon the occurrence of such Disposition Event by a holder of Class A Shares holding, immediately prior to the transaction, the number of Class A Shares into which such Series 5 Preferred Shares would have been converted pursuant to SECTION 6(a) without giving effect to any limitations on conversion set forth in SECTION 6(b) immediately prior to such Disposition Event; provided that if the Disposition Event provides the holders of Class A Shares with the right to receive more than a single type of consideration determined based in part upon any form of stockholder election, the Reference Property shall be comprised of the weighted average of the types and amounts of consideration received by the holders of the Class A Shares.

(B) The above provisions of this SECTION 6(f)(iv) shall similarly apply to successive Disposition Events. If this SECTION 6(f)(iv) applies to any event or occurrence, neither SECTION 6(f)(i) nor SECTION 6(f)(iii) shall apply; provided, however, that this SECTION 6(f)(iv) shall not apply to any share split or combination to which SECTION 6(f)(i) is applicable or to a liquidation, dissolution or winding up to which SECTION 3 applies. To the extent that equity securities of a company are received by the holders of Class A Shares in connection with a Disposition Event, the portion of the Series 5 Preferred Shares which will be convertible into such equity securities will continue to be subject to the anti-dilution adjustments set forth in this SECTION 6(f).

(v)         Minimum Adjustment. Notwithstanding the foregoing, the Conversion Amount will not be reduced if the amount of such reduction would be an amount less than one percent (1%) of such Conversion Amount, but any such amount will be carried forward and reduction with respect thereto will be made at the time that such amount, together with any subsequent amounts so carried forward, aggregates to one percent (1%) or more.

(vi)        When No Adjustment Required. Notwithstanding anything herein to the contrary, no adjustment to the Conversion Amount need be made:

(A) for a transaction referred to in SECTION 6(f)(i) or SECTION 6(f)(ii) if the Series 5 Preferred Shares participate, without conversion, in the transaction or event that would otherwise give rise to an adjustment pursuant to such Section at the same time as holders of the Class A Shares participate with respect to such transaction or event and on the same terms as holders of the Class A Shares participate with respect to such transaction or event as if the holders of Series 5 Preferred Shares, at such time, held a number of Class A Shares equal to the number of Class A Shares into which the Series 5 Preferred Shares were convertible at such time;

(B) for rights to purchase Class A Shares pursuant to any present or future plan by the Corporation for reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in Class A Shares under any plan; or

(C) for any event otherwise requiring an adjustment under this SECTION 6 if such event is not consummated.

(vii)       Rules of Calculation; Treasury Shares. All calculations will be made to the nearest one-hundredth of a cent or to the nearest one-ten thousandth of a share. Except as explicitly provided herein, the number of Class A Shares outstanding will be calculated on the basis of the number of issued and outstanding Class A Shares.

(viii)      Waiver. Notwithstanding the foregoing, the Conversion Amount will not be reduced if the Corporation receives, prior to the effective time of the adjustment to the Conversion Amount, written notice from the holders representing at least a majority of the then outstanding Series 5 Preferred Shares, voting together as a separate class, that no adjustment is to be made as the result of a particular issuance of Class A Shares or other dividend or other distribution on Class A Shares. This waiver will be limited in scope and will not be valid for any issuance of Class A Shares or other dividend or other distribution on Class A Shares not specifically provided for in such notice.

(ix)         Tax Adjustment. Anything in this SECTION 6 notwithstanding, the Corporation shall be entitled to make such downward adjustments in the Conversion Amount, in addition to those required by this SECTION 6, as the Board of Directors in its sole discretion shall determine to be advisable in order that any event treated for U.S. federal income tax purposes as a dividend or share split will not be taxable to the holders of Class A Shares.

(x)          No Duplication. If any action would require adjustment of the Conversion Amount pursuant to more than one of the provisions described in this SECTION 6 in a manner such that such adjustments are duplicative, only one adjustment shall be made.

(xi)         Provisions Governing Adjustment to Conversion Amount.  Rights, options or warrants distributed by the Corporation to all or substantially all holders of Class A Shares entitling the holders thereof to subscribe for or purchase shares of the Corporation’s capital (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (“Rights Trigger”): (A) are deemed to be transferred with such Class A Shares; (B) are not exercisable; and (C) are also issued in respect of future issuances of Class A Shares, shall be deemed not to have been distributed for purposes of SECTION 6(f)(i), (ii), (iii) or (iv) (and no adjustment to the Conversion Amount under SECTION 6(f)(i), (ii), (iii) or (iv) will be required) until the occurrence of the earliest Rights Trigger, whereupon such rights, options and warrants shall be deemed to have been distributed, and (x) if and to the extent such rights, options and warrants are exercisable for Class A Shares or the equivalents thereof, an appropriate adjustment (if any is required) to the Conversion Amount shall be made under SECTION 6(f)(ii) (without giving effect to the sixty (60) day limit on the exercisability of rights, options and warrants ordinarily subject to such SECTION 6(f)(ii)), and/or (y) if and to the extent such rights, options and warrants are exercisable for cash and/or any shares of the Corporation’s capital other than Class A Shares or Class A Share equivalents, shall be subject to the provisions of SECTION 2(a) applicable to Participating Dividends and shall be distributed to the holders of Series 5 Preferred Shares.  If any such right, option or warrant, including any such existing rights, options or warrants distributed prior to the Series 5 Original Issuance Date, are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Ex-Dividend Date with respect to new rights, options or warrants with such rights (and a termination or expiration of the existing rights, options or warrants without exercise by any of the holders thereof).  In addition, in the event of any distribution (or deemed distribution) of rights, options or warrants, or any Rights Trigger or other event (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Amount under SECTION 6(f)(i), (ii), (iii) or (iv) was made, (1) in the case of any such rights, options or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Amount shall be readjusted at the opening of business of the Corporation immediately following such final redemption or repurchase by multiplying such Conversion Amount by a fraction (x) the numerator of which shall be the Current Market Price per Class A Share on such date, less the amount equal to the per share redemption or repurchase price received by a holder or holders of Class A Shares with respect to such rights, options or warrants (assuming such holder had retained such rights, options or warrants), made to all or substantially all holders of Class A Shares as of the date of such redemption or repurchase and (y) the denominator of which shall be the Current Market Price, and (2) in the case of such rights, options or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Amount shall be readjusted as if such rights, options and warrants had not been issued. Notwithstanding the foregoing, (A) to the extent any such rights, options or warrants are redeemed by the Corporation prior to a Rights Trigger or are exchanged by the Corporation, in either case for Class A Shares, the Conversion Amount shall be appropriately readjusted (if and to the extent previously adjusted pursuant to this SECTION 6(f)(xi)) as if such rights, options or warrants had not been issued, and instead the Conversion Amount will be adjusted as if the Corporation had issued the Class A Shares issued upon such redemption or exchange as a dividend or distribution of Class A Shares subject to SECTION 6(f)(i)(A) and (B) to the extent any such rights, options or warrants are redeemed by the Corporation prior to a Rights Trigger or are exchanged by the Corporation, in either case for any shares of the Corporation’s capital (other than Class A Shares) or any other assets of the Corporation, such redemption or exchange shall be deemed to be a distribution and shall be subject to, and paid to the holders of Series 5 Preferred Shares pursuant to, the provisions of SECTION 2(a) applicable to Participating Dividends.

(xii)        Notwithstanding anything herein to the contrary, any adjustment of the Conversion Amount or entitlement to acquire Class A Shares pursuant to this Designation shall be subject to the rules of the Exchange to the extent required to comply with such rules. If after the date of effectiveness of this Designation there is a change in the applicable rules of the Exchange on which the Class A Shares are listed at the time such change becomes effective or in the interpretation of such applicable rules that would cause the Class A Shares to be delisted by such Exchange as a result of the terms of this Designation, the rights of the holders of the Series 5 Preferred Shares set forth in this Designation shall thereafter be limited to the extent required by such changed rules in order for the Class A Shares to continue to be listed on such Exchange.

(xiii)       Notwithstanding anything to the contrary in this Designation, if an adjustment to the Conversion Amount becomes effective on any Ex-Dividend Date as described herein, and a holder of Series 5 Preferred Shares that have been converted on or after such Ex-Dividend Date and on or prior to the related record date would be treated as the record holder of Class A Shares as of the related Conversion Date based on an adjusted Conversion Amount for such Ex-Dividend Date, then, notwithstanding such Conversion Amount adjustment provisions, the Conversion Amount adjustment relating to such Ex-Dividend Date will not be made for such converted Series 5 Preferred Shares. Instead, the holder of such converted Series 5 Preferred Shares will be treated as if such holder were the record owner of the Class A Shares on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

(g)          Notice of Record Date. In the event of:

(i)          any share split or combination of the outstanding Class A Shares;

(ii)         any declaration or making of a dividend or other distribution to holders of Class A Shares in additional Class A Shares, any other share capital, other securities or other property (including, but not limited to, cash and evidences of indebtedness);

(iii)        any reclassification or change to which SECTION 6(f)(i)(B) applies;

(iv)        the dissolution, liquidation or winding up of the Corporation; or

(v)         any other event constituting a Disposition Event;

then the Corporation shall file with its corporate records and mail to the holders of the Series 5 Preferred Shares at their last addresses as shown on the records of the Corporation, at least ten (10) days prior to the record date specified in (A) below or ten (10) days prior to the date specified in (B) below, a notice stating:

(A) the record date of such share split, combination, dividend or other distribution, or, if a record is not to be taken, the date as of which the holders of Class A Shares of record to be entitled to such share split, combination, dividend or other distribution are to be determined, or

(B) the date on which such reclassification, change, dissolution, liquidation, winding up or other event constituting a Disposition Event, is estimated to become effective, and the date as of which it is expected that holders of Class A Shares of record will be entitled to exchange their Class A Shares for the share capital, other securities or other property (including, but not limited to, cash and evidences of indebtedness) deliverable upon such reclassification, change, liquidation, dissolution, winding up or other Disposition Event.

Disclosures made by the Corporation in any public filings made under the Exchange Act shall be deemed to satisfy the notice requirements set forth in this SECTION 6(g).

(h)          Certificate of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Amount pursuant to this SECTION 6, the Corporation shall compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series 5 Preferred Shares a certificate, signed by an officer of the Corporation, setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the reasonable written request of any holder of Series 5 Preferred Shares, furnish to such holder a similar certificate setting forth (i) the calculation of such adjustments and readjustments in reasonable detail, (ii) the Conversion Amount then in effect, and (iii) the number of Class A Shares and the amount, if any, of share capital, other securities or other property (including, but not limited to, cash and evidences of indebtedness) which then would be received upon the conversion of Series 5 Preferred Shares.

SECTION 7.        Additional Definitions. For purposes of this Designation, the following terms shall have the following meanings:

(a)          “Affiliate” means, with respect to any person, any other person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified person. Notwithstanding the foregoing, the Corporation, its subsidiaries and its other controlled Affiliates shall not be considered Affiliates of the Investor.

(b)          “Beneficially Own,” “Beneficially Owned” or “Beneficial Ownership” has the meaning set forth in Rule 13d-3 of the rules and regulations promulgated under the Exchange Act, except that for purposes hereof the words “within sixty days” in Rule 13d-3(d)(1)(i) shall not apply, to the effect that a person shall be deemed to be the Beneficial Owner of a security if that person has the right to acquire beneficial ownership of such security at any time. For the avoidance of doubt, for purposes hereof, except where otherwise expressly provided herein, the Investor (or any other person) shall at all times be deemed to have Beneficial Ownership of Class A Shares issuable upon conversion of the Series 5 Preferred Shares directly or indirectly held by them, irrespective of any applicable restrictions on transfer, conversion or voting.

(c)          “Board of Directors” means the board of directors of the Corporation.

(d)          “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law, regulation or executive order to close in New York City, New York.

(e)        “Closing Price” of the Class A Shares on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the Exchange or, if the Class A Shares are not listed or admitted for trading on an Exchange, as reported on the quotation system on which such security is quoted. If the Class A Shares are not listed or admitted for trading on an Exchange and not reported on a quotation system on the relevant date, the “closing price” will be the last quoted bid price for the Class A Shares in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If the Class A Shares are not so quoted, the last reported sale price will be the average of the mid-point of the last bid and ask prices for the Class A Shares on the relevant date from each of at least three nationally recognized investment banking firms selected by the Corporation for this purpose.

(f)         “Common Shares” means the Class A Shares, the Class B Shares, the Class C Shares and any other common shares in the capital of the Corporation.

(g)         “control,” “controlling,” “controlled by” and “under common control with,” with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of Voting Stock, by contract or otherwise.

(h)          “Convertible Security” means any debt or other evidences of indebtedness, shares of capital or other securities directly or indirectly convertible into or exercisable or exchangeable for Class A Shares.

(i)          “Corporation” means MDC Partners Inc., a Delaware corporation.

(j)          “Current Market Price” of Class A Shares on any day means the average of the Closing Prices per Class A Share for each of the five (5) consecutive Trading Days ending on the earlier of the day in question and the day before the Ex-Dividend Date with respect to the issuance or distribution requiring such computation.

(k)        “Designation” mean this Designation of the Series 5 Preferred Stock.

(l)          “Ex-Dividend Date” means, with respect to any issuance or distribution, the first date on which the Class A Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance or distribution.

(m)         “Exchange” means Nasdaq and, if the Class A Shares are not then listed on Nasdaq, the principal other U.S. national or regional securities exchange or market on which the Class A Shares are then listed.

(n)         “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(o)         “Fair Market Value” of the Class A Shares or any other security or property means the fair market value thereof as determined in good faith by the Board of Directors, which determination must be set forth in a written resolution of the Board of Directors, in accordance with the following rules:

(i)          for Class A Shares or other security traded or quoted on an Exchange, the Fair Market Value will be the average of the Closing Prices of such security on such Exchange over a ten (10) consecutive Trading Day period, ending on the Trading Day immediately prior to the date of determination; and

(ii)         for any other property, the Fair Market Value shall be determined by the Board of Directors assuming a willing buyer and a willing seller in an arm’s-length transaction.

(p)         “group” has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act.

(q)         “hereof,” “herein” and “hereunder” and words of similar import refer to this Designation as a whole and not merely to any particular clause, provision, section or subsection.

(r)          “Investor” shall mean Broad Street Principal Investments, L.L.C.

(s)          “Market Disruption Event” means, with respect to the Class A Shares, (i) a failure by the Exchange to open for trading during its regular trading session or (ii) the occurrence or existence for more than one half hour period in the aggregate on any scheduled Trading Day for the Class A Shares of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the Exchange, or otherwise) in the Class A Shares or in any options, contracts or future contracts relating to the Class A Shares, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

(t)          “Nasdaq” means The NASDAQ Global Market.

(u)         “person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government, any agency or political subdivisions thereof or other “person” as contemplated by Section 13(d) of the Exchange Act.

(v)         “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(w)         “Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated as of February 14, 2017, between the Corporation and the Investor.

(x)          “Series 5 Original Issuance Date” means, with respect to any Series 5 Preferred Share, the original issue date of such Series 5 Preferred Share.

(y)          “share capital” means any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital, partnership interests (whether general or limited) or equivalent ownership interests in or issued by such person, and with respect to the Corporation includes, without limitation, any and all Common Shares and the Series 5 Preferred Shares.

(z)          “Subsidiary” means with respect to any person, any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by, or, in the case of a partnership, the sole general partner or the managing partner or the only general partners of which are, such person and one or more Subsidiaries of such person (or a combination thereof). Unless otherwise specified, “Subsidiary” means a Subsidiary of the Corporation.

(aa)         “Trading Day” means any day on which (i) there is no Market Disruption Event and (ii) the Exchange is open for trading or, if the Class A Shares are not so listed, admitted for trading or quoted, any Business Day. A Trading Day only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant Exchange.

(bb)         “Voting Stock” shall mean the Class A Shares, the Class B Shares and the Class C Shares and securities of any class or kind ordinarily having the power to vote generally for the election of directors of the Board of Directors of the Corporation or its successor.

(cc)         Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Aggregate Amount	SECTION 6(f)(iii)
Class A Shares	SECTION 3(a)
Class A Shares Outstanding	SECTION 6(f)
Class B Shares	SECTION 3(a)
Class C Shares	SECTION 3(a)
Conversion Amount	SECTION 6(a)
Conversion Date	SECTION 6(a)
Disposition Event	SECTION 6(f)(iv)
Expiration Date	SECTION 6(f)(iii)
Expiration Time	SECTION 6(f)(iii)(A)
Liquidation Entitlement	SECTION 3(a)
Maximum Voting Power	SECTION 6(b)
Participating Dividends	SECTION 2(a)
Purchased Shares	SECTION 6(f)(iii)
Reference Property	SECTION 6(f)(iv)
Rights Trigger	SECTION 6(f)(xi)

Series 5 Preferred Shares	SECTION 1

SECTION 8.        Miscellaneous. For purposes of this Designation, the following provisions shall apply:

(a)          Withholding Tax. Notwithstanding any other provision of this Designation, the Corporation may deduct or withhold from any payment, distribution, issuance or delivery (whether in cash or in shares) to be made pursuant to this Designation any amounts required or permitted by law to be deducted or withheld from any such payment, distribution, issuance or delivery and shall remit any such amounts to the relevant tax authority as required. If the cash component of any payment, distribution, issuance or delivery to be made pursuant to this Designation is less than the amount that the Corporation is so required or permitted to deduct or withhold, the Corporation shall be permitted to deduct and withhold from any noncash payment, distribution, issuance or delivery to be made pursuant to this Designation any amounts required or permitted by law to be deducted or withheld from any such payment, distribution, issuance or delivery and to dispose of such property in order to remit any amount required to be remitted to any relevant tax authority. Notwithstanding the foregoing, the amount of any payment, distribution, issuance or delivery made to a holder of Series 5 Preferred Shares pursuant to this Designation shall be considered to be the amount of the payment, distribution, issuance or delivery received by such holder plus any amount deducted or withheld pursuant to this SECTION 8. In the absence of any such deduction or withholding by the Corporation, and unless agreed otherwise by the Corporation in writing, holders of Series 5 Preferred Shares shall be responsible for all withholding taxes in respect of any payment, distribution, issuance or delivery made or credited to them pursuant to this Designation and shall indemnify and hold harmless the Corporation on an after-tax basis (for this purpose, having regard only to taxes for which the Corporation is liable for any such taxes imposed on any payment, distribution, issuance or delivery made or credited to them pursuant to this Designation.

(b)          Wire or Electronic Transfer of Funds. Notwithstanding any other right, privilege, restriction or condition attaching to the Series 5 Preferred Shares, the Corporation may, at its option, make any payment due to registered holders of Series 5 Preferred Shares by way of a wire or electronic transfer of funds to such holders. If a payment is made by way of a wire or electronic transfer of funds, the Corporation shall be responsible for any applicable charges or fees relating to the making of such transfer. As soon as practicable following the determination by the Corporation that a payment is to be made by way of a wire or electronic transfer of funds, the Corporation shall provide a notice to the applicable registered holders of Series 5 Preferred Shares at their respective addresses appearing on the books of the Corporation. Such notice shall request that each applicable registered holder of Series 5 Preferred Shares provide the particulars of an account of such holder with a chartered bank in the United States to which the wire or electronic transfer of funds shall be directed. If the Corporation does not receive account particulars from a registered holder of Series 5 Preferred Shares prior to the date such payment is to be made, the Corporation shall deposit the funds otherwise payable to such holder in a special account or accounts in trust for such holder. The making of a payment by way of a wire or electronic transfer of funds or the deposit by the Corporation of funds otherwise payable to a holder in a special account or accounts in trust for such holder shall be deemed to constitute payment by the Corporation on the date thereof and shall satisfy and discharge all liabilities of the Corporation for such payment to the extent of the amount represented by such transfer or deposit.

(c)          Amendments. The provisions attaching to the Series 5 Preferred Shares may be deleted, varied, modified, amended or amplified by amendment with such approval as may then be required by the General Corporation Law of the State of Delaware.

(d)          U.S. Currency. Unless otherwise stated, all references herein to sums of money are expressed in lawful money of the United States.

EXHIBIT C

DESIGNATION
OF
SERIES 6 CONVERTIBLE PREFERRED STOCK
OF
MDC PARTNERS INC.

SECTION 1.        Designation and Amount. The designation of this series of Preferred Stock is “Series 6 Convertible Preferred Stock” (the “Series 6 Preferred Shares”), no par value, and the number of shares constituting such series is Fifty Thousand (50,000). Subject to the Certificate of Incorporation, such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series 6 Preferred Shares to less than the number of shares then issued and outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

SECTION 2. Dividends.

(a)          Participating Dividends.

(i)          Each holder of issued and outstanding Series 6 Preferred Shares will be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends for each Series 6 Preferred Share, dividends of the same type as any dividends or other distribution, whether in cash, in kind or in other property, payable or to be made on outstanding Class A Subordinate Voting Shares of the Corporation (the “Class A Shares”), in an amount equal to the amount of such dividends or other distribution as would be made on the number of Class A Shares into which such Series 6 Preferred Shares could be converted on the applicable record date for such dividends or other distribution on the Class A Shares, without giving effect to the limitations set forth in SECTION 6(b) after aggregating all shares held by the same holder (the “Participating Dividends”) and disregarding any rounding for fractional amounts; provided, however, that notwithstanding the above, the holders of Series 6 Preferred Shares shall not be entitled to receive any dividends or distributions for which an adjustment to the Conversion Price (as defined below) shall be made pursuant to SECTION 6(f)(i)(A) or SECTION 6(f)(ii) (and such dividends or distributions that are not payable to the holders of Series 6 Preferred Shares as a result of this proviso shall not be deemed to be Participating Dividends).

(ii)         Participating Dividends are payable at the same time as and when such dividends or other distributions on the Class A Shares are paid to the holders of Class A Shares and are payable to holders of record of Series 6 Preferred Shares on the record date for the corresponding dividend or distribution on the Class A Shares.

(b)          Additional Dividends.

(i)          Following the occurrence of a Specified Event, each holder of issued and outstanding Series 6 Preferred Shares will be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends for each Series 6 Preferred Share, with respect to each Dividend Period, dividends at a rate per annum equal to the Additional Rate multiplied by the Base Liquidation Preference per Series 6 Preferred Share (the “Additional Dividends” and, together with Participating Dividends, the “Dividends”). Any Additional Dividends payable pursuant to this SECTION 2(b) shall be in addition to any Participating Dividends, as applicable, payable pursuant to SECTION 2(a) hereof.

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(ii)         Additional Dividends will accrue on a daily basis and be cumulative from the date on which a Specified Event occurs and are payable in arrears on each Dividend Payment Date.

(iii)        Additional Dividends in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of Additional Dividends payable for any Dividend Period shorter or longer than a full quarterly Dividend Period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

(iv)        Additional Dividends that are declared and payable on a Dividend Payment Date will be paid to the holders of record of Series 6 Preferred Shares as they appear in the records of the Corporation at the close of business on the 15th day of the calendar month prior to the month in which the applicable Dividend Payment Date falls, provided that Additional Dividends payable upon redemption or conversion of Series 6 Preferred Shares will be payable to the holder of record on the Redemption Date or the Conversion Date, as applicable. Any payment of an Additional Dividend will first be credited against the earliest accumulated but unpaid Additional Dividend due with respect to each share that remains payable.

(v)         Additional Dividends are payable only in cash. Additional Dividends will accrue and cumulate whether or not the Corporation has earnings or profits, whether or not there are funds legally available for the payment of Additional Dividends and whether or not Additional Dividends are declared.

(vi)        After a Specified Event has occurred and while any Series 6 Preferred Shares remain outstanding, unless all Additional Dividends accrued to the end of all completed Dividend Periods have been paid in full, neither the Corporation nor any of its subsidiaries may (A) declare, pay or set aside for payment any dividends or distributions on any Junior Securities or (B) repurchase, redeem or otherwise acquire any Junior Securities.

(vii)       The provisions of SECTION 2(b)(vi) shall not prohibit:

(A) the repurchase, redemption, retirement or other acquisition of vested or unvested Common Shares held by any future, present or former officer, director, employee, manager or consultant (or their respective permitted transferees) of the Corporation or any subsidiary of the Corporation pursuant to any equity incentive grant, plan, program or arrangement, any severance agreement or any stock subscription or equityholder agreement, in each case solely to the extent required by the terms thereof;

(B) payments made or expected to be made by the Corporation in respect of withholding or similar taxes payable in connection with the exercise or vesting of Common Shares or Class A Equivalents by any future, present or former officer, director, employee, manager or consultant (or their respective permitted transferees) of the Corporation or any subsidiary of the Corporation and repurchases or withholdings of Common Shares or Class A Equivalents in connection with any exercise or vesting of Common Shares or Class A Equivalents if such Common Shares or Class A Equivalents represent all or a portion of the exercise price of, or withholding obligation with respect to, such Common Shares or Class A Equivalents;

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(C) cash payments made in lieu of issuing fractional Common Shares in connection with the exercise or vesting of Common Shares or Class A Equivalents;

(D) payments arising from agreements of the Corporation or a subsidiary of the Corporation providing for adjustment of purchase price, deferred consideration, earn outs or similar obligations, in each case incurred in connection with the purchase or investment by the Corporation or a subsidiary of the Corporation of or in assets or capital stock of a third party; or

(E) payments or distributions made pursuant to any plan or proposal for the liquidation or dissolution of the Corporation or pursuant to any decree or order for relief or made by any custodian of the Corporation in connection with any voluntary case or proceeding under Title 11 of the U.S. Code or any similar federal, state or non-U.S. law for the relief of debtors.

(c)          The Corporation shall pay Dividends (less any tax required to be deducted and withheld by the Corporation), except in case of redemption or conversion in which case payment of Dividends shall be made on surrender of the certificate, if any, representing the Series 6 Preferred Shares to be redeemed or converted, by electronic funds transfer or by sending to each holder of Series 6 Preferred Shares a check for such Dividends payable to the order of such holder or, in the case of joint holders, to the order of all such holders failing written instructions from them to the contrary or in such other manner, not contrary to applicable law, as the Corporation shall reasonably determine. The making of such payment or the posting or delivery of such check on or before the date on which such Dividend is to be paid to a holder shall be deemed to be payment and shall satisfy and discharge all liabilities for the payment of such Dividends to the extent of the sum represented thereby (plus the amount of any tax required to be and in fact deducted and withheld by the Corporation from the related Dividends as aforesaid and remitted to the proper taxing authority) unless such check is not honored when presented for payment. Subject to applicable law, Dividends which are represented by a check which has not been presented to the Corporation’s bankers for payment or that otherwise remain unclaimed for a period of six years from the date on which they were declared to be payable shall be forfeited to the Corporation.

(d)          Holders of the Series 6 Preferred Shares are not entitled to any dividend, whether payable in cash, in kind or other property, in excess of the Participating Dividends and, if applicable, the Additional Dividends, as provided in this SECTION 2.

SECTION 3.        Liquidation Preference.

(a)          Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, each Series 6 Preferred Share entitles the holder thereof to receive and to be paid out of the assets of the Corporation available for distribution, before any distribution or payment may be made to a holder of any Class A Shares, any Class B Shares of the Corporation (the “Class B Shares”) or any Class C Shares of the Corporation (the “Class C Shares”) or any other shares ranking junior as to capital to the Series 6 Preferred Shares, an amount per Series 6 Preferred Share equal to the greater of (i) the Base Liquidation Preference (as defined below), as increased by the Accretion Rate (as defined below) from the most recent Quarterly Compounding Date to the date of such liquidation, dissolution or winding up (without duplication of changes to the Base Liquidation Preference as provided for in SECTION 3(b)) plus any accrued but unpaid Dividends with respect thereto, and (ii) an amount equal to the amount the holders of the Series 6 Preferred Shares would have received per Series 6 Preferred Share upon liquidation, dissolution or winding up of the Corporation had such holders converted their Series 6 Preferred Shares into Class A Shares immediately prior thereto, without giving effect to the limitations set forth in SECTION 6(b) and disregarding any rounding for fractional amounts (the greater of the amount in clause (i) and clause (ii), the “Liquidation Preference”). Notwithstanding the foregoing or anything in this Designation to the contrary, immediately prior to and conditioned upon the consummation of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, if the amount set forth in clause (i) above is greater than the amount set forth in clause (ii) above, any holder of outstanding Series 6 Preferred Shares shall have the right to convert its Series 6 Preferred Shares into Class A Shares by substituting the Fair Market Value of a Class A Share for the then-applicable Conversion Price and without giving effect to the limitations set forth in SECTION 6(b) and disregarding any rounding for fractional amounts.

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(b)          The “Base Liquidation Preference” per Series 6 Preferred Share shall initially be equal to the Original Purchase Price. From and after the Series 6 Original Issuance Date, the Base Liquidation Preference of each Series 6 Preferred Share shall increase on a daily basis, on the basis of a 360-day year consisting of twelve 30-day months, at a rate of 8.0% per annum (the “Accretion Rate”) of the then-applicable Base Liquidation Preference, the amount of which increase shall compound quarterly on each March 31, June 30, September 30 and December 31 (each, a “Quarterly Compounding Date”) from the Series 6 Original Issuance Date through March 14, 2024, following which the Accretion Rate will decrease to 0% per annum and the Base Liquidation Preference per Series 6 Preferred Share will not increase during any period subsequent to March 14, 2024. The Base Liquidation Preference shall be proportionally adjusted for any stock dividends, splits, combinations and similar events on the Series 6 Preferred Shares.

(c)          After payment to the holders of the Series 6 Preferred Shares of the full Liquidation Preference to which they are entitled, the Series 6 Preferred Shares as such will have no right or claim to any of the assets of the Corporation.

(d)          The value of any property not consisting of cash that is distributed by the Corporation to the holders of the Series 6 Preferred Shares will equal the Fair Market Value thereof on the date of distribution.

(e)          For the purposes of this SECTION 3, a Fundamental Change (in and of itself) shall not be deemed to be a liquidation, dissolution or winding up of the Corporation subject to this SECTION 3 (it being understood that an actual liquidation, dissolution or winding up of the Corporation in connection with a Fundamental Change will be subject to this SECTION 3).

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SECTION 4.        Voting Rights.

(a)          The holders of outstanding Series 6 Preferred Shares shall not be entitled as such, except as required by law, to receive notice of or to attend any meeting of the shareholders of the Corporation or to vote at any such meeting but shall be entitled to receive notice of meetings of shareholders of the Corporation called for the purpose of authorizing the dissolution of the Corporation or the sale of its undertaking or a substantial part thereof. The approval of the holders of the Series 6 Preferred Shares with respect to any and all matters referred to in this Designation may be given in writing by all of the holders of the Series 6 Preferred Shares outstanding or by resolution duly passed and carried as may then be required by the General Corporation Law of the State of Delaware at a meeting of the holders of the Series 6 Preferred Shares duly called and held for the purpose of considering the subject matter of such resolution and at which holders of not less than a majority of all Series 6 Preferred Shares then outstanding are present in person or represented by proxy in accordance with the by-laws of the Corporation; provided, however, that if at any such meeting, when originally held, the holders of at least a majority of all Series 6 Preferred Shares then outstanding are not present in person or so represented by proxy within 30 minutes after the time fixed for the meeting, then the meeting shall be adjourned to such date, being not less than fifteen (15) days later. Notice of any such original meeting of the holders of the Series 6 Preferred Shares shall be given not less than twenty-one (21) days prior to the date fixed for such meeting and shall specify in general terms the purpose for which the meeting is called, and notice of any such adjourned meeting shall be given not less than ten (10) days prior to the date fixed for such adjourned meeting, but it shall not be necessary to specify in such notice the purpose for which the adjourned meeting is called. The formalities to be observed with respect to the giving of notice of any such original meeting or adjourned meeting and the conduct of it shall be those from time to time prescribed in the by-laws of the Corporation with respect to meetings of shareholders. On every poll taken at any such original meeting or adjourned meeting, each holder of Series 6 Preferred Shares present in person or represented by proxy shall be entitled to one vote for each of the Series 6 Preferred Shares held by such holder.

(b)          Notwithstanding anything to the contrary set forth herein, the holders of Series 6 Preferred Shares shall be entitled to vote on any merger of the Corporation with any direct or indirect wholly-owned subsidiary thereof pursuant to which each share or fraction of a share of the Corporation is converted into the right to receive, or exchanged for, a share or equal fraction of a share of stock of a new holding company having substantially similar designations, rights, powers, and preferences and qualifications, limitations, and restrictions thereof as the share of the Corporation’s stock being converted or exchanged in the merger pursuant to Section 251(c) of the DGCL (a “Holdco-Sub Merger”) and shall vote on any such Holdco-Sub Merger together as a single class with the holders of Class A Shares and Class B Shares; provided that in connection with such vote, each Series 6 Share shall be entitled to 2,000 votes per Series 6 Share; and provided further that from and after the time at which any such Holdco-Sub Merger occurs, the right of the holders of Series 6 Shares to vote on any other Holdco-Sub Merger shall be extinguished and no longer exist.

SECTION 5.        Purchase for Cancellation. Subject to such provisions of the General Corporation Law of the State of Delaware as may be applicable, the Corporation may at any time or times purchase (if obtainable) for cancellation all or any part of the Series 6 Preferred Shares outstanding from time to time: (a) through the facilities of any Exchange or market on which the Series 6 Preferred Shares are listed, (b) by invitation for tenders addressed to all the holders of record of the Series 6 Preferred Shares outstanding, or (c) in any other manner, in each case at the lowest price or prices at which, in the opinion of the Board of Directors, such shares are obtainable.

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SECTION 6.        Conversion.

Each Series 6 Preferred Share is convertible into Class A Shares as provided in this SECTION 6.

(a)          Conversion at the Option of Holders of Series 6 Preferred Shares. Subject to SECTION 6(b), each holder of Series 6 Preferred Shares is entitled to convert, in whole or in part at any time and from time to time, at the option and election of such holder upon receipt of all antitrust approvals required in connection with such conversion (or the lapse of any applicable waiting period relating to such required antitrust approvals), any or all outstanding Series 6 Preferred Shares held by such holder into a number of duly authorized, validly issued, fully paid and nonassessable Class A Shares equal to the number (the “Conversion Amount”) determined by dividing (i) the Base Liquidation Preference (as adjusted pursuant to SECTION 3(b) to the date immediately preceding the Conversion Date (as defined below)) for each Series 6 Preferred Share to be converted by (ii) the Conversion Price in effect at the time of conversion. The “Conversion Price” initially is $5.00 per share, as adjusted from time to time as provided in SECTION 6(f). In order to convert the Series 6 Preferred Shares into Class A Shares, the holder must surrender the certificates representing such Series 6 Preferred Shares, accompanied by transfer instruments satisfactory to the Corporation, free of any adverse interest or liens at the office of the Corporation’s transfer agent for the Series 6 Preferred Shares, together with written notice that such holder elects to convert all or such number of shares represented by such certificates as specified therein. With respect to a conversion pursuant to this SECTION 6(a), the date of receipt of such certificates, together with such notice and such other information or documents as may be required by the Corporation (including any certificates delivered pursuant to SECTION 6(b)), by the transfer agent or the Corporation will be the date of conversion (the “Conversion Date”) and the Conversion Date with respect to a conversion pursuant to SECTION 6(c) will be as provided in such section.

(b)          Limitations on Conversion. Notwithstanding SECTION 6(a) or SECTION 6(c) but subject to SECTION 8, the Corporation shall not effect any conversion of the Series 6 Preferred Shares or otherwise issue Class A Shares pursuant to SECTION 6(a) or SECTION 6(c), and no holder of Series 6 Preferred Shares will be permitted to convert Series 6 Preferred Shares into Class A Shares if, and to the extent that, following such conversion, either (i) such holder’s aggregate voting power on a matter being voted on by holders of Class A Shares would exceed 19.9% of the Maximum Voting Power (as defined below) or (ii) such holder would Beneficially Own more than 19.9% of the then outstanding Common Shares; provided, however, that such conversion restriction shall not apply to any conversion in connection with and subject to completion of (A) a public sale of the Class A Shares to be issued upon such conversion, if following consummation of such public sale such holder will not Beneficially Own in excess of 19.9% of the then outstanding Class A Shares or (B) a bona fide third party tender offer for the Class A Shares issuable thereupon. For purposes of the foregoing sentence, the number of Class A Shares Beneficially Owned by a holder shall include the number of Class A Shares issuable upon conversion of the Series 6 Preferred Shares with respect to which a conversion notice has been given, but shall exclude the number of Class A Shares which would be issuable upon conversion or exercise of the remaining, unconverted portion of the Series 6 Preferred Shares and any Alternative Preference Shares Beneficially Owned by such holder. Upon the written request of the holder, the Corporation shall within two (2) Business Days confirm in writing (which may be by email) to any holder the number of Class A Shares, Class B Shares and Class C Shares then outstanding. In connection with any conversion and as a condition to the Corporation effecting such conversion, upon request of the Corporation, a holder of Series 6 Preferred Shares shall deliver to the Corporation a certificate, signed by a duly authorized officer of such holder, no less than twelve (12) Business Days prior to the applicable conversion, certifying that, after giving effect to such conversion, (i) such holder’s aggregate voting power on a matter being voted on by holders of Class A Shares will not exceed 19.9% of the Maximum Voting Power or (ii) such holder will not Beneficially Own more than 19.9% of the then outstanding Common Shares. For purposes hereof, “Maximum Voting Power” means, at the time of determination of the Maximum Voting Power, the total number of votes which may be cast by all shares of the Corporation’s capital on a matter subject to the vote of the Common Shares and any other securities that constitute Voting Stock voting together as a single class and after giving effect to any limitation on voting power set forth herein and the Certificate of Incorporation, the certificate of designation or other similar document governing other Voting Stock. For purposes of this SECTION 6(b), the aggregate voting power and Beneficial Ownership of Common Shares held by the Affiliates of a holder shall be attributed to such holder.

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(c)          Conversion at the Option of the Corporation. Subject to SECTION 6(b) and SECTION 8, at the Corporation’s option and election and upon its compliance with this SECTION 6(c), and in the case of the Investor and any Permitted Transferee upon receipt of all antitrust approvals required in connection with such conversion (or the lapse of any applicable waiting period relating to such required antitrust approvals), all outstanding Series 6 Preferred Shares shall be converted automatically into a number of duly authorized, validly issued, fully paid and nonassessable Class A Shares equal to the Conversion Amount following written notice by the Corporation to the holders of Series 6 Preferred Shares notifying such holders of the conversion contemplated by this SECTION 6(c), which conversion shall occur on the date specified in such notice, which shall not be less than ten (10) Business Days following the date of such notice (or in the case of the Investor and any Permitted Transferee the later of (A) the date of receipt of all antitrust approvals required in connection with such conversion (or the lapse of any applicable waiting period relating to such required antitrust approvals)) and (B) ten (10) Business Days following the date of such notice), provided, that (i) prior to March 14, 2024, such notice may be delivered by the Corporation (and such Series 6 Preferred Shares may be converted into Class A Shares pursuant to this SECTION 6(c)) only if the Closing Price per Class A Share for the thirty (30) consecutive Trading Day period ending on the Trading Day immediately prior to delivery of a notice of conversion pursuant to this SECTION 6(c) was at or above 125% of the then-applicable Conversion Price and (ii) following March 14, 2024, such notice may be delivered by the Corporation (and such Series 6 Preferred Shares may be converted into Class A Shares pursuant to this SECTION 6(c)) only if the Closing Price per Class A Share for the thirty (30) consecutive Trading Day period ending on the Trading Day immediately prior to delivery of a notice of conversion pursuant to this SECTION 6(c) was at or above 100% of the then-applicable Conversion Price; provided further, that following a Specified Event, the Corporation shall not be entitled to convert the Series 6 Preferred Shares.

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Notwithstanding the foregoing, the holders of Series 6 Preferred Shares shall continue to have the right to convert their Series 6 Preferred Shares pursuant to SECTION 6(a) until and through the Conversion Date contemplated in this SECTION 6(c) and if such Series 6 Preferred Shares are converted pursuant to SECTION 6(a) such shares shall no longer be converted pursuant to this SECTION 6(c) and the Corporation’s notice delivered to the holders pursuant to this SECTION 6(c) shall be of no effect with respect to such shares converted pursuant to SECTION 6(a).

(d)          Fractional Shares. No fractional Class A Shares will be issued upon conversion of the Series 6 Preferred Shares. In lieu of fractional shares, the Corporation shall round, to the nearest whole number, the number of Class A Shares to be issued upon conversion of the Series 6 Preferred Shares. If more than one Series 6 Preferred Share is being converted at one time by or for the benefit of the same holder, then the number of full shares issuable upon conversion will be calculated on the basis of the aggregate number of Series 6 Preferred Shares converted by or for the benefit of such holder at such time.

(e)          Mechanics of Conversion.

(i)          Promptly after the Conversion Date (and in any event within three (3) Business Days), the Corporation shall (A) issue and deliver to such holder the number of Class A Shares to which such holder is entitled in exchange for the certificates formerly representing Series 6 Preferred Shares and (B) pay to such holder, to the extent of funds legally available therefor, all declared and unpaid Dividends on the Series 6 Preferred Shares that are being converted into Class A Shares; provided, that any accrued and unpaid Dividends not paid to such holder pursuant to the foregoing clause (B) shall, subject to SECTION 6(b), be converted into a number of duly authorized, validly issued, fully paid and nonassessable Class A Shares equal to the number determined by dividing (x) the aggregate amount of such accrued and unpaid Dividends on the Series 6 Preferred Shares that are being converted by (y) the then current Conversion Price. Such conversion will be deemed to have been made on the Conversion Date, and the person entitled to receive the Class A Shares issuable upon such conversion shall be treated for all purposes as the record holder of such Class A Shares on such Conversion Date. In case fewer than all the shares represented by any such certificate are to be converted, a new certificate shall be issued representing the unconverted shares without cost to the holder thereof, except for any documentary, stamp or similar issue or transfer tax due because any certificates for Class A Shares or Series 6 Preferred Shares are issued in a name other than the name of the converting holder. The Corporation shall pay any documentary, stamp or similar issue or transfer tax due on the issue of Class A Shares upon conversion or due upon the issuance of a new certificate for any Series 6 Preferred Shares not converted other than any such tax due because Class A Shares or a certificate for Series 6 Preferred Shares are issued in a name other than the name of the converting holder.

(ii)         From and after the Conversion Date, the Series 6 Preferred Shares to be converted on such Conversion Date will no longer be deemed to be outstanding, and all rights of the holder thereof as a holder of Series 6 Preferred Shares (except the right to receive from the Corporation the Class A Shares upon conversion, together with the right to receive any accrued and unpaid Dividends thereon) shall cease and terminate with respect to such shares; provided, that in the event that a Series 6 Preferred Share is not converted, such Series 6 Preferred Share will remain outstanding and will be entitled to all of the rights as provided herein.

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(iii)        If the conversion is in connection with any sale, transfer or other disposition of the Class A Shares issuable upon conversion of the Series 6 Preferred Shares, the conversion may, at the option of any holder tendering any Series 6 Preferred Share for conversion, be conditioned upon the closing of the sale, transfer or the disposition of Class A Shares issuable upon conversion of Series 6 Preferred Shares with the underwriter, transferee or other acquirer in such sale, transfer or disposition, in which event such conversion of such Series 6 Preferred Shares shall not be deemed to have occurred until immediately prior to the closing of such sale, transfer or other disposition.

(iv)        All Class A Shares issued upon conversion of the Series 6 Preferred Shares will, upon issuance by the Corporation, be duly and validly issued, fully paid and nonassessable.

(f)          Adjustments to Conversion Price.

(i)          Adjustment for Change In Share Capital.

(A) If the Corporation shall, at any time and from time to time while any Series 6 Preferred Shares are outstanding, issue a dividend or make a distribution on its Class A Shares payable in its Class A Shares to all or substantially all holders of its Class A Shares, then the Conversion Price at the opening of business on the Ex-Dividend Date for such dividend or distribution will be adjusted by multiplying such Conversion Price by a fraction:

(1)    the numerator of which shall be the number of Class A Shares outstanding at the close of business on the Business Day immediately preceding such Ex-Dividend Date; and

(2)    the denominator of which shall be the sum of the number of Class A Shares outstanding at the close of business on the Business Day immediately preceding the Ex-Dividend Date for such dividend or distribution, plus the total number of Class A Shares constituting such dividend or other distribution.

If any dividend or distribution of the type described in this SECTION 6(f)(i)(A) is declared but not so paid or made, the Conversion Price shall again be adjusted to the Conversion Price which would then be in effect if such dividend or distribution had not been declared. Except as set forth in the preceding sentence, in no event shall the Conversion Price be increased pursuant to this SECTION 6(f)(i)(A).

(B) If the Corporation shall, at any time or from time to time while any of the Series 6 Preferred Shares are outstanding, subdivide or reclassify its outstanding Class A Shares into a greater number of Class A Shares, then the Conversion Price in effect at the opening of business on the day upon which such subdivision becomes effective shall be proportionately decreased, and conversely, if the Corporation shall, at any time or from time to time while any of the Series 6 Preferred Shares are outstanding, combine or reclassify its outstanding Class A Shares into a smaller number of Class A Shares, then the Conversion Price in effect at the opening of business on the day upon which such combination or reclassification becomes effective shall be proportionately increased. In each such case, the Conversion Price shall be adjusted by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of Class A Shares outstanding immediately prior to such subdivision or combination and the denominator of which shall be the number of Class A Shares outstanding immediately after giving effect to such subdivision, combination or reclassification. Such increase or reduction, as the case may be, shall become effective immediately after the opening of business on the day upon which such subdivision, combination or reclassification becomes effective.

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(ii)         Adjustment for Rights Issue. If the Corporation shall, at any time or from time to time, while any Series 6 Preferred Shares are outstanding, distribute rights, options or warrants to all or substantially all holders of its Class A Shares entitling them, for a period expiring within sixty (60) days after the record date for such distribution, to purchase Class A Shares, or securities convertible into, or exchangeable or exercisable for, Class A Shares, in either case, at less than the average of the Closing Prices for the five (5) consecutive Trading Days immediately preceding the first public announcement of the distribution, then the Conversion Price shall be adjusted so that the same shall equal the rate determined by multiplying the Conversion Price in effect at the opening of business on the Ex-Dividend Date for such distribution by a fraction:

(A) the numerator of which shall be the sum of (1) the number of Class A Shares Outstanding on the close of business on the Business Day immediately preceding the Ex-Dividend Date for such distribution, plus (2) the number of Class A Shares that the aggregate offering price of the total number of Class A Shares issuable pursuant to such rights, options or warrants would purchase at the Current Market Price of the Class A Shares on the declaration date for such distribution (determined by multiplying such total number of Class A Shares so offered by the exercise price of such rights, options or warrants and dividing the product so obtained by such Current Market Price); and

(B) the denominator of which shall be the number of Class A Shares Outstanding at the close of business on the Business Day immediately preceding the Ex-Dividend Date for such distribution, plus the total number of additional Class A Shares issuable pursuant to such rights, options or warrants.

The term “Class A Shares Outstanding” shall mean, without duplication, and include the following, and the following shall be included whether vested or unvested, whether contingent or non-contingent and whether exercisable or not yet exercisable, and without regard to any other limitations or restrictions on conversion or exercise:

(1)   the number of Class A Shares, Class B Shares and Class C Shares then outstanding;

(2)   all Class A Shares issuable upon conversion of outstanding Series 6 Preferred Shares; and

(3)   all Class A Shares issuable upon exercise of outstanding options and any other Convertible Security.

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Such adjustment shall become effective immediately after the opening of business on the Ex-Dividend Date for such distribution.

To the extent that Class A Shares are not delivered pursuant to such rights, options or warrants or upon the expiration or termination of such rights, options or warrants, the Conversion Price shall be readjusted to the Conversion Price that would then be in effect had the adjustments made upon the issuance of such rights, options or warrants been made on the basis of the delivery of only the number of Class A Shares actually delivered. In the event that such rights, options or warrants are not so distributed, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if the Ex-Dividend Date for such distribution had not occurred. In determining whether any rights, options or warrants entitle the holders to purchase Class A Shares at less than the average of the Closing Prices for the five (5) consecutive Trading Days immediately preceding the first public announcement of the relevant distribution, and in determining the aggregate offering price of such Class A Shares, there shall be taken into account any consideration received for such rights, options or warrants and the value of such consideration if other than cash, to be determined in good faith by the Board of Directors. Except as set forth in this paragraph, in no event shall the Conversion Price be increased pursuant to this SECTION 6(f)(ii).

(iii)        Adjustment for Certain Tender Offers or Exchange Offers. In case the Corporation or any of its Subsidiaries shall, at any time or from time to time, while any Series 6 Preferred Shares are outstanding, distribute cash or other consideration in respect of a tender offer or an exchange offer (that is treated as a “tender offer” under U.S. federal securities laws) made by the Corporation or any Subsidiary for all or any portion of the Class A Shares, where the sum of the aggregate amount of such cash distributed and the aggregate Fair Market Value, as of the Expiration Date (as defined below), of such other consideration distributed (such sum, the “Aggregate Amount”) expressed as an amount per Class A Share validly tendered or exchanged, and not withdrawn, pursuant to such tender offer or exchange offer as of the Expiration Time (as defined below) (such tendered or exchanged Class A Shares, the “Purchased Shares”) exceeds the Closing Price per share of the Class A Shares on the Trading Day immediately following the last date (such last date, the “Expiration Date”) on which tenders or exchanges could have been made pursuant to such tender offer or exchange offer (as the same may be amended through the Expiration Date), then, and in each case, immediately after the close of business on such date, the Conversion Price shall be decreased so that the same shall equal the rate determined by multiplying the Conversion Price in effect immediately prior to the close of business on the Trading Day immediately following the Expiration Date by a fraction:

(A) the numerator of which shall be equal to the product of (1) the number of Class A Shares outstanding as of the last time (the “Expiration Time”) at which tenders or exchanges could have been made pursuant to such tender offer or exchange offer (including all Purchased Shares) and (2) the Closing Price per share of the Class A Shares on the Trading Day immediately following the Expiration Date; and

(B) the denominator of which is equal to the sum of (x) the Aggregate Amount and (y) the product of (I) an amount equal to (1) the number of Class A Shares outstanding as of the Expiration Time, less (2) the Purchased Shares and (II) the Closing Price per share of the Class A Shares on the Trading Day immediately following the Expiration Date.

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An adjustment, if any, to the Conversion Price pursuant to this SECTION 6(f)(iii) shall become effective immediately prior to the opening of business on the second Trading Day immediately following the Expiration Date. In the event that the Corporation or a Subsidiary is obligated to purchase Class A Shares pursuant to any such tender offer or exchange offer, but the Corporation or such Subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such tender offer or exchange offer had not been made. Except as set forth in the preceding sentence, if the application of this SECTION 6(f)(iii) to any tender offer or exchange offer would result in an increase in the Conversion Price, no adjustment shall be made for such tender offer or exchange offer under this SECTION 6(f)(iii).

(iv)        Disposition Events.

(A) If any of the following events (any such event, a “Disposition Event”) occurs:

(1)   any reclassification or exchange of the Class A Shares (other than as a result of a subdivision or combination);

(2)   any merger, amalgamation, consolidation or other combination to which the Corporation is a constituent party; or

(3)   any sale, conveyance, lease, or other disposal of all or substantially all the properties and assets of the Corporation to any other person;

in each case, as a result of which all of the holders of Class A Shares shall be entitled to receive cash, securities or other property for their Class A Shares, the Series 6 Preferred Shares converted following the effective date of any Disposition Event shall be converted, in lieu of the Class A Shares otherwise deliverable, into the same amount and type (in the same proportion) of cash, securities or other property received by holders of Class A Shares in the relevant event (collectively, “Reference Property”) received upon the occurrence of such Disposition Event by a holder of Class A Shares holding, immediately prior to the transaction, a number of Class A Shares equal to the Conversion Amount (without giving effect to any limitations on conversion set forth in SECTION 6(b)) immediately prior to such Disposition Event; provided that if the Disposition Event provides the holders of Class A Shares with the right to receive more than a single type of consideration determined based in part upon any form of stockholder election, the Reference Property shall be comprised of the weighted average of the types and amounts of consideration received by the holders of the Class A Shares.

(B) The above provisions of this SECTION 6(f)(iv) shall similarly apply to successive Disposition Events. If this SECTION 6(f)(iv) applies to any event or occurrence, neither SECTION 6(f)(i) nor SECTION 6(f)(iii) shall apply; provided, however, that this SECTION 6(f)(iv) shall not apply to any share split or combination to which SECTION 6(f)(i) is applicable or to a liquidation, dissolution or winding up to which SECTION 3 applies. To the extent that equity securities of a company are received by the holders of Class A Shares in connection with a Disposition Event, the portion of the Series 6 Preferred Shares which will be convertible into such equity securities will continue to be subject to the anti-dilution adjustments set forth in this SECTION 6(f).

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(v)         Adjustment for Certain Issuances of Additional Class A Shares.

(A) Other than in respect of an issuance or distribution in respect of which SECTION 6(f)(ii) applies, in the event the Corporation shall at any time after the Series 6 Original Issuance Date while the Series 6 Preferred Shares are outstanding issue Additional Class A Shares, without consideration or for a consideration per share less than the applicable Conversion Price immediately prior to such issuance in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Price shall be reduced, concurrently with such issuance, to a price determined by multiplying such Conversion Price by a fraction:

(1)         the numerator of which shall be (a) the number of Class A Shares Outstanding (as defined below) immediately prior to such issuance plus (b) the number of Class A Shares which the aggregate consideration received or to be received by the Corporation for the total number of Class A Shares so issued would purchase at such Conversion Price; and

(2)         the denominator of which shall be (a) the number of Class A Shares Outstanding immediately prior to such issue plus (b) the number of such Additional Class A Shares so issued.

(B) For purposes of this SECTION 6(f)(v), the term “Additional Class A Shares” means any Class A Shares or Convertible Security (collectively, “Class A Equivalents”) issued by the Corporation after the Series 6 Original Issuance Date, provided that Additional Class A Shares will not include any of the following:

(1)   Class A Equivalents issued in a transaction for which an adjustment to the Conversion Price is made pursuant to SECTION 6(f)(i), SECTION 6(f)(iii) or SECTION 6(f)(iv);

(2)   Class A Equivalents issued or issuable upon conversion of Series 6 Preferred Shares or Alternative Preference Shares or pursuant to the terms of any other Convertible Security issued and outstanding on the Series 6 Original Issuance Date;

(3)   All Class A Shares, as adjusted for share dividends, splits, combinations and similar events, validly reserved on the Series 6 Original Issuance Date and issued or issuable upon the exercise of options or rights issued to employees, officers or directors of, or consultants, advisors or service providers to, the Corporation or any of its majority- or wholly-owned subsidiaries pursuant to any current equity incentive plans, programs or arrangements of or adopted by the Corporation, including the Corporation’s 2005 Stock Incentive Plan, the Corporation’s 2011 Stock Incentive Plan, the Corporation’s 2016 Stock Incentive Plan and the Corporation’s Amended and Restated Stock Appreciation Rights Plan;

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(4)   An unlimited number of Class A Equivalents issued pursuant to future equity incentive grants, plans, programs or arrangements adopted by the Corporation to the extent that any Class A Equivalents issued pursuant to this clause (4) shall not exceed three percent (3%) of the Corporation’s diluted weighted average number of common shares outstanding (as calculated for the Corporation’s financial reporting purposes) in any fiscal year, with any unused amounts in any fiscal year being carried over to succeeding fiscal years;

(5)   Class A Equivalents issued in connection with bona fide acquisitions of any entities, businesses and/or related assets or other business combinations by the Corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, or settlement of deferred liabilities in connection therewith; or

(6)   Class A Equivalents issued in a transaction with respect to which holders of a majority of the Series 6 Preferred Shares purchased securities pursuant to Section 4.11 of the Securities Purchase Agreement or otherwise.

In the case of the issuance of Additional Class A Shares for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of Additional Class A Shares for consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the Fair Market Value thereof. In the case of the issuance of Convertible Securities, the aggregate maximum number of Class A Shares deliverable upon exercise, conversion or exchange of such Convertible Securities shall be deemed to have been issued at the time such Convertible Securities were issued and for a consideration equal to the consideration (determined in the manner provided in this paragraph) if any, received by the Corporation upon the issuance of such Convertible Securities plus the minimum additional consideration payable pursuant to the terms of such Convertible Securities for the Class A Shares covered thereby, but no further adjustment shall be made for the actual issuance of Class A Shares upon the exercise, conversion or exchange of any such Convertible Securities. In the event of any change in the number of Class A Shares deliverable upon exercise, conversion or exchange of Convertible Securities subject to this SECTION 6(f)(v), including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had the adjustment that was made upon the issuance of such Convertible Securities not exercised, converted or exchanged prior to such change been made upon the basis of such change. Upon the expiration or forfeiture of any Additional Class A Shares consisting of options, warrants or other rights to acquire Class A Shares or Convertible Securities, the termination of any such rights to convert or exchange or the expiration or forfeiture of any options or rights related to such convertible or exchangeable securities, the Conversion Price, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of Class A Shares (and Convertible Securities that remain in effect) actually issued upon the exercise of such options, warrants or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

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(vi)        Minimum Adjustment. Notwithstanding the foregoing, the Conversion Price will not be reduced if the amount of such reduction would be an amount less than $0.01, but any such amount will be carried forward and reduction with respect thereto will be made at the time that such amount, together with any subsequent amounts so carried forward, aggregates to $0.01 or more.

(vii)       When No Adjustment Required. Notwithstanding anything herein to the contrary, no adjustment to the Conversion Price need be made:

(A) for a transaction referred to in SECTION 6(f)(i) or SECTION 6(f)(ii) if the Series 6 Preferred Shares participate, without conversion, in the transaction or event that would otherwise give rise to an adjustment pursuant to such Section at the same time as holders of the Class A Shares participate with respect to such transaction or event and on the same terms as holders of the Class A Shares participate with respect to such transaction or event as if the holders of Series 6 Preferred Shares, at such time, held a number of Class A Shares equal to the Conversion Amount at such time;

(B) for rights to purchase Class A Shares pursuant to any present or future plan by the Corporation for reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in Class A Shares under any plan; or

(C) for any event otherwise requiring an adjustment under this SECTION 6 if such event is not consummated.

(viii)      Rules of Calculation; Treasury Shares. All calculations will be made to the nearest one-hundredth of a cent or to the nearest one-ten thousandth of a share. Except as explicitly provided herein, the number of Class A Shares outstanding will be calculated on the basis of the number of issued and outstanding Class A Shares.

(ix)         Waiver. Notwithstanding the foregoing, the Conversion Price will not be reduced if the Corporation receives, prior to the effective time of the adjustment to the Conversion Price, written notice from the holders representing at least a majority of the then outstanding Series 6 Preferred Shares, voting together as a separate class, that no adjustment is to be made as the result of a particular issuance of Class A Shares or other dividend or other distribution on Class A Shares. This waiver will be limited in scope and will not be valid for any issuance of Class A Shares or other dividend or other distribution on Class A Shares not specifically provided for in such notice.

(x)          Tax Adjustment. Anything in this SECTION 6 notwithstanding, the Corporation shall be entitled to make such downward adjustments in the Conversion Price, in addition to those required by this SECTION 6, as the Board of Directors in its sole discretion shall determine to be advisable in order that any event treated for U.S. federal income tax purposes as a dividend or share split will not be taxable to the holders of Class A Shares.

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(xi)         No Duplication. If any action would require adjustment of the Conversion Price pursuant to more than one of the provisions described in this SECTION 6 in a manner such that such adjustments are duplicative, only one adjustment shall be made.

(xii)        Provisions Governing Adjustment to Conversion Price.  Rights, options or warrants distributed by the Corporation to all or substantially all holders of Class A Shares entitling the holders thereof to subscribe for or purchase shares of the Corporation’s capital (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (“Rights Trigger”): (A) are deemed to be transferred with such Class A Shares; (B) are not exercisable; and (C) are also issued in respect of future issuances of Class A Shares, shall be deemed not to have been distributed for purposes of SECTION 6(f)(i), (ii), (iii), (iv) or (v) (and no adjustment to the Conversion Price under SECTION 6(f)(i), (ii), (iii), (iv) or (v) will be required) until the occurrence of the earliest Rights Trigger, whereupon such rights, options and warrants shall be deemed to have been distributed, and (x) if and to the extent such rights, options and warrants are exercisable for Class A Shares or the equivalents thereof, an appropriate adjustment (if any is required) to the Conversion Price shall be made under SECTION 6(f)(ii) (without giving effect to the sixty (60) day limit on the exercisability of rights, options and warrants ordinarily subject to such SECTION 6(f)(ii)), and/or (y) if and to the extent such rights, options and warrants are exercisable for cash and/or any shares of the Corporation’s capital other than Class A Shares or Class A Share equivalents, shall be subject to the provisions of SECTION 2(a) applicable to Participating Dividends and shall be distributed to the holders of Series 6 Preferred Shares.  If any such right, option or warrant, including any such existing rights, options or warrants distributed prior to the Series 6 Original Issuance Date, are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Ex-Dividend Date with respect to new rights, options or warrants with such rights (and a termination or expiration of the existing rights, options or warrants without exercise by any of the holders thereof).  In addition, in the event of any distribution (or deemed distribution) of rights, options or warrants, or any Rights Trigger or other event (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Price under SECTION 6(f)(i), (ii), (iii), (iv) or (v) was made, (1) in the case of any such rights, options or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Price shall be readjusted at the opening of business of the Corporation immediately following such final redemption or repurchase by multiplying such Conversion Price by a fraction (x) the numerator of which shall be the Current Market Price per Class A Share on such date, less the amount equal to the per share redemption or repurchase price received by a holder or holders of Class A Shares with respect to such rights, options or warrants (assuming such holder had retained such rights, options or warrants), made to all or substantially all holders of Class A Shares as of the date of such redemption or repurchase and (y) the denominator of which shall be the Current Market Price, and (2) in the case of such rights, options or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Price shall be readjusted as if such rights, options and warrants had not been issued. Notwithstanding the foregoing, (A) to the extent any such rights, options or warrants are redeemed by the Corporation prior to a Rights Trigger or are exchanged by the Corporation, in either case for Class A Shares, the Conversion Price shall be appropriately readjusted (if and to the extent previously adjusted pursuant to this SECTION 6(f)(xii)) as if such rights, options or warrants had not been issued, and instead the Conversion Price will be adjusted as if the Corporation had issued the Class A Shares issued upon such redemption or exchange as a dividend or distribution of Class A Shares subject to SECTION 6(f)(i)(A) and (B) to the extent any such rights, options or warrants are redeemed by the Corporation prior to a Rights Trigger or are exchanged by the Corporation, in either case for any shares of the Corporation’s capital (other than Class A Shares) or any other assets of the Corporation, such redemption or exchange shall be deemed to be a distribution and shall be subject to, and paid to the holders of Series 6 Preferred Shares pursuant to, the provisions of SECTION 2(a) applicable to Participating Dividends.

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(xiii)       Notwithstanding anything herein to the contrary, any adjustment of the Conversion Price or entitlement to acquire Class A Shares pursuant to this Designation shall be subject to the rules of the Exchange to the extent required to comply with such rules. If after the Series 6 Original Issuance Date there is a change in the applicable rules of the Exchange on which the Class A Shares are listed at the time such change becomes effective or in the interpretation of such applicable rules that would cause the Class A Shares to be delisted by such Exchange as a result of the terms of this Designation, the rights of the holders of the Series 6 Preferred Shares set forth in this Designation shall thereafter be limited to the extent required by such changed rules in order for the Class A Shares to continue to be listed on such Exchange. Notwithstanding anything to the contrary in this Designation, in no event shall the Conversion Price be adjusted pursuant to SECTION 6(f)(v) to a price that is less than the lower of: (i) the closing price of the Class A Shares (as reflected on Nasdaq.com) immediately preceding the signing of the Securities Purchase Agreement; or (ii) the average closing price of the Class A Shares (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of the Securities Purchase Agreement.

(xiv)      Notwithstanding anything to the contrary in this Designation, if an adjustment to the Conversion Price becomes effective on any Ex-Dividend Date as described herein, and a holder of Series 6 Preferred Shares that have been converted on or after such Ex-Dividend Date and on or prior to the related record date would be treated as the record holder of Class A Shares as of the related Conversion Date based on an adjusted Conversion Price for such Ex-Dividend Date, then, notwithstanding such Conversion Price adjustment provisions, the Conversion Price adjustment relating to such Ex-Dividend Date will not be made for such converted Series 6 Preferred Shares. Instead, the holder of such converted Series 6 Preferred Shares will be treated as if such holder were the record owner of the Class A Shares on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

(g)          Notice of Record Date. In the event of:

(i)          any share split or combination of the outstanding Class A Shares;

(ii)         any declaration or making of a dividend or other distribution to holders of Class A Shares in additional Class A Shares, any other share capital, other securities or other property (including, but not limited to, cash and evidences of indebtedness);

(iii)        any reclassification or change to which SECTION 6(f)(i)(B) applies;

(iv)        the dissolution, liquidation or winding up of the Corporation; or

(v)         any other event constituting a Disposition Event;

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then the Corporation shall file with its corporate records and mail to the holders of the Series 6 Preferred Shares at their last addresses as shown on the records of the Corporation, at least ten (10) days prior to the record date specified in (A) below or ten (10) days prior to the date specified in (B) below, a notice stating:

(A) the record date of such share split, combination, dividend or other distribution, or, if a record is not to be taken, the date as of which the holders of Class A Shares of record to be entitled to such share split, combination, dividend or other distribution are to be determined, or

(B) the date on which such reclassification, change, dissolution, liquidation, winding up or other event constituting a Disposition Event, is estimated to become effective, and the date as of which it is expected that holders of Class A Shares of record will be entitled to exchange their Class A Shares for the share capital, other securities or other property (including, but not limited to, cash and evidences of indebtedness) deliverable upon such reclassification, change, liquidation, dissolution, winding up or other Disposition Event.

Disclosures made by the Corporation in any public filings made under the Exchange Act shall be deemed to satisfy the notice requirements set forth in this SECTION 6(g).

(h)          Certificate of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this SECTION 6, the Corporation shall compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series 6 Preferred Shares a certificate, signed by an officer of the Corporation, setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the reasonable written request of any holder of Series 6 Preferred Shares, furnish to such holder a similar certificate setting forth (i) the calculation of such adjustments and readjustments in reasonable detail, (ii) the Conversion Price then in effect, and (iii) the number of Class A Shares and the amount, if any, of share capital, other securities or other property (including, but not limited to, cash and evidences of indebtedness) which then would be received upon the conversion of Series 6 Preferred Shares.

SECTION 7.        Redemption.

(a)          Redemption at the Option of the Corporation.

(i)          In connection with or following any Specified Event, the Corporation, at its option and (if applicable) subject to consummation of such Specified Event, may redeem (out of funds legally available therefor) for cash all of the Series 6 Preferred Shares then outstanding at a price (the “Redemption Price”) per Series 6 Preferred Share equal to the greater of (i) the Base Liquidation Preference per such Series 6 Preferred Share plus all accrued and unpaid dividends thereon and (ii) an amount equal to the amount the holder of such Series 6 Preferred Shares would have received in respect of such Series 6 Preferred Share had such holder converted such Series 6 Preferred Share into Class A Shares immediately prior to such redemption based on the Current Market Price, in each case on the date of redemption (the “Redemption Date”).

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(ii)         If the Corporation elects to redeem the Series 6 Preferred Shares pursuant to this SECTION 7, on or prior to the fifteenth (15th) Business Day prior to the applicable Redemption Date, the Corporation shall mail a written notice of redemption (the “Redemption Notice”) by first-class mail addressed to the holders of record of the Series 6 Preferred Shares as they appear in the records of the Corporation; provided, however, that accidental failure to give any such notice to one or more of such holders shall not affect the validity of such redemption. The Redemption Notice must state: (A) the expected Redemption Price as of the expected Redemption Date, and specify the individual components thereof (it being understood that the actual Redemption Price will be determined as of the actual Redemption Date); (B) the name of the redemption agent to whom, and the address of the place to where, the Series 6 Preferred Shares are to be surrendered for payment of the Redemption Price; (C) if applicable, that the consummation of the Redemption and the payment of the Redemption Price shall be subject to the consummation of the Specified Event, and (D) the anticipated Redemption Date.

(b)          Mechanics of Redemption.

(i)          On the Redemption Date, the Corporation shall pay the applicable Redemption Price, upon surrender of the certificates representing the Series 6 Preferred Shares to be redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require, and letters of transmittal and instructions therefor on reasonable terms are included in the notice sent by the Corporation); provided that payment of the Redemption Price for certificates (and accompanying documentation, if required) surrendered to the Corporation after 2:00 p.m. (New York City time) on the Redemption Date may, at the Corporation’s option, be made on the Business Day immediately following the Redemption Date.

(ii)         Series 6 Preferred Shares to be redeemed on the Redemption Date will from and after such date, no longer be deemed to be outstanding; and all powers, designations, preferences and other rights of the holder thereof as a holder of Series 6 Preferred Shares (except the right to receive from the Corporation the applicable Redemption Price) shall cease and terminate with respect to such shares; provided, that in the event that a Series 6 Preferred Share is not redeemed due to a default in payment by the Corporation or because the Corporation is otherwise unable to pay the applicable Redemption Price in cash in full, such Series 6 Preferred Share will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights as provided herein.

(iii)        Notwithstanding anything in this SECTION 7 to the contrary, each holder shall retain the right to convert Series 6 Preferred Shares to be redeemed at any time on or prior to the Redemption Date; provided, however, that any Series 6 Preferred Shares for which a holder delivers a conversion notice to the Corporation prior to the Redemption Date shall not be redeemed pursuant to this SECTION 7.

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SECTION 8.        Antitrust and Conversion Into Alternative Preference Shares.

(a)          If (i) the Corporation validly delivers a notice of conversion pursuant to SECTION 6(c) to the Investor or any Permitted Transferee at any time on and after the date hereof and (ii) the Investor or such Permitted Transferee would not be permitted to convert one or more of its Beneficially Owned Series 6 Preferred Shares into Class A Shares because any applicable waiting period has not lapsed, or approval has not been obtained, under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, or other applicable law, the Accretion Rate will decrease to 0% per annum following, and the Base Liquidation Preference per Series 6 Preferred Share will not increase during any period subsequent to, ten (10) Business Days following the date of such validly delivered notice.

(b)          With respect to any holder of Series 6 Preferred Shares other than the Investor or any Permitted Transferee, after receiving a notice of conversion pursuant to SECTION 6(c), any such holder of Series 6 Preferred Shares as to whom the relevant provisions of the following sentence are applicable may, at such holder’s option, convert Series 6 Preferred Shares subject to such conversion at any time on or prior to the close of business on the Business Day immediately preceding the Conversion Date, as the case may be, specified in such notice into Alternative Preference Shares to the extent necessary to address the conditions described in SECTION 8(c).

(c)          (i) If any holder of Series 6 Preferred Shares would not be permitted to convert one or more of its Beneficially Owned Series 6 Preferred Shares into Class A Shares due to the restrictions contained in SECTION 6(b) or (ii) if any holder of Series 6 Preferred Shares other than the Investor or any Permitted Transferee would not be permitted to convert one more of its Beneficially Owned Series 6 Preferred Shares into Class A Shares (the shares described in clause (i) and (ii), the “Special Conversion Shares”) because any applicable waiting period has not lapsed, or approval has not been obtained, under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, or other applicable law, then in each case each Special Conversion Share of such holder shall be converted into a number of Alternative Preference Shares equal to the number of Class A Shares such holder would have received if such holder would have been permitted to convert such Special Conversion Shares into Class A Shares on the Conversion Date.

(d)          As soon as practicable (and in any event within three (3) Business Days) after receipt of notice of either of the events described in SECTION 8(c), which notice shall include the amount of Alternative Preference Shares to which such holder is entitled and the basis for such conversion into Alternative Preference Shares, the Corporation shall (i) issue and deliver to such holder a certificate for the number of Alternative Preference Shares, if any, to which such holder is entitled in exchange for the certificates formerly representing the Series 6 Preferred Shares and (ii) pay to such holder, to the extent of funds legally available therefor, all declared and unpaid Dividends on the Series 6 Preferred Shares that are being converted into Alternative Preference Shares. Such conversion will be deemed to have been made on the Conversion Date, and the person entitled to receive the Alternative Preference Shares issuable upon such conversion shall be treated for all purposes as the record holder of such Alternative Preference Shares on such Conversion Date. In case fewer than all of the Series 6 Preferred Shares represented by any such certificate are to be converted into Alternative Preference Shares, a new certificate shall be issued representing the unconverted shares without cost to the holder thereof, except for any documentary, stamp or similar issue or transfer tax due because any certificates for Alternative Preference Shares or Series 6 Preferred Shares are issued in a name other than the name of the converting holder. The Corporation shall pay any documentary, stamp or similar issue or transfer tax due on the issue of Alternative Preference Shares upon conversion or due upon the issuance of a new certificate for any Series 6 Preferred Shares not converted other than any such tax due because Alternative Preference Shares or a certificate for Series 6 Preferred Shares are issued in a name other than the name of the converting holder.

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SECTION 9.        Additional Definitions. For purposes of this Designation, the following terms shall have the following meanings

(a)          “Additional Rate” means an annual rate initially equal to 7.0% per annum, increasing by 1.0% on every anniversary of the occurrence of the Specified Event.

(b)          “Affiliate” means, with respect to any person, any other person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified person. Notwithstanding the foregoing, the Corporation, its subsidiaries and its other controlled Affiliates shall not be considered Affiliates of the Investor.

(c)         “Alternative Preference Shares” means the Series 7 Series 6 Preferred Shares so denominated and authorized by the Corporation concurrently with the Series 6 Preferred Shares.

(d)         “Beneficially Own,” “Beneficially Owned” or “Beneficial Ownership” has the meaning set forth in Rule 13d-3 of the rules and regulations promulgated under the Exchange Act, except that for purposes hereof the words “within sixty days” in Rule 13d-3(d)(1)(i) shall not apply, to the effect that a person shall be deemed to be the Beneficial Owner of a security if that person has the right to acquire beneficial ownership of such security at any time. For the avoidance of doubt, for purposes hereof, except where otherwise expressly provided herein, the Investor (or any other person) shall at all times be deemed to have Beneficial Ownership of Class A Shares issuable upon conversion of the Series 6 Preferred Shares directly or indirectly held by them, irrespective of any applicable restrictions on transfer, conversion or voting.

(e)          “Board of Directors” means the board of directors of the Corporation.

(f)         “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law, regulation or executive order to close in New York City, New York.

(g)        “Closing Price” of the Class A Shares on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the Exchange or, if the Class A Shares are not listed or admitted for trading on an Exchange, as reported on the quotation system on which such security is quoted. If the Class A Shares are not listed or admitted for trading on an Exchange and not reported on a quotation system on the relevant date, the “closing price” will be the last quoted bid price for the Class A Shares in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If the Class A Shares are not so quoted, the last reported sale price will be the average of the mid-point of the last bid and ask prices for the Class A Shares on the relevant date from each of at least three (3) nationally recognized investment banking firms selected by the Corporation for this purpose.

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(h)          “Common Shares” means the Class A Shares, the Class B Shares, the Class C Shares and any other common shares in the capital of the Corporation.

(i)          “control,” “controlling,” “controlled by” and “under common control with,” with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of Voting Stock, by contract or otherwise.

(j)         “Convertible Security” means any debt or other evidences of indebtedness, shares of capital or other securities directly or indirectly convertible into or exercisable or exchangeable for Class A Shares.

(k)          “Corporation” means MDC Partners Inc., a Delaware corporation .

(l)         “Current Market Price” of Class A Shares on any day means the average of the Closing Prices per Class A Share for each of the five (5) consecutive Trading Days ending on the earlier of the day in question and the day before the Ex-Dividend Date with respect to the issuance or distribution requiring such computation.

(m)         “Designation” mean this Designation of the Series 6 Preferred Shares.

(n)         “Dividend Payment Date” means (i) each January 1, April 1, July 1 and October 1 of each year, or (ii) with respect to any Series 6 Preferred Share that is to be converted or redeemed, the Conversion Date or the Redemption Date, as applicable; provided that if any such Dividend Payment Date would otherwise occur on a day that is not a Business Day, such Dividend Payment Date shall instead be (and any dividend payable on Series 6 Preferred Shares on such Dividend Date shall instead be payable on) the immediately succeeding Business Day.

(o)         “Dividend Period” means the period which commences on and includes a Dividend Payment Date (other than the initial Dividend Period which shall commence on and include the date on which the Specified Event occurs) pursuant to clauses (i) and (ii) of the definition of “Dividend Payment Date” and ends on and includes the calendar day next preceding the next Dividend Payment Date.

(p)         “Ex-Dividend Date” means, with respect to any issuance or distribution, the first date on which the Class A Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance or distribution.

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(q)         “Exchange” means Nasdaq and, if the Class A Shares are not then listed on Nasdaq, the principal other U.S. national or regional securities exchange or market on which the Class A Shares are then listed.

(r)          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(s)         “Fair Market Value” of the Class A Shares or any other security or property means the fair market value thereof as determined in good faith by the Board of Directors, which determination must be set forth in a written resolution of the Board of Directors, in accordance with the following rules:

(i)          for Class A Shares or other security traded or quoted on an Exchange, the Fair Market Value will be the average of the Closing Prices of such security on such Exchange over a ten (10) consecutive Trading Day period, ending on the Trading Day immediately prior to the date of determination; and

(ii)         for any other property, the Fair Market Value shall be determined by the Board of Directors assuming a willing buyer and a willing seller in an arm’s-length transaction.

(t)          “Fundamental Change” shall be deemed to have occurred at such time as any of the following events shall occur:

(i)          any “person” or “group”, other than the Corporation, its Subsidiaries or any employee benefits plan of the Corporation or its Subsidiaries, files, or is required by applicable law to file, a Schedule 13D or Schedule TO (or any successor schedule, form or report) pursuant to the Exchange Act, disclosing that such person has become the direct or indirect beneficial owner of shares with a majority of the total voting power of the Corporation’s outstanding Voting Stock; unless such beneficial ownership arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act; or

(ii)         the Corporation amalgamates, consolidates with or merges with or into another person (other than a Subsidiary of the Corporation), or sells, conveys, transfers, leases or otherwise disposes of all or substantially all of the consolidated properties and assets of the Corporation and its Subsidiaries (excluding for purposes of the calculation non-controlling interests and third party minority interests) to any person (other than a Subsidiary of the Corporation) or any person (other than a Subsidiary of the Corporation) consolidates with, amalgamates or merges with or into the Corporation, provided that none of the circumstances set forth in this clause (ii) shall be a Fundamental Change if persons that beneficially own the Voting Securities of the Corporation immediately prior to the transaction own, directly or indirectly, shares with a majority of the total voting power of all outstanding Voting Stock of the surviving or transferee person immediately after the transaction in substantially the same proportion as their ownership of the Corporation’s Voting Stock immediately prior to the transaction.

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(u)         “group” has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act.

(v)         “hereof,” “herein” and “hereunder” and words of similar import refer to this Designation as a whole and not merely to any particular clause, provision, section or subsection.

(w)        “Investor” means Stagwell Agency Holdings LLC.

(x)         “Junior Securities” means the Common Shares and each other class or series of shares in the capital of the Corporation the terms of which do not expressly provide that they rank senior in preference or priority to or on parity, without preference or priority, with the Series 6 Preferred Shares with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation.

(y)         “Market Disruption Event” means, with respect to the Class A Shares, (i) a failure by the Exchange to open for trading during its regular trading session or (ii) the occurrence or existence for more than one half hour period in the aggregate on any scheduled Trading Day for the Class A Shares of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the Exchange, or otherwise) in the Class A Shares or in any options, contracts or future contracts relating to the Class A Shares, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

(z)         “Nasdaq” means The NASDAQ Global Market.

(aa)       “Original Purchase Price” means $[   ]1 per Series 6 Preferred Share.

(bb)       “Parity Securities” means any shares in the capital of the Corporation the terms of which expressly provide that they will rank on parity, without preference or priority, with the Series 6 Preferred Shares with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation. For the avoidance of doubt, the Series 4 Preference Shares and Series 5 Preference Shares of the Corporation and the Alternative Preference Shares are Parity Securities.

(cc)       “Permitted Transferee” means any holder of Series 6 Preferred Shares who received such Series 6 Preferred Shares in a Permitted Transfer (as defined in the Securities Purchase Agreement), provided that such holder agrees, for the benefit of the Corporation, to comply with Section 4.05 of the Securities Purchase Agreement.

(dd)       “person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government, any agency or political subdivisions thereof or other “person” as contemplated by Section 13(d) of the Exchange Act.

1 Note to Draft: To reflect accretion as of the revised Series 4 Original Issuance Date set forth below.

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(ee)       “Qualifying Transaction” means a Fundamental Change (i) with regard to which the holder of Series 6 Preferred Shares is entitled to receive, directly or indirectly, in respect of its Series 6 Preferred Shares, in connection with the consummation of such transaction (including pursuant to the conversion of the Series 6 Preferred Shares (without regard to limitations or restrictions on conversion) or the purchase or exchange of such Series 6 Preferred Shares in a tender or exchange offer), consideration consisting solely of cash, equity securities that are immediately tradable on a national securities exchange and that have (or the equity securities of the predecessor of the issuer of such equity securities have) an average trading volume per trading day over the thirty (30) trading days preceding public announcement of such transaction at least equal to that of the Class A Shares over the thirty (30) trading days preceding public announcement of such transaction, or a combination of cash and such equity consideration (collectively, “qualifying consideration”), which qualifying consideration is in an amount per outstanding Series 6 Preferred Share that is at least equal to the Base Liquidation Preference of such Series 6 Preferred Share plus all accrued but unpaid dividends thereon (with the value of any non-cash consideration being the Fair Market Value of such non-cash consideration at the time of signing of the definitive transaction agreement for the applicable transaction) or (ii) that is otherwise consented to by the holders of two-thirds of the outstanding Series 6 Preferred Shares.

(ff)         “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(gg)       “Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated as of March 14, 2019, between the Corporation and the Investor.

(hh)       “Senior Securities” means any shares in the capital of the Corporation the terms of which expressly provide that they will rank senior in preference or priority to the Series 6 Preferred Shares with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation.

(ii)         “Series 6 Original Issuance Date” means [   ]2.

(jj)         “share capital” means any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital, partnership interests (whether general or limited) or equivalent ownership interests in or issued by such person, and with respect to the Corporation includes, without limitation, any and all Common Shares and the Preference Shares.

(kk)       “Specified Event” means the tenth (10th) Business Day after the consummation of a Fundamental Change that does not constitute a Qualifying Transaction.

(ll)         “Subsidiary” means with respect to any person, any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by, or, in the case of a partnership, the sole general partner or the managing partner or the only general partners of which are, such person and one or more Subsidiaries of such person (or a combination thereof). Unless otherwise specified, “Subsidiary” means a Subsidiary of the Corporation.

2 Note to Draft: To be the date upon which the redomiciliation occurs.

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(mm)     “Trading Day” means any day on which (i) there is no Market Disruption Event and (ii) the Exchange is open for trading or, if the Class A Shares are not so listed, admitted for trading or quoted, any Business Day. A Trading Day only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant Exchange.

(nn)      “Voting Stock” means the Class A Shares, the Class B Shares and the Class C Shares and securities of any class or kind ordinarily having the power to vote generally for the election of directors of the Board of Directors of the Corporation or its successor.

(oo)       Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Accretion Rate	SECTION 3(b)
Additional Class A Shares	SECTION 6(f)(v)(B)
Additional Dividends	SECTION 2(b)(i)
Aggregate Amount	SECTION 6(f)(iii)
Base Liquidation Preference	SECTION 3(b)
Class A Equivalents	SECTION 6(f)(v)(B)
Class A Shares	SECTION 3(a)
Class A Shares Outstanding	SECTION 6(f)(ii)
Class B Shares	SECTION 3(a)
Class C Shares	SECTION 3(a)
Conversion Amount	SECTION 6(a)
Conversion Date	SECTION 6(a)
Conversion Price	SECTION 6(a)
Disposition Event	SECTION 6(f)(iv)
Dividends	SECTION 2(b)(i)
Expiration Date	SECTION 6(f)(iii)
Expiration Time	SECTION 6(f)(iii)(A)
Liquidation Preference	SECTION 3(a)
Maximum Voting Power	SECTION 6(b)
Participating Dividends	SECTION 2(a)
Purchased Shares	SECTION 6(f)(iii)
qualifying consideration	SECTION 9(ee)
Quarterly Compounding Date	SECTION 3(b)
Redemption Date	SECTION 7(a)(i)
Redemption Notice	SECTION 7(a)(ii)
Redemption Price	SECTION 7(a)(i)
Reference Property	SECTION 6(f)(iv)
Rights Trigger	SECTION 6(f)(xii)
Series 6 Preferred Shares	SECTION 1
Special Conversion Shares	SECTION 8(c)

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SECTION 10.        Miscellaneous. For purposes of this Designation, the following provisions shall apply:

(a)          Withholding Tax. Notwithstanding any other provision of this Designation, the Corporation may deduct or withhold from any payment, distribution, issuance or delivery (whether in cash or in shares) to be made pursuant to this Designation any amounts required or permitted by law to be deducted or withheld from any such payment, distribution, issuance or delivery and shall remit any such amounts to the relevant tax authority as required. If the cash component of any payment, distribution, issuance or delivery to be made pursuant to this Designation is less than the amount that the Corporation is so required or permitted to deduct or withhold, the Corporation shall be permitted to deduct and withhold from any noncash payment, distribution, issuance or delivery to be made pursuant to this Designation any amounts required or permitted by law to be deducted or withheld from any such payment, distribution, issuance or delivery and to dispose of such property in order to remit any amount required to be remitted to any relevant tax authority. Notwithstanding the foregoing, the amount of any payment, distribution, issuance or delivery made to a holder of Series 6 Preferred Shares pursuant to this Designation shall be considered to be the amount of the payment, distribution, issuance or delivery received by such holder plus any amount deducted or withheld pursuant to this SECTION 10. In the absence of any such deduction or withholding by the Corporation, and unless agreed otherwise by the Corporation in writing, holders of Series 6 Preferred Shares shall be responsible for all withholding taxes in respect of any payment, distribution, issuance or delivery made or credited to them pursuant to this Designation and shall indemnify and hold harmless the Corporation on an after-tax basis (for this purpose, having regard only to taxes for which the Corporation is liable for any such taxes imposed on any payment, distribution, issuance or delivery made or credited to them pursuant to this Designation.

(b)          Wire or Electronic Transfer of Funds. Notwithstanding any other right, privilege, restriction or condition attaching to the Series 6 Preferred Shares, the Corporation may, at its option, make any payment due to registered holders of Series 6 Preferred Shares by way of a wire or electronic transfer of funds to such holders. If a payment is made by way of a wire or electronic transfer of funds, the Corporation shall be responsible for any applicable charges or fees relating to the making of such transfer. As soon as practicable following the determination by the Corporation that a payment is to be made by way of a wire or electronic transfer of funds, the Corporation shall provide a notice to the applicable registered holders of Series 6 Preferred Shares at their respective addresses appearing on the books of the Corporation. Such notice shall request that each applicable registered holder of Series 6 Preferred Shares provide the particulars of an account of such holder with a chartered bank in the United States to which the wire or electronic transfer of funds shall be directed. If the Corporation does not receive account particulars from a registered holder of Series 6 Preferred Shares prior to the date such payment is to be made, the Corporation shall deposit the funds otherwise payable to such holder in a special account or accounts in trust for such holder. The making of a payment by way of a wire or electronic transfer of funds or the deposit by the Corporation of funds otherwise payable to a holder in a special account or accounts in trust for such holder shall be deemed to constitute payment by the Corporation on the date thereof and shall satisfy and discharge all liabilities of the Corporation for such payment to the extent of the amount represented by such transfer or deposit.

(c)          Amendments. The provisions attaching to the Series 6 Preferred Shares may be deleted, varied, modified, amended or amplified by amendment with such approval as may then be required by the General Corporation Law of the State of Delaware.

(d)          U.S. Currency. Unless otherwise stated, all references herein to sums of money are expressed in lawful money of the United States.

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EXHIBIT D

DESIGNATION
OF
SERIES 7 CONVERTIBLE PREFERRED STOCK
OF
MDC PARTNERS INC.

SECTION 1.        Designation and Amount. The designation of this series of Preferred Stock is “Series 7 Convertible Preferred Stock” (the “Series 7 Preferred Shares”), no par value per share, and the number of shares constituting such series is Twenty Million (20,000,000). Subject to the Certificate of Incorporation, such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Convertible Preferred Shares to less than the number of shares then issued and outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

SECTION 2.        Dividends.

(a)          (i)          Each holder of issued and outstanding Series 7 Preferred Shares will be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends for each Series 7 Preferred Share, dividends of the same type as any dividends or other distribution, whether in cash, in kind or in other property, payable or to be made on outstanding Class A Subordinate Voting Shares of the Corporation (the “Class A Shares”), in an amount equal to the amount of such dividends or other distribution as would be made on the number of Class A Shares into which such Series 7 Preferred Shares could be converted on the applicable record date for such dividends or other distribution on the Class A Shares, without giving effect to the limitations set forth in SECTION 6(b) after aggregating all shares held by the same holder (the “Participating Dividends”) and disregarding any rounding for fractional amounts; provided, however, that notwithstanding the above, the holders of Series 7 Preferred Shares shall not be entitled to receive any dividends or distributions for which an adjustment to the Conversion Amount (as defined below) shall be made pursuant to SECTION 6(f)(i)(A) or SECTION 6(f)(ii) (and such dividends or distributions that are not payable to the holders of Series 7 Preferred Shares as a result of this proviso shall not be deemed to be Participating Dividends).

(ii)         Participating Dividends are payable at the same time as and when such dividends or other distributions on the Class A Shares are paid to the holders of Class A Shares and are payable to holders of record of Series 7 Preferred Shares on the record date for the corresponding dividend or distribution on the Class A Shares.

(b)          Holders of the Series 7 Preferred Shares are not entitled to any dividend, whether payable in cash, in kind or other property, in excess of the Participating Dividends as provided in this SECTION 2.

(c)          The Corporation shall pay Participating Dividends (less any tax required to be deducted and withheld by the Corporation), except in case of redemption or conversion in which case payment of Participating Dividends shall be made on surrender of the certificate, if any, representing the Series 7 Preferred Shares to be redeemed or converted, by electronic funds transfer or by sending to each holder of Series 7 Preferred Shares a check for such Participating Dividends payable to the order of such holder or, in the case of joint holders, to the order of all such holders failing written instructions from them to the contrary or in such other manner, not contrary to applicable law, as the Corporation shall reasonably determine. The making of such payment or the posting or delivery of such check on or before the date on which such Dividend is to be paid to a holder shall be deemed to be payment and shall satisfy and discharge all liabilities for the payment of such Dividends to the extent of the sum represented thereby (plus the amount of any tax required to be and in fact deducted and withheld by the Corporation from the related Dividends as aforesaid and remitted to the proper taxing authority) unless such check is not honored when presented for payment. Subject to applicable law, Dividends which are represented by a check which has not been presented to the Corporation’s bankers for payment or that otherwise remain unclaimed for a period of six years from the date on which they were declared to be payable shall be forfeited to the Corporation.

D-1

SECTION 3.        Liquidation Entitlement.

(a)          Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, each Series 7 Preferred Share entitles the holder thereof to receive and to be paid out of the assets of the Corporation available for distribution, before any distribution or payment may be made to a holder of any Class A Shares, any Class B Shares of the Corporation (the “Class B Shares”) any Class C Shares of the Corporation (the “Class C Shares”) or any other shares ranking junior as to capital to the Series 7 Preferred Shares, an amount per Series 7 Preferred Share equal to the amount the holder of the Series 7 Preferred Share would have received if such holder had converted such Series 7 Preferred Share into a Class A Share immediately prior thereto, without giving effect to the limitations set forth in SECTION 6(b) and disregarding any rounding for fractional amounts (the “Liquidation Entitlement”).

(b)          After payment to the holders of the Series 7 Preferred Shares of the full Liquidation Entitlement to which they are entitled, the Series 7 Preferred Shares as such will have no right or claim to any of the assets of the Corporation.

(c)          The value of any property not consisting of cash that is distributed by the Corporation to the holders of the Series 7 Preferred Shares will equal the Fair Market Value thereof on the date of distribution.

SECTION 4.        Voting Rights. The holders of the Series 7 Preferred Shares shall not be entitled as such, except as required by law, to receive notice of or to attend any meeting of the shareholders of the Corporation or to vote at any such meeting but shall be entitled to receive notice of meetings of shareholders of the Corporation called for the purpose of authorizing the dissolution of the Corporation or the sale of its undertaking or a substantial part thereof. The approval of the holders of the Series 7 Preferred Shares with respect to any and all matters referred to in this Designation may be given in writing by all of the holders of the Series 7 Preferred Shares outstanding or by resolution duly passed and carried as may then be required by the General Corporation Law of the State of Delaware at a meeting of the holders of the Series 7 Preferred Shares duly called and held for the purpose of considering the subject matter of such resolution and at which holders of not less than a majority of all Series 7 Preferred Shares then outstanding are present in person or represented by proxy in accordance with the by-laws of the Corporation; provided, however, that if at any such meeting, when originally held, the holders of at least a majority of all Series 7 Preferred Shares then outstanding are not present in person or so represented by proxy within 30 minutes after the time fixed for the meeting, then the meeting shall be adjourned to such date, being not less than fifteen (15) days later. Notice of any such original meeting of the holders of the Series 7 Preferred Shares shall be given not less than twenty-one (21) days prior to the date fixed for such meeting and shall specify in general terms the purpose for which the meeting is called, and notice of any such adjourned meeting shall be given not less than ten (10) days prior to the date fixed for such adjourned meeting, but it shall not be necessary to specify in such notice the purpose for which the adjourned meeting is called. The formalities to be observed with respect to the giving of notice of any such original meeting or adjourned meeting and the conduct of it shall be those from time to time prescribed in the by-laws of the Corporation with respect to meetings of shareholders. On every poll taken at any such original meeting or adjourned meeting, each holder of Series 7 Preferred Shares present in person or represented by proxy shall be entitled to one vote for each of the Series 7 Preferred Shares held by such holder.

D-2

SECTION 5.        Purchase for Cancellation. Subject to such provisions of the General Corporation Law of the State of Delaware as may be applicable, the Corporation may at any time or times purchase (if obtainable) for cancellation all or any part of the Series 7 Preferred Shares outstanding from time to time: (a) through the facilities of any Exchange or market on which the Series 7 Preferred Shares are listed, (b) by invitation for tenders addressed to all the holders of record of the Series 7 Preferred Shares outstanding, or (c) in any other manner, in each case at the lowest price or prices at which, in the opinion of the Board of Directors, such shares are obtainable.

SECTION 6.        Conversion.

Each Series 7 Preferred Share is convertible into Class A Shares as provided in this SECTION 6.

(a)          Conversion at the Option of Holders of Series 7 Preferred Shares. Subject to SECTION 6(b), each holder of Series 7 Preferred Shares is entitled to convert, in whole or in part, at any time and from time to time, at the option and election of such holder, each outstanding Series 7 Preferred Share held by such holder into a number of duly authorized, validly issued, fully paid and nonassessable Class A Shares equal to the number determined by dividing (i) one (1) by (ii) the Conversion Amount in effect at the time of conversion. The “Conversion Amount” initially is one (1), as adjusted from time to time as provided in SECTION 6(f). In order to convert the Series 7 Preferred Shares into Class A Shares, the holder must surrender the certificates representing such Series 7 Preferred Shares, accompanied by transfer instruments satisfactory to the Corporation, free of any adverse interest or liens at the office of the Corporation’s transfer agent for the Series 7 Preferred Shares, together with written notice that such holder elects to convert all or such number of shares represented by such certificates as specified therein. With respect to a conversion pursuant to this SECTION 6(a), the date of receipt of such certificates, together with such notice and such other information or documents as may be required by the Corporation (including any certificates delivered pursuant to SECTION 6(b)), by the transfer agent or the Corporation will be the date of conversion (the “Conversion Date”).

D-3

(b)          Limitations on Conversion. Notwithstanding SECTION 6(a), the Corporation shall not effect any conversion of the Series 7 Preferred Shares or otherwise issue Class A Shares pursuant to SECTION 6(a), and no holder of Series 7 Preferred Shares will be permitted to convert Series 7 Preferred Shares into Class A Shares if, and to the extent that, following such conversion, either (i) such holder’s aggregate voting power on a matter being voted on by holders of Class A Shares would exceed 19.9% of the Maximum Voting Power (as defined below) or (ii) such holder would Beneficially Own more than 19.9% of the then outstanding Common Shares; provided, however, that such conversion restriction shall not apply to any conversion in connection with and subject to completion of (A) a public sale of the Class A Shares to be issued upon such conversion, if following consummation of such public sale such holder will not Beneficially Own in excess of 19.9% of the then outstanding Class A Shares or (B) a bona fide third party tender offer for the Class A Shares issuable thereupon. For purposes of the foregoing sentence, the number of Class A Shares Beneficially Owned by a holder shall include the number of Class A Shares issuable upon conversion of the Series 7 Preferred Shares with respect to which a conversion notice has been given, but shall exclude the number of Class A Shares which would be issuable upon conversion or exercise of the remaining, unconverted portion of the Series 7 Preferred Shares Beneficially Owned by such holder. Upon the written request of the holder, the Corporation shall within two (2) Business Days confirm in writing (which may be by email) to any holder the number of Class A Shares, Class B Shares and Class C Shares then outstanding. In connection with any conversion and as a condition to the Corporation effecting such conversion, upon request of the Corporation, a holder of Series 7 Preferred Shares shall deliver to the Corporation a certificate, signed by a duly authorized officer of such holder, no less than twelve (12) Business Days prior to the applicable conversion, certifying that, after giving effect to such conversion, (i) such holder’s aggregate voting power on a matter being voted on by holders of Class A Shares will not exceed 19.9% of the Maximum Voting Power or (ii) such holder will not Beneficially Own more than 19.9% of the then outstanding Common Shares. For purposes hereof, “Maximum Voting Power” means, at the time of determination of the Maximum Voting Power, the total number of votes which may be cast by all shares of the Corporation’s capital on a matter subject to the vote of the Common Shares and any other securities that constitute Voting Stock voting together as a single class and after giving effect to any limitation on voting power set forth herein and the certificate of designation or other similar document governing other Voting Stock. For purposes of this SECTION 6(b), the aggregate voting power and Beneficial Ownership of Common Shares held b the Affiliates of a holder shall be attributed to such holder.

(c)          Automatic Conversion.

(i)          If at any time the limitations in SECTION 6(b) would not prevent the conversion of one or more Series 7 Preferred Shares into Class A Shares then, subject to any lapse or expiration of the applicable waiting period, or approval, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or other applicable antitrust law, the maximum number of Series 7 Preferred Shares held by a holder and its Affiliates that can convert into Class A Shares without violating the limitations in SECTION 6(b) will automatically convert into Class A Shares, provided that such automatic conversion shall only occur if the number of Series 7 Preferred Shares that would be converted on the Conversion Date is equal to or greater than the lesser of (x) 1,000 and (y) all shares then held by such holder and its Affiliates; provided, further, that if the number of Series 7 Preferred Shares that may be converted pursuant to this SECTION 6(c)(i) is less than all shares of the Series 7 Preferred Shares Beneficially Owned by a holder and its Affiliates, the Corporation shall select the Series 7 Preferred Shares to be converted by lot or in such other equitable manner as the Corporation may determine.

D-4

(d)          Fractional Shares. No fractional Class A Shares will be issued upon conversion of the Series 7 Preferred Shares. In lieu of fractional shares, the Corporation shall round, to the nearest whole number, the number of Class A Shares to be issued upon conversion of the Series 7 Preferred Shares. If more than one Series 7 Preferred Share is being converted at one time by or for the benefit of the same holder, then the number of full shares issuable upon conversion will be calculated on the basis of the aggregate number of Series 7 Preferred Shares converted by or for the benefit of such holder at such time.

(e)          Mechanics of Conversion.

(i)          Promptly after the Conversion Date (and in any event within three (3) Business Days), the Corporation shall (A) issue and deliver to such holder the number of Class A Shares to which such holder is entitled in exchange for the certificates formerly representing Series 7 Preferred Shares and (B) pay to such holder, to the extent of funds legally available therefor, all declared and unpaid Participating Dividends on the Series 7 Preferred Shares that are being converted into Class A Shares. Such conversion will be deemed to have been made on the Conversion Date, and the person entitled to receive the Class A Shares issuable upon such conversion shall be treated for all purposes as the record holder of such Class A Shares on such Conversion Date. In case fewer than all the shares represented by any such certificate are to be converted, a new certificate shall be issued representing the unconverted shares without cost to the holder thereof, except for any documentary, stamp or similar issue or transfer tax due because any certificates for Class A Shares or Series 7 Preferred Shares are issued in a name other than the name of the converting holder. The Corporation shall pay any documentary, stamp or similar issue or transfer tax due on the issue of Class A Shares upon conversion or due upon the issuance of a new certificate for any Series 7 Preferred Shares not converted other than any such tax due because Class A Shares or a certificate for Series 7 Preferred Shares are issued in a name other than the name of the converting holder.

(ii)         From and after the Conversion Date, the Series 7 Preferred Shares to be converted on such Conversion Date will no longer be deemed to be outstanding, and all rights of the holder thereof as a holder of Series 7 Preferred Shares (except the right to receive from the Corporation the Class A Shares upon conversion, together with the right to receive any declared and unpaid Participating Dividends thereon) shall cease and terminate with respect to such shares; provided, that in the event that a Series 7 Preferred Share is not converted, such Series 7 Preferred Share will remain outstanding and will be entitled to all of the rights as provided herein.

(iii)        If the conversion is in connection with any sale, transfer or other disposition of the Class A Shares issuable upon conversion of the Series 7 Preferred Shares, the conversion may, at the option of any holder tendering any Series 7 Preferred Share for conversion, be conditioned upon the closing of the sale, transfer or the disposition of Class A Shares issuable upon conversion of Series 7 Preferred Shares with the underwriter, transferee or other acquirer in such sale, transfer or disposition, in which event such conversion of such Series 7 Preferred Shares shall not be deemed to have occurred until immediately prior to the closing of such sale, transfer or other disposition.

D-5

(iv)        All Class A Shares issued upon conversion of the Series 7 Preferred Shares will, upon issuance by the Corporation, be duly and validly issued, fully paid and nonassessable.

(f)          Adjustments to Conversion Amount.

(i)          Adjustment for Change In Share Capital.

(A) If the Corporation shall, at any time and from time to time while any Series 7 Preferred Shares are outstanding, issue a dividend or make a distribution on its Class A Shares payable in its Class A Shares to all or substantially all holders of its Class A Shares, then the Conversion Amount at the opening of business on the Ex-Dividend Date for such dividend or distribution will be adjusted by multiplying such Conversion Amount by a fraction:

(1)    the numerator of which shall be the number of Class A Shares outstanding at the close of business on the Business Day immediately preceding such Ex-Dividend Date; and

(2)    the denominator of which shall be the sum of the number of Class A Shares outstanding at the close of business on the Business Day immediately preceding the Ex-Dividend Date for such dividend or distribution, plus the total number of Class A Shares constituting such dividend or other distribution.

If any dividend or distribution of the type described in this SECTION 6(f)(i)(A) is declared but not so paid or made, the Conversion Amount shall again be adjusted to the Conversion Amount which would then be in effect if such dividend or distribution had not been declared. Except as set forth in the preceding sentence, in no event shall the Conversion Amount be increased pursuant to this SECTION 6(f)(i)(A).

(B) If the Corporation shall, at any time or from time to time while any of the Series 7 Preferred Shares are outstanding, subdivide or reclassify its outstanding Class A Shares into a greater number of Class A Shares, then the Conversion Amount in effect at the opening of business on the day upon which such subdivision becomes effective shall be proportionately decreased, and conversely, if the Corporation shall, at any time or from time to time while any of the Series 7 Preferred Shares are outstanding, combine or reclassify its outstanding Class A Shares into a smaller number of Class A Shares, then the Conversion Amount in effect at the opening of business on the day upon which such combination or reclassification becomes effective shall be proportionately increased. In each such case, the Conversion Amount shall be adjusted by multiplying such Conversion Amount by a fraction, the numerator of which shall be the number of Class A Shares outstanding immediately prior to such subdivision or combination and the denominator of which shall be the number of Class A Shares outstanding immediately after giving effect to such subdivision, combination or reclassification. Such increase or reduction, as the case may be, shall become effective immediately after the opening of business on the day upon which such subdivision, combination or reclassification becomes effective.

D-6

(ii)         Adjustment for Rights Issue. If the Corporation shall, at any time or from time to time, while any Series 7 Preferred Shares are outstanding, distribute rights, options or warrants to all or substantially all holders of its Class A Shares entitling them, for a period expiring within sixty (60) days after the record date for such distribution, to purchase Class A Shares, or securities convertible into, or exchangeable or exercisable for, Class A Shares, in either case, at less than the average of the Closing Prices for the five (5) consecutive Trading Days immediately preceding the first public announcement of the distribution, then the Conversion Amount shall be adjusted so that the same shall equal the rate determined by multiplying the Conversion Amount in effect at the opening of business on the Ex-Dividend Date for such distribution by a fraction:

(A) the numerator of which shall be the sum of (1) the number of Class A Shares Outstanding on the close of business on the Business Day immediately preceding the Ex-Dividend Date for such distribution, plus (2) the number of Class A Shares that the aggregate offering price of the total number of Class A Shares issuable pursuant to such rights, options or warrants would purchase at the Current Market Price of the Class A Shares on the declaration date for such distribution (determined by multiplying such total number of Class A Shares so offered by the exercise price of such rights, options or warrants and dividing the product so obtained by such Current Market Price); and

(B) the denominator of which shall be the number of Class A Shares Outstanding at the close of business on the Business Day immediately preceding the Ex-Dividend Date for such distribution, plus the total number of additional Class A Shares issuable pursuant to such rights, options or warrants.

The term “Class A Shares Outstanding” shall mean, without duplication, and include the following, and the following shall be included whether vested or unvested, whether contingent or non-contingent and whether exercisable or not yet exercisable, and without regard to any other limitations or restrictions on conversion or exercise:

(1)         the number of Class A Shares, Class B Shares and Class C Shares then outstanding;

(2)         all Class A Shares issuable upon conversion of outstanding Series 7 Preferred Shares; and

(3)         all Class A Shares issuable upon exercise of outstanding options and any other Convertible Security.

Such adjustment shall become effective immediately after the opening of business on the Ex-Dividend Date for such distribution.

To the extent that Class A Shares are not delivered pursuant to such rights, options or warrants or upon the expiration or termination of such rights, options or warrants, the Conversion Amount shall be readjusted to the Conversion Amount that would then be in effect had the adjustments made upon the issuance of such rights, options or warrants been made on the basis of the delivery of only the number of Class A Shares actually delivered. In the event that such rights, options or warrants are not so distributed, the Conversion Amount shall again be adjusted to be the Conversion Amount which would then be in effect if the Ex-Dividend Date for such distribution had not occurred. In determining whether any rights, options or warrants entitle the holders to purchase Class A Shares at less than the average of the Closing Prices for the five (5) consecutive Trading Days immediately preceding the first public announcement of the relevant distribution, and in determining the aggregate offering price of such Class A Shares, there shall be taken into account any consideration received for such rights, options or warrants and the value of such consideration if other than cash, to be determined in good faith by the Board of Directors. Except as set forth in this paragraph, in no event shall the Conversion Amount be increased pursuant to this SECTION 6(f)(ii).

D-7

(iii)        Adjustment for Certain Tender Offers or Exchange Offers. In case the Corporation or any of its Subsidiaries shall, at any time or from time to time, while any Series 7 Preferred Shares are outstanding, distribute cash or other consideration in respect of a tender offer or an exchange offer (that is treated as a “tender offer” under U.S. federal securities laws) made by the Corporation or any Subsidiary for all or any portion of the Class A Shares, where the sum of the aggregate amount of such cash distributed and the aggregate Fair Market Value, as of the Expiration Date (as defined below), of such other consideration distributed (such sum, the “Aggregate Amount”) expressed as an amount per Class A Share validly tendered or exchanged, and not withdrawn, pursuant to such tender offer or exchange offer as of the Expiration Time (as defined below) (such tendered or exchanged Class A Shares, the “Purchased Shares”) exceeds the Closing Price per share of the Class A Shares on the Trading Day immediately following the last date (such last date, the “Expiration Date”) on which tenders or exchanges could have been made pursuant to such tender offer or exchange offer (as the same may be amended through the Expiration Date), then, and in each case, immediately after the close of business on such date, the Conversion Amount shall be decreased so that the same shall equal the rate determined by multiplying the Conversion Amount in effect immediately prior to the close of business on the Trading Day immediately following the Expiration Date by a fraction:

(A) the numerator of which shall be equal to the product of (1) the number of Class A Shares outstanding as of the last time (the “Expiration Time”) at which tenders or exchanges could have been made pursuant to such tender offer or exchange offer (including all Purchased Shares) and (2) the Closing Price per share of the Class A Shares on the Trading Day immediately following the Expiration Date; and

(B) the denominator of which is equal to the sum of (x) the Aggregate Amount and (y) the product of (I) an amount equal to (1) the number of Class A Shares outstanding as of the Expiration Time, less (2) the Purchased Shares and (II) the Closing Price per share of the Class A Shares on the Trading Day immediately following the Expiration Date.

An adjustment, if any, to the Conversion Amount pursuant to this SECTION 6(f)(iii) shall become effective immediately prior to the opening of business on the second Trading Day immediately following the Expiration Date. In the event that the Corporation or a Subsidiary is obligated to purchase Class A Shares pursuant to any such tender offer or exchange offer, but the Corporation or such Subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Amount shall again be adjusted to be the Conversion Amount which would then be in effect if such tender offer or exchange offer had not been made. Except as set forth in the preceding sentence, if the application of this SECTION 6(f)(iii) to any tender offer or exchange offer would result in an increase in the Conversion Amount, no adjustment shall be made for such tender offer or exchange offer under this SECTION 6(f)(iii).

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(iv)        Disposition Events.

(A) If any of the following events (any such event, a “Disposition Event”) occurs:

(1)         any reclassification or exchange of the Class A Shares (other than as a result of a subdivision or combination);

(2)         any merger, amalgamation, consolidation or other combination to which the Corporation is a constituent party; or

(3)         any sale, conveyance, lease, or other disposal of all or substantially all the properties and assets of the Corporation to any other person;

in each case, as a result of which all of the holders of Class A Shares shall be entitled to receive cash, securities or other property for their Class A Shares, the Series 7 Preferred Shares converted following the effective date of any Disposition Event shall be converted, in lieu of the Class A Shares otherwise deliverable, into the same amount and type (in the same proportion) of cash, securities or other property received by holders of Class A Shares in the relevant event (collectively, “Reference Property”) received upon the occurrence of such Disposition Event by a holder of Class A Shares holding, immediately prior to the transaction, the number of Class A Shares into which such Series 7 Preferred Shares would have been converted pursuant to SECTION 6(a) without giving effect to any limitations on conversion set forth in SECTION 6(b) immediately prior to such Disposition Event; provided that if the Disposition Event provides the holders of Class A Shares with the right to receive more than a single type of consideration determined based in part upon any form of stockholder election, the Reference Property shall be comprised of the weighted average of the types and amounts of consideration received by the holders of the Class A Shares.

(B) The above provisions of this SECTION 6(f)(iv) shall similarly apply to successive Disposition Events. If this SECTION 6(f)(iv) applies to any event or occurrence, neither SECTION 6(f)(i) nor SECTION 6(f)(iii) shall apply; provided, however, that this SECTION 6(f)(iv) shall not apply to any share split or combination to which SECTION 6(f)(i) is applicable or to a liquidation, dissolution or winding up to which SECTION 3 applies. To the extent that equity securities of a company are received by the holders of Class A Shares in connection with a Disposition Event, the portion of the Series 7 Preferred Shares which will be convertible into such equity securities will continue to be subject to the anti-dilution adjustments set forth in this SECTION 6(f).

(v)         Minimum Adjustment. Notwithstanding the foregoing, the Conversion Amount will not be reduced if the amount of such reduction would be an amount less than one percent (1%) of such Conversion Amount, but any such amount will be carried forward and reduction with respect thereto will be made at the time that such amount, together with any subsequent amounts so carried forward, aggregates to one percent (1%) or more.

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(vi)        When No Adjustment Required. Notwithstanding anything herein to the contrary, no adjustment to the Conversion Amount need be made:

(A) for a transaction referred to in SECTION 6(f)(i) or SECTION 6(f)(ii) if the Series 7 Preferred Shares participate, without conversion, in the transaction or event that would otherwise give rise to an adjustment pursuant to such Section at the same time as holders of the Class A Shares participate with respect to such transaction or event and on the same terms as holders of the Class A Shares participate with respect to such transaction or event as if the holders of Series 7 Preferred Shares, at such time, held a number of Class A Shares equal to the number of Class A Shares into which the Series 7 Preferred Shares were convertible at such time;

(B) for rights to purchase Class A Shares pursuant to any present or future plan by the Corporation for reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in Class A Shares under any plan; or

(C) for any event otherwise requiring an adjustment under this SECTION 6 if such event is not consummated.

(vii)       Rules of Calculation; Treasury Shares. All calculations will be made to the nearest one-hundredth of a cent or to the nearest one-ten thousandth of a share. Except as explicitly provided herein, the number of Class A Shares outstanding will be calculated on the basis of the number of issued and outstanding Class A Shares.

(viii)      Waiver. Notwithstanding the foregoing, the Conversion Amount will not be reduced if the Corporation receives, prior to the effective time of the adjustment to the Conversion Amount, written notice from the holders representing at least a majority of the then outstanding Series 7 Preferred Shares, voting together as a separate class, that no adjustment is to be made as the result of a particular issuance of Class A Shares or other dividend or other distribution on Class A Shares. This waiver will be limited in scope and will not be valid for any issuance of Class A Shares or other dividend or other distribution on Class A Shares not specifically provided for in such notice.

(ix)         Tax Adjustment. Anything in this SECTION 6 notwithstanding, the Corporation shall be entitled to make such downward adjustments in the Conversion Amount, in addition to those required by this SECTION 6, as the Board of Directors in its sole discretion shall determine to be advisable in order that any event treated for U.S. federal income tax purposes as a dividend or share split will not be taxable to the holders of Class A Shares.

(x)          No Duplication. If any action would require adjustment of the Conversion Amount pursuant to more than one of the provisions described in this SECTION 6 in a manner such that such adjustments are duplicative, only one adjustment shall be made.

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(xi)         Provisions Governing Adjustment to Conversion Amount.  Rights, options or warrants distributed by the Corporation to all or substantially all holders of Class A Shares entitling the holders thereof to subscribe for or purchase shares of the Corporation’s capital (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (“Rights Trigger”): (A) are deemed to be transferred with such Class A Shares; (B) are not exercisable; and (C) are also issued in respect of future issuances of Class A Shares, shall be deemed not to have been distributed for purposes of SECTION 6(f)(i), (ii), (iii) or (iv) (and no adjustment to the Conversion Amount under SECTION 6(f)(i), (ii), (iii) or (iv) will be required) until the occurrence of the earliest Rights Trigger, whereupon such rights, options and warrants shall be deemed to have been distributed, and (x) if and to the extent such rights, options and warrants are exercisable for Class A Shares or the equivalents thereof, an appropriate adjustment (if any is required) to the Conversion Amount shall be made under SECTION 6(f)(ii) (without giving effect to the sixty (60) day limit on the exercisability of rights, options and warrants ordinarily subject to such SECTION 6(f)(ii)), and/or (y) if and to the extent such rights, options and warrants are exercisable for cash and/or any shares of the Corporation’s capital other than Class A Shares or Class A Share equivalents, shall be subject to the provisions of SECTION 2(a) applicable to Participating Dividends and shall be distributed to the holders of Series 7 Preferred Shares.  If any such right, option or warrant, including any such existing rights, options or warrants distributed prior to the Series 7 Original Issuance Date, are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Ex-Dividend Date with respect to new rights, options or warrants with such rights (and a termination or expiration of the existing rights, options or warrants without exercise by any of the holders thereof).  In addition, in the event of any distribution (or deemed distribution) of rights, options or warrants, or any Rights Trigger or other event (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Amount under SECTION 6(f)(i), (ii), (iii) or (iv) was made, (1) in the case of any such rights, options or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Amount shall be readjusted at the opening of business of the Corporation immediately following such final redemption or repurchase by multiplying such Conversion Amount by a fraction (x) the numerator of which shall be the Current Market Price per Class A Share on such date, less the amount equal to the per share redemption or repurchase price received by a holder or holders of Class A Shares with respect to such rights, options or warrants (assuming such holder had retained such rights, options or warrants), made to all or substantially all holders of Class A Shares as of the date of such redemption or repurchase and (y) the denominator of which shall be the Current Market Price, and (2) in the case of such rights, options or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Amount shall be readjusted as if such rights, options and warrants had not been issued. Notwithstanding the foregoing, (A) to the extent any such rights, options or warrants are redeemed by the Corporation prior to a Rights Trigger or are exchanged by the Corporation, in either case for Class A Shares, the Conversion Amount shall be appropriately readjusted (if and to the extent previously adjusted pursuant to this SECTION 6(f)(xi)) as if such rights, options or warrants had not been issued, and instead the Conversion Amount will be adjusted as if the Corporation had issued the Class A Shares issued upon such redemption or exchange as a dividend or distribution of Class A Shares subject to SECTION 6(f)(i)(A) and (B) to the extent any such rights, options or warrants are redeemed by the Corporation prior to a Rights Trigger or are exchanged by the Corporation, in either case for any shares of the Corporation’s capital (other than Class A Shares) or any other assets of the Corporation, such redemption or exchange shall be deemed to be a distribution and shall be subject to, and paid to the holders of Series 7 Preferred Shares pursuant to, the provisions of SECTION 2(a) applicable to Participating Dividends.

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(xii)        Notwithstanding anything herein to the contrary, any adjustment of the Conversion Amount or entitlement to acquire Class A Shares pursuant to this Designation shall be subject to the rules of the Exchange to the extent required to comply with such rules. If after the date of effectiveness of this Designation there is a change in the applicable rules of the Exchange on which the Class A Shares are listed at the time such change becomes effective or in the interpretation of such applicable rules that would cause the Class A Shares to be delisted by such Exchange as a result of the terms of this Designation, the rights of the holders of the Series 7 Preferred Shares set forth in this Designation shall thereafter be limited to the extent required by such changed rules in order for the Class A Shares to continue to be listed on such Exchange.

(xiii)       Notwithstanding anything to the contrary in this Designation, if an adjustment to the Conversion Amount becomes effective on any Ex-Dividend Date as described herein, and a holder of Series 7 Preferred Shares that have been converted on or after such Ex-Dividend Date and on or prior to the related record date would be treated as the record holder of Class A Shares as of the related Conversion Date based on an adjusted Conversion Amount for such Ex-Dividend Date, then, notwithstanding such Conversion Amount adjustment provisions, the Conversion Amount adjustment relating to such Ex-Dividend Date will not be made for such converted Series 7 Preferred Shares. Instead, the holder of such converted Series 7 Preferred Shares will be treated as if such holder were the record owner of the Class A Shares on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

(g)          Notice of Record Date. In the event of:

(i)          any share split or combination of the outstanding Class A Shares;

(ii)         any declaration or making of a dividend or other distribution to holders of Class A Shares in additional Class A Shares, any other share capital, other securities or other property (including, but not limited to, cash and evidences of indebtedness);

(iii)        any reclassification or change to which SECTION 6(f)(i)(B) applies;

(iv)        the dissolution, liquidation or winding up of the Corporation; or

(v)         any other event constituting a Disposition Event;

then the Corporation shall file with its corporate records and mail to the holders of the Series 7 Preferred Shares at their last addresses as shown on the records of the Corporation, at least ten (10) days prior to the record date specified in (A) below or ten (10) days prior to the date specified in (B) below, a notice stating:

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(A) the record date of such share split, combination, dividend or other distribution, or, if a record is not to be taken, the date as of which the holders of Class A Shares of record to be entitled to such share split, combination, dividend or other distribution are to be determined, or

(B) the date on which such reclassification, change, dissolution, liquidation, winding up or other event constituting a Disposition Event, is estimated to become effective, and the date as of which it is expected that holders of Class A Shares of record will be entitled to exchange their Class A Shares for the share capital, other securities or other property (including, but not limited to, cash and evidences of indebtedness) deliverable upon such reclassification, change, liquidation, dissolution, winding up or other Disposition Event.

Disclosures made by the Corporation in any public filings made under the Exchange Act shall be deemed to satisfy the notice requirements set forth in this SECTION 6(g).

(h)          Certificate of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Amount pursuant to this SECTION 6, the Corporation shall compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series 7 Preferred Shares a certificate, signed by an officer of the Corporation, setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the reasonable written request of any holder of Series 7 Preferred Shares, furnish to such holder a similar certificate setting forth (i) the calculation of such adjustments and readjustments in reasonable detail, (ii) the Conversion Amount then in effect, and (iii) the number of Class A Shares and the amount, if any, of share capital, other securities or other property (including, but not limited to, cash and evidences of indebtedness) which then would be received upon the conversion of Series 7 Preferred Shares.

SECTION 7.        Additional Definitions. For purposes of this Designation, the following terms shall have the following meanings:

(a)          “Affiliate” means, with respect to any person, any other person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified person. Notwithstanding the foregoing, the Corporation, its subsidiaries and its other controlled Affiliates shall not be considered Affiliates of the Investor.

(b)          “Beneficially Own,” “Beneficially Owned” or “Beneficial Ownership” has the meaning set forth in Rule 13d-3 of the rules and regulations promulgated under the Exchange Act, except that for purposes hereof the words “within sixty days” in Rule 13d-3(d)(1)(i) shall not apply, to the effect that a person shall be deemed to be the Beneficial Owner of a security if that person has the right to acquire beneficial ownership of such security at any time. For the avoidance of doubt, for purposes hereof, except where otherwise expressly provided herein, the Investor (or any other person) shall at all times be deemed to have Beneficial Ownership of Class A Shares issuable upon conversion of the Series 7 Preferred Shares directly or indirectly held by them, irrespective of any applicable restrictions on transfer, conversion or voting.

(c)          “Board of Directors” means the board of directors of the Corporation.

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(d)          “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law, regulation or executive order to close in New York City, New York.

(e)          “Closing Price” of the Class A Shares on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the Exchange or, if the Class A Shares are not listed or admitted for trading on an Exchange, as reported on the quotation system on which such security is quoted. If the Class A Shares are not listed or admitted for trading on an Exchange and not reported on a quotation system on the relevant date, the “closing price” will be the last quoted bid price for the Class A Shares in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If the Class A Shares are not so quoted, the last reported sale price will be the average of the mid-point of the last bid and ask prices for the Class A Shares on the relevant date from each of at least three nationally recognized investment banking firms selected by the Corporation for this purpose.

(f)         “Common Shares” means the Class A Shares, the Class B Shares, the Class C Shares and any other common shares in the capital of the Corporation.

(g)         “control,” “controlling,” “controlled by” and “under common control with,” with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of Voting Stock, by contract or otherwise.

(h)          “Convertible Security” means any debt or other evidences of indebtedness, shares of capital or other securities directly or indirectly convertible into or exercisable or exchangeable for Class A Shares.

(i)          “Corporation” means MDC Partners Inc., a Delaware corporation.

(j)          “Current Market Price” of Class A Shares on any day means the average of the Closing Prices per Class A Share for each of the five (5) consecutive Trading Days ending on the earlier of the day in question and the day before the Ex-Dividend Date with respect to the issuance or distribution requiring such computation.

(k)        “Designation” mean this Designation of the Series 7 Preferred Shares.

(l)          “Ex-Dividend Date” means, with respect to any issuance or distribution, the first date on which the Class A Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance or distribution.

(m)         “Exchange” means Nasdaq and, if the Class A Shares are not then listed on Nasdaq, the principal other U.S. national or regional securities exchange or market on which the Class A Shares are then listed.

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(n)         “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(o)         “Fair Market Value” of the Class A Shares or any other security or property means the fair market value thereof as determined in good faith by the Board of Directors, which determination must be set forth in a written resolution of the Board of Directors, in accordance with the following rules:

(i)          for Class A Shares or other security traded or quoted on an Exchange, the Fair Market Value will be the average of the Closing Prices of such security on such Exchange over a ten (10) consecutive Trading Day period, ending on the Trading Day immediately prior to the date of determination; and

(ii)         for any other property, the Fair Market Value shall be determined by the Board of Directors assuming a willing buyer and a willing seller in an arm’s-length transaction.

(p)         “group” has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act.

(q)         “hereof,” “herein” and “hereunder” and words of similar import refer to this Designation as a whole and not merely to any particular clause, provision, section or subsection.

(r)          “Investor” shall mean Stagwell Agency Holdings LLC.

(s)          “Market Disruption Event” means, with respect to the Class A Shares, (i) a failure by the Exchange to open for trading during its regular trading session or (ii) the occurrence or existence for more than one half hour period in the aggregate on any scheduled Trading Day for the Class A Shares of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the Exchange, or otherwise) in the Class A Shares or in any options, contracts or future contracts relating to the Class A Shares, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

(t)          “Nasdaq” means The NASDAQ Global Market.

(u)         “person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government, any agency or political subdivisions thereof or other “person” as contemplated by Section 13(d) of the Exchange Act.

(v)         “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(w)         “Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated as of March 14, 2019, between the Corporation and the Investor.

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(x)          “Series 7 Original Issuance Date” means, with respect to any Series 7 Preferred Share, the original issue date of such Series 7 Preferred Share.

(y)          “share capital” means any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital, partnership interests (whether general or limited) or equivalent ownership interests in or issued by such person, and with respect to the Corporation includes, without limitation, any and all Common Shares and the Series 7 Preferred Shares.

(z)          “Subsidiary” means with respect to any person, any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by, or, in the case of a partnership, the sole general partner or the managing partner or the only general partners of which are, such person and one or more Subsidiaries of such person (or a combination thereof). Unless otherwise specified, “Subsidiary” means a Subsidiary of the Corporation.

(aa)         “Trading Day” means any day on which (i) there is no Market Disruption Event and (ii) the Exchange is open for trading or, if the Class A Shares are not so listed, admitted for trading or quoted, any Business Day. A Trading Day only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant Exchange.

(bb)         “Voting Stock” shall mean the Class A Shares, the Class B Shares and the Class C Shares and securities of any class or kind ordinarily having the power to vote generally for the election of directors of the Board of Directors of the Corporation or its successor.

(cc)         Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Aggregate Amount	SECTION 6(f)(iii)
Class A Shares	SECTION 3(a)
Class A Shares Outstanding	SECTION 6(f)
Class B Shares	SECTION 3(a)
Class C Shares	SECTION 3(a)
Conversion Amount	SECTION 6(a)
Conversion Date	SECTION 6(a)
Disposition Event	SECTION 6(f)(iv)
Expiration Date	SECTION 6(f)(iii)
Expiration Time	SECTION 6(f)(iii)(A)
Liquidation Entitlement	SECTION 3(a)
Maximum Voting Power	SECTION 6(b)
Participating Dividends	SECTION 2(a)
Purchased Shares	SECTION 6(f)(iii)
Reference Property	SECTION 6(f)(iv)
Rights Trigger	SECTION 6(f)(xi)
Series 7 Preferred Shares	SECTION 1

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SECTION 8.        Miscellaneous. For purposes of this Designation, the following provisions shall apply:

(a) Withholding Tax. Notwithstanding any other provision of this Designation, the Corporation may deduct or withhold from any payment, distribution, issuance or delivery (whether in cash or in shares) to be made pursuant to this Designation any amounts required or permitted by law to be deducted or withheld from any such payment, distribution, issuance or delivery and shall remit any such amounts to the relevant tax authority as required. If the cash component of any payment, distribution, issuance or delivery to be made pursuant to this Designation is less than the amount that the Corporation is so required or permitted to deduct or withhold, the Corporation shall be permitted to deduct and withhold from any noncash payment, distribution, issuance or delivery to be made pursuant to this Designation any amounts required or permitted by law to be deducted or withheld from any such payment, distribution, issuance or delivery and to dispose of such property in order to remit any amount required to be remitted to any relevant tax authority. Notwithstanding the foregoing, the amount of any payment, distribution, issuance or delivery made to a holder of Series 7 Preferred Shares pursuant to this Designation shall be considered to be the amount of the payment, distribution, issuance or delivery received by such holder plus any amount deducted or withheld pursuant to this SECTION 8. In the absence of any such deduction or withholding by the Corporation, and unless agreed otherwise by the Corporation in writing, holders of Series 7 Preferred Shares shall be responsible for all withholding taxes in respect of any payment, distribution, issuance or delivery made or credited to them pursuant to this Designation and shall indemnify and hold harmless the Corporation on an after-tax basis (for this purpose, having regard only to taxes for which the Corporation is liable for any such taxes imposed on any payment, distribution, issuance or delivery made or credited to them pursuant to this Designation.

(b)          Wire or Electronic Transfer of Funds. Notwithstanding any other right, privilege, restriction or condition attaching to the Series 7 Preferred Shares, the Corporation may, at its option, make any payment due to registered holders of Series 7 Preferred Shares by way of a wire or electronic transfer of funds to such holders. If a payment is made by way of a wire or electronic transfer of funds, the Corporation shall be responsible for any applicable charges or fees relating to the making of such transfer. As soon as practicable following the determination by the Corporation that a payment is to be made by way of a wire or electronic transfer of funds, the Corporation shall provide a notice to the applicable registered holders of Series 7 Preferred Shares at their respective addresses appearing on the books of the Corporation. Such notice shall request that each applicable registered holder of Series 7 Preferred Shares provide the particulars of an account of such holder with a chartered bank in the United States to which the wire or electronic transfer of funds shall be directed. If the Corporation does not receive account particulars from a registered holder of Series 7 Preferred Shares prior to the date such payment is to be made, the Corporation shall deposit the funds otherwise payable to such holder in a special account or accounts in trust for such holder. The making of a payment by way of a wire or electronic transfer of funds or the deposit by the Corporation of funds otherwise payable to a holder in a special account or accounts in trust for such holder shall be deemed to constitute payment by the Corporation on the date thereof and shall satisfy and discharge all liabilities of the Corporation for such payment to the extent of the amount represented by such transfer or deposit.

(c)          Amendments. The provisions attaching to the Series 7 Preferred Shares may be deleted, varied, modified, amended or amplified by amendment with such approval as may then be required by the General Corporation Law of the State of Delaware.

(d)          U.S. Currency. Unless otherwise stated, all references herein to sums of money are expressed in lawful money of the United States.

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Annex S

DESIGNATION
OF
SERIES 6 CONVERTIBLE PREFERRED STOCK
OF
MDC PARTNERS INC.

SECTION 1.        Designation and Amount. The designation of this series of Preferred Stock is “Series 6 Convertible Preferred Stock” (the “Series 6 Preferred Shares”), no par value, and the number of shares constituting such series is Fifty Thousand (50,000). Subject to the Certificate of Incorporation, such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series 6 Preferred Shares to less than the number of shares then issued and outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

SECTION 2.         Dividends.

(a)          Participating Dividends.

(i)          Each holder of issued and outstanding Series 6 Preferred Shares will be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends for each Series 6 Preferred Share, dividends of the same type as any dividends or other distribution, whether in cash, in kind or in other property, payable or to be made on outstanding Class A Subordinate Voting Shares of the Corporation (the “Class A Shares”), in an amount equal to the amount of such dividends or other distribution as would be made on the number of Class A Shares into which such Series 6 Preferred Shares could be converted on the applicable record date for such dividends or other distribution on the Class A Shares, without giving effect to the limitations set forth in SECTION 6(b) after aggregating all shares held by the same holder (the “Participating Dividends”) and disregarding any rounding for fractional amounts; provided, however, that notwithstanding the above, the holders of Series 6 Preferred Shares shall not be entitled to receive any dividends or distributions for which an adjustment to the Conversion Price (as defined below) shall be made pursuant to SECTION 6(f)(i)(A) or SECTION 6(f)(ii) (and such dividends or distributions that are not payable to the holders of Series 6 Preferred Shares as a result of this proviso shall not be deemed to be Participating Dividends).

(ii)         Participating Dividends are payable at the same time as and when such dividends or other distributions on the Class A Shares are paid to the holders of Class A Shares and are payable to holders of record of Series 6 Preferred Shares on the record date for the corresponding dividend or distribution on the Class A Shares.

(b)          Additional Dividends.

(i)          Following the occurrence of a Specified Event, each holder of issued and outstanding Series 6 Preferred Shares will be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends for each Series 6 Preferred Share, with respect to each Dividend Period, dividends at a rate per annum equal to the Additional Rate multiplied by the Base Liquidation Preference per Series 6 Preferred Share (the “Additional Dividends” and, together with Participating Dividends, the “Dividends”). Any Additional Dividends payable pursuant to this SECTION 2(b) shall be in addition to any Participating Dividends, as applicable, payable pursuant to SECTION 2(a) hereof.

Annex S-1

(ii)         Additional Dividends will accrue on a daily basis and be cumulative from the date on which a Specified Event occurs and are payable in arrears on each Dividend Payment Date.

(iii)        Additional Dividends in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of Additional Dividends payable for any Dividend Period shorter or longer than a full quarterly Dividend Period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

(iv)        Additional Dividends that are declared and payable on a Dividend Payment Date will be paid to the holders of record of Series 6 Preferred Shares as they appear in the records of the Corporation at the close of business on the 15th day of the calendar month prior to the month in which the applicable Dividend Payment Date falls, provided that Additional Dividends payable upon redemption or conversion of Series 6 Preferred Shares will be payable to the holder of record on the Redemption Date or the Conversion Date, as applicable. Any payment of an Additional Dividend will first be credited against the earliest accumulated but unpaid Additional Dividend due with respect to each share that remains payable.

(v)         Additional Dividends are payable only in cash. Additional Dividends will accrue and cumulate whether or not the Corporation has earnings or profits, whether or not there are funds legally available for the payment of Additional Dividends and whether or not Additional Dividends are declared.

(vi)        After a Specified Event has occurred and while any Series 6 Preferred Shares remain outstanding, unless all Additional Dividends accrued to the end of all completed Dividend Periods have been paid in full, neither the Corporation nor any of its subsidiaries may (A) declare, pay or set aside for payment any dividends or distributions on any Junior Securities or (B) repurchase, redeem or otherwise acquire any Junior Securities.

(vii)       The provisions of SECTION 2(b)(vi) shall not prohibit:

(A) the repurchase, redemption, retirement or other acquisition of vested or unvested Common Shares held by any future, present or former officer, director, employee, manager or consultant (or their respective permitted transferees) of the Corporation or any subsidiary of the Corporation pursuant to any equity incentive grant, plan, program or arrangement, any severance agreement or any stock subscription or equityholder agreement, in each case solely to the extent required by the terms thereof;

(B) payments made or expected to be made by the Corporation in respect of withholding or similar taxes payable in connection with the exercise or vesting of Common Shares or Class A Equivalents by any future, present or former officer, director, employee, manager or consultant (or their respective permitted transferees) of the Corporation or any subsidiary of the Corporation and repurchases or withholdings of Common Shares or Class A Equivalents in connection with any exercise or vesting of Common Shares or Class A Equivalents if such Common Shares or Class A Equivalents represent all or a portion of the exercise price of, or withholding obligation with respect to, such Common Shares or Class A Equivalents;

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(C) cash payments made in lieu of issuing fractional Common Shares in connection with the exercise or vesting of Common Shares or Class A Equivalents;

(D) payments arising from agreements of the Corporation or a subsidiary of the Corporation providing for adjustment of purchase price, deferred consideration, earn outs or similar obligations, in each case incurred in connection with the purchase or investment by the Corporation or a subsidiary of the Corporation of or in assets or capital stock of a third party; or

(E) payments or distributions made pursuant to any plan or proposal for the liquidation or dissolution of the Corporation or pursuant to any decree or order for relief or made by any custodian of the Corporation in connection with any voluntary case or proceeding under Title 11 of the U.S. Code or any similar federal, state or non-U.S. law for the relief of debtors.

(c)          The Corporation shall pay Dividends (less any tax required to be deducted and withheld by the Corporation), except in case of redemption or conversion in which case payment of Dividends shall be made on surrender of the certificate, if any, representing the Series 6 Preferred Shares to be redeemed or converted, by electronic funds transfer or by sending to each holder of Series 6 Preferred Shares a check for such Dividends payable to the order of such holder or, in the case of joint holders, to the order of all such holders failing written instructions from them to the contrary or in such other manner, not contrary to applicable law, as the Corporation shall reasonably determine. The making of such payment or the posting or delivery of such check on or before the date on which such Dividend is to be paid to a holder shall be deemed to be payment and shall satisfy and discharge all liabilities for the payment of such Dividends to the extent of the sum represented thereby (plus the amount of any tax required to be and in fact deducted and withheld by the Corporation from the related Dividends as aforesaid and remitted to the proper taxing authority) unless such check is not honored when presented for payment. Subject to applicable law, Dividends which are represented by a check which has not been presented to the Corporation’s bankers for payment or that otherwise remain unclaimed for a period of six years from the date on which they were declared to be payable shall be forfeited to the Corporation.

(d)          Holders of the Series 6 Preferred Shares are not entitled to any dividend, whether payable in cash, in kind or other property, in excess of the Participating Dividends and, if applicable, the Additional Dividends, as provided in this SECTION 2.

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SECTION 3.         Liquidation Preference.

(a)           Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, each Series 6 Preferred Share entitles the holder thereof to receive and to be paid out of the assets of the Corporation available for distribution, before any distribution or payment may be made to a holder of any Class A Shares, any Class B Shares of the Corporation (the “Class B Shares”) or any Class C Shares of the Corporation (the “Class C Shares”) or any other shares ranking junior as to capital to the Series 6 Preferred Shares, an amount per Series 6 Preferred Share equal to the greater of (i) the Base Liquidation Preference (as defined below), as increased by the Accretion Rate (as defined below) from the most recent Quarterly Compounding Date to the date of such liquidation, dissolution or winding up (without duplication of changes to the Base Liquidation Preference as provided for in SECTION 3(b)) plus any accrued but unpaid Dividends with respect thereto, and (ii) an amount equal to the amount the holders of the Series 6 Preferred Shares would have received per Series 6 Preferred Share upon liquidation, dissolution or winding up of the Corporation had such holders converted their Series 6 Preferred Shares into Class A Shares immediately prior thereto, without giving effect to the limitations set forth in SECTION 6(b) and disregarding any rounding for fractional amounts (the greater of the amount in clause (i) and clause (ii), the “Liquidation Preference”). Notwithstanding the foregoing or anything in this Designation to the contrary, immediately prior to and conditioned upon the consummation of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, if the amount set forth in clause (i) above is greater than the amount set forth in clause (ii) above, any holder of outstanding Series 6 Preferred Shares shall have the right to convert its Series 6 Preferred Shares into Class A Shares by substituting the Fair Market Value of a Class A Share for the then-applicable Conversion Price and without giving effect to the limitations set forth in SECTION 6(b) and disregarding any rounding for fractional amounts.

(b)          The “Base Liquidation Preference” per Series 6 Preferred Share shall initially be equal to the Original Purchase Price. From and after the Series 6 Original Issuance Date, the Base Liquidation Preference of each Series 6 Preferred Share shall increase on a daily basis, on the basis of a 360-day year consisting of twelve 30-day months, at a rate of 8.0% per annum (the “Accretion Rate”) of the then-applicable Base Liquidation Preference, the amount of which increase shall compound quarterly on each March 31, June 30, September 30 and December 31 (each, a “Quarterly Compounding Date”) from the Series 6 Original Issuance Date through March 14, 2024, following which the Accretion Rate will decrease to 0% per annum and the Base Liquidation Preference per Series 6 Preferred Share will not increase during any period subsequent to March 14, 2024. The Base Liquidation Preference shall be proportionally adjusted for any stock dividends, splits, combinations and similar events on the Series 6 Preferred Shares.

(c)           After payment to the holders of the Series 6 Preferred Shares of the full Liquidation Preference to which they are entitled, the Series 6 Preferred Shares as such will have no right or claim to any of the assets of the Corporation.

(d)          The value of any property not consisting of cash that is distributed by the Corporation to the holders of the Series 6 Preferred Shares will equal the Fair Market Value thereof on the date of distribution.

(e)           For the purposes of this SECTION 3, a Fundamental Change (in and of itself) shall not be deemed to be a liquidation, dissolution or winding up of the Corporation subject to this SECTION 3 (it being understood that an actual liquidation, dissolution or winding up of the Corporation in connection with a Fundamental Change will be subject to this SECTION 3).

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SECTION 4.         Voting Rights.

(a)          The holders of outstanding Series 6 Preferred Shares shall not be entitled as such, except as required by law, to receive notice of or to attend any meeting of the shareholders of the Corporation or to vote at any such meeting but shall be entitled to receive notice of meetings of shareholders of the Corporation called for the purpose of authorizing the dissolution of the Corporation or the sale of its undertaking or a substantial part thereof. The approval of the holders of the Series 6 Preferred Shares with respect to any and all matters referred to in this Designation may be given in writing by all of the holders of the Series 6 Preferred Shares outstanding or by resolution duly passed and carried as may then be required by the General Corporation Law of the State of Delaware at a meeting of the holders of the Series 6 Preferred Shares duly called and held for the purpose of considering the subject matter of such resolution and at which holders of not less than a majority of all Series 6 Preferred Shares then outstanding are present in person or represented by proxy in accordance with the by-laws of the Corporation; provided, however, that if at any such meeting, when originally held, the holders of at least a majority of all Series 6 Preferred Shares then outstanding are not present in person or so represented by proxy within 30 minutes after the time fixed for the meeting, then the meeting shall be adjourned to such date, being not less than fifteen (15) days later. Notice of any such original meeting of the holders of the Series 6 Preferred Shares shall be given not less than twenty-one (21) days prior to the date fixed for such meeting and shall specify in general terms the purpose for which the meeting is called, and notice of any such adjourned meeting shall be given not less than ten (10) days prior to the date fixed for such adjourned meeting, but it shall not be necessary to specify in such notice the purpose for which the adjourned meeting is called. The formalities to be observed with respect to the giving of notice of any such original meeting or adjourned meeting and the conduct of it shall be those from time to time prescribed in the by-laws of the Corporation with respect to meetings of shareholders. On every poll taken at any such original meeting or adjourned meeting, each holder of Series 6 Preferred Shares present in person or represented by proxy shall be entitled to one vote for each of the Series 6 Preferred Shares held by such holder.

(b)          Notwithstanding anything to the contrary set forth herein, the holders of Series 6 Preferred Shares shall be entitled to vote on any merger of the Corporation with any direct or indirect wholly-owned subsidiary thereof pursuant to which each share or fraction of a share of the Corporation is converted into the right to receive, or exchanged for, a share or equal fraction of a share of stock of a new holding company having substantially similar designations, rights, powers, and preferences and qualifications, limitations, and restrictions thereof as the share of the Corporation’s stock being converted or exchanged in the merger pursuant to Section 251(c) of the DGCL (a “Holdco-Sub Merger”) and shall vote on any such Holdco-Sub Merger together as a single class with the holders of Class A Shares and Class B Shares; provided that in connection with such vote, each Series 6 Share shall be entitled to 2,000 votes per Series 6 Share; and provided further that from and after the time at which any such Holdco-Sub Merger occurs, the right of the holders of Series 6 Shares to vote on any other Holdco-Sub Merger shall be extinguished and no longer exist.

SECTION 5.        Purchase for Cancellation. Subject to such provisions of the General Corporation Law of the State of Delaware as may be applicable, the Corporation may at any time or times purchase (if obtainable) for cancellation all or any part of the Series 6 Preferred Shares outstanding from time to time: (a) through the facilities of any Exchange or market on which the Series 6 Preferred Shares are listed, (b) by invitation for tenders addressed to all the holders of record of the Series 6 Preferred Shares outstanding, or (c) in any other manner, in each case at the lowest price or prices at which, in the opinion of the Board of Directors, such shares are obtainable.

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SECTION 6.        Conversion.

Each Series 6 Preferred Share is convertible into Class A Shares as provided in this SECTION 6.

(a)          Conversion at the Option of Holders of Series 6 Preferred Shares. Subject to SECTION 6(b), each holder of Series 6 Preferred Shares is entitled to convert, in whole or in part at any time and from time to time, at the option and election of such holder upon receipt of all antitrust approvals required in connection with such conversion (or the lapse of any applicable waiting period relating to such required antitrust approvals), any or all outstanding Series 6 Preferred Shares held by such holder into a number of duly authorized, validly issued, fully paid and nonassessable Class A Shares equal to the number (the “Conversion Amount”) determined by dividing (i) the Base Liquidation Preference (as adjusted pursuant to SECTION 3(b) to the date immediately preceding the Conversion Date (as defined below)) for each Series 6 Preferred Share to be converted by (ii) the Conversion Price in effect at the time of conversion. The “Conversion Price” initially is $5.00 per share, as adjusted from time to time as provided in SECTION 6(f). In order to convert the Series 6 Preferred Shares into Class A Shares, the holder must surrender the certificates representing such Series 6 Preferred Shares, accompanied by transfer instruments satisfactory to the Corporation, free of any adverse interest or liens at the office of the Corporation’s transfer agent for the Series 6 Preferred Shares, together with written notice that such holder elects to convert all or such number of shares represented by such certificates as specified therein. With respect to a conversion pursuant to this SECTION 6(a), the date of receipt of such certificates, together with such notice and such other information or documents as may be required by the Corporation (including any certificates delivered pursuant to SECTION 6(b)), by the transfer agent or the Corporation will be the date of conversion (the “Conversion Date”) and the Conversion Date with respect to a conversion pursuant to SECTION 6(c) will be as provided in such section.

(b)          Limitations on Conversion. Notwithstanding SECTION 6(a) or SECTION 6(c) but subject to SECTION 8, the Corporation shall not effect any conversion of the Series 6 Preferred Shares or otherwise issue Class A Shares pursuant to SECTION 6(a) or SECTION 6(c), and no holder of Series 6 Preferred Shares will be permitted to convert Series 6 Preferred Shares into Class A Shares if, and to the extent that, following such conversion, either (i) such holder’s aggregate voting power on a matter being voted on by holders of Class A Shares would exceed 19.9% of the Maximum Voting Power (as defined below) or (ii) such holder would Beneficially Own more than 19.9% of the then outstanding Common Shares; provided, however, that such conversion restriction shall not apply to any conversion in connection with and subject to completion of (A) a public sale of the Class A Shares to be issued upon such conversion, if following consummation of such public sale such holder will not Beneficially Own in excess of 19.9% of the then outstanding Class A Shares or (B) a bona fide third party tender offer for the Class A Shares issuable thereupon. For purposes of the foregoing sentence, the number of Class A Shares Beneficially Owned by a holder shall include the number of Class A Shares issuable upon conversion of the Series 6 Preferred Shares with respect to which a conversion notice has been given, but shall exclude the number of Class A Shares which would be issuable upon conversion or exercise of the remaining, unconverted portion of the Series 6 Preferred Shares and any Alternative Preference Shares Beneficially Owned by such holder. Upon the written request of the holder, the Corporation shall within two (2) Business Days confirm in writing (which may be by email) to any holder the number of Class A Shares, Class B Shares and Class C Shares then outstanding. In connection with any conversion and as a condition to the Corporation effecting such conversion, upon request of the Corporation, a holder of Series 6 Preferred Shares shall deliver to the Corporation a certificate, signed by a duly authorized officer of such holder, no less than twelve (12) Business Days prior to the applicable conversion, certifying that, after giving effect to such conversion, (i) such holder’s aggregate voting power on a matter being voted on by holders of Class A Shares will not exceed 19.9% of the Maximum Voting Power or (ii) such holder will not Beneficially Own more than 19.9% of the then outstanding Common Shares. For purposes hereof, “Maximum Voting Power” means, at the time of determination of the Maximum Voting Power, the total number of votes which may be cast by all shares of the Corporation’s capital on a matter subject to the vote of the Common Shares and any other securities that constitute Voting Stock voting together as a single class and after giving effect to any limitation on voting power set forth herein and the Certificate of Incorporation, the certificate of designation or other similar document governing other Voting Stock. For purposes of this SECTION 6(b), the aggregate voting power and Beneficial Ownership of Common Shares held by the Affiliates of a holder shall be attributed to such holder.

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(c)          Conversion at the Option of the Corporation. Subject to SECTION 6(b) and SECTION 8, at the Corporation’s option and election and upon its compliance with this SECTION 6(c), and in the case of the Investor and any Permitted Transferee upon receipt of all antitrust approvals required in connection with such conversion (or the lapse of any applicable waiting period relating to such required antitrust approvals), all outstanding Series 6 Preferred Shares shall be converted automatically into a number of duly authorized, validly issued, fully paid and nonassessable Class A Shares equal to the Conversion Amount following written notice by the Corporation to the holders of Series 6 Preferred Shares notifying such holders of the conversion contemplated by this SECTION 6(c), which conversion shall occur on the date specified in such notice, which shall not be less than ten (10) Business Days following the date of such notice (or in the case of the Investor and any Permitted Transferee the later of (A) the date of receipt of all antitrust approvals required in connection with such conversion (or the lapse of any applicable waiting period relating to such required antitrust approvals)) and (B) ten (10) Business Days following the date of such notice), provided, that (i) prior to March 14, 2024, such notice may be delivered by the Corporation (and such Series 6 Preferred Shares may be converted into Class A Shares pursuant to this SECTION 6(c)) only if the Closing Price per Class A Share for the thirty (30) consecutive Trading Day period ending on the Trading Day immediately prior to delivery of a notice of conversion pursuant to this SECTION 6(c) was at or above 125% of the then-applicable Conversion Price and (ii) following March 14, 2024, such notice may be delivered by the Corporation (and such Series 6 Preferred Shares may be converted into Class A Shares pursuant to this SECTION 6(c)) only if the Closing Price per Class A Share for the thirty (30) consecutive Trading Day period ending on the Trading Day immediately prior to delivery of a notice of conversion pursuant to this SECTION 6(c) was at or above 100% of the then-applicable Conversion Price; provided  further, that following a Specified Event, the Corporation shall not be entitled to convert the Series 6 Preferred Shares.

Notwithstanding the foregoing, the holders of Series 6 Preferred Shares shall continue to have the right to convert their Series 6 Preferred Shares pursuant to SECTION 6(a) until and through the Conversion Date contemplated in this SECTION 6(c) and if such Series 6 Preferred Shares are converted pursuant to SECTION 6(a) such shares shall no longer be converted pursuant to this SECTION 6(c) and the Corporation’s notice delivered to the holders pursuant to this SECTION 6(c) shall be of no effect with respect to such shares converted pursuant to SECTION 6(a).

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(d)          Fractional Shares. No fractional Class A Shares will be issued upon conversion of the Series 6 Preferred Shares. In lieu of fractional shares, the Corporation shall round, to the nearest whole number, the number of Class A Shares to be issued upon conversion of the Series 6 Preferred Shares. If more than one Series 6 Preferred Share is being converted at one time by or for the benefit of the same holder, then the number of full shares issuable upon conversion will be calculated on the basis of the aggregate number of Series 6 Preferred Shares converted by or for the benefit of such holder at such time.

(e)           Mechanics of Conversion.

(i)          Promptly after the Conversion Date (and in any event within three (3) Business Days), the Corporation shall (A) issue and deliver to such holder the number of Class A Shares to which such holder is entitled in exchange for the certificates formerly representing Series 6 Preferred Shares and (B) pay to such holder, to the extent of funds legally available therefor, all declared and unpaid Dividends on the Series 6 Preferred Shares that are being converted into Class A Shares; provided, that any accrued and unpaid Dividends not paid to such holder pursuant to the foregoing clause (B) shall, subject to SECTION 6(b), be converted into a number of duly authorized, validly issued, fully paid and nonassessable Class A Shares equal to the number determined by dividing (x) the aggregate amount of such accrued and unpaid Dividends on the Series 6 Preferred Shares that are being converted by (y) the then current Conversion Price. Such conversion will be deemed to have been made on the Conversion Date, and the person entitled to receive the Class A Shares issuable upon such conversion shall be treated for all purposes as the record holder of such Class A Shares on such Conversion Date. In case fewer than all the shares represented by any such certificate are to be converted, a new certificate shall be issued representing the unconverted shares without cost to the holder thereof, except for any documentary, stamp or similar issue or transfer tax due because any certificates for Class A Shares or Series 6 Preferred Shares are issued in a name other than the name of the converting holder. The Corporation shall pay any documentary, stamp or similar issue or transfer tax due on the issue of Class A Shares upon conversion or due upon the issuance of a new certificate for any Series 6 Preferred Shares not converted other than any such tax due because Class A Shares or a certificate for Series 6 Preferred Shares are issued in a name other than the name of the converting holder.

(ii)         From and after the Conversion Date, the Series 6 Preferred Shares to be converted on such Conversion Date will no longer be deemed to be outstanding, and all rights of the holder thereof as a holder of Series 6 Preferred Shares (except the right to receive from the Corporation the Class A Shares upon conversion, together with the right to receive any accrued and unpaid Dividends thereon) shall cease and terminate with respect to such shares; provided, that in the event that a Series 6 Preferred Share is not converted, such Series 6 Preferred Share will remain outstanding and will be entitled to all of the rights as provided herein.

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(iii)        If the conversion is in connection with any sale, transfer or other disposition of the Class A Shares issuable upon conversion of the Series 6 Preferred Shares, the conversion may, at the option of any holder tendering any Series 6 Preferred Share for conversion, be conditioned upon the closing of the sale, transfer or the disposition of Class A Shares issuable upon conversion of Series 6 Preferred Shares with the underwriter, transferee or other acquirer in such sale, transfer or disposition, in which event such conversion of such Series 6 Preferred Shares shall not be deemed to have occurred until immediately prior to the closing of such sale, transfer or other disposition.

(iv)        All Class A Shares issued upon conversion of the Series 6 Preferred Shares will, upon issuance by the Corporation, be duly and validly issued, fully paid and nonassessable.

(f)           Adjustments to Conversion Price.

(i)          Adjustment for Change In Share Capital.

(A) If the Corporation shall, at any time and from time to time while any Series 6 Preferred Shares are outstanding, issue a dividend or make a distribution on its Class A Shares payable in its Class A Shares to all or substantially all holders of its Class A Shares, then the Conversion Price at the opening of business on the Ex-Dividend Date for such dividend or distribution will be adjusted by multiplying such Conversion Price by a fraction:

(1)    the numerator of which shall be the number of Class A Shares outstanding at the close of business on the Business Day immediately preceding such Ex-Dividend Date; and

(2)    the denominator of which shall be the sum of the number of Class A Shares outstanding at the close of business on the Business Day immediately preceding the Ex-Dividend Date for such dividend or distribution, plus the total number of Class A Shares constituting such dividend or other distribution.

If any dividend or distribution of the type described in this SECTION 6(f)(i)(A) is declared but not so paid or made, the Conversion Price shall again be adjusted to the Conversion Price which would then be in effect if such dividend or distribution had not been declared. Except as set forth in the preceding sentence, in no event shall the Conversion Price be increased pursuant to this SECTION 6(f)(i)(A).

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(B) If the Corporation shall, at any time or from time to time while any of the Series 6 Preferred Shares are outstanding, subdivide or reclassify its outstanding Class A Shares into a greater number of Class A Shares, then the Conversion Price in effect at the opening of business on the day upon which such subdivision becomes effective shall be proportionately decreased, and conversely, if the Corporation shall, at any time or from time to time while any of the Series 6 Preferred Shares are outstanding, combine or reclassify its outstanding Class A Shares into a smaller number of Class A Shares, then the Conversion Price in effect at the opening of business on the day upon which such combination or reclassification becomes effective shall be proportionately increased. In each such case, the Conversion Price shall be adjusted by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of Class A Shares outstanding immediately prior to such subdivision or combination and the denominator of which shall be the number of Class A Shares outstanding immediately after giving effect to such subdivision, combination or reclassification. Such increase or reduction, as the case may be, shall become effective immediately after the opening of business on the day upon which such subdivision, combination or reclassification becomes effective.

(ii)         Adjustment for Rights Issue. If the Corporation shall, at any time or from time to time, while any Series 6 Preferred Shares are outstanding, distribute rights, options or warrants to all or substantially all holders of its Class A Shares entitling them, for a period expiring within sixty (60) days after the record date for such distribution, to purchase Class A Shares, or securities convertible into, or exchangeable or exercisable for, Class A Shares, in either case, at less than the average of the Closing Prices for the five (5) consecutive Trading Days immediately preceding the first public announcement of the distribution, then the Conversion Price shall be adjusted so that the same shall equal the rate determined by multiplying the Conversion Price in effect at the opening of business on the Ex-Dividend Date for such distribution by a fraction:

(A) the numerator of which shall be the sum of (1) the number of Class A Shares Outstanding on the close of business on the Business Day immediately preceding the Ex-Dividend Date for such distribution, plus (2) the number of Class A Shares that the aggregate offering price of the total number of Class A Shares issuable pursuant to such rights, options or warrants would purchase at the Current Market Price of the Class A Shares on the declaration date for such distribution (determined by multiplying such total number of Class A Shares so offered by the exercise price of such rights, options or warrants and dividing the product so obtained by such Current Market Price); and

(B) the denominator of which shall be the number of Class A Shares Outstanding at the close of business on the Business Day immediately preceding the Ex-Dividend Date for such distribution, plus the total number of additional Class A Shares issuable pursuant to such rights, options or warrants.

The term “Class A Shares Outstanding” shall mean, without duplication, and include the following, and the following shall be included whether vested or unvested, whether contingent or non-contingent and whether exercisable or not yet exercisable, and without regard to any other limitations or restrictions on conversion or exercise:

(1)   the number of Class A Shares, Class B Shares and Class C Shares then outstanding;

(2)   all Class A Shares issuable upon conversion of outstanding Series 6 Preferred Shares; and

(3)   all Class A Shares issuable upon exercise of outstanding options and any other Convertible Security.

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Such adjustment shall become effective immediately after the opening of business on the Ex-Dividend Date for such distribution.

To the extent that Class A Shares are not delivered pursuant to such rights, options or warrants or upon the expiration or termination of such rights, options or warrants, the Conversion Price shall be readjusted to the Conversion Price that would then be in effect had the adjustments made upon the issuance of such rights, options or warrants been made on the basis of the delivery of only the number of Class A Shares actually delivered. In the event that such rights, options or warrants are not so distributed, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if the Ex-Dividend Date for such distribution had not occurred. In determining whether any rights, options or warrants entitle the holders to purchase Class A Shares at less than the average of the Closing Prices for the five (5) consecutive Trading Days immediately preceding the first public announcement of the relevant distribution, and in determining the aggregate offering price of such Class A Shares, there shall be taken into account any consideration received for such rights, options or warrants and the value of such consideration if other than cash, to be determined in good faith by the Board of Directors. Except as set forth in this paragraph, in no event shall the Conversion Price be increased pursuant to this SECTION 6(f)(ii).

(iii)        Adjustment for Certain Tender Offers or Exchange Offers. In case the Corporation or any of its Subsidiaries shall, at any time or from time to time, while any Series 6 Preferred Shares are outstanding, distribute cash or other consideration in respect of a tender offer or an exchange offer (that is treated as a “tender offer” under U.S. federal securities laws) made by the Corporation or any Subsidiary for all or any portion of the Class A Shares, where the sum of the aggregate amount of such cash distributed and the aggregate Fair Market Value, as of the Expiration Date (as defined below), of such other consideration distributed (such sum, the “Aggregate Amount”) expressed as an amount per Class A Share validly tendered or exchanged, and not withdrawn, pursuant to such tender offer or exchange offer as of the Expiration Time (as defined below) (such tendered or exchanged Class A Shares, the “Purchased Shares”) exceeds the Closing Price per share of the Class A Shares on the Trading Day immediately following the last date (such last date, the “Expiration Date”) on which tenders or exchanges could have been made pursuant to such tender offer or exchange offer (as the same may be amended through the Expiration Date), then, and in each case, immediately after the close of business on such date, the Conversion Price shall be decreased so that the same shall equal the rate determined by multiplying the Conversion Price in effect immediately prior to the close of business on the Trading Day immediately following the Expiration Date by a fraction:

(A) the numerator of which shall be equal to the product of (1) the number of Class A Shares outstanding as of the last time (the “Expiration Time”) at which tenders or exchanges could have been made pursuant to such tender offer or exchange offer (including all Purchased Shares) and (2) the Closing Price per share of the Class A Shares on the Trading Day immediately following the Expiration Date; and

(B) the denominator of which is equal to the sum of (x) the Aggregate Amount and (y) the product of (I) an amount equal to (1) the number of Class A Shares outstanding as of the Expiration Time, less (2) the Purchased Shares and (II) the Closing Price per share of the Class A Shares on the Trading Day immediately following the Expiration Date.

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An adjustment, if any, to the Conversion Price pursuant to this SECTION 6(f)(iii) shall become effective immediately prior to the opening of business on the second Trading Day immediately following the Expiration Date. In the event that the Corporation or a Subsidiary is obligated to purchase Class A Shares pursuant to any such tender offer or exchange offer, but the Corporation or such Subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such tender offer or exchange offer had not been made. Except as set forth in the preceding sentence, if the application of this SECTION 6(f)(iii) to any tender offer or exchange offer would result in an increase in the Conversion Price, no adjustment shall be made for such tender offer or exchange offer under this SECTION 6(f)(iii).

(iv)        Disposition Events.

(A) If any of the following events (any such event, a “Disposition Event”) occurs:

(1)   any reclassification or exchange of the Class A Shares (other than as a result of a subdivision or combination);

(2)   any merger, amalgamation, consolidation or other combination to which the Corporation is a constituent party; or

(3)   any sale, conveyance, lease, or other disposal of all or substantially all the properties and assets of the Corporation to any other person;

in each case, as a result of which all of the holders of Class A Shares shall be entitled to receive cash, securities or other property for their Class A Shares, the Series 6 Preferred Shares converted following the effective date of any Disposition Event shall be converted, in lieu of the Class A Shares otherwise deliverable, into the same amount and type (in the same proportion) of cash, securities or other property received by holders of Class A Shares in the relevant event (collectively, “Reference Property”) received upon the occurrence of such Disposition Event by a holder of Class A Shares holding, immediately prior to the transaction, a number of Class A Shares equal to the Conversion Amount (without giving effect to any limitations on conversion set forth in SECTION 6(b)) immediately prior to such Disposition Event; provided that if the Disposition Event provides the holders of Class A Shares with the right to receive more than a single type of consideration determined based in part upon any form of stockholder election, the Reference Property shall be comprised of the weighted average of the types and amounts of consideration received by the holders of the Class A Shares.

(B) The above provisions of this SECTION 6(f)(iv) shall similarly apply to successive Disposition Events. If this SECTION 6(f)(iv) applies to any event or occurrence, neither SECTION 6(f)(i) nor SECTION 6(f)(iii) shall apply; provided, however, that this SECTION 6(f)(iv) shall not apply to any share split or combination to which SECTION 6(f)(i) is applicable or to a liquidation, dissolution or winding up to which SECTION 3 applies. To the extent that equity securities of a company are received by the holders of Class A Shares in connection with a Disposition Event, the portion of the Series 6 Preferred Shares which will be convertible into such equity securities will continue to be subject to the anti-dilution adjustments set forth in this SECTION 6(f).

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(v)         Adjustment for Certain Issuances of Additional Class A Shares.

(A) Other than in respect of an issuance or distribution in respect of which SECTION 6(f)(ii) applies, in the event the Corporation shall at any time after the Series 6 Original Issuance Date while the Series 6 Preferred Shares are outstanding issue Additional Class A Shares, without consideration or for a consideration per share less than the applicable Conversion Price immediately prior to such issuance in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Price shall be reduced, concurrently with such issuance, to a price determined by multiplying such Conversion Price by a fraction:

(1)         the numerator of which shall be (a) the number of Class A Shares Outstanding (as defined below) immediately prior to such issuance plus (b) the number of Class A Shares which the aggregate consideration received or to be received by the Corporation for the total number of Class A Shares so issued would purchase at such Conversion Price; and

(2)         the denominator of which shall be (a) the number of Class A Shares Outstanding immediately prior to such issue plus (b) the number of such Additional Class A Shares so issued.

(B) For purposes of this SECTION 6(f)(v), the term “Additional Class A Shares” means any Class A Shares or Convertible Security (collectively, “Class A Equivalents”) issued by the Corporation after the Series 6 Original Issuance Date, provided that Additional Class A Shares will not include any of the following:

(1)   Class A Equivalents issued in a transaction for which an adjustment to the Conversion Price is made pursuant to SECTION 6(f)(i), SECTION 6(f)(iii) or SECTION 6(f)(iv);

(2)   Class A Equivalents issued or issuable upon conversion of Series 6 Preferred Shares or Alternative Preference Shares or pursuant to the terms of any other Convertible Security issued and outstanding on the Series 6 Original Issuance Date;

(3)   All Class A Shares, as adjusted for share dividends, splits, combinations and similar events, validly reserved on the Series 6 Original Issuance Date and issued or issuable upon the exercise of options or rights issued to employees, officers or directors of, or consultants, advisors or service providers to, the Corporation or any of its majority- or wholly-owned subsidiaries pursuant to any current equity incentive plans, programs or arrangements of or adopted by the Corporation, including the Corporation’s 2005 Stock Incentive Plan, the Corporation’s 2011 Stock Incentive Plan, the Corporation’s 2016 Stock Incentive Plan and the Corporation’s Amended and Restated Stock Appreciation Rights Plan;

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(4)   An unlimited number of Class A Equivalents issued pursuant to future equity incentive grants, plans, programs or arrangements adopted by the Corporation to the extent that any Class A Equivalents issued pursuant to this clause (4) shall not exceed three percent (3%) of the Corporation’s diluted weighted average number of common shares outstanding (as calculated for the Corporation’s financial reporting purposes) in any fiscal year, with any unused amounts in any fiscal year being carried over to succeeding fiscal years;

(5)   Class A Equivalents issued in connection with bona fide acquisitions of any entities, businesses and/or related assets or other business combinations by the Corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, or settlement of deferred liabilities in connection therewith; or

(6)   Class A Equivalents issued in a transaction with respect to which holders of a majority of the Series 6 Preferred Shares purchased securities pursuant to Section 4.11 of the Securities Purchase Agreement or otherwise.

In the case of the issuance of Additional Class A Shares for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of Additional Class A Shares for consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the Fair Market Value thereof. In the case of the issuance of Convertible Securities, the aggregate maximum number of Class A Shares deliverable upon exercise, conversion or exchange of such Convertible Securities shall be deemed to have been issued at the time such Convertible Securities were issued and for a consideration equal to the consideration (determined in the manner provided in this paragraph) if any, received by the Corporation upon the issuance of such Convertible Securities plus the minimum additional consideration payable pursuant to the terms of such Convertible Securities for the Class A Shares covered thereby, but no further adjustment shall be made for the actual issuance of Class A Shares upon the exercise, conversion or exchange of any such Convertible Securities. In the event of any change in the number of Class A Shares deliverable upon exercise, conversion or exchange of Convertible Securities subject to this SECTION 6(f)(v), including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had the adjustment that was made upon the issuance of such Convertible Securities not exercised, converted or exchanged prior to such change been made upon the basis of such change. Upon the expiration or forfeiture of any Additional Class A Shares consisting of options, warrants or other rights to acquire Class A Shares or Convertible Securities, the termination of any such rights to convert or exchange or the expiration or forfeiture of any options or rights related to such convertible or exchangeable securities, the Conversion Price, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of Class A Shares (and Convertible Securities that remain in effect) actually issued upon the exercise of such options, warrants or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

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(vi)        Minimum Adjustment. Notwithstanding the foregoing, the Conversion Price will not be reduced if the amount of such reduction would be an amount less than $0.01, but any such amount will be carried forward and reduction with respect thereto will be made at the time that such amount, together with any subsequent amounts so carried forward, aggregates to $0.01 or more.

(vii)       When No Adjustment Required. Notwithstanding anything herein to the contrary, no adjustment to the Conversion Price need be made:

(A) for a transaction referred to in SECTION 6(f)(i) or SECTION 6(f)(ii) if the Series 6 Preferred Shares participate, without conversion, in the transaction or event that would otherwise give rise to an adjustment pursuant to such Section at the same time as holders of the Class A Shares participate with respect to such transaction or event and on the same terms as holders of the Class A Shares participate with respect to such transaction or event as if the holders of Series 6 Preferred Shares, at such time, held a number of Class A Shares equal to the Conversion Amount at such time;

(B) for rights to purchase Class A Shares pursuant to any present or future plan by the Corporation for reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in Class A Shares under any plan; or

(C) for any event otherwise requiring an adjustment under this SECTION 6 if such event is not consummated.

(viii)      Rules of Calculation; Treasury Shares. All calculations will be made to the nearest one-hundredth of a cent or to the nearest one-ten thousandth of a share. Except as explicitly provided herein, the number of Class A Shares outstanding will be calculated on the basis of the number of issued and outstanding Class A Shares.

(ix)         Waiver. Notwithstanding the foregoing, the Conversion Price will not be reduced if the Corporation receives, prior to the effective time of the adjustment to the Conversion Price, written notice from the holders representing at least a majority of the then outstanding Series 6 Preferred Shares, voting together as a separate class, that no adjustment is to be made as the result of a particular issuance of Class A Shares or other dividend or other distribution on Class A Shares. This waiver will be limited in scope and will not be valid for any issuance of Class A Shares or other dividend or other distribution on Class A Shares not specifically provided for in such notice.

(x)          Tax Adjustment. Anything in this SECTION 6 notwithstanding, the Corporation shall be entitled to make such downward adjustments in the Conversion Price, in addition to those required by this SECTION 6, as the Board of Directors in its sole discretion shall determine to be advisable in order that any event treated for U.S. federal income tax purposes as a dividend or share split will not be taxable to the holders of Class A Shares.

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(xi)         No Duplication. If any action would require adjustment of the Conversion Price pursuant to more than one of the provisions described in this SECTION 6 in a manner such that such adjustments are duplicative, only one adjustment shall be made.

(xii)        Provisions Governing Adjustment to Conversion Price.  Rights, options or warrants distributed by the Corporation to all or substantially all holders of Class A Shares entitling the holders thereof to subscribe for or purchase shares of the Corporation’s capital (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (“Rights Trigger”): (A) are deemed to be transferred with such Class A Shares; (B) are not exercisable; and (C) are also issued in respect of future issuances of Class A Shares, shall be deemed not to have been distributed for purposes of SECTION 6(f)(i), (ii), (iii), (iv) or (v) (and no adjustment to the Conversion Price under SECTION 6(f)(i), (ii), (iii), (iv) or (v) will be required) until the occurrence of the earliest Rights Trigger, whereupon such rights, options and warrants shall be deemed to have been distributed, and (x) if and to the extent such rights, options and warrants are exercisable for Class A Shares or the equivalents thereof, an appropriate adjustment (if any is required) to the Conversion Price shall be made under SECTION 6(f)(ii) (without giving effect to the sixty (60) day limit on the exercisability of rights, options and warrants ordinarily subject to such SECTION 6(f)(ii)), and/or (y) if and to the extent such rights, options and warrants are exercisable for cash and/or any shares of the Corporation’s capital other than Class A Shares or Class A Share equivalents, shall be subject to the provisions of SECTION 2(a) applicable to Participating Dividends and shall be distributed to the holders of Series 6 Preferred Shares.  If any such right, option or warrant, including any such existing rights, options or warrants distributed prior to the Series 6 Original Issuance Date, are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Ex-Dividend Date with respect to new rights, options or warrants with such rights (and a termination or expiration of the existing rights, options or warrants without exercise by any of the holders thereof).  In addition, in the event of any distribution (or deemed distribution) of rights, options or warrants, or any Rights Trigger or other event (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Price under SECTION 6(f)(i), (ii), (iii), (iv) or (v) was made, (1) in the case of any such rights, options or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Price shall be readjusted at the opening of business of the Corporation immediately following such final redemption or repurchase by multiplying such Conversion Price by a fraction (x) the numerator of which shall be the Current Market Price per Class A Share on such date, less the amount equal to the per share redemption or repurchase price received by a holder or holders of Class A Shares with respect to such rights, options or warrants (assuming such holder had retained such rights, options or warrants), made to all or substantially all holders of Class A Shares as of the date of such redemption or repurchase and (y) the denominator of which shall be the Current Market Price, and (2) in the case of such rights, options or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Price shall be readjusted as if such rights, options and warrants had not been issued. Notwithstanding the foregoing, (A) to the extent any such rights, options or warrants are redeemed by the Corporation prior to a Rights Trigger or are exchanged by the Corporation, in either case for Class A Shares, the Conversion Price shall be appropriately readjusted (if and to the extent previously adjusted pursuant to this SECTION 6(f)(xii)) as if such rights, options or warrants had not been issued, and instead the Conversion Price will be adjusted as if the Corporation had issued the Class A Shares issued upon such redemption or exchange as a dividend or distribution of Class A Shares subject to SECTION 6(f)(i)(A) and (B) to the extent any such rights, options or warrants are redeemed by the Corporation prior to a Rights Trigger or are exchanged by the Corporation, in either case for any shares of the Corporation’s capital (other than Class A Shares) or any other assets of the Corporation, such redemption or exchange shall be deemed to be a distribution and shall be subject to, and paid to the holders of Series 6 Preferred Shares pursuant to, the provisions of SECTION 2(a) applicable to Participating Dividends.

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(xiii)       Notwithstanding anything herein to the contrary, any adjustment of the Conversion Price or entitlement to acquire Class A Shares pursuant to this Designation shall be subject to the rules of the Exchange to the extent required to comply with such rules. If after the Series 6 Original Issuance Date there is a change in the applicable rules of the Exchange on which the Class A Shares are listed at the time such change becomes effective or in the interpretation of such applicable rules that would cause the Class A Shares to be delisted by such Exchange as a result of the terms of this Designation, the rights of the holders of the Series 6 Preferred Shares set forth in this Designation shall thereafter be limited to the extent required by such changed rules in order for the Class A Shares to continue to be listed on such Exchange. Notwithstanding anything to the contrary in this Designation, in no event shall the Conversion Price be adjusted pursuant to SECTION 6(f)(v) to a price that is less than the lower of: (i) the closing price of the Class A Shares (as reflected on Nasdaq.com) immediately preceding the signing of the Securities Purchase Agreement; or (ii) the average closing price of the Class A Shares (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of the Securities Purchase Agreement.

(xiv)      Notwithstanding anything to the contrary in this Designation, if an adjustment to the Conversion Price becomes effective on any Ex-Dividend Date as described herein, and a holder of Series 6 Preferred Shares that have been converted on or after such Ex-Dividend Date and on or prior to the related record date would be treated as the record holder of Class A Shares as of the related Conversion Date based on an adjusted Conversion Price for such Ex-Dividend Date, then, notwithstanding such Conversion Price adjustment provisions, the Conversion Price adjustment relating to such Ex-Dividend Date will not be made for such converted Series 6 Preferred Shares. Instead, the holder of such converted Series 6 Preferred Shares will be treated as if such holder were the record owner of the Class A Shares on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

(g)          Notice of Record Date. In the event of:

(i)          any share split or combination of the outstanding Class A Shares;

(ii)         any declaration or making of a dividend or other distribution to holders of Class A Shares in additional Class A Shares, any other share capital, other securities or other property (including, but not limited to, cash and evidences of indebtedness);

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(iii)        any reclassification or change to which SECTION 6(f)(i)(B) applies;

(iv)        the dissolution, liquidation or winding up of the Corporation; or

(v)         any other event constituting a Disposition Event;

then the Corporation shall file with its corporate records and mail to the holders of the Series 6 Preferred Shares at their last addresses as shown on the records of the Corporation, at least ten (10) days prior to the record date specified in (A) below or ten (10) days prior to the date specified in (B) below, a notice stating:

(A) the record date of such share split, combination, dividend or other distribution, or, if a record is not to be taken, the date as of which the holders of Class A Shares of record to be entitled to such share split, combination, dividend or other distribution are to be determined, or

(B) the date on which such reclassification, change, dissolution, liquidation, winding up or other event constituting a Disposition Event, is estimated to become effective, and the date as of which it is expected that holders of Class A Shares of record will be entitled to exchange their Class A Shares for the share capital, other securities or other property (including, but not limited to, cash and evidences of indebtedness) deliverable upon such reclassification, change, liquidation, dissolution, winding up or other Disposition Event.

Disclosures made by the Corporation in any public filings made under the Exchange Act shall be deemed to satisfy the notice requirements set forth in this SECTION 6(g).

(h)          Certificate of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this SECTION 6, the Corporation shall compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series 6 Preferred Shares a certificate, signed by an officer of the Corporation, setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the reasonable written request of any holder of Series 6 Preferred Shares, furnish to such holder a similar certificate setting forth (i) the calculation of such adjustments and readjustments in reasonable detail, (ii) the Conversion Price then in effect, and (iii) the number of Class A Shares and the amount, if any, of share capital, other securities or other property (including, but not limited to, cash and evidences of indebtedness) which then would be received upon the conversion of Series 6 Preferred Shares.

SECTION 7.        Redemption.

(a)          Redemption at the Option of the Corporation.

(i)          In connection with or following any Specified Event, the Corporation, at its option and (if applicable) subject to consummation of such Specified Event, may redeem (out of funds legally available therefor) for cash all of the Series 6 Preferred Shares then outstanding at a price (the “Redemption Price”) per Series 6 Preferred Share equal to the greater of (i) the Base Liquidation Preference per such Series 6 Preferred Share plus all accrued and unpaid dividends thereon and (ii) an amount equal to the amount the holder of such Series 6 Preferred Shares would have received in respect of such Series 6 Preferred Share had such holder converted such Series 6 Preferred Share into Class A Shares immediately prior to such redemption based on the Current Market Price, in each case on the date of redemption (the “Redemption Date”).

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(ii)         If the Corporation elects to redeem the Series 6 Preferred Shares pursuant to this SECTION 7, on or prior to the fifteenth (15th) Business Day prior to the applicable Redemption Date, the Corporation shall mail a written notice of redemption (the “Redemption Notice”) by first-class mail addressed to the holders of record of the Series 6 Preferred Shares as they appear in the records of the Corporation; provided, however, that accidental failure to give any such notice to one or more of such holders shall not affect the validity of such redemption. The Redemption Notice must state: (A) the expected Redemption Price as of the expected Redemption Date, and specify the individual components thereof (it being understood that the actual Redemption Price will be determined as of the actual Redemption Date); (B) the name of the redemption agent to whom, and the address of the place to where, the Series 6 Preferred Shares are to be surrendered for payment of the Redemption Price; (C) if applicable, that the consummation of the Redemption and the payment of the Redemption Price shall be subject to the consummation of the Specified Event, and (D) the anticipated Redemption Date.

(b)          Mechanics of Redemption.

(i)          On the Redemption Date, the Corporation shall pay the applicable Redemption Price, upon surrender of the certificates representing the Series 6 Preferred Shares to be redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require, and letters of transmittal and instructions therefor on reasonable terms are included in the notice sent by the Corporation); provided that payment of the Redemption Price for certificates (and accompanying documentation, if required) surrendered to the Corporation after 2:00 p.m. (New York City time) on the Redemption Date may, at the Corporation’s option, be made on the Business Day immediately following the Redemption Date.

(ii)         Series 6 Preferred Shares to be redeemed on the Redemption Date will from and after such date, no longer be deemed to be outstanding; and all powers, designations, preferences and other rights of the holder thereof as a holder of Series 6 Preferred Shares (except the right to receive from the Corporation the applicable Redemption Price) shall cease and terminate with respect to such shares; provided, that in the event that a Series 6 Preferred Share is not redeemed due to a default in payment by the Corporation or because the Corporation is otherwise unable to pay the applicable Redemption Price in cash in full, such Series 6 Preferred Share will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights as provided herein.

(iii)        Notwithstanding anything in this SECTION 7 to the contrary, each holder shall retain the right to convert Series 6 Preferred Shares to be redeemed at any time on or prior to the Redemption Date; provided, however, that any Series 6 Preferred Shares for which a holder delivers a conversion notice to the Corporation prior to the Redemption Date shall not be redeemed pursuant to this SECTION 7.

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SECTION 8.        Antitrust and Conversion Into Alternative Preference Shares.

(a)          If (i) the Corporation validly delivers a notice of conversion pursuant to SECTION 6(c) to the Investor or any Permitted Transferee at any time on and after the date hereof and (ii) the Investor or such Permitted Transferee would not be permitted to convert one or more of its Beneficially Owned Series 6 Preferred Shares into Class A Shares because any applicable waiting period has not lapsed, or approval has not been obtained, under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, or other applicable law, the Accretion Rate will decrease to 0% per annum following, and the Base Liquidation Preference per Series 6 Preferred Share will not increase during any period subsequent to, ten (10) Business Days following the date of such validly delivered notice.

(b)          With respect to any holder of Series 6 Preferred Shares other than the Investor or any Permitted Transferee, after receiving a notice of conversion pursuant to SECTION 6(c), any such holder of Series 6 Preferred Shares as to whom the relevant provisions of the following sentence are applicable may, at such holder’s option, convert Series 6 Preferred Shares subject to such conversion at any time on or prior to the close of business on the Business Day immediately preceding the Conversion Date, as the case may be, specified in such notice into Alternative Preference Shares to the extent necessary to address the conditions described in SECTION 8(c).

(c)          (i) If any holder of Series 6 Preferred Shares would not be permitted to convert one or more of its Beneficially Owned Series 6 Preferred Shares into Class A Shares due to the restrictions contained in SECTION 6(b) or (ii) if any holder of Series 6 Preferred Shares other than the Investor or any Permitted Transferee would not be permitted to convert one more of its Beneficially Owned Series 6 Preferred Shares into Class A Shares (the shares described in clause (i) and (ii), the “Special Conversion Shares”) because any applicable waiting period has not lapsed, or approval has not been obtained, under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, or other applicable law, then in each case each Special Conversion Share of such holder shall be converted into a number of Alternative Preference Shares equal to the number of Class A Shares such holder would have received if such holder would have been permitted to convert such Special Conversion Shares into Class A Shares on the Conversion Date.

(d)          As soon as practicable (and in any event within three (3) Business Days) after receipt of notice of either of the events described in SECTION 8(c), which notice shall include the amount of Alternative Preference Shares to which such holder is entitled and the basis for such conversion into Alternative Preference Shares, the Corporation shall (i) issue and deliver to such holder a certificate for the number of Alternative Preference Shares, if any, to which such holder is entitled in exchange for the certificates formerly representing the Series 6 Preferred Shares and (ii) pay to such holder, to the extent of funds legally available therefor, all declared and unpaid Dividends on the Series 6 Preferred Shares that are being converted into Alternative Preference Shares. Such conversion will be deemed to have been made on the Conversion Date, and the person entitled to receive the Alternative Preference Shares issuable upon such conversion shall be treated for all purposes as the record holder of such Alternative Preference Shares on such Conversion Date. In case fewer than all of the Series 6 Preferred Shares represented by any such certificate are to be converted into Alternative Preference Shares, a new certificate shall be issued representing the unconverted shares without cost to the holder thereof, except for any documentary, stamp or similar issue or transfer tax due because any certificates for Alternative Preference Shares or Series 6 Preferred Shares are issued in a name other than the name of the converting holder. The Corporation shall pay any documentary, stamp or similar issue or transfer tax due on the issue of Alternative Preference Shares upon conversion or due upon the issuance of a new certificate for any Series 6 Preferred Shares not converted other than any such tax due because Alternative Preference Shares or a certificate for Series 6 Preferred Shares are issued in a name other than the name of the converting holder.

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SECTION 9.        Additional Definitions. For purposes of this Designation, the following terms shall have the following meanings

(a)          “Additional Rate” means an annual rate initially equal to 7.0% per annum, increasing by 1.0% on every anniversary of the occurrence of the Specified Event.

(b)          “Affiliate” means, with respect to any person, any other person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified person. Notwithstanding the foregoing, the Corporation, its subsidiaries and its other controlled Affiliates shall not be considered Affiliates of the Investor.

(c)         “Alternative Preference Shares” means the Series 7 Series 6 Preferred Shares so denominated and authorized by the Corporation concurrently with the Series 6 Preferred Shares.

(d)         “Beneficially Own,” “Beneficially Owned” or “Beneficial Ownership” has the meaning set forth in Rule 13d-3 of the rules and regulations promulgated under the Exchange Act, except that for purposes hereof the words “within sixty days” in Rule 13d-3(d)(1)(i) shall not apply, to the effect that a person shall be deemed to be the Beneficial Owner of a security if that person has the right to acquire beneficial ownership of such security at any time. For the avoidance of doubt, for purposes hereof, except where otherwise expressly provided herein, the Investor (or any other person) shall at all times be deemed to have Beneficial Ownership of Class A Shares issuable upon conversion of the Series 6 Preferred Shares directly or indirectly held by them, irrespective of any applicable restrictions on transfer, conversion or voting.

(e)          “Board of Directors” means the board of directors of the Corporation.

(f)         “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law, regulation or executive order to close in New York City, New York.

(g)        “Closing Price” of the Class A Shares on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the Exchange or, if the Class A Shares are not listed or admitted for trading on an Exchange, as reported on the quotation system on which such security is quoted. If the Class A Shares are not listed or admitted for trading on an Exchange and not reported on a quotation system on the relevant date, the “closing price” will be the last quoted bid price for the Class A Shares in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If the Class A Shares are not so quoted, the last reported sale price will be the average of the mid-point of the last bid and ask prices for the Class A Shares on the relevant date from each of at least three (3) nationally recognized investment banking firms selected by the Corporation for this purpose.

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(h)          “Common Shares” means the Class A Shares, the Class B Shares, the Class C Shares and any other common shares in the capital of the Corporation.

(i)          “control,” “controlling,” “controlled by” and “under common control with,” with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of Voting Stock, by contract or otherwise.

(j)         “Convertible Security” means any debt or other evidences of indebtedness, shares of capital or other securities directly or indirectly convertible into or exercisable or exchangeable for Class A Shares.

(k)          “Corporation” means MDC Partners Inc., a Delaware corporation .

(l)         “Current Market Price” of Class A Shares on any day means the average of the Closing Prices per Class A Share for each of the five (5) consecutive Trading Days ending on the earlier of the day in question and the day before the Ex-Dividend Date with respect to the issuance or distribution requiring such computation.

(m)         “Designation” mean this Designation of the Series 6 Preferred Shares.

(n)         “Dividend Payment Date” means (i) each January 1, April 1, July 1 and October 1 of each year, or (ii) with respect to any Series 6 Preferred Share that is to be converted or redeemed, the Conversion Date or the Redemption Date, as applicable; provided that if any such Dividend Payment Date would otherwise occur on a day that is not a Business Day, such Dividend Payment Date shall instead be (and any dividend payable on Series 6 Preferred Shares on such Dividend Date shall instead be payable on) the immediately succeeding Business Day.

(o)         “Dividend Period” means the period which commences on and includes a Dividend Payment Date (other than the initial Dividend Period which shall commence on and include the date on which the Specified Event occurs) pursuant to clauses (i) and (ii) of the definition of “Dividend Payment Date” and ends on and includes the calendar day next preceding the next Dividend Payment Date.

(p)         “Ex-Dividend Date” means, with respect to any issuance or distribution, the first date on which the Class A Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance or distribution.

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(q)         “Exchange” means Nasdaq and, if the Class A Shares are not then listed on Nasdaq, the principal other U.S. national or regional securities exchange or market on which the Class A Shares are then listed.

(r)          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(s)         “Fair Market Value” of the Class A Shares or any other security or property means the fair market value thereof as determined in good faith by the Board of Directors, which determination must be set forth in a written resolution of the Board of Directors, in accordance with the following rules:

(i)          for Class A Shares or other security traded or quoted on an Exchange, the Fair Market Value will be the average of the Closing Prices of such security on such Exchange over a ten (10) consecutive Trading Day period, ending on the Trading Day immediately prior to the date of determination; and

(ii)         for any other property, the Fair Market Value shall be determined by the Board of Directors assuming a willing buyer and a willing seller in an arm’s-length transaction.

(t)          “Fundamental Change” shall be deemed to have occurred at such time as any of the following events shall occur:

(i)          any “person” or “group”, other than the Corporation, its Subsidiaries or any employee benefits plan of the Corporation or its Subsidiaries, files, or is required by applicable law to file, a Schedule 13D or Schedule TO (or any successor schedule, form or report) pursuant to the Exchange Act, disclosing that such person has become the direct or indirect beneficial owner of shares with a majority of the total voting power of the Corporation’s outstanding Voting Stock; unless such beneficial ownership arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act; or

(ii)         the Corporation amalgamates, consolidates with or merges with or into another person (other than a Subsidiary of the Corporation), or sells, conveys, transfers, leases or otherwise disposes of all or substantially all of the consolidated properties and assets of the Corporation and its Subsidiaries (excluding for purposes of the calculation non-controlling interests and third party minority interests) to any person (other than a Subsidiary of the Corporation) or any person (other than a Subsidiary of the Corporation) consolidates with, amalgamates or merges with or into the Corporation, provided that none of the circumstances set forth in this clause (ii) shall be a Fundamental Change if persons that beneficially own the Voting Securities of the Corporation immediately prior to the transaction own, directly or indirectly, shares with a majority of the total voting power of all outstanding Voting Stock of the surviving or transferee person immediately after the transaction in substantially the same proportion as their ownership of the Corporation’s Voting Stock immediately prior to the transaction.

Annex S-23

(u)         “group” has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act.

(v)         “hereof,” “herein” and “hereunder” and words of similar import refer to this Designation as a whole and not merely to any particular clause, provision, section or subsection.

(w)        “Investor” means Stagwell Agency Holdings LLC.

(x)         “Junior Securities” means the Common Shares and each other class or series of shares in the capital of the Corporation the terms of which do not expressly provide that they rank senior in preference or priority to or on parity, without preference or priority, with the Series 6 Preferred Shares with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation.

(y)         “Market Disruption Event” means, with respect to the Class A Shares, (i) a failure by the Exchange to open for trading during its regular trading session or (ii) the occurrence or existence for more than one half hour period in the aggregate on any scheduled Trading Day for the Class A Shares of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the Exchange, or otherwise) in the Class A Shares or in any options, contracts or future contracts relating to the Class A Shares, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

(z)         “Nasdaq” means The NASDAQ Global Market.

(aa)       “Original Purchase Price” means $[ ]1 per Series 6 Preferred Share.

(bb)       “Parity Securities” means any shares in the capital of the Corporation the terms of which expressly provide that they will rank on parity, without preference or priority, with the Series 6 Preferred Shares with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation. For the avoidance of doubt, the Series 4 Preference Shares and Series 5 Preference Shares of the Corporation and the Alternative Preference Shares are Parity Securities.

(cc)       “Permitted Transferee” means any holder of Series 6 Preferred Shares who received such Series 6 Preferred Shares in a Permitted Transfer (as defined in the Securities Purchase Agreement), provided that such holder agrees, for the benefit of the Corporation, to comply with Section 4.05 of the Securities Purchase Agreement.

(dd)       “person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government, any agency or political subdivisions thereof or other “person” as contemplated by Section 13(d) of the Exchange Act.

1 Note to Draft: To be updated to reflect any accretion as of the date the revised Series 6 Original Issuance Date set forth below.

Annex S-24

(ee)       “Qualifying Transaction” means a Fundamental Change (i) with regard to which the holder of Series 6 Preferred Shares is entitled to receive, directly or indirectly, in respect of its Series 6 Preferred Shares, in connection with the consummation of such transaction (including pursuant to the conversion of the Series 6 Preferred Shares (without regard to limitations or restrictions on conversion) or the purchase or exchange of such Series 6 Preferred Shares in a tender or exchange offer), consideration consisting solely of cash, equity securities that are immediately tradable on a national securities exchange and that have (or the equity securities of the predecessor of the issuer of such equity securities have) an average trading volume per trading day over the thirty (30) trading days preceding public announcement of such transaction at least equal to that of the Class A Shares over the thirty (30) trading days preceding public announcement of such transaction, or a combination of cash and such equity consideration (collectively, “qualifying consideration”), which qualifying consideration is in an amount per outstanding Series 6 Preferred Share that is at least equal to the Base Liquidation Preference of such Series 6 Preferred Share plus all accrued but unpaid dividends thereon (with the value of any non-cash consideration being the Fair Market Value of such non-cash consideration at the time of signing of the definitive transaction agreement for the applicable transaction) or (ii) that is otherwise consented to by the holders of two-thirds of the outstanding Series 6 Preferred Shares.

(ff)         “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(gg)       “Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated as of March 14, 2019, between the Corporation and the Investor.

(hh)       “Senior Securities” means any shares in the capital of the Corporation the terms of which expressly provide that they will rank senior in preference or priority to the Series 6 Preferred Shares with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation.

(ii)         “Series 6 Original Issuance Date” means [ ]2.

(jj)         “share capital” means any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital, partnership interests (whether general or limited) or equivalent ownership interests in or issued by such person, and with respect to the Corporation includes, without limitation, any and all Common Shares and the Preference Shares.

(kk)       “Specified Event” means the tenth (10th) Business Day after the consummation of a Fundamental Change that does not constitute a Qualifying Transaction.

(ll)         “Subsidiary” means with respect to any person, any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by, or, in the case of a partnership, the sole general partner or the managing partner or the only general partners of which are, such person and one or more Subsidiaries of such person (or a combination thereof). Unless otherwise specified, “Subsidiary” means a Subsidiary of the Corporation.

2 Note to Draft: To be the date upon which the redomiciliation transaction occurs.

Annex S-25

(mm)     “Trading Day” means any day on which (i) there is no Market Disruption Event and (ii) the Exchange is open for trading or, if the Class A Shares are not so listed, admitted for trading or quoted, any Business Day. A Trading Day only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant Exchange.

(nn)      “Voting Stock” means the Class A Shares, the Class B Shares and the Class C Shares and securities of any class or kind ordinarily having the power to vote generally for the election of directors of the Board of Directors of the Corporation or its successor.

(oo)       Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Accretion Rate	SECTION 3(b)
Additional Class A Shares	SECTION 6(f)(v)(B)
Additional Dividends	SECTION 2(b)(i)
Aggregate Amount	SECTION 6(f)(iii)
Base Liquidation Preference	SECTION 3(b)
Class A Equivalents	SECTION 6(f)(v)(B)
Class A Shares	SECTION 3(a)
Class A Shares Outstanding	SECTION 6(f)(ii)
Class B Shares	SECTION 3(a)
Class C Shares	SECTION 3(a)
Conversion Amount	SECTION 6(a)
Conversion Date	SECTION 6(a)
Conversion Price	SECTION 6(a)
Disposition Event	SECTION 6(f)(iv)
Dividends	SECTION 2(b)(i)
Expiration Date	SECTION 6(f)(iii)
Expiration Time	SECTION 6(f)(iii)(A)
Liquidation Preference	SECTION 3(a)
Maximum Voting Power	SECTION 6(b)
Participating Dividends	SECTION 2(a)
Purchased Shares	SECTION 6(f)(iii)
qualifying consideration	SECTION 9(ee)
Quarterly Compounding Date	SECTION 3(b)
Redemption Date	SECTION 7(a)(i)
Redemption Notice	SECTION 7(a)(ii)
Redemption Price	SECTION 7(a)(i)
Reference Property	SECTION 6(f)(iv)
Rights Trigger	SECTION 6(f)(xii)
Series 6 Preferred Shares	SECTION 1
Special Conversion Shares	SECTION 8(c)

Annex S-26

SECTION 10.        Miscellaneous. For purposes of this Designation, the following provisions shall apply:

(a)          Withholding Tax. Notwithstanding any other provision of this Designation, the Corporation may deduct or withhold from any payment, distribution, issuance or delivery (whether in cash or in shares) to be made pursuant to this Designation any amounts required or permitted by law to be deducted or withheld from any such payment, distribution, issuance or delivery and shall remit any such amounts to the relevant tax authority as required. If the cash component of any payment, distribution, issuance or delivery to be made pursuant to this Designation is less than the amount that the Corporation is so required or permitted to deduct or withhold, the Corporation shall be permitted to deduct and withhold from any noncash payment, distribution, issuance or delivery to be made pursuant to this Designation any amounts required or permitted by law to be deducted or withheld from any such payment, distribution, issuance or delivery and to dispose of such property in order to remit any amount required to be remitted to any relevant tax authority. Notwithstanding the foregoing, the amount of any payment, distribution, issuance or delivery made to a holder of Series 6 Preferred Shares pursuant to this Designation shall be considered to be the amount of the payment, distribution, issuance or delivery received by such holder plus any amount deducted or withheld pursuant to this SECTION 10. In the absence of any such deduction or withholding by the Corporation, and unless agreed otherwise by the Corporation in writing, holders of Series 6 Preferred Shares shall be responsible for all withholding taxes in respect of any payment, distribution, issuance or delivery made or credited to them pursuant to this Designation and shall indemnify and hold harmless the Corporation on an after-tax basis (for this purpose, having regard only to taxes for which the Corporation is liable for any such taxes imposed on any payment, distribution, issuance or delivery made or credited to them pursuant to this Designation.

(b)          Wire or Electronic Transfer of Funds. Notwithstanding any other right, privilege, restriction or condition attaching to the Series 6 Preferred Shares, the Corporation may, at its option, make any payment due to registered holders of Series 6 Preferred Shares by way of a wire or electronic transfer of funds to such holders. If a payment is made by way of a wire or electronic transfer of funds, the Corporation shall be responsible for any applicable charges or fees relating to the making of such transfer. As soon as practicable following the determination by the Corporation that a payment is to be made by way of a wire or electronic transfer of funds, the Corporation shall provide a notice to the applicable registered holders of Series 6 Preferred Shares at their respective addresses appearing on the books of the Corporation. Such notice shall request that each applicable registered holder of Series 6 Preferred Shares provide the particulars of an account of such holder with a chartered bank in the United States to which the wire or electronic transfer of funds shall be directed. If the Corporation does not receive account particulars from a registered holder of Series 6 Preferred Shares prior to the date such payment is to be made, the Corporation shall deposit the funds otherwise payable to such holder in a special account or accounts in trust for such holder. The making of a payment by way of a wire or electronic transfer of funds or the deposit by the Corporation of funds otherwise payable to a holder in a special account or accounts in trust for such holder shall be deemed to constitute payment by the Corporation on the date thereof and shall satisfy and discharge all liabilities of the Corporation for such payment to the extent of the amount represented by such transfer or deposit.

(c)          Amendments. The provisions attaching to the Series 6 Preferred Shares may be deleted, varied, modified, amended or amplified by amendment with such approval as may then be required by the General Corporation Law of the State of Delaware.

(d)          U.S. Currency. Unless otherwise stated, all references herein to sums of money are expressed in lawful money of the United States.

Annex S-27

Annex T

July 8, 2021

Special Committee of the Board of Directors

MDC Partners Inc.

One World Trade Center

New York, NY 10006

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, of the Post-Transaction Ownership Percentage (as defined below) to be held, in aggregate, by holders of the Class A subordinate voting shares, no par value, of MDC Partners Inc. (the “Company”) (the “MDC Class A Shares”) and the Class B multiple voting shares, no par value, of the Company (the “MDC Class B Shares” and, together with the MDC Class A Shares, the “MDC Common Shares”) following completion of the Transaction (as defined below) (other than Mark Penn, Stagwell Media LP (“Stagwell”), Goldman Sachs Group, Inc. and their respective affiliates (other than the Company and its subsidiaries) (collectively, the “Excluded Shareholders”)). As more fully described in the Transaction Agreement dated December 21, 2020 by and among Stagwell, the Company and certain other parties thereto, as amended on June 4, 2021 and July 8, 2021 (as amended, the “Agreement”), the parties will complete a series of transactions (the “Transaction”), including: (i) an exchange of the MDC Common Shares for the common membership interests of a newly-formed NASDAQ-listed Delaware company (“New MDC”) that will become the parent of the Company; and (ii) a contribution by Stagwell of all of its operating businesses to the Company (following its continuance to Delaware and conversion into a limited liability company) in exchange for 180,000,000 common membership interests of the Company, which will result in the existing holders of MDC Common Shares owning, in aggregate, on a pro forma basis and without giving effect to any conversion of outstanding preference shares of the Company, approximately 31% of the common equity of New MDC (the “Post-Transaction Ownership Percentage”) and Stagwell and its shareholders owning shares of New MDC or securities convertible into shares of New MDC equivalent, in aggregate, to approximately 69% of the common equity of New MDC. The Post-Transaction Ownership Percentage is subject to certain reductions and adjustments (including, without limitation, in connection with the issuance of certain stock-based compensation awards) as to which we express no opinion.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to the Company and Stagwell; (ii) reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of Stagwell furnished to us by Stagwell, including financial forecasts provided to or discussed with us by the management of Stagwell; (iii) reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of Stagwell furnished to us by the Company, including financial forecasts provided to or discussed with us by the management of the Company; (iv) reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company, including financial forecasts provided to or discussed with us by the management of the Company; (v) reviewed certain internal information relating to cost savings, synergies and related expenses expected to result from the Transaction and certain other pro forma financial effects of the Transaction (the “Expected Synergies”) furnished to us by the Company and Stagwell; (vi) reviewed certain information relating to the capitalization of the Company, including on a fully-diluted basis, and Stagwell, including pro forma for the Transaction, provided by the Company and Stagwell; (vii) conducted discussions with members of the senior managements and representatives of the Company and Stagwell concerning the information described in clauses (i) through (vii) of this paragraph, as well as the businesses and prospects of the Company and Stagwell generally; (viii) reviewed publicly available financial and stock market data of certain other companies in lines of business that we deemed relevant; (ix) reviewed the financial terms of certain other transactions that we deemed relevant; (x) reviewed a draft, dated July 8, 2021, of Amendment No. 2 to the Transaction Agreement; (xi) reviewed Amendment No. 1 to the Transaction Agreement, dated June 4, 2021; (xii) reviewed the Transaction Agreement, dated December 21, 2020, (xiii) participated in certain discussions and negotiations among representatives of the Company and Stagwell and their advisors; and (xiv) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

Annex T-1

In connection with our review, we have, with your consent, relied on the information supplied to, discussed with or reviewed by us for purposes of this opinion being complete and accurate in all material respects. We have not assumed any responsibility for independent verification of any of such information, and we have not independently verified any of such information. With your consent, we have relied upon, without independent verification, the assessment of the Company and its legal, tax, regulatory and accounting advisors with respect to legal, tax, regulatory and accounting matters. With respect to the financial forecasts and other information relating to the Company, Stagwell and the Expected Synergies referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Stagwell or the Company, as the case may be, as to the future performance of the Company, Stagwell and such Expected Synergies (including the amount, timing and achievability thereof). We also have assumed, at your direction, that the future financial results (including Expected Synergies) reflected in such forecasts and other information will be achieved at the times and in the amounts projected. In addition, at your direction, we have relied on the assessments of the managements of the Company and Stagwell as to New MDC’s ability to retain key employees of Stagwell and the Company and to integrate the businesses of Stagwell and the Company. We express no views as to the reasonableness of any financial forecasts or the assumptions on which they are based. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of Stagwell or the Company, nor have we been furnished with any such evaluation or appraisal. We express no views as to the re-domiciliation of the Company from Canada to Delaware, United States in connection with the Transaction.

Our opinion does not address the Company’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company and does not address any legal, regulatory, tax or accounting matters. At your direction, we have not been asked to, nor do we, offer any opinion as to any terms of the Agreement or any aspect or implication of the Transaction, except for the fairness of the Post-Transaction Ownership Percentage, from a financial point of view, to holders of MDC Common Shares, other than the Excluded Shareholders. Our opinion relates to the relative values of the Company and Stagwell. With your consent, we express no opinion as to what the value of the securities of the Company, New MDC or any other party to the Transaction actually will be when issued pursuant to the Transaction or the prices at which any such securities may trade at any time. For purposes of our analysis and opinion, we have assumed, with your consent, that the MDC Class A Shares and MDC Class B Shares are identical, and we express no views as to the allocation of value between such classes or as to any additional value that could be attributable to one class relative to the other. We express no opinion or views relatingto the MDC Preferred Shares (as defined in the Agreement), including, without limitation, as to the fairness of any agreements or arrangements regarding the MDC Preferred Shares in connection with the Transaction. We are not expressing any opinion as to fair value or the solvency of the Company, New MDC or any other party following the closing of the Transaction. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Agreement will not differ in any material respect from the draft that we have reviewed, that the Transaction will be consummated in accordance with the terms of the Agreement without any waiver or modification that could be material to our analysis, and that the parties to the Agreement will comply with all the material terms of the Agreement. We have assumed, with your consent, that all governmental, regulatory or other consents and approvals necessary for the completion of the Transaction will be obtained, except to the extent that could not be material to our analysis. In addition, representatives of the Company have advised us, and we have assumed, with your consent, that the Transaction will qualify as a tax-free reorganization for U.S. federal income tax purposes. We express no opinion as to the fairness (or otherwise) of the Tax Receivables Agreement entered into by certain of the parties in connection with the Transaction.

Annex T-2

Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, and we assume to responsibility to update this opinion for developments after the date hereof.

We have acted as your financial advisor in connection with the Transaction and will receive a fee for our services, the principal portion of which is contingent upon the consummation of the Transaction. We will also receive a fee upon delivery of this opinion and received a fee upon delivery of our opinion dated December 21, 2020 in connection with the original entry into the Agreement. Our affiliates, employees, officers and partners may at any time own securities (long or short) of the Company. We are currently engaged as the solicitation agent for the Company in connection with the solicitation of consents from certain of the Company’s bondholders with respect to the Transaction, and we will receive compensation in connection with such engagement. We, in the future, may provide investment banking and other services to the Company or Stagwell and may receive compensation for such services.

This opinion is for the use and benefit of the Special Committee of the Board of Directors (solely in its capacity as such) in its evaluation of the Transaction. This opinion does not constitute a recommendation as to how any holder of securities should vote or act with respect to the Transaction or any other matter. This opinion does not address the fairness of the Transaction or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any other class of securities, creditors or other constituencies of the Company or Stagwell. In addition, we do not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, whether relative to the Post-Transaction Ownership Percentage or otherwise. This opinion was approved by a Moelis & Company LLC fairness opinion committee.

Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the Post-Transaction Ownership Percentage is fair, from a financial point of view, to the holders of MDC Common Shares, other than the Excluded Shareholders.

Very truly yours,

MOELIS & COMPANY LLC

Annex T-3

AMENDED AND RESTATED

DESIGNATION
OF
SERIES 6 CONVERTIBLE PREFERRED STOCK
OF
STAGWELL INC.

SECTION 1.        Designation and Amount. The designation of this series of Preferred Stock is “Series 6 Convertible Preferred Stock” (the “Series 6 Preferred Shares”), no par value, and the number of shares constituting such series is Fifty Thousand (50,000). Subject to the Certificate of Incorporation, such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series 6 Preferred Shares to less than the number of shares then issued and outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

SECTION 2.         Dividends.

(a)          Participating Dividends.

(i)          Each holder of issued and outstanding Series 6 Preferred Shares will be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends for each Series 6 Preferred Share, dividends of the same type as any dividends or other distribution, whether in cash, in kind or in other property, payable or to be made on outstanding Class A Subordinate Voting Shares of the Corporation (the “Class A Shares”), in an amount equal to the amount of such dividends or other distribution as would be made on the number of Class A Shares into which such Series 6 Preferred Shares could be converted on the applicable record date for such dividends or other distribution on the Class A Shares, without giving effect to the limitations set forth in SECTION 6(b) after aggregating all shares held by the same holder (the “Participating Dividends”) and disregarding any rounding for fractional amounts; provided, however, that notwithstanding the above, the holders of Series 6 Preferred Shares shall not be entitled to receive any dividends or distributions for which an adjustment to the Conversion Price (as defined below) shall be made pursuant to SECTION 6(f)(i)(A) or SECTION 6(f)(ii) (and such dividends or distributions that are not payable to the holders of Series 6 Preferred Shares as a result of this proviso shall not be deemed to be Participating Dividends).

(ii)         Participating Dividends are payable at the same time as and when such dividends or other distributions on the Class A Shares are paid to the holders of Class A Shares and are payable to holders of record of Series 6 Preferred Shares on the record date for the corresponding dividend or distribution on the Class A Shares.

(b)          Additional Dividends.

(i)          Following the occurrence of a Specified Event, each holder of issued and outstanding Series 6 Preferred Shares will be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends for each Series 6 Preferred Share, with respect to each Dividend Period, dividends at a rate per annum equal to the Additional Rate multiplied by the Base Liquidation Preference per Series 6 Preferred Share (the “Additional Dividends” and, together with Participating Dividends, the “Dividends”). Any Additional Dividends payable pursuant to this SECTION 2(b) shall be in addition to any Participating Dividends, as applicable, payable pursuant to SECTION 2(a) hereof.

Annex U-1

(ii)         Additional Dividends will accrue on a daily basis and be cumulative from the date on which a Specified Event occurs and are payable in arrears on each Dividend Payment Date.

(iii)        Additional Dividends in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of Additional Dividends payable for any Dividend Period shorter or longer than a full quarterly Dividend Period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

(iv)        Additional Dividends that are declared and payable on a Dividend Payment Date will be paid to the holders of record of Series 6 Preferred Shares as they appear in the records of the Corporation at the close of business on the 15th day of the calendar month prior to the month in which the applicable Dividend Payment Date falls, provided that Additional Dividends payable upon redemption or conversion of Series 6 Preferred Shares will be payable to the holder of record on the Redemption Date or the Conversion Date, as applicable. Any payment of an Additional Dividend will first be credited against the earliest accumulated but unpaid Additional Dividend due with respect to each share that remains payable.

(v)         Additional Dividends are payable only in cash. Additional Dividends will accrue and cumulate whether or not the Corporation has earnings or profits, whether or not there are funds legally available for the payment of Additional Dividends and whether or not Additional Dividends are declared.

(vi)        After a Specified Event has occurred and while any Series 6 Preferred Shares remain outstanding, unless all Additional Dividends accrued to the end of all completed Dividend Periods have been paid in full, neither the Corporation nor any of its subsidiaries may (A) declare, pay or set aside for payment any dividends or distributions on any Junior Securities or (B) repurchase, redeem or otherwise acquire any Junior Securities.

(vii)       The provisions of SECTION 2(b)(vi) shall not prohibit:

(A) the repurchase, redemption, retirement or other acquisition of vested or unvested Common Shares held by any future, present or former officer, director, employee, manager or consultant (or their respective permitted transferees) of the Corporation or any subsidiary of the Corporation pursuant to any equity incentive grant, plan, program or arrangement, any severance agreement or any stock subscription or equityholder agreement, in each case solely to the extent required by the terms thereof;

(B) payments made or expected to be made by the Corporation in respect of withholding or similar taxes payable in connection with the exercise or vesting of Common Shares or Class A Equivalents (as defined below) by any future, present or former officer, director, employee, manager or consultant (or their respective permitted transferees) of the Corporation or any subsidiary of the Corporation and repurchases or withholdings of Common Shares or Class A Equivalents in connection with any exercise or vesting of Common Shares or Class A Equivalents if such Common Shares or Class A Equivalents represent all or a portion of the exercise price of, or withholding obligation with respect to, such Common Shares or Class A Equivalents;

Annex U-2

(C) cash payments made in lieu of issuing fractional Common Shares in connection with the exercise or vesting of Common Shares or Class A Equivalents;

(D) payments arising from agreements of the Corporation or a subsidiary of the Corporation providing for adjustment of purchase price, deferred consideration, earn outs or similar obligations, in each case incurred in connection with the purchase or investment by the Corporation or a subsidiary of the Corporation of or in assets or capital stock of a third party; or

(E) payments or distributions made pursuant to any plan or proposal for the liquidation or dissolution of the Corporation or pursuant to any decree or order for relief or made by any custodian of the Corporation in connection with any voluntary case or proceeding under Title 11 of the U.S. Code or any similar federal, state or non-U.S. law for the relief of debtors.

(c)          The Corporation shall pay Dividends (less any tax required to be deducted and withheld by the Corporation), except in case of redemption or conversion in which case payment of Dividends shall be made on surrender of the certificate, if any, representing the Series 6 Preferred Shares to be redeemed or converted, by electronic funds transfer or by sending to each holder of Series 6 Preferred Shares a check for such Dividends payable to the order of such holder or, in the case of joint holders, to the order of all such holders failing written instructions from them to the contrary or in such other manner, not contrary to applicable law, as the Corporation shall reasonably determine. The making of such payment or the posting or delivery of such check on or before the date on which such Dividend is to be paid to a holder shall be deemed to be payment and shall satisfy and discharge all liabilities for the payment of such Dividends to the extent of the sum represented thereby (plus the amount of any tax required to be and in fact deducted and withheld by the Corporation from the related Dividends as aforesaid and remitted to the proper taxing authority) unless such check is not honored when presented for payment. Subject to applicable law, Dividends which are represented by a check which has not been presented to the Corporation’s bankers for payment or that otherwise remain unclaimed for a period of six years from the date on which they were declared to be payable shall be forfeited to the Corporation.

(d)          Holders of the Series 6 Preferred Shares are not entitled to any dividend, whether payable in cash, in kind or other property, in excess of the Participating Dividends and, if applicable, the Additional Dividends, as provided in this SECTION 2.

Annex U-3

SECTION 3.         Liquidation Preference.

(a)          Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, each Series 6 Preferred Share entitles the holder thereof to receive and to be paid out of the assets of the Corporation available for distribution, before any distribution or payment may be made to a holder of any Class A Shares, any Class B Shares of the Corporation (the “Class B Shares”), any Class C Shares of the Corporation (“Class C Shares”) or any other shares ranking junior as to capital to the Series 6 Preferred Shares, an amount per Series 6 Preferred Share equal to the greater of (i) the Base Liquidation Preference (as defined below), as increased by the Accretion Rate (as defined below) from the most recent Quarterly Compounding Date to the date of such liquidation, dissolution or winding up (without duplication of changes to the Base Liquidation Preference as provided for in SECTION 3(b)) plus any accrued but unpaid Dividends with respect thereto, and (ii) an amount equal to the amount the holders of the Series 6 Preferred Shares would have received per Series 6 Preferred Share upon liquidation, dissolution or winding up of the Corporation had such holders converted their Series 6 Preferred Shares into Class A Shares immediately prior thereto, without giving effect to the limitations set forth in SECTION 6(b) and disregarding any rounding for fractional amounts (the greater of the amount in clause (i) and clause (ii), the “Liquidation Preference”). Notwithstanding the foregoing or anything in this Designation to the contrary, immediately prior to and conditioned upon the consummation of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, if the amount set forth in clause (i) above is greater than the amount set forth in clause (ii) above, any holder of outstanding Series 6 Preferred Shares shall have the right to convert its Series 6 Preferred Shares into Class A Shares by substituting the Fair Market Value of a Class A Share for the then-applicable Conversion Price (as defined below) and without giving effect to the limitations set forth in SECTION 6(b) and disregarding any rounding for fractional amounts.

(b)         The “Base Liquidation Preference” per Series 6 Preferred Share shall initially be equal to the Original Purchase Price. From and after the one year anniversary of the Series 6 Original Issuance Date through March 14, 2024, the Base Liquidation Preference of each Series 6 Preferred Share shall increase on a daily basis, on the basis of a 360-day year consisting of twelve 30-day months, at a rate of 8.0% per annum (the “Accretion Rate”) of the then-applicable Base Liquidation Preference, the amount of which increase shall compound quarterly on each March 31, June 30, September 30 and December 31 (each, a “Quarterly Compounding Date”), following which the Accretion Rate will decrease to 0% per annum and the Base Liquidation Preference per Series 6 Preferred Share will not increase during any period subsequent to March 14, 2024. The Base Liquidation Preference shall be proportionally adjusted for any stock dividends, splits, combinations and similar events on the Series 6 Preferred Shares. For the avoidance of doubt, from and after the Series 6 Original Issuance Date until the one year anniversary of the Series 6 Original Issuance Date, the Accretion Rate will be 0% per annum and the Base Liquidation Preference per Series 6 Convertible Preferred Share will not increase during such period.

(c)          After payment to the holders of the Series 6 Preferred Shares of the full Liquidation Preference to which they are entitled, the Series 6 Preferred Shares as such will have no right or claim to any of the assets of the Corporation.

(d)          The value of any property not consisting of cash that is distributed by the Corporation to the holders of the Series 6 Preferred Shares will equal the Fair Market Value thereof on the date of distribution.

(e)          For the purposes of this SECTION 3, a Fundamental Change (in and of itself) shall not be deemed to be a liquidation, dissolution or winding up of the Corporation subject to this SECTION 3 (it being understood that an actual liquidation, dissolution or winding up of the Corporation in connection with a Fundamental Change will be subject to this SECTION 3).

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SECTION 4.         Voting Rights.

(a)          Holders of the Series 6 Preferred Shares shall not be entitled as such, except as required by law or as expressly set forth in this Certificate of Designation, to receive notice of or to attend any meeting of the stockholders of the Corporation or to vote at any such meeting but shall be entitled to receive notice of meetings of stockholders of the Corporation called for the purpose of authorizing the dissolution of the Corporation or the sale of all or substantially all of its assets.

(b) For so long as any Series 6 Preferred Shares are outstanding, in addition to any vote or consent of stockholders required by applicable law or by the Certificate of Incorporation, the Corporation shall not, and shall cause its subsidiaries not to, without the affirmative approval of the holders of a majority of the Series 6 Preferred Shares (by vote or consent):

(i) effect, permit, approve, ratify or validate (including, but not limited to, by merger or consolidation or otherwise by operation of law):

(A) an increase or decrease of the maximum number of authorized Series 6 Preferred Shares, or an increase of the maximum number of authorized shares of a class or series having rights or privileges equal or superior to the Series 6 Preferred Shares;

(B) an exchange, replacement, reclassification or cancellation of all or part of the Series 6 Preferred Shares;

(C) an amendment, alteration, change or repeal of any of the rights, privileges, preferences, powers, restrictions or conditions of the Series 6 Preferred Shares and, without limiting the generality of the foregoing, (i) a repeal or change of the rights to accrued dividends or the rights to cumulative dividends of the Series 6 Preferred Shares that is adverse, (ii) an amendment, alteration, repeal or change of redemption rights of the Series 6 Preferred Shares that is adverse, (iii) a reduction or repeal of a dividend preference or a liquidation preference of the Series 6 Preferred Shares, or (iv) an amendment, alteration, repeal or change of conversion privileges, options, voting, transfer or pre-emptive rights, or rights to acquire securities of a corporation, or sinking fund provisions of the Series 6 Preferred Shares that is adverse;

(D) an amendment, alteration or change of the rights or privileges of any class or series of shares having rights or privileges equal or superior to the Series 6 Preferred Shares;

(E) the creation or authorization of a new class or series of shares having rights or privileges equal or superior to the Series 6 Preferred Shares;

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(F) an exchange or the creation of a right of exchange of all or part of the shares of another class or series into the Series 6 Preferred Shares;

(G) any constraint on the issuance, transferability or ownership of the Series 6 Preferred Shares or the change or removal of such constraint; or

(ii) effect, permit, approve, ratify or validate any of the foregoing with respect to the Series 6 Preferred Units (as defined in the A&R OpCo LLC Agreement) (including, but not limited to by merger or consolidation or otherwise by operation of law) by voting any of the limited liability company interests of Midas OpCo LLC issued to the Corporation or otherwise.

(c) The approval of the holders of the Series 6 Preferred Shares with respect to any and all matters referred to in this Designation may be given by the affirmative vote, given in person or by proxy at any meeting called for such purpose, or by written consent, of the holders of at least a majority of the Series 6 Preferred Shares issued and outstanding, voting as a separate class.

SECTION 5.        Purchase for Cancellation. Subject to such provisions of the General Corporation Law of the State of Delaware as may be applicable, the Corporation may at any time or times purchase (if obtainable) for cancellation all or any part of the Series 6 Preferred Shares outstanding from time to time: (a) through the facilities of any Exchange or market on which the Series 6 Preferred Shares are listed, (b) by invitation for tenders addressed to all the holders of record of the Series 6 Preferred Shares outstanding, or (c) in any other manner, in each case at the lowest price or prices at which, in the opinion of the Board of Directors, such shares are obtainable.

SECTION 6.         Conversion.

Each Series 6 Preferred Share is convertible into Class A Shares as provided in this SECTION 6.

(a)          Conversion at the Option of Holders of Series 6 Preferred Shares. Subject to SECTION 6(b), each holder of Series 6 Preferred Shares is entitled to convert, in whole or in part at any time and from time to time, at the option and election of such holder upon receipt of all antitrust approvals required in connection with such conversion (or the lapse of any applicable waiting period relating to such required antitrust approvals), any or all outstanding Series 6 Preferred Shares held by such holder into a number of duly authorized, validly issued, fully paid and nonassessable Class A Shares equal to the number (the “Conversion Amount”) determined by dividing (i) the Base Liquidation Preference (as adjusted pursuant to SECTION 3(b) to the date immediately preceding the Conversion Date (as defined below)) for each Series 6 Preferred Share to be converted by (ii) the Conversion Price in effect at the time of conversion. The “Conversion Price” initially is $5.00 per share, as adjusted from time to time as provided in SECTION 6(f). In order to convert the Series 6 Preferred Shares into Class A Shares, the holder must surrender the certificates representing such Series 6 Preferred Shares, accompanied by transfer instruments satisfactory to the Corporation, free of any adverse interest or liens at the office of the Corporation’s transfer agent for the Series 6 Preferred Shares, together with written notice that such holder elects to convert all or such number of shares represented by such certificates as specified therein. With respect to a conversion pursuant to this SECTION 6(a), the date of receipt of such certificates, together with such notice and such other information or documents as may be required by the Corporation (including any certificates delivered pursuant to SECTION 6(b)), by the transfer agent or the Corporation will be the date of conversion (the “Conversion Date”) and the Conversion Date with respect to a conversion pursuant to SECTION 6(c) will be as provided in such section.

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(b)          Limitations on Conversion. Notwithstanding SECTION 6(a) or SECTION 6(c) but subject to SECTION 8, the Corporation shall not effect any conversion of the Series 6 Preferred Shares or otherwise issue Class A Shares pursuant to SECTION 6(a) or SECTION 6(c), and no holder of Series 6 Preferred Shares will be permitted to convert Series 6 Preferred Shares into Class A Shares if, and to the extent that, following such conversion, either (i) such holder’s aggregate voting power on a matter being voted on by holders of Class A Shares would exceed 19.9% of the Maximum Voting Power (as defined below) or (ii) such holder would Beneficially Own more than 19.9% of the then outstanding Common Shares; provided, however, that such conversion restriction shall not apply to any conversion in connection with and subject to completion of (A) a public sale of the Class A Shares to be issued upon such conversion, if following consummation of such public sale such holder will not Beneficially Own in excess of 19.9% of the then outstanding Class A Shares or (B) a bona fide third party tender offer for the Class A Shares issuable thereupon. For purposes of the foregoing sentence, the number of Class A Shares Beneficially Owned by a holder shall include the number of Class A Shares issuable upon conversion of the Series 6 Preferred Shares with respect to which a conversion notice has been given, but shall exclude the number of Class A Shares which would be issuable upon conversion or exercise of the remaining, unconverted portion of the Series 6 Preferred Shares and any Alternative Preference Shares Beneficially Owned by such holder. Upon the written request of the holder, the Corporation shall within two (2) Business Days confirm in writing (which may be by email) to any holder the number of Class A Shares, Class B Shares and Class C Shares then outstanding. In connection with any conversion and as a condition to the Corporation effecting such conversion, upon request of the Corporation, a holder of Series 6 Preferred Shares shall deliver to the Corporation a certificate, signed by a duly authorized officer of such holder, no less than twelve (12) Business Days prior to the applicable conversion, certifying that, after giving effect to such conversion, (i) such holder’s aggregate voting power on a matter being voted on by holders of Class A Shares will not exceed 19.9% of the Maximum Voting Power or (ii) such holder will not Beneficially Own more than 19.9% of the then outstanding Common Shares. For purposes hereof, “Maximum Voting Power” means, at the time of determination of the Maximum Voting Power, the total number of votes which may be cast by all shares of the Corporation’s capital on a matter subject to the vote of the Common Shares and any other securities that constitute Voting Stock voting together as a single class and after giving effect to any limitation on voting power set forth herein and the Certificate of Incorporation, the certificate of designation or other similar document governing other Voting Stock. For purposes of this SECTION 6(b), the aggregate voting power and Beneficial Ownership of Common Shares held by the Affiliates of a holder shall be attributed to such holder.

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(c)          Conversion at the Option of the Corporation. Subject to SECTION 6(b) and SECTION 8, at the Corporation’s option and election and upon its compliance with this SECTION 6(c), and in the case of the Investor and any Permitted Transferee upon receipt of all antitrust approvals required in connection with such conversion (or the lapse of any applicable waiting period relating to such required antitrust approvals), all outstanding Series 6 Preferred Shares shall be converted automatically into a number of duly authorized, validly issued, fully paid and nonassessable Class A Shares equal to the Conversion Amount following written notice by the Corporation to the holders of Series 6 Preferred Shares notifying such holders of the conversion contemplated by this SECTION 6(c), which conversion shall occur on the date specified in such notice, which shall not be less than ten (10) Business Days following the date of such notice (or in the case of the Investor and any Permitted Transferee the later of (A) the date of receipt of all antitrust approvals required in connection with such conversion (or the lapse of any applicable waiting period relating to such required antitrust approvals)) and (B) ten (10) Business Days following the date of such notice), provided, that (i) prior to March 14, 2024, such notice may be delivered by the Corporation (and such Series 6 Preferred Shares may be converted into Class A Shares pursuant to this SECTION 6(c)) only if the Closing Price per Class A Share for the thirty (30) consecutive Trading Day period ending on the Trading Day immediately prior to delivery of a notice of conversion pursuant to this SECTION 6(c) was at or above 125% of the then-applicable Conversion Price and (ii) following March 14, 2024, such notice may be delivered by the Corporation (and such Series 6 Preferred Shares may be converted into Class A Shares pursuant to this SECTION 6(c)) only if the Closing Price per Class A Share for the thirty (30) consecutive Trading Day period ending on the Trading Day immediately prior to delivery of a notice of conversion pursuant to this SECTION 6(c) was at or above 100% of the then-applicable Conversion Price; provided      further, that following a Specified Event, the Corporation shall not be entitled to convert the Series 6 Preferred Shares.

Notwithstanding the foregoing, the holders of Series 6 Preferred Shares shall continue to have the right to convert their Series 6 Preferred Shares pursuant to SECTION 6(a) until and through the Conversion Date contemplated in this SECTION 6(c) and if such Series 6 Preferred Shares are converted pursuant to SECTION 6(a) such shares shall no longer be converted pursuant to this SECTION 6(c) and the Corporation’s notice delivered to the holders pursuant to this SECTION 6(c) shall be of no effect with respect to such shares converted pursuant to SECTION 6(a).

(d)          Fractional Shares. No fractional Class A Shares will be issued upon conversion of the Series 6 Preferred Shares. In lieu of fractional shares, the Corporation shall round, to the nearest whole number, the number of Class A Shares to be issued upon conversion of the Series 6 Preferred Shares. If more than one Series 6 Preferred Share is being converted at one time by or for the benefit of the same holder, then the number of full shares issuable upon conversion will be calculated on the basis of the aggregate number of Series 6 Preferred Shares converted by or for the benefit of such holder at such time.

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(e)          Mechanics of Conversion.

(i)          Promptly after the Conversion Date (and in any event within three (3) Business Days), the Corporation shall (A) issue and deliver to such holder the number of Class A Shares to which such holder is entitled in exchange for the certificates formerly representing Series 6 Preferred Shares and (B) pay to such holder, to the extent of funds legally available therefor, all declared and unpaid Dividends on the Series 6 Preferred Shares that are being converted into Class A Shares; provided, that any accrued and unpaid Dividends not paid to such holder pursuant to the foregoing clause (B) shall, subject to SECTION 6(b), be converted into a number of duly authorized, validly issued, fully paid and nonassessable Class A Shares equal to the number determined by dividing (x) the aggregate amount of such accrued and unpaid Dividends on the Series 6 Preferred Shares that are being converted by (y) the then current Conversion Price. Such conversion will be deemed to have been made on the Conversion Date, and the person entitled to receive the Class A Shares issuable upon such conversion shall be treated for all purposes as the record holder of such Class A Shares on such Conversion Date. In case fewer than all the shares represented by any such certificate are to be converted, a new certificate shall be issued representing the unconverted shares without cost to the holder thereof, except for any documentary, stamp or similar issue or transfer tax due because any certificates for Class A Shares or Series 6 Preferred Shares are issued in a name other than the name of the converting holder. The Corporation shall pay any documentary, stamp or similar issue or transfer tax due on the issue of Class A Shares upon conversion or due upon the issuance of a new certificate for any Series 6 Preferred Shares not converted other than any such tax due because Class A Shares or a certificate for Series 6 Preferred Shares are issued in a name other than the name of the converting holder.

(ii)         From and after the Conversion Date, the Series 6 Preferred Shares to be converted on such Conversion Date will no longer be deemed to be outstanding, and all rights of the holder thereof as a holder of Series 6 Preferred Shares (except the right to receive from the Corporation the Class A Shares upon conversion, together with the right to receive any accrued and unpaid Dividends thereon) shall cease and terminate with respect to such shares; provided, that in the event that a Series 6 Preferred Share is not converted, such Series 6 Preferred Share will remain outstanding and will be entitled to all of the rights as provided herein.

(iii)        If the conversion is in connection with any sale, transfer or other disposition of the Class A Shares issuable upon conversion of the Series 6 Preferred Shares, the conversion may, at the option of any holder tendering any Series 6 Preferred Share for conversion, be conditioned upon the closing of the sale, transfer or the disposition of Class A Shares issuable upon conversion of Series 6 Preferred Shares with the underwriter, transferee or other acquirer in such sale, transfer or disposition, in which event such conversion of such Series 6 Preferred Shares shall not be deemed to have occurred until immediately prior to the closing of such sale, transfer or other disposition.

(iv)        All Class A Shares issued upon conversion of the Series 6 Preferred Shares will, upon issuance by the Corporation, be duly and validly issued, fully paid and nonassessable.

(f)          Adjustments to Conversion Price.

(i)          Adjustment for Change In Share Capital.

(A) If the Corporation shall, at any time and from time to time while any Series 6 Preferred Shares are outstanding, issue a dividend or make a distribution on its Class A Shares payable in its Class A Shares to all or substantially all holders of its Class A Shares, then the Conversion Price at the opening of business on the Ex-Dividend Date for such dividend or distribution will be adjusted by multiplying such Conversion Price by a fraction:

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(1)    the numerator of which shall be the number of Class A Shares outstanding at the close of business on the Business Day immediately preceding such Ex-Dividend Date; and

(2)    the denominator of which shall be the sum of the number of Class A Shares outstanding at the close of business on the Business Day immediately preceding the Ex-Dividend Date for such dividend or distribution, plus the total number of Class A Shares constituting such dividend or other distribution.

If any dividend or distribution of the type described in this SECTION 6(f)(i)(A) is declared but not so paid or made, the Conversion Price shall again be adjusted to the Conversion Price which would then be in effect if such dividend or distribution had not been declared. Except as set forth in the preceding sentence, in no event shall the Conversion Price be increased pursuant to this SECTION 6(f)(i)(A).

(B) If the Corporation shall, at any time or from time to time while any of the Series 6 Preferred Shares are outstanding, subdivide or reclassify its outstanding Class A Shares into a greater number of Class A Shares, then the Conversion Price in effect at the opening of business on the day upon which such subdivision becomes effective shall be proportionately decreased, and conversely, if the Corporation shall, at any time or from time to time while any of the Series 6 Preferred Shares are outstanding, combine or reclassify its outstanding Class A Shares into a smaller number of Class A Shares, then the Conversion Price in effect at the opening of business on the day upon which such combination or reclassification becomes effective shall be proportionately increased. In each such case, the Conversion Price shall be adjusted by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of Class A Shares outstanding immediately prior to such subdivision or combination and the denominator of which shall be the number of Class A Shares outstanding immediately after giving effect to such subdivision, combination or reclassification. Such increase or reduction, as the case may be, shall become effective immediately after the opening of business on the day upon which such subdivision, combination or reclassification becomes effective.

(ii)         Adjustment for Rights Issue. If the Corporation shall, at any time or from time to time, while any Series 6 Preferred Shares are outstanding, distribute rights, options or warrants to all or substantially all holders of its Class A Shares entitling them, for a period expiring within sixty (60) days after the record date for such distribution, to purchase Class A Shares, or securities convertible into, or exchangeable or exercisable for, Class A Shares, in either case, at less than the average of the Closing Prices for the five (5) consecutive Trading Days immediately preceding the first public announcement of the distribution, then the Conversion Price shall be adjusted so that the same shall equal the rate determined by multiplying the Conversion Price in effect at the opening of business on the Ex-Dividend Date for such distribution by a fraction:

(A) the numerator of which shall be the sum of (1) the number of Class A Shares Outstanding on the close of business on the Business Day immediately preceding the Ex-Dividend Date for such distribution, plus (2) the number of Class A Shares that the aggregate offering price of the total number of Class A Shares issuable pursuant to such rights, options or warrants would purchase at the Current Market Price of the Class A Shares on the declaration date for such distribution (determined by multiplying such total number of Class A Shares so offered by the exercise price of such rights, options or warrants and dividing the product so obtained by such Current Market Price); and

(B) the denominator of which shall be the number of Class A Shares Outstanding at the close of business on the Business Day immediately preceding the Ex-Dividend Date for such distribution, plus the total number of additional Class A Shares issuable pursuant to such rights, options or warrants.

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The term “Class A Shares Outstanding” shall mean, without duplication, and include the following, and the following shall be included whether vested or unvested, whether contingent or non-contingent and whether exercisable or not yet exercisable, and without regard to any other limitations or restrictions on conversion or exercise:

(1)   the number of Class A Shares, Class B Shares and Class C Shares then outstanding;

(2)   all Class A Shares issuable upon conversion of outstanding Series 6 Preferred Shares; and

(3)   all Class A Shares issuable upon exercise of outstanding options and any other Convertible Security.

Such adjustment shall become effective immediately after the opening of business on the Ex-Dividend Date for such distribution.

To the extent that Class A Shares are not delivered pursuant to such rights, options or warrants or upon the expiration or termination of such rights, options or warrants, the Conversion Price shall be readjusted to the Conversion Price that would then be in effect had the adjustments made upon the issuance of such rights, options or warrants been made on the basis of the delivery of only the number of Class A Shares actually delivered. In the event that such rights, options or warrants are not so distributed, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if the Ex-Dividend Date for such distribution had not occurred. In determining whether any rights, options or warrants entitle the holders to purchase Class A Shares at less than the average of the Closing Prices for the five (5) consecutive Trading Days immediately preceding the first public announcement of the relevant distribution, and in determining the aggregate offering price of such Class A Shares, there shall be taken into account any consideration received for such rights, options or warrants and the value of such consideration if other than cash, to be determined in good faith by the Board of Directors. Except as set forth in this paragraph, in no event shall the Conversion Price be increased pursuant to this SECTION 6(f)(ii).

(iii)        Adjustment for Certain Tender Offers or Exchange Offers. In case the Corporation or any of its Subsidiaries shall, at any time or from time to time, while any Series 6 Preferred Shares are outstanding, distribute cash or other consideration in respect of a tender offer or an exchange offer (that is treated as a “tender offer” under U.S. federal securities laws) made by the Corporation or any Subsidiary for all or any portion of the Class A Shares, where the sum of the aggregate amount of such cash distributed and the aggregate Fair Market Value, as of the Expiration Date (as defined below), of such other consideration distributed (such sum, the “Aggregate Amount”) expressed as an amount per Class A Share validly tendered or exchanged, and not withdrawn, pursuant to such tender offer or exchange offer as of the Expiration Time (as defined below) (such tendered or exchanged Class A Shares, the “Purchased Shares”) exceeds the Closing Price per share of the Class A Shares on the Trading Day immediately following the last date (such last date, the “Expiration Date”) on which tenders or exchanges could have been made pursuant to such tender offer or exchange offer (as the same may be amended through the Expiration Date), then, and in each case, immediately after the close of business on such date, the Conversion Price shall be decreased so that the same shall equal the rate determined by multiplying the Conversion Price in effect immediately prior to the close of business on the Trading Day immediately following the Expiration Date by a fraction:

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(A) the numerator of which shall be equal to the product of (1) the number of Class A Shares outstanding as of the last time (the “Expiration Time”) at which tenders or exchanges could have been made pursuant to such tender offer or exchange offer (including all Purchased Shares) and (2) the Closing Price per share of the Class A Shares on the Trading Day immediately following the Expiration Date; and

(B) the denominator of which is equal to the sum of (x) the Aggregate Amount and (y) the product of (I) an amount equal to (1) the number of Class A Shares outstanding as of the Expiration Time, less (2) the Purchased Shares and (II) the Closing Price per share of the Class A Shares on the Trading Day immediately following the Expiration Date.

An adjustment, if any, to the Conversion Price pursuant to this SECTION 6(f)(iii) shall become effective immediately prior to the opening of business on the second Trading Day immediately following the Expiration Date. In the event that the Corporation or a Subsidiary is obligated to purchase Class A Shares pursuant to any such tender offer or exchange offer, but the Corporation or such Subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such tender offer or exchange offer had not been made. Except as set forth in the preceding sentence, if the application of this SECTION 6(f)(iii) to any tender offer or exchange offer would result in an increase in the Conversion Price, no adjustment shall be made for such tender offer or exchange offer under this SECTION 6(f)(iii).

(iv)        Disposition Events.

(A) If any of the following events (any such event, a “Disposition Event”) occurs:

(1)   any reclassification or exchange of the Class A Shares (other than as a result of a subdivision or combination);

(2)   any merger, amalgamation, consolidation or other combination to which the Corporation is a constituent party; or

(3)   any sale, conveyance, lease, or other disposal of all or substantially all the properties and assets of the Corporation to any other person;

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in each case, as a result of which all of the holders of Class A Shares shall be entitled to receive cash, securities or other property for their Class A Shares, the Series 6 Preferred Shares converted following the effective date of any Disposition Event shall be converted, in lieu of the Class A Shares otherwise deliverable, into the same amount and type (in the same proportion) of cash, securities or other property received by holders of Class A Shares in the relevant event (collectively, “Reference Property”) received upon the occurrence of such Disposition Event by a holder of Class A Shares holding, immediately prior to the transaction, a number of Class A Shares equal to the Conversion Amount (without giving effect to any limitations on conversion set forth in SECTION 6(b)) immediately prior to such Disposition Event; provided that if the Disposition Event provides the holders of Class A Shares with the right to receive more than a single type of consideration determined based in part upon any form of stockholder election, the Reference Property shall be comprised of the weighted average of the types and amounts of consideration received by the holders of the Class A Shares.

(B) The above provisions of this SECTION 6(f)(iv) shall similarly apply to successive Disposition Events. If this SECTION 6(f)(iv) applies to any event or occurrence, neither SECTION 6(f)(i) nor SECTION 6(f)(iii) shall apply; provided, however, that this SECTION 6(f)(iv) shall not apply to any share split or combination to which SECTION 6(f)(i) is applicable or to a liquidation, dissolution or winding up to which SECTION 3 applies. To the extent that equity securities of a company are received by the holders of Class A Shares in connection with a Disposition Event, the portion of the Series 6 Preferred Shares which will be convertible into such equity securities will continue to be subject to the anti-dilution adjustments set forth in this SECTION 6(f).

(v)         Adjustment for Certain Issuances of Additional Class A Shares.

(A) Other than in respect of an issuance or distribution in respect of which SECTION 6(f)(ii) applies, in the event the Corporation shall at any time after the Series 6 Original Issuance Date while the Series 6 Preferred Shares are outstanding issue Additional Class A Shares, without consideration or for a consideration per share less than the applicable Conversion Price immediately prior to such issuance in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Price shall be reduced, concurrently with such issuance, to a price determined by multiplying such Conversion Price by a fraction:

(1)         the numerator of which shall be (a) the number of Class A Shares Outstanding (as defined below) immediately prior to such issuance plus (b) the number of Class A Shares which the aggregate consideration received or to be received by the Corporation for the total number of Class A Shares so issued would purchase at such Conversion Price; and

(2)         the denominator of which shall be (a) the number of Class A Shares Outstanding immediately prior to such issue plus (b) the number of such Additional Class A Shares so issued.

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(B) For purposes of this SECTION 6(f)(v), the term “Additional Class A Shares” means any Class A Shares or Convertible Security (collectively, “Class A Equivalents”) issued by the Corporation after the Series 6 Original Issuance Date, provided that Additional Class A Shares will not include any of the following:

(1)   Class A Equivalents issued in a transaction for which an adjustment to the Conversion Price is made pursuant to SECTION 6(f)(i), SECTION 6(f)(iii) or SECTION 6(f)(iv);

(2)   Class A Equivalents issued or issuable upon conversion of Series 6 Preferred Shares or Alternative Preference Shares or pursuant to the terms of any other Convertible Security issued and outstanding on the Series 6 Original Issuance Date;

(3)   All Class A Shares, as adjusted for share dividends, splits, combinations and similar events, validly reserved on the Series 6 Original Issuance Date and issued or issuable upon the exercise of options or rights issued to employees, officers or directors of, or consultants, advisors or service providers to, the Corporation or any of its majority- or wholly-owned subsidiaries pursuant to any current equity incentive plans, programs or arrangements of or adopted by the Corporation, including the Corporation’s 2005 Stock Incentive Plan, the Corporation’s 2011 Stock Incentive Plan, the Corporation’s 2016 Stock Incentive Plan and the Corporation’s Amended and Restated Stock Appreciation Rights Plan;

(4)   An unlimited number of Class A Equivalents issued pursuant to future equity incentive grants, plans, programs or arrangements adopted by the Corporation to the extent that any Class A Equivalents issued pursuant to this clause (4) shall not exceed three percent (3%) of the Corporation’s diluted weighted average number of common shares outstanding (as calculated for the Corporation’s financial reporting purposes) in any fiscal year, with any unused amounts in any fiscal year being carried over to succeeding fiscal years;

(5)   Class A Equivalents issued in connection with bona fide acquisitions of any entities, businesses and/or related assets or other business combinations by the Corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, or settlement of deferred liabilities in connection therewith; or

(6)   Class A Equivalents issued in a transaction with respect to which holders of a majority of the Series 6 Preferred Shares purchased securities pursuant to Section 4.11 of the Securities Purchase Agreement or otherwise; or

(7)   Class A Equivalents issued in exchange for the redemption of Series 4 Preferred Shares of the Corporation or Series 5 Preferred Shares of the Corporation as contemplated by that certain letter agreement by and among Broad Street Principal Investments L.L.C., an affiliate of Goldman Sachs, Stonebridge 2017, L.P., Stonebridge 2017 Offshore L.P. and MDC Partners Inc., dated as of April 21, 2021, as it may be amended, modified or restated from time to time in accordance with its terms (the “Letter Agreement”).

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In the case of the issuance of Additional Class A Shares for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of Additional Class A Shares for consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the Fair Market Value thereof. In the case of the issuance of Convertible Securities, the aggregate maximum number of Class A Shares deliverable upon exercise, conversion or exchange of such Convertible Securities shall be deemed to have been issued at the time such Convertible Securities were issued and for a consideration equal to the consideration (determined in the manner provided in this paragraph) if any, received by the Corporation upon the issuance of such Convertible Securities plus the minimum additional consideration payable pursuant to the terms of such Convertible Securities for the Class A Shares covered thereby, but no further adjustment shall be made for the actual issuance of Class A Shares upon the exercise, conversion or exchange of any such Convertible Securities. In the event of any change in the number of Class A Shares deliverable upon exercise, conversion or exchange of Convertible Securities subject to this SECTION 6(f)(v), including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had the adjustment that was made upon the issuance of such Convertible Securities not exercised, converted or exchanged prior to such change been made upon the basis of such change. Upon the expiration or forfeiture of any Additional Class A Shares consisting of options, warrants or other rights to acquire Class A Shares or Convertible Securities, the termination of any such rights to convert or exchange or the expiration or forfeiture of any options or rights related to such convertible or exchangeable securities, the Conversion Price, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of Class A Shares (and Convertible Securities that remain in effect) actually issued upon the exercise of such options, warrants or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(vi)        Minimum Adjustment. Notwithstanding the foregoing, the Conversion Price will not be reduced if the amount of such reduction would be an amount less than $0.01, but any such amount will be carried forward and reduction with respect thereto will be made at the time that such amount, together with any subsequent amounts so carried forward, aggregates to $0.01 or more.

(vii)       When No Adjustment Required. Notwithstanding anything herein to the contrary, no adjustment to the Conversion Price need be made:

(A) for a transaction referred to in SECTION 6(f)(i) or SECTION 6(f)(ii) if the Series 6 Preferred Shares participate, without conversion, in the transaction or event that would otherwise give rise to an adjustment pursuant to such Section at the same time as holders of the Class A Shares participate with respect to such transaction or event and on the same terms as holders of the Class A Shares participate with respect to such transaction or event as if the holders of Series 6 Preferred Shares, at such time, held a number of Class A Shares equal to the Conversion Amount at such time;

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(B) for rights to purchase Class A Shares pursuant to any present or future plan by the Corporation for reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in Class A Shares under any plan; or

(C) for any event otherwise requiring an adjustment under this SECTION 6 if such event is not consummated.

(viii)      Rules of Calculation; Treasury Shares. All calculations will be made to the nearest one-hundredth of a cent or to the nearest one-ten thousandth of a share. Except as explicitly provided herein, the number of Class A Shares outstanding will be calculated on the basis of the number of issued and outstanding Class A Shares.

(ix)         Waiver. Notwithstanding the foregoing, the Conversion Price will not be reduced if the Corporation receives, prior to the effective time of the adjustment to the Conversion Price, written notice from the holders representing at least a majority of the then outstanding Series 6 Preferred Shares, voting together as a separate class, that no adjustment is to be made as the result of a particular issuance of Class A Shares or other dividend or other distribution on Class A Shares. This waiver will be limited in scope and will not be valid for any issuance of Class A Shares or other dividend or other distribution on Class A Shares not specifically provided for in such notice.

(x)          Tax Adjustment. Anything in this SECTION 6 notwithstanding, the Corporation shall be entitled to make such downward adjustments in the Conversion Price, in addition to those required by this SECTION 6, as the Board of Directors in its sole discretion shall determine to be advisable in order that any event treated for U.S. federal income tax purposes as a dividend or share split will not be taxable to the holders of Class A Shares.

(xi)         No Duplication. If any action would require adjustment of the Conversion Price pursuant to more than one of the provisions described in this SECTION 6 in a manner such that such adjustments are duplicative, only one adjustment shall be made.

(xii)        Provisions Governing Adjustment to Conversion Price.  Rights, options or warrants distributed by the Corporation to all or substantially all holders of Class A Shares entitling the holders thereof to subscribe for or purchase shares of the Corporation’s capital (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (“Rights Trigger”): (A) are deemed to be transferred with such Class A Shares; (B) are not exercisable; and (C) are also issued in respect of future issuances of Class A Shares, shall be deemed not to have been distributed for purposes of SECTION 6(f)(i), (ii), (iii), (iv) or (v) (and no adjustment to the Conversion Price under SECTION 6(f)(i), (ii), (iii), (iv) or (v) will be required) until the occurrence of the earliest Rights Trigger, whereupon such rights, options and warrants shall be deemed to have been distributed, and (x) if and to the extent such rights, options and warrants are exercisable for Class A Shares or the equivalents thereof, an appropriate adjustment (if any is required) to the Conversion Price shall be made under SECTION 6(f)(ii) (without giving effect to the sixty (60) day limit on the exercisability of rights, options and warrants ordinarily subject to such SECTION 6(f)(ii)), and/or (y) if and to the extent such rights, options and warrants are exercisable for cash and/or any shares of the Corporation’s capital other than Class A Shares or Class A Share equivalents, shall be subject to the provisions of SECTION 2(a) applicable to Participating Dividends and shall be distributed to the holders of Series 6 Preferred Shares.  If any such right, option or warrant, including any such existing rights, options or warrants distributed prior to the Series 6 Original Issuance Date, are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Ex-Dividend Date with respect to new rights, options or warrants with such rights (and a termination or expiration of the existing rights, options or warrants without exercise by any of the holders thereof).  In addition, in the event of any distribution (or deemed distribution) of rights, options or warrants, or any Rights Trigger or other event (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Price under SECTION 6(f)(i), (ii), (iii), (iv) or (v) was made, (1) in the case of any such rights, options or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Price shall be readjusted at the opening of business of the Corporation immediately following such final redemption or repurchase by multiplying such Conversion Price by a fraction (x) the numerator of which shall be the Current Market Price per Class A Share on such date, less the amount equal to the per share redemption or repurchase price received by a holder or holders of Class A Shares with respect to such rights, options or warrants (assuming such holder had retained such rights, options or warrants), made to all or substantially all holders of Class A Shares as of the date of such redemption or repurchase and (y) the denominator of which shall be the Current Market Price, and (2) in the case of such rights, options or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Price shall be readjusted as if such rights, options and warrants had not been issued. Notwithstanding the foregoing, (A) to the extent any such rights, options or warrants are redeemed by the Corporation prior to a Rights Trigger or are exchanged by the Corporation, in either case for Class A Shares, the Conversion Price shall be appropriately readjusted (if and to the extent previously adjusted pursuant to this SECTION 6(f)(xii)) as if such rights, options or warrants had not been issued, and instead the Conversion Price will be adjusted as if the Corporation had issued the Class A Shares issued upon such redemption or exchange as a dividend or distribution of Class A Shares subject to SECTION 6(f)(i)(A) and (B) to the extent any such rights, options or warrants are redeemed by the Corporation prior to a Rights Trigger or are exchanged by the Corporation, in either case for any shares of the Corporation’s capital (other than Class A Shares) or any other assets of the Corporation, such redemption or exchange shall be deemed to be a distribution and shall be subject to, and paid to the holders of Series 6 Preferred Shares pursuant to, the provisions of SECTION 2(a) applicable to Participating Dividends.

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(xiii)       Notwithstanding anything herein to the contrary, any adjustment of the Conversion Price or entitlement to acquire Class A Shares pursuant to this Designation shall be subject to the rules of the Exchange to the extent required to comply with such rules. If after the Series 6 Original Issuance Date there is a change in the applicable rules of the Exchange on which the Class A Shares are listed at the time such change becomes effective or in the interpretation of such applicable rules that would cause the Class A Shares to be delisted by such Exchange as a result of the terms of this Designation, the rights of the holders of the Series 6 Preferred Shares set forth in this Designation shall thereafter be limited to the extent required by such changed rules in order for the Class A Shares to continue to be listed on such Exchange. Notwithstanding anything to the contrary in this Designation, in no event shall the Conversion Price be adjusted pursuant to SECTION 6(f)(v) to a price that is less than the lower of: (i) the closing price of the Class A Shares (as reflected on Nasdaq.com) immediately preceding the signing of the Securities Purchase Agreement; or (ii) the average closing price of the Class A Shares (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of the Securities Purchase Agreement.

(xiv)      Notwithstanding anything to the contrary in this Designation, if an adjustment to the Conversion Price becomes effective on any Ex-Dividend Date as described herein, and a holder of Series 6 Preferred Shares that have been converted on or after such Ex-Dividend Date and on or prior to the related record date would be treated as the record holder of Class A Shares as of the related Conversion Date based on an adjusted Conversion Price for such Ex-Dividend Date, then, notwithstanding such Conversion Price adjustment provisions, the Conversion Price adjustment relating to such Ex-Dividend Date will not be made for such converted Series 6 Preferred Shares. Instead, the holder of such converted Series 6 Preferred Shares will be treated as if such holder were the record owner of the Class A Shares on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

(g)          Notice of Record Date. In the event of:

(i)          any share split or combination of the outstanding Class A Shares;

(ii)         any declaration or making of a dividend or other distribution to holders of Class A Shares in additional Class A Shares, any other share capital, other securities or other property (including, but not limited to, cash and evidences of indebtedness);

(iii)        any reclassification or change to which SECTION 6(f)(i)(B) applies;

(iv)        the dissolution, liquidation or winding up of the Corporation; or

(v)         any other event constituting a Disposition Event;

then the Corporation shall file with its corporate records and mail to the holders of the Series 6 Preferred Shares at their last addresses as shown on the records of the Corporation, at least ten (10) days prior to the record date specified in (A) below or ten (10) days prior to the date specified in (B) below, a notice stating:

(A) the record date of such share split, combination, dividend or other distribution, or, if a record is not to be taken, the date as of which the holders of Class A Shares of record to be entitled to such share split, combination, dividend or other distribution are to be determined, or

(B) the date on which such reclassification, change, dissolution, liquidation, winding up or other event constituting a Disposition Event, is estimated to become effective, and the date as of which it is expected that holders of Class A Shares of record will be entitled to exchange their Class A Shares for the share capital, other securities or other property (including, but not limited to, cash and evidences of indebtedness) deliverable upon such reclassification, change, liquidation, dissolution, winding up or other Disposition Event.

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Disclosures made by the Corporation in any public filings made under the Exchange Act shall be deemed to satisfy the notice requirements set forth in this SECTION 6(g).

(h)          Certificate of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this SECTION 6, the Corporation shall compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series 6 Preferred Shares a certificate, signed by an officer of the Corporation, setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the reasonable written request of any holder of Series 6 Preferred Shares, furnish to such holder a similar certificate setting forth (i) the calculation of such adjustments and readjustments in reasonable detail, (ii) the Conversion Price then in effect, and (iii) the number of Class A Shares and the amount, if any, of share capital, other securities or other property (including, but not limited to, cash and evidences of indebtedness) which then would be received upon the conversion of Series 6 Preferred Shares.

SECTION 7.        Redemption.

(a)          Redemption at the Option of the Corporation.

(i)          In connection with or following any Specified Event, the Corporation, at its option and (if applicable) subject to consummation of such Specified Event, may redeem (out of funds legally available therefor) for cash all of the Series 6 Preferred Shares then outstanding at a price (the “Redemption Price”) per Series 6 Preferred Share equal to the greater of (i) the Base Liquidation Preference per such Series 6 Preferred Share plus all accrued and unpaid dividends thereon and (ii) an amount equal to the amount the holder of such Series 6 Preferred Shares would have received in respect of such Series 6 Preferred Share had such holder converted such Series 6 Preferred Share into Class A Shares immediately prior to such redemption based on the Current Market Price, in each case on the date of redemption (the “Redemption Date”).

(ii)         If the Corporation elects to redeem the Series 6 Preferred Shares pursuant to this SECTION 7, on or prior to the fifteenth (15th) Business Day prior to the applicable Redemption Date, the Corporation shall mail a written notice of redemption (the “Redemption Notice”) by first-class mail addressed to the holders of record of the Series 6 Preferred Shares as they appear in the records of the Corporation; provided, however, that accidental failure to give any such notice to one or more of such holders shall not affect the validity of such redemption. The Redemption Notice must state: (A) the expected Redemption Price as of the expected Redemption Date, and specify the individual components thereof (it being understood that the actual Redemption Price will be determined as of the actual Redemption Date); (B) the name of the redemption agent to whom, and the address of the place to where, the Series 6 Preferred Shares are to be surrendered for payment of the Redemption Price; (C) if applicable, that the consummation of the Redemption and the payment of the Redemption Price shall be subject to the consummation of the Specified Event, and (D) the anticipated Redemption Date.

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(b)          Mechanics of Redemption.

(i)          On the Redemption Date, the Corporation shall pay the applicable Redemption Price, upon surrender of the certificates representing the Series 6 Preferred Shares to be redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require, and letters of transmittal and instructions therefor on reasonable terms are included in the notice sent by the Corporation); provided that payment of the Redemption Price for certificates (and accompanying documentation, if required) surrendered to the Corporation after 2:00 p.m. (New York City time) on the Redemption Date may, at the Corporation’s option, be made on the Business Day immediately following the Redemption Date.

(ii)         Series 6 Preferred Shares to be redeemed on the Redemption Date will from and after such date, no longer be deemed to be outstanding; and all powers, designations, preferences and other rights of the holder thereof as a holder of Series 6 Preferred Shares (except the right to receive from the Corporation the applicable Redemption Price) shall cease and terminate with respect to such shares; provided, that in the event that a Series 6 Preferred Share is not redeemed due to a default in payment by the Corporation or because the Corporation is otherwise unable to pay the applicable Redemption Price in cash in full, such Series 6 Preferred Share will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights as provided herein.

(iii)        Notwithstanding anything in this SECTION 7 to the contrary, each holder shall retain the right to convert Series 6 Preferred Shares to be redeemed at any time on or prior to the Redemption Date; provided, however, that any Series 6 Preferred Shares for which a holder delivers a conversion notice to the Corporation prior to the Redemption Date shall not be redeemed pursuant to this SECTION 7.

SECTION 8.        Antitrust and Conversion Into Alternative Preference Shares.

(a)          If (i) the Corporation validly delivers a notice of conversion pursuant to SECTION 6(c) to the Investor or any Permitted Transferee at any time on and after the date hereof and (ii) the Investor or such Permitted Transferee would not be permitted to convert one or more of its Beneficially Owned Series 6 Preferred Shares into Class A Shares because any applicable waiting period has not lapsed, or approval has not been obtained, under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, or other applicable law, the Accretion Rate will decrease to 0% per annum following, and the Base Liquidation Preference per Series 6 Preferred Share will not increase during any period subsequent to, ten (10) Business Days following the date of such validly delivered notice.

(b)          With respect to any holder of Series 6 Preferred Shares other than the Investor or any Permitted Transferee, after receiving a notice of conversion pursuant to SECTION 6(c), any such holder of Series 6 Preferred Shares as to whom the relevant provisions of the following sentence are applicable may, at such holder’s option, convert Series 6 Preferred Shares subject to such conversion at any time on or prior to the close of business on the Business Day immediately preceding the Conversion Date, as the case may be, specified in such notice into Alternative Preference Shares to the extent necessary to address the conditions described in SECTION 8(c).

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(c)          (i) If any holder of Series 6 Preferred Shares would not be permitted to convert one or more of its Beneficially Owned Series 6 Preferred Shares into Class A Shares due to the restrictions contained in SECTION 6(b) or (ii) if any holder of Series 6 Preferred Shares other than the Investor or any Permitted Transferee would not be permitted to convert one more of its Beneficially Owned Series 6 Preferred Shares into Class A Shares (the shares described in clause (i) and (ii), the “Special Conversion Shares”) because any applicable waiting period has not lapsed, or approval has not been obtained, under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, or other applicable law, then in each case each Special Conversion Share of such holder shall be converted into a number of Alternative Preference Shares equal to the number of Class A Shares such holder would have received if such holder would have been permitted to convert such Special Conversion Shares into Class A Shares on the Conversion Date.

(d)          As soon as practicable (and in any event within three (3) Business Days) after receipt of notice of either of the events described in SECTION 8(c), which notice shall include the amount of Alternative Preference Shares to which such holder is entitled and the basis for such conversion into Alternative Preference Shares, the Corporation shall (i) issue and deliver to such holder a certificate for the number of Alternative Preference Shares, if any, to which such holder is entitled in exchange for the certificates formerly representing the Series 6 Preferred Shares and (ii) pay to such holder, to the extent of funds legally available therefor, all declared and unpaid Dividends on the Series 6 Preferred Shares that are being converted into Alternative Preference Shares. Such conversion will be deemed to have been made on the Conversion Date, and the person entitled to receive the Alternative Preference Shares issuable upon such conversion shall be treated for all purposes as the record holder of such Alternative Preference Shares on such Conversion Date. In case fewer than all of the Series 6 Preferred Shares represented by any such certificate are to be converted into Alternative Preference Shares, a new certificate shall be issued representing the unconverted shares without cost to the holder thereof, except for any documentary, stamp or similar issue or transfer tax due because any certificates for Alternative Preference Shares or Series 6 Preferred Shares are issued in a name other than the name of the converting holder. The Corporation shall pay any documentary, stamp or similar issue or transfer tax due on the issue of Alternative Preference Shares upon conversion or due upon the issuance of a new certificate for any Series 6 Preferred Shares not converted other than any such tax due because Alternative Preference Shares or a certificate for Series 6 Preferred Shares are issued in a name other than the name of the converting holder.

SECTION 9.        Additional Definitions. For purposes of this Designation, the following terms shall have the following meanings

(a)          “A&R OpCo LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Midas OpCo LLC, dated as of [--], by and among Midas OpCo LLC (“OpCo”) and its Members (as defined therein), as such agreement may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time.

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(b)         “Additional Rate” means an annual rate initially equal to 7.0% per annum, increasing by 1.0% on every anniversary of the occurrence of the Specified Event.

(c)          “Affiliate” means, with respect to any person, any other person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified person. Notwithstanding the foregoing, the Corporation, its subsidiaries and its other controlled Affiliates shall not be considered Affiliates of the Investor.

(d)         “Alternative Preference Shares” means the Series 7 Preferred Shares so denominated and authorized by the Corporation concurrently with the Series 6 Preferred Shares.

(e)         “Beneficially Own,” “Beneficially Owned” or “Beneficial Ownership” has the meaning set forth in Rule 13d-3 of the rules and regulations promulgated under the Exchange Act, except that for purposes hereof the words “within sixty days” in Rule 13d-3(d)(1)(i) shall not apply, to the effect that a person shall be deemed to be the Beneficial Owner of a security if that person has the right to acquire beneficial ownership of such security at any time. For the avoidance of doubt, for purposes hereof, except where otherwise expressly provided herein, the Investor (or any other person) shall at all times be deemed to have Beneficial Ownership of Class A Shares issuable upon conversion of the Series 6 Preferred Shares directly or indirectly held by them, irrespective of any applicable restrictions on transfer, conversion or voting.

(f)          “Board of Directors” means the board of directors of the Corporation.

(g)         “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law, regulation or executive order to close in New York City, New York.

(h)         “Closing Price” of the Class A Shares on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the Exchange or, if the Class A Shares are not listed or admitted for trading on an Exchange, as reported on the quotation system on which such security is quoted. If the Class A Shares are not listed or admitted for trading on an Exchange and not reported on a quotation system on the relevant date, the “closing price” will be the last quoted bid price for the Class A Shares in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If the Class A Shares are not so quoted, the last reported sale price will be the average of the mid-point of the last bid and ask prices for the Class A Shares on the relevant date from each of at least three (3) nationally recognized investment banking firms selected by the Corporation for this purpose.

(i)          “Common Shares” means the Class A Shares, the Class B Shares and any other common shares in the capital of the Corporation.

(j)          “Common Unit” means a unit representing limited liability company interests in OpCo and constituting a “Common Unit” as defined in the A&R OpCo Operating Agreement.

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(k)         “control,” “controlling,” “controlled by” and “under common control with,” with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of Voting Stock, by contract or otherwise.

(l)         “Convertible Security” means any debt or other evidences of indebtedness, shares of capital or other securities directly or indirectly convertible into or exercisable or exchangeable for Class A Shares, including for the avoidance of doubt, but not limited to, the Common Units and the Class C Shares which are exchangeable for Class A Shares subject to the terms and conditions of the A&R OpCo LLC Agreement.

(m)         “Corporation” means MDC Stagwell Holdings Inc., a Delaware corporation .

(n)        “Current Market Price” of Class A Shares on any day means the average of the Closing Prices per Class A Share for each of the five (5) consecutive Trading Days ending on the earlier of the day in question and the day before the Ex-Dividend Date with respect to the issuance or distribution requiring such computation.

(o)        “Designation” mean this Designation of the Series 6 Preferred Shares.

(p)         “Dividend Payment Date” means (i) each January 1, April 1, July 1 and October 1 of each year, or (ii) with respect to any Series 6 Preferred Share that is to be converted or redeemed, the Conversion Date or the Redemption Date, as applicable; provided that if any such Dividend Payment Date would otherwise occur on a day that is not a Business Day, such Dividend Payment Date shall instead be (and any dividend payable on Series 6 Preferred Shares on such Dividend Date shall instead be payable on) the immediately succeeding Business Day.

(q)         “Dividend Period” means the period which commences on and includes a Dividend Payment Date (other than the initial Dividend Period which shall commence on and include the date on which the Specified Event occurs) pursuant to clauses (i) and (ii) of the definition of “Dividend Payment Date” and ends on and includes the calendar day next preceding the next Dividend Payment Date.

(r)         “Ex-Dividend Date” means, with respect to any issuance or distribution, the first date on which the Class A Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance or distribution.

(s)         “Exchange” means Nasdaq and, if the Class A Shares are not then listed on Nasdaq, the principal other U.S. national or regional securities exchange or market on which the Class A Shares are then listed.

(t)          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

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(u)         “Fair Market Value” of the Class A Shares or any other security or property means the fair market value thereof as determined in good faith by the Board of Directors, which determination must be set forth in a written resolution of the Board of Directors, in accordance with the following rules:

(i)          for Class A Shares or other security traded or quoted on an Exchange, the Fair Market Value will be the average of the Closing Prices of such security on such Exchange over a ten (10) consecutive Trading Day period, ending on the Trading Day immediately prior to the date of determination; and

(ii)         for any other property, the Fair Market Value shall be determined by the Board of Directors assuming a willing buyer and a willing seller in an arm’s-length transaction.

(v)         “Fundamental Change” shall be deemed to have occurred at such time as any of the following events shall occur:

(i)          any “person” or “group”, other than the Corporation, its Subsidiaries or any employee benefits plan of the Corporation or its Subsidiaries or Stagwell and its Permitted Transferees (as such term is defined in the A&R OpCo LLC Agreement), files, or is required by applicable law to file, a Schedule 13D or Schedule TO (or any successor schedule, form or report) pursuant to the Exchange Act, disclosing that such person has become the direct or indirect beneficial owner of shares with a majority of the total voting power of the Corporation’s outstanding Voting Stock; unless such beneficial ownership arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act; or

(ii)         the Corporation or OpCo amalgamates, consolidates with or merges with or into another person (other than through a Permitted Transaction), or sells, conveys, transfers, leases or otherwise disposes of all or substantially all of the consolidated properties and assets of the Corporation and its Subsidiaries (excluding for purposes of the calculation non-controlling interests and third party minority interests) to any person (other than a Subsidiary of the Corporation or, with respect to OpCo, the Corporation) or any person (other than a Subsidiary of the Corporation or, with respect to OpCo, the Corporation) consolidates with, amalgamates or merges with or into the Corporation or OpCo (other than through a Permitted Transaction).

(w)        “group” has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act.

(x)         “hereof,” “herein” and “hereunder” and words of similar import refer to this Designation as a whole and not merely to any particular clause, provision, section or subsection.

(y)        “Investor” means Stagwell Agency Holdings LLC.

(z)         “Junior Securities” means the Common Shares and each other class or series of shares in the capital of the Corporation the terms of which do not expressly provide that they rank senior in preference or priority to or on parity, without preference or priority, with the Series 6 Preferred Shares with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation.

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(aa)        “Market Disruption Event” means, with respect to the Class A Shares, (i) a failure by the Exchange to open for trading during its regular trading session or (ii) the occurrence or existence for more than one half hour period in the aggregate on any scheduled Trading Day for the Class A Shares of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the Exchange, or otherwise) in the Class A Shares or in any options, contracts or future contracts relating to the Class A Shares, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

(bb)       “Nasdaq” means The NASDAQ Global Market.

(cc)       “Original Purchase Price” means $[ ]1 per Series 6 Preferred Share.

(dd)       “Parity Securities” means any shares in the capital of the Corporation the terms of which expressly provide that they will rank on parity, without preference or priority, with the Series 6 Preferred Shares with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation. For the avoidance of doubt, the Series 4 Preferred Shares of the Corporation, the Series 5 Preferred Shares of the Corporation, the Alternative Shares and, upon and subject to their issuance as contemplated by the Letter Agreement, the Series 8 Preferred Shares and Series 9 Preferred Shares of the Corporation are Parity Securities.

(ee)        “Permitted Transactions” means an amalgamation, consolidation or merger (1) of the Corporation with or into a Subsidiary of the Corporation (including OpCo), (2) of a Subsidiary of the Corporation (including OpCo) with or into the Corporation, (3) of the Corporation with or into a person of which the Corporation is a Subsidiary, or of such person with or into the Corporation, or (4) in which (A) all of the persons that beneficially own the Voting Stock of the Corporation immediately prior to the transaction and Permitted Transferees (as such term is defined in the A&R OpCo LLC Agreement) own, directly or indirectly, shares with a majority of the total voting power of all outstanding Voting Stock of the surviving or transferee person immediately after the transaction in substantially the same proportion as their ownership of the Corporation’s Voting Stock immediately prior to the transaction or (B) with respect to OpCo, if persons that beneficially own the equity interests of OpCo immediately prior to the transaction and Permitted Transferees (as defined in the A&R OpCo LLC Agreement) own, directly or indirectly, a majority of the equity interests of OpCo immediately after the transaction in substantially the same proportion as their ownership of OpCo’s equity interests immediately prior to the transaction, in each case of the foregoing items (1) through (4) which does not result in any of the following:

(i)       any of the items set forth in SECTION 3(b) with respect to which the approval of the holders of Series 6 Preferred Shares is required;

1 Note to Draft: To reflect any accretion as of the revised Series 6 Original Issuance Date set forth below.

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(ii)       the conversion of the Series 6 Preferred Shares into cash, stock or other property, or the right to receive cash, stock or property, or some combination thereof; other than conversion, in a transaction as described in clause (dd)(4) above, of the Series 6 Preferred Shares into a series of preferred shares having the same rights, preferences and privileges as the Series 6 Preferred Shares; or

(iii)      the cancellation of such Series 6 Preferred Shares.

(ee)       “Permitted Transferee” means any holder of Series 6 Preferred Shares who received such Series 6 Preferred Shares in a Permitted Transfer (as defined in the Securities Purchase Agreement), provided that such holder agrees, for the benefit of the Corporation, to comply with Section 4.05 of the Securities Purchase Agreement.

(ff)       “person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government, any agency or political subdivisions thereof or other “person” as contemplated by Section 13(d) of the Exchange Act.

(gg)       “Qualifying Transaction” means a Fundamental Change: (i) with regard to which the holder of Series 6 Preferred Shares is entitled to receive, directly or indirectly, in respect of its Series 6 Preferred Shares, in connection with the consummation of such transaction (including pursuant to the conversion of the Series 6 Preferred Shares (without regard to limitations or restrictions on conversion) or the purchase or exchange of such Series 6 Preferred Shares in a tender or exchange offer), consideration consisting solely of cash, equity securities that are immediately tradable on a national securities exchange and that have (or the equity securities of the predecessor of the issuer of such equity securities have) an average trading volume per trading day over the thirty (30) trading days preceding public announcement of such transaction at least equal to that of the Class A Shares over the thirty (30) trading days preceding public announcement of such transaction, or a combination of cash and such equity consideration (collectively, “qualifying consideration”), which qualifying consideration is in an amount per outstanding Series 6 Preferred Share that is at least equal to the Base Liquidation Preference of such Series 6 Preferred Share plus all accrued but unpaid dividends thereon (with the value of any non-cash consideration being the Fair Market Value of such non-cash consideration at the time of signing of the definitive transaction agreement for the applicable transaction) or (ii) that is otherwise consented to by the holders of two-thirds of the outstanding Series 6 Preferred Shares.

(hh)     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(ii)       “Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated as of March 14, 2019, between MDC Partners Inc. and the Investor.

(jj)       “Senior Securities” means any shares in the capital of the Corporation the terms of which expressly provide that they will rank senior in preference or priority to the Series 6 Preferred Shares with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation.

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(kk)      “Series 6 Original Issuance Date” means [ ]2.

(ll)         “share capital” means any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital, partnership interests (whether general or limited) or equivalent ownership interests in or issued by such person, and with respect to the Corporation includes, without limitation, any and all Common Shares and the Preference Shares.

(mm)     “Specified Event” means the tenth (10th) Business Day after the consummation of a Fundamental Change that does not constitute a Qualifying Transaction.

(nn)       “Stagwell” means Stagwell Media LP, a Delaware limited partnership.

(nn)       “Subsidiary” means with respect to any person, any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by, or, in the case of a partnership, the sole general partner or the managing partner or the only general partners of which are, such person and one or more Subsidiaries of such person (or a combination thereof). Unless otherwise specified, “Subsidiary” means a Subsidiary of the Corporation.

(oo)     “Trading Day” means any day on which (i) there is no Market Disruption Event and (ii) the Exchange is open for trading or, if the Class A Shares are not so listed, admitted for trading or quoted, any Business Day. A Trading Day only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant Exchange.

(pp)      “Voting Stock” means the Class A Shares, the Class B Shares and the Class C Shares and securities of any class or kind ordinarily having the power to vote generally for the election of directors of the Board of Directors of the Corporation or its successor.

(qq)       Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Accretion Rate	SECTION 3(b)
Additional Class A Shares	SECTION 6(f)(v)(B)
Additional Dividends	SECTION 2(b)(i)
Aggregate Amount	SECTION 6(f)(iii)
Base Liquidation Preference	SECTION 3(b)
Class A Equivalents	SECTION 6(f)(v)(B)
Class A Shares	SECTION 3(a)
Class A Shares Outstanding	SECTION 6(f)(ii)
Class B Shares	SECTION 3(a)
Class C Shares	SECTION 3(a)
Conversion Amount	SECTION 6(a)

2 Note to Draft: Two business days after the Stagwell Contribution and concurrently with the adoption of this Amended & Restated Certificate of Designation.

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Conversion Date	SECTION 6(a)
Conversion Price	SECTION 6(a)
Disposition Event	SECTION 6(f)(iv)
Dividends	SECTION 2(b)(i)
Expiration Date	SECTION 6(f)(iii)
Expiration Time	SECTION 6(f)(iii)(A)
Letter Agreement	SECTION 6(f)(v)(B)(7)
Liquidation Preference	SECTION 3(a)
Maximum Voting Power	SECTION 6(b)
Participating Dividends	SECTION 2(a)
Purchased Shares	SECTION 6(f)(iii)
qualifying consideration	SECTION 9(ee)
Quarterly Compounding Date	SECTION 3(b)
Redemption Date	SECTION 7(a)(i)
Redemption Notice	SECTION 7(a)(ii)
Redemption Price	SECTION 7(a)(i)
Reference Property	SECTION 6(f)(iv)
Rights Trigger	SECTION 6(f)(xii)
Series 6 Preferred Shares	SECTION 1
Special Conversion Shares	SECTION 8(c)

SECTION 10.        Miscellaneous. For purposes of this Designation, the following provisions shall apply:

(a)          Withholding Tax. Notwithstanding any other provision of this Designation, the Corporation may deduct or withhold from any payment, distribution, issuance or delivery (whether in cash or in shares) to be made pursuant to this Designation any amounts required or permitted by law to be deducted or withheld from any such payment, distribution, issuance or delivery and shall remit any such amounts to the relevant tax authority as required. If the cash component of any payment, distribution, issuance or delivery to be made pursuant to this Designation is less than the amount that the Corporation is so required or permitted to deduct or withhold, the Corporation shall be permitted to deduct and withhold from any noncash payment, distribution, issuance or delivery to be made pursuant to this Designation any amounts required or permitted by law to be deducted or withheld from any such payment, distribution, issuance or delivery and to dispose of such property in order to remit any amount required to be remitted to any relevant tax authority. Notwithstanding the foregoing, the amount of any payment, distribution, issuance or delivery made to a holder of Series 6 Preferred Shares pursuant to this Designation shall be considered to be the amount of the payment, distribution, issuance or delivery received by such holder plus any amount deducted or withheld pursuant to this SECTION 10. In the absence of any such deduction or withholding by the Corporation, and unless agreed otherwise by the Corporation in writing, holders of Series 6 Preferred Shares shall be responsible for all withholding taxes in respect of any payment, distribution, issuance or delivery made or credited to them pursuant to this Designation and shall indemnify and hold harmless the Corporation on an after-tax basis (for this purpose, having regard only to taxes for which the Corporation is liable for any such taxes imposed on any payment, distribution, issuance or delivery made or credited to them pursuant to this Designation.

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(b)          Wire or Electronic Transfer of Funds. Notwithstanding any other right, privilege, restriction or condition attaching to the Series 6 Preferred Shares, the Corporation may, at its option, make any payment due to registered holders of Series 6 Preferred Shares by way of a wire or electronic transfer of funds to such holders. If a payment is made by way of a wire or electronic transfer of funds, the Corporation shall be responsible for any applicable charges or fees relating to the making of such transfer. As soon as practicable following the determination by the Corporation that a payment is to be made by way of a wire or electronic transfer of funds, the Corporation shall provide a notice to the applicable registered holders of Series 6 Preferred Shares at their respective addresses appearing on the books of the Corporation. Such notice shall request that each applicable registered holder of Series 6 Preferred Shares provide the particulars of an account of such holder with a chartered bank in the United States to which the wire or electronic transfer of funds shall be directed. If the Corporation does not receive account particulars from a registered holder of Series 6 Preferred Shares prior to the date such payment is to be made, the Corporation shall deposit the funds otherwise payable to such holder in a special account or accounts in trust for such holder. The making of a payment by way of a wire or electronic transfer of funds or the deposit by the Corporation of funds otherwise payable to a holder in a special account or accounts in trust for such holder shall be deemed to constitute payment by the Corporation on the date thereof and shall satisfy and discharge all liabilities of the Corporation for such payment to the extent of the amount represented by such transfer or deposit.

(c)          Amendments. The provisions attaching to the Series 6 Preferred Shares may be deleted, varied, modified, amended or amplified by amendment with such approval as may then be required by this Designation and the General Corporation Law of the State of Delaware.

(d)          U.S. Currency. Unless otherwise stated, all references herein to sums of money are expressed in lawful money of the United States.

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